As filed with the Securities and Exchange Commission on January 6, 2006
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
Pre-effective Amendment No. 2
Form F-1
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
BANCO MACRO BANSUD S.A.
(Exact name of Registrant as specified in its charter)
MACRO BANSUD BANK INC.
(Translation of Registrant’s name into English)

Republic of Argentina	6029	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)
Banco Macro Bansud S.A.
Sarmiento 447
1041 Buenos Aires
Republic of Argentina
(+ 54-11-5222-6500)
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

CT Corporation System
111 Eighth Avenue
New York, New York 10011
(1-800-223-7564)
(Name, address, including zip code, and telephone number, including area code, of agent for service)

With copies to:

Antonia E. Stolper, Esq. Shearman & Sterling LLP 599 Lexington Avenue New York, New York 10022	S. Todd Crider, Esq. Simpson Thacher & Bartlett LLP 425 Lexington Avenue New York, New York 10017
Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, please check the following box.    ☐
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐
If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐
If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐
If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box.    ☐
CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum
Title of Each Class of	Amount to be	Offering Price per	Aggregate Offering	Amount of
Securities to Be Registered	Registered	Class B Share(3)(4)	Price(3)	Registration Fee

Class B Common stock, Ps.1.00 par value(1)(2)	150,727,422	$1.90	$286,382,101	$30,643

(1)	Includes Class B shares which the underwriters may purchase solely to cover over-allotments, if any, and Class B shares which are to be offered outside the United States but which may be resold from time to time in the United States in transactions requiring registration under the Securities Act, including Class B shares which the registrant may sell to shareholders pursuant to preemptive and accretion rights. Offers and sales of Class B shares outside the United States are being made pursuant to Regulation S and are not covered by this Registration Statement. All or part of these Class B shares may be represented by American depositary shares, each of which represents ten Class B shares.

(2)	A separate registration statement on Form F-6 will be filed for the registration of American depositary shares issuable upon deposit of the Class B shares registered hereby.

(3)	Translated into dollars at the reference exchange rate of Ps.3.0445 to US$1.00, as reported by the Argentine Central Bank on January 5, 2006.

(4)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended, on the basis of the average high and low prices of the registrant’s Class B shares on January 5, 2006, as reported by the Buenos Aires Stock Exchange.

    The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act, or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	Subject to Completion	● , 2006

          ●          Shares
Class B Common Stock (including in the form of American depositary shares)

We, Banco Macro Bansud S.A., a sociedad anónima organized under the laws of Argentina, and the selling shareholders named in this prospectus, are offering        ●        shares of our Class B common stock in a global offering. Of the Class B shares being offered, Banco Macro Bansud S.A. is selling        ●       Class B shares and the selling shareholders are selling        ●       Class B shares. Banco Macro Bansud S.A. will not receive any proceeds from the sale of Class B shares by the selling shareholders.
We are offering        ●       Class B shares, in the form of        ●       American depositary shares, or ADSs, in the United States and other countries outside Argentina through the international underwriters named in this prospectus. Each ADS represents ten Class B shares. We are concurrently offering        ●       Class B shares in Argentina through the Argentine underwriters under a Spanish language prospectus. The total number of Class B shares in the international and Argentine underwritten offerings is subject to reallocation between these offerings. The closings of the international and Argentine underwritten offerings will be conditioned upon each other.
All of our existing shareholders have a preferential right to subscribe to our capital increase. The selling shareholders have assigned their preferential rights to the underwriters to exercise for the shares to be sold by Banco Macro Bansud S.A. in the international and Argentine underwritten offerings. The remaining        ●       Class B shares are available for subscription by our minority shareholders in Argentina. The preferential subscription period will expire on                     , 2006. Subject to certain conditions, the Class B shares that have not been subscribed by minority shareholders pursuant to their preferential rights will be purchased by the selling shareholders.
No public market currently exists for our Class B shares or ADSs outside of Argentina. We intend to apply to list the ADSs for trading on the New York Stock Exchange under the symbol “BMA.” Our Class B shares currently trade on the Bolsa de Comercio de Buenos Aires, or the Buenos Aires Stock Exchange, under the symbol “BSUD.” On January 5, 2006, the last reported sale price of our Class B shares on the Buenos Aires Stock Exchange was Ps.5.65 per share, which is equivalent to US$18.56 per ADS at the exchange rate in effect on that date.
Investing in our Class B shares and ADSs involves a high degree of risk. Before buying any shares, you should carefully read the discussion of material risks of investing in our Class B shares or ADSs in “Risk factors” beginning on page 21 of this prospectus.
Neither the U.S. Securities and Exchange Commission nor any U.S. state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Per
Class B
	share	Per ADS	Total

Public offering price	US$	US$	US$

Underwriting discounts and commissions	US$	US$	US$

Proceeds, before expenses, to us	US$	US$	US$

Proceeds, before expenses, to the selling shareholders	US$	US$	US$

The selling shareholders have granted the international underwriters the right for a period of 30 days to purchase up to an additional        ●       ADSs, representing        ●       Class B shares, at the public offering price, less underwriting discounts and commissions, to cover over-allotments, if any.
The international underwriters are offering the ADSs as set forth under “Underwriting.” Delivery of the ADSs will be made on or about                     , 2006.

UBS Investment Bank	Raymond James

You should rely only on the information contained in this prospectus. We have not, and the underwriters have not, authorized anyone to provide you with information that is different from the information contained in this prospectus. This document may only be used where it is legal to sell these securities. The information in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or when any sale of the ADSs occurs.

Definitions. In this prospectus, we use the terms “the registrant,” “we,” “us,” “our” and the “bank” to refer to Banco Macro Bansud S.A. and its subsidiaries, including Nuevo Banco Suquía S.A., on a consolidated basis. References to “Class B shares” refer to shares of our Class B common stock and references to “ADSs” refer to American depositary shares representing our Class B shares, except where the context requires otherwise.
The term “Argentina” refers to the Republic of Argentina. The terms “Argentine government” or the “government” refers to the federal government of Argentina and the term “Central Bank” refers to the Banco Central de la República Argentina, or the Argentine Central Bank. The terms “U.S. dollar” and “U.S. dollars” and the symbol “US$” refer to the legal currency of the United States. The terms “peso” and “pesos” and the symbol “Ps.” refer to the legal currency of Argentina. “U.S. GAAP” refers to generally accepted accounting principles in the United States, “Argentine GAAP” refers to generally accepted accounting principles in Argentina and “Central Bank Rules” refers to the accounting rules of the Central Bank. The term “GDP” refers to gross domestic product and all references in this prospectus to GDP growth are to real GDP growth.
Market position. We make statements in this prospectus about our competitive position and market share in, and the market size of, the Argentine banking industry. We have made these statements on the basis of statistics and other information from third-party sources that we believe are reliable. Although we have no reason to believe any of this information or these reports are inaccurate in any material respect, neither we, the selling shareholders or the underwriters have independently verified the competitive position, market share and market size or market growth data provided by third parties or by industry or general publications.

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Rounding. Certain figures included in this prospectus have been subject to rounding adjustments. Accordingly, figures shown as totals in certain tables may not be an arithmetic aggregation of the figures that precede them.
Accounting practices. We maintain our financial books and records in Argentine pesos and prepare and publish our consolidated financial statements in Argentina in conformity with the Central Bank Rules, which differ in certain significant respects from U.S. GAAP and, to a certain extent, from Argentine GAAP. Our consolidated financial statements contain a description of the principal differences between Central Bank Rules and Argentine GAAP. The consolidated financial statements for the year ended December 31, 2004 and for the six-month period ended June 30, 2005 included in this prospectus have been reconciled to U.S. GAAP. See note 35 to our audited consolidated financial statements as of and for the year ended December 31, 2004 and note 25 to our condensed interim consolidated statements as of and for the six months ended June 30, 2004 and 2005 for a reconciliation of our financial statements to U.S. GAAP. Under Central Bank Rules, our results of operations for 2002 and for the two-month period ended February 28, 2003 were adjusted to account for the effects of wholesale price inflation in Argentina during those periods. For 2002, these inflation adjustments had a dramatic effect on our results of operations. For the periods subsequent to February 28, 2003, the inflation adjustments were no longer applied to our financial statements under Central Bank Rules, as inflation returned to normalized levels during 2003 and 2004. In addition, in December 2004, we acquired Nuevo Banco Suquía, which significantly enhanced the size and scope of our business. As a result of our acquisition of Nuevo Banco Suquía, our results of operations for the six-month period ended June 30, 2005 and for the nine-month period ended September 30, 2005 differ significantly from our results of operations for the six-month period ended June 30, 2004 and the nine-month period ended September 30, 2004, respectively. We have also included in this prospectus financial statements of Nuevo Banco Suquía as of and for the years ended December 31, 2004, which were prepared in pesos and in conformity with Central Bank Rules. See note 20 for a reconciliation to U.S. GAAP of the Nuevo Banco Suquía financial statements. Given the instability and regulatory and economic changes that Argentina has experienced since the beginning of the economic crisis in 2001, the financial information set forth in this prospectus may not be fully indicative of our anticipated results of operations or business prospects after the dates indicated. These factors also affect comparability among periods.
Exchange rates and translation into U.S. dollars. We have translated some of the peso amounts contained in this prospectus into U.S. dollars for convenience purposes only. The rate used to translate such amounts was Ps.2.9125 to US$1.00, which was the Tipo de Cambio Referencia, or reference exchange rate, reported by the Central Bank for U.S. dollars for September 30, 2005. The Federal Reserve Bank of New York does not report a noon buying rate for pesos. The U.S. dollar equivalent information presented in this prospectus is provided solely for the convenience of investors and should not be construed as implying that the peso amounts represent, or could have been or could be converted into, U.S. dollars at such rates or at any other rate. See “Exchange rates” for more detailed information regarding the translation of pesos into U.S. dollars.
Adjustments. All “as adjusted” amounts contained in this prospectus have been adjusted to reflect the receipt by us of the estimated net proceeds at an assumed public offering price of Ps.       ●       (or US$       ●       ) per Class B share (or US$ ● per ADS), the closing price of our Class B shares on the Buenos Aires Stock Exchange on               , 2006.
Global offering. This offering is being made in the United States and elsewhere outside Argentina solely on the basis of the information contained in this prospectus. The concurrent offering of our Class B shares is being made in Argentina by a prospectus in Spanish that has been filed with the Comisión Nacional de Valores, or Argentina’s National Securities Commission, or CNV. The prospectus for the Argentine offering, although in a different format in accordance with CNV regulations, contains substantially the same information as this prospectus. The Argentine public offering of the Class B shares was approved by the CNV on November 10, 2005 by Resolution No. 15,237.

Notice to investors
EUROPEAN ECONOMIC AREA
With respect to each Member State of the European Economic Area which has implemented Prospectus Directive 2003/71/EC, including any applicable implementing measures, from and including the date on which the Prospectus Directive is implemented in that Member State, the offering of our ADSs in this offering is only being made:
(a) to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;
(b) to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts; or
(c) in any other circumstances which do not require the publication by the Issuer of a prospectus pursuant to Article 3 of the Prospectus Directive.
UNITED KINGDOM
Our ADSs may not be offered or sold and will not be offered or sold to any persons in the United Kingdom other than to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or as agent) for the purposes of their businesses and in compliance with all applicable provisions of the FSMA with respect to anything done in relation to our ADSs in, from or otherwise involving the United Kingdom. In addition, any invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) in connection with the issue or sale of our ADSs may only be communicated in circumstances in which Section 21(1) of the FSMA does not apply to us. Without limitation to the other restrictions referred to herein, this offering circular is directed only at (1) persons outside the United Kingdom, (2) persons having professional experience in matters relating to investments who fall within the definition of “investment professionals” in Article 19(5) of the Financial Services and Markets act 2000 (Financial Promotion) Order 2005; or (3) high net worth bodies corporate, unincorporated associations and partnerships and trustees of high value trusts as described in Article 49(2) of the Financial Services and Markets act 2000 (Financial Promotion) Order 2005. Without limitation to the other restrictions referred to herein, any investment or investment activity to which this offering circular relates is available only to, and will be engaged in only with, such persons, and persons within the United Kingdom who receive this communication (other than persons who fall within (2) or (3) above) should not rely or act upon this communication.
SWITZERLAND
Our ADSs may be offered in Switzerland only on the basis of a non-public offering. This prospectus does not constitute an issuance prospectus according to articles 652a or 1156 of the Swiss Federal Code of Obligations or a listing prospectus according to article 32 of the Listing Rules of the Swiss exchange. Our ADSs may not be offered or distributed on a professional basis in or from Switzerland and neither this prospectus nor any other offering material relating to our ADSs may be publicly issued in connection with any such offer or distribution. The ADSs have not been and will not be approved by any Swiss regulatory authority. In particular, the ADSs are not and will not be registered with or supervised by the Swiss Federal Banking Commission, and investors may not claim protection under the Swiss Investment Fund Act.

FRANCE
No ADSs have been offered or sold and will be offered or sold, directly or indirectly, to the public in France except to permitted investors, or Permitted Investors, consisting of persons licensed to provide the investment service of portfolio management for the account of third parties, qualified investors (investisseurs qualifiés) acting for their own account and/or corporate investors meeting one of the four criteria provided in Article 1 of Decree No. 2004-1019 of September 28, 2004 and belonging to a “limited circle of investors” (cercle restreint d’investisseurs) acting for their own account with “qualified investors” and “limited circle of investors” having the meaning ascribed to them in Article L. 411-2 of the French Code Monétaire et Financier and applicable regulations thereunder; and the direct or indirect resale to the public in France of any ADSs acquired by any Permitted Investors may be made only as provided by Articles L. 412-1 and L. 621-8 of the French Code Monétaire et Financier and applicable regulations thereunder.
None of this prospectus or any other materials related to the global offering or information contained therein relating to the ADSs has been released, issued or distributed to the public in France except to qualified investors (investisseurs qualifiés) and/or to a limited circle of investors (cercle restreint d’investisseurs) mentioned above.
ITALY
The offering of the ADSs has not been cleared by the Italian Securities Exchange Commission (Commissione Nazionale per le Societá e la Borsa), or CONSOB, pursuant to Italian securities legislation and, accordingly, the ADSs may not and will not be offered, sold or delivered, nor may or will copies of the prospectus or any other documents relating to the ADSs or the global offering be distributed in Italy other than to professional investors (operatori qualificati), as defined in Article 31, paragraph 2 of CONSOB Regulation No. 11522 of July 1, 1998, as amended, or Regulation No. 11522.
Any offer, sale or delivery of the ADSs or distribution of copies of the prospectus or any other document relating to ADSs or the global offering in Italy may and will be effected in accordance with all Italian securities, tax, exchange control and other applicable laws and regulations, and, in particular, will be: (i) made by an investment firm, bank or financial intermediary permitted to conduct such activities in Italy in accordance with the Legislative Decree No. 385 of September 1, 1993, as amended, or the Italian Banking Law, Legislative Decree No. 58 of February 24, 1998, as amended, Regulation No. 11522, and any other applicable laws and regulations; (ii) in compliance with Article 129 of the Italian Banking Law and the implementing guidelines of the Bank of Italy; and (iii) in compliance with any other applicable notification requirement or limitation which may be imposed by CONSOB or the Bank of Italy.
Any investor purchasing the ADSs in the global offering is solely responsible for ensuring that any offer or resale of ADSs it purchased in the global offering occurs in compliance with applicable laws and regulations.
This prospectus and the information contained herein are intended only for the use of its recipient and are not to be distributed to any third party resident or located in Italy for any reason. No person resident or located in Italy other than the original recipients of this document may rely on it or its content.
In addition to the above (which shall continue to apply to the extent not inconsistent with the implementing measures of the Prospective Directive in Italy), after the implementation of the Prospectus Directive in Italy, the restrictions set out under the heading “European Economic Area” above shall apply to Italy.

THE NETHERLANDS
Our ADSs may not be offered, sold, transferred or delivered in or from The Netherlands, as part of their initial distribution or as part of any re-offering, and neither this prospectus nor any other document in respect of the offering may be distributed or circulated in The Netherlands, other than to individuals or legal entities which include, but are not limited to, banks, brokers, dealers, institutional investors and undertakings with a treasury department, who or which trade or invest in securities in the conduct of a business or profession.
SPAIN
Our ADSs have not been offered or sold in Spain except in accordance with the requirements of the Spanish Securities Market Law (Ley 24/ 1998 de 28 del mercado de valores), as amended, and Royal Decree 291/ 1992, on Issues and Public Offerings of Securities (Real Decreto 291/ 1992, de 27 de marzo, sobre emisiones y ofertas públicas de valores), as amended (hereinafter “R.D. 291/ 92”). This prospectus has not been verified nor registered in the administrative registries of The National Stock Exchange Commission in Spain, and therefore no public offerings of our ADSs shall be made in Spain. Notwithstanding that, a private placement of our ADSs addressed exclusively to institutional investors may be carried out in Spain in accordance with the requirements set forth in R.D. 291/ 92.

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Special note regarding forward-looking statements
This prospectus includes forward-looking statements, principally under the captions “Prospectus summary,” “Risk factors,” “Management’s discussion and analysis of financial condition and results of operations” and “Business.” We have based these forward-looking statements largely on our current beliefs, expectations and projections about future events and financial trends affecting our business. Many important factors, in addition to those discussed elsewhere in this prospectus, could cause our actual results to differ substantially from those anticipated in our forward-looking statements, including, among other things:

†	inflation;

†	changes in interest rates and the cost of deposits;

†	government regulation;

†	adverse legal or regulatory disputes or proceedings;

†	credit and other risks of lending, such as increases in defaults by borrowers;

†	fluctuations and declines in the value of Argentine public debt;

†	competition in banking, financial services and related industries;

†	deterioration in regional and national business and economic conditions in Argentina;

†	fluctuations in the exchange rate of the peso; and

†	the risk factors discussed under “Risk factors” beginning on page 21.
The words “believe,” “may,” “will,” “aim,” “estimate,” “continue,” “anticipate,” “intend,” “expect,” “forecast” and similar words are intended to identify forward-looking statements. Forward-looking statements include information concerning our possible or assumed future results of operations, business strategies, financing plans, competitive position, industry environment, potential growth opportunities, the effects of future regulation and the effects of competition. Forward-looking statements speak only as of the date they were made, and we undertake no obligation to update publicly or to revise any forward-looking statements after we distribute this prospectus because of new information, future events or other factors. In light of the risks and uncertainties described above, the forward-looking events and circumstances discussed in this prospectus might not occur and are not guarantees of future performance.

Prospectus summary
This summary highlights selected information appearing elsewhere in this prospectus. While this summary highlights what we consider to be the most important information about us, you should carefully read this prospectus and the registration statement of which this prospectus is a part in their entirety before investing in our Class B shares and ADSs, including “Risk factors,” “Management’s discussion and analysis of financial condition and results of operations” and our financial statements and related notes beginning on page F-1.
BANCO MACRO BANSUD S.A.
We are one of the leading banks in Argentina. With the most extensive private-sector branch network in the country, we provide a wide range of financial products and services to a diversified, nationwide customer base. We distinguish ourselves from our competitors by our strong financial position and by our focus on low- and middle-income individuals and small- and medium-sized businesses in the regions outside of the Buenos Aires metropolitan area, which we believe are population and geographic segments that offer significant opportunity for continued growth in our banking businesses. According to the Central Bank, as of September 30, 2005, we were ranked fourth in terms of deposits and third in terms of equity among private-sector banks. As of September 30, 2005, on a consolidated basis, we had:

†	Ps.9,226 million (US$3,168 million) in total assets;

†	Ps.2,380 million (US$817 million) in gross private sector loans;

†	Ps.6,421 million (US$2,205 million) in total deposits;

†	Ps.1,414 million (US$485 million) in shareholders’ equity;

†	approximately 850,000 retail customers and 3,000 corporate customers; and

†	approximately 410,000 employee payroll accounts for corporate customers and three provincial governments.
Our consolidated net income for 2004 was Ps.193.0 million (US$66.3 million), representing an annualized return on average equity of 16.4% and an annualized return on average assets of 3.4% (calculated on a daily basis). Our consolidated net income for the nine months ended September 30, 2005 was Ps.187.3 million (US$64.3 million), representing an annualized return on average equity of 19.3% and an annualized return on average assets of 2.7%.
Our retail products and services consist of savings and checking accounts, credit and debit cards, consumer finance loans and other credit-related products and transactional services that we provide to our individual customers and small- and medium-sized businesses through our branch network. We also provide payroll services, known as Plan Sueldo, lending, checking accounts and time deposits, corporate credit cards, mortgage finance, transaction processing, foreign exchange, and other credit-related products and transactional services to larger corporations through our headquarters in Buenos Aires. In addition, our Plan Sueldo payroll processing services for private companies and the public sector provide us with a large and loyal deposit base.
We emerged from the economic crisis of 2001 and 2002 as one of the strongest and largest banks in Argentina. In January 2002, in the midst of the crisis, Banco Macro S.A., our predecessor, acquired a controlling interest in Banco Bansud S.A. The acquisition tripled the size of our bank, as measured by assets, and expanded our geographic presence from the northern provinces of Argentina to the southern provinces. In December 2004, during the recovery period of the Argentine economy, we completed the acquisition of Nuevo Banco Suquía S.A., the leading bank in the central provinces of Argentina, thereby becoming the private sector bank with the country’s most extensive branch network. The Nuevo Banco Suquía transaction increased our assets by 41% and our number of branches by 67%. Beginning at the end of 2002 and during the recovery years, we also experienced organic growth as our business in the provinces of Argentina suffered lower levels of volatility than our principal competitors in the Buenos Aires metropolitan area.
The Argentine economic recovery
We believe that the ongoing recovery of the Argentine economy from the severe crisis of 2001 and 2002, together with the stabilizing business environment, presents a growth opportunity for the banking industry. We believe that Argentine banks in a comparatively stronger financial condition should have a competitive advantage in benefiting from this recovery. Argentina’s gross domestic product, or GDP, grew 8.8% in 2003 and 9.0% in 2004 after a decline of 4.4% in 2001 and 10.9% in 2002. GDP growth for the twelve months ended September 30, 2005 was 9.2%. Although there are numerous risks that may result in lower than expected economic performance, the consensus GDP growth forecast published by the Central Bank, as of December 7, 2005, was 8.5% for 2005 and 6.0% for 2006. In June 2005, the government partially restructured its public debt, further improving the Argentine business environment. In addition, following completion of its debt restructuring, Argentina’s risk profile has improved substantially. For example, based on its U.S. dollar-denominated BODEN 2012 bond spread over the comparable U.S. treasury note, Argentina’s country risk premium decreased from 662 basis points as of September 30, 2004 to 337 basis points as of September 30, 2005. Finally, on January 3, 2006, Argentina paid off all outstanding amounts owing to the International Monetary Fund, or IMF.
In this context, the financial system is regaining depositors’ and borrowers’ confidence, while benefiting from improved conditions and favorable growth opportunities and increasing demand for financial services and products. For example, the ratio of total deposits as a percentage of GDP was an average of 30.3% for 2000. This ratio reached its lowest level of 21.6% in July 2002, before recovering to 25.4% in 2002, 23.1% in 2003, 24.5% in 2004 and 24.7% in the first nine months of 2005. The annual average nominal interest rates on 30-day time deposits of less than Ps.100,000 was 3.6% for the nine months ended September 30, 2005, compared to 12.2% in 2001. Currently, loans by Argentine banks to the private sector, as a percentage of GDP, are only 9.0%, compared to 21.6% in 2001 and 28% for Brazil, 63% for Chile and 25% for Latin America as a whole in 2004. We believe this low ratio demonstrates an opportunity for credit expansion if credit demand resumes.
Our competitive strengths
We believe we are well-positioned to benefit from the opportunities created by the improving economic and business environment in Argentina. Our competitive strengths include the following:

†	Strong financial position and consistent profitability. We believe we have emerged from the economic crisis as one of the strongest banks in Argentina, as measured by profitability and balance sheet strength.

†	As of September 30, 2005, we have achieved profitability for the last 15 consecutive quarters, the only bank in Argentina to do so, with a return on average equity of 21.1%, 16.4% and 19.3% for 2003, 2004 and for the nine months ended September 30, 2005, compared to -23.6%, -3.0% and 2.7%, respectively, for the Argentine banking system as a whole.

†	Our shareholders’ equity at December 31, 2004 and June 30, 2005, as calculated under Central Bank Rules, was Ps.1,257.3 million and Ps.1,348.7 million, respectively, and our shareholders’ equity under U.S. GAAP was Ps.857.7 million and Ps.947.1 million, respectively. Our shareholders’ equity at September 30, 2005 under Central Bank Rules was Ps.1,414.2 million.

†	Strong presence in fast-growing economic sectors. We are the leading bank in the Argentine provinces of Salta, Jujuy and Misiones and one of the leading banks in Córdoba, Santa Fe, Mendoza, Entre Ríos, Río Negro, Chubut and Neuquén, based on the number of branches. Most of these provinces engage in economic activities primarily concentrated in areas such as agriculture, mining, cargo transportation, edible oils, ranching and tourism, which have been benefiting from the export-driven growth in the Argentine economy as a result of the devaluation of the peso.

†	Strong presence in fast-growing customer segments. We have also achieved a leading position in the low- and middle-income customer segments and among small- and medium-sized businesses located outside of the Buenos Aires metropolitan area, which have been relatively underserved by the banking system. As of September 30, 2005, loans for less than Ps.20,000 accounted for 30% of total private sector loans, almost double the corresponding percentage for the financial system as a whole. Based on our experience, these segments offer significant growth opportunities and a stable base of depositors.

†	Largest private-sector branch network in Argentina. With 254 branches, we have the most extensive branch network among private-sector banks in Argentina. Of these branches, approximately 85% are located outside of the Buenos Aires metropolitan area, whereas 65% of the total branches for the Argentine financial system as a whole are located outside this area, which we believe better positions us to focus upon our targeted regions and customer segments. We expect to add 26 branches upon successful completion of our pending acquisition of Banco de Tucumán in the northern province of Tucumán.

†	Loyal customer base. We have a loyal customer base, as evidenced in part by the quick recovery of our deposit base after the crisis. While our total deposits increased 51% during the twelve months up to April 2003, the end of the freeze on deposits, or corralón, deposits in the Argentine banking system as a whole grew by only 11% during that period. We believe that our customers are loyal to us due to our presence in traditionally underserved markets and to our Plan Sueldo payroll services. We have benefited from Argentine regulations that require all employees to maintain Plan Sueldo accounts for the direct deposit of their wages. In addition, we emphasize face-to-face relationships with our customers and offer them personalized advice.

†	Exclusive financial agent for three Argentine provinces. We perform financial agency services for the governments of the provinces of Salta, Jujuy and Misiones in northern Argentina. As a result, each provincial government’s bank accounts are held in our bank and we provide all their employees with Plan Sueldo accounts, giving us access to substantial low cost funding and a large number of loyal customers.

†	Strong and experienced management team and committed shareholders. We are led by a committed group of shareholders who have transformed our bank from a small wholesale bank to one of the strongest and largest banks in Argentina. Jorge Horacio Brito, Ezequiel Carballo and Fernando Sansuste, our controlling shareholders, have active senior executive roles in our management and operations and each possesses more than 20 years of experience in the banking industry.
Our strategy
We believe that the ongoing recovery of the Argentine economy, increasing penetration of banking services and a return of bank lending to the private sector, offer a significant opportunity for us to grow our business. In particular, we believe that the increase in fixed asset investment in 2005 is setting the stage for the recovery of the long-term loan market, following the growth of the short-term credit market. As the economy has grown, we are offering new products, such as floating rate loans and leasing, designed to meet the needs of a growing economy emerging from crisis and moving towards stability. Our strengths position us to participate in this growth in our target areas. Our goal is to enhance our position as a leading Argentine bank by taking advantage of these opportunities, which we believe will increase our value to our shareholders and competitiveness. The key elements of our strategy include:

†	Focus on underserved markets with strong growth potential. We intend to continue focusing on both low- and middle-income consumer segments and sectors that are generally located outside of the Buenos Aires metropolitan area, where we have a leading presence. We believe that these markets offer attractive opportunities given the low penetration of banking services and limited competition. We believe the regional markets we serve are likely to grow faster than the Argentine economy as a whole because their export-driven economies have benefited from the devaluation of the peso and higher prices for agricultural products and commodities.

†	Further expand our customer base. We intend to continue growing our customer base, which is essential to increasing interest and fee-based revenues. To attract new customers we intend to:

†	Utilize our extensive branch network. We intend to utilize our extensive branch network to attract individual and corporate customers by providing convenient and personalized banking services close to their homes and facilities.

†	Offer medium- and long-term credit. We intend to use our strong liquidity and our capital base to offer a wider and more readily available range of medium- and long-term credit products than our competitors, as demand for these products grows to fund economic expansion.

†	Expand Plan Sueldo payroll services. We will continue to actively market our Plan Sueldo payroll services, emphasizing the benefits of our extensive network for companies with nationwide or regional needs.

†	Expand our financial agency services to new provinces. We intend to take advantage of our experience as financial agent to three provincial governments in Argentina to expand these services into new provinces.

†	Offer personalized service. We offer our clients a menu of products and personalized, face-to-face advice to help them select the banking services that best respond to their needs.

†	Extend existing corporate relationships to their distributors and suppliers. We have established relationships with major corporations in Argentina and will focus our marketing efforts on providing services to their distributors, suppliers, customers and employees, including providing working capital financing and Plan Sueldo payroll services.

†	Increase cross-selling. We plan to increase cross-selling of products and services to our existing retail and corporate clients. Since almost all individual clients have a checking and/or savings account, we have a significant opportunity to expand our relationships with them through other products such as credit cards, consumer loans and insurance. For example, strong cross-selling opportunities lie with our Plan Sueldo clients, of whom only 21% currently have personal loans from us.

†	Focus on efficiency and cost control. We intend to increase our efficiency by taking advantage of our economies of scale, and reducing costs in connection with the integration of Nuevo Banco Suquía. We are upgrading our information systems to reduce further our operating costs and to support larger transaction volumes nationally.

†	Strategically explore acquisition opportunities. While we focus our managerial resources on growing our existing businesses, we will continue to consider attractive acquisition opportunities that offer additional value and are consistent with or complementary to our business strategy. For example, we recently acquired a small bank, and are in the process of acquiring a second bank, both in Tucumán, and we intend to evaluate participating in the auctions for Banco de la Provincia de Córdoba and Nuevo Banco Bisel if they are put up for sale.

†	Access the international capital markets. We believe that access to the international capital markets will give us a competitive advantage in funding the expansion of credit demand in Argentina that we believe will develop in the near future.

Our challenges
There are several risks and uncertainties that may impact Argentina’s economy and consequently our ability to implement successfully our strategy, including:

†	The sustainability of Argentina’s current growth and stabilization is uncertain. Although the economy has recovered significantly over the past three years, investment in the economy remains low. As a result there is uncertainty as to whether the current growth and stability is sustainable in the long-term.

†	The risk that inflation may rise again. In the past, high inflation has undermined the Argentine economy. A return to high inflation would adversely affect the expansion of lending activities, as well as the economy in general.

†	The slow return of the long-term credit market. Although the short-term credit market has grown substantially since the 2001 and 2002 crisis, long-term lending has lagged. The success of our strategy to increase lending will suffer if demand for long-term credit does not expand, including for products that we are developing to deal with a growing economy emerging from crisis.

†	Exposure to economic recessions. Our target markets are sensitive to economic recessions. Uncertainty in the ability of our target markets to sustain their current growth makes it difficult to predict whether our business strategy can be implemented successfully.
For a further discussion of the risks facing our business, see “Risk factors” beginning on page 21.

Our Class B shares trade on the Buenos Aires Stock Exchange. We are one of three Argentine banks included in the MERVAL Index, which is an index of the shares of the largest companies trading on the Buenos Aires Stock Exchange.
Our principal executive offices are located at Sarmiento 447, Buenos Aires, Argentina, and our telephone number is (+ 54-11-5222-6500). Our website address is www.macrobansud.com.ar. Information contained on our website is not incorporated by reference in, and is not a part of, this prospectus.

The offering

Issuer	Banco Macro Bansud S.A.

Selling shareholders	Together, Messrs. Jorge Horacio Brito, Delfín Jorge Ezequiel Carballo, Fernando Andrés Sansuste and Juan Pablo Brito Devoto.

Shares offered in the global offering	● Class B shares of common stock. Of the total Class B shares offered in the global offering, Banco Macro Bansud is selling ● Class B shares and the selling shareholders are selling ● Class B shares.

Global offering	The global offering consists of the international offering and the Argentine offering, which includes the Argentine underwritten offering and the preferential subscription and standby purchase.

International offering	● ADSs, representing ● Class B shares, are being offered through the international underwriters in the United States and in other countries outside Argentina.

Argentine offering:

Argentine underwritten offering	Concurrently with the international offering, ● Class B shares are being offered in an underwritten public offering in Argentina.

Preferential subscription and standby purchase	All of our existing shareholders have a preferential right (including an accretion right) to subscribe for our capital increase. The selling shareholders have assigned their preferential rights to the underwriters to exercise for ● Class B shares to be sold in the international offering (in the form of ADSs) and the Argentine underwritten offering. The remaining ● Class B shares are available for subscription by our minority shareholders. Subject to certain conditions, the Class B shares that are not subscribed by minority shareholders will be purchased by the selling shareholders.

Over-allotment option	The selling shareholders have granted the international underwriters the right for a period of 30 days to purchase up to an additional ● ADSs, representing ● Class B shares, at the public offering price, less underwriting discounts and commissions, to cover over-allotments, if any.

The ADSs	Each ADS will represent ten Class B shares. The ADSs will be evidenced by American Depositary Receipts, or ADRs. The ADSs will be issued under a deposit agreement among us, The Bank of New York, as depositary, and the registered holders and beneficial owners from time to time of ADSs issued thereunder.

Listing	We intend to apply to list the ADSs on the New York Stock Exchange, or NYSE, under the symbol “BMA.” Our Class B shares are currently listed on the Buenos Aires Stock Exchange under the symbol “BSUD.” We have applied to list the newly issued Class B shares on the Buenos Aires Stock Exchange.

Share capital before and after global offering	Our share capital is divided into Class A shares of common stock and Class B shares of common stock. Each share of our share capital represents the same economic interests, except that holders of our Class A shares are entitled to five votes per share and holders of our Class B shares are entitled to one vote per share.

Immediately after the global offering, we will have 11,235,670 Class A shares and ● Class B shares outstanding.

Use of proceeds	The net proceeds to us from the global offering are expected to be approximately US$ ● million. We intend to use the net proceeds for general corporate purposes. Specifically, we want to be in a position to fund the expansion of credit demand in Argentina that we believe has begun to develop, and to take advantage of potential acquisitions.

Excluding proceeds from any Class B shares sold by the selling shareholders pursuant to the over-allotment option, the net proceeds to the selling shareholders are expected to be between approximately US$ ● million and US$ ● million.

Voting rights	All holders of Class B shares are entitled to one vote per share. Subject to Argentine corporate law, our bylaws and the terms of the deposit agreement, holders of ADSs will have voting rights with respect to the underlying shares to the same extent as direct owners of Class B shares and will be entitled to instruct the depositary to vote or cause to be voted the number of shares represented by such ADSs. Non- Argentine companies that own Class B shares directly are required to register in Argentina in order to exercise their voting rights. See “Description of capital stock” and “Description of American depositary shares.”

Dividends	Prior authorization of the Central Bank is required for the distribution of dividends. Owners of the ADSs will be entitled to receive dividends, if any, declared and paid on the Class B shares represented by such ADSs to the same extent as holders of the Class B shares. Cash dividends will be paid in pesos and will be converted by the depositary into U.S. dollars and paid to the holders of ADSs, net of any fees, currency conversion expenses, taxes or governmental charges. See “Dividends and dividend policy.” The Central Bank, during an early phase of the crisis in Argentina, imposed exchange controls and transfer restrictions limiting the ability to make dividend payments abroad. However, these restrictions have been lifted. See “Risk factors — Holders of our Class B shares and the ADSs may not receive any dividends.”

Taxation	For a discussion of the material U.S. and Argentine tax considerations relating to an investment in our Class B shares or the ADSs, see “Taxation — Material United States Federal Income Tax Considerations” and “Taxation — Material
Argentine Tax Considerations”.

Lock-up	We, our directors, including the selling shareholders, and certain members of senior management, have agreed with the international underwriters, subject to certain exceptions, not to offer, sell, contract to sell or otherwise dispose of or hedge our shares of capital stock or ADSs or securities convertible into or exercisable or exchangeable for shares of capital stock or ADSs during the 180-day period following the date of this prospectus without the prior written consent of UBS Securities LLC and Raymond James & Associates, Inc. on behalf of the international underwriters.

Risk factors	See “Risk factors” beginning on page 21 and the other information included in this prospectus for a discussion of factors you should consider before deciding to invest in our Class B shares or the ADSs.

Timing of global offering	The following is a tentative timetable of key events in the global offering:

Commencement of marketing of the international offering and the Argentine underwritten offering	January , 2006

Commencement of the preferential subscription period	February , 2006

Announcement of the offer price and allocations of ADSs and Class B shares	February , 2006

Settlement and delivery of ADSs and Class B shares pursuant to the international offering and the Argentine underwritten offering and pursuant to any preferential rights exercised prior to the announcement of the offer price	February , 2006

Expiration of the preferential subscription period	February , 2006

Settlement and delivery of Class B shares pursuant to the preferential subscription and any standby purchase	February to , 2006

Summary consolidated financial data
The following tables present summary historical consolidated financial data for us and for Nuevo Banco Suquía for each of the periods indicated. You should read this information in conjunction with our consolidated financial statements and related notes, the consolidated financial statements of Nuevo Banco Suquía and related notes, and the information under “Management’s discussion and analysis of financial condition and results of operations” included elsewhere in this prospectus.
We have derived our summary consolidated financial data for the years ended December 31, 2002, 2003 and 2004 from our audited consolidated financial statements included in this prospectus. We have derived our summary financial data for the years ended December 31, 2000 and 2001 from our audited consolidated financial statements not included in this prospectus. We have derived the summary consolidated financial data of Nuevo Banco Suquía for the year ended December 31, 2004 from its audited financial statements included in this prospectus. We have derived our unaudited summary financial data for the six months ended June 30, 2004 and 2005 and for the nine months ended September 30, 2004 and 2005 from our condensed interim consolidated financial statements included in this prospectus. The condensed interim consolidated financial statements include, in our opinion, all adjustments (consisting only of normal recurring adjustments) that are necessary for a fair presentation of our financial position and results of operations for these periods.
Operating results for the six months ended June 30, 2005 and for the nine months ended September 30, 2005 are not necessarily indicative of the results that may be expected for the fiscal year ending December 31, 2005. In addition, due to the acquisitions we have made, our results of operations are not necessarily comparable between the periods presented; in particular, we acquired Banco Bansud in January 2002 and Nuevo Banco Suquía on December 22, 2004. The results of operations of Nuevo Banco Suquía are consolidated with Banco Macro Bansud from December 22, 2004.
Due to the economic crisis, Argentina experienced very high rates of inflation in 2002. Central Bank Rules reinstated inflation accounting at the beginning of 2002 until February 28, 2003. Therefore, all the financial statement data in this prospectus for periods prior to February 28, 2003 have been restated in constant pesos by applying the adjustment rate derived from the domestic wholesale price index published by Instituto Nacional de Estadística y Censos, Argentina’s national statistics and census agency, or INDEC, as of such date, which we refer to in this prospectus as constant pesos as of February 28, 2003.
Solely for the convenience of the reader, peso amounts as of and for the year ended December 31, 2004 and for the nine-month period ended September 30, 2005 have been translated into U.S. dollars. The rate used to translate such amounts was Ps.2.9125 to US$1.00, which was the reference exchange rate for U.S. dollars for September 30, 2005, as reported by the Central Bank.

BANCO MACRO BANSUD

							Six Months Ended
	Year Ended December 31,						June 30,		Nine Months Ended September 30,

	2000(1)	2001(1)	2002(1)	2003(1)	2004(2)	2004(3)	2004	2005(2)	2004	2005(2)	2005(3)

	(in thousands of pesos or U.S. dollars, as indicated, except for shares,
	earnings per share and dividends per share)
Consolidated Income Statement
Central Bank Rules:
Financial income	Ps.219,494	Ps.218,897	Ps.1,623,349	Ps.419,900	Ps.427,900	US$146,918	Ps.235,850	Ps.338,221	Ps.333,231	Ps.532,002	US$182,662
Financial expense	(87,596)	(94,904)	(515,184)	(241,152)	(133,204)	(45,734)	(71,769)	(155,977)	(99,974)	(227,526)	(78,121)

Gross intermediation margin	131,898	123,993	1,108,165	178,748	294,696	101,184	164,081	182,244	233,257	304,476	104,541
Provision for loan losses	(25,907)	(21,968)	(117,767)	(35,009)	(36,467)	(12,521)	(13,236)	(34,479)	(19,898)	(57,040)	(19,585)
Service charge income	120,208	118,512	137,756	125,722	154,425	53,021	72,033	140,536	110,540	217,632	74,723
Service charge expense	(16,812)	(18,834)	(30,649)	(20,005)	(24,963)	(8,571)	(11,199)	(27,874)	(17,564)	(42,376)	(14,550)
Administrative expense	(179,383)	(183,277)	(260,175)	(221,796)	(254,980)	(87,547)	(123,715)	(205,062)	(187,116)	(315,182)	(108,216)
Other income	26,078	13,174	166,542	240,622	109,589	37,627	48,587	113,478	74,138	144,839	49,730
Other expense	(11,660)	(13,271)	(136,921)	(63,257)	(48,651)	(16,704)	(27,144)	(46,319)	(44,602)	(53,630)	(18,413)
Income tax	(209)	(770)	(3,601)	(833)	(672)	(231)	(367)	(630)	(647)	(11,399)	(3,914)
Monetary loss	—	—	(291,238)	(4,343)	—	—	—	—	—	—	—
Minority interest	—	—	2	—	—	—	—	(8)	—	(15)	(5)
Net income	44,213	17,559	572,114	199,849	192,977	66,258	109,040	121,886	148,108	187,305	64,311

Net income per share	2.12	0.49	1.78	0.33	0.32	0	0.18	0.20	0.24	0.31	0
Dividends per share	0.31	0.31	—	—	0.10	0
Number of shares outstanding (in thousands)	35,500	35,500	608,943	608,943	608,943	608,943	608,943	608,943	608,943	608,943	608,943

U.S. GAAP:(4)
Net income				313,371	94,229	32,353	65,695	99,553
Net income per share				0.59	0.15	0	0.18	0.20
Weighted average number of shares outstanding (in thousands)				526,750	608,943	608,943	608,943	608,943

(1)	In constant pesos as of February 28, 2003.

(2)	Nuevo Banco Suquía consolidated with Banco Macro Bansud from December 22, 2004.

(3)	Translated at the rate of Ps.2.9125 per US$1.00, the reference exchange rate reported by the Central Bank for September 30, 2005.

(4)	See note 35 to our audited consolidated financial statements and note 25 to our condensed interim consolidated financial statements as of June 30, 2005 for a summary of significant differences between Central Bank Rules and U.S. GAAP.

BANCO MACRO BANSUD

	As of December 31,						As of June 30,		As of September 30,

	2000(1)	2001(1)	2002(1)	2003(1)	2004(2)	2004(3)	2004	2005(2)	2004	2005(2)	2005(3)

	(in thousands of pesos or U.S. dollars, as indicated)
Consolidated Balance Sheet
Central Bank Rules:
Assets

Cash and due from banks	Ps.122,426	Ps.113,635	Ps.325,953	Ps.674,300	Ps.1,372,258	US$471,161	Ps.714,443	Ps.1,143,588	Ps.1,114,386	Ps.1,364,855	US$468,619
Government and private securities	487,212	285,664	868,033	2,155,766	2,106,737	723,343	1,696,060	2,810,030	1,555,176	3,157,790	1,084,220
Loans
to the non-financial government sector	90,133	104,485	462,440	365,549	809,577	277,966	367,262	701,957	376,271	606,676	208,301
to the financial sector	121,942	23,093	1,593	17,835	81,812	28,090	106,383	158,644	54,468	97,178	33,366
to the non-financial private sector and residents abroad	656,289	472,135	514,695	723,619	2,208,996	758,454	1,365,904	2,451,218	1,195,513	2,379,900	817,133
Allowances for loan losses	(55,689)	(40,311)	(116,125)	(56,279)	(225,340)	(77,370)	(78,363)	(173,676)	(79,750)	(186,350)	(63,983)
Other assets	749,769	416,490	1,761,485	1,144,237	2,443,715	839,044	1,386,183	2,337,465	1,394,027	1,806,005	620,088
Total assets	2,172,082	1,375,191	3,818,074	5,025,027	8,797,755	3,020,688	5,557,872	9,429,226	5,610,091	9,226,054	3,167,744
Average assets	1,948,780	1,663,367	3,804,446	4,356,792	5,705,542	1,958,984	5,473,772	9,413,937	5,464,108	9,303,648	3,194,386

Liabilities and shareholders’ equity
Deposits:
from the non-financial government sector	247,568	224,872	218,264	382,195	809,764	278,031	743,059	956,319	836,803	928,884	318,930
from the financial sector	4,388	2,673	7,552	11,909	4,445	1,526	6,353	5,815	3,512	5,261	1,806
from the non-financial private sector	1,048,051	708,480	1,534,926	2,633,140	4,504,788	1,546,708	2,646,758	5,217,987	2,485,593	5,486,641	1,883,826
Other liabilities from financial intermediation and other liabilities	561,180	124,840	663,341	559,450	1,974,784	678,037	681,452	1,672,154	836,401	1,200,514	412,194
Subordinated corporate bond	60,162	56,955	71,101	24,200	16,416	5,636	24,043	17,589	22,653	16,093	5,526
Items pending allocation	4,392	4,025	5,939	3,783	4,554	1,564	1,005	10,661	734	938	322
Provisions	525	971	391,578	285,128	225,699	77,493	208,063	199,900	196,949	173,495	59,569
Minority interest in subsidiaries	4	0	3	3	3	1	3	60	3	68	23
Total liabilities	1,926,270	1,122,816	2,892,704	3,899,808	7,540,453	2,588,996	4,310,736	8,080,485	4,382,348	7,811,894	2,682,196
Shareholders’ equity	245,812	252,375	925,370	1,125,219	1,257,302	431,692	1,247,136	1,348,741	1,227,743	1,414,160	485,548
Average shareholders’ equity	228,041	252,634	730,955	949,023	1,179,611	405,017	1,225,156	1,278,668	1,231,310	1,312,227	450,550

U.S. GAAP:(4)
Shareholders’ equity				735,386	857,666	294,478	802,382	947,194

(1)	In constant pesos as of February 28, 2003.

(2)	Nuevo Banco Suquía consolidated with Banco Macro Bansud from December 22, 2004.

(3)	Translated at the rate of Ps.2.9125 per US$1.00, the reference exchange rate reported by the Central Bank for September 30, 2005.

(4)	See note 35 to our audited consolidated financial statements and note 25 to our condensed interim consolidated financial statements as of June 30, 2005 for a summary of significant differences between Central Bank Rules and U.S. GAAP.

BANCO MACRO BANSUD

						Nine Months
						Ended
	As of and For the Year Ended December 31,					September 30,

	2000(1)	2001(1)	2002(1)	2003(1)	2004(2)	2004		2005(2)

Selected consolidated ratios:
Central Bank Rules
Profitability and performance
Net interest margin(3)		9.92%	8.87%	6.84%	6.37%	6.42	%(4)	5.03	%(4)
Fee income ratio(5)	47.68	48.87	11.06	41.29	34.38	32.15		41.68
Efficiency ratio(6)	71.15	75.58	20.88	72.85	56.77	54.43		60.37
Fee income as a percentage of administrative expense	67.01	64.66	52.95	56.68	60.56	59.08		69.05
Return on average equity	19.39	6.95	78.27	21.06	16.36	16.26	(4)	19.30	(4)
Return on average assets	2.27	1.06	15.04	4.59	3.39	3.66	(4)	2.72	(4)

Liquidity
Loans as a percentage of total deposits	66.80	64.07	55.59	36.57	58.29	48.90		48.03
Liquid assets as a percentage of total deposits(7)	—	32.11	47.05	65.12	53.69	67.12		62.48

Capital
Total equity as a percentage of total assets	11.32	18.35	24.24	22.39	14.29	21.88		15.33
Regulatory capital as a percentage risk-weighted assets	21.26	20.28	27.36	43.79	35.71	35.69		24.83

Asset quality
Non-performing loans as a percentage of total loans(8)	14.31	18.68	16.94	8.91	6.50	5.99		3.64
Allowances as a percentage of total loans	6.41	6.72	11.86	5.08	7.27	4.90		6.04
Allowances as a percentage of non-performing loans(8)	44.83	35.99	70.04	57.07	111.75	81.85		165.98
Amparos as a percentage of average equity	—	—	—	4.0	4.0	4.1		3.1

Operations
Number of branches			163	150	256	151		254	(9)
Number of employees	1,417	1,401	2,881	2,814	4,772	2,790		4,858

(1)	Calculated on the basis of amounts expressed in constant pesos as of February 28, 2003.

(2)	Nuevo Banco Suquía consolidated with Banco Macro Bansud from December 22, 2004.

(3)	Net financial income divided by average interest earning assets.

(4)	Annualized (compounded) numbers.

(5)	Service charge income divided by the sum of gross intermediation margin and service charge income.

(6)	Administrative expenses divided by the sum of gross intermediation margin and service charge income.

(7)	Liquid assets include cash, cash collateral, LEBACs and NOBACs, and interbanking loans. Since 2004, we include overnight loans to highly rated companies.

(8)	Non-performing loans includes all loans to borrowers classified as “3-nonperforming/deficit compliance”, “4-high risk of uncollectibility/unlikely to be collected”, “5-uncollectible” and “6-uncollectible, classified as such under regulatory requirements” under the Central Bank loan classification system.

(9)	Includes the seven branches and the headquarters we acquired in November 2005 from the restructuring of Banco Empresario de Tucumán. It does not include the 25 branches and the headquarters included in the pending acquisition of Banco de Tucumán.

NUEVO BANCO SUQUÍA

	Year Ended
	December 3	1, 004

	(in thousands of pesos
	or U.S. dollars,
	as indicated)(1)
Selected Income Statement Data
Central Bank Rules:
Gross intermediation margin	Ps.79,163	US$	27,181
Provision for loan losses	124,682		42,809
Service charge income	93,732		32,183
Administrative expense	113,212		38,871
Net loss	(62,821)		(21,569)
U.S. GAAP:(2)
Net income	41,106		14,114

Selected Balance Sheet Data
Central Bank Rules:

Assets
Loans	Ps.981,552	US$	337,013
Total assets	2,679,740		920,082

Liabilities and shareholders’ equity
Deposits	1,543,710		530,030
Total liabilities	2,372,442		814,572
Shareholders’ equity	307,298		105,510
U.S. GAAP:(2)
Shareholders’ equity	306,718		105,311

(1)	U.S. dollar amounts translated at a rate of 2.9125 per US$1.00, the reference exchange rate reported by the Central Bank for September 30, 2005.

(2)	See note 20 to Nuevo Banco Suquía’s audited financial statements for a summary of significant differences between Central Bank Rules and U.S. GAAP.

The crisis and recovery in Argentina
OVERVIEW
From December 2001 through most of 2002, Argentina experienced an unprecedented crisis that virtually paralyzed the country’s economy and led to radical changes in government policies. Over the past three years, the Argentine economy has recovered significantly from the crisis and the business environment has largely stabilized. Argentina’s banking sector in particular was severely affected by the crisis and regulatory changes, as described below. However, the current recovery has led to improvements in the performance of the banking sector, and we believe sets the stage for growth opportunities in the industry. See “The Argentine banking industry.” The table below sets forth information about certain economic indicators in Argentina for the periods presented:

						September 30,
	2000	2001	2002	2003	2004	2005

GDP growth	(0.8)%	(4.4)%	(10.9)%	8.8%	9.0%	9.2	%(1)
Primary balance(2) (as % of GDP)	0.4	(1.0)	0.7	3.2	5.7	5.3	(3)
Total public debt (as % of GDP)	45.7	53.7	164.6	139.5	127.0	72.5	(4)
Net exports (US$ millions)	1,166.5	6,277.1	16,719.8	15,731.5	12,103.0	11,438.0	(1)
Total deposits (as % of GDP)(5)	30.3	29.4	24.2	22.8	24.2	24.6	(1)
Private sector loans (as % of GDP)(5)	23.3	21.6	14.8	9.1	8.2	9.0	(1)
Unemployment rate	15.4	18.2	20.4	17.3	13.6	11.1
Poverty index	29.3	34.1	52.0	50.9	42.3	38.5	(6)
Consumer price inflation	(0.4)	(1.2)	41.0	3.5	6.1	10.3	%(1)
Average nominal exchange rate (in pesos versus US$)	1.00	1.00	3.20	2.95	2.95	2.90

Source:    INDEC and Central Bank

(1)	Calculated on the basis of the 12 months ended September 30, 2005.

(2)	Fiscal balances of federal and provincial governments (before debt service).

(3)	Calculated on the basis of the 12 months ended June 30, 2005.

(4)	Total public debt at June 30, 2005 divided by GDP for the 12 months ended June 30, 2005.

(5)	Twelve-month average.

(6)	At June 30, 2005.
Notwithstanding the recent improvements to the Argentine economy and the banking sector, and their current prospects for growth, conditions in Argentina and its banking sector remain subject to significant uncertainties and risks. For more information, see “Risk factors.”
HOW THE ECONOMIC CRISIS DEVELOPED
From the last quarter of 1998 through the first six months of 2002, Argentina suffered a severe economic recession. Structural barriers, including Argentina’s trade and fiscal deficits and the rigidity

The crisis and recovery in Argentina

of its fixed exchange rate system (known as the convertibility regime), limited the Argentine government’s ability to stimulate the economy. Furthermore, the country’s excessive reliance on foreign capital, combined with its mounting external debt, resulted in a deep contraction of the economy and banking and fiscal crises when capital started to leave the country.
In 2001 in particular, economic conditions deteriorated significantly, as capital flight totaled US$13 billion and more than 20% of the government’s budget was directed to servicing the public debt. The financial needs of the government crowded out private borrowers and resulted in increased public sector exposure on banks’ balance sheets. Depositors clearly perceived that their savings were placed in Argentine government debt and therefore, to the extent country risk went up, they started withdrawing their deposits. In the second half of 2001, the growing perception that a devaluation of the peso was imminent triggered a massive run on bank deposits and a significant acceleration of capital flight from the Argentine economy. The impact on the financial system was severe; during the first phase of the crisis (from December 2000 to November 2001) total deposits fell by 21.0%.
In a last bid to safeguard the convertibility regime and avert the collapse of the banking sector, during the second phase of the crisis, during December 2001, the Argentine government imposed strict per-person limits on bank withdrawals (known as the corralito), limiting withdrawals from demand accounts to Ps.250 per week and from payroll accounts to Ps.1,000 per month. This action fueled panic, and as a consequence, depositors seeking a way out of the corralito transferred their funds from matured time deposits to demand deposits. The total amount of private sector time deposits fell by 36% (Ps.16.4 billion), while private sector demand deposits increased by 75.6% (Ps.12.3 billion) during December 2001.
The economic crisis and the restrictions on bank withdrawals caused massive social unrest, which led to a political crisis that resulted in the resignation of President Fernando de la Rúa in December 2001. Several interim presidents followed until the appointment of Eduardo Duhalde in January 2002. During 2001, the Central Bank’s international reserves fell by 14.6% and it provided US$4.0 billion of liquidity assistance to the financial sector.
In response to the political and economic crisis, the Argentine government undertook a number of far-reaching initiatives that radically changed the monetary and foreign exchange regime and the regulatory environment for conducting business in Argentina, creating even greater financial uncertainty and virtually paralyzing all commercial and financial activities in Argentina in 2002.
THE ARGENTINE GOVERNMENT’S RESPONSE TO THE CRISIS AND ITS IMPACT ON THE FINANCIAL SYSTEM
Sovereign default
As a consequence of the government’s declining revenues, substantial debt service obligations, growing deficit and diminishing access to the international capital markets, Argentina suspended payment on a significant portion of its public debt in December 2001. The government’s default both closed Argentina’s access to foreign financings and lowered the market value of government bonds.
Peso devaluation and inflation
In January 2002, the Argentine government passed the Public Emergency and Reform Law, which abolished the fixed parity between the peso and the U.S. dollar, bringing to an end the convertibility regime that had been in effect for ten years. The peso devalued dramatically, reaching its lowest level on June 26, 2002, when it had devalued by 74% from Ps.1.00 to Ps.3.87 per dollar. The devaluation of the peso had a substantial and negative effect on the Argentine economy and on the financial condition of individuals and businesses. The devaluation resulted in many Argentine businesses

The crisis and recovery in Argentina

defaulting on their foreign currency debt obligations, significantly reduced real wages and crippled businesses that depended on domestic demand, such as utilities and the financial services industry. The devaluation of the peso created pressure on the domestic pricing system and triggered very high rates of inflation. During 2002, wholesale inflation reached a rate of approximately 118% and consumer prices rose 41%. As a result of the devaluation of the peso and the high level of inflation, combined with economic uncertainty, banks virtually suspended all origination of credit products in 2002.
Rescheduling of deposits and asymmetric pesification
From January 30, 2002 to April 30, 2002, as part of the Public Emergency and Reform Law, the government converted dollar-denominated deposits and dollar-denominated obligations that were governed by Argentine law into pesos, in a process known as pesification. The pesification converted U.S. dollar-denominated obligations and U.S. dollar-denominated deposits into pesos at different exchange rates (the so called “asymmetric pesification”). In addition, stronger restrictions were imposed on bank withdrawals (known as the corralón), which effectively froze and rescheduled all time deposits, including a significant portion that had matured during the time the corralito was in effect and had been converted into demand deposits. These rescheduled deposits were represented by certificates called CEDROs that were issued by each bank.
Asymmetric pesification consisted of two basic elements. First, all foreign currency-denominated, Argentine law governed obligations were converted into pesos at a rate of Ps.1.00 per US$1.00. The affected debts were also made subject to adjustment by a Coeficiente de Variación de Salarios, or CVS, a wage inflation coefficient, in the case of certain types of loans to individuals (i.e., mortgages, personal loans, etc., in amounts of less than Ps.100,000), and all other debts were subject to Coeficiente de Estabilización de Referencia, or CER, a consumer price inflation coefficient. The second element of pesification required that all foreign currency-denominated deposits be converted into peso-denominated deposits at an exchange rate of Ps.1.40 per US$1.00, subject to CER indexation. Asymmetric pesification had dramatic effects on the composition of banks’ balance sheets. Bank assets (i.e., loans) and liabilities (i.e., deposits) were converted at different exchange rates. In addition, in some instances, bank assets and liabilities were subject to different price indexes, the so-called “asymmetric indexation”.
Deterioration of loan portfolio
Both the government and the banks created mechanisms to facilitate the repayment of loans, such as pesification and the possibility to repay loans by returning CEDROs of corresponding face value to the bank issuing the loan, which generated a significant reduction in the volume of outstanding credit and deposits. Some borrowers who did not or could not avail themselves of these repayment mechanisms began to default on their loans, increasing the ratio of non-performing lending of the financial system to 18.1% by December 2002 and 20% for private banks.
Limitation on creditor rights
As a measure to protect debtors affected by the economic crisis, the Argentine government adopted measures suspending proceedings to enforce security interests on loans, including mortgage foreclosures, bankruptcy petitions and other means of collections, for extended periods of time. These measures restricted creditors, including banks, from collecting on secured non-performing loans. Most of these measures are no longer in effect.

The crisis and recovery in Argentina

Compensation to financial institutions
The asymmetric conversion of loans and deposits into pesos, the increase in banks’ non-performing loans and the decline in value of bank holdings of government debt, left much of the financial sector virtually insolvent. To help prevent widespread bank insolvencies, the Argentine government pledged to provide offsetting compensation to banks. The general principles of the compensation scheme were to (1) maintain the peso value of each bank’s net worth, and (2) leave the banks hedged in terms of currency. To that end, the Argentine government issued two types of bonds to banks:

†	a bond denominated in pesos (BODEN 2007) to compensate for losses linked to asymmetric pesification; and

†	a bond denominated in dollars (BODEN 2012) that the Central Bank offered to affected banks at a discounted price of Ps.1.40 plus CER indexation, to US$1.00, to compensate for the consequences of creating a mismatch between a bank’s dollar and peso position as a result of pesification. Banks could purchase the BODEN 2012 with either BODEN 2007 or by borrowing the applicable amount from the Central Bank.
Amparos
In response to pesification and the forced rescheduling of their deposits and other measures, many depositors sued banks, primarily through the use of an action to enforce constitutional rights known as amparos. By June 30, 2005, there were approximately 313,300 amparos filed against financial institutions, totaling Ps.21.9 billion. In some of these cases, lower court judges issued injunctions and ordered banks to return deposits in U.S. dollars or in pesos, but at the prevailing market exchange rate, resulting in significant losses for banks. Many amparos remain pending and the Argentine Supreme Court has not yet made a final determination as to the constitutionality of the measures adopted by the Argentine government.
Liquidity assistance
The Argentine government modified the Central Bank’s charter so as to facilitate liquidity assistance to the financial sector. During 2002, the Central Bank provided Ps.18.5 billion of liquidity assistance to the financial system. Despite this assistance, the financial system experienced losses and consolidation after the crisis, with 17 entities being liquidated and closed, and the loss of nearly 17,000 jobs. The capital outflow continued depleting international reserves, which ended the year at Ps.22.5 billion.
Special accounting rules for the financial system
In order to give the financial system time to recover from the extreme negative effects of the Argentine government’s response to the crisis, the Central Bank issued rules that provided for the deferral of losses incurred. The Central Bank allowed banks to register most government bonds and loans held before the devaluation and those received as compensation at higher than fair values. The carrying values of these government bonds and loans are being gradually marked to market until June 2008. The Central Bank is also allowing banks to register the amount that banks have paid under amparos as an intangible asset, to be amortized over five years, as a form of loss deferment. By the end of 2008, substantially all of the amparo-related losses will have been fully amortized.
THE PATH TO STABILIZATION
The economy started its path to stabilization in April 2002 with a clear improvement of economic variables during the second half of the year, mainly as a result of expanding exports and decreasing imports. While the devaluation of the peso had significant adverse consequences, it did result in a

The crisis and recovery in Argentina

positive balance for Argentina’s current account, which in turn fostered a reactivation of domestic production. The sharp decline in the peso’s value against foreign currencies, together with a decline in production costs in U.S. dollar terms, made Argentine products relatively inexpensive in the export markets. At the same time, the costs of imported goods increased significantly due to the devaluation of the peso, forcing Argentine consumers to substitute their purchase of foreign goods with domestic products, substantially boosting domestic demand for domestic products.
Using a new short-term financial instrument known as a LEBAC (Letras del Banco Central) or Central Bank external bills, the Central Bank was able to absorb the excess liquidity generated through its temporary advances to the financial sector. As a result, volatility in the peso-U.S. dollar exchange rate was reduced, inflationary pressures declined and interest rates gradually stabilized, after having increased sharply following the end of the convertibility regime.
During the second half of 2002, Argentina’s GDP increased 4.4%, and the consumer price index inflation was 8.0% for the six-month period ended December 31, 2002, compared to 30.5% for the six-month period ended June 30, 2002. The improving economic conditions, particularly the reduction of capital outflows from the Argentine economy and the banking system, allowed the government to begin lifting restrictions on bank withdrawals in November 2002.
However, despite the improvement in economic conditions during the second half of 2002, Argentina’s overall GDP contracted 10.9% for the full year, receding to 1993 values, investment collapsed (with, for example, negative growth of 43% in the second quarter as compared to the second quarter of 2001), and inflation increased sharply. The main impact of the crisis was the tremendous social hardship. Unemployment rose from 12.9% to 20.4% between 1998 and 2002, real wages declined 24% in 2002, and the poverty index increased from 29% of the population in 2000 to 52% in 2002.
Economic recovery and improvements in the banking sector
In May 2003, Argentina’s political environment was reorganized when Dr. Néstor Kirchner took office as president. The economy continued to show indications of recovery, as GDP grew 8.8% in 2003. A combination of sound fiscal and monetary policies kept consumer price inflation under control at 3.5% in 2003. During 2003, Argentina moved towards normalizing its relationship with the IMF, withdrew all the national and provincial governments’ quasi-money securities from circulation (amounting to Ps.7.8 billion), and eliminated all deposit restrictions. The trade balance experienced a sustained surplus, aided by the rise in commodity prices and export volumes. Meanwhile, social indicators improved. The unemployment rate decreased to 17.3% in 2003 and real wages began to recover.
The financial system also began to gradually regain the public’s trust. Total deposits grew 26% in nominal terms during 2003. However, by mid-2003 the composition of deposits had changed, shifting from time deposits to mostly demand deposits. The recovery also improved the profitability of the financial system. Only 25 banks recorded profits in 2002, totaling Ps.1,144 million, while 75 banks lost a combined total of nearly Ps.20.4 billion. In 2003, the number of unprofitable banks declined to 53. This positive trend was partially a result of Central Bank regulations allowing banks to defer losses generated by amparos and the deferring of the marking to market of the value of government debt.
A rebound in private sector time deposits was interrupted towards the end of the first half of 2003, due to a series of interest rate reductions by the Central Bank. Annual rates on 180-day LEBACs plunged from 46% at the end of 2002 to 3.7% by the end of 2003. These reductions, combined with a market characterized by high liquidity and no rebound in the demand for credit, led banks to cut interest rates on time deposits. Annual rates on 30-day deposits dropped from 21% at the end of 2002 to 4% at the end of 2003. This abrupt decrease in interest rates on time deposits drove depositors to move their savings to demand accounts while awaiting more profitable investment opportunities.

The crisis and recovery in Argentina

Expectations regarding peso appreciation and low inflation discouraged investments in other currencies and, except for the stock exchange and real estate markets, which saw significant price increases, no worthwhile investment options emerged. As a result, savings moved back into time deposits, now at a very low annual interest rate (generally in the 4-5% range), leading to the current environment, which is characterized by high liquidity and low interest rates.
Growth consolidation
During 2004 and the nine months ended September 30, 2005, the Argentine economy continued to grow. GDP grew 9.0% in 2004 and 9.2% for the twelve months ended September 30, 2005. Inflation remained relatively low in 2004 although it almost doubled to 6.1% from 2003, and it increased to 10.3% for the twelve months ended September 30, 2005.
The increase in total deposits continued in 2004, growing Ps.22 billion, or 23%, as Argentina’s deposits to GDP ratio again approached its pre-crisis level. The growth in deposits during 2004 was due primarily to government sector deposits, which rose dramatically by Ps.15.6 billion, or 97%, in the year to represent 27% of total deposits, fueled by a record fiscal surplus, while private sector deposits rose 11%.
This trend changed during the first nine months of 2005, with the private sector driving total deposit growth with a 15% increase during the period, while public sector deposits increased by 5%. There was also a resurgence of time deposits, which grew by 21% during the first nine months of 2005. This increase was mostly attributable to institutional investors (investors with more than Ps.1 million in deposits), who made deposits of over Ps.14.9 billion, or a 23% increase, during the first nine months of 2005. More specifically, CER-adjusted deposits, used for the most part by institutional investors, reached Ps.6.6 billion at the end of the third quarter of 2005, much higher than the Ps.3.8 billion registered in the corresponding period in 2004. The Central Bank extended the minimum term of CER-adjusted deposits to 365 days in January 2005.
Meanwhile, a resurgence of loan volume began in the second half of 2004, reversing the downward trend for the first time since early 2000, which had bottomed out at approximately 7.7% of GDP in June 2004, and rose to 8.7% by December 2004 (a significant increase taking into account the accompanying high rate of GDP growth). This growth is mostly due to the active participation of domestic private banks in this market. Although the nominal stock of private sector loans decreased 13% in 2003, a positive trend began in the fourth quarter and strengthened during 2004. The volume of loans to the private sector has grown primarily through short-term products. The expansion in 2004 was driven by commercial credit (advances, discounted documents, leasing and other products) which, for the financial system as a whole, increased by Ps.5.6 billion, or 35%. Nevertheless, the expansion of the long-term loan market has lagged other economic indicators. Commercial and consumer loans have grown at an annualized rate of 56% and 58%, respectively, for the first nine months of 2005.
Public sector exposure (without LEBAC) in the balances of banks, which came to represent over 50% of assets in the financial system at its highest point, declined to 32% by the end of the first nine months of 2005. This decrease is explained by the gradual marking to market of public sector securities, as well as the increase in the private sector loan portfolio. At the same time, the intangible asset in respect of amparos has decreased as the intangible asset began to be amortized over five years. We estimate that if the entire portfolio of public sector exposure of the financial system were marked to market, based on December 31, 2004 figures, approximately Ps.20 billion of assets would be written down, and assuming the intangible asset recorded in respect of amparos has no value, an approximately Ps.6 billion writedown, the adjusted net worth of the financial system would be approximately negative Ps.3 billion.

The crisis and recovery in Argentina

Restructuring of Argentina’s public debt
In June 2005, the government completed a restructuring of the federal government’s public debt, which had been in default since December 2001. Argentina reduced its outstanding principal amount of public debt from US$191.3 billion to US$126.6 billion and negotiated lower interest rates and extended payment terms. Approximately US$19.5 billion of defaulted bonds held by creditors who did not participate in the exchange offer remain outstanding. Argentina’s risk profile has improved substantially. For example, based on its U.S. dollar-denominated BODEN 2012 bond spread over the comparable U.S. treasury note, Argentina’s country risk premium decreased from 662 basis points as of September 30, 2004 to 337 basis points as of September 30, 2005.
On January 3, 2006, Argentina repaid to the IMF all amounts owing under outstanding credit lines.

Risk factors
Investing in our Class B shares or the ADSs involves a high degree of risk. You should carefully consider the risks described below with all of the other information included in the prospectus before deciding to invest in our Class B shares or the ADSs. If any of the following risks actually occur, they may materially harm our business and our financial condition and results of operations. In this event, the market price of our Class B shares or the ADSs could decline and you could lose part or all of your investment.
RISKS RELATING TO ARGENTINA
Argentina’s current growth and stabilization may not be sustainable
During 2001 and 2002, Argentina went through a period of severe political, economic and social crisis. Although the economy has recovered significantly over the past three years, uncertainty remains as to whether the current growth and relative stability is sustainable. The Argentine economy remains fragile, including for the following reasons:

†	unemployment remains high;

†	the availability of long-term fixed rate credit is scarce;

†	investment as a percentage of GDP remains low;

†	the current fiscal surplus could reverse into a fiscal deficit;

†	inflation has risen recently and threatens to accelerate;

†	the regulatory environment continues to be uncertain;

†	the country’s public debt remains high and international financing is limited; and

†	the recovery has depended to some extent on:

†	high commodity prices, which are volatile and outside the control of the country; and

†	excess capacity, which has been reduced considerably.
Substantially all our operations, properties and customers are located in Argentina. As a result, our business is to a very large extent dependent upon the economic conditions prevailing in Argentina.
Inflation may rise again, causing adverse effects on the Argentine long-term credit markets as well as the Argentine economy generally
The devaluation of the peso in January 2002 created pressures on the domestic price system that generated high inflation in 2002, after several years of price stability, before substantially stabilizing in 2003. However, consumer prices almost doubled to 6.1% during 2004 and increased to 10.3% for the twelve months ended September 30, 2005. Moreover, uncertainty surrounding future inflation could slow the rebound in the long-term credit market.
In the past, inflation has materially undermined the Argentine economy and the government’s ability to create conditions that would permit growth. A return to a high inflation environment would also undermine Argentina’s foreign competitiveness by diluting the effects of the peso devaluation, with the same negative effects on the level of economic activity and employment. In addition, a return to high inflation would undermine the very fragile confidence in Argentina’s banking system in general, which

Risk factors

would negatively and materially affect our business volumes and potentially preclude us from fully resuming lending activities.
Argentina’s ability to obtain financing from international markets is limited, which may impair its ability to implement reforms and foster economic growth
In the first half of 2005, Argentina restructured part of its sovereign debt that had been in default since the end of 2001. The Argentine government announced that as a result of the restructuring, it had approximately US$126.6 billion in total outstanding debt remaining. Of this amount, approximately US$19.5 billion are defaulted bonds owned by creditors who did not participate in the restructuring.
Some bondholders in the United States, Italy and Germany have filed legal actions against Argentina, and holdout creditors may initiate new suits in the future. Additionally, foreign shareholders of certain Argentine companies have filed claims in excess of US$17 billion before the International Center for the Settlement of Investment Disputes, or ICSID, alleging that certain government measures are inconsistent with the fair and equitable treatment standards set forth in various bilateral treaties to which Argentina is a party. As of September 30, 2005, the ICSID has ordered Argentina to pay approximately US$133.2 million.
Argentina’s past default and its failure to restructure completely its remaining sovereign debt and fully negotiate with the holdout creditors may prevent Argentina from reentering the international capital markets. Litigation initiated by holdout creditors as well as ICSID claims may result in material judgments against the Argentine government and could result in attachments of or injunctions relating to assets of Argentina that the government intended for other uses. As a result, the government may not have the financial resources necessary to implement reforms and foster growth, which could have a material adverse effect on the country’s economy and, consequently, our business.
Significant devaluation of the peso against the U.S. dollar may adversely affect the Argentine economy as well as our financial performance
Despite the positive effects of the real depreciation of the peso in 2002 on the competitiveness of certain sectors of the Argentine economy, it has also had a far-reaching negative impact on the Argentine economy and on businesses and individuals’ financial condition. The devaluation of the peso has had a negative impact on the ability of Argentine businesses to honor their foreign currency-denominated debt, led to very high inflation initially, significantly reduced real wages, had a negative impact on businesses whose success is dependent on domestic market demand, such as utilities and the financial industry, and adversely affected the government’s ability to honor its foreign debt obligations.
If the peso devalues significantly, all of the negative effects on the Argentine economy related to such devaluation could recur, with adverse consequences to our business. Moreover, it would likely result in a decline in the value of our Class B shares and the ADSs as measured in U.S. dollars.
Significant appreciation of the peso against the U.S. dollar may adversely affect the Argentine economy
A substantial increase in the value of the peso against the U.S. dollar also presents risks for the Argentine economy. The appreciation of the peso against the U.S. dollar negatively impacts the financial condition of entities whose foreign currency-denominated assets exceed their foreign currency-denominated liabilities, such as us. In addition, in the short term, a significant real appreciation of the peso would adversely affect exports. This could have a negative effect on GDP growth and

Risk factors

employment as well as reduce the Argentine public sector’s revenues by reducing tax collection in real terms, given its current heavy reliance on taxes on exports.
Government measures to preempt or in response to social unrest may adversely affect the Argentine economy
During its crisis in 2001 and 2002, Argentina experienced social and political turmoil, including civil unrest, riots, looting, nationwide protests, strikes and street demonstrations. Despite Argentina’s ongoing economic recovery and relative stabilization, the social and political tensions and high levels of poverty and unemployment continue. Future government policies to preempt or in response to social unrest may include expropriation, nationalization, forced renegotiation or modification of existing contracts, suspension of the enforcement of creditors’ rights, new taxation policies, including royalty and tax increases and retroactive tax claims, and changes in laws and policies affecting foreign trade and investment. Such policies could destabilize the country and adversely and materially affect the economy, and thereby our business.
Exchange controls and restrictions on transfers abroad and capital inflow restrictions have limited and can be expected to continue to limit the availability of international credit
In 2001 and 2002, Argentina imposed exchange controls and transfer restrictions substantially limiting the ability of companies to retain foreign currency or make payments abroad. These restrictions have been substantially eased, including those requiring the Central Bank’s prior authorization for the transfer of funds abroad in order to pay principal and interest on debt obligations. However, Argentina may re-impose exchange control or transfer restrictions in the future, among other things, in response to capital flight or a significant depreciation of the peso. In addition, the government issued a decree in June 2005 that established new controls on capital inflows that could result in less availability of international credit. Additional controls could have a negative effect on the economy and our business if imposed in an economic environment where access to local capital is substantially constrained. Moreover, in such event, restrictions on the transfers of funds abroad may impede your ability to receive dividend payments as a holder of ADSs.
The Argentine economy could be adversely affected by economic developments in other global markets
Financial and securities markets in Argentina are influenced, to varying degrees, by economic and market conditions in other global markets. Although economic conditions vary from country to country, investors’ perception of the events occurring in one country may substantially affect capital flows into and securities from issuers in other countries, including Argentina. The Argentine economy was adversely impacted by the political and economic events that occurred in several emerging economies in the 1990s, including Mexico in 1994, the collapse of several Asian economies between 1997 and 1998, the economic crisis in Russia in 1998 and the Brazilian devaluation in January 1999. In addition, Argentina continues to be affected by events in the economies of its major regional partners. Furthermore, the Argentine economy may be affected by events in developed economies which are trading partners or that impact the global economy.
Shocks of a similar magnitude to the international markets in the future can be expected to affect adversely the Argentine economy and the financial system and therefore us.

Risk factors

RISKS RELATING TO THE ARGENTINE FINANCIAL SYSTEM
The health of Argentina’s financial system depends on a return of the long-term credit market, which has not yet happened
As a result of the 2001 and 2002 crisis, the volume of financial intermediation activity in Argentina fell drastically: credit fell from 23.1% of GDP in March 2001 to just 7.7% in June 2004, while deposits as a percentage of GDP fell from 31.5% to 23.2% during the same period. During this period our financial intermediation activities also declined. The depth of the crisis and the effect of the crisis on depositors’ confidence in the financial system created significant uncertainties as to the likelihood that the financial system will fully recover its ability to act as an intermediary between savings and credit. Despite the ongoing recovery of Argentina’s short-term credit market (approximately 92% of loan growth in 2004 was in the form of overdrafts, consumer loans and advances), long-term lending has lagged.
If longer-term financial intermediation activity fails to resume at substantial levels, the ability of financial institutions, including us, to generate profits will be negatively affected. Even though deposits in the financial system and with us resumed growth in mid-2002, most of these new deposits are either sight or very short-term time deposits, creating a liquidity risk for banks engaged in long-term lending and increasing their need to depend on the Central Bank as a potential liquidity backstop.
The recovery of the financial system depends upon the ability of financial institutions, including us, to retain the confidence of depositors
The massive withdrawal of deposits experienced by all Argentine financial institutions, including us, during 2001 and the first half of 2002 was largely due to the loss of confidence of depositors in the Argentine government’s ability to repay its debts, including its debts within the financial system, and to maintain peso-dollar parity in the context of its solvency crisis. In addition, the measures taken by the government to protect the solvency of the banking system, most significantly the limitation on the right of depositors to freely withdraw their money and the pesification of their dollar deposits, generated significant opposition directly against banks from depositors frustrated by losses of their savings.
Although short-term deposits have substantially recovered since 2002, the deposit base of the Argentine financial system, including ours, may be affected in the future by adverse economic, social and political events. If depositors once again withdraw significant holdings from banks, there will be a substantial negative impact on the manner in which financial institutions, including us, conduct their business and on their ability to operate as financial intermediaries.
The asset quality of financial institutions, including us, is fragile due to high exposure to public sector debt
Financial institutions, including us, have a significant portfolio of bonds of, and loans to, the Argentine federal and provincial governments as a result of the crisis and compensation measures undertaken by the government in conjunction with the pesification. To a large extent, the value of a large portion of the assets held by Argentine banks, as well as their income generation capacity, is dependent on the Argentine public sector’s creditworthiness, which is in turn dependent on the government’s ability to promote sustainable economic growth in the long run, generate tax revenues and control public spending.
As of September 30, 2005, our exposure to public sector debt (net of LEBAC) totaled approximately Ps.1,894 million, representing 19.9% of our total assets. Because of this high level of exposure, any new restructuring of the sovereign debt that is unfavorable to us or any failure by the federal or provincial governments to meet their debt obligations in accordance with their terms would have a material adverse effect on our financial condition.

Risk factors

Our asset quality and that of other financial institutions may deteriorate if the Argentine private sector does not fully recover
The capacity of many Argentine private sector debtors to repay their loans deteriorated significantly as a result of the economic crisis, materially affecting the asset quality of financial institutions, including us. We established large allowances for loan losses in 2002 to cover the risks inherent to our portfolio of loans to the private sector. In 2004, the quality of our loan portfolio improved from 2003 levels as a result of high GDP growth and a better overall economic environment. However, this improvement did not fully offset the deterioration caused by the crisis in the quality of our assets. Moreover, the current improvement may not continue, and we will likely not succeed in recovering substantial portions of loans that were written off. Our business strategy includes substituting a large portion of our current portfolio of government securities for loans to the private sector. As a result, we expect that our credit risk exposure to the private sector will increase in the near term. If the recovery of financial health of Argentina’s private sector reverses, we may experience an increase in our incidence of non-performing loans.
Limitations on enforcement of creditors’ rights in Argentina may adversely affect financial institutions
To protect debtors affected by the economic crisis, beginning in 2002 the Argentine government adopted measures that temporarily suspended proceedings to enforce creditors’ rights, including mortgage foreclosures and bankruptcy petitions. Most of these measures have been rescinded, however, on November 2, 2005 the Argentine government established a new 120-day suspension period for mortgage foreclosure proceedings involving debtors’ dwellings and original loan amounts no higher than Ps.100,000. We cannot assure you that in an adverse economic environment the government will not adopt additional measures in the future, which could have a material adverse effect on the financial system and our business.
RISKS RELATING TO US
We focus on market segments that may be the most adversely affected by economic recessions
Our business strategy is to increase fee income and loan origination in our target markets, low- and middle-income customer segments and small- and medium-sized businesses. The current economic situation favors these target markets and they are experiencing solid growth. However, these target markets are particularly vulnerable to economic recessions and, in the event of such a recession, growth in our target markets may slow and consequently adversely affect our business. The Argentine economy as a whole and our target markets have not stabilized enough for us to be certain that demand will continue to grow. Therefore, we cannot assure you that our business strategy will in fact be successful.
Our controlling shareholders have the ability to direct our business and their interests could conflict with yours
Our controlling shareholders beneficially own 10,204,066 Class A shares and 356,424,363 Class B shares. Upon completion of the global offering (excluding any sales of Class B shares pursuant to the over-allotment option), they will have between approximately ●% and ●% of the total voting power, depending upon the number of shares, if any, that they are required to purchase pursuant to the standby subscription obligation. Although there currently is no formal agreement among them, together our controlling shareholders control virtually all decisions with respect to our company made by shareholders. They may, without the concurrence of the remaining shareholders, elect a majority of our directors, amend our bylaws, effect or prevent a merger, sale of assets or other business acquisition or disposition, cause us to issue additional equity securities, effect a related party transaction and

Risk factors

determine the timing and amounts of dividends, if any. Their interests may conflict with your interests as a holder of our Class B shares or the ADSs, and they may take actions that might be desirable to the controlling shareholders but not to other shareholders.
Our management has discretion in how we allocate our use of the net proceeds we receive from the global offering
We will have flexibility in applying the net proceeds we receive from the global offering, as described in “Use of proceeds”. You may not agree with how we use the net proceeds of the global offering. If we use the net proceeds for corporate purposes that do not yield a significant return or any return at all for our shareholders, our stock price could decline.
We will continue to consider acquisition opportunities, which may not be successful
We have expanded our business primarily through acquisitions. We will continue to consider attractive acquisition opportunities that we believe offer additional value and are consistent with our business strategy. We cannot assure you, however, that we will be able to identify suitable acquisition candidates or that we will be able to acquire promising target financial institutions on favorable terms. Additionally, our ability to obtain the desired effects of such acquisitions will depend in part on our ability to successfully complete the integration of those businesses. The integration of acquired businesses entails significant risks, including:

†	unforeseen difficulties in integrating operations and systems;

†	problems assimilating or retaining the employees of acquired businesses;

†	challenges retaining customers of acquired businesses;

†	unexpected liabilities or contingencies relating to the acquired businesses; and

†	the possibility that management may be distracted from day-to-day business concerns by integration activities and related problem solving.
We depend on key personnel for our current and future performance
Our current and future performance depends to a significant degree on the continued contributions of our senior management team and other key personnel, in particular Jorge Horacio Brito, Delfín Jorge Ezequiel Carballo and Fernando Andrés Sansuste. Our performance could be significantly harmed if we lose their services. Should their services no longer be available to us, we may not be able to locate or employ qualified replacements on acceptable terms.
Increased competition and consolidation in the banking industry may adversely affect our operations
We expect trends of increased competition in the banking sector, as banks continue to recover from the recent economic crisis. Additionally, if the trend towards decreasing spreads is not offset by increases in lending volumes, then resulting losses could lead to consolidation in the industry. We expect trends of increased consolidation to continue. Consolidation can result in the creation of larger and stronger banks, which may have greater resources than we do.
We expect that competition with respect to small- and medium-sized businesses is likely to increase. As a result, even if the demand for financial products and services from these markets continues to grow, competition may adversely affect our results of operations by decreasing the net margins we are able to generate.

Risk factors

Reduced spreads without corresponding increases in lending volumes could adversely affect our profitability
The spread for Argentina’s financial system between the interest rates on loans and deposits decreased from a high of 34.0% in March 2003 to 14.3% in September 2005 as a result of increased competition in the banking sector and the government’s tightening of monetary policy in response to inflation concerns. In comparison, our interest rate spread (average lending rates not including those related to liquidity management operations) decreased from 42% to 16.4% during the same period. We and other financial institutions have largely responded by lowering operating costs. However, if spreads continue to decrease without a corresponding increase in lending or additional cost-cutting, our profitability may be adversely affected.
Differences in the accounting standards between Argentina and certain countries with highly developed capital markets, such as the United States, may make it difficult to compare our financial statements and reported earnings with companies in other countries and the United States
Publicly available corporate information about us in Argentina is different from, and may be more difficult to obtain than, the information available for registered public companies in certain countries with highly developed capital markets, such as the United States. Except as otherwise described herein, we prepare our financial statements in accordance with Central Bank Rules, which differ in certain significant respects from U.S. GAAP and, to a certain extent, from Argentine GAAP. As a result, our financial statements and reported earnings are not directly comparable to those of banks in the United States in this and other respects.
The protections afforded to minority shareholders in Argentina are not as comprehensive as those in the United States
Under Argentine law, the protections afforded to minority shareholders and the fiduciary duties of officers and directors are, in some respects, less than, or different from, those in the United States and certain other jurisdictions. In particular, the Argentine legal regime concerning fiduciary duties of directors is not as comprehensive as in the United States, where the criteria to ascertain the independence of corporate directors are different from the criteria applicable under corresponding Argentine laws and regulations. Furthermore, in Argentina, there are no procedures for class action suits or shareholder derivative actions, and different procedural requirements exist for bringing shareholder lawsuits. As a result, in practice it may be more difficult for our minority shareholders to enforce their rights against us and our directors, officers or controlling shareholders than it would be for shareholders of a U.S. company.
RISKS RELATING TO OUR CLASS B SHARES AND THE ADSs
Holders of our Class B shares and the ADSs may not receive any dividends
In 2003, the Central Bank prohibited financial institutions from distributing dividends. In 2004, the Central Bank amended the restriction to require the Central Bank’s prior authorization for the distribution of dividends. On July 20, 2004, we were authorized by the Central Bank to distribute dividends corresponding to fiscal year 2003 and on April 18, 2005 to distribute dividends corresponding to fiscal year 2004, and in each case the dividends were distributed. Notwithstanding the foregoing, no assurance can be given that the Central Bank will continue to grant us the authorization to distribute dividends approved by our shareholders at the annual ordinary shareholders’ meeting.

Risk factors

Holders of our Class B shares and the ADSs located in the United States may not be able to exercise preemptive rights
Under Argentine corporations law, if we issue new shares as part of a capital increase, our shareholders may have the right to subscribe to a proportional number of shares to maintain their existing ownership percentage. Rights to subscribe for shares in these circumstances are known as preemptive rights. In addition, shareholders are entitled to the right to subscribe for the unsubscribed shares remaining at the end of a preemptive rights offering on a pro rata basis, known as accretion rights. Upon the occurrence of any future increase in our capital stock, United States holders of Class B shares or ADSs will not be able to exercise the preemptive and related accretion rights for such Class B shares or ADSs unless a registration statement under the Securities Act is effective with respect to such Class B shares or ADSs or an exemption from the registration requirements of the Securities Act is available. We are not obligated to file a registration statement with respect to those Class B shares or ADSs. We cannot assure you that we will file such a registration statement or that an exemption from registration will be available. Unless those Class B shares or ADSs are registered or an exemption from registration applies, a U.S. holder of our Class B shares or ADSs may receive only the net proceeds from those preemptive rights and accretion rights if those rights can be sold by the depositary; if they cannot be sold, they will be allowed to lapse. Furthermore, the equity interest of holders of Class B shares or ADSs located in the United States may be diluted proportionately upon future capital increases.
Non-Argentine companies that own our Class B shares directly and not as ADSs may not be able to exercise their rights as shareholders unless they are registered in Argentina
Under Argentine law, foreign companies that own shares in an Argentine corporation are required to register with the Inspección General de Justicia, or Superintendency of Legal Entities, or IGJ, in order to exercise certain shareholder rights, including voting rights. If you own Class B shares directly (rather than in the form of ADSs) and you are a non-Argentine company and you fail to register with IGJ, your ability to exercise your rights as a holder of our Class B shares may be limited.
You may not be able to sell your ADSs at the time or the price you desire because an active or liquid market may not develop
Prior to this offering, there has not been a public market for the ADSs or, in the case of our Class B shares, a market outside of Argentina. We have applied to list the ADSs on the NYSE. We cannot assure you as to the liquidity of any markets that may develop for our Class B shares or for the ADSs or the price at which the Class B shares or the ADSs may be sold.
The relative volatility and illiquidity of the Argentine securities markets may substantially limit your ability to sell Class B shares underlying the ADSs at the price and time you desire
Investing in securities that trade in emerging markets, such as Argentina, often involves greater risk than investing in securities of issuers in the United States, and such investments are generally considered to be more speculative in nature. The Argentine securities market is substantially smaller, less liquid, more concentrated and can be more volatile than major securities markets in the United States, and is not as highly regulated or supervised as some of these other markets. There is also significantly greater concentration in the Argentine securities market than in major securities markets in the United States. The ten largest companies in terms of market capitalization (which includes us) represented approximately 81.2% of the aggregate market capitalization of the Buenos Aires Stock Exchange as of October 31, 2005. Accordingly, although you are entitled to withdraw the Class B shares underlying the

Risk factors

ADSs from the depositary at any time, your ability to sell such shares at a price and time at which you wish to do so may be substantially limited. Furthermore, new capital controls imposed by the Central Bank could have the effect of further impairing the liquidity of the Buenos Aires Stock Exchange by making it unattractive for non-Argentines to buy shares in the secondary market in Argentina.
Substantial sales of our Class B shares or the ADSs after this offering could cause the price of the Class B shares or of the ADSs to decrease
After the global offering the selling shareholders will continue to hold a large number of shares. We, our directors, including the selling shareholders, and certain members of senior management, have agreed with the international underwriters, subject to certain exceptions, not to offer, sell, contract to sell or otherwise dispose of or hedge our shares of capital stock or ADSs or securities convertible into or exercisable or exchangeable for shares of capital stock or ADSs during the 180-day period following the date of this prospectus. After these lock-up agreements expire, their securities will be eligible for sale in the public market. The market price of our Class B shares or the ADSs could drop significantly if they sell our Class B shares or the ADSs or the market perceives that they intend to sell them.
Our shareholders may be subject to liability for certain votes of their securities
Our shareholders are not liable for our obligations. Instead, shareholders are generally liable only for the payment of the shares they subscribe. However, shareholders who have a conflict of interest with us and who do not abstain from voting may be held liable for damages to us, but only if the transaction would not have been approved without such shareholders’ votes. Furthermore, shareholders who willfully or negligently vote in favor of a resolution that is subsequently declared void by a court as contrary to Argentine corporate law or our bylaws may be held jointly and severally liable for damages to us or to other third parties, including other shareholders.
Our Class B shares or the ADSs might be characterized as stock in a “passive foreign investment company” for U.S. federal income tax purposes
The application of the “passive foreign investment company” rules to equity interests in banks such as us is unclear under current U.S. federal income tax law. It is therefore possible that our Class B shares or the ADSs could be characterized as stock in a “passive foreign investment company” for U.S. federal income tax purposes, which could have adverse tax consequences upon U.S. holders in some circumstances. In particular, U.S. holders of our Class B shares or the ADSs would generally be subject to special rules and adverse tax consequences with respect to certain distributions made by us and on any gain realized on the sale or other disposition of our Class B shares or the ADSs. Such U.S. holders might be subject to a greater U.S. tax liability than might otherwise apply and incur tax on amounts in advance of when U.S. federal income tax would otherwise be imposed. A U.S. holder of our Class B shares or the ADSs might be able to avoid these rules and consequences by making an election to mark such shares to market (although it is not clear if this election is available for the Class B shares). U.S. holders should consult their tax advisors regarding the “passive foreign investment company” rules. See “Taxation — Material United States Federal Income Tax Considerations.”

Use of proceeds
We estimate that our net proceeds from the sale of Class B shares in the global offering, including the preferential subscription and standby purchase and including the ADSs offered by this prospectus, will be approximately US$       ●        million, after deducting estimated underwriting discounts and commissions and offering expenses payable by us. We intend to use the net proceeds from the global offering for general corporate purposes. Specifically, we want to be in a position to fund the expansion of credit demand in Argentina that we believe has begun to develop, and to take advantage of potential acquisitions. We will not receive any proceeds from the sale of Class B shares by the selling shareholders, nor will we receive any proceeds pursuant to the exercise of the over-allotment option by the underwriters, since the option has been granted by the selling shareholders and not by us.
For every US$1.00 increase or decrease in the price per ADS offered by this prospectus, the amount of proceeds will increase or decrease by US$       ●       . Any additional proceeds will be used for general corporate purposes.

Exchange rates and exchange controls
Exchange rates
On January 7, 2002, the Argentine congress enacted the Public Emergency Law, abandoning over ten years of fixed peso-U.S. dollar parity at Ps.1.00 per US$1.00. After devaluing the peso and setting the official exchange rate at Ps.1.40 per US$1.00, on February 11, 2002, the government allowed the peso to float. The shortage of U.S. dollars and their heightened demand caused the peso to further devalue significantly in the first half of 2002. Since June 30, 2002, the peso has appreciated versus the U.S. dollar from an exchange rate of Ps.3.80 per US$1.00 to an exchange rate of Ps.3.0445 per US$1.00 at January 5, 2006.
The following table sets forth the annual high, low, average and period-end exchange rates for the periods indicated, expressed in pesos per U.S. dollar and not adjusted for inflation. There can be no assurance that the peso will not depreciate again in the future, particularly while the restructuring of a substantial portion of Argentina’s foreign debt remains unresolved. The Federal Reserve Bank of New York does not report a noon buying rate for pesos.

	Exchange Rates(1)

	High	Low	Average(2)	Period-end

2000	1.0000	1.0000	1.0000	1.0000
2001	1.0000	1.0000	1.0000	1.0000
2002	3.8675	1.0000	2.9785	3.3630
2003	3.3625	2.7485	2.9493	2.9330
2004	3.0718	2.8037	2.9424	2.9738
2005	3.0523	2.8592	2.9230	3.0315
July 2005	2.8865	2.8598	2.8695	2.8628
August 2005	2.9117	2.8592	2.8878	2.9117
September 2005	2.9195	2.9043	2.9117	2.9125
October 2005	3.0125	2.9082	2.9660	3.0097
November 2005	2.9952	2.9405	2.9672	2.9735
December 2005	3.0523	2.9700	3.0145	3.0315

(1)	Until June 2002, asked closing quotations as quoted by Banco de la Nación Argentina. Since July 2002, the reference exchange rate as published by the Central Bank.

(2)	Based on daily averages.
Exchange controls
In 2001 and 2002 and until February 7, 2003, the Central Bank, among other restrictive measures, restricted the transfer of U.S. dollars abroad without its prior approval. In 2003 and 2004, the government substantially eased these restrictions.
However, on June 26, 2003, the government set restrictions on capital flows into Argentina, which mainly consisted of a prohibition against the transfer abroad of any funds until 180 days after their entry into the country. Furthermore, on June 10, 2005 the government established further restrictions on capital flows into Argentina, including increasing the period that certain incoming funds, including capital contributions, must remain in Argentina to 365 calendar days and requiring that 30% of incoming funds be deposited with a bank in Argentina in a non-interest bearing account for 365 calendar days. These restrictions do not apply to the proceeds received by us from the global offering.

Market information
MARKET PRICE OF OUR SHARES
Prior to the international offering, there has been no public market for our Class B shares or the ADSs outside of Argentina. We intend to apply to list the ADSs for trading on the NYSE under the symbol “BMA.”
Our Class B shares are currently traded on the Buenos Aires Stock Exchange under the symbol “BSUD”. The table below shows the high and low closing prices in pesos, the U.S. dollars equivalent per ADS and the average daily trading volume for our Class B shares on the Buenos Aires Stock Exchange for the periods indicated:

	Ps. per		US$ equivalent
	Class B Share		per ADS (1)		Average daily trading
					of Class B shares in
Banco Macro Bansud	High	Low	High	Low	thousands of pesos

2005:
July	4.25	3.60	14.85	12.58	2,342.3
August	4.83	4.05	16.59	13.91	4,421.6
September	5.31	4.60	18.23	15.80	5,513.1
October	5.22	4.65	17.34	15.45	3,751.8
November	5.30	4.71	17.82	15.84	2,796.6
December	5.45	4.66	17.98	15.37	2,858.8

2005:
1st quarter	4.35	3.47	14.88	11.87	6,149.0
2nd quarter	4.28	3.58	14.81	12.38	3,195.4
3rd quarter	5.31	3.60	18.23	12.36	4,119.2
4th quarter	5.45	4.65	17.98	15.34	3,124.8

2004:
1st quarter	3.69	2.51	12.92	8.79	4,651.3
2nd quarter	3.48	2.19	11.76	7.40	2,979.3
3rd quarter	3.33	2.68	11.17	8.99	3,293.6
4th quarter	3.76	3.12	12.64	10.49	4,995.9

Source:	Buenos Aires Stock Exchange Bulletin.

(1)	Based on a ratio of ten Class B shares for each ADS and the exchange reference rate quoted by the Central Bank of pesos to U.S. dollars at the close of the last day of each period presented.
Banco Macro and Banco Bansud merged in December 2003 and began trading on December 24, 2003 under the symbol “BSUD.” In January 2002, we acquired a controlling interest in the former Banco Bansud, but the shares of the two banks traded separately until their merger.

Market information

The table below sets forth the high and low closing prices in pesos and the average daily trading volumes for the common shares of Banco Macro on the Buenos Aires Stock Exchange for the periods indicated:
Banco Macro

	Ps. per Share		Average daily trading
			of common shares in
	High	Low	thousands of pesos

2003:
1st quarter	17.20	16.00	19,450.4
2nd quarter	28.70	20.00	41,781.9
3rd quarter	30.50	26.00	42,765.5
4th quarter	41.30	30.00	88,190.6

2002:
1st quarter	—	—	—
2nd quarter	4.10	3.40	9,963.8
3rd quarter	—	—	—
4th quarter	17.60	10.00	9,955.4

2001:
1st quarter	4.25	4.50	12,089.8
2nd quarter	4.00	4.00	6,391.2
3rd quarter	4.00	3.40	19,671.0
4th quarter	3.40	3.40	6,052.0

Source:	Buenos Aires Stock Exchange Bulletin.

Market information

The table below sets forth the high and low closing prices in pesos and the average daily trading volumes for the Class B shares of Banco Bansud on the Buenos Aires Stock Exchange for the periods indicated:
Banco Bansud

	Ps. per
	Class B Share		Average daily trading of
			Class B common shares
	High	Low	in thousands of pesos

2003:
1st quarter	1.65	1.04	2,291.7
2nd quarter	2.20	1.45	3,447.1
3rd quarter	2.16	1.80	2,353.0
4th quarter	2.99	2.05	2,785.9

2002:
1st quarter	0.70	0.33	58.5
2nd quarter	0.55	0.30	34.5
3rd quarter	1.06	0.46	185.4
4th quarter	1.74	0.90	509.5

2001:
1st quarter	1.74	0.90	145.1
2nd quarter	1.31	0.80	105.4
3rd quarter	1.07	0.30	32.2
4th quarter	0.54	0.30	31.8

Source:	Buenos Aires Stock Exchange Bulletin.
On January 5, 2006, the closing price for our Class B shares on the Buenos Aires Stock Exchange was Ps.5.65 per share, or US$18.56 per ADS, based on a ratio of ten Class B shares to one ADS, and translating pesos to U.S. dollars at the exchange rate of Ps.3.0445 for US$1.00, the reference exchange rate reported by the Central Bank for that date.
THE ARGENTINE SECURITIES MARKET
There are 11 stock exchanges in Argentina: Buenos Aires, Bahía Blanca, Corrientes, Córdoba, La Plata, La Rioja, Mendoza, Rosario, Santa Fe, Mar del Plata and Tucumán. Six stock exchanges in Argentina have affiliated stock markets and, accordingly, are authorized to quote publicly offered securities: Buenos Aires, Rosario, Córdoba, Mendoza, Santa Fe, and La Rioja. Securities listed on these exchanges include both corporate equity and bonds and government securities.
The principal and oldest exchange for the Argentine securities market is the Buenos Aires Stock Exchange. Currently, the Buenos Aires Stock Exchange is the fourth largest exchange in Latin America in terms of market capitalization. The Buenos Aires Stock Exchange started operating in 1854 and handles approximately 95% of all equity trading in Argentina. Bonds listed on the Buenos Aires Stock Exchange may also be listed on the Mercado Abierto Electrónico, the Argentine over-the-counter market, or MAE. As a result of an agreement between the Buenos Aires Stock Exchange and the MAE, equity securities are traded exclusively on the Buenos Aires Stock Exchange and debt securities (both public and private) are traded on both the MAE and the Buenos Aires Stock Exchange.
In addition, through an agreement with the Buenos Aires Stock Exchange, all of the securities listed on the Buenos Aires Stock Exchange are authorized to be listed and subsequently traded on the exchanges located in Córdoba, Rosario, Mendoza, La Plata and Santa Fe. As a result, many transactions that

Market information

originate on these exchanges relate to companies listed on the Buenos Aires Stock Exchange and these trades are subsequently settled in Buenos Aires.
Although companies may list all of their capital stock on the Buenos Aires Stock Exchange, in most cases the controlling shareholders retain the majority of a company’s capital stock. This results in only a relatively small percentage of most companies’ stock being available for active trading by the public on the Buenos Aires Stock Exchange. Even though individuals have historically constituted the largest group of investors in Argentina’s equity markets, in recent years, banks and insurance companies have shown an interest in these markets. Although Argentine pension funds represent an increasing percentage of the Buenos Aires Stock Exchange, trading activity, fondos comunes de inversion, or Argentine mutual funds, by contrast, continue to have very low participation in the market. Although 77 companies had equity securities listed on the Buenos Aires Stock Exchange as of June 30, 2005, the ten most traded companies on the Buenos Aires Stock Exchange accounted for approximately 89.4% of the total trading value during the six-month period ended June 30, 2005.
The Buenos Aires Stock Market, or Mercado de Valores de Buenos Aires, or MERVAL, is affiliated with the Buenos Aires Stock Exchange, and is the largest stock market in Argentina. The MERVAL is a corporation whose 133 shareholder members are the only individuals and entities authorized to trade, either as principal or as agent, in the securities listed on the Buenos Aires Stock Exchange. Trading on the Buenos Aires Stock Exchange is conducted by continuous open outcry, or the traditional auction system, from 11:00 a.m. to 5:00 p.m. each trading business day of the year. Trading on the Buenos Aires Stock Exchange is also conducted through a Sistema Integrado de Negociación Asistida por Computación or SINAC. SINAC is a computer trading system that permits trading in debt securities and equity securities. SINAC is accessed by brokers directly from workstations located at their offices. Currently, all transactions relating to listed negotiable obligations and listed government securities can be effected through SINAC. In addition, a substantial over-the-counter market exists for private trading in listed debt securities. These trades are reported on the MAE.
In order to control price volatility, the MERVAL operates a system pursuant to which the negotiation of a particular stock or debt security is suspended for a 15-minute period when the price of the security registers a variation on its price between 10% and 15% and between 15% and 20%. Any additional 5% variation on the price of the security after that results in additional 10-minute successive suspension periods. MAE operates a similar system that suspends the negotiation of debt securities of a particular issuer for 30 minutes when the price of the debt security registers a 10% price variation against the closing price on the previous day. If after the 30-minute suspension the price of the debt security increases or decreases an additional 5% against the closing price on the previous day (totaling a 15% variation against the closing price on the previous day), the trading of the debt security is suspended for the rest of the day. Trading on the issuer’s debt securities is resumed on the following day.
REGULATION OF THE ARGENTINE SECURITIES MARKET
The CNV is a governmental entity that oversees the regulation of the Argentine securities markets and is responsible for authorizing public offerings of securities and supervising brokers, public companies, mutual funds and clearinghouses. Public offerings and the trading of futures and options are also under the jurisdiction of the CNV. Argentine pension funds and insurance companies are regulated by separate government agencies, while financial institutions are regulated mainly by the Central Bank. The Argentine securities markets are governed generally by Law No. 17,811, as amended, which created the CNV and regulates securities exchanges, stockbrokers, market operations and public offerings of securities.

Market information

Most debt and equity securities traded on the exchanges and the over-the-counter market must, unless otherwise instructed by the shareholders, be deposited by shareholders with Caja de Valores S.A., which is a corporation owned by the Buenos Aires Stock Exchange, the MERVAL and certain provincial exchanges. Caja de Valores is the central securities depositary of Argentina, which provides central depository facilities for securities, acts as a clearinghouse for securities trading and acts as a transfer and paying agent. Caja de Valores also handles settlement of securities transactions carried out by the Buenos Aires Stock Exchange and operates the computerized exchange information system.
Although in the first half of the 1990s changes to the legal framework were introduced permitting the issuance and trading of new financial products in the Argentine capital markets, including commercial paper, new types of corporate bonds and futures and options, there is a relatively low level of regulation of the market for Argentine securities and investors’ activities in that market, and enforcement of existing regulatory provisions has been extremely limited. Furthermore, there may be less publicly available information about Argentine companies than is regularly published by or about companies in the Untied States and certain other countries. However, the CNV has taken steps to strengthen disclosure and regulatory standards for the Argentine securities market, including the issuance of regulations prohibiting insider trading and requiring insiders to report on their ownership of securities, with associated penalties for noncompliance.
In order to improve Argentine securities market regulation, the Argentine government issued Decree No. 677/01, which provided certain guidelines and provisions relating to capital markets transparency and best practices. Decree No. 677/01 took effect on June 1, 2001. The decree applies to individuals and entities that participate in the public offering of securities, as well as to stock exchanges. Among its key provisions, the decree broadens the definition of “security”; governs the treatment of negotiable securities; obligates publicly listed companies to form audit committees comprised of three or more members of the board of directors, the majority of whom must be independent under CNV regulations; authorizes market stabilization transactions under certain circumstances; governs insider trading, market manipulation and securities fraud; and regulates going private transactions and acquisitions of voting shares, including controlling stakes in public companies.
In order to offer securities to the public in Argentina, an issuer must meet certain requirements established by the CNV regarding assets, operating history, management and other matters, and only securities for which an application for a public offering has been approved by the CNV may be listed on corresponding stock exchange. This approval does not imply any kind of certification of assurance related to the merits of the quality of the securities or the solvency of the issuer. Issuers of listed securities are required to file unaudited quarterly financial statements and audited annual financial statements, as well as various other periodic reports, with the CNV and the corresponding stock exchange.

Capitalization
The following table sets forth our capitalization in accordance with Central Bank Rules as of September 30, 2005 in pesos and dollars on an actual basis and as adjusted to reflect the receipt of approximately US$       ●        in estimated net proceeds from the issuance and sale of        ●       Class B shares in the global offering, including        ●        ADSs offered by this prospectus. You should read this table in conjunction with “Selected financial and operating data,” “Management’s discussion and analysis of financial condition and results of operations,” “Selected statistical information” and our consolidated financial statements and the related notes included elsewhere in this prospectus.

	As of September 30, 2005

	Actual	As Adjusted	Actual	As Adjusted

	(in thousands of pesos)		(in thousands of
			U.S. dollars)
Deposits from customers:
Demand deposits	1,277,176		438,515
Time deposits	3,275,281		1,124,561
Savings deposits	934,184		320,750
Deposits from banks	5,261		318,930
Deposits from the government sector	928,884		1,806
Total deposits	6,420,786		2,204,562
Federal funds purchased and securities sold under repurchase agreements	548,138		188,202
Central Bank	210,892		72,409
Short-term borrowings	192,143		65,972
Long-term debt	47,067		16,161
Other liabilities	218,367		74,976
Minority interest in consolidated subsidiaries	68		23
Shareholders’ equity	1,414,160		485,548
Total capitalization	9,051,621		3,107,853
For every US$1.00 increase or decrease in the price per ADS (or the peso equivalent for the Class B shares) received by us in the global offering, our shareholders’ equity will increase or decrease by Ps.       ●       (US$       ●       ).

Dividends and dividend policy
DIVIDEND POLICY AND PAYMENT OF DIVIDENDS
Although we do not have, and have no current plans to adopt, a formal dividend policy governing the amount and payment of dividends, we currently intend to pay dividends subject to approval by a majority vote of our shareholders. All shares of our capital stock rank pari passu with respect to the payment of dividends.
The following table sets forth the cash dividends paid to our shareholders in 2004 and 2005. All banks were prohibited by the Central Bank from paying dividends in respect of the results of 2001 and 2002.

Based on financial statements	Payment
for year ended December 31,	Dates	Dividends per Share	Aggregate Dividend Payment
		(in pesos)	(in millions of pesos)

2003	July 2004	.10	60.9
2004	April 2005	.05	30.4
Holders of the ADSs will be entitled to receive any dividends payable in respect of the underlying Class B shares. We intend to pay cash dividends to the depositary in pesos, although we reserve the right to pay cash dividends in any other currency, including U.S. dollars. The deposit agreement provides that the depositary will convert cash dividends received by the depositary in pesos to U.S. dollars and, after a deduction or upon payment of fees and expenses of the depositary, will make payment to holders of the ADSs in U.S. dollars.
CENTRAL BANK AND CONTRACTUAL LIMITATIONS ON DISTRIBUTION OF DIVIDENDS
Central Bank Communication A4152 requires the prior authorization of the Central Bank for the distribution of dividends by banks. In order to calculate the amount available for distribution, the Central Bank requires banks to subtract from retained earnings the difference between the technical value of holdings of BODEN 2007, BODEN 2012 and BODEN 2013 in the financial statements and their market value. In addition, the Central Bank requires banks to subtract from unappropriated retained earnings amounts related to minimum presumed income tax that are carried as an asset.
By means of an authorization dated July 20, 2004, the Central Bank approved the distribution of dividends corresponding to our fiscal year ended December 31, 2003. Through another authorization dated April 18, 2005, the Central Bank approved the distribution of dividends corresponding to our fiscal year ended December 31, 2004.
As a result of an agreement executed between us and the Fondo Fiduciario de Asistencia a Entidades Financieras y Seguros with respect to a subordinated bond with Ps.16 million outstanding, we are not allowed to distribute dividends in cash in an amount higher than 50% of our net income. Additionally, if we distribute more than 25% of our net income, we are required to prepay our subordinated bond in an amount equal to 50% of the total amount to be distributed as cash dividends.
AMOUNTS AVAILABLE FOR DISTRIBUTION AND DISTRIBUTION APPROVAL PROCESS
Under Argentine corporate law, declaration and payment of annual dividends, to the extent funds are legally available, is determined by our shareholders at the annual ordinary shareholders’ meeting. Generally, but not necessarily, the board of directors makes a recommendation with respect to the payment of dividends.

Dividends and dividend policy

Dividends may be lawfully declared and paid only out of our retained earnings stated in our yearly financial statements according to Central Bank Rules and approved by a shareholders’ meeting as described below.
The board of directors submits our financial statements for the preceding fiscal year, together with reports thereon by the supervisory committee, at the annual ordinary shareholders’ meeting for approval. Within four months of the end of each fiscal year, an ordinary shareholders’ meeting must be held to approve the financial statements and determine the allocation of our net income for such year.
Under applicable CNV regulations, cash dividends must be paid to shareholders within 30 days of the shareholders’ meeting approving such dividends. In the case of stock dividends, shares are required to be delivered within three months of our receipt of notice of the authorization of the CNV for the public offering of the shares arising from such dividends.
LEGAL RESERVE REQUIREMENT
According to the Argentine financial institutions law, or the FIL, and Central Bank regulations, we are required to maintain a legal reserve of 20% of our yearly income plus or minus the results of prior years. The legal reserve is not available for distribution to shareholders. Under Argentine corporate law and our bylaws, our yearly net income (as adjusted to reflect changes in prior results) is allocated in the following order: (i) to comply with the legal reserve requirement, (ii) to pay the accrued fees of the members of the board of directors and statutory supervisory committee; (iii) to pay fixed dividends, which shall be applied first to pending and unpaid dividends and holders of preferred stock (if applicable); (iv) for voluntary or contingent reserves, as may be resolved from time to time by our shareholders at the annual ordinary shareholders’ meeting; and (v) the remainder of the net income for the year may be distributed as dividends on common stock or as otherwise decided by our shareholders at the annual ordinary shareholders’ meeting.

Selected financial and operating data
The following tables present selected historical financial data for us and Nuevo Banco Suquía for each of the periods indicated. You should read this information in conjunction with our consolidated financial statements and related notes, the financial statements of Nuevo Banco Suquía and related notes and the information under “Management’s discussion and analysis of financial condition and results of operations” included elsewhere in this prospectus.
We have derived our selected consolidated financial data for the years ended December 31, 2002, 2003 and 2004 from our audited consolidated financial statements included in this prospectus. We have derived our selected financial data for the years ended December 31, 2000 and 2001 from our audited consolidated financial statements not included in this prospectus. We have derived the selected financial data of Nuevo Banco Suquía for the years ended December 31, 2003 and 2004 from its audited financial statements included in this prospectus. We have derived our unaudited selected financial data for the six months ended June 30, 2004 and 2005 and for the nine months ended September 30, 2004 and 2005 from our condensed interim consolidated financial statements included in this prospectus. The condensed interim financial statements include, in our opinion, all adjustments (consisting only of normal recurring adjustments) that are necessary for a fair presentation of our financial position and results of operations for these periods.
Operating results for the six months ended June 30, 2005 and for the nine months ended September 30, 2005 are not necessarily indicative of the results that may be expected for the fiscal year ending December 31, 2005. In addition, due to the acquisitions we have made, our results of operations are not necessarily comparable between the periods presented; in particular, we acquired Banco Bansud in January 2002 and Nuevo Banco Suquía on December 22, 2004. The results of operations of Nuevo Banco Suquía are consolidated with Banco Macro Bansud from December 22, 2004.
During the economic crisis, Argentina experienced very high rates of inflation in 2002. As a result, Central Bank Rules reinstated inflation accounting at the beginning of 2002 until February 28, 2003. Therefore, all the financial statement data in this prospectus for periods prior to February 28, 2003 have been restated in constant pesos as of February 28, 2003.
Solely for the convenience of the reader, peso amounts as of and for the year ended December 31, 2004 and for the nine-month period ended September 30, 2005 have been translated into U.S. dollars. The rate used to translate such amounts was Ps.2.9125 to US$1.00, which was the reference exchange rate for U.S. dollars for September 30, 2005, as reported by the Central Bank.

Selected financial and operating data

BANCO MACRO BANSUD

							Six-Months Ended		Nine-Months Ended
	Year Ended December 31,						June 30,		September 30,

	2000(1)	2001(1)	2002(1)	2003(1)	2004(2)	2004(3)	2004	2005(2)	2004	2005(2)	2005(3)

	(in thousands of pesos or U.S. dollars, as indicated, except for shares,
	earnings per share and dividends per share)
Consolidated Income Statement
Central Bank Rules:
Financial income	Ps.219,494	Ps.218,897	Ps.1,623,349	Ps.419,900	Ps.427,900	US$146,918	Ps.235,850	Ps.338,221	Ps.333,231	Ps.532,002	US$182,662
Financial expense	(87,596)	(94,904)	(515,184)	(241,152)	(133,204)	(45,734)	(71,769)	(155,977)	(99,974)	(227,526)	(78,121)

Gross intermediation margin	131,898	123,993	1,108,165	178,748	294,696	101,184	164,081	182,244	233,257	304,476	104,541
Provision for loan losses	(25,907)	(21,968)	(117,767)	(35,009)	(36,467)	(12,521)	(13,236)	(34,479)	(19,898)	(57,040)	(19,585)
Service charge income	120,208	118,512	137,756	125,722	154,425	53,021	72,033	140,536	110,540	217,632	74,723
Service charge expense	(16,812)	(18,834)	(30,649)	(20,005)	(24,963)	(8,571)	(11,199)	(27,874)	(17,564)	(42,376)	(14,550)
Administrative expense	(179,383)	(183,277)	(260,175)	(221,796)	(254,980)	(87,547)	(123,715)	(205,062)	(187,116)	(315,182)	(108,216)
Other income	26,078	13,174	166,542	240,622	109,589	37,627	48,587	113,478	74,138	144,839	49,730
Other expense	(11,660)	(13,271)	(136,921)	(63,257)	(48,651)	(16,704)	(27,144)	(46,319)	(44,602)	(53,630)	(18,413)
Income Tax	(209)	(770)	(3,601)	(833)	(672)	(231)	(367)	(630)	(647)	(11,399)	(3,914)
Monetary Loss	—	—	(291,238)	(4,343)	—	—	—	—	—	—	—
Minority Interest	—	—	2	—	—	—	—	(8)	—	(15)	(5)

Net income	44,213	17,559	572,114	199,849	192,977	66,258	109,040	121,886	148,108	187,305	64,311

Net income per share	2.12	0.49	1.78	0.33	0.32	0	0.18	0.20	0.24	0.31	0
Dividends per share	0.31	0.31	—	—	0.10	0
Number of shares outstanding (in thousands)	35,500 (4)	35,500 (4)	680,943	608,943	608,943	608,943	608,943	608,943	608,943	608,943	608,943

U.S. GAAP:(4)
Net income				313,371	94,229	32,353	65,695	99,553
Net income per share				0.59	0.15	0	0.18	0.20
Weighted average number of shares outstanding (in thousands)				526,750	608,943	608,943	608,943	608,943

(1)	In constant pesos as of February 28, 2003.

(2)	Nuevo Banco Suquía consolidated with Banco Macro Bansud from December 22, 2004.

(3)	Translated at the rate of Ps.2.9125 per US$1.00 the reference exchange rate reported by the Central Bank for September 30, 2005.

(4)	See note 35 to our audited consolidated financial statements and note 25 to our condensed interim consolidated financial statements as of June 30, 2005 for a summary of significant differences between Central Bank Rules and U.S. GAAP.

Selected financial and operating data

BANCO MACRO

	As of December 31,						As of June 30,		As of September 30,

	2000(1)	2001(1)	2002(1)	2003(1)	2004(2)	2004(3)	2004	2005(2)	2004	2005(2)	2005(3)

	(in thousands of pesos or U.S. dollars, as indicated)
Consolidated Balance sheet
Central Bank Rules:
Assets
Cash and due from banks	Ps.122,426	Ps.113,635	Ps.325,953	Ps.674,300	Ps.1,372,258	US$471,161	Ps.714,443	Ps.1,143,588	Ps.1,114,386	Ps.1,364,855	US$468,619
Government and private securities	487,212	285,664	868,033	2,155,766	2,106,737	723,343	1,696,060	2,810,030	1,555,176	3,157,790	1,084,220
Loans:
to the non-financial government sector	90,133	104,485	462,440	365,549	809,577	277,966	367,262	701,957	376,271	606,676	208,301
to the financial sector	121,942	23,093	1,593	17,835	81,812	28,090	106,383	158,644	54,468	97,178	33,366
to the non-financial private sector and residents abroad	656,289	472,135	514,695	723,619	2,208,996	758,454	1,365,904	2,451,218	1,195,513	2,379,900	817,133
Allowances for loan losses	(55,689)	(40,015)	(116,125)	(56,279)	(225,340)	(77,370)	(78,363)	(173,676)	(79,750)	(186,350)	(63,983)
Other assets	749,769	416,490	1,761,485	1,144,237	2,443,715	839,044	1,386,183	2,337,465	1,394,027	1,806,005	620,088
Total assets	2,172,082	1,375,191	3,818,074	5,025,027	8,797,755	3,020,688	5,557,872	9,429,226	5,610,091	9,226,054	3,167,744
Average assets	1,948,780	1,663,367	3,804,445	4,356,792	5,705,541	1,958,984	5,445,659	9,413,937	5,464,108	9,303,648	3,194,386

Liabilities and shareholders’ equity
Deposits:
from the non-financial government sector	247,569	223,218	218,264	382,195	809,764	278,031	743,059	956,319	836,803	928,884	318,930
from the financial sector	4,388	2,673	7,552	11,909	4,445	1,526	6,353	5,815	3,512	5,261	1,806
from the non-financial private sector	1,048,051	708,480	1,534,926	2,633,140	4,504,788	1,546,708	2,646,758	5,217,987	2,485,593	5,486,641	1,883,826
Other liabilities from financial intermediation and other liabilities	561,180	124,840	663,341	559,450	1,974,784	678,037	681,452	1,672,154	836,401	1,200,514	412,194
Subordinated corporate bond	60,162	56,955	71,101	24,200	16,416	5,636	24,043	17,589	22,653	16,093	5,526
Items pending allocation	4,392	4,025	5,939	3,783	4,554	1,564	1,005	10,661	734	938	322
Provisions	525	971	391,578	285,128	225,699	77,493	208,063	199,900	196,949	173,495	59,569
Minority interest in subsidiaries	4	0	3	3	3	1	3	60	3	68	23
Total liabilities	1,926,270	1,122,816	2,892,704	3,899,808	7,540,453	2,588,996	4,310,736	8,080,485	4,382,348	7,811,894	2,682,196
Shareholders’ equity	245,812	252,375	925,370	1,125,219	1,257,302	431,692	1,247,136	1,348,741	1,227,743	1,414,160	485,548
Average shareholders’ equity	228,041	252,634	730,954	949,023	1,179,611	405,017	1,225,156	1,278,668	1,231,310	1,312,227	450,550

U.S. GAAP:(4)
Shareholders’ equity				735,386	857,666	294,478	802,382	947,194

(1)	In constant pesos as of February 28, 2003.

(2)	Nuevo Banco Suquía consolidated with Banco Macro Bansud from December 22, 2004.

(3)	Translated at the rate of Ps.2.9125 per US$1.00, the reference exchange rate reported by the Central Bank for September 30, 2005.

(4)	See note 35 to our audited consolidated financial statements and note 25 to our condensed interim consolidated financial statements as of June 30, 2005 for a summary of significant differences between Central Bank Rules and U.S. GAAP.

Selected financial and operating data

BANCO MACRO BANSUD

						Nine Months
						Ended
	As of and for the year ended December 31,					September 30,

	2000(1)	2001(1)	2002(1)	2003(1)	2004(2)	2004		2005(2)

Selected consolidated ratios:
Profitability and performance
Net interest margin(%)(3)		9.92%	8.87%	6.84%	6.37%	6.42	%(4)	5.03	%(4)
Fee income ratio(%)(5)	47.68	48.87	11.06	41.29	34.38	32.15		41.68
Efficiency ratio(%)(6)	71.15	75.58	20.88	72.85	56.77	54.43		60.37
Fee income as a percentage of administrative expense(%)	67.01	64.66	52.95	56.68	60.56	59.08		69.05
Return on average equity(%)	19.39	6.95	78.27	21.06	16.36	16.26	(4)	19.30	(4)
Return on average assets(%)	2.27	1.06	15.04	4.59	3.39	3.66	(4)	2.72	(4)
Liquidity
Loans as a percentage of total deposits(%)	66.80	64.07	55.59	36.57	58.29	48.90		48.03
Liquid assets as a percentage of total deposits(%)(7)	—	32.11	47.05	65.12	53.69	67.12		62.48
Capital
Total equity as a percentage of total assets(%)	11.32	18.35	24.24	22.39	14.29	21.88		15.33
Regulatory capital as a percentage of risk-weighted assets(%)	21.26	20.28	27.36	43.79	35.71	35.69		24.83
Asset Quality
Non-performing loans as a percentage of total loans(%)(8)	14.31	18.68	16.94	8.91	6.50	5.99		3.64
Allowances as a percentage of total loans	6.41	6.72	11.86	5.08	7.27	4.90		6.04
Allowances as a percentage of non-performing loans(%)(8)	44.83	35.99	70.04	57.07	111.75	81.85		165.98
Amparos as a percentage of average equity(%)	—	—	—	4.0	4.0	4.1		3.1
Operations
Number of branches			163	150	256	151		254	(9)
Number of employees	1,417	1,401	2,881	2,814	4,772	2,790		4,858

(1)	Calculated on the basis of amounts expressed in constant pesos as of February 23, 2003.
(2)	Nuevo Banco Suquía consolidated with Banco Macro Bansud from December 22, 2004.
(3)	Net financial income divided by average interest earning assets.
(4)	Annualized (compounded) numbers.
(5)	Service charge income divided by the sum of gross intermediation margin and service charge income.
(6)	Administrative expenses divided by the sum of gross intermediation margin and service charge income.
(7)	Liquid assets include cash, cash collateral, LEBACs and NOBACs, and interbanking loans. Since 2004, we include overnight loans to highly rated companies.
(8)	Non-performing loans includes all loans to borrowers classified as “3-nonperforming/deficient compliance”, “4-high risk of uncollectibility/unlikely to be collected”, “5-uncollectible” and “6-uncollectible, classified as such under regulatory requirements” under the Central Bank loan classification system.
(9)	Includes the seven branches and the headquarters we acquired in November 2005 from the restructuring of Banco Empresario de Tucumán. It does not include the 25 branches and the headquarters included in the pending acquisition of Banco de Tucumán.

Selected financial and operating data

NUEVO BANCO SUQUÍA

	As of December 31,

	2003(1)	2004	2004(2)

	(in thousands of pesos or
	U.S. dollars, as indicated)
Income Statement
Central Bank Rules:
Financial income	Ps.224,099	Ps.186,361	US$	63,987
Financial expense	(137,932)	(107,198)		(36,806)

Gross intermediation margin	86,167	79,163		27,181
Provision for loan losses	(800)	(124,682)		(42,809)
Service charge income	68,402	93,732		32,183
Service charge expense	(19,971)	(24,848)		(8,532)
Administration expense	(103,244)	(113,212)		(38,871)
Other income	10,567	47,127		16,181
Other expense	(39,691)	(20,101)		(6,902)

Monetary loss	(479)	—		—
Net income (loss)	951	(62,821)		(21,569)

Number of common shares outstanding	15,000	303,750		303,750
Earnings per share	0.06	(0.21)		(0.07)
U.S. GAAP:(3)
Net income	(253,794)	41,106		14,114

(1)	In constant pesos as of February 28, 2003.

(2)	Translated at the rate of Ps.2.9125 per US$1.00, the reference exchange rate reported by the Central Bank for September 30, 2005.

(3)	See note 20 to Nuevo Banco Suquía’s audited financial statements for a summary of significant differences between Central Bank Rules and U.S. GAAP.

Selected financial and operating data

NUEVO BANCO SUQUÍA

	As of December 31,

	2003(1)	2004	2004(2)

	(in thousands of pesos or
	U.S. dollars, as indicated)
Balance sheet
Central Bank Rules:
Assets
Cash and due from banks	Ps.351,381	Ps.310,501	US$	106,610
Government and private securities	420,667	672,782		230,998
Loans
to the non-financial government sector	280,044	303,990		104,374
to the financial sector	0	47,504		16,310
to the non-financial private sector and residents abroad	365,771	773,553		265,598
Allowances for loan losses	(31,606)	(143,495)		(49,269)
Other assets	646,769	714,905		245,461

Total assets	2,033,026	2,679,740		920,082

Liabilities and shareholders’ equity
Deposits
from the non-financial government sector	419	1,447		497
from the financial sector	636	605		208
from the non-financial private sector	1,340,702	1,541,658		529,325
Other liabilities from financial intermediation and other liabilities	564,162	807,405		277,220
Provisions	37,902	16,996		5,835
Other liabilities	7,836	4,331		1,487

Total liabilities	1,951,657	2,372,442		814,572
Shareholders’ equity	81,369	307,298		105,510
U.S. GAAP:(3)
Shareholders’ equity	(189,124)	306,718		105,311

(1)	In constant pesos as of February 28, 2003.

(2)	Translated at the rate of Ps.2.9125 per US$1.00, the reference exchange rate reported by the Central Bank for September 30, 2005.

(3)	See note 20 to Nuevo Banco Suquía’s audited financial statements for a summary of significant differences between Central Bank Rules and U.S. GAAP.

Pro forma financial data
The following unaudited pro forma information is based on the financial statements of Banco Macro Bansud and Nuevo Banco Suquía and is presented to show the results of operations for the year ended December 31, 2004 as if Banco Macro Bansud and Nuevo Banco Suquía had operated on a consolidated basis from January 1, 2004. The pro forma information takes into account the results of the year ended December 31, 2004 for Banco Macro Bansud, which consolidates the results of operations of Nuevo Banco Suquía from December 22, 2004, and the results of Nuevo Banco Suquía for the period from January 1, 2004 to December 21, 2004, and eliminates intercompany transactions. As a result, the consolidated balance sheet of Banco Macro Bansud consolidates the balance sheet of Nuevo Banco Suquía at December 31, 2004. These pro forma results are not necessarily indicative of the results of the consolidated entity may have in the future or would have had if the acquisition by Banco Macro Bansud of Nuevo Banco Suquía had actually taken place on January 1, 2004.
Under Central Bank Rules, business combinations are accounted for at carryover value. We recognized the difference between the net equity book value at the acquisition date and the purchase price as negative goodwill. The negative goodwill is being amortized under the straight-line method over five years. As Nuevo Banco Suquía’s shareholders’ equity (book value) amounted to Ps.16.9 million, the bank recorded negative goodwill of Ps.483,000.
Under U.S. GAAP, SFAS 141 requires the acquisition of the controlling interest of Nuevo Banco Suquía to be accounted for as a business combination applying purchase accounting. The purchase price has been allocated to the identifiable tangible and intangible assets with finite lives acquired and liabilities assumed based upon their fair value as of the acquisition date, with the excess of the fair value over the cost resulting in negative goodwill.
Under U.S. GAAP, the pro forma condensed income statement shall disclose income (loss) from continuing operations before nonrecurring charges or credits directly attributable to the transaction. Material nonrecurring charges or credits and related tax effects shall be disclosed in a footnote. In addition, the pro forma condensed income statement only shall include adjustments which give effect to events that are (i) directly attributable to the transaction, (ii) expected to have a continuing impact on the registrant, and (iii) factually supportable.
Therefore, the Banco Macro Bansud column below includes consolidated results of operations for the fiscal year ended December 31, 2004 in accordance with Central Bank Rules. The Nuevo Banco Suquía column includes results of operations from January 1, 2004 through December 21, 2004 (prior to the acquisition date), in accordance with Central Bank Rules. The “U.S. GAAP adjustments” column includes differences between Central Bank Rules followed in the preparation of the financial statements of Banco Macro Bansud and Nuevo Banco Suquía (January 1, to December 21, 2004) and those applicable in the United States under U.S. GAAP, as further detailed in notes 35 and 20 to the financial statements as of December 31, 2004 of Banco Macro Bansud and Nuevo Banco Suquía, respectively).

Pro forma financial data

		NUEVO
		BANCO
		SUQUÍA
	BANCO	(January 1 to
	MACRO	December 21,	Pro Forma
	BANSUD	2004)	Central
	Central	Central	Bank	US GAAP	Total	Pro Forma		Pro Forma
	Bank Rules(1)	Bank Rules	Rules	Adjustments	US GAAP	Adjustments		US GAAP

	(pesos in thousands
Central Bank Rules:
Interest and fees on loans	144,833	105,847	250,680	18,983	269,663			269,663
Government securities and other trading gains, net	216,937	36,562	253,499	30,242	283,741			283,741
Other interest income	30,201	24,778	54,979	—	54,979			54,979

Total interest income	391,971	167,187	559,158	49,225	608,383			608,383
Interest on deposits	73,899	38,657	112,556	—	112,556			112,556
Other interest expense	22,701	53,521	76,222	89,905	166,127			166,127

Total interest expense	96,600	92,178	188,778	89,905	278,683	—		278,683

Net interest income	295,371	75,009	370,380	(40,680)	329,700			329,700

Provision for loan losses, net	(25,107)	(47,096)	(72,203)	(901)	(73,104)	—		(73,104)

Net interest income after provision for loan losses	270,264	27,913	298,177	(41,581)	256,596			256,094

Service charges on deposit accounts	81,503	69,243	150,746	—	150,746			150,746
Credit-card service charges and fees	41,310	—	41,310	—	41,310			41,310
Other non-interest income	43,704	25,315	69,019	—	69,019			69,019

Total non-interest income	166,517	94,558	261,075	—	261,075	—		261,075
Salaries and payroll taxes	132,910	74,512	207,422	1,169	208,591			208,591
Depreciation and bank premises and equipment	18,881	4,058	22,939	(5,939)	17,000			17,000
Amortization of organization and development expenses	26,106	333	26,439	(93)	26,346			26,346
Amortization of customer related intangible assets						1,975	a	1,975
Negative goodwill	(73,112)	—	(73,112)	73,112	0	(3,336	)b	(3,336)
Other non-interest expense	138,347	107,973	246,320	(58,632)	187,688			187,688

Total non-interest expense	243,132	186,876	430,008	9,617	439,625	(1,361)		438,264
Minority interest income from subsidiaries	—	(74)	(74)	—	(74)			(74)

Income before income tax expense	193,649	(64,479)	129,170	(51,198)	77,972	1,361		78,831

Income tax expense	(672)	—	(672)	59,134	58,462	176	c	58,638

Income from continuing operations	192,977	(64,479)	128,498	7,936	136,434	1,537		137,971

Net income	192,977	(64,479)	128,498	7,936	136,434	1,537		137,971

Basic earnings per share (stated in pesos)(3)	0.32 (2)							0.23
Weighted average number of shares Outstanding (in thousands)	608,943							608,943

(1)	Nuevo Banco Suquía consolidated with Banco Macro Bansud from December 22, 2004.

Pro forma financial data

(2)	As of December 31, 2004, the basic earnings per share of Banco Macro Bansud in accordance with U.S. GAAP is the following:

Net income under U.S. GAAP (in thousands)	94,229
Weighted average number of shares outstanding (in thousands)	608,943
Basic earnings per share under U.S. GAAP (stated in Ps.)	0.15

(3)	There is no diluted earnings per share disclosure as no potential common shares exist.
The Pro Forma Adjustments column includes:

a)	Purchase price adjustment related to core deposit intangible assets which is being amortized under the straight line method over five years. This adjustment decreased income by Ps.1.98 million.

b)	Reversal of recorded depreciation generated by the effect of allocating the negative goodwill to reduce the amount of non-monetary assets. This adjustment increased income by Ps.3.34 million.

c)	Income tax effects related to these pro-forma adjustments. These adjustments increased income by Ps.176,000.

Management’s discussion and analysis of financial condition and results of operations
This section contains forward-looking statements that involve risks and uncertainties. Our actual results may differ materially from those discussed in the forward-looking statements as a result of various factors, including, without limitation, those set forth in “Special note regarding forward-looking statements,” “Risk factors,” “The crisis and recovery in Argentina” and the matters set forth in this prospectus generally.
The following discussion is based on, and should be read in conjunction with, our consolidated financial statements and related notes contained elsewhere in this prospectus, as well as “Prospectus summary— Summary financial and operating data,” “Selected financial and operating data” and the other financial information appearing elsewhere in this prospectus.
FINANCIAL PRESENTATION
The audited financial statements as of December 31, 2004 and 2003 and for the three years ended December 31, 2004, the unaudited financial statements for the six months ended June 30, 2005 and 2004 and the unaudited financial statements for the nine months ended September 30, 2005 and 2004 included elsewhere in this prospectus have been prepared in accordance with Central Bank Rules. Central Bank Rules differ in certain significant respects from U.S. GAAP. See note 35 to the audited financial statements and note 25 to our condensed interim consolidated financial statements for June 30, 2005. As a result of the economic crisis, Argentina experienced very high rates of inflation in 2002. During that year, inflation, as measured by the wholesale price index, reached approximately 118%. During 2003 and 2004, inflation levels returned to much lower levels. As a result, Central Bank Rules reinstated inflation accounting at the beginning of 2002 until February 28, 2003. Therefore, all the financial statement data in this prospectus for periods prior to February 28, 2003 have been restated in constant pesos as of such date by applying the adjustment rate derived from the internal wholesale price index published by INDEC. We do not report our results by accounting segments.
COMPARABILITY
During the fiscal year ended December 31, 2002, there were many changes in Argentina’s economic and financial situation, which deteriorated markedly beginning in late 2001. The measures taken included restrictions on deposit withdrawals, the pesification of certain debts originally denominated in U.S. dollars, the issuance of compensation bonds to cover the financial system imbalance, and the devaluation of the Argentine peso. These measures had significant effects on our results of operations for the year ended December 31, 2002, which, despite the restatement of financial information in constant pesos, are not comparable with our results of operations for the years ended December 31, 2003 and 2004.
In addition, in December 2004, we acquired Nuevo Banco Suquía, which significantly enhanced the size and scope of our business. As a result of our acquisition of Nuevo Banco Suquía, our results of operations for the six-month period ended June 30, 2005 and for the nine-month period ended September 30, 2005 differ significantly from our results of operations for the six-month period ended June 30, 2004 and for the nine-month period ended September 30, 2004. Given the instability, and regulatory and economic changes that Argentina has experienced since the beginning of the economic crisis in 2001, the financial information set forth in this prospectus may not be fully indicative of our anticipated results of operations or business prospects after the dates indicated.

Management’s discussion and analysis of financial condition and results of operations

OVERVIEW
We are one of the leading banks in Argentina. With the most extensive private-sector branch network in the country, we provide a wide range of financial products and services to a diversified, nationwide customer base. We distinguish ourselves from our competitors by our strong financial position and by our focus on low- and middle-income individuals and small- and medium-sized businesses in the regions outside of the Buenos Aires metropolitan area, which we believe are population and geographic segments that offer significant opportunity for continued growth in our banking businesses. According to the Central Bank, as of September 30, 2005, we were ranked fourth in terms of assets and third in terms of equity among private-sector banks.
Our consolidated net income for 2004 was Ps.193.0 million (US$66.3 million), representing a return on average equity of 16.4% and an annualized return on average assets of 3.4%. Our consolidated net income for the nine months ended September 30, 2005 was Ps.187.3 million (US$64.3 million), representing an annualized return on average equity of 19.3% and an annualized return on average assets of 2.7%.
Our retail products and services consist of savings and checking accounts, credit and debit cards, consumer finance loans and other credit-related products and transactional services to our individual customers and small- and medium-sized businesses that we provide through our branch network. We also provide Plan Sueldo payroll services, checking accounts and time deposits, corporate credit cards, mortgage finance, transaction processing, foreign exchange, and other credit-related products and transactions services to larger corporations through our headquarters in Buenos Aires. In addition, our Plan Sueldo payroll processing services for private companies and three provincial governments provide us with a large and stable deposit base.
We emerged from the Argentine economic crisis of 2001 and 2002 as a stronger and larger bank. In January 2002, in the midst of the crisis, Banco Macro S.A., our predecessor, acquired a controlling interest in Banco Bansud. This acquisition tripled the size of our bank as measured by assets, and expanded our geographic presence from the northern provinces of Argentina to the southern provinces. In December 2004, during the recovery period of the Argentine economy, we completed the acquisition of Nuevo Banco Suquía, the leading private bank in the central provinces of Argentina, thereby becoming the private sector bank with the country’s most extensive branch network. The Nuevo Banco Suquía transaction increased our assets, number of branches and number of clients by 41% and 67%, respectively. Beginning at the end of 2002 and during the recovery years, we also experienced organic growth as our business in the provinces of Argentina suffered lower levels of volatility than our principal competitors in the Buenos Aires metropolitan area.
IMPACT OF THE 2001-2002 ECONOMIC CRISIS ON US
The economic crisis and the Argentine government’s response to the economic crisis, described elsewhere in this prospectus under the caption “The crisis and recovery in Argentina”, had dramatic effects on the business and financial results of Argentine banks, including us, as substantially all of our operations and customers are located in Argentina. As described below, the run on bank deposits, government measures to counteract the effects of the crisis (such as the corralito, corralón and asymmetric pesification), the devaluation of the peso, the high inflation environment that accompanied the crisis, the virtual suspension of banking activity and government compensation measures to offset the effects of asymmetric pesification, all had significant negative effects on our business and results of operations. However, as discussed in “—Our response to the crisis” we believe we have managed to address these challenges successfully. Moreover, as the Argentine economy continues to recover and the business environment stabilizes, we have emerged from the crisis as a larger and we believe stronger bank.

Management’s discussion and analysis of financial condition and results of operations

The run on bank deposits and restrictions on withdrawals
Beginning in the first quarter of 2001, in response to growing and widespread concern about the solvency of the Argentine banking system, private depositors began to withdraw funds. As a result, we experienced a decrease in the overall level of our deposits. In addition, depositors that kept their funds in the bank shifted their funds out of time deposits into demand deposit accounts in anticipation of a further deterioration in the Argentine banking system.

†	Corralito
The Argentine government’s initial response to the run on bank deposits, the corralito, limited the amount of cash that could be withdrawn from banks within specified time periods. However, this measure amplified public concern about the solvency of the banking system and contributed to a further decrease in deposit levels, as many depositors withdrew funds up to the permitted limit.

†	Corralón
Under the corralón, another government measure to address the run on bank deposits, the maturity for time deposits denominated in pesos and substantially all deposits denominated in U.S. dollars was mandatorily extended. In connection with the corralón, we were required to issue CEDROs to affected customers, representing the interest in the underlying, rescheduled deposits.
Below is a table that shows the impact of the crisis and recovery on our and the financial system’s deposit base. For more information on our response, see “—Our Response to the Crisis—Loyal client base” and “—Acquisitions.” The information detailed below is based on unconsolidated information reported monthly to the Central Bank and has not been adjusted for intercompany eliminations or adjusted for inflation.

Phase 1. Bank run:	December 31, 2000 to November 30, 2001
Phase 2. Corralito:	November 30, 2001 to December 31, 2001
Phase 3. Corralón:	January 31, 2002 to April 30, 2002
Phase 4. Stabilization:	April 30, 2002 to April 30, 2003
Phase 5. Recovery:	April 30, 2003 to September 30, 2005

	Phase 1:	Phase 2:	Phase 3:	Phase 4:	Phase 5:
Change in total deposits	Bank Run(1)	Corralito	Corralón(2)	Stabilization	Recovery

	(in millions of pesos
Banco Macro	(171)	8	(21)	295
Banco Bansud	(354)	(29)	(183)	337
Banco Macro and Banco Bansud	(525)	(21)	(204)	632	2,341
Financial system	(18,205)	(1,918)	(10,010)	7,646	51,513

(1)	We excluded the month of January 2002 because of the impact on nominal changes caused by the pesification of U.S. dollar-denominated deposits.

(2)	Banco Macro acquired Banco Bansud in January 2002; however, the information in the table above has not been consolidated for the corralón phase as we were just beginning to manage Banco Bansud during that period.

Management’s discussion and analysis of financial condition and results of operations

Source: Central Bank

(1)	We excluded the month of January 2002 because of the impact on nominal changes caused by the pesification of U.S. dollar-denominated deposits.

(2)	Banco Macro acquired Banco Bansud in January 2002; however, the information in the table above has not been consolidated for the corralón phase as we were just beginning to manage Banco Bansud during that period.
Asymmetric pesification and the Argentine government’s compensation measures
The asymmetric conversion of loans and deposits into pesos, the increase in banks’ non-performing loans and the decline in value of bank holdings of government debt, left much of the financial sector virtually insolvent. To help prevent widespread insolvencies, the Argentine government pledged to provide offsetting compensation to banks. The general principles of the compensation scheme were to: (1) maintain the peso value of each bank’s net worth, and (2) leave the banks hedged in terms of currency. To that end, the Argentine government issued two types of bonds to banks:

†	a bond denominated in pesos (BODEN 2007) to compensate for losses linked to asymmetric pesification; and

†	a bond denominated in dollars (BODEN 2012) that the Central Bank offered to affected banks at a discounted price of Ps.1.40 plus CER indexation to US$1.00, to compensate for the consequences of creating a mismatch between a bank’s dollar and peso position as a result of pesification. Banks could purchase the BODEN 2012 with either BODEN 2007 or by borrowing the applicable amount from the Central Bank.

Management’s discussion and analysis of financial condition and results of operations

Our cumulative confirmed compensation from the Argentine government is as follows:

			Total
	BODEN 2007	BODEN 2012	Compensation

	(in millions of pesos
Banco Macro	49.7	—	49.7
Banco Bansud	—	392	392
Nuevo Banco Suquía	209.3	142.6	351.9

Total	259.0	534.6	793.6

The total compensation definitively agreed with the Central Bank is Ps. 793.6 million of government securities. At September 30, 2005, we recorded on our balance sheet BODEN 2007 and BODEN 2012 for a total of Ps. 315.7 million, reflecting the delivery by the Central Bank of all amounts that had been pending settlement net of amounts that have been traded.
Amparos
The corralón, corralito and pesification led to numerous amparos by depositors seeking court orders to have their deposits returned (in U.S. dollars in the case of U.S. dollar-denominated deposits). Additionally, Central Bank Rules permit the losses related to amparos to be accounted for as an intangible asset and amortized over five years. We took affirmative steps to reduce our exposure to amparos by agreeing to exchange depositors’ CEDROs with time deposits plus BODEN 2012 and our guarantee on the BODEN 2012 in the event of a sovereign default. The table below demonstrates our success in negotiating with our depositors, which has allowed us to maintain a low ratio of amparos as a percentage of equity, compared to the financial system as a whole:

	Amparos/Equity

	As of
	December 31,
			As of
	2003	2004	September 30, 2005

Banco Macro Bansud	4.0%	4.0%	3.1%
Financial system	29.8%	24.7%	18.7%

Source:     Central Bank
Disappearance of market for private loans and increase in non-performing loans
Amid the inflationary fears, peso devaluation, GDP contraction, consumption collapse and rising unemployment accompanying the economic crisis, the level of private loans in the financial system dropped dramatically, loan origination virtually ceased for most of 2002 and the incidence of non-performing loans increased. The following table shows the evolution of net loan origination of Banco

Management’s discussion and analysis of financial condition and results of operations

Macro, Banco Bansud and, as of 2002, Banco Macro Bansud, defined as the year over year variation in the twelve-month average of private sector loans:

						September 30,
	2000 (1)	2001 (1)	2002 (1)	2003 (1)	2004	2005

Net loan origination (in millions of pesos)	(1,004.4)	(1,406.5)	(965.2)	(58.6)	584.0	457.4

(1)	In constant pesos as of February 28, 2003.
In addition, holders of CEDROs issued by us in connection with the corralón could return the CEDROs to us to satisfy their loan payment obligations, which further contributed to lowering the level of private loans outstanding during the crisis. In our case, the impact was magnified by the writeoff of bad loans and by collections of outstanding loan amounts from borrowers. The following table shows the improving quality of our loan portfolio as compared to the financial system. The definition of non-performing lending in the table comes from the Central Bank and is not comparable to the non-performing loans definition in “Selected statistical information.”

	Year Ended December 31,
				Nine Months Ended
	2002	2003	2004	September 30, 2005

Banco Macro Bansud
Allowances/lending(1)	11.9%	5.2%	8.8%	5.9%
Non-performing lending ratio(2)	15.4	9.0	8.0	3.7
Financial System
Allowances/lending(1)	12.7%	13.0%	9.8%	7.0%
Non-performing lending ratio(2)	18.0	17.2	10.3	6.6

Source:     Central Bank

(1)	Includes loans, other receivables from financial transactions, financial leases, memorandum accounts—other guarantees provided (included in Debtors Rating Standards) and memorandum accounts—loans classified as irrecoverable.

(2)	Non-performing lending includes all lending to borrowers classified as “3 – nonperforming/ deficit compliance,” “4 – high risk of uncollectibility/ unlikely to be collected,” “5 – uncollectible” and “6 – uncollectible,” under the Central Bank loan classification system.
Devaluation and inflation
The economic crisis was accompanied by a sharp decrease in the value of the peso and severe inflation in 2002. The steep devaluation of the peso triggered private sector and government defaults on foreign currency-denominated indebtedness and also resulted in the pesification of foreign-currency denominated indebtedness governed by Argentine law at an exchange rate of one peso for each U.S. dollar. While the devaluation did not have a significant effect on our net income due to our low level of U.S. dollar-denominated liabilities, the introduction of asymmetric pesification as a measure to counter the effects of the devaluation did affect us. See “—Asymmetric pesification and the Argentine government’s compensation measures” above.
Under Central Bank Rules, our results of operations for the year ended December 31, 2002 and for the two-month period ended February 28, 2003 were adjusted to account for the effects of inflation in Argentina during those periods. For the periods subsequent to February 28, 2003, the inflation adjustments were no longer applied to our financial statements or the financial statements of Nuevo

Management’s discussion and analysis of financial condition and results of operations

Banco Suquía under Central Bank Rules, as inflation returned to normalized levels during 2003 and 2004, as illustrated in the table below.

	December 31,
					September 30,
	2001	2002	2003	2004	2005

Wholesale price inflation	(5.30)%	117.96%	1.95%	7.87%	8.35%
Inflation rate adjustment to our financial statements	0.00	117.96	0.86	0.00	0.0
CER	—	40.53	3.65	5.48	8.46

Source: INDEC

(1)	CER beginning on February 2, 2002.
As a result of pesification, certain of our assets and liabilities are adjusted primarily for CER. In particular, CEDROs, and pesified government debt are adjusted for CER. In addition, a portion of our pesified private sector loan portfolio is adjusted for CER.
OUR RESPONSE TO THE CRISIS
The effect of the crisis on the Argentine banking system presented challenges that we promptly took measures to address and created attractive opportunities that we acted upon. Despite the magnitude of the economic crisis and its impact on the banking sector, we managed to deal successfully with the turmoil and remained profitable. At the beginning of the crisis, we had high liquidity, which we maintained throughout the crisis. That high liquidity, combined with our loyal base of retail deposits, as well as deposits from provincial governments for whom we serve as financial agent, all a result of our response to the crisis and strategic vision for our business, helped us restore our deposit base faster than the financial system as a whole. We also were able to resume lending to the private sector before the rest of the financial system.
We believe that our strengths at the time and our response measures described below were important elements of our ability to withstand the effects of the crisis and helped to position us to benefit significantly from a recovery of the banking system. Furthermore, our comparatively strong financial condition during the economic crisis made it possible for us to become a leading nationwide bank by acquiring Banco Bansud and Nuevo Banco Suquía.
Commercial and balance sheet strategies
Throughout the economic crisis, we maintained a strong position with respect to excess capital, our portfolio and the level of our provisions. To counteract the effects of the run on deposits, one of our main priorities was to give depositors confidence that we would be able to absorb losses and fulfill our obligations to them.
Our practice of maintaining high liquidity levels throughout the business cycles helped us to withstand the economic crisis by serving two key purposes. First, we had funds available in the face of adverse systemic events. Second, we gave our depositors confidence that they would be able to have access to their deposits at any time, even during the depth of a crisis. Our emphasis on maintaining high liquidity helped us to emerge from the crisis without any assistance from the Central Bank. We also minimized excess cash deposited in the Central Bank, without harming our overall liquidity position. In this way, we maximized the return on our liquidity stock by keeping funds in more profitable assets, such as Central Bank-issued LEBACs and overdrafts to highly rated large corporations.
In light of the potential exposure to amparos, we proactively offered several alternatives to our depositors, exchanging CEDROs for a combination of time deposits and government bonds. This response proved to be very successful; the stock of CEDROs on our balance sheet, which

Management’s discussion and analysis of financial condition and results of operations corresponded to approximately 55% of our total deposits in March 2002 (as compared to 24% for the financial system), fell to 8% just one year later, well below the 19% average for the financial system at that time.
Loyal client base
We also benefited from a loyal client base, as evidenced in part by the quick recovery of our deposit base after the crisis, due to our long-standing relationships, primarily through our Plan Sueldo payroll services. As a result, our source of funding regained volume faster as compared to the banking sector as a whole, as shown in “— Impact of the 2001-2002 economic crisis on us — The run on bank deposits and restrictions on withdrawals.”
Acquisitions
The crisis had a severe adverse impact upon the market value of Argentine banks. Our high level of liquidity and solvency throughout the crisis provided us with the resources to capitalize upon attractive acquisition opportunities and to expand our reach within Argentina. See “Business— Our history.” The following table sets forth our assets, private sector loans, private sector deposits and branches before and after the acquisitions of Banco Bansud and Nuevo Banco Suquía:

					September 30,
					2005

			September 30, 2004
	September 30,				Banco Macro
	2001				Bansud
			Banco Macro	Nuevo Banco	(including Nuevo
	Banco Macro(1)(2)	Banco Bansud(1)(2)	Bansud(2)	Suquía(2)	Banco Suquía)

	(in thousands of pesos, except branches
Assets	Ps.1,424.0	Ps.3,357.1	Ps.5,312.6	Ps.2,162.8	Ps.9,226.1
Private sector loans (Gross)	590.8	899.8	1,187.1	711.0	2,379.9
Private sector deposits	790.6	2,301.5	2,236.0	1,443.5	5,486.6
Branches	73	72	154	102	246

Source:    Central Bank
(1)    In constant pesos as of February 28, 2003.
(2)    Last quarter prior to acquisition.
Banco Bansud. In January 2002, we acquired a controlling interest in former Banco Bansud from Banco Nacional de Mexico S.A., or Banamex. As part of the transaction, Banamex made an irrevocable capital contribution to Banco Bansud of US$305 million (of which US$60 million was a cash capital contribution). In addition, before the sale, Banamex purchased for cash certain assets from Banco Bansud for US$151 million. We agreed to pay Banamex US$65 million, to be adjusted in accordance with the amount of collections on certain loans. In 2003, the total amount of the liability in respect of the purchase price was determined to be zero as a result of this adjustment mechanism and no cash payment was made to Banamex. In 2003, Banco Macro and Banco Bansud were merged. Financial statements prepared according to Central Bank Rules require the historical financial statements to be restated to treat the merger as being effective from the time that Banco Macro acquired a controlling interest in Banco Bansud.
Scotiabank Quilmes S.A. We also purchased the assets and liabilities, including 36 branches, of Scotiabank Quilmes S.A. in August 2002.
Nuevo Banco Suquía. Our strong liquidity and solvency also enabled us to acquire Nuevo Banco Suquía in a public auction in December 2004 at a fixed price of Ps.15 million plus a commitment to make a capital contribution of Ps.289 million. This acquisition further enhanced our financial

Management’s discussion and analysis of financial condition and results of operations intermediation volume, completed our geographic coverage and complemented our existing base of clients. Upon the acquisition of Nuevo Banco Suquía, we became Argentina’s fourth largest private bank in terms of net worth, the fourth in deposits, and the fifth in private sector loans. In addition, we now have the largest and most extensive private bank network in Argentina. As we acquired Nuevo Banco Suquía in December 2004, its results of operations are only reflected in our financial statements for ten days of 2004, and for all periods in 2005. See “Pro forma financial information” contained elsewhere in this prospectus.
Acquisitions in the Province of Tucumán.
Consistent with our strategy, we are increasing our presence in the northern province of Tucumán, where we previously had only two branches. In November 2005, the Central Bank, in the context of the restructuring Banco Empresario de Tucumán, transferred to us a portion of its assets amounting to approximately Ps.107 million, including its seven branches and the headquarters, liabilities, consisting of deposits of approximately Ps.138 million, and obligations to the Central Bank for liquidity assistance of Ps.31 million. The liability of Banco Empresario de Tucumán with the Central Bank for liquidity assistance was cancelled after the acquisition.
We also signed an agreement subject to due diligence for the acquisition of Banco de Tucumán, which has 25 branches and the headquarters in Tucumán. If this acquisition is approved by the Central Bank and the Argentine antitrust authorities, we would be Tucumán’s provincial agent (as we are in Misiones, Jujuy and Salta) and would own 60% of the branches in the province.
Cost management
Since the crisis, we have focused on controlling our costs and improving our efficiency. In addition, we have focused on carefully integrating the operations of our acquisitions. To this end, we have centralized, among other things, the treasury operations of all our acquisitions. We have also had a period of organic growth with a small reduction in the number of our employees. See “Business—Employees.” We also improved our ratio of service income to administrative expenses from 53.0% in 2002 to 60.6% in 2004. Finally, we implemented centralized purchasing practices to take advantage of our economies of scale.
Implementation of improved credit policies
After the crisis, when we resumed lending in 2002, we restricted our lending activities to only low risk credit products, such as loans to individuals with Plan Sueldo accounts and overdrafts to highly rated companies. Prior to expanding the scope of our lending activities, we modified our credit policies to take into account the new economic reality. For example, we established new factors to determine whether a potential debtor was an acceptable credit risk because old policies, such as credit history, were no longer useful due to the high levels of default during the crisis. We began focusing more closely on potential lenders’ ability to pay based on the quality of their business, their willingness to meet their obligations, and their access to alternative sources of funding. In addition, we established a policy of seeking personal guarantees from owners for loans to most companies. Finally, we reduced the lending limit of our branches and established a senior committee to approve all loans in excess of Ps.1 million.
Restoring lending to the private sector
We believe that we were among the first banks to make new loans in the aftermath of the economic crisis, beginning in the fourth quarter of 2002. In 2003, we increased our private sector loans by Ps.209 million, or 41%, as compared to 2002. The expansion of our private sector loans accelerated

Management’s discussion and analysis of financial condition and results of operations in 2004, increasing by 205% to Ps.2,209 million when we added Ps.1,485.4 million to our loan portfolio, of which Ps.721.8 million was organic growth and the rest came through the acquisition of Nuevo Banco Suquía. The organic growth of our loan portfolio was the highest among the ten largest Argentine banks during 2004.
PRINCIPAL TRENDS AFFECTING OUR BUSINESS
We believe that the following trends in the Argentine economy, the banking sector and our business have affected and will, for the foreseeable future, continue to affect our results of operations and profitability. Our continued success and ability to increase our value to our shareholders will depend, among other factors, upon the continued economic recovery in Argentina and the reemergence of the market for long-term private sector lending.
Argentine economic recovery and continued growth
Argentina’s overall economic performance will continue to have a substantial effect on our financial results. During 2003 and 2004, GDP growth was 8.8% and 9.0%, respectively, and for the twelve month period ended September 30, 2005, GDP growth was 9.2%. The Central Bank’s survey of independent forecasting firms as of December 7, 2005 indicates a consensus GDP growth estimate of 8.5% for 2005 and 6.0% in 2006. We expect demand for private sector loans to grow in line with GDP growth as investment and consumption in the private sector increases. Due to our focus on regions of Argentina outside of the Buenos Aires metropolitan area and on the low- and middle-income consumer segments, of particular significance to us are:

†	Economic growth outside of the Buenos Aires metropolitan area. The recovery of Argentina’s post-crisis economy has been led by export growth and import substitution. This economic model is likely to favor regions outside of the Buenos Aires metropolitan area that are heavily focused on primary sectors of the economy, such as agriculture, cattle ranching, mining, basic industries and tourism. Our extensive branch network outside of the Buenos Aires metropolitan area (85% of our branches, as compared to 65% for Argentina’s financial system) provides us with an opportunity to take advantage of growth in these regions to increase our credit portfolio faster than our competitors and to increase our market share.

†	Gradual recovery of proportion of national income held by lower income segments. After decades of widening, the income distribution gap between rich and poor in Argentina began to narrow during 2003 and 2004, when the crisis resulted in a collapse of income of all population segments. The real income of the poorer half of Argentina’s population has fallen over the last decades, from 32% of the income of the richer half in the late 1970s to less than 20% of the income of the richer half in the aftermath of the crisis. Since that time, the gap has narrowed and now the real income of the poorer half is 22% of the income of the richer half. We believe that the long-term trend of increasing income inequality has stopped and that the recent improvement in income distribution will continue. Given our focus on the low- to medium-income consumer segments, we believe that we are well-positioned to benefit from an increase in credit demand by these population segments.

†	Transitional inflation. The inflation rate for the 12 months ended December 31, 2005 was 12.3%. We believe that this increase in inflation is a result of the government’s policy of keeping the value of the peso to the dollar at the relatively low level of approximately Ps.3 to US$1. We believe that to the extent that the market views this exchange rate as being stable, they will be in a better position to forecast future inflation. Furthermore, as the real exchange rate reaches its new equilibrium, inflation will converge with international levels. As a result, the current inflation forecasts, assuming a stable nominal exchange rate, show a declining inflation rate.

Management’s discussion and analysis of financial condition and results of operations

Reduction in public sector exposure
Since the crisis of 2001 and 2002, Argentine government securities and other public sector obligations have represented a substantial portion of our balance sheet. We are managing our assets to gradually reduce the proportion of our balance sheet represented by such securities and other public sector obligations and to increase the proportion of our balance sheet represented by private sector lending. We expect our income from holding government obligations to continue to decline and to be offset by income resulting from the continued recovery of private sector lending in Argentina.
The increase in our position in government securities and other public sector obligations is mainly attributable to:

†	the forms of compensation received by the banking system in the context of asymmetric pesification, which, as described in greater detail in “The crisis and recovery in Argentina,” included BODEN 2007 and BODEN 2012;

†	the stock of public securities and other public sector obligations that we inherited upon our acquisition of Banco Bansud in January 2002 and Banco Nuevo Suquía in December 2004;

†	the purchases of treasury bills, principally in the form of LEBACs and NOBACs (Notas del Banco Central, or Central Bank notes), made by our treasury desk as the preferred investment vehicle for our excess liquidity; and

†	the slow recovery of private sector lending, which continues at low levels due to concerns about increased inflation, which has delayed the development of long-term lending.
Although generally government debt would be expected to yield lower levels of returns, the appreciation of the market value of the securities acquired by us over this time frame and the high risk premiums offered on the securities made these holdings highly profitable for us over the 2002 to 2004 period. See “Selected statistical information — Average Balance Sheets, Interest Earned on Interest-Earning Assets and Interest-Bearing Liabilities.”
Recovery of private sector lending
Our private sector loans increased to Ps.723.6 million as of December 31, 2003 from Ps.514.6 million as of December 31, 2002 to Ps.2,209.0 million in 2004, including the effect of the acquisition of Nuevo Banco Suquía in December 2004. This increased lending reflects both our higher market share resulting from our earlier return to the lending market than our competitors and the improvement of private sector lending after the crisis of 2001 and 2002, which had caused a collapse in both demand for and supply of new loans. We see the following trends in this important area of our business:

†	Demand from large corporations has preceded demand from small- and medium-sized companies and consumers. New lending in Argentina has been primarily fueled by commercial lending, which for the Argentine banking system, represented approximately two-thirds of new lending in 2004, which we believe to be generated by large corporations. Over the medium term we expect small- and medium-sized companies, which lack access to the securities markets, to represent a larger component of new lending. Consumer lending has not yet fully recovered and remains at 4% of GDP as of March 2005, despite having achieved levels as high as 10% before the crisis.

†	Growth prospects subject to development of inflation and long-term fixed rate lending. We believe that the main obstacle preventing a faster recovery of Argentina’s private sector lending has been the uncertain outlook on long-term inflation, which has a significant impact on both the supply of and demand for long-term loans as borrowers try to hedge against inflation risk by borrowing at fixed rates while lenders hedge against inflation risk by offering loans at floating rates. As a result, most of the increase in the volume of private loans in the financial system until

Management’s discussion and analysis of financial condition and results of operations

September 30, 2005 was concentrated in short-term products for example the ratio of personal loans, overdrafts and documents to GDP has increased from 3% in June 2003 to almost 5% as of September 2005, while long-term loans represented by mortgages and secured loans have remained at 2% of GDP during the same period (in the face of substantial GDP growth during the period). We believe that, given the government’s exchange rate policy, Argentina’s inflationary outlook has become more predictable, with a current expectation of inflation will decline towards international levels. Therefore, the market is better able to factor in an expected rate of inflation into its long-term business decisions. As a result, both borrowers and lenders are gradually entering the long-term lending market, including with products such as floating rate loans and leasing, designed to meet the needs of a growing economy emerging from crisis and moving towards stability.

†	Reduced spreads. We expect the high intermediation spreads that prevailed after the economic crisis to continue to decline due to increasing competition in the banking sector. The reduction of private sector credit volume has prompted Argentine banks to lend at lower interest rates in an effort to capture a larger portion of the contracted loan market, largely accounting for the current low spreads. Additionally, if the Central Bank increases interest rates to combat inflation, funding costs may increase. The expansionary monetary policy being undertaken by the Central Bank has resulted in unusually low funding costs. Since the end of 2003, the 30-day time deposit interest rate has remained below 5% in the retail market (even with current inflation forecasts of 12% for 2005). Inflation pressures may push these rates upward in the medium-term. If the spread reduction continues without a significant increase in volumes, profitability will be negatively affected. This trend will be partially offset for us by our stable depositor base, which provides a low cost source of funding.
Organic growth complemented by strategic acquisitions
Our bank has grown through a combination of well executed acquisitions and organic growth. Prior to the crisis of 2001 and 2002 and since the crisis, we have maintained a position of strong solvency and liquidity relative to the Argentine banking industry. As a result, we were able to acquire Banco Bansud in January 2002 and Nuevo Banco Suquía in December 2004. These acquisitions were each managed successfully and have had favorable effects on our results of operations and financial condition.
We will continue to consider strategic acquisition opportunities that complement our branch network and are consistent with our strategy. To date, other Argentine banks have responded to reduced lending volumes primarily by reducing their operating costs in real terms and sometimes by downsizing their operations. Even with an increase in loan volume, if spreads continue to decline, many Argentine banks are likely to need additional capital. In this scenario, we have the opportunity, because of our significant excess of liquidity and capital, to continue to complement our organic growth with strategic acquisitions.
Recovery of private sector loan portfolio credit quality
Our private sector loan portfolio credit quality has improved from 2002 to 2004 and the first nine of 2005, in line with the Argentine economic recovery. Our non-performing loans as a percentage of total loans declined from 16.94% as of December 31, 2002 to 6.50% as of December 31, 2004 and 3.64% as of September 30, 2005. During the same period, allowances as a percentage of non-performing loans went from 70.04% as of December 31, 2002 to 111.75% as of December 31, 2004 and 165.98% as of September 30, 2005, reflecting our policy to have adequate allowances.

Management’s discussion and analysis of financial condition and results of operations

RESULTS OF OPERATIONS
We consider total loans to the private sector and the level of our average total deposits to be key measures of our core business. Total loans to the private sector grew by 179% from Ps.515 million as of December 31, 2002 to Ps.1,435 million as of December 31, 2004 (without including Nuevo Banco Suquía). The level of our private sector deposits grew by 93.0% from Ps.1,534.9 million as of December 31, 2002 to Ps.2,963.1 million as of December 31, 2004 (without including Nuevo Banco Suquía), due to the return of deposits to the financial system and to organic growth. In addition, we experienced a dramatic increase in our public sector deposits as a result of the substantial fiscal surpluses experienced by the three provincial governments for whom we act as financial agent. Including our acquisition of Nuevo Banco Suquía, average loans to the private sector grew 350% between December 31, 2002 and September 30, 2005 and deposits from the private sector grew 257% during the same period.
Even during the depths of the economic crisis in 2002, we generated Ps.572 million of net income, driven primarily by our strong gross intermediation margin. Our results of operations for 2002 were strongly affected by the inflation adjustment for the year, as the wholesale price index increased by almost 118%. Our results of operations for 2002 were also strongly affected by the devaluation of the peso. The underlying trend during the period between 2002 and 2004 was lower intermediation spreads, accompanied by an increase in intermediation volumes. The main driver of the intermediation spread reduction was the fall in interest rates. Lending rates to the private sector dropped from an average of 31.2% in 2002 to 10.0% in 2004. This interest rate decrease was largely matched by a reduction in deposit interest rates, as the weighted average interest rate of our borrowing base, in the form of deposits, fell from 24.7% in 2002 to 2.2% in 2004. Between 2002 and 2004 we experienced a steady decline in our financial expenses, which decreased by 53% in 2003 and a further 45% in 2004. Borrowing costs dropped not only due to the interest rate reduction but also because the composition of our liabilities changed, largely switching to demand deposits. This migration to demand deposits helped us to maintain an attractive intermediation spread.
RECENT DEVELOPMENTS—NINE MONTHS ENDED SEPTEMBER 30, 2005 COMPARED TO NINE MONTHS ENDED SEPTEMBER 30, 2004
We have included consolidated information for Banco Macro Bansud without a line-by-line consolidation with Nuevo Banco Suquía in this discussion to permit period-to-period comparisons of Banco Macro Bansud’s results of operations without taking into account the Nuevo Banco Suquía acquisition, which we call on a standalone basis.
Net financial income
Our net financial income increased 31% to Ps. 304 million during the nine months ended September 30, 2005 compared to Ps. 233 million for the same period in 2004.
Financial income
Our financial income increased 60% on a consolidated basis and 7% on a standalone basis. Despite lower interest rates, interest income increased 159% on a consolidated basis and 61% on a standalone basis due to a higher volume of loans to the private sector. We continue to exhibit high rates of organic growth as loans to the private sector (other than overnight loans to highly rated companies that we use for liquidity management) increased 77% as of September 30, 2005 as compared to September 30, 2004. Thus, the share of our total financial income from income from private sector loans increased from 23% to 37% on a consolidated basis and to 35% on a standalone basis. The main

Management’s discussion and analysis of financial condition and results of operations driver of this growth has been medium-term loans structured for our corporate customers recorded in “Other”.
On the other hand, income from government and private securities fell 32% on a consolidated basis and 38% on a standalone basis mainly driven by LEBAC results, which dropped 35% as a result of decreasing tenors and interest rates, which fell from an average of 16% in 2004 to 7% in 2005. In addition, we recorded a loss of Ps.20 million as a result of marking to market those BODEN 2012 that we received during the period for which we had a matching liability that was carried at market values.
Interest on other receivables from financial intermediation doubled as the interest rate paid by the Central Bank for liquidity requirements for deposits rose from an average of 0.8% in 2004 to 2.5% in 2005.
Other income grew 42% on a consolidated basis and 20% on a standalone basis driven by increasing leasing volumes and by the larger volume of repurchase operations used for liquidity management (mainly with the Central Bank) which took place during the first nine months of 2005.
Indexation by CER increased 107% on a consolidated basis and 7% on a standalone basis due to higher inflation of 8.5% during the first nine months of 2005 compared to 4.3% in the same period of 2004.
Finally, income from guaranteed loans increased 116% on a consolidated basis and 49% on a standalone basis as a result of increasing volumes in 2005, which averaged Ps.441 million during the first nine months of 2005 compared to Ps.346 million during the same period of 2004.
Financial expense
Financial expense increased 128% on a consolidated basis and 64% on a standalone basis. On a standalone basis, the growth of financial expense is mainly explained by indexation by CER both due to increasing CER-adjusted deposits, mostly owned by institutional investors (which averaged Ps.99 million in September 2004 and Ps.604 million in September 2005), and also to higher inflation during 2005.
In addition, financial expense on time deposits grew due to higher prevailing interest rates (for time deposits in pesos the interest rate was 3.9% in September 2004 and exceeded 5.0% in September 2005).
Provision for loan losses
Provision for loan losses increased 187% on a consolidated basis and 93% on a standalone basis for the nine months ended September 30, 2005 compared to the same period in 2004. The increase is largely related to the 157% expansion of our consolidated loan portfolio as of September 30, 2005 compared to September 30, 2004.
Service charge income
Service charge income increased 97% on a consolidated basis and 23% on a standalone basis primarily due to the increase in the volume of our operations. Fees related to deposits represent 66% of total service charge income for the first nine months of each year.

Management’s discussion and analysis of financial condition and results of operations

Service charge expense
Service charge expense increased 141% on a consolidated basis and 37% on a standalone basis, mainly due to higher revenues from fees for the use of credit and debit cards, ATMs, foreign trade and exchange operations and leasing services.
Net service charge income grew 88% on a consolidated basis and 20% on a standalone basis to Ps.175 million for the nine months ended September 30, 2005 compared to Ps.93 million for the same period in 2004.
Administrative expenses
Administrative expenses increased 68% on a consolidated basis and 16% on a standalone basis mainly due to personnel expenses (which grew 85% and 17% respectively). In the case of Banco Macro Bansud, salary increases were partially offset by a small decrease in personnel. The acquisition of Nuevo Banco Suquía increased the number of personnel by approximately 70%, partially offset by lower average salaries. We maintain a policy of controlling expenses while consolidating the operations of Banco Macro Bansud and Nuevo Banco Suquía.
Net other income
Net other income increased 209% on a consolidated basis for the reasons detailed under “— Six months ended June 30, 2005 compared to six months ended June 30, 2004 — Net other income.”
Income tax
For the nine months ended September 30, 2005, we accrued income tax of Ps.11 million and started absorbing the minimum presumed income tax credit.
Net income
Our net income for the nine months ended September 30, 2005 increased 26% to Ps. 187.3 million from Ps. 148 million for the same period in 2004.
SIX MONTHS ENDED JUNE 30, 2005 COMPARED TO SIX MONTHS ENDED JUNE 30, 2004
We have also included consolidated information for Banco Macro Bansud without a line-by-line consolidation with Nuevo Banco Suquía in this discussion to permit period-to-period comparisons of Banco Macro Bansud’s results of operations without taking into account the Nuevo Banco Suquía acquisition, which we call on a standalone basis.

Management’s discussion and analysis of financial condition and results of operations

The following table sets forth certain components of our income statement for the six-month periods ended June 30, 2004 and 2005:

	Six Months Ended June 30,

			Banco Macro
			Bansud
		Banco Macro	(Consolidated
		Bansud without	with Nuevo
	Banco Macro	Nuevo Banco	Banco
	Bansud	Suquía(1)	Suquía)

Amounts in accordance with Central Bank Rules	2004	2005	2005

	(in thousands of pesos) (unaudited)
Financial income	235,850	239,992	338,221
Financial expenses	(71,769)	(112,081)	(155,977)

Gross intermediation margin	164,081	127,911	182,244
Provision for loan losses	(13,236)	(16,428)	(34,479)
Service charge income	72,033	87,518	140,536
Service charge expenses	(11,199)	(15,582)	(27,874)
Administrative expenses	(123,715)	(142,944)	(205,062)
Subtotal	87,964	40,475	55,365

Net other income	21,443	82,041 (2)	67,159

Income before income tax	109,407	122,516	122,524
Income tax	(367)	(630)	(630)
Minority interest	—		(8)

Net income	109,040	121,886	121,886

(1)	Banco Macro Bansud consolidated without line-by-line consolidation of Nuevo Banco Suquía.
(2)	Includes Nuevo Banco Suquía’s net income of Ps.47,677 thousand.

Management’s discussion and analysis of financial condition and results of operations

Selected financial and operating data

	As of June 30,

			Banco Macro
			Bansud
		Banco Macro	(Consolidated
		Bansud without	with Nuevo
	Banco Macro	Nuevo Banco	Banco
	Bansud	Suquía	Suquía)

	2004	2005	2005

	(in thousands of pesos)
	(unaudited)
Consolidated balance sheet
Central Bank Rules:
Assets
Cash and due from banks	714,443	858,920	1,143,588
Government and private securities	1,696,060	2,097,663	2,810,030
Loans
to the non-financial government sector	367,262	419,410	701,957
to the financial sector	106,383	103,873	158,644
to the non-financial private sector and residents abroad	1,365,904	1,664,323	2,451,218
Allowances for loan losses	(78,363)	(93,847)	(173,676)
Total assets	5,557,872	7,178,585	9,429,226
Liabilities and shareholders’ equity
Deposits
from the non-financial government sector	743,059	952,836	956,319
from the financial sector	6,353	4,346	5,815
from the non-financial private sector	2,646,758	3,476,566	5,217,987
Other liabilities from financial intermediation and other liabilities	681,452	1,197,519	1,672,154
Provisions	208,063	180,765	199,900
Total liabilities	4,310,736	5,829,844	8,080,485
Shareholders’ equity	1,247,136	1,348,741	1,348,741

Management’s discussion and analysis of financial condition and results of operations

Financial income
Our financial income increased 43% on a consolidated basis and remained stable on a standalone basis during the six months ended June 30, 2005 as compared to the corresponding period ended in 2004. The components of our financial income during the six months ended June 30, 2005 and 2004 were as follows:

	Six Months Ended June 30,

			Banco Macro
			Bansud
		Banco Macro	(Consolidated
		Bansud without	with Nuevo
	Banco Macro	Nuevo Banco	Banco
	Bansud	Suquía	Suquía)

	2004	2005	2005

	(in thousands of pesos) (unaudited)
Interest on cash and due from banks	246	1,378	3,356
Interest on loans to the financial sector	499	2,224	2,767
Interest on overdrafts	11,625	13,118	25,023
Interest on mortgage loans	2,827	4,092	12,544
Interest on pledge loans(1)	306	2,614	11,789
Interest on credit card loans	2,565	4,997	8,204
Interest on documents(2)	5,041	8,394	14,412
Interest on other loans(3)	24,384	46,047	55,068
Interest on other receivables from financial intermediation	1,981	6,955	6,955
Income from government and private securities, net	113,727	54,353	49,123
Indexation by CER(4)	48,932	61,658	106,043
Indexation by salary variation coefficient (C.V.S.)	141	347	590
Income from guaranteed loans(5)	6,313	11,112	15,612
Other(6)	17,263	22,703	26,735

Total financial income	235,850	239,992	338,221

(1)	Includes primarily secured car loans.

(2)	Includes factoring, check cashing advances and loans with promissory notes.

(3)	Includes interest primarily on commercial loans not classified under prior headings.

(4)	Includes CER accrued for all assets subject to adjustment by CER.

(5)	Includes loans to the Argentine government that were issued in exchange for federal and provincial government bonds.

(6)	Principally foreign exchange gains from our net asset position in U.S. dollars.
While our financial income remained stable on a standalone basis, its composition changed, primarily due to an increase in interest income derived from a higher amount of loans to the private sector. Our gross private sector loan portfolio grew from Ps.2,209.0 million at December 31, 2004 to Ps.2,451.2 million at June 30, 2005, reflecting both organic growth and the acquisition of Nuevo Banco Suquía. In addition, the amount of financial income from CER increased on a standalone basis due to inflation of 5.9% for the six months ended June 30, 2005 as compared to inflation of 2.9% for the corresponding period in 2004. These increases were offset by a decrease in the interest earned on our portfolio of LEBACs between the two periods.
The increase in our financial income on a consolidated basis reflected primarily increases in interest from private sector loans and CER, partially offset by lower interest earned on our portfolio of LEBACs.

Management’s discussion and analysis of financial condition and results of operations

Financial expenses
Financial expenses increased 117% on a consolidated basis and 49% on a standalone basis during the six months ended June 30, 2005 as compared to the corresponding period in 2004. The components of our financial expenses for the six months ended June 30, 2005 and 2004 were as follows:

	Six Months Ended June 30,

			Banco Macro
		Banco Macro	Bansud
		Bansud without	(Consolidated
	Banco Macro	Nuevo Banco	with Nuevo
	Bansud	Suquía	Banco Suquía)

	2004	2005	2005

	(in thousands of pesos) (unaudited)
Interest on checking accounts	1,013	742	1,284
Interest on savings accounts	1,527	1,060	1,949
Interest on time deposits	25,816	30,899	44,428
Interest on financing from the financial sector	29	245	273
Interest on other liabilities from financial intermediation(1)	4,901	8,263	8,265
Other interest(2)	4,828	2,916	6,586
Net income from options	—	374	374
Indexation by CER(3)	15,915	45,796	67,044
Other(4)	17,740	21,786	25,774

Total financial expenses	71,769	112,081	155,977

(1)	Includes lines of credit from other banks, repurchase agreements and liquidity assistance from the Central Bank.

(2)	Includes subordinated corporate bonds issued by us.

(3)	Includes CER accrued for all the liabilities subject to adjustment by CER.

(4)	Includes deposits in the form of government securities and CEDROs.
Financial expenses on a standalone basis increased primarily as a result of indexation by CER. This increase reflects three effects: (1) a substantial increase in time deposits during the period, (2) a switch from fixed-rate time deposits to CER-adjusted time deposits; and (3) higher inflation reflected in higher CER. The acquisition of Nuevo Banco Suquía further increased our time deposit base, without significantly changing its composition.
Provision for loan losses
Our provisioning policy follows in general the principles stated in Central Bank Rules, as described in “Argentine banking regulation”. The Central Bank imposes strict regulations and controls regarding credit portfolio provisioning. The Superintendancy of Financial Institutions closely supervises the bank’s compliance with these regulations, for example by requiring periodic reports that must be reviewed by the external auditors. In accordance with these rules, we classify borrowers according to the following procedure:

•	Consumer borrowers: They are classified automatically according to the time they have been non-performing.

•	Commercial borrowers: Their rating is reviewed at least annually or every time the credit line is renewed.

Management’s discussion and analysis of financial condition and results of operations

Our review consists of analyzing the changes in the financial or economic situation of the borrower, and we also consider the outlook of the borrower’s economic sector to assess the impact of economic developments. In each review we evaluate how the borrower has performed its obligations with us and with the rest of its creditors.
The Central Bank defines the percentage of credits to be provisioned based on the borrower’s classification as determined pursuant to the process described above, taking also into consideration the quality and quantity of any guarantees. The recovery of provisions when there are settlements or rating improvements is carried out in the same way.
Generally, we do not record provisions in excess of the minimum required by current Central Bank Rules. However, the Central Bank requires provisions in excess of the minimum when the bank has specific facts with respect to a borrower to assign the borrower a higher credit risk. Generally the factors considered are related to customers’ financial position, past due status, lack of ability to pay, adjustments to the fair value of the underlying collateral or the expected future cash flows to be received, among others.
Provision for loan losses increased 160.5% on a consolidated basis and 24.1% on a standalone for the six months ended June 30, 2005 as compared to the corresponding period in 2004. The increase in the Provision for loan losses was due primarily to our acquisition of Nuevo Banco Suquía. Of the Ps.34 million of the total provision for loan losses for the six months ended June 30, 2005, Ps.18 million was attributable to the inclusion of Nuevo Banco Suquía in our consolidated financial statements. The increase for Banco Macro Bansud on a standalone basis is primarily as a result of the expansion of our private sector lending.
Service charge income
The following table provides a breakdown of our service charge income by category for the six months ended June 30, 2005 and 2004:

	Six Months Ended June 30,

			Banco Macro
		Banco Macro	Bansud
		Bansud without	(Consolidated
	Banco Macro	Nuevo Banco	with Nuevo
	Bansud	Suquía	Banco Suquía)

	2004	2005	2005

	(in thousands of pesos) (unaudited)
Related to lending transactions	3,328	5,019	8,218
Related to deposits	46,713	54,063	93,484
Other fees	3,185	3,084	6,340
Other(1)	18,807	25,352	32,494

Total service charge income	72,033	87,518	140,536

(1)    Primarily credit card and debit card fees.
Service charge income on a standalone basis increased 23%, while on a consolidated basis it increased 95%, primarily due to an increase in the volume of our operations. Nuevo Banco Suquía has four times the number of fee-generating checking accounts as Banco Macro Bansud, while Banco Macro Bansud has a high percentage of no fee Plan Sueldo savings accounts. In addition, Nuevo Banco Suquía has a larger volume of commissions related to sales of insurance policies.

Management’s discussion and analysis of financial condition and results of operations

Service charge expenses

	Six Months Ended June 30,

			Banco Macro
		Banco Macro	Bansud
		Bansud without	(Consolidated
	Banco Macro	Nuevo Banco	with Nuevo
	Bansud	Suquía	Banco Suquía)

	2004	2005	2005

	(in thousands of pesos) (unaudited)
Fees	1,968	4,917	14,553
Other	9,231	10,665	13,321

Total service charge expenses	11,199	15,582	27,874

Total service charge expenses on a standalone basis increased 39%, while on a consolidated basis they increased 149%. The primary component of service charge expense is credit and debit card processing fees and increases reflect increased credit card lending. More recently, we have negotiated more favorable credit card terms with providers as we have benefited from our increased scale. In addition, Nuevo Banco Suquía has a higher sales of insurance policies and the commissions paid are recorded in service charge expense.
Administrative expenses

	Six Months Ended June 30,

			Banco Macro
		Banco Macro	Bansud
		Bansud without	(Consolidated
	Banco Macro	Nuevo Banco	with Nuevo
	Bansud	Suquía	Banco Suquía)

	2004	2005	2005

	(in thousands of pesos) (unaudited)
Personnel expenses	65,058	74,015	116,750
Directors’ and statutory auditors fees	3,977	10,117	10,627
Other professional fees	8,062	8,853	10,028
Advertising and publicity	3,451	5,666	6,852
Taxes	1,663	3,386	3,705
Other operating expenses(1)	36,781	36,993	50,637
Other	4,723	3,914	6,463

Total administrative expenses	123,715	142,944	205,062

(1)	Depreciation and amortization and other general expenses.
Increases in administrative expenses primarily reflect increases in personnel expenses. In the case of Banco Macro Bansud, salary increases were partially offset by a small decrease in personnel. The acquisition of Nuevo Banco Suquía increased the number of personnel by approximately 70%, partially offset by lower average salaries. See “Business — Employees.”
Net other income
During the first six months of 2005, we reached a final settlement with the Central Bank as to the total amount of BODEN 2012 we are to receive. Since the final amount of compensation was

Management’s discussion and analysis of financial condition and results of operations

Ps.11 million higher than the estimates we had recorded on December 31, 2004, we recorded Ps.11 million as a gain.
Nuevo Banco Suquía recorded additional provisions as a result of preparations for its privatization, which started with the public auction. The Central Bank had permanent supervision of Nuevo Banco Suquía and required several valuation adjustments before transferring the shares to us in December 2004. At that time, several extraordinary factors affected the recovery estimates, including:

•	the poor performance of Nuevo Banco Suquía’s debtors due to its special situation (Nuevo Banco Suquía was temporarily managed by Banco de la Nación Argentina) and the flexible recovery policy applied after the crisis; and

•	the lack of detailed information on the status of loans and their guarantees.
During the first six months of 2005 we made several agreements with past due debtors, mainly of Nuevo Banco Suquía (some of whom were regular clients of Banco Macro Bansud), and we improved collections from the bank. All of this resulted in a reversal of Ps.11 million of provisions.
In addition, Nuevo Banco Suquía had a gain of Ps.20 million on reversal of a provision in respect of an exchange for secured bonds (BOGARs) from the city of Córdoba. Until December 2004, this loan was highly provisioned in accordance with the Central Bank’s requirements in the pre-privatization period and our initial estimates. During the first half of 2005, we settled with the city of Córdoba by which they canceled the loan with BOGARs.
Under Central Bank Rules, reversals of loan loss provisions are recorded as income instead of being netted against loan loss provision expense, and thus the provision and any reversals are grossed up. Under U.S. GAAP, these reversals would be considered in the overall evaluation of the adequacy of the total allowance for loan losses (balance sheet) and thus would be netted against the loan loss provision expense recorded for the period.
The reversals recorded by us took into account the economic conditions of the debtor and the probable losses estimated as of December 31, 2004. During the six-month period ended June 30, 2005, as a consequence of the changes in the economic situation of such clients and the negotiations we had with these clients, lower levels of allowances were determined to be necessary. Therefore, taking into account that these are new events, the reversals were considered in results of operations for the six-month period ended June 30, 2005.
Finally, in both periods there is amortization of negative goodwill of Ps.36.6 million for each of the six-month periods ended June 30, 2004 and 2005, stemming from the acquisition of Banco Bansud.
Income tax
During the two periods, we recorded losses for income tax purposes. As a result, only income taxes for our subsidiaries were recorded, primarily because Argentine income tax law takes into account losses from marking to market the value of the government securities portfolio, while Central Bank Rules do not.
Net income
Our consolidated net income increased 11.8%. Our volumes of financial intermediation increased while gross intermediation margins in Banco Macro Bansud on a standalone basis declined, reflecting the decline in financial intermediation margins for the financial system as a whole, partially offset by an increase in net service charge income reflecting volume increases and the acquisition of Nuevo Banco Suquía.

Management’s discussion and analysis of financial condition and results of operations

YEAR ENDED DECEMBER 31, 2004 COMPARED TO DECEMBER 31, 2003 AND YEAR ENDED DECEMBER 31, 2003 COMPARED TO DECEMBER 31, 2002
The following table sets forth certain components of our income statement for the years ended December 31, 2002, 2003 and 2004. Our results of operations in 2004 include results from Nuevo Banco Suquía only from December 22, 2004 to year-end.

	Year ended December 31,

	2002(1)	2003(1)	2004

	(in thousands of pesos)
Financial income	1,623,349	419,900	427,900
Financial expenses	(515,184)	(241,152)	(133,204)

Gross intermediation margin	1,108,165	178,748	294,696
Provision for loan losses	(117,767)	(35,009)	(36,467)
Service charge income	137,756	125,722	154,425
Service charge expenses	(30,649)	(20,005)	(24,963)
Administrative expenses	(260,175)	(221,796)	(254,980)
Net other income	29,621	177,365	60,938

Income before income tax	866,951	205,025	193,649
Income tax	(3,601)	(833)	(672)
Monetary loss	(291,238)	(4,343)	—
Minority interest	2	—	—

Net income	572,114	199,849	192,977

(1)	In constant pesos as of February 28, 2003.

Management’s discussion and analysis of financial condition and results of operations

The following table sets forth certain components of our balance sheet for the years ended December 31, 2002, 2003 and 2004 average interest rates for the same period.

	2002		2003		2004

		Average		Average		Average
	Average	nominal	Average	nominal	Average	nominal
	balance	rate	balance	rate	balance	rate

	(in millions of pesos)
Government securities	513	27.56%	1,302	21.36%	1,819	10.41%
Private Sector Loans	801	31.18%	606	14.34%	1,272	9.96%
Public Sector Loans	513	29.47%	468	3.87%	381	9.11%
Deposits with the Central Bank	146	2.38%	321	0.64%	81	4.60%
Other assets	1,287	18.33%	993	3.28%	836	3.17%

Total interest-earning assets	3,261	23.97%	3,691	11.32%	4,390	8.68%
Total non interest-earning assets	544	—	666	—	1,316	—

Total assets	3,804	—	4,357	—	5,706	—

Savings accounts	257	2.42%	179	1.83%	299	1.06%
Certificates of deposits	661	41.69%	1,363	8.27%	1,929	3.27%
Borrowing from the Central Bank	1	35.82%	0.427	3.04%	10	9.11%
Borrowings from other financial institutions	203	3.80%	128	20.07%	103	4.37%
Liability for future acquisitions of BODEN	119	80.81%	227	4.17%	215	6.65%
Other liabilities	311	34.37%	336	4.20%	555	2.85%

Total interest-bearing liabilities	1,551	31.76%	2,233	7.40%	3,111	3.27%
Demand deposits	222	—	318	—	767	—
Other liabilities	1,301	—	857	—	648	—
Minority interest	—	—	—	—	—	—

Total non-interest-bearing liabilities	1,523	—	1,175	—	1,415

Total liabilities	3,074	—	3,408	—	4,526

Shareholders’ equity	730	—	949	—	1,180	—

Management’s discussion and analysis of financial condition and results of operations

Financial Income
Our financial income increased 2% in 2004 as compared to 2003 and decreased 74% in 2003 as compared to 2002. The components of our financial income for the years ended December 31, 2004, 2003 and 2002 were as follows:

	Year ended December 31,

	2002(1)	2003(1)	2004

	(in thousands of pesos)
Interest on cash and due from banks	3,658	1,892	1,570
Interest on loans to the financial sector	15,927	1,819	3,327
Interest on overdrafts	75,767	21,731	25,970
Interest on mortgage loans	14,001	6,794	6,887
Interest on pledge loans(2)	3,501	1,727	1,641
Interest on credit card loans	22,425	7,832	6,011
Interest on documents(3)	10,007	9,804	11,523
Interest on other loans(4)	32,638	29,383	61,763
Interest on other receivables from financial intermediation	8,804	1,971	5,611
Income from government and private securities, net	298,347	303,500	156,794
Indexation by benchmark stabilization coefficient (CER)(5)	254,718	19,118	91,435
Indexation by salary variation coefficient (CVS)	—	24	508
Income from guaranteed loans(6)	24,820	4,183	14,600
Other(7)	858,736	10,122	40,260

Total financial income	1,623,349	419,900	427,900

(1)	In constant pesos as of February 28, 2003.

(2)	Includes primarily secured car loans.

(3)	Includes factoring, check cashing advances and loans with promissory notes.

(4)	Includes interest on loans not classified under prior headings.

(5)	Includes CER accrued for all the assets subject to adjustment by CER.

(6)	Includes loans to the Argentine government that were issued in exchange for federal and provincial government bonds.

(7)	Principally foreign exchange gains from our net asset position in U.S. dollars.
2004 and 2003. Our financial income in 2004 remained stable as compared to 2003; however, its composition changed. Income from government securities decreased by almost Ps.147 million due to less trading in and lower returns on LEBACs. The increase in financial income resulting from CER indexation was due to our increased stock of government securities indexed by CER (mainly guaranteed loans and Central Bank bills and notes) and an increase in the CER by 5.5% in 2004. Government securities (LEBACs, NOBACs, and BOGARs) and guaranteed loans accounted for more than 90% of our financial income resulting from CER indexation. Interest on “other loans” (commercial loans not included in other categories) increased by Ps.32 million, reflecting a 110% increase. The increase in “Other” financial income was principally due to exchange rate differences arising from our long position in U.S. dollars and the higher volume of trading in U.S. dollars. We believe that the quality of the composition of our financial income improved during 2004 because of the increased share of our financial income deriving from private sector loans (increasing from 20% in 2003 to 29% in 2004) and a corresponding reduction in the proportion of our income derived from government and private securities (which decreased from 72% in 2003 to 37% in 2004).

Management’s discussion and analysis of financial condition and results of operations

2003 and 2002. Our financial income in 2003 was substantially lower than our financial income in 2002 reflecting primarily the impact of the inflation adjustment on our 2002 results. Government and private securities accounted for 72% of total financial income in 2003 due to the very high interest rates on government securities, in particular LEBACs (the average interest rate of which was 25.5%) and trading gains. Private credit demand remained moderate. We invested our excess liquidity in LEBACs as a result of low credit demand in the private sector, increasing our stock of LEBACs by Ps.1,359 million during 2003, for a total stock of Ps.1,925 million at the end of 2003. The high level of financial income in 2002 was the result of our net position in U.S. dollars at the end of 2002 and the mark to market at the high U.S. dollar to peso exchange rate. In addition, we realized trading gains in U.S. dollars. Our strong U.S. dollar position in 2002 was due to our acquisition of Banco Bansud. See “— Principal Trends Affecting Our Business — Acquisitions.” In addition, in 2002 we registered in “financial income from government and private securities — net,” amounts related to the compensation given by the government for the effects of the asymmetric pesification. In 2003, the value of the U.S. dollar declined and is reflected in financial expense. We generated lower trading gains in 2003 compared to 2002 as the demand for U.S. dollars decreased. Indexation by CER decreased in 2003 by Ps.235 million as the CER index increased only 3.7% in 2003 as compared to 40.5% in 2002. Finally, inflation adjustments did not materially affect our financial income during 2003, as inflation adjustments ended on February 28, 2003.
Financial expenses
Financial expenses decreased 45% in 2004 as compared to 2003 and 53.2% in 2003 as compared to 2002. The components of our financial expenses for the years ended December 31, 2004, 2003 and 2002 were as follows:

	Year ended December 31,

	2002(1)	2003(1)	2004

	(in thousands of pesos)
Interest on checking accounts	3,524	2,759	2,335
Interest on savings accounts	6,214	3,269	3,161
Interest on time deposits	62,796	84,979	49,253
Interest on financing from the financial sector	4,258	3,342	79
Interest on other liabilities from financial intermediation(2)	18,022	2,528	9,959
Other interest(3)	34,819	20,598	9,646
Net loss from options	—	803	5
Indexation by CER(4)	355,898	41,551	25,336
Other(5)	29,653	81,323	33,430

Total financial expenses	515,184	241,152	133,204

(1)	In constant pesos as of February 28, 2003.

(2)	Includes lines of credit from other banks, repurchase agreements and liquidity assistance from the Central Bank.

(3)	Includes subordinated corporate bonds issued by us.

(4)	Includes CER accrued for all the liabilities subject to adjustment by CER.

(5)	Includes deposits in the form of government securities and CEDROs.
2004 and 2003. Our financial expenses decreased in 2004 as compared to 2003 primarily as a result of a decline in average interest rates on time deposits from 8.3% in 2003 to 3.3% in 2004, the continued decrease in our stock of CEDROs, which reduced CER indexation expense by Ps.6 million,

Management’s discussion and analysis of financial condition and results of operations and the lower exchange rate loss recorded under “Other” financial expenses in 2003 due to a rise in the value of the peso.
2003 and 2002. In 2003, our financial expenses decreased primarily due to the elimination of inflation adjustments beginning in February 2003 and a lower CER adjustment due to a lower stock of CEDROs (the stock of which had decreased to Ps.88 million at the end of 2003). “Other” financial expenses for 2003 included the exchange rate loss described above and an additional adjustment of Ps.11.5 million relating to a liability with Argentina’s export credit agency. Financial expenses in 2003 were also affected by an Ps.85 million increase in interest paid on time deposits as a result of the increase in time deposits from an average of Ps.661 million during 2002 to an average of Ps.1,363 million in 2003, offset by a significant decline in average interest rates from 41.7% to 8.3%.
Our financial expenses of Ps.515.2 million in 2002 were very high due primarily to the inflation adjustment. The CER indexation (which increased by 40.5% in 2002) was further adjusted by inflation and, as a result, accounted for 69% of our total financial expenses. The increase in our CER adjustment was due to an increase in our stock of CEDROs, and the liability to the Central Bank to acquire BODEN 2012 from the government.
Provision for loan losses
We increased our provisions for loan losses in 2002, reflecting our concern about the quality of our loan portfolio during the crisis. In 2003 and 2004, our provisions returned to lower levels, reflecting adequate provisions in the prior year, as well as the beginning of a new credit cycle. For a description of our loan loss provisioning policy, see “—Six months ended June 30, 2005 compared to six months ended June 30, 2004—Provision for loan losses”.
Service charge income
The following table provides a breakdown of our service charge income by category for the years ended December 31, 2004, 2003 and 2002:

	Year ended December 31,

	2002(1)	2003(1)	2004

	(in thousands of pesos)
Service charges on deposit accounts	97,960	82,529	99,537
Debit and credit card income	10,793	18,552	23,277
Other fees related to foreign trade	6,327	4,926	5,789
Credit-related fees	933	3,978	7,867
Capital markets and securities activities	847	727	788
Lease of safe-deposit boxes	1,612	2,643	2,816
Fees related to guarantees	991	655	675
Other(2)	18,293	11,712	13,676

Total service charge income	137,756	125,722	154,425

(1)	In constant pesos as of February 28, 2003.

(2)	Includes insurance income.
The primary component of our service income is our charge on deposits accounts, which represented 64% of our total service charge income in 2004. In 2004, service charge income increased primarily due to an increase in overall deposits and, to a lesser degree, to an increase in debit and credit card income and our financial agency services to three Argentine provincial governments (revenues from

Management’s discussion and analysis of financial condition and results of operations which increased from Ps.23 million in 2003 to Ps.27 million in 2004) and credit-related fees, which increased from Ps.4 million in 2003 to Ps.8 million in 2004. The inflation adjustment affected our level of service income during 2002, limiting a direct comparison with our service income in 2003 and 2004.
Service charge expenses
Service charge expenses include gross receipts tax levied by the City of Buenos Aires and certain Argentine provinces and credit card companies’ fees. In 2004, service charges increased by 24.8%, reflecting an increase in the volume of our operations. The elimination of inflation indexation in February 2003 explains the decrease in service charge expenses in 2003 as compared to 2002. Setting aside the effects of inflation indexation, service charge expenses declined from approximately Ps.23 million in 2002 to Ps.20 million in 2003 because of lower gross taxes.
Administrative expenses
The components of our operating expenses for the years ended December 31, 2004, 2003 and 2002 are reflected in the following table:

	Year ended December 31,

	2002(1)	2003(1)	2004

	(in thousands of pesos)
Personnel expenses	144,116	112,493	132,910
Directors and statutory auditors fees	7,126	5,608	5,861
Other professional fees	14,257	15,560	16,729
Advertising and publicity	2,891	5,991	12,048
Taxes	3,480	3,175	3,353
Bank premises and equipment depreciation	21,126	16,619	16,442
Amortization of organization and development expenses	15,921	15,131	13,595
Maintenance, conservation and repair expenses	7,937	9,124	11,504
Security services	8,078	8,473	10,086
Electric power and communications	11,161	9,388	9,206
Lease payments	5,344	4,255	4,514
Insurance	3,146	4,195	4,079
Stationery and office supplies	4,705	3,806	3,837
Other	10,887	7,978	10,816

Total administrative expenses	260,175	221,796	254,980

(1)	In constant pesos of February 28, 2003.
Personnel expenses account for the majority of our total operating expenses. Our operating expenses increased in 2004 as compared to 2003 due to salary increases and increased severance payments, partially offset by a reduction in our average work force. Our personnel expenses in 2003 decreased as compared to 2002 due to the end of the inflation adjustment. Following our merger with Banco Bansud in 2002 and the acquisition of Nuevo Banco Suquía in 2004, our operating expenses were also affected by increased advertising expenses, which rose from Ps.3 million in 2002 to Ps.6 million in 2003 and to Ps.12 million in 2004.
Net other income
Our net other income has included since 2002 the amortization over a five-year period, at a rate of Ps.73 million per year, of Ps.366 million of negative goodwill relating to our acquisition of Banco

Management’s discussion and analysis of financial condition and results of operations

Bansud to reflect the difference between the purchase price and the book value of the net assets acquired. The amortization of this liability gave rise to income. In 2004, we recorded a provision of Ps.42 million to reflect the possibility that we will have to make a payment in respect of a liability that we contended was pesified. In 2003, we reversed an obligation to Banamex for Ps.65 million relating to our acquisition of Banco Bansud from Banamex.
Additionally, in 2003 we reviewed our loan and contingent liabilities portfolio, and, as a result, we reversed provisions by Ps.47 million, which is recorded in net other income.
Income tax
During the period between 2002 and 2004, we recorded losses for purposes of income tax. As a result, only income taxes for our subsidiaries, primarily Macro Securities S.A. Sociedad de Balsa, formerly Sud Valores, have been recorded. In 2002, Banco Bansud’s income tax totaled Ps.3.2 million.
Monetary loss
Our monetary loss during 2002 and the first two months of 2003 related to losses generated by inflation on our net monetary position during those periods. From March 1, 2003, this calculation was no longer made due to the end of inflation accounting.
Net income
Our net income declined 3.5% from 2003 to 2004, reflecting primarily an increase in gross intermediation margin more than offset by a decline in net other income. Our net income declined 65.1% from 2002 to 2003 reflecting the effect of the substantial devaluation of the peso on our net asset position in U.S. dollars, partially offset by the impact of inflation on our net monetary position.
LIQUIDITY AND CAPITAL RESOURCES
Liquidity and capital resources
Our main source of liquidity consists of deposits, which totaled Ps.6,421 million as of September 30, 2005. These deposits include deposits generated by our branch network, from institutional and very large corporate clients and from provincial governments for whom we act as financial agent. We consider the deposits generated by our branch network and the provincial deposits to be stable.
Additionally, in January 2005, we obtained a US$50 million loan from Credit Suisse First Boston with an 18-month term at LIBOR plus 2.7%. We have also drawn down freely available lines of credit with eight foreign banks totaling US$42 million and additional lines for the issuance of letters of credit for unspecified amounts with 20 additional banks worldwide.
Funding kept increasing at a fast pace during the first nine months of 2005 mainly driven by the increase in total deposits, which grew 21% between December 31, 2004 and September 30, 2005. These deposits were used primarily for financing the growth in credit for the private sector, with the remainder being invested in profitable liquid assets, such as LEBACs and NOBACs, short term loans to highly rated companies, Central Bank repurchase obligations and cash. This approach has enabled us to maintain a high liquidity to deposits ratio of 65% as of September 30, 2005 while awaiting a return to stronger demand for private sector loans.
In September 2005, the government delivered the remaining BODEN that were pending settlement. We have taken advantage of higher market prices of Argentine public debt to sell a significant share of our holdings of government bonds (mainly BOGAR) and the resulting additional liquidity has been invested in LEBAC. Due to higher interest rates on Central Bank bills during the third quarter of

Management’s discussion and analysis of financial condition and results of operations

2005, we have shifted our liquidity to these instruments, increasing our holdings from Ps. 752 million in September 30, 2004 to Ps.2,389 million in September 30, 2005. Thus our exposure to the public sector net of Central Bank bills decreased to 19% of total assets by the end of September 2005, well below the financial system’s average of 32%.
Overdrafts are mostly made available to highly rated companies in accordance with our liquidity management policy. The amount allocated to overdrafts is determined by the amount of deposits received from institutional investors, and as such, there is a high degree of volatility in our overdraft allocations.
We have developed a program to manage our liquidity by securitizing personal loans, most recently through the Macro Personal Financial Trust V, which was created in May 2005. We sold personal loans to the trust totaling Ps.70 million and sold trust certificates totaling Ps.46 million prior to September 30, 2005.
We believe that we have adequate working capital to meet our current and reasonably foreseeable needs. At September 30, 2005, we had excess capital of Ps.1,041 million (160% of minimum capital). Nevertheless, we believe that as the demand for credit grows and our loan portfolio expands, we will need to continue to expand our capital resources. In addition, we would expect to need additional capital resources to take advantage of strategic acquisitions.

Management’s discussion and analysis of financial condition and results of operations

Minimum capital requirements
Our excess capital (representing the amount in excess of minimum reserve requirements of the Central Bank) is as set forth in the table below:

					As of
	As of December 31,				September 30,

	2003(1)		2004		2005

	(in thousands of pesos, except
	ratios and percentages)
Calculation of excess capital:
Allocated to assets at risk	78,554		165,757		256,037
Allocated to Bank premises and equipment, intangible assets and equity investment assets	60,482		47,309		59,247
Market risk	43,241		19,607		32,317
Interest rate risk	20,449		7,034		25,773
Public sector and securities in investment account	7,262		11,073		26,913

Required minimum capital under Central Bank Rules	209,988		250,780		400,287

Basic net worth	1,026,205		1,064,325		1,226,908
Complementary net worth	128,032		186,093		173,156
Deductions	179,548		110,819		40,750

Total capital under Central Bank Rules	1,333,785		1,361,237		1,440,814

Excess capital	1,123,797		1,110,457		1,040,527

Selected capital and liquidity ratios:
Regulatory capital/risk weighted assets	43.79%		35.71%		24.83%
Average shareholders’ equity as a percentage of average total assets	21.78%		20.67%		14.10%
Total liabilities as a multiple of total stockholders’ equity	3.47	x	6.00	x	5.52	x
Cash as a percentage of total deposits	22.27%		25.80%		21.26%
Liquid assets as a percentage of total deposits(2)	65.12%		53.69%		62.48%
Loans as a percentage of total assets	20.91%		32.68%		31.40%

(1)	In constant pesos as of February 28, 2003.

(2)	Liquid assets include cash, cash collateral, LEBACs, NOBACs, and interbanking loans. Since 2004, we include overnight loans to highly rated companies.
We believe that our capital resources are sufficient for our present requirements on an individual and a consolidated basis.
MARKET RISK
Market risk is the risk of loss arising from fluctuations in financial markets variables, such as interest rates, foreign exchange rates and other rates or prices. This risk is a consequence of our lending, trading and investments businesses and mainly consists of interest rate risk and foreign exchange risk.
We evaluate, upgrade and improve market risks measurements and controls on a daily basis. In order to measure significant market risks (whether they arise in trading or non-trading portfolios), we use the value at risk methodology, or VaR. This methodology is based on statistical methods that take into account many variables that may cause a change in the value of our portfolios, including interest rates, foreign exchange rates, securities prices, volatility and any correlation among them. VaR is an estimation of potential losses that could arise from reasonably likely adverse changes in market

Management’s discussion and analysis of financial condition and results of operations conditions. It expresses the maximum amount of loss expected (given a confidence interval) over a specified time period, or “time horizon,” if that portfolio were held unchanged over that time period.
All VaR models, while forward-looking, are based on past events and are dependent upon the quality of available market data. The quality of our VaR models is therefore continuously monitored. As calculated, VaR is an estimate of the expected maximum loss in the market value of a given portfolio over a five-day time horizon at a one-tailed 99% confidence interval. We assume a five-day holding period and adverse market movements of 2.32 standard deviations as the standard for risk measurement and comparison.
The following table and graph shows the five-day 99% confidence VaR for our combined trading portfolios for 2004 (in millions of pesos):

Minimum	8.5
Maximum	40.4
Average	19.8
As of December 31, 2004	33.8
Daily Evolution of VaR—2004
Over the course of 2004 we had an average VaR of 19.8.
In order to take advantage of good trading opportunities, we have sometimes increased risk; however during periods of uncertainty, we have also reduced it. The main source of our VaR is our fixed rate securities portfolio.
In December 2004, we acquired Nuevo Banco Suquía and this acquisition had an impact on VaR levels, as the graph above indicates.
Interest rate risk
Interest rate risk is the effect on our net interest income of fluctuations of market interest rates. Sensitivity to interest rates arises in our normal course of business as the repricing characteristics of our interest-earning assets do not necessarily match those of our interest-bearing deposits and other borrowings. The repricing structure of assets and liabilities is matched when an equal amount of assets

Management’s discussion and analysis of financial condition and results of operations and liabilities are repriced for any given period. Any excess of assets or liabilities over these matched items results in a gap or mismatch.
Our interest rate sensitivity analysis measures the risk arising from the different sensitivities of assets and liabilities when interest rate changes occur. It covers all the assets and liabilities, excluding tradeable portfolios. In this case, our VaR model or maximum potential loss in the net economic value of the portfolio of assets and liabilities due to interest rate risk increases, considering a three-month time horizon and a confidence level of 99%.
Our methodology also captures the real interest rate risk, that is the risk arising from the mismatch produced as a consequence of an imperfect correlation between inflation rate movements and financing interest rate variations.
The following chart shows the three-month 99% confidence VaR for our combined trading portfolios for 2004 (in millions of pesos):

Minimum	2.9
Maximum	16.5
Average	8.4
As of December 31, 2004	3.4
Our gap position refers to the mismatch of interest-earning assets and interest-bearing liabilities and is described in the table below.
The negative gap of Ps.511 million in the 1-year term is mainly explained by the maturity of certificates of deposits, which are our most significant liability. Even though in contractual terms their maturities are less than one year, 78% of certificates of deposits consist of retail deposits (50% of total deposits) and public sector deposits (28% of total deposits) that represent a very stable funding base. Hence, in practice their actual maturity is longer.

Management’s discussion and analysis of financial condition and results of operations

The following table shows our exposure to a positive interest rate gap:

	Remaining Maturity at December 31, 2004

	0-1 Year	1-5 Years	5-10 Years	Over 10 Years	Total (2)

	(In thousands of pesos, except percentages)
Interest-earning assets
Interest-bearing deposits in Central Bank	625,915	0	0	0	625,915
Interest-bearing deposits in other banks	418,279	0	0	0	418,279
Government Securities	856,636	527,532	358,427	336,964	2,079,559
Goods in financial leasing	0	47,033	13,830	59	60,922
Loans to the Public Sector(1)	52,090	116,220	410,873	230,394	809,577
Loans to the Private and Financial Sector(1)	1,720,034	510,589	54,747	5,438	2,290,808
Other Assets	49,868	15,864	340	86,518	152,590

Total Interest-Earning Assets	3,722,822	1,217,238	838,217	659,373	6,437,650

Interest-bearing liabilities
Savings	(842,270)	0	0	0	(842,270)
Certificates of Deposits	(2,849,620)	(417)	(10)	(2)	(2,850,049)
Investments Accounts	(48,858)	(126)	0	0	(48,984)
Subordinated corporate bonds	(7,810)	(7,991)	(615)	0	(16,416)
Liabilities with Central Bank	(172,806)	(276,128)	(53,433)	0	(502,367)
Liabilities with local financial companies	(32,730)	(8,400)	(14,945)	(14,187)	(70,262)
Liabilities with Banks and international organizations	(13,248)	(1,650)	0	0	(14,898)
Other Liabilities	(266,754)	(96,686)	(72,514)	0	(435,954)

Total Interest-Bearing Liabilities	(4,234,096)	(391,398)	(141,517)	(14,189)	(4,781,200)

Asset/ Liability Gap	(511,274)	825,840	696,700	645,184	1,656,450
Cumulative Asset/ Liability Gap	(511,274)	315,566	1,011,266	1,656,450
Cumulative sensitivity gap as a percentage of total interest-earning assets	(7.94)%	4.89%	15.71%	25.73%
Additionally, the following tables detail our exposure to an interest rate gap, including CER-adjusted securities, which may differ from ordinary interest rate securities behavior. We maintain a positive gap in CER-adjusted securities represented mainly by public sector loans and bonds. Therefore, we benefit from increases in the inflation rate.

Management’s discussion and analysis of financial condition and results of operations

The table below shows our exposure to a interest rate gap in pesos:

	Remaining Maturity at December 31, 2004

	0-1 Year	1-5 Years	5-10 Years	Over 10 Years	Total (2)

	(in thousands of pesos, except percentages)
Interest-earning assets in national currency
Interest-bearing deposits in Central Bank	369,624	0	0	0	369,624
Interest-bearing deposits in other banks	35,035	0	0	0	35,035
Government Securities	831,991	476,561	332,733	329,584	1,970,869
Goods in financial leasing	0	47,033	13,830	59	60,922
Loans to the Public Sector(1)	52,090	116,220	410,873	230,394	809,577
Loans to the Private and Financial Sector(1)	1,396,069	480,598	48,698	5,438	1,930,803
Other Assets	48,706	15,849	245	76,632	141,432

Total Interest-Earning Assets	2,733,515	1,136,261	806,379	642,107	5,318,262

Interest-bearing liabilities in national currency
Savings	(753,400)	0	0	0	(753,400)
Certificates of Deposits	(2,075,873)	(186)	(10)	(2)	(2,076,071)
Investments Accounts	(48,688)	(126)	0	0	(48,814)
Subordinated corporate bonds	(7,810)	(7,991)	(615)	0	(16,416)
Liabilities with Central Bank	(172,806)	(276,128)	(53,433)	0	(502,367)
Liabilities with local financial companies	(2,958)	(8,400)	(14,945)	(14,187)	(40,490)
Other Liabilities	(216,677)	(96,686)	(72,514)	0	(385,877)

Total Interest-Bearing Liabilities	(3,278,212)	(389,517)	(141,517)	(14,189)	(3,823,435)

Asset/ Liability Gap	(544,697)	746,744	664,862	627,918	1,494,827
Cumulative Asset/ Liability Gap	(544,697)	202,047	866,909	1,494,827
Cumulative sensitivity gap as a percentage of total interest-earning assets	(10.24)%	3.80%	16.30%	28.11%

Management’s discussion and analysis of financial condition and results of operations

The table below shows our exposure to an interest rate gap in foreign currency:

	Remaining Maturity at December 31, 2004

	0-1 Year	1-5 Years	5-10 Years	Over 10 Years	Total (2)

	(In thousands of pesos, except percentages)
Interest-earning assets in foreign currency
Interest bearing deposits in Central Bank	256,291	0	0	0	256,291
Interest bearing deposits in other banks	383,244	0	0	0	383,244
Government Securities	24,645	50,971	25,694	7,380	108,690
Loans to the Private and Financial Sector(1)	323,965	29,991	6,049	0	360,005
Other Assets	1,162	15	95	9,886	11,158

Total Interest-Earning Assets	989,307	80,977	31,838	17,266	1,119,388

Interest-bearing liabilities in foreign currency
Savings	(88,870)	0	0	0	(88,870)
Certificates of Deposits	(773,747)	(231)	0	0	(773,978)
Investments Accounts	(170)	0	0	0	(170)
Liabilities with local financial companies	(29,772)	0	0	0	(29,772)
Liabilities with Banks and international organizations	(13,248)	(1,650)	0	0	(14,898)
Other liabilities	(50,077)	0	0	0	(50,077)

Total Interest-Bearing Liabilities	(955,884)	(1,881)	0	0	(957,765)

Asset/ Liability Gap	33,423	79,096	31,838	17,266	161,623
Cumulative Asset/ Liability Gap	33,423	112,519	144,357	161,623
Cumulative sensitivity gap as a percentage of total interest-earning assets	2.99%	10.05%	12.90%	14.44%

(1)	Loan amounts are stated before deducting the allowance for loan losses. Non-accrual loans are included with loans as interest-earning assets.

(2)	Includes instruments issued by the Central Bank.
Foreign exchange risk
At December 31, 2004, our total net asset foreign currency position was US$208.6 million. This position is to a large extent the result of the asymmetric pesification of certain assets and liabilities, which changed the currency denomination of certain of our assets and liabilities and the compensation for the effects of the asymmetric pesification, through U.S. dollar-denominated bonds (BODEN 2012). See “Selected statistical data.”

Management’s discussion and analysis of financial condition and results of operations

Equity and commodity price risk
Equity and commodity price risks are the risks associated with adverse movements in the value of equity securities and commodities or related indexes. We do not have any material exposure to either of them.
CONTRACTUAL OBLIGATIONS
The following table represents our contractual obligations and commercial commitments as of December 31, 2004:

	Payments due by period

			Less than			After
	Total		1 year	1-3 years	3-5 years	5 years

	(in thousands of pesos)
Central Bank	502,367		172,806	123,693	152,435	53,433
Banks and international organizations	14,898		13,248	1,650	—	—
Financing received from Argentine financial institutions	70,262		32,730	4,758	3,642	29,132
Other	204,634	(1)	35,434	48,343	48,343	72,514
Subordinated corporate bonds	16,416		7,810	6,762	1,229	615

Total contractual cash obligations	808,577		262,028	185,206	205,649	155,694

Commercial commitments
Lines of credit	22,702		22,702	—	—	—
Guarantees	92,620		63,533	13,053	1,537	14,497
Standby letters of credit	38,617		38,291	326	—	—

Total commercial commitments	153,939		124,526	13,379	1,537	14,497

(1)	Includes Ps.204.6 million of a liability that we have assumed to the Central Bank, reflecting the face value of the BODEN 2012 to be purchased at a discounted price of Ps.1.40 to US$1.00, plus CER.
CRITICAL ACCOUNTING POLICIES
Our accounting and reporting policies comply with Central Bank Rules, which differ in certain significant respects from U.S. GAAP. See note 35 to financial statements included in this prospectus for a reconciliation of our audited financial statements to U.S. GAAP. The preparation of our financial statements requires management to make estimates and assumptions. Our financial position and results of operations can be affected by these estimates and assumptions, which are integral to understanding our financial position.
Critical accounting policies are those policies that management believes are the most important to the portrayal of our financial condition and results of operations, and require management to make estimates that are subjective or complex. Most accounting policies are not considered by management to be critical accounting. Several factors are considered in determining whether or not a policy is critical in the preparation of our financial statements. These factors include, among others, whether the estimates are material to our financial statements, the nature of the estimates, the ability to readily validate the estimates with other information including information from third-parties or available prices, and sensitivity of the estimates to changes in economic conditions and whether alternative accounting methods may be utilized under Central Bank Rules. Significant accounting policies are discussed in note 4 to our audited consolidated financial statements.

Management’s discussion and analysis of financial condition and results of operations

Loan loss reserve
The loan loss reserve represents the estimate of probable losses in the loan portfolio. Determining the loan loss reserve requires significant management judgments and estimates including, among others, identifying impaired loans, determining customers’ ability to pay and estimating the fair value of underlying collateral or the expected future cash flows to be received. Actual events will likely differ from the estimates and assumptions used in determining the loan loss reserve. Additional loan loss reserve could be required in the future.
The loan loss reserve is maintained in accordance with the Central Bank’s applicable regulatory requirements. This results from evaluating the degree of debtors’ compliance and the guarantees and collateral supporting the respective transactions.
Increases in the reserve are based on the deterioration of the quality of existing loans, while decreases in the reserve are based on regulations requiring the write-off of non-performing loans classified as “non-recoverable” after a certain period of time and on management’s decisions to write off non-performing loans evidencing a very low probability of recovery.
Under the Central Bank Rules, a minimum loan loss reserve is calculated primarily based upon the classification of commercial loan borrowers and upon delinquency aging (or the number of days the loan is past due) for consumer and housing loan borrowers. Although we are required to follow the methodology and guidelines for determining the minimum loan loss reserve, as set forth by the Central Bank, we are allowed to establish additional loan loss reserve.
For commercial loans, we are required to classify all commercial loan borrowers. In order to classify them, we must consider different parameters related to each of those customers. In addition, based on the overall risk of the portfolio, we consider whether or not additional loan loss reserves in excess of the minimum required are warranted.
For the consumer loan portfolio, we classify loans based upon delinquency aging, consistent with the requirements of the Central Bank. Minimum loss percentages required by the Central Bank are also applied to the totals in each loan classification.
We register provisions after evaluating the loan portfolio in terms of delay (for consumer loans) or constant surveillance (for commercial loans). This process determines whether an increase or decrease in charges for non-performing loans is required based on our estimate of whether the credit is worsening or improving, or whether the loan is repaid. Our loan loss charges have been historically stable (absent the impact of the Argentine crisis), accommodating qualitative and quantitative changes in the composition of our loan portfolio. We believe that, as a result of the stabilization of the macroeconomic environment, there will not be substantial changes in the assumptions we will make to determine the allowances for loan losses. As a result, we do not believe that more current information will result in our actual results being materially different from our estimates, and therefore, we do not expect the provisions for loan losses to have a significant impact on our net income.
In addition, we have applied the following methods to reconcile Central Bank Rules to U.S. GAAP:
Credit card loans
We establish a reserve for credit card loans based on the past due status of the loan. All loans without preferred guarantees past due over 180 days have been reserved at 50%, in accordance with Central Bank Rules. Under U.S. GAAP, the Bank adopted a policy to charge off loans which are 180 days past due.

Management’s discussion and analysis of financial condition and results of operations

Impaired loans—nonfinancial private sector and residents abroad
The Bank apply SFAS No. 114, “Accounting by Creditors for Impairment of a Loan” and SFAS No. 118, “Accounting by Creditors for Impairment of a Loan—Income Recognition and Disclosures” for computing U.S. GAAP adjustments. SFAS No. 114, as amended by SFAS No. 118, requires a creditor to measure impairment of a loan based on the present value of expected future cash flows discounted at the loan’s effective interest rate, or at the loan’s observable market price or the fair value of the collateral if the loan is collateral dependent. SFAS No. 114 is applicable to all loans (including those restructured in a troubled debt restructuring involving amendment of terms), except large groups of smaller-balance homogenous loans that are collectively evaluated for impairment. Loans are considered impaired when, based on management’s evaluation, a borrower will not be able to fulfill its obligation under the original loan terms.
Interest recognition—non-accrual loans
The method applied to recognize income on loans is described in note 4.4.e of our audited consolidated financial statements. Additionally, the accrual of interest is discontinued generally when the related loan is non-performing and the collection of interest and principal is in doubt, generally after 90 days of being past due. Accrued interest remains on our books and is considered a part of the loan balance when determining the loan loss reserve.
Under U.S. GAAP, the accrual of interest is discontinued when the contractual payment of principal or interest has become 90 days past due or management has serious doubts about further collectibility of principal or interest, even though the loan is currently performing. When a loan is placed on non-accrual status, unpaid interest credited to income in the current year is reversed and unpaid interest accrued in prior years is charged against the provision for loan losses.
Certain assets receivable from the government sector
In accordance with Central Bank Rules, we classify our portfolio of government securities into trading and investment securities, unlisted government securities and securities issued by the Central Bank.
Realized and unrealized gains and losses and interest income on government securities are included as “Net Income/(Loss) from Government Securities” in our financial statements.
Guaranteed loans
As part of the Argentine government’s measures to deal with the economic crisis, we were required to exchange a portion of federal government securities and received préstamos garantizados (guaranteed loans) in consideration thereof.
Immediately prior to the exchange, the federal governments securities were accounted for as follows:
a. Under Central Bank Rules, they were valued at their cost plus accrued interest.
b. Under U.S. GAAP, they were classified as securities available for sale and subject to the provisions of SFAS No. 115 “Accounting for certain investments in debt securities”; therefore they were accounted for at fair value. Given the economic crisis in Argentina at that time, the unrealized losses were deemed to be other than temporary and taken to the income statement. Once this impairment was recognized in the accounting, the new accounting value constituted the initial value of the new loans received.
Subsequent to the exchange, the guaranteed loans are not deemed to be impaired loans since they have been performing based on their contractual terms. The difference between the new cost basis of the guaranteed loans and the expected cash flows is accounted for under the effective interest method in

Management’s discussion and analysis of financial condition and results of operations accordance with FAS 91. As these loans were not purchased, they did not fall under the accounting model of PB 6, and, because of the other than temporary impairment adjustment, their carrying value was highly discounted. Therefore, these discounts are being amortized in accordance with FAS 91.
As of December 31, 2004 and 2003, the expected cash flows were greater than the cost basis originally determined at the time of the exchange, as discussed above. This is primarily due to the improved economic situation in Argentina.
Pursuant to Central Bank Rules, these loans do not require a loan loss reserve. However, beginning March 2003, Communication A 3911 required these loans to be valued at the lower of their book value and their net present value calculated using an increasing discount rate specified by such communiqué and supplementary rules. For more information, see note 4 to our audited consolidated financial statements.
Subsequently, we acquired additional guaranteed loans in the market and also through the business combinations described in note 35 of our audited consolidated financial statements. The difference between the cost of each acquired loan and its expected future cash flows is accounted for in accordance with PB 6—Amortization of Discounts on Acquired Loans.
Secured bonds
We have a significant amount of outstanding secured bonds to the Argentine government. Pursuant to Central Bank Rules, these loans do not require a loan loss reserve. However, beginning March 2003, Communiqué “A” 3,911 required these loans to be valued at the lower of their book value or their net present value calculated using an increasing discount rate specified by such Communiqué and supplementary rules. For more information, see note 4 to our audited consolidated financial statements.
Under U.S. GAAP, as mentioned above, and in light of the characteristics of the transaction, we considered this transaction to be in line with SFAS No. 15 “Accounting by Debtors and Creditors for Troubled Debt Restructurings.”
According to SFAS No. 15, a creditor in a troubled debt restructuring involving only a modification of terms of a receivable-that is, not involving receipt of assets (including an equity interest in the debtor)-shall account for the troubled debt restructuring in accordance with the provisions of Statement No. 114.
As of December 31, 2002, considering that such assets were presented but not documented or finally accepted, as established by such exchange regulations, they were not considered as government securities.
In accordance with SFAS No. 114 “Accounting by Creditors for Impairment of a Loan”, as of December 31, 2001, and 2002, we measured impairment based on the present value of expected future cash flows discounted at the asset’s effective interest rate, with a corresponding charge to bad-debt expense or by adjusting an existing valuation allowance for the impaired assets with a corresponding charge or credit to bad-debt expense.
During 2003, we received government securities known as Secured Bonds (BOGAR), which are securities available for sale and accounted for in accordance with SFAS No. 115.
As of December 31, 2004, and 2003, these BOGAR are classified by us for U.S. GAAP purposes as available-for-sale securities and carried at fair value with the unrealized gain or loss, net of income tax, recognized as a charge or credit to equity through other comprehensive income. We used quoted market values to estimate the fair value of the BOGAR.

Management’s discussion and analysis of financial condition and results of operations

Income tax
In estimating accrued taxes, we assess the relative merits and risks of the appropriate tax treatment considering statutory, judicial and regulatory guidance in the context of the tax position.
Because of the complexity of tax laws and regulations, interpretation can be difficult and subject to legal judgment and given specific facts and circumstances. It is possible that, others, given the same information, may at any point reach different reasonable conclusions regarding the estimated amounts of accrued taxes.
Changes in the estimate of accrued taxes occur periodically due to changes in tax rates, interpretations of the status of examinations being conducted by various taxing authorities, and newly-enacted statutory and regulatory guidance that impact the relative merits and risks of tax positions. These changes, when they affect accrued taxes, can be material to our operating results.
As explained in note 5 to our audited consolidated financial statements, Central Bank Rules do not require the recognition of deferred tax assets and liabilities and, therefore, income tax is recognized on the basis of amounts due in accordance with Argentine tax regulations and no deferred tax and liabilities are recognized.
For purposes of U.S. GAAP reporting, the Bank applies SFAS No. 109 “Accounting for income taxes”. Under this method, income tax is recognized based on the liability method whereby deferred tax assets and liabilities are recorded for temporary differences between the financial reporting and tax basis of assets and liabilities at each reporting date. A valuation allowance is provided for the deferred tax assets to the extent that it is more likely than not that they will not be realized.
The carrying amounts of those deferred tax assets are subject to management’s judgment based on available evidence that realization is more likely than not and they are reduced, if necessary, by a valuation reserve.
In the event that all or part of our net deferred tax assets in the future become realizable under U.S. GAAP, an adjustment to our deferred tax assets would be credited to income tax expense in the period when the determination was made.
Business combination
We acquire financial institutions and, in some circumstances, acquire the assets and liabilities or branches of other financial institutions. According to Central Bank Rules, such transactions are recorded considering the values of the assets acquired, which are valued according to such rules and the price paid. In the process of these acquisitions, the Bank may record intangibles.
Negative goodwill, if any, is being amortized under the straight-line method over 5 years or charged to income depending on the reasons therefor.
The Central Bank established the methods for disclosure and amortization of negative goodwill, as well as the treatment thereof in the merger process. Such amortization methods depend on the reasons that originated such negative goodwill and are summarized: (a) for differences between book and fair values of government securities and guaranteed loans over the period of convergence of these values; (b) for differences between book and current values of the loan portfolio during the effective period thereof; (c) for expected future losses, upon occurrence thereof; or (d) for differences between book and current values of nonmonetary assets, during the amortization term of these assets. Positive goodwill, if any, is amortized based on the estimated useful life.
Under U.S. GAAP a business combination occurs when an entity acquires net assets that constitute a business or acquires equity interests of one or more entities and obtains control over that entity or

Management’s discussion and analysis of financial condition and results of operations entities. The acquisition of all or part of a financial institution that meets the definition of a business combination shall be accounted for by the purchase method.
The cost of an acquired entity shall be allocated to the assets acquired and liabilities assumed based on their estimated fair values at date of acquisition. Prior to that allocation, the acquiring entity shall (a) review the purchase consideration if other than cash to ensure that it has been valued in accordance with the requirements; and (b) identify all of the assets acquired and liabilities assumed, including intangible assets that meet the recognition criteria, regardless of whether they had been recorded in the financial statements of the acquired entity.
The difference between the purchase price and the fair value of the net assets acquired resulted in a negative goodwill or positive goodwill. The negative goodwill can be applied to reduce on a pro rata basis the amounts assigned to the noncurrent assets acquired and the surplus, if any, is charged to income for the year. Positive goodwill, if any, should be analyzed to determine whether it is amortizable and in which periods it is amortized, or if it continues not to be amortized its recoverability is tested every year.

The Argentine banking industry
The Argentine banking industry was severely impacted by the recent crisis. See “The Crisis and recovery in Argentina.” However, the current recovery has led to positive trends in the sector in terms of scale, profitability, solvency and asset quality.
CRISIS AND RECOVERY IN THE BANKING INDUSTRY
Scale
Assets and deposits have experienced an important recovery since 2001. We believe the public in general has regained confidence in the financial system, as evidenced by the growth in deposits. Total deposits increased to Ps.130,729 million as of September 2005 after declining from Ps.180,134 million as of December 2000 to Ps.75,609 million as of December 2002. However, the rebound of credit activity has been slower, with current levels of private credit-to-GDP of 8.6%, well below the 23.3% of December 2000. Market expectations published by the Central Bank estimate ratios of 9.7% and 10.2% for 2005 and 2006, respectively. Average annual deposit interest rates (30-day time deposits less than Ps.100,000) declined substantially from 12.2% in 2001 to 3.6% for the nine months ended September 30, 2005. At the same time, the average net worth of the financial system was reduced from Ps.37,533 million in 2001 to Ps.24,292 million in September 2005, while earnings, which began to fall in 1998 (Ps.1,146 million) as a consequence of the economic recession, collapsed to a system-wide loss of Ps.588 million in 2001 and Ps.19,287 million in 2002.

						September
	2000(1)	2001(1)	2002(1)	2003(1)	2004	2005

	(in millions of pesos)
Total Assets(2)	361,847	325,720	234,860	185,740	200,179	216,534
Total Deposits(2)	189,405	173,414	97,111	85,758	108,151	122,920
Gross Private Sector Loans(2)	145,232	127,504	60,274	34,205	36,917	44,576

Source: Central Bank
(1) In constant pesos as of February 28, 2003.
(2) Twelve-month average.
Profitability
In 2002, the system lost Ps.19,287 million in total. Out of then 100 banks in existence, only 25 recorded profits, totaling Ps.1,144 million, while the remaining 75 lost approximately Ps.20,431 million in total. Although the number of profitable banks increased to 45 and 58 in 2003 and 2004, respectively, the financial system continued having losses of Ps.5,487 million and Ps.657 million, respectively.

The Argentine banking industry

In the first nine months of 2005, the Argentine banking system has shown accumulated profits of Ps.419 million, representing an annualized return on equity 6.4% and an annualized return on assets of 0.8%.

						September
	2000(1)	2001(1)	2002(1)	2003(1)	2004	2005

Net (loss) income (1) (in millions of pesos)	(109)	(588)	(19,287)	(5,487)	(657)	419	(2)
Return on average equity	(0.3)%	(1.6)%	(57.4)%	(23.6)%	(3)%	6.4	%(3)
Return on average assets	(0.0)%	(0.2)%	(8.2)%	(3.0)%	(0.3)%	0.8	%(3)

Source:     Central Bank

(1)	In millions of constant pesos as of February 28, 2003.

(2)	Six months.

(3)	Annualized (compounded) rate.
Competitive landscape
There are six institutions that rank consistently throughout the rankings based on private sector loans, equity and private sector deposits: two public (Banco de la Nación Argentina and Banco de la Provincia de Buenos Aires), two domestic (Banco Macro Bansud and Banco de Galicia y Buenos Aires) and two foreign (Banco Río de la Plata and BBVA Banco Francés). Only three of these (Banco de la Nación Argentina, Banco de la Provincia de Buenos Aires and Banco Macro Bansud) also rank among the ten banks with the largest net income during the 12 months ended September 30, 2005.

Private Sector Deposits (As of September 30, 2005)

		Ps.	Market
		million	Share
1	BANCO DE LA NACION ARGENTINA(1)	14,690	15.2%
2	BBVA BANCO FRANCES S.A.	10,650	11.0
3	BANCO RIO DE LA PLATA S.A.	8,845	9.1
4	BANCO DE LA PROVINCIA DE BUENOS AIRES(1)	7,759	8.0
5	BANCO DE GALICIA Y BUENOS AIRES S.A.	7,585	7.8

6	BANCO MACRO BANSUD S.A.(2)	5,487	5.7

7	BANCO DE LA CIUDAD DE BUENOS AIRES(1)	5,256	5.4
8	BANKBOSTON, NATIONAL ASSOCIATION	4,931	5.1
9	CITIBANK N.A.	3,550	3.7
10	HSBC BANK ARGENTINA S.A.	3,469	3.6
	OTHER	24,668	25.5

	TOTAL	96,697	100.0

Net Income (12 months ended September 30, 2005)

		Ps.
		million
1	BANCO DE LA PROVINCIA DE BUENOS AIRES(1)	267.5
2	BANCO DE LA CIUDAD DE BUENOS AIRES(1)	232.5

3	BANCO MACRO BANSUD S.A.	232.2

4	BANCO HIPOTECARIO S.A.	220.9
5	BANCO DE LA NACION ARGENTINA(1)	203.8
6	BANCO PATAGONIA S.A.	192.4
7	BANCO DE GALICIA Y BUENOS AIRES S.A.	137.1
8	BANCO DE SAN JUAN S.A.	117.3
9	NUEVO BANCO DE SANTA FE SOCIEDAD ANONIMA	95.0
10	BANCO CREDICOOP COOPERATIVO LIMITADO	73.1
	OTHER	(840.0)

	TOTAL	931.8

Source:    Central Bank

(1)	Public sector banks.

(2)	The sum of Banco Macro Bansud’s and Nuevo Banco Suquía’s financial statements from the Central Bank.

The Argentine banking industry

Private Sector Loans		Ps.	Market
(As of September 30, 2005)		Million	Share

1	BANCO DE LA NACION ARGENTINA(1)	6,541	12.9%
2	BANCO DE LA PROVINCIA DE BUENOS AIRES(1)	4,539	9.0
3	BANCO RIO DE LA PLATA S.A.	4,110	8.1
4	BANCO DE GALICIA Y BUENOS AIRES S.A.	3,775	7.5
5	BBVA BANCO FRANCES S.A.	3,336	6.6
6	BANKBOSTON, NATIONAL ASSOCIATION	3,141	6.2
7	CITIBANK N.A.	2,282	4.5

8	BANCO MACRO BANSUD S.A.(2)	2,194	4.3

9	HSBC BANK ARGENTINA S.A.	2,147	4.2
10	BANCO HIPOTECARIO S.A.	1,995	3.9
	OTHER	16,488	32.5

	TOTAL	50,655	100.0

Equity		Ps.	Market
(As of September 30, 2005)		Million	Share

1	BANCO DE LA NACION ARGENTINA(1)	4,952	19.1%
2	BANCO HIPOTECARIO S.A.	2,129	8.2
3	BBVA BANCO FRANCES S.A.	1,789	6.9

4	BANCO MACRO BANSUD S.A.	1,414	5.5

5	BANCO DE GALICIA Y BUENOS AIRES S.A.	1,376	5.3
6	BANCO DE LA PROVINCIA DE BUENOS AIRES(1)	1,192	4.6
7	BANCO DE LA CIUDAD DE BUENOS AIRES(1)	1,086	4.2
8	BANKBOSTON, NATIONAL ASSOCIATION	986	3.8
9	BANCO DE INVERSION Y COMERCIO EXTERIOR S.A.(1)	932	3.6
10	BANCO RIO DE LA PLATA S.A.	918	3.5
	OTHER	9,125	35.2

	TOTAL	25,900	100.0

Source: Central Bank

(1)	Public sector banks.

(2)	Includes the sum of Banco Macro Bansud’s plus Nuevo BancoSuquía’s financial statements from the Central Bank.
We were the second most profitable bank and the first most profitable among the private sector banks, measured by net income. In the first nine months of 2005, our annualized return on average equity (calculated on a daily basis) was 19.3%, compared the 3.9% for private-sector banks and 6.4% of the banking system as a whole.
There is a large concentration of branches (35%) in the Buenos Aires metropolitan area, as the following table shows. We have the most extensive private-sector branch network in Argentina, and a leading regional presence in ten Provinces including Santa Fe, Córdoba, Mendoza, Entre Ríos, Río

The Argentine banking industry

Negro, Chubut and Neuquén, in addition to Misiones, Salta and Jujuy where we are the largest bank in terms of branches.

	As of September 30, 2005

	Banking System		Banco Macro Bansud

Province	Branches	% of Total	Branches		% of Total	Market Share

Buenos Aires metropolitan area	1,386	35.8%	39		15.9%	2.8%
Buenos Aires (rest)	593	15.3%	13		5.3%	2.2%
Santa Fe	425	11.0%	40		16.3%	9.4%
Córdoba	386	10.0%	37		15.0%	9.6%
Mendoza	131	3.4%	12		4.9%	9.2%
Entre Ríos	118	3.0%	6		2.4%	5.1%
La Pampa	106	2.7%	2		0.8%	1.9%
Chubut	72	1.9%	4		1.6%	5.6%
Tucumán	64	1.7%	2	(1)	0.8%	3.1%
Chaco	61	1.6%	1		0.4%	1.6%
Corrientes	61	1.6%	3		1.2%	4.9%
Misiones	60	1.5%	29		11.8%	48.3%
Río Negro	56	1.4%	7		2.8%	12.5%
Neuquén	51	1.3%	4		1.6%	7.8%
Salta	49	1.3%	23		9.3%	46.9%
Santiago del Estero	40	1.0%	1		0.4%	2.5%
San Luis	38	1.0%	1		0.4%	2.6%
Santa Cruz	37	1.0%	2		0.8%	5.4%
San Juan	34	0.9%	1		0.4%	2.9%
Jujuy	28	0.7%	15		6.1%	53.6%
La Rioja	24	0.6%	1		0.4%	4.2%
Catamarca	20	0.5%	1		0.4%	5.0%
Formosa	17	0.4%	0		0.0%	0.0%
Tierra del Fuego	15	0.4%	2		0.8%	13.3%

Total	3,872	100.0%	246	(1)	100.0%	6.4%

Source: Central Bank

(1)	Does not include the seven branches and the headquarters acquired from Banco Empresario de Tucumán and the 25 branches and the headquarters included in the pending acquisition of Banco de Tucumán.
The financial system has approximately 65% of the branches outside the Buenos Aires metropolitan area, while we have approximately 85% of our branches in the same area. The ten largest banks, in terms of branches, account for 62.0% of the total amount of the system. Finally, we are second to Banco de la Nación Argentina in terms of market share outside the Buenos Aires metropolitan area, with a participation rate of 8.3%.

The Argentine banking industry

						Market
						Share in		% in
		Buenos Aires				Rest of		Rest of
		Metropolitan	Rest of the		Number of	the	Market	the
		Area	country	Total	Provinces	Country	Share	Country

1	BANCO DE LA NACIÓN ARGENTINA(1)	121	501	622	24	20.2%	16.1%	80.5%
2	BANCO MACRO BANSUD S.A.(2)	39	207	246	23	8.3%	6.4%	84.1%
3	BANCO DE LA PROVINCIA DE BUENOS AIRES(1)	147	193	340	2	7.8%	8.8%	56.8%
4	NUEVO BANCO BISEL S.A.	1	157	158	8	6.3%	4.1%	99.4%
5	BANCO CREDICOOP COOPERATIVO LIMITADO	75	151	226	17	6.1%	5.8%	66.8%
6	BANCO DE LA PROVINCIA DE CORDOBA S.A.(1)	1	149	150	3	6.0%	3.9%	99.3%
7	NUEVO BANCO DE SANTA FE SOCIEDAD ANONIMA	1	106	107	3	4.3%	2.8%	99.1%
8	BANCO DE LA PAMPA SOCIEDAD DE ECONOMÍA MIXTA	2	99	101	5	4.0%	2.6%	98.0%
9	BBVA BANCO FRANCES S.A.	135	97	232	24	3.9%	6.0%	41.8%
10	BANCO RIO DE LA PLATA S.A.	118	96	214	21	3.9%	5.5%	44.9%

	OTHER	746	730	1,476	24	29.4%	38.1%	49.5%

	TOTAL	1,386	2,486	3,872	24	100.0%	100.0%	64.2%

Source: Central Bank.

(1)	Public sector banks.

(2)	Includes the sum of Banco Macro Bansud plus Nuevo Banco Suquía.

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OVERVIEW
We are one of the leading banks in Argentina. With the most extensive private-sector branch network in the country, we provide a wide range of financial products and services to a diversified, nationwide customer base. We distinguish ourselves from our competitors by our strong financial position and by our focus on low- and middle-income individuals and small- and medium-sized businesses in the regions outside of the Buenos Aires metropolitan area, which we believe are population and geographic segments that offer significant opportunity for continued growth in our banking businesses. According to the Central Bank, as of September 30, 2005, we were ranked fourth in terms of deposits and third in terms of equity among private-sector banks. As of September 30, 2005, on a consolidated basis, we had:

†	Ps.9,226 million (US$3,168 million) in total assets;

†	Ps.2,380 million (US$817 million) in gross private sector loans;

†	Ps.6,421 million (US$2,205 million) in total deposits;

†	Ps.1,414 million (US$485 million) in shareholders’ equity;

†	approximately 850,000 retail customers and 3,000 corporate customers; and

†	approximately 410,000 employee payroll accounts for corporate customers and three provincial governments.
Our consolidated net income for 2004 was Ps.193.0 million (US$66.3 million), representing an annualized return on average equity of 16.4% and a return on average assets of 3.4% (calculated on a daily basis). Our consolidated net income for the nine months ended September 30, 2005 was Ps.187.3 million (US$64.3 million), representing an annualized return on equity of 19.3% and an annualized return on assets of 2.7%.
Our retail products and services consist of savings and checking accounts, credit and debit cards, consumer finance loans and other credit-related products and transactional services that we provide to our individual customers and small- and medium-sized businesses through our branch network. We also provide Plan Sueldo payroll services, lending, checking accounts and time deposits, corporate credit cards, mortgage finance, transaction processing, foreign exchange, and other credit-related products and transactional services to larger corporations through our headquarters in Buenos Aires. In addition, our Plan Sueldo payroll processing services for private companies and the public sector provide us with a large and stable deposit base.
We emerged from the economic crisis of 2001 and 2002 as one of the strongest and largest banks in Argentina. In January 2002, in the midst of the crisis, Banco Macro S.A., our predecessor, acquired a controlling interest in agreement to purchase Banco Bansud S.A., effective January 4, 2002. This acquisition tripled the size of our bank as measured by assets and expanded our geographic presence from the northern provinces of Argentina to the southern provinces. In December 2004, during the recovery period of the Argentine economy recovery, we completed the acquisition of Nuevo Banco Suquía S.A., the leading bank in the central provinces of Argentina, thereby becoming the private sector bank with the country’s most extensive branch network. The Nuevo Banco Suquía transaction increased our assets by 41% and our number of branches by 67%. Beginning at the end of 2002 and during the recovery years, we also experienced organic growth as our business in the provinces of Argentina suffered lower levels of volatility than our principal competitors in the Buenos Aires metropolitan area.

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Our Class B shares trade on the Buenos Aires Stock Exchange. As of September 30, 2005, we had a total equity market value of Ps.2,240.9 million (US$775.4 million), calculated on the basis of the closing price of our Class B shares. We are one of three Argentine banks included in the MERVAL Index, which is an index of the shares of the largest companies trading on the Buenos Aires Stock Exchange.
Our competitive strengths
We believe we are well-positioned to benefit from the opportunities created by the improving economic and business environment in Argentina. Our competitive strengths include the following:

†	Strong financial position and consistent profitability. We believe we have emerged from the economic crisis as one of the strongest banks in Argentina, as measured by profitability and balance sheet strength.

†	As of September 30, 2005, we have achieved profitability for the last 15 consecutive quarters, the only bank in Argentina to do so, with a return on average equity of 21.1%, 16.4% and 19.3% for 2003, 2004 and for the six months ended September 30, 2005, compared to -23.6%, -3.0% and 2.7%, respectively, for the Argentine banking system as a whole.

†	Our shareholders’ equity at December 31, 2004 and June 30, 2005, as calculated under Central Bank Rules, was Ps.1,257.3 million and Ps.1,348.7 million, respectively and our shareholders’ equity under U.S. GAAP was Ps.947.1 million and Ps.947.1 million, respectively. Our shareholders’ equity at September 30, 2005 under Central Bank Rules was Ps.1,414.2 million.

†	Strong presence in fast-growing economic sectors. We are the leading bank in the Argentine provinces of Salta, Jujuy and Misiones and one of the leading banks in Córdoba, Santa Fe, Mendoza, Entre Ríos, Río Negro, Chubut and Neuquén, based on the number of branches. Most of these provinces engage in economic activities primarily concentrated in areas, such as agriculture, mining, cargo transportation, edible oils, ranching and tourism, which have been benefiting from export-driven growth in the Argentine economy as a result of the devaluation of the peso.

†	Strong presence in fast-growing customer segments. We have also achieved a leading position in the low- and middle-income customer segments and among small-and medium-sized businesses, located outside of the Buenos Aires metropolitan area, which have been relatively underserved by the banking system. As of September 30, 2005, loans for less than Ps.20,000 accounted for 30% of total private sector loans, almost double the corresponding receivable for the financial system as a whole. Based on our experience, these segments offer significant growth opportunities and a stable base of depositors.

†	Largest private-sector branch network in Argentina. With 254 branches, we have the most extensive branch network among private-sector banks in Argentina. Of these branches, approximately 85% are located outside of the Buenos Aires metropolitan area whereas only 65% of the total branches for the financial system as a whole are located outside this area, which we believe better positions us to focus upon our targeted regions and customer segments. We expect to add 25 branches and the headquarters upon successful completion of our pending acquisition of Banco de Tucumán in the northern province of Tucumán.

†	Loyal customer base. We have a loyal customer base, as evidenced in part by the quick recovery of our deposit base after the crisis. While our total deposits increased 51% during the twelve months after April 2003, the end of the corralón, deposits in the Argentine banking system as a whole grew by only 11% during that period. We believe that our customers are loyal to us due to our presence in traditionally underserved markets and to our Plan Sueldo payroll services. We have

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benefited from Argentine regulations that require all employees to maintain Plan Sueldo accounts for the direct deposit of their wages. In addition, we emphasize face-to-face relationships with our customers and offer them personalized advice.

†	Exclusive financial agent for three Argentine provinces. We perform financial agency services for the percentage of the provinces of Salta, Jujuy and Misiones in northern Argentina. As a result, each provincial government’s bank accounts are held in our bank and we provide all their employee Plan Sueldo accounts. Together, this gives us access to substantial low cost funding and a large number of loyal customers.

†	Strong and experienced management team and committed shareholders. We are led by a committed group of shareholders who have transformed our bank from a small wholesale bank to one of the strongest and largest banks in Argentina. Jorge Horacio Brito, Ezequiel Carballo and Fernando Sansuste, our controlling shareholders, have active senior executive roles in our management and each possesses more than 20 years of experience in the banking industry.
Our strategy
We believe that the ongoing recovery of the Argentine economy, increasing penetration of banking services and a return of bank lending to the private sector, offer a significant opportunity for us to grow our business. In particular, we believe that the increase in fixed asset investment in 2005 is setting the stage for the recovery of the long-term loan market, following the substantial recovery of the short-term credit market. As the economy has grown, we are offering new products, such as floating rate loans and leasing, designed to meet the needs of a growing economy emerging from crisis and moving towards stability. Our strengths position us to participate in this growth in our target areas. Our goal is to enhance our position as a leading Argentine bank by taking advantage of these opportunities, which we believe will increase our value to our shareholders and competitiveness. The key elements of our strategy include:

†	Focus on underserved markets with strong growth potential. We intend to continue focusing on both low- and middle-income consumer segments and sectors that are generally located outside of the Buenos Aires metropolitan area, where we have a leading presence. We believe that these markets offer attractive opportunities given the low penetration of banking services and limited competition. We believe the regional markets we serve are likely to grow faster than the Argentine economy as a whole because their export-driven economies have benefited from the devaluation of the peso and higher prices for agricultural products and commodities.

†	Further expand our customer base. We intend to continue growing our customer base, which is essential to increasing interest and fee-based revenues. To attract new customers we will intend to:

†	Utilize our extensive branch network. We intend to utilize our extensive branch network to attract individual and corporate customers by providing convenient and personalized banking services close to their homes and facilities.

†	Offer medium- and long-term credit. We intend to use our strong liquidity and our capital base to offer a wider and more readily available range of medium- and long-term credit products than our competitors.

†	Expand Plan Sueldo payroll services. We will continue to actively market our Plan Sueldo payroll services, emphasizing the benefits of our extensive network for companies with nationwide or regional needs.

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†	Expand our financial agency services to new provinces. We intend to take advantage of our experience as financial agent to three provincial governments in Argentina to expand these services into new provinces.

†	Offer personalized service. We offer our clients a menu of products and personalized, face-to-face advice to help them select the banking services that best respond to their needs.

†	Extend existing corporate relationships to their distributors and suppliers. We have established relationships with major corporations in Argentina and will focus our marketing efforts on providing services to their distributors, suppliers, customers and employees, including providing working capital financing and Plan Sueldo payroll services.

†	Increase cross-selling. We plan to increase cross-selling of products and services to our existing retail and corporate clients. Since almost all individual clients have a checking and savings account, we have a significant opportunity to expand our relationships with them through other products such as credit cards, consumer loans and insurance. For example, strong cross-selling opportunities lie with our Plan Sueldo clients, of whom only 21% currently have personal loans from us.

†	Focus on efficiency and cost control. We intend to increase our efficiency by taking advantage of our economies of scale, and reducing costs in connection with the integration of Nuevo Banco Suquía. We are upgrading our information systems to reduce further our operating costs and to support larger transaction volumes nationally.

†	Strategically explore acquisition opportunities. While we focus our managerial resources on growing our existing businesses, we will continue to consider attractive acquisition opportunities that offer additional value and are consistent with or complementary to our business strategy. For example, we recently acquired a small bank, and are in the process of acquiring a second bank, both in Tucumán, and we intend to evaluate participating in the auctions for Banco de la Provincia de Córdoba and Nuevo Banco Bisel if they are put up for sale.

†	Access the international capital markets. We believe that access to the international capital markets will give us a competitive advantage in funding the expansion of credit demand in Argentina that we believe will develop in the near future.
OUR HISTORY
Banco Macro
Our predecessor, Macro Compañía Financiera S.A., was authorized in 1977 to operate as a non-banking financial institution. In May 1988, it was granted the authorization to operate as a commercial bank and changed its name to Banco Macro S.A., or Banco Macro. Banco Macro’s shares traded on the Buenos Aires Stock Exchange since November 1994.
After a banking crisis in Argentina caused by the Mexican economic crisis in 1994, Banco Macro changed its business strategy, focusing on retail banking in underserved segments with high growth potential. Following this strategy, in 1996, Banco Macro began buying privatized provincial banks in Argentina’s northern region (including Banco de la Provincia de Salta, Banco de la Provincia de Misiones and Banco de la Provincia de Jujuy), which enabled it to expand the scope of its consumer finance banking services and establish a strong footprint in developing local economies. Banco Macro also participated in the restructuring of several banks (including Banco del Noroeste and Banco Israelita de Córdoba), thereby incorporating branches in the northern and central regions of Argentina into its network.
Since the end of 2001, while in the process of becoming today’s Banco Marco Bansud, Banco Macro has acquired additional bank assets and merged with or acquired other banks (including, as described

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below, Banco Bansud and Nuevo Banco Suquía), thereby increasing its assets from Ps.1,375 million at December 31, 2001 to Ps.9,226 million as of September 30, 2005.
Banco Macro Bansud
In January 2002, Banco Macro acquired a majority of the capital stock of Banco Bansud, an Argentine bank founded in 1924. Banco Bansud’s shares traded on the Buenos Aires Stock Exchange from 1993 to the date of its merger. Prior to this acquisition, throughout its history, Banco Bansud had itself either acquired or merged with a number of other banks, including Banco Shaw S.A., and Banco Federal S.A. In June 2003, our shareholders decided to merge Banco Macro and Banco Bansud in order to create a financial institution with a presence extending throughout Argentina. The merger was completed in December 2003 and the combined entity was renamed Banco Macro Bansud S.A. The acquisition of Banco Bansud expanded the scope of our operations to southern Argentina.
Scotiabank Quilmes
In August 2002, in connection with the restructuring of Scotiabank Quilmes S.A., Banco Bansud purchased assets and acquired liabilities and 36 branches from Scotiabank Quilmes located throughout Argentina.
Nuevo Banco Suquía
Nuevo Banco Suquía was created in May 2002 from certain assets and liabilities originally belonging to Banco del Suquía S.A., which was founded in 1962 in the city of Córdoba as a savings and loan company focused on housing mortgage lending to individuals.
The run on bank deposits as a result of the economic crisis caused a liquidity crisis for the former Banco Suquía S.A. and its controlling shareholder at the time decided not to make additional contributions. As a result, the Central Bank suspended and then restructured Banco Suquía’s operations, creating the Nuevo Banco Suquía with certain of Banco Suquía’s assets and liabilities. The Central Bank then passed a resolution providing for the sale of Nuevo Banco Suquía and requiring that the purchaser commit to capitalize the bank. In December 2004, the Central Bank approved our acquisition of 100% of the capital stock of Nuevo Banco Suquía. Upon the acquisition of Nuevo Banco Suquía, we added a significant presence in the central region of Argentina, reinforcing the national scope of our operations, and we became the private sector bank with the largest branch network in Argentina.

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OUR PRODUCTS AND SERVICES
Our products and services are grouped into two general categories: retail banking and corporate banking. In addition, we provide services to three provincial governments. The chart below describes the target markets and the products and services mix within these two categories:
Serves:
†     individuals

†	very small companies (less than Ps.1 million in sales per year) and entrepreneurs
Products and services:

†	savings and checking accounts and time deposits

†	credit and debit cards

†	consumer finance loans (including personal loans)

†	auto loans

†	housing loans

†	overdrafts

†	insurance products

†	tax collection and utility payments

†	ATMs

†	money transfers
Serves:

†	small companies (between Ps.1 million and Ps.6 million in sales per year)

†	medium companies (between Ps.6 million and Ps.30 million in sales per year)

†	large companies (between Ps.30 million and Ps.100 million in sales per year)

†	major companies (more than Ps.100 million in sales per year)
Products and services:

†	payroll services

†	lending (including leasing, mortgage finance, factoring)

†	checking accounts and time deposits

†	corporate credit cards

†	transaction processing

†	foreign exchange

†	trade financing and other international operations
RETAIL
Overview
Our retail banking division provides dedicated service to individuals, entrepreneurs and very small companies, which we define as companies with less than Ps.1 million in sales per year. We provide retail services throughout Argentina, with a focus in regions outside of the Buenos Aires metropolitan area, which are regions that have traditionally been underserved by large private banks. We offer our retail banking services through our extensive, nationwide branch network. Approximately 85% of our branches are located, and 90% of our customers live, outside of the Buenos Aires metropolitan area.

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Our retail banking division is a key source of funding as well as a significant interest and fee income generator. We believe that our large retail customer client base provides us with an excellent opportunity to expand the volume of our lending business. For example, of approximately 853,000 households that are customers, only 21% currently have a personal loan from us and only 30% currently have a credit card, and we believe there is strong potential to increase these percentages. In addition, we have approximately 8,300 very small companies as customers. A key element of our business strategy is to focus on increasing our lending to these customers. As of September 30, 2005, we had 298,500 households and very small companies with an aggregate loan portfolio of Ps.1,055.9 million. Loans of Ps.20,000 or less accounted for 70.2% of the retail loan portfolio.
We offer our retail banking customers traditional banking products and services such as checking and savings accounts, time deposits, credit and debit cards, consumer finance loans (including personal loans), housing loans, auto loans, overdrafts, credit-related, home and auto insurance coverage, tax collection and utility payments, ATMs and money transfers.
During 2004 and 2005, our efforts were aimed at strengthening relations with our customers by offering them the products that are best suited to their needs and circumstances, based on our individualized, professional advice, which we believe is an important feature that distinguishes us in serving our target markets. As a result, during that period, we succeeded in increasing our portfolio of small time deposits (less than Ps.100,000) by 315%.
Savings and checking accounts and time deposits
We generate fees from providing savings and checking account maintenance, account statements, check processing and other direct banking transactions, direct debits, fund transfers, payment orders and bank debit cards. In addition, our time deposits provide us with a strong and stable funding base. For information on average interest rates, please see “Selected statistical information.”

Approximate number
of retail accounts
Product	(as of September 30, 2005)

Savings
Total savings accounts	703,000
Plan Sueldo (private sector)	183,000
Plan Sueldo (public sector)	267,000
Retirees	77,000
Open market	176,000
Checking
Checking accounts	51,000
Electronic account access
Debit cards	672,000
Retail lending products and services
We offer our retail banking customers personal loans, advances, document discounts, mortgages (housing), overdrafts and car loans and credit card loans. At September 30, 2005, we had a 6.4% market share for personal loans, which ranked us fourth in the Argentine banking system in the provision of consumer loans and first among private sector banks. We intend to continue to increase our retail lending by focusing our marketing efforts on underserved target markets such as the low-and middle-income consumer segments and to cross-sell our retail lending products to our existing

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customers, particularly those who have savings and checking accounts with us because we provide payroll and pension services to their employers. Financings granted by us to this segment of our customer base through consumer loans and Macroadelantos, which are advances on salaries, have a delinquency rate under 1% since the receipt of the borrower’s salary ensures the payment of the applicable loan installment prior to the release of the wages to the borrower. We are also a major credit card issuer, with approximately 428,000 cards in circulation as of September 30, 2005. One of our main strategies in the continued development of our credit card business is to encourage low- and middle-income customers to use credit cards for large purchases. The table below sets forth information about our retail loan portfolio (which we define here as loans to individuals and loans to very small companies in an amount up to Ps.20,000) as of September 30, 2005:

	Retail loan portfolio
	(as of September 30, 2005)

	Personal		Mortgage			Credit card
	loans	Documents(1)	loans	Overdrafts	Pledged loans(2)	loans	Others

Percentage of gross retail private sector loan portfolio	35.2%	7.8%	15.2%	7.7%	11.5%	16.6%	6%
Total customers with outstanding loans	137,700	5,600	5,800	74,600	6,600	180,400	1,700
Average gross loan amount	2,350	2,760	26,610	700	14,440	830	33,890

(1)	Factoring, check cashing advances and loans with promissory notes.

(2)	Primarily secured auto loans.
Interest rates and maturities vary across products. For example, personal loans for Plan Sueldo customers carry an average interest rate of 21.7% and an average maturity of 23 months.
CORPORATE
Overview
We provide our corporate banking customers with traditional corporate banking products and services such as deposits, lending (including overdraft facilities), check cashing advances and factoring, guaranteed loans and credit lines for financing foreign trade and cash management services. Our corporate banking division also provides trust and payroll and financial agency services, corporate credit cards and other specialty products to our corporate customers. Approximately 91% of our corporate customers are small businesses, which we define as companies with between Ps.1 million and Ps.6 million in sales per year. Critical sectors within our corporate customer base include the agro-industrial, transportation and food and beverage sectors. Our corporate customer base also serves as a useful tool in the management of our excess liquidity through overnight and short-term loans to major corporate customers. See “Management’s discussion and analysis of financial condition and results of operations— liquidity and capital resources.”
Plan Sueldo payroll services
Since 2001, Argentine labor law has provided for the mandatory payment of wages through accounts opened by employers in the name of each employee with financial institutions within two kilometers of the workplace, in the case of urban areas, and ten kilometers of the workplace, in the case of rural areas. There are similar requirements in place for pension payments. We handle payroll processing for private sector companies and the public sector, or Macrosueldos, which requires employers to maintain

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an account with us for the direct deposit of employee wages. We administer the payroll services for the governments of the Argentine provinces of Misiones, Salta and Jujuy and for a total of 255,000 private sector clients (including retirees). Our payroll services provide us with a large and diversified depositor base with significant cross-selling potential. See “—Retail.”
Lending products and services
Our lending activities to the corporate sector (defined here as firms with loans outstanding in excess of Ps.20,000) totaled Ps.1,414.5 million. Most of our current lending activity consists of working capital loans to small- and medium-sized businesses. Our historic focus on small- and medium-sized businesses has enabled us to diversify our credit risk exposure, by granting smaller-sized loans among diverse business sectors. As of September 30, 2005, the average principal amount of our loans to the corporate sector was Ps.296,000 and our 20 largest private sector loans accounted for 35.7% of our total loans to the corporate sector.
We group our corporate lending products and services into short-term and long-term financing.
Short-term: Products include credit lines for up to 180 days and consist mainly of overdraft facilities, corporate credit and debit cards and factoring, as well as foreign trade related financing such as pre-export, post-shipment and import financing. These products also include contingency lines such as short-term guarantees (performance guarantees and bid bonds) and import letters of credit. The credit risk assigned to these kinds of transactions is the debtor rating described below, unless increased as a result of a pledge or a guarantee.
Medium- to long-term: Products include credit lines and specific lending facilities of more than 180 days. Credits are usually asset-based, such as leasing, whereby a credit enhancement is achieved by means of the underlying asset.
Medium- to long-term facilities risks are mitigated through different mechanisms that range from pledges and mortgages to structured deals through financial trusts whereby the debtor pledges the underlying asset, mostly future income flows. Regardless of the term and based on the fact that these credit lines are devoted to small- to medium-size companies, our policy is to require personal guarantees from the owners, although the underlying debtor rating remains unchanged.
As of September 30, 2005, our corporate loan portfolio was as follows:

	Corporate loan portfolio —
	Loans to companies in excess of
	Ps.20,000, (as of September 30, 2005)

		Percentage of
		corporate loan
	(in millions of pesos)	portfolio

Overdrafts	372.4	26.3%
Documents(1)	227.5	16.1
Leasing	91.3	6.5
Pledged loans(2)	79.5	5.6
Mortgage loans	110.5	7.8
Other(3)	532.7	37.7

Corporate credit cards	0.6	0.0

Total	1,414.5	100.0

(1)	Factoring, check cashing advances and promissory notes.

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(2)	Primarily securing cargo transportation equipment.

(3)	Mostly structured loans (medium- and long-term).
Transaction services
We offer transaction services to our corporate banking customers such as cash management, customer collections, payments to suppliers, payroll administration, foreign exchange transactions, foreign trade services, corporate credit cards, and information services such as our Datanet and Interpyme services. There are usually no credit risks involved in these transactions, except for intra-day gapping (payments done against incoming collections) as well as settlement and pre-settlement related to foreign exchange transactions which, in general, are approved following the debtor rating process explained above.
Payments to suppliers. Our payment to suppliers services enable our customers to meet their payment obligations to their suppliers on a timely basis through a simple and efficient system. This service also provides payment liquidations, tax payment receipts, invoices and any other documents required by the payer.
Collection services. Our collection services include cash or check deposits at our 254 branches, automatic and direct debits from checking or savings accounts and the transportation of funds collected from corporate customers to our branches for deposit. Our extensive branch network enables us to offer fast and efficient collection services throughout Argentina, which is of critical importance to both regional and nationwide companies.
Datanet and Interpymes. We provide our corporate banking clients with access to the Datanet service, which is an electronic banking network linking member banks in Argentina. These services permit our clients to obtain reliable on-line information on a real-time basis from their bank accounts in Datanet as well as perform certain transactions.
Interpymes is an electronic banking system designed to meet the needs of small businesses. It does not require special installation procedures and is easily accessible through the Internet, helping to simplify day-to-day operations for our customers.
Tax collection and financial agency services. We also have exclusive, long-term arrangements to provide tax collection and financial agency services to three provinces.
OUR DISTRIBUTION NETWORK
Our coverage is focused on the regional economies outside of the Buenos Aires metropolitan area, including the northern and southern provinces of Argentina covered by Banco Macro Bansud, and the central region covered by our subsidiary, Nuevo Banco Suquía. We have the largest private sector branch network in Argentina, comprised of 254 branches, 85% of which are located outside the Buenos Aires metropolitan area. Furthermore, we have 54 service points used for social security benefit payments and servicing of checking and savings accounts; 454 ATMs; 26 “Metrobanks” (which are small banking kiosks located in subway stations); 13 customer service centers located on the premises of corporate clients; a telemarketing center; telephone banking; and an internet banking service. The distribution of our branches is shown in the following map and the following table breaks down the current distribution of our branches per province and sets forth our market share for all banks in those provinces:

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	Banco Macro Bansud

Province	Branches		% of Total	Market Share

Buenos Aires:
Buenos Aires metropolitan area	39		15.40%	2.80%
Rest of Province of Buenos Aires	13		5.10%	2.20%
Santa Fe	40		15.70%	9.40%
Córdoba	37		14.60%	9.60%
Misiones	29		11.40%	48.30%
Salta	23		9.10%	46.90%
Jujuy	15		5.90%	53.60%
Mendoza	12		4.70%	9.20%
Tucumán	10	(36)(1)	3.90%	15.6%	(56.30%)(1)
Río Negro	7		2.80%	12.50%
Entre Ríos	6		2.40%	5.10%
Chubut	4		1.60%	5.60%
Neuquén	4		1.60%	7.80%
Corrientes	3		1.20%	4.90%
La Pampa	2		0.80%	1.90%
Santa Cruz	2		0.80%	5.40%
Tierra del Fuego	2		0.80%	13.30%
Catamarca	1		0.40%	5.00%
Chaco	1		0.40%	1.60%
La Rioja	1		0.40%	4.20%
San Luis	1		0.40%	2.60%
San Juan	1		0.40%	2.90%
Santiago del Estero	1		0.40%	2.50%

TOTAL	254(280)(1)		100.00%	13.50%

(1)	Includes the seven branches and the headquarters of Banco Empresario de Tucumán and the 25 branches and the headquarters included in the pending acquisition of Banco de Tucumán.
Consistent with our strategy to focus on the regional economies outside of the Buenos Aires metropolitan area, we are increasing our presence in the northern province of Tucumán. In November 2005, the Central Bank, in the context of restructuring Banco Empresario de Tucumán, transferred to us a portion of its assets, including its headquarters and seven branches, liabilities, and obligations to the Central Bank for liquidity assistance.
We also signed an agreement subject to due diligence for the acquisition of Banco de Tucumán, which has 25 branches and a headquarters in Tucumán. If this acquisition is approved by the Central Bank and the Argentine antitrust authorities we would be Tucumán’s provincial agent (as we are in Misiones, Jujuy and Salta) and would own 56% of the branches in the province.

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CREDIT RISK MANAGEMENT
Credit policy
Our board of directors approves our credit policy and credit analysis based on the following guidelines:

†	we seek to maintain a high quality portfolio that is diversified among customers from different target income and business segments and regions;

†	decisions regarding loan amounts are made following conservative parameters based upon the customer’s capital, cash flow and profitability, in the case of companies, and the customer’s income and asset base, in the case of individuals;

†	the term of the loans offered to meet the customer’s needs must be appropriate for the purpose of the loan and the customer’s ability to repay the loan.

†	transactions must be appropriately secured according to the loan’s term and the level of risk involved, and in the case of lending to small- and medium-sized companies, we request personal guarantees from the company’s owners; and

†	we continuously monitor credit portfolios and customer payment performance.
Loan application process
We establish contact with loan applicants through a business unit officer, who is in charge of gathering the applicant’s information and documentation, visiting the applicant, obtaining the reasons for the loan request and making an initial assessment of the application. The loan proposal is then reviewed by the applicable banking manager and, if it complies with our credit policy, it is referred to our credit risk assessment management division, which prepares a risk report. The risk report is then provided to a committee in charge of reviewing and granting the loan. Depending upon the amount and type of loan involved, the responsible committee will be one of three committees acting under the supervision of our board of directors and responsible for reviewing and determining whether to approve the loan: a senior committee, a junior committee or a regional committee. The senior committee consists of members of senior management, including our chairman and vice chairman, and considers loan proposals in excess of Ps.1,000,000.
Our credit policies for individuals are based upon the applicable product lines, including credit cards, current account overdrafts, Macroadelantos, personal loans, chattel and real estate mortgage loans, and stipulate the permitted terms, maximum amounts available and interest rates. The amount of the customer’s indebtedness, loan repayment capability based on current income, and credit history are key tools used in assessing each application.
Credit risk rating
In order to determine the credit risk, our risk management division qualifies each company by means of a risk rating model, assigning to a debtor a rating that ranges from 1 to 10, 1 being the highest risk and 10 the lowest. The risk rating model takes into consideration quantitative as well as qualitative concepts. Our lending policy establishes that companies with debtor ratings of 1, 2, 3 and 4 are outside of our business scope, while middle market companies, our main target group, usually have ratings of 5 to 7.
In addition to the debtor rating, a transaction rating is determined which, based on the former, takes into account credit enhancements or mitigations derived from the particular product profile (longer terms than those stated for the debtor rating, guarantees, currency, etc.).

Business

Credit monitoring and review process
Credit monitoring involves carefully monitoring the use of the loan proceeds by the customer, as well as the customer’s loan repayment performance with the objective of preempting problems relating to the timely repayment of the loan. The credit monitoring and review process also aims to take all steps necessary to keep delinquent loans within the parameters established by our credit policy for curing the delinquency. If this objective is not accomplished, our credit management division will direct the collection of the loan to our pre-legal or legal collection unit. We standardize the early stages of the collection process by different measures (including contact by telephone and letter), beginning five days after maturity.
FUNDING
Our principal source of funding is deposits from individuals and businesses located in Argentina. Deposits include checking accounts, savings accounts and time deposits. The following table sets forth our sources of funding as of December 31, 2002, 2003 and 2004 and June 30, 2005.

	As of December 31,				As of
					September 30,
	2002(1)	2003(1)	2004		2005

	(in thousands of pesos)
Deposits
From the non-financial public sector	218,264	382,195	809,764		928,884
From the financial sector	7,552	11,909	4,445		5,261
From the non-financial private sector and residents abroad
Checking accounts	237,638	421,467	844,969		1,004,833
Savings accounts	135,773	237,469	729,234		933,734
Time deposits	588,457	1,583,920	2,588,546		3,184,837
Investment accounts(2)	20	51,627	48,598		34,239
Other(3)(4)	424,267	233,811	225,891		268,712
Accrued interest, adjustments and foreign exchange differences payable	148,771	104,847	67,550		60,286
Borrowing from Central Bank and financial institutions
Central Bank
for liquidity support(5)	—	—	266,746
Other(6)	10,355	2,353	235,621	(5)	210,892
Banks and international institutions	117,940	54,889	14,898		149,055
Financing received from Argentine financial institutions	36,186	64,026	70,262		74,062
Other— liability for future subscription of BODEN 2012	180,053	190,318	204,634
Subordinated corporate bonds	71,101	24,200	16,416		16,093
Shareholders’ equity	925,370	1,125,219	1,257,302		1,414,160

Total funding	3,101,747	4,488,249	7,384,876		8,285,048

(1)	Constant pesos as of February 28, 2003.

(2)	Time deposits prepayable at the option of the depositor.

(3)	As of December 31, 2002, 2003, 2004 and June 30, 2005 deposits include Ps.476.2 million, Ps.245.7 million, Ps.88.1 million and Ps.39.6 million, respectively, for CEDROs.

Business

(4)	Primarily includes CEDROs, expired time deposits, and judicial deposits.

(5)	On February 2, 2005, Nuevo Banco Suquía repaid the credit lines.

(6)	Represents amounts borrowed by Nuevo Banco Suquía from the Central Bank to purchase bonds to deliver to depositors in exchange for their CEDROs.
TECHNOLOGY
We invest substantially in the development of technology so as to enable us to respond promptly to market requirements, reduce costs and increase revenues. We updated our core systems during 2004 and 2005, acquired a workflow system and enhanced our data warehouse system. Most of our technology investments during the last three years have related to the integration of operating platforms as a result of our acquisitions of other banks. Our primary technology-related goal for 2005 is to complete the integration of Nuevo Banco Suquía’s operating platform with our existing operating platform. We expect to invest approximately US$13.8 million in technology improvements during the next two years.
We are dedicated to improving our systems to provide our branch network with enhanced operating capacity, particularly in the transactions segment. In addition, we are analyzing, developing and implementing the following technology initiatives:

†	defining long-term data processing solutions to ensure consolidation of data processing centers, particularly in light of our acquisition of Nuevo Banco Suquía;

†	unifying policies (operations, data-processing systems and security), technological standards, working operational models and metrics; and

†	upgrading our technology to maintain market level security standards.
SUBSIDIARIES
We have six subsidiaries (i) Nuevo Banco Suquía, our retail and commercial banking subsidiary in the central region of Argentina; (ii) Sud Bank & Trust, our subsidiary in the Bahamas through which we provide primarily private banking services; (iii) Macro Securities S.A. Sociedad de Bolsa, which is a member of the Buenos Aires Stock Exchange, and through which we provide investment research, securities trading and custodial services to our customers; (iv) Sud Inversiones & Análisis S.A., our subsidiary that acts as trustee and provides financial advisory and analysis services; (v) Sud Valores S.G.F.C.I. S.A. our asset management subsidiary; and (vi) Macro Valores S.A. (to be liquidated).
PROPERTY
We own 17,109 square meters of office space at Sarmiento 447 and 731-735, in Buenos Aires, Argentina, the headquarters for our management, accounting, administrative and investor relations personnel. Our branch network consisted of 254 branches in Argentina, 110 of which are leased by us and the remainder of which are owned by us. We expect to add 25 branches and the headquarters upon successful completion of our pending acquisition of Banco de Tucumán in the northern province of Tucumán.
COMPETITION
We believe that we have an important advantage over our competitors in providing banking products and services to small communities in the provinces of Argentina as a result of the close community relationships and strong loyalty we have developed over time with our customers in these regions. We

Business

consider Banco Río de la Plata S.A., Banco de Galicia y Buenos Aires S.A., Banco Patagonia S.A. and HSBC Argentina S.A. to be our main competitors. We also compete with regional banks. In the future, we expect competition to increase in corporate transactions products and long-term lending, mortgage lending and other secured financings, credit cards, specialized credit packages, salary payment services and investment management services. See “The Argentine banking industry.”
LEGAL PROCEEDINGS
We are involved in normal collection proceedings and other legal proceedings in the ordinary course of business. We are not involved in any litigation or other legal proceedings that, if adversely determined, would individually or in the aggregate have a material adverse effect on our operations.
EMPLOYEES
As of September 30, 2005, we had 4,858 employees, 1,700 of whom worked at our headquarters and the remaining 3,158 at our branches. At June 30, 2005, approximately 97% of our employees were represented by a national bank union, which negotiates a collective bargaining agreement setting minimum wages for all of its members. We maintain good relations with our union and non-union employees and have never experienced a work stoppage. In connection with our offer in the public auction for Nuevo Banco Suquía we agreed not to lay off Nuevo Banco Suquía employees, however after the end of the fiscal year, unplanned layoffs occurred, not related to severance plans but to the normal course of business and the bank’s personnel policies. The payments related to the layoffs were immaterial.

				As of
	As of December 31,			September 30,
Employees	2002	2003	2004	2005

Headquarters	1,055	1,052	1,594	1,700
Branches	1,826	1,762	3,178	3,158

Total	2,881	2,814	4,772	4,858

Selected statistical information
AVERAGE BALANCE SHEETS, INTEREST EARNED ON INTEREST-EARNING ASSETS AND INTEREST PAID ON INTEREST-BEARING LIABILITIES
The following tables show average balances, interest amounts and nominal rates for our interest-earning assets and interest-bearing liabilities for the fiscal years ended December 31, 2004, 2003 and 2002.

	Fiscal Years Ended December 31,

	2002(2)			2003(2)			2004(1)

		Interest	Average		Interest	Average		Interest	Average
	Average	Earned/	Nominal	Average	Earned/	Nominal	Average	Earned/	Nominal
	Balance	(Paid)	Rate	Balance	(Paid)	Rate	Balance	(Paid)	Rate

	(In thousands of pesos, except percentages)
ASSETS
Interest-earning assets
Government securities(3)
Pesos	286,074	175,600	61.38%	1,068,617	271,072	25.37%	1,656,910	193,247	11.66%
Dollars	227,122	(34,184)	(15.05)%	232,952	6,955	2.99%	161,791	(3,833)	(2.37)%

Total	513,196	141,416	27.56%	1,301,569	278,027	21.36%	1,818,701	189,414	10.41%

Loans
Private Sector
Pesos	527,188	232,448	44.09%	484,494	77,030	15.90%	1,045,151	115,465	11.05%
Dollars	273,604	17,202	6.29%	121,346	9,854	8.12%	227,031	11,238	4.95%
Euros	—	—	—	2	—	—	116	—	—

Total	800,792	249,650	31.18%	605,842	86,884	14.34%	1,272,298	126,703	9.96%

Public Sector
Pesos	513,383	151,313	29.47%	468,494	18,110	3.87%	381,186	34,713	9.11%

Total	513,383	151,313	29.47%	468,494	18,110	3.87%	381,186	34,713	9.11%

Deposits with the Central Bank
Pesos	122,810	2,198	1.79%	215,873	1,018	0.47%	78,588	3,711	4.72%
Dollars	23,658	1,293	5.47%	105,460	1,050	1.00%	2,569	25	0.97%

Total	146,468	3,491	2.38%	321,333	2,068	0.64%	81,157	3,736	4.60%

Other assets
Pesos	795,188	224,262	28.20%	706,661	32,496	4.60%	415,575	25,062	6.03%
Dollars	491,819	11,620	2.36%	286,757	99	0.03%	420,641	1,484	0.35%

Total	1,287,007	235,882	18.33%	993,418	32,595	3.28%	836,216	26,546	3.17%

Total interest-earning assets
Pesos	2,244,643	785,821	35.01%	2,944,139	399,726	13.58%	3,577,410	372,198	10.40%
Dollars	1,016,203	(4,069)	(0.40)%	746,515	17,958	2.41%	812,032	8,914	1.10%
Euros	—	—	—	2	—	—	116	—	—

Total	3,260,846	781,752	23.97%	3,690,656	417,684	11.32%	4,389,558	381,112	8.68%

Non interest-earning assets
Cash and due from banks
Pesos	77,661	—	—	85,787	—	—	376,922	—	—
Dollars	190,095	—	—	130,656	—	—	438,169	—	—
Other	—	—	—	1,907	—	—	2,343	—	—
Total	267,756	—	—	218,350	—	—	817,434	—	—

Selected statistical information

	Fiscal Years Ended December 31,

	2002(2)			2003(2)			2004(1)

		Interest	Average		Interest	Average		Interest	Average
	Average	Earned/	Nominal	Average	Earned/	Nominal	Average	Earned/	Nominal
	Balance	(Paid)	Rate	Balance	(Paid)	Rate	Balance	(Paid)	Rate

	(In thousands of pesos, except percentages)
Investments in other companies
Pesos	2,797	—	—	10,785	—	—	12,734	—	—
Dollars	369	—	—	327	—	—	270	—	—

Total	3,166	—	—	11,112	—	—	13,004	—	—

Property and equipment and miscellaneous and intangible assets and items pending collection
Pesos	298,817	—	—	347,071	—	—	375,323	—	—
Dollars	6,053	—	—	7,904	—	—	—	—	—
Euros	—	—	—	(1)	—	—	7	—	—

Total	304,870	—	—	354,974	—	—	375,330	—	—

Allowance for loan losses
Pesos	(175,925)	—	—	(219,363)	—	—	(150,212)	—	—
Dollars	(29,878)	—	—	(4,606)	—	—	(13,727)	—	—

Total	(205,803)	—	—	(223,969)	—	—	(163,939)	—	—

Other assets
Pesos	149,472	—	—	185,457	—	—	149,855	—	—
Dollars	24,139	—	—	120,202	—	—	123,785	—	—
Other	—	—	—	10	—	—	515	—	—

Total	173,611	—	—	305,669	—	—	274,155	—	—

Total non interest-earning assets
Pesos	352,822	—	—	409,737	—	—	764,622	—	—
Dollars	190,778	—	—	254,483	—	—	548,497	—	—
Other	—	—	—	1,916	—	—	2,586	—	—
Total	543,600	—	—	666,136	—	—	1,315,984	—	—

TOTAL ASSETS
Pesos	2,597,465	—	—	3,353,876	—	—	4,342,032	—	—
Dollars	1,206,981	—	—	1,000,998	—	—	1,360,529	—	—
Other	—	—	—	1,918	—	—	2,981	—	—
Total	3,804,446	—	—	4,356,792	—	—	5,705,542	—	—

LIABILITIES
Interest-bearing liabilities
Savings accounts
Pesos	190,915	5,296	2.77%	158,292	3,244	2.05%	267,988	3,157	1.18%
Dollars	65,700	917	1.40%	20,312	24	0.12%	30,577	4	0.01%

Total	256,615	6,213	2.42%	178,604	3,268	1.83%	298,565	3,161	1.06%

Certificates of Deposits
Pesos	488,945	264,436	54.08%	996,643	102,863	10.32%	1,359,659	55,001	4.05%
Dollars	172,463	11,336	6.57%	366,153	9,789	2.67%	569,183	8,149	1.43%

Total	661,408	275,772	41.69%	1,362,796	112,652	8.27%	1,928,842	63,150	3.27%

Borrowing from the Central Bank
Pesos	776	278	35.82%	427	13	3.04%	9,844	897	9.11%

Total	776	278	35.82%	427	13	3.04%	9,844	897	9.11%

Selected statistical information

	Fiscal Years Ended December 31,

	2002(2)			2003(2)			2004(1)

		Interest	Average		Interest	Average		Interest	Average
	Average	Earned/	Nominal	Average	Earned/	Nominal	Average	Earned/	Nominal
	Balance	(Paid)	Rate	Balance	(Paid)	Rate	Balance	(Paid)	Rate

	(In thousands of pesos, except percentages)
Borrowings from other financial institutions
Pesos	31,928	2,381	7.46%	30,126	25,570	84.88%	42,298	2,585	6.11%
Dollars	171,005	5,324	3.11%	97,813	108	0.11%	61,178	1,938	3.17%

Total	202,933	7,705	3.80%	127,939	25,678	20.07%	103,476	4,523	4.37%

Liabilities for future acquisitions of bonds
Pesos	118,640	95,872	80.81%	226,869	9,452	4.17%	215,050	14,310	6.65%

Total	118,640	95,872	80.81%	226,869	9,452	4.17%	215,050	14,310	6.65%

Other liabilities
Pesos	222,994	91,903	41.21%	305,729	9,096	2.98%	379,519	5,277	1.39%
Dollars	87,533	14,820	16.93%	30,215	5,027	16.64%	175,468	10,532	6.00%
Pounds	—	—	—	1	—	—	—	—	—
Euros	—	—	—	15	1	6.67%	—	—	—

Total	310,527	106,723	34.37%	335,960	14,124	4.20%	554,987	15,809	2.85%

Total Interest-bearing liabilities
Pesos	1,054,198	460,166	43.65%	1,718,086	150,238	8.74%	2,274,358	81,227	3.57%
Dollars	496,701	32,397	6.52%	514,493	14,948	2.91%	836,406	20,623	2.47%
Pounds	—	—	—	1	—	—	—	—	—
Euros	—	—	—	15	1	6.67%	—	—	—

Total	1,550,899	492,563	31.76%	2,232,595	165,187	7.40%	3,110,764	101,850	3.27%

Non interest-bearing liabilities and stockholders’ equity
Demand deposits
Pesos	221,933			317,547			765,741	—	—
Dollars	127	—	—	150	—	—	1,192	—	—

Total	222,060	—	—	317,697	—	—	766,933	—	—

Other liabilities
Pesos	1,130,654	—	—	749,856	—	—	564,262	—	—
Dollars	169,877	—	—	107,596	—	—	83,189	—	—
Other	1	—	—	25	—	—	783	—	—

Total	1,300,532	—	—	857,477	—	—	648,234	—	—

Stockholders equity
Pesos	730,955	—	—	949,023	—	—	1,179,611	—	—

Total	730,955	—	—	949,023	—	—	1,179,611	—	—

Total non-interest-bearing liabilities and stockholders equity
Pesos	2,083,542	—	—	2,016,426	—	—	2,509,614	—	—
Dollars	170,004	—	—	107,746	—	—	84,381	—	—
Other	1	—	—	25	—	—	783	—	—

Total	2,253,547	—	—	2,124,197	—	—	2,594,778	—	—

Selected statistical information

	Fiscal Years Ended December 31,

	2002(2)			2003(2)			2004(1)

		Interest	Average		Interest	Average		Interest	Average
	Average	Earned/	Nominal	Average	Earned/	Nominal	Average	Earned/	Nominal
	Balance	(Paid)	Rate	Balance	(Paid)	Rate	Balance	(Paid)	Rate

	(In thousands of pesos, except percentages)
TOTAL LIABILITIES AND STOCKHOLDERS EQUITY
Pesos	3,137,740	—	—	3,734,512	—	—	4,783,972	—	—
Dollars	666,705	—	—	622,239	—	—	920,787	—	—
Other	1	—	—	41	—	—	783	—	—
Total	3,804,446	—	—	4,356,792	—	—	5,705,542	—	—

(1)	Nuevo Banco Suquía consolidated with Banco Macro Bansud from December 22, 2004.

(2)	In constant pesos as of February 28, 2003.

(3)	Includes instruments issued by the Central Bank.

Selected statistical information

CHANGES IN INTEREST INCOME AND INTEREST EXPENSE; VOLUME AND RATE ANALYSIS
The following tables allocate, by currency of denomination, changes in our interest income and interest expense between changes in the average volume of interest-earning assets and interest-bearing liabilities and changes in their respective nominal interest rates for the fiscal year ended December 31, 2004 compared to the fiscal year ended December 31, 2003; for the fiscal year ended December 31, 2003 compared to the fiscal year ended December 31, 2002; and for the fiscal year ended December 31, 2002 compared to the fiscal year ended December 31, 2001.

	December 2002/December 2001			December 2003/December 2002			December 2004/December 2003
	Increase (Decrease) Due to			Increase (Decrease) Due to			Increase (Decrease) Due to
	Changes in			Changes in			Changes in

	Volume	Rate	Net Change	Volume	Rate	Net Change	Volume	Rate	Net Change

	(in thousands of pesos)
ASSETS
Interest-earning assets
Government securities
Pesos	166,453	4,976	171,429	198,505	(103,033)	95,472	68,613	(146,438)	(77,825)
Dollars	(16,472)	(25,250)	(41,722)	174	40,965	41,139	1,686	(12,474)	(10,788)

Total	149,981	(20,274)	129,707	198,679	(62,068)	136,611	70,299	(158,912)	(88,613)

Loans
Private sector
Pesos	67,142	77,353	144,495	(6,788)	(148,630)	(155,418)	61,940	(23,505)	38,435
Dollars	(1,083)	(14,780)	(15,863)	(12,364)	5,616	(7,348)	5,231	(3,847)	1,384

Total	66,059	62,573	128,632	(19,152)	(143,614)	(168,766)	67,171	(27,352)	39,819

Public sector
Pesos	144,746	770	145,516	(1,735)	(131,468)	(133,203)	(7,951)	24,554	16,603
Dollars	—	(9,344)	(9,344)	—	—	—	—	—	—

Total	144,746	(8,574)	136,172	(1,735)	(131,468)	(133,203)	(7,951)	24,554	16,603

Deposits with the Central
Bank
Pesos	2,055	(103)	1,952	439	(1,619)	(1,180)	(6,483)	9,176	2,693
Dollars	(2,054)	2,398	344	814	(1,057)	(243)	(1,001)	(24)	(1,025)

Total	1	2,295	2,296	1,253	(2,676)	(1,423)	(7,484)	9,152	1,668

Other assets
Pesos	170,684	(6,359)	164,325	(4,071)	(187,695)	(191,766)	(17,554)	10,120	(7,434)
Dollars	8,580	(4,747)	3,833	(71)	(11,450)	(11,521)	472	913	1,385

Total	179,264	(11,106)	168,158	(4,142)	(199,145)	(203,287)	(17,082)	11,033	(6,049)

Total interest-earning assets
Pesos	551,080	76,637	627,717	186,350	(572,445)	(386,095)	98,565	(126,093)	(27,528)
Dollars	(11,029)	(51,723)	(62,752)	(11,447)	33,474	22,027	6,388	(15,432)	(9,044)

Total	540,051	(24,914)	564,965	174,903	(538,971)	(364,068)	104,953	(141,525)	(36,572)

Selected statistical information

	December 2002/December 2001			December 2003/December 2002			December 2004/December 2003
	Increase (Decrease) Due to			Increase (Decrease) Due to			Increase (Decrease) Due to
	Changes in			Changes in			Changes in

	Volume	Rate	Net Change	Volume	Rate	Net Change	Volume	Rate	Net Change

	(in thousands of pesos)

LIABILITIES
Interest-bearing liabilities
Savings accounts
Pesos	2,099	(470)	1,629	(669)	(1,383)	(2,052)	1,292	(1,379)	(87)
Dollars	777	(140)	637	(54)	(839)	(893)	1	(21)	(20)

Total	2,876	(610)	2,266	(723)	(2,222)	(2,945)	1,293	(1,400)	(107)

Certificates of deposits
Pesos	76,870	164,454	241,324	66,528	(228,101)	(161,573)	14,652	(62,514)	(47,862)
Dollars	(22,694)	(18,330)	(41,024)	5,137	(6,684)	(1,547)	2,857	(4,497)	(1,640)

Total	54,176	146,124	200,300	71,665	(234,785)	(163,120)	17,509	(67,011)	(49,502)

Borrowings from the Central Bank
Pesos	278	—	278	(11)	(254)	(265)	858	26	884

Total	278	—	278	(11)	(254)	(265)	858	26	884

Borrowings from other financial institutions
Pesos	2,301	(156)	2,145	(1,529)	24,718	23,189	744	(23,729)	(22,985)
Dollars	4,899	(467)	4,432	(81)	(5,135)	(5,216)	(1,161)	2,991	1,830

Total	7,200	(623)	6,577	(1,610)	19,583	17,973	(417)	(20,738)	(21,155)

Liabilities for future acquisitions of bonds
Pesos	95,872	—	95,872	4,509	(90,929)	(86,420)	(786)	5,644	4,858

Total	95,872	—	95,872	4,509	(90,929)	(86,420)	(786)	5,644	4,858

Other liabilities
Pesos	42,229	49,115	91,344	2,462	(85,269)	(82,807)	1,026	(4,845)	(3,819)
Euros	—	—	—	1	—	1	—	(1)	(1)
Dollars	(11,905)	21,020	9,115	(9,536)	(257)	(9,793)	8,718	(3,213)	5,505

Total	30,324	70,135	100,459	(7,073)	(85,526)	(92,599)	9,744	(8,059)	1,685

Total interest-bearing liabilities
Pesos	219,649	212,943	432,592	71,290	(381,218)	(309,928)	17,786	(86,797)	(69,011)
Euros	—	—	—	1	—	1	—	(1)	(1)
Dollars	(28,923)	2,083	(26,840)	(4,534)	(12,915)	(17,449)	10,415	(4,740)	5,675

Total	190,726	215,026	405,752	66,757	(394,133)	(327,376)	28,201	(91,538)	(63,337)

Selected statistical information

INTEREST-EARNING ASSETS: NET INTEREST MARGIN AND SPREAD
The following table analyzes, by currency of denomination, our levels of average interest-earning assets and net interest income, and illustrates the comparative margins and spreads for each of the fiscal years indicated.

	Year Ended December 31,

	2002(1)	2003(1)	2004

	(in thousands of pesos, except percentages)
Average interest-earning assets
Pesos	2,244,643	2,944,139	3,577,410
Dollars	1,016,203	746,515	812,032
Euros	—	2	116

Total	3,260,846	3,690,656	4,389,558

Net interest income(2)
Pesos	325,655	249,488	290,971
Dollars	(36,466)	3,010	(11,709)
Euros	—	(1)	—

Total	289,189	252,497	279,262

Net interest margin(3)
Pesos	14.51%	8.47%	8.13%
Dollars	(3.59)%	0.40%	(1.44)%
Euros	—	(50.00)%	—

Weighted average rate	8.87%	6.84%	6.36%

Yield spread, nominal basis(4)
Pesos	(8.64)%	4.83%	6.83%
Dollars	(6.92)%	(0.50)%	(1.37)%
Euros	—	(6.67)%	—

Weighted average rate	(7.79)%	3.92%	5.41%

(1)	In constant pesos as of February 28, 2003.

(2)	Defined as interest earned less interest paid. Trading results from our portfolio of government securities are included in interest.

(3)	Net interest income stated as a percentage of average interest-earning assets.

(4)	Defined as the difference between the average nominal rate on interest-earning assets and the average nominal rate on interest-bearing liabilities.

Selected statistical information

INVESTMENT PORTFOLIO: GOVERNMENT AND PRIVATE SECURITIES
We own, manage and trade a portfolio of securities issued by the Argentine and other governments and private issuers. The following table sets out our investments in Argentine and other governments and private securities as of December 31, 2004, 2003 and 2002 by type and currency of denomination. Securities are stated before deduction of allowances.

	Year Ended December 31,

	2002(1)	2003(1)	2004

	(in thousands of pesos)
Government securities
Holdings for trading or intermediation
Province of Salta Consolidation Bonds in pesos	25,696	13,261	17
Social Security Consolidation Bonds payables in pesos	—	6,407	11,557
Federal Government Bonds (maturity 2007 and 2008) (BODEN 2007 and BODEN 2008)	3,673	98,218	1,277
Secured Bonds in pesos	6,485	4,020	5,649
Argentine Republic External Bills	979	2,089	—
Guaranteed Bonds Decree 1,579/02 (BOGAR)	—	3,348	18,351
Medium-term T-Bonds 8.75%— maturity 2002(2)	6,226	—	—
Tax Credit Certificates Decree 2217/02	—	2,003	—
Other	1,064	1,471	852

Subtotal holdings for trading or intermediation	44,123	130,817	37,703

Unlisted government securities
Secured Bonds Decree 1,579/02(3) (BOGAR)	—	685,314	819,498
Tax Credit Certificates under Decree 2,217/02AM, maturity 04/09/2002	5,980	3,077	11,441
Argentine Republic External Bills	—	—	2,089
Bonds issued by the Municipality of Bahía Blanca at 13.75%	4,195	3,636	2,257
Federal government bonds in pesos at 9%, maturity 2002(2)	12	4,312	—
Misiones Provincial T-Bills in U.S. dollars(2)	10,668	39	—
Argentine T-Bills with which provincial and federal governments settle payables to vendors and employees and which circulate in lieu of currency	3,058	—	—
Buenos Aires T-Bills under Provincial Law 12,727	4,738	—	—
Other	1,942	597	301

Subtotal unlisted government securities	30,593	696,975	835,586

Instruments issued by the Central Bank
Listed Central Bank External Bills (LEBACs)	—	—	994,944
Unlisted Central Bank External Bills (LEBACs)	491,076	1,097,022	102,636	(3)

Subtotal instruments issued by the Central Bank	491,076	1,097,022	1,097,580

Total government securities in pesos	565,792	1,924,814	1,970,869

In foreign currency:
Holdings in investment accounts
Federal government bonds in U.S. dollars at LIBOR, maturity 2012—Compensation (BODEN 2012)	170,368	143,976	53,856

Subtotal holdings in investment accounts	170,368	143,976	53,856

(footnotes on following page)

Selected statistical information

	Year Ended December 31,

	2002(1)	2003(1)	2004

	(in thousands of pesos)
Holding for trading or intermediation
Argentine Republic External Bonds (BONEX)	393	162	1,271
Argentine Republic External Bills (LETRAS EXTERNAS)	10,569	5,312	—
Federal government bonds— (maturity 2005, 2006, 2012 and 2013) (BODEN 2005, BODEN 2006, BODEN 2012 and BODEN 2013)	71,712	64,756	47,415
Consolidation bonds	4,385	—	1,298
Other	860	2,384	1,253

Subtotal holding for trading or intermediation	87,919	72,614	51,237

Unlisted government securities
Argentine Republic External Bills Coupons	—	—	3,597
Federal government bonds in U.S. dollars at LIBOR, maturity 2013 (BODEN 2013)	3,960	—	—

Subtotal unlisted government securities	3,960	—	3,597

Total government securities in foreign currency	262,247	216,590	108,690

Total government securities	828,039	2,141,404	2,079,559

Investments in listed private securities
Shares	1,496	8,285	3,951
Corporate bonds	—	—	14,872
Debt securities in financial trusts	—	—	10,069
Certificates of participation in financial trusts	42,342	9,214	757

Total private securities	43,838	17,499	29,649

Total government and private securities	871,877	2,158,903	2,109,208

Investments in unlisted private securities
Corporate bonds— unlisted	75,943	445	928
Debt securities in financial trusts— unlisted	—	—	33,106
Certificates of participation in financial trusts— unlisted	810,731	277,555	88,907

Total investments in unlisted private securities	886,674	278,000	122,941

Total	1,758,551	2,436,903	2,232,149

(1)	In constant pesos as of February 28, 2003.

(2)	Related to government securities originally denominated in U.S. dollars and pesified under Federal Executive Decree No. 471/02.

(3)	As of December 31, 2004, these securities are shown as “Unlisted government securities”, although they are listed, because they are valued according to the Central Bank Rules.

Selected statistical information

REMAINING MATURITY OF GOVERNMENT AND CORPORATE SECURITIES
The following table analyzes the remaining maturities of our investment portfolio as of December 31, 2004 in accordance with issuance terms (before allowances). We assume that those securities in default will expire after the coming ten years.

	Maturing

		After 1 Year	After 5 Years
	Within	but Within	but Within	After
	1 Year	5 Years	10 Years	10 Years	Total
	Book Value

	(in thousands of pesos)
Government securities
In pesos:
Holding for trading or intermediation
Consolidation bonds of Social Security payables in pesos (BOCON PREVISIONAL)	—	11,283	259	15	11,557
Federal government bonds (maturity 2007 and 2008) (BODEN 2007 and BODEN 2008)	—	335	942	—	1,277
Consolidation bonds in pesos (BOCON)	86	1,662	1,770	2,131	5,649
Guaranteed Bonds Decree 1,579/02 (BOGAR)	734	3,524	7,231	6,862	18,351
Other debt bonds	19	46	3	801	869
Unlisted government securities
Guaranteed Bonds Decree 1,579/02 (BOGAR)	33,644	157,171	322,528	306,155	819,498
Tax Credit Certificates under Decree 2,217/02AM, maturity 04/09/2002 (CCF)	—	—	—	11,441	11,441
Argentine Republic External Bills (LETRAS EXTERNAS)	—	—	—	2,089	2,089
Bonds issued by the Municipality of Bahía Blanca at 13.75%	1,509	748	—	—	2,257
Other debt bonds	124	87	—	90	301
Instruments issued by the Central Bank
Listed Central Bank External Bills(1)	722,695	272,249	—	—	994,944
Unlisted Central Bank External Bills(1)	73,180	29,456	—	—	102,636

Total government securities in pesos	831,991	476,561	332,733	329,584	1,970,869

In foreign currency:
Investment account
Federal government bonds in U.S. dollars at LIBOR, maturity 2012— BODEN compensation (2012)	8,712	25,796	19,348	—	53,856
(footnotes on following page)

Selected statistical information

	Maturing

		After 1 Year	After 5 Years
	Within	but Within	but Within	After
	1 Year	5 Years	10 Years	10 Years	Total
	Book Value

	(in thousands of pesos)
Holding for trading or intermediation
Argentine Republic External Bonds	—	—	—	1,271	1,271
Federal government bonds— (maturity 2005, 2006, 2012 and 2013) (BODEN 2005, BODEN 2006, BODEN 2012, and BODEN 2013)	15,915	25,154	6,346	—	47,415
Consolidation Bonds	—	—	—	1,298	1,298
Other debt bonds (BOCON)	18	21	—	1,214	1,253
Unlisted government securities
Argentine Republic External Bills Coupons (LETRAS EXTERNAS)	—	—	—	3,597	3,597

Total government securities in foreign currency	24,645	50,971	25,694	7,380	108,690

Total government securities	856,636	527,532	358,427	336,964	2,079,559

Corporate bonds	—	4,891	95	9,886	14,872
Debt securities in financial trusts	9,667	402	—	—	10,069
Certificates of participation in financial trusts	757	—	—	—	757
Shares	3,951	—	—	—	3,951
Corporate bonds— unlisted	113	570	245		928
Debt securities in financial trusts— unlisted	23,106	10,000	—	—	33,106
Certificates of participation in financial trusts— unlisted	12,275	—	—	76,632	88,907

Total private securities	49,869	15,863	340	86,518	152,590

Weighted average IRR	4.30%	2.34%	2.07%	2.08%

(1)	As of December 31, 2004, “Instruments Issued by the Central Bank” includes Ps.57,854 thousands to fall due in 30 days, Ps.215,026 thousands to fall due in 60 days, Ps.89,881 thousands to fall due in 90 days, Ps.94,274 thousands to fall due in 180 days, and Ps.338,840 thousands to fall due from 181 to 365 days.

Selected statistical information

LOAN PORTFOLIO
The following table analyzes our loan portfolio (without considering leasing agreements) by type as of December 31, 2004, 2003 and 2002. Loans are stated before deduction of the allowance for loan losses.

	Year Ended December 31,

	2002(1)	2003(1)	2004

	(in thousands of pesos)
To the non-financial public sector	462,440	365,549	809,577
To the financial sector(2)	1,593	17,835	81,812
To the non-financial private sector and residents abroad
Advances(3)	166,032	196,300	513,390
Notes discounted and purchased(4)	49,846	148,745	429,654
Secured with mortgages	69,478	49,853	231,603
Security agreements(5)	37,114	25,500	180,831
Consumer loans(6)	75,375	168,357	360,670
Other loans	106,532	120,041	412,079
Less: Interest documented	(2,021)	(6,069)	(6,759)
Less: Unapplied collections	(655)
Plus: Interest, adjustments and listed price differences accrued pending collection	12,994	20,892	87,528
Less: Allowance for loan losses	(116,125)	(56,279)	(225,340)

Total loans	862,603	1,050,724	2,875,045

(1)	In constant pesos as of February 28, 2003.

(2)	Financial loans are defined as loans to financial institutions.

(3)	Advances include overdraft lines of credit resulting from checking accounts.

(4)	Includes the face values of drafts, promissory notes and other bills transferred to us by endorsement for which the assignor is liable, whenever the latter is an Argentine resident within the financial sector. The difference between the face value of the bill and the amount effectively disbursed will be credited to “Loans— In Argentine pesos— Argentine residents— Financial sector— Principals— (Unearned discount).”

(5)	Includes the principal amounts actually lent of automobile and other collateral loans granted, for which the obligor is part of the non-financial private sector.

(6)	Consumer loans include credit card loans and other consumer loans. Overdrafts to individuals are included under “Advances.”

Selected statistical information

MATURITY COMPOSITION OF THE LOAN PORTFOLIO
The following table analyzes our loan portfolio as of December 31, 2004 by type and by the time remaining to maturity. Loans are stated before deduction of the allowance for loan losses. We expect most loans to be repaid at maturity in cash or through refinancing at market terms.

		Maturing

			After
	Amount as of		1 Year but
	December 31,	Within	Within	After
	2004	1 Year	5 Years	5 Years

	(in thousands of pesos, except percentages)
To the non-financial public sector	809,577	52,090	116,220	641,267
To the financial sector	81,812	74,648	7,164	—
To the non-financial private sector and residents abroad
Advances	516,436	515,640	223	573
Notes discounted and purchased(1)	436,625	424,338	11,629	658
Secured with mortgages	258,722	74,207	138,947	45,568
Security agreements(2)	187,799	104,144	83,575	80
Consumer loans(3)	362,856	262,682	100,106	68
Other loans	446,558	264,375	168,945	13,238

Total loans	3,100,385	1,772,124	626,809	701,452

Percentage of total loan portfolio	100.0%	57.2%	20.2%	22.6%

(1)	Includes the face values in Argentine pesos of drafts, promissory notes and other bills transferred to us by endorsement for which the assignor is liable, whenever the latter is an Argentine resident within the financial sector.
The difference between the face value of the bill and the amount effectively disbursed will be credited to “Loans— In Argentine pesos— Argentine residents— Financial sector— Principals— (Unearned discount).”

(2)	Includes the principal amount actually lent of automobile and other collateral loans granted, for which the obligors are part of the non-financial private sector.

(3)	Includes credit card loans and other consumer loans.

Selected statistical information

LOANS— PORTFOLIO CLASSIFICATION
The following table presents our loan portfolio, before the deduction for the allowance for loan losses, using the classification system of the Central Bank in effect at the end of each fiscal year:

	Year Ended December 31,

	2002(1)%		2003(1)%		2004	%

	(in thousands of pesos, except percentages)
Loan Portfolio
Categories
Normal compliance/ in normal situations	783,196	80.02%	999,691	90.31%	2,870,768	92.59%
Inadequate compliance/ subject to special monitoring— under observation— in negotiation or subject to refinancing agreements	29,726	3.04%	8,695	0.78%	27,967	0.90%
Deficient compliance/nonperforming	15,094	1.54%	27,385	2.47%	38,401	1.24%
Unlikely to be collected/ with high risk of uncollectibility	100,739	10.29%	39,150	3.54%	38,698	1.25%
Uncollectible	42,762	4.37%	28,920	2.61%	120,619	3.89%
Uncollectible, classified as such under regulatory requirements	7,211	0.74%	3,162	0.29%	3,932	0.13%

Total loans	978,728	100%	1,107,003	100%	3,100,385	100%

(1)	In constant pesos as of February 28, 2003.

Selected statistical information

ANALYSIS OF THE ALLOWANCE FOR LOAN LOSSES
The table below sets forth the activity in the allowance for loan losses for the fiscal years ended December 31, 2004, 2003, 2002, 2001 and 2000.

	Year Ended December 31,

	2000(3)	2001(3)	2002(3)	2003(3)	2004

	(in thousands of pesos, except percentages)
Balance at the beginning of the year	76,590	55,689	40,312	116,125	56,279
Provisions for loan losses	22,765	21,363	116,756 (2)	35,504	201,253 (1)
Applications and reversals	(43,666)	(36,740)	(40,943)	(95,350)	(32,192)
Advances	(1,422)	(1,354)	(1,470)	(24,709)	(4,374)
Consumer	(1,821)	(1,629)	(844)	(3,765)	(3,181)
Credit Cards	(475)	(298)	(455)	(7,436)	(865)
Mortgage	(659)	(174)	(732)	(4,331)	(1,252)
Security Agreements	(4,409)	(1,516)	(2,056)	(8,298)	(7,185)
Notes discounted and purchased	(559)	(481)	(1,729)	(5,020)	(8,696)
Other	(34,321)	(31,288)	(33,657)	(41,791)	(6,639)
Balance at the end of year	55,689	40,312	116,125	56,279	225,340

Charge-off/ average loans(4)	2.90%	2.78%	8.97%	3.26%	2.22%
Net charge-off/average loans(5)	2.08%	2.45%	4.56%	(4.58)%	1.29%

(1)	Includes Ps.143,457 thousand of Nuevo Banco Suquía and Ps.154 thousand of Sud Bank & Trust.

(2)	Includes Ps.52,796 thousand of Banco Bansud.

(3)	In constant pesos as of February 28, 2003.

(4)	Defined as charge-offs plus direct charge-offs.

(5)	Defined as charge-offs plus direct charge-offs minus bad debts recovered.

Selected statistical information

ALLOCATION OF THE ALLOWANCES FOR LOAN LOSSES

	2002		2003		2004

	(in thousands of pesos, except percentages)
Overdrafts	24,107	21%	9,738	18%	17,383	8%
Notes	22,446	19%	17,499	31%	56,448	25%
Mortgage loans	9,526	8%	7,104	13%	55,201	25%
Collateral Loans	15,185	13%	10,525	19%	32,598	14%
Personal loans	3,896	3%	1,778	3%	7,414	3%
Credit cards	4,561	4%	1,626	3%	2,885	1%
Other	36,404	32%	8,009	13%	53,411	24%

TOTAL	116,125	100%	56,279	100%	225,340	100%

Selected statistical information

LOANS BY ECONOMIC ACTIVITY
The table below analyzes our loan portfolio according to the borrowers’ main economic activity as of December 31, 2004, 2003 and 2002.

	Year Ended December 31,

	2002		2003		2004

	Loan	% of Loan	Loan	% of Loan	Loan	% of Loan
	Portfolio	Portfolio	Portfolio	Portfolio	Portfolio	Portfolio

	(in thousands of pesos, except percentages)
Agriculture, cattle raising, hunting and forestry	29,022	2.97%	0	0.00%	71,670	2.31%
Animals keeping, cattle services (except veterinary and trading)	2,420	0.25%	18,687	1.69%	69,467	2.24%
Construction	18,197	1.86%	16,685	1.51%	92,413	2.98%
Crops, agricultural services and trading	11,475	1.17%	85,218	7.70%	114,184	3.68%
Elaboration and trading of chemical substances and products	2,240	0.23%	6,742	0.61%	32,503	1.05%
Elaboration and trading of foodstuff and beverages	68,323	6.98%	71,591	6.47%	190,586	6.15%
Electricity, gas, steam and hot water	479	0.05%	2,845	0.26%	7,550	0.24%
Extraction, exploitation and trading of petroleum’s related products	28,822	2.94%	21,497	1.94%	56,098	1.81%
Financial trading and other financial services	18,864	1.93%	68,545	6.19%	326,924	10.54%
Fishing, related services, elaboration and trading	14	0.00%	33	0.00%	327	0.01%
Given to persons not included in the other categories	107,686	11.00%	177,681	16.05%	409,221	13.20%
Hotels and restaurants	1,630	0.17%	4,435	0.40%	11,772	0.38%
Hunting and seizure of live animals, resettlement of hunting animals and related services, forestry, wood extraction and related services	512	0.05%	13	0.00%	1,037	0.03%
Manufacturing Industry	6,158	0.64%	0	0.00%	0	0.00%
Mass and retail trading, reparation of automotive vehicles, motorbikes, personal effects and domestic chattels	2,830	0.29%	0	0.00%	0	0.00%
Mass elaboration and production of machinery and equipment (all), electrical devices, radio equipment and devices, television and communications, medical, optical and pinpoint devices, watches	3,098	0.32%	3,685	0.33%	60,773	1.96%
Mass elaboration and production of automotive vehicles, trailers and semi- trailers and transportation	885	0.09%	1,125	0.10%	24,915	0.80%

Selected statistical information

	Year Ended December 31,

	2002		2003		2004

	Loan	% of Loan	Loan	% of Loan	Loan	% of Loan
	Portfolio	Portfolio	Portfolio	Portfolio	Portfolio	Portfolio

	(in thousands of pesos, except percentages)
Mass elaboration and production of textile products and dresses, finishing and staining of skins, leathering and finishing of leathers, elaboration of footwear and saddlery articles and their parts	11,566	1.18%	24,438	2.21%	34,130	1.10%
Mass trading and/or on commission or consignment except automotive vehicles and motorbikes trading	2,836	0.29%	9,653	0.87%	60,007	1.94%
Mines and quarries exploitation and selling and making of extracted products (except petroleum and gas)	13	0.00%	1,516	0.14%	1,951	0.06%
Selling and making of extracted products	473	0.05%	829	0.07%	2,443	0.08%
Other	38,096	3.89%	68,036	6.15%	131,022	4.23%
Other services	90,519	9.25%	58,095	5.25%	87,357	2.82%
Public administration, compulsory guard and social security	461,138	47.10%	366,673	33.12%	825,962	26.65%
Real estate, owners and leasing	1,500	0.15%	13,996	1.26%	93,750	3.02%
Retail trading except automotive vehicles, motorbikes, personal effects and domestic chattels trading	13,914	1.42%	38,541	3.48%	203,282	6.56%
Teaching, social and healthcare	2,150	0.22%	1,433	0.13%	34,076	1.10%
Trading, maintenance and reparation of automotive vehicles, motorbikes, personal effects and domestic chattels	951	0.10%	2,219	0.20%	33,014	1.06%
Transportation, storage and communications	50,269	5.14%	40,158	3.63%	114,755	3.70%
Water catchment, purifying and distribution	2,648	0.27%	2,634	0.24%	9,196	0.30%

Total	978,728	100.00%	1,107,003	100.00%	3,100,385	100.00%

Selected statistical information

COMPOSITION OF DEPOSITS
The following table sets out the composition of each category of deposits that exceeded 10% of average total deposits in each of the years ended December 31, 2004, 2003, and 2002.

	Year Ended December 31,

	2002(1)	2003(1)	2004

	(in thousands of pesos)
Deposits in domestic bank offices
Non-interest-bearing demand deposits(2)
Average
Pesos	221,933	317,466	718,783
Dollars	58	—	809

Total	221,991	317,466	719,592

Savings accounts
Average
Pesos	190,915	158,292	267,988
Dollars	65,700	20,312	30,577

Total	256,615	178,604	298,565

Certificates of deposits
Average
Pesos	488,945	996,643	1,359,659
Dollars	141,311	318,150	421,292

Total	630,256	1,314,793	1,780,951

Deposits in foreign banking offices
Non-interest-bearing demand deposits
Average
Pesos	—	81	46,958
Dollars	69	150	383

Total	69	231	47,341

Certificates of deposits
Average
Dollars	31,152	48,003	147,891

Total	31,152	48,003	147,891

(1)	In constant pesos as of February 28, 2003.

(2)	Non-interest-bearing demand deposits consist of checking accounts.

Selected statistical information

MATURITY OF DEPOSITS AT DECEMBER 31, 2004
The following table sets forth information regarding the maturity of our deposits at December 31, 2004.

	Maturing

			After 3	After 6
		Within 3	but Within	but Within	After 12
	Total	Months	6 Months	12 Months	Months

	(in thousands of pesos)
Checking	1,256,793	1,256,793	—	—	—
Savings	842,270	842,270	—	—	—
Time deposits	2,850,049	2,449,693	250,116	149,811	429
Investment accounts	48,984	26,195	16,603	6,060	126
Other	320,901	256,637	5,677	44,105	14,482

Total	5,318,997	4,831,588	272,396	199,976	15,037

MATURITY OF DEPOSITS AT DECEMBER 31, 2004 OF OUTSTANDING TIME DEPOSITS
The following table sets forth information regarding the maturity of our time deposits and investment accounts in denominations of Ps.100,000 or more at December 31, 2004.

	Maturing

			After 3	After 6
		Within 3	but Within	but Within	After 12
	Total	Months	6 Months	12 Months	Months

	(in thousands of pesos)
Domestic offices	1,685,257	1,336,131	232,674	115,959	493
Foreign offices	234,867	214,773	19,927	167	—

Total	1,920,124	1,550,904	252,601	116,126	493

Selected statistical information

SHORT-TERM BORROWINGS
Our short-term borrowings totaled approximately Ps.213,000,000, Ps.133,100,000 and Ps.242,500,000 for the years ended December 31, 2004, 2003 and 2002, respectively. The table below shows those amounts at the end of each fiscal year.

	At December 31,

	2002(1)		2003(1)		2004

		Annualized		Annualized		Annualized
	Amount	Rate	Amount	Rate	Amount	Rate

	(in thousands of pesos, except percentages
Central Bank of the Argentine Republic(2):
Total amount outstanding at the end of the reported period	9,981	6.0%	2,097	5.3%	85,676	6.0%
Average during year(3)	10,284	5.9%	2,323	5.4%	22,741	6.4%
Maximum month-end balance	12,080		3,366		85,676
Banks and international organizations:
Total amount outstanding at the end of the reported period	110,995	3.8%	53,374	4.8%	13,247	3.4%
Average during year(3)	133,657	6.2%	80,685	8.3%	46,534	3.1%
Maximum month-end balance	167,259		96,890		66,634
Financing received from Argentine financial institutions:
Total amount outstanding at the end of the reported period	28,425	7.6%	24,960	1.6%	32,694	2.5%
Average during year(3)	29,687	7.6%	6,589	2.8%	9,863	2.7%
Maximum month-end balance	44,639		32,704		32,694
Other(4)
Total amount outstanding at the end of the reported period	44,100	1.9%	43,943	1.7%	73,597	2.0%
Average during year(3)	48,848	2.0%	41,983	1.8%	59,168	1.8%
Maximum month-end balance	55,004		43,943		73,597
Subordinated corporate bonds:
Total amount outstanding at the end of the reported period	49,017	7.6%	8,758	7.8%	7,810	7.7%
Average during year(3)	41,675	7.5%	14,353	7.5%	8,126	7.8%
Maximum month-end balance	49,017		26,301		8,461

(1)	In constant pesos as of February 28, 2003.

(2)	On February 2, 2005, Nuevo Banco Suquía made the early repayment of the remainder of such credit lines.

(3)	Average balances are calculated from quarterly-end balances.

(4)	Includes liability to the Central Bank to acquire BODEN 2012.

Selected statistical information

RETURN ON EQUITY AND ASSETS
The following table presents certain selected financial information and ratios for the years indicated.

	Year Ended December 31,

	2002(1)	2003(1)	2004

	(in thousands of pesos, except
	percentages)
Net (loss)/ income	572,114	199,849	192,977
Average total assets	3,804,446	4,356,792	5,705,542
Average shareholders’ equity	730,955	949,023	1,179,611
Shareholders’ equity at the end of the fiscal year	925,370	1,125,219	1,257,302
Net income as a percentage of:
Average total assets	15.04%	4.59%	3.38%
Average shareholders’ equity	78.27%	21.06%	16.36%
Declared cash dividends(2)	—	—	60,894
Dividend payout ratio(2)	—	—	31.56%
Average shareholders’ equity as a percentage of Average Total Assets	19.21%	21.78%	20.67%

(1)	In constant pesos as of February 28, 2003.

(2)	Declared cash dividends stated as percentage of net income. No cash dividend was declared for 2002 and 2001. In April 2002, the Central Bank suspended the payment of dividends. As of June 2, 2004, Communication A 4152 allows financial institutions to make distributions provided certain conditions are met.

Argentine banking regulation
OVERVIEW
Founded in 1935, the Central Bank is the principal monetary and financial authority in Argentina. It is responsible for maintaining stability in the value of the domestic currency, establishing and implementing monetary policy and regulating the financial sector. It operates pursuant to its charter and the provisions of Law N° 21,526, Ley de Entidades Financieras, Argentine Financial Institutions Law or FIL. Under the terms of its charter, the Central Bank must operate independently from the Argentine government.
Since 1977, banking activities in Argentina have been regulated primarily by the Argentine Financial Institutions Law, which empowers the Central Bank to regulate the financial sector. The Central Bank regulates and supervises the Argentine banking system through the Superintendencia de Entidades Financieras y Cambiarias, or the Superintendency of Financial and Exchange Entities, or the Superintendency. The Superintendency is responsible for enforcing Argentina’s banking laws, establishing accounting and financial reporting requirements for the banking sector, monitoring and regulating the lending practices of financial institutions and establishing rules for participation of financial institutions in the foreign exchange market and the issuance of bonds and other securities, among others. These powers of the Central Bank include the authority to fix minimum capital, liquidity and solvency requirements, approve bank mergers, approve certain capital increases and transfers of stock, grant and revoke banking licenses, and to authorize the establishment of branches of foreign financial institutions in Argentina and the extension of financial assistance to financial institutions in cases of temporary liquidity problems.
The Central Bank also establishes different “technical ratios” that must be observed by financial entities with respect to levels of solvency, liquidity, the maximum credits that may be granted per customer and foreign exchange assets and liability positions.
In addition, financial entities need the authorization of the Central Bank for the disposition of their assets, such as opening or changing branches, ATMs and acquiring share interests in other financial or non-financial corporations and establishing liens over their assets, among others.
As supervisor of the financial system, the Central Bank requires financial institutions to submit information on a daily, monthly, quarterly, semiannual and annual basis. These reports, which include balance sheets and income statements, information relating to reserve funds, use of deposits, classifications of portfolio quality including details on principal debtors and any allowances for loan losses, compliance with capital requirements and any other relevant information, allow the Central Bank to monitor the business practices of financial entities. In order to confirm the accuracy of the information provided, the Central Bank is authorized to carry out inspections.
If the Central Bank’s rules are not complied with, various sanctions may be imposed by the Superintendency, depending on the level of infringement. These sanctions range from a notice of noncompliance to the imposition of fines or even the revocation of the financial entity’s operating license. Additionally, noncompliance with certain rules may result in the compulsory filing of specific adequacy or restructuring plans with the Central Bank. These plans must be approved by the Central Bank in order to permit the financial institution to remain in business.
The Central Bank is allowed to provide financial assistance to financial institutions with liquidity and/or solvency problems.

Argentine banking regulation

BANKING REGULATION AND SUPERVISION
Central Bank supervision
Since 1994, the Central Bank has supervised the Argentine financial entities on a consolidated basis. Such entities must file periodic consolidated financial statements that reflect the operations of head offices or headquarters as well as those of their branches in Argentina and abroad, and of their significant subsidiaries, whether domestic or foreign. Accordingly, requirements in relation to liquidity and solvency, minimum capital, risk concentration and loan loss provisions, among others, should be calculated on a consolidated basis.
Permitted activities and investments
The Argentine Financial Institutions Law governs any individuals and entities that are part of the financial system, including commercial banks, investment banks, mortgage banks, financial companies, savings and loan companies for residential purposes and credit unions. Except for commercial banks, which are authorized to conduct all financial activities and services that are specifically established by law or by regulations of the Central Bank, the activities that may be carried out by Argentine financial entities are set forth in the Argentine Financial Institutions Law and related Central Bank regulations. Some of the activities permitted for commercial banks include the ability to (i) receive deposits from the public in both local and foreign currency; (ii) underwrite, acquire, place or negotiate debt securities, including government securities, in the over-the-counter market; (iii) make and receive loans; (iv) guarantee customers’ debts; (v) act as custodians of pension funds, or Administradoras de Fondos de Jubilaciones y Pensiones; (vi) conduct transactions in foreign currency; (vii) issue credit cards; (viii) act, subject to certain conditions, as brokers in real estate transactions; (ix) carry out commercial financing transactions; and (x) act as registrars of mortgage bonds. In addition, pursuant to the Argentine Financial Institutions Law, and Central Bank Communication A 3086, commercial banks are authorized to operate commercial, industrial, agricultural and other types of companies that do not provide supplemental services to the banking services (as defined by applicable Central Bank regulations) to the extent that the commercial bank’s interest in such companies does not exceed 12.5% of its voting stock or 12.5% of its capital stock. However, even when commercial banks’ interests do not reach such percentages, they are not allowed to operate such companies if (i) such interest allows them to control a majority of votes at a shareholders’ meeting, or (ii) the Central Bank does not authorize the acquisition.
Under Central Bank regulations, the total amount of the investments of a commercial bank in the capital stock of third parties, including interests in Argentine mutual funds, may not exceed 50% of such bank’s regulatory capital, or, Responsabilidad Patrimonial Computable. In addition, the total amount of a commercial bank’s investments in the following: (i) unlisted stock, excluding interests in companies that provide services that are supplementary to the finance business and interests in state-owned companies that provide public services, (ii) listed stock and interests in mutual funds that do not give rise to minimum capital requirements on the basis of market risk, and (iii) listed stock that does not have a “largely publicly available market price,” taken as a whole, is limited to 15% of such bank’s RC. To this effect, a given stock’s market price is considered to be “largely publicly available” when daily quotations of relevant transactions are available, which quotations would not be significantly affected by a disposition of the bank’s holdings of such stock.
Operations and activities that banks are not permitted to perform
The Argentine Financial Institutions Law prohibits commercial banks from: (a) creating liens on their assets without prior approval from the Central Bank, (b) accepting their own shares as security, (c) conducting transactions with their own directors or managers and with companies or persons

Argentine banking regulation

related thereto under terms that are more favorable than those regularly offered to other customers, and (d) carrying out commercial or industrial activities without prior approval of the Central Bank, except those considered financially related activities under Central Bank regulations. Notwithstanding the foregoing, banks may own shares in other financial institutions with the prior approval of the Central Bank, and in public services companies, if necessary to obtain those services.
Liquidity and solvency requirements
Minimum capital requirements
The Central Bank requires that financial entities maintain minimum capital requirements, which are computed as a function of counterparty risk, interest rate risk and market risk of a financial entity’s assets.
Basic minimum capital
Pursuant to Central Bank Communication A 4368, dated June 17, 2005, the Central Bank classified by type and category the minimum capital requirements for financial entities. The categories were established in accordance with the jurisdiction in which the respective financial entity is located:

Other
Category	Jurisdiction	Banks	Entities

I	City of Buenos Aires	Ps.25 million	Ps.10 million

II	Cities of Bahía Blanca, Mar del Plata, Neuquén and Río Cuarto. Greater Buenos Aires, Greater Córdoba, Greater Mendoza and Greater Rosario.	Ps.14 million	Ps.8 million

Provinces of Chubut and Tierra del Fuego.

III	Cities of Corrientes, Salta, Santiago del Estero and Posadas. Greater Resistencia, Greater San Juan and Greater Tucumán. Provinces of Catamarca, Entre Ríos, La Pampa, La Rioja, Río Negro, San Luis and Santa Cruz. Cities and towns of the provinces of Buenos Aires, Córdoba, Mendoza, Neuquén and Santa Fe that are not included in any other category.	Ps.12.5 million	Ps.6.5 million

IV	The rest of Argentina	Ps.10 million	Ps.5 million
For commercial banks acting as custodians of securities that represent investments in pension funds or as registrars of registered mortgage bonds, the regulatory capital shall be equal to the higher of:

(i)	Ps.50 million; or

(ii)	five percent of the amount of the securities held in custody or of the amount of registered mortgage bonds, as appropriate.
Financial entities that were operating on June 30, 2005 must meet the minimum capital requirement of their respective category provided that such requirement shall not be higher than Ps.15 million.
Counterpart risk
The capital requirement for counterpart risk is defined as:
Cer = k* [a* Ais + c* (Ci + Fspn) + r* (Vrf + Vrani)] + INC
The required capital to assets-at-risk ratio is 10% (“a”) for fixed assets (Ais) and 8% (“r”) for loans (Vrf), other claims from financial intermediation and other financing (Vrani). The same ratio (“c”) is

Argentine banking regulation

applied to claims on the public sector-securities held in investment accounts (Ci) and loans (Fspn). The “INC” variable refers to incremental minimum capital requirements originated in excesses in other regulations (fixed assets, credit risk diversification and rating and limitations on transactions with related clients).
Each type of asset is weighted according to the level of risk assumed to be associated with it. The weights assigned to the different types of assets are:

Type of Asset	Weighting

Government Bonds
With market risk capital requirements	0%
Other domestic bonds (without collateral)	100%
OECD Central bonds— rated AA or investment grade	20%
Loans
To the non-financial private sector
With preferred collateral under the form of:
Cash, term deposit certificates issued by the creditor entity and given as security	0%
A guarantee by Reciprocal Guarantee Companies authorized by the BCRA, export credit insurance, documentary credits	50%
Mortgages/ Pledges	50%-100%
To the non-financial public sector	100%
To the financial sector
Public financial entities with the collection of federal taxes as collateral	50%
To foreign financial entities or to financial entities backed by them (rated AA or investment grade)	0%-20%
Other credits from financial intermediation	0%-100%
Guarantees and contingent liabilities	0%-100%
Minimum capital requirements also depend on the CAMELS rating (1 strongest, 5 weakest) assigned by the Superintendency, which also determines the “k” value. This rating system complies with international standards and provides a broad definition of the performance, risks and perspectives of financial entities. Financial entities have to adjust their capital requirements according to the following “k” factors:

CAMEL L Rating	K Factor

1	0.97
2	1.00
3	1.05
4	1.10
5	1.15
Interest rate risk
Financial entities must comply with minimum capital requirements regarding interest rate risk. These minimum capital requirements capture the various levels of risk arising from the different sensitivity of assets and liabilities affected by adverse or unexpected changes in interest rates. This regulation governs all the assets and liabilities not subject to the minimum capital requirements covering market risk.
When calculating the requirements, the cash flows of the financial entity’s transactions are assigned to different time bands taking into account their maturity. Financial entities with 1-3 CAMELS ratings

Argentine banking regulation

may treat 50% of sight deposits as long term maturities (in the case of financial entities with a 3 rating, the assigned maturity cannot exceed 3 years).
Contracts with variable interest rates based on a foreign index are treated as if they had fixed interest rates. The risk arising from liability contracts with variable rates based on a domestic index are considered up to the first rate adjustment date.
Market risk
Minimum capital requirements for market risks are added to previously measured requirements. Minimum capital requirements are computed as a function of the market risk of financial entities’ portfolios, measured as their value at risk (VaR). The regulation covers only those assets usually traded in open markets and excludes those assets in investment accounts.
There are five categories of assets. Domestic assets are divided into equity and public bonds, the latter being classified according to whether their modified duration is less than or more than 2.5. Foreign equity and foreign bonds make up another two categories, which are also classified according to their duration. The fifth category is comprised of foreign exchange positions, differentiated according to currency involved.
Overall capital requirements in relation to market risk is the sum of the five amounts of capital necessary to cover the risks arising from each category.
Market risk minimum capital requirements must be met daily. Information must be reported to the BCRA on a monthly basis. As from May 2003, the US dollar has been included as a risk factor for the calculation of the market risk requirement, considering all assets and liabilities in that currency.
Temporary regulations
Minimum capital requirements have been temporarily reduced (via “Alpha coefficients”) for non-financial public sector financing granted before May 31, 2003. Minimum capital requirements for interest rate risk have also been temporarily diminished. The reduction coefficients to be applied converge to the unit according to an established schedule. These allowances have been introduced in order to reduce the impact on minimum capital requirements of those components that: (i) showed the biggest growth as a consequence of the 2002 crisis and (ii) are not present in international standards.

Period	Alpha1 (applied to public sector financing)	Alpha2 (applied to interest rate risk)

January/ December 2004	0.05	0.20
January/ December 2005	0.15	0.40
January/ December 2006	0.30	0.70
January/ December 2007	0.50	1.00
January/ December 2008	0.75	—
As from January 2009	1.00	—
Consequences of a failure to meet minimum capital requirements
In the event of noncompliance with Capital requirements by an existing financial institution, Central Bank Communication A 3171 provides the following:

(i)	noncompliance reported by the institutions: the institution must meet the required capital no later than in the second month after noncompliance was incurred or submit a restructuring plan within 30 calendar days following the last day of the month in which such noncompliance occurred; and

Argentine banking regulation

(ii)	noncompliance detected by the Superintendency: the institution must file its defense within 30 calendar days after being served notice by the Superintendency. If no defense is filed, or if the defense is disallowed, the noncompliance will be deemed to be final, and the procedure described in item (i) will apply.
In addition, noncompliance with minimum capital requirements will entail a number of consequences for the financial institution, including prohibition from opening branches in Argentina or in other countries, establishing representative offices abroad, or owning equity in foreign financial institutions, as well as a prohibition from paying cash dividends.
Minimum cash reserve
The minimum cash reserve requirement requires that a financial institution keep a portion of its deposits or obligations readily available and not allocated to lending transactions.
Pursuant to Central Bank Communication A 3498, as from March 1, 2002, the liquidity system based on the minimum cash reserve applies not only to demand transactions, but also to fixed-term transactions.
Minimum cash reserve requirements are applicable to demand and time deposits and other brokerage liabilities denominated in pesos, foreign currency, or government and corporate securities, and any unused balances of advances in checking accounts under formal agreements not containing any clauses that permit the bank to discretionally and unilaterally revoke the possibility of using such balances.
Minimum cash reserve obligations exclude amounts owed (i) to the Central Bank, domestic financial institutions, foreign banks (including their head offices, controlling domestic institutions and their branches), and (ii) under foreign trade financing facilities, cash purchases to be settled, forward purchases, (whether or not related to repurchase agreements) demand obligations for money orders and transfers from abroad pending payment and for overseas correspondent banking operations.
The liabilities subject to these requirements are computed on the basis of the effective principal amount of the transactions, excluding interest accrued, past due, or to become due on the liabilities, provided they were not credited to the account of, or made available to, third parties, and the amount accruing upon the adjustment rate known as CER is applied.
The basis on which the minimum cash reserve requirement is computed is the monthly average of the daily balances of the liabilities at the end of each day during each calendar month.

Argentine banking regulation

The table below shows the percentage rates that should be applied to determine the required minimum cash reserve:

		Rate (%)
	Rate (%)	(Foreign
Item	(Pesos)	Currency)

Checking account deposits	15
Savings account deposits	15	30
Legal custody accounts, special accounts for savings clubs, “Unemployment Fund for construction industry workers” and “Salary payment,” special checking accounts for legal entities and social security savings accounts	15	30
Other demand deposits and liabilities, including with foreign banks and correspondents, pension and social security benefits credited by ANSES (Government Social Security Agency) pending collection and immobilized reserve funds for liabilities covered by these regulations	15	30
Unused balances of advances in checking accounts under formal agreements	15
Deposits in checking accounts of non-bank financial institutions, computed for purposes of meeting their required minimum cash reserve	100
Time deposits, liabilities under acceptances, repurchase agreements, stock-exchange repos (cauciones y pases bursátiles pasivos), constant-term investments, with an option for early termination or for renewal for a specified term and variable income, and other fixed-term liabilities, except rescheduled deposits included in the following items 11 and 13 and 15 of this table:

(i) Up to 29 days	14	35
(ii) From 30 days to 59 days	11	28
(iii) From 60 days to 89 days	7	20
(iv) From 90 days to 179 days	2	10
(v) From 180 days to 365 days	1	6
(vi) More than 365 days	0	0
Liabilities owed due to foreign finances	0
Securities (including Negotiable Obligations)
a- Debt issued from 01/01/02, including restructured liabilities
(i) Up to 29 days	14	35
(ii) From 30 days to 59 days	11	28
(iii) From 60 days to 89 days	7	20
(iv) From 90 days to 179 days	2	10
(v) From 180 days to 365 days	1	6
(vi) More than 365 days	0	0
b- Others
Liabilities owing to the Trust Fund for Assistance to Financial and Insurance Institutions	0
Demand and time deposits made upon a court order with funds arising from cases pending before the court, and the related immobilized balances:	8	15
Special accounts denominated in dollars for the deposit of collateral required for futures and options consummated on markets subject to the CNV control	100
Time deposits in foreign currency		100
Deposits as assets of a mutual fund:	18	40
Special deposits related to inflows of funds. Decree 616/2002		100

Argentine banking regulation

The minimum cash reserve must be set up in the same currency to which the requirement applies, and eligible items include the following:

(i)	Cash (bills and coin held on the bank’s own premises and in custody at other financial institutions).

(ii)	Accounts maintained by financial institutions with the Central Bank in pesos.

(iii)	Accounts of minimum cash maintained by financial institutions with the Central Bank in U.S. dollars, or other foreign currency.

(iv)	Special guarantee accounts for the benefit of electronic clearing houses and to cover settlement of credit card and ATM transactions.

(v)	Checking accounts maintained by non-bank financial institutions with commercial banks for the purpose of meeting the minimum reserve requirement.

(vi)	Special guarantee accounts maintained with the Central Bank for transactions involving cheque cancelatorio (a check similar to a cashier’s check that may be purchased from a bank to pay a third party).

(vii)	Special accounts maintained with the Central Bank by the Administración Nacional de la Seguridad Social, or the National Administration of Social Security, or ANSES.
Compliance with the minimum cash reserve requirement will be measured on the basis of the monthly average of the daily balances of eligible items maintained during the month to which the minimum cash reserve refers by dividing the aggregate of such balances by the total number of days in the relevant period.
The aggregate balances of the eligible items referred to from (ii) to (vii) above, maintained as of each daily closing, may not, on any one day during the month, be less than 50% of the total required cash reserve, excluding the requirement for incremental deposits, determined for the next preceding month, recalculated on the basis of the requirements and items in force in the month to which the cash reserves relate. Such daily requirement must be 70%.
Any deficiencies in meeting the required minimum cash reserve and the daily minimum reserve are subject to a penalty equal to twice the nominal annual interest rate in arrears arising from the Central Bank’s bill auctions, in pesos or in U.S. dollars, for deficiencies in Argentine currency or in foreign currency, respectively.
Internal liquidity policies of financial institutions
The regulations designed to limit liquidity risk provide that financial institutions should adopt management and control policies that ensure the maintenance of reasonable liquidity levels to efficiently manage their deposits and other financial commitments. Such policies should establish procedures for evaluating the liquidity of the institutions in the framework of prevailing market conditions to allow them to revise projections, take steps to eliminate liquidity constraints and obtain sufficient funds, at market terms, to maintain a reasonable level of assets over the long term. Such policies should also address (i) the concentration of assets and liabilities in specific customers, (ii) the overall economic situation, likely trends and the impact on credit availability, and (iii) the ability to obtain funds by selling government debt securities and/or assets.
Diversification of credit risk
The regulations on credit risk diversification prescribe minimum risk diversification standards in order to reduce such risk without significantly eroding average profitability.

Argentine banking regulation

There are three types of ratios that limit a lender’s risk exposure, namely: risk concentration limits, limits on transactions with customers on the basis of the institution’s capital and credit limits on the basis of the customer’s net worth.
Concentration of risk means the aggregate amount of relevant transactions consummated with companies, individuals or groups of companies— whether affiliated or not— where such transactions, measured for each one of such customers, are at any time equal to or higher than 10% of the institution’s RC on the last day of the month prior to the relevant month. Public bonds received by financial entities as compensation up until December 31, 2005 are excluded.
Limitations are provided for in the case of transactions with customers, which may not exceed certain percentages applied on the basis of the institution’s RC as of the last day of the month prior to the relevant month.
The regulation sets forth a number of transactions that are excluded from the credit risk diversification rules.
In the case of credit limits based on the customers’ net worth, as a general rule the financial assistance may not exceed 100% of the customer’s net worth, although this basic margin may be increased to 300% provided it does not exceed 2.5% of the financial institution’s RC and the increase is approved by the board of directors of the relevant financial institution.
Any excess over the ceilings established by these three ratios will cause the regulations set forth in the above-mentioned section “Consequences of a failure to meet minimum capital requirements” to become applicable.
Foreign exchange system
During the first quarter of 2002, the Argentine government established certain foreign exchange controls and restrictions.
On February 8, 2002, Decree No. 260 was issued, establishing as of February 11, 2002, a Single Free Exchange Market system, through which all transactions involving the exchange of foreign currency are to be traded at exchange rates to be freely agreed upon.
On such date, the Central Bank issued Communications A 3471 and A 3473, which stated that single and free exchange transactions can only be performed with entities authorized by the Central Bank to operate in foreign exchange. Item 4 of Central Bank Communication A 3471 stated that the exchange sale transactions in the single and free exchange market shall be performed using peso bills.
Since January 2, 2003, there have been further modifications to the restrictions imposed by the Central Bank. See “Exchange rates and exchange controls”.
Foreign currency loans
The Regulations on the allocation of deposits in foreign currencies establish that the lending capacity from, foreign currency deposits, including U.S. dollar-denominated deposits to be settled in pesos, must fall under one of the following categories: (a) pre-financing and financing of exports to be made directly or through principals or other brokers; (b) financing to manufacturers or processors of goods, provided that such transactions were consummated by a purchase agreement with an exporter in foreign money and the goods are in compliance with all the standard market requirements; (c) financing to manufacturers of goods to be exported, as final products or as part of other goods, by third-party purchasers, provided that such transactions are secured or collateralized in foreign currency by said third-party purchasers; (d) debt securities or financial trust participation certificates whose underlying assets are loans made with the above-mentioned conditions and under the “Préstamos BID

Argentine banking regulation

N° 1192/ OC-AR” program; (e) foreign currency debt securities or financial trust participation certificates offered by means of a public offering and authorized by the CNV, whose underlying assets are securities bought by the fiduciary and guaranteed by reciprocal guarantee companies in order to finance export transactions; (f) financings included under the “Préstamos BID N° 1192/ OC-AR” program, provided that such financings shall not be higher than 10% of the credit capacity; and (g) loans made from one financial entity to another.
General exchange position
The General Exchange Position, or GEP, is comprised of reserves in gold, foreign currency and bills in Argentina and abroad; deposits and investments of any term with foreign banks; investments in foreign corporate and government bonds; other liquid investments abroad; and correspondent debit and credit balances. It also includes purchases and sales of these assets already arranged and pending settlement involving foreign exchange purchases and sales performed with customers within a term not exceeding two business days. It does not include, however, third parties’ foreign assets held in custody, correspondent balances for third-party transfers pending settlement, term sales and purchases of foreign currency or securities nor direct investments abroad.
The GEP ceiling is calculated every month and, therefore, updated the first business day of the month. Pursuant to the relevant reporting system regulations this ceiling is set at 15% of the amount equivalent in U.S. dollars to the computable equity at the end of the month immediately preceding the last month when filing with the BCRA has already expired. It will be increased by an amount equivalent in U.S. dollars to 5% of the total amount traded by the institution on account of the purchases and sales of foreign currency in the calendar month prior to the immediately preceding month, and by 2% of the total demand and time deposits locally held and payable in foreign bills, excluding deposits held in custody, recorded by the institution at the end of the calendar month prior to the immediately preceding month. If the ceiling does not exceed US$1.5 million, this figure will be considered its floor.
Floors will be raised by US$5.0 million when the financial institution performs foreign exchange operations with 15 or more locations. In addition, they will be cumulatively raised by up to the amount equivalent to US$2.0 million on account of foreign currency holdings other than U.S. dollars and/or Euro; by up to US$1.0 million for checks issued against foreign banks and purchased from third parties to be credited in accounts held with correspondent banks; and by up to the amount equivalent to US$3 million for U.S. dollar or Euro balances sent to the United States Federal Reserve or the European Central Bank, still to be credited 72 hours after they are sent.
Institutions authorized to trade in foreign currency failing to comply with the GEP ceilings or the exchange reporting regulations should refrain from trading in foreign currency until they are in compliance with the above.
Although certain exceptions are admitted, institutions authorized to trade in foreign currency require the Central Bank’s prior consent to perform their own purchases when payment is made against delivery of foreign currency or other foreign assets comprising the GEP.
Debt classification and loan loss provisions
Credit portfolio
The regulations on debt classification are designed to establish clear guidelines for identifying and classifying the quality of assets, as well as evaluating the actual or potential risk of a lender sustaining losses on principal and/or interest, in order to determine, taking into account any loan security, whether the provisions against such contingencies are adequate. Banks must classify their loan portfolios into two different categories: (i) consumer or housing loans and (ii) commercial loans.

Argentine banking regulation

Consumer and housing loans include housing loans, consumer loans, credit-card financings and other types of installment credits to individuals. All other loans are considered commercial loans. Consumer or housing loans in excess of Ps.500,000 and which repayment is linked to its projected cash flows are classified as commercial loans. Central Bank regulations allow financial institutions to apply the consumer and housing loan classification criteria to commercial loans of up to Ps.500,000, given with or without guarantees. If a customer has both kinds of loans (commercial and consumer and housing loans), the consumer and housing loans will be added to the commercial portfolio to determine under which portfolio they should be classified based on the amount indicated. In these cases, the credit backed by preferred guarantees is considered to be at 50% of its face value.
Under the current debt classification system, each customer, as well as the customer’s outstanding debts, are included within one of six sub-categories. The debt classification criteria applied to the consumer loan portfolio are primarily based on objective factors related to customers’ performance on their obligations or their legal standing, while the key criterion for classifying the commercial loan portfolio is each borrower’s paying ability based on its future cash flow.
Commercial loans classification
The principal criterion to evaluate a loan pertaining to the commercial portfolio is its borrower’s ability to repay it, whose ability is mainly measured by such borrower’s future cash flow. Pursuant to Central Bank regulations, commercial loans are classified as follows:

Classification	Criteria

Normal	Borrowers for whom there is no doubt as to their ability to comply with their payment obligations.
Under special tracking/observation	Borrowers who, although considered to be able to meet all their financial obligations, are sensitive to changes that could compromise their ability to honor debts absent timely corrective measures.
Under special tracking/negotiation or refinancing agreement	Borrowers who are unable to comply with their obligations as agreed with the bank and, therefore, formally state, within 60 calendar days after the maturity date, their intention to refinance such debts. The borrower must enter into a refinancing agreement with the bank within 90 calendar days (if up to two lenders are involved) or 180 calendar days (if more than two lenders are involved) after the payment default date. If no agreement has been reached within the established deadline, the borrower must be classified under the next category according to the indicators established for each level.
With problems	Borrowers with difficulties honoring their financial obligations under the loan on a regular basis, which, if uncorrected, may result in losses to the bank.
With high risk of insolvency	Borrowers who are highly unlikely to honor their financial obligations under the loan.
Non-recoverable loans	Loans classified as unrecoverable at the time they are reviewed (although the possibility might exist that such loans might be collected in the future).

Argentine banking regulation

Classification	Criteria

Technically non-recoverable	(a) Borrower has defaulted on its payment obligations under a loan for more than 180 calendar days according to the corresponding report provided by the Central Bank, which report includes (1) financial institutions liquidated by the Central Bank, (2) residual entities created as a result of the privatization of public financial institutions, or in the privatization or dissolution process, and (3) financial institutions whose licenses have been revoked by the Central Bank and find themselves subject to judicial liquidation or bankruptcy proceedings and (4) trusts in which Seguro de Depósitos S.A. (SEDESA) is a beneficiary, and/or (b) certain kinds of foreign borrower (including banks or other financial institutions that are not subject to the supervision of the Central Bank or similar authority of the country in which they are incorporated) that is not classified as “investment grade” by any of the rating agencies approved by the Central Bank.
Consumer and housing loans classification
The principal criterion applied to loans in the consumer and housing portfolio is the length of its duration. Under the Central Bank regulations, consumer and housing borrowers are classified as follows:

Classification	Criteria

Normal	If all payments on loans are current or less than 31 calendar days overdue and, in the case of checking account overdrafts, less than 61 calendar days overdue.
Inadequate performance	Loans upon which payment obligations are overdue for a period of more than 31, but less than 90, calendar days.
Deficient performance	Loans upon which payment obligations are overdue for a period of more than 90, but less than 180, calendar days.
Difficult recovery	Loans in respect of which a legal action seeking collection has been filed or loans having payment obligations overdue for more than 180 calendar days, but less than 365, calendar days.
With high risk of insolvency	Borrowers who are highly unlikely to honor their financial obligations under the loan.
Non-recoverable loans	Loans in which the debtor is insolvent, and, therefore, have no, or at least very little, possibility of recovery, through legal actions or bankruptcy proceedings involving the debtor, or in which payment obligations are more than 365 calendar days overdue.
Technically non-recoverable	Same criteria as for commercial loans in the technically non-recoverable category.

Argentine banking regulation

Minimum credit provisions
The following minimum credit provisions are required to be made by Argentine banks in relation to the credit portfolio category:

	With Preferred	Without Preferred
Category	Guarantees	Guarantees

“Normal” and “Normal Performance”	1%	1%
“Under observation” and “Inadequate performance”	3%	5%
“Under negotiation or refinancing agreement”	6%	12%
“With Problems” and “Deficient Performance”	12%	25%
“With high risk of insolvency” and “Difficult recovery”	25%	50%
“Non-recoverable”	50%	100%
“Technically non-recoverable”	100%	100%
Minimum frequency for classification review
We are required to classify loans at least once a year in accordance with the Central Bank Rules. Nevertheless, a quarterly review is required for credits that amount to 5% or more of our RC and mid-year review for credits that amount to the lower of: (i) Ps.1 million or (ii) range between 1% and 5% of our RC.
Allowances for loan losses
The allowance for loan losses is maintained in accordance with applicable regulatory requirements of the Central Bank. Increases in the allowance are based on the level of growth of the loan portfolio, as well as on the deterioration of the quality of existing loans, while decreases in the allowance are based on regulations requiring the write-off of non-performing loans classified as “non-recoverable” after a certain period of time and on decisions of the management to write off non-performing loans evidencing a very low probability of recovery.
Priority rights of depositors
Under Section 49 of the FIL, in the event of judicial liquidation or bankruptcy of a bank, depositors have a general and absolute priority right to collect their claims over all other creditors, except claims secured by pledges or mortgages and certain employee liens. Additionally, the holders of any type of deposit have a special priority right over all other creditors of the bank, except certain employee creditors, to be paid out of (i) any funds of the branch that may be in the possession of the Central Bank as Minimum Cash Reserve, (ii) any other funds of the bank existing as of the date on which the bank’s license is revoked, or (iii) any proceeds resulting from the mandatory transfer of certain assets of the financial institution to another as determined by the Central Bank pursuant to Section 35 of the Argentine Financial Institutions Law, according to the following order of priority: (a) deposits of up to Ps.50,000 per person (including all amounts such person deposited in one financial entity), or its equivalent in foreign currency, (b) all deposits of an amount higher than Ps.50,000, or its equivalent in foreign currency, and (c) all other deposits on a pro rata basis.
Mandatory deposit insurance system
Law No. 24,485, as amended by Law No. 25,089 and Decree No. 540, passed on April 12, 1995, created a Deposit Insurance System, or SSGD, which is mandatory for bank deposits, and delegated the responsibility for organizing and implementing the system to the Central Bank.
The SSGD has been implemented through the establishment of a Deposit Guarantee Fund, or FGD, managed by a private-sector corporation called Seguro de Depósitos Sociedad Anónima, or Deposit

Argentine banking regulation

Insurance Corporation, or SEDESA. The shareholders of SEDESA are the federal government and a trust set up by the participating financial institutions. These institutions must pay into the FGD a monthly contribution determined by Central Bank regulations. The SSGD is financed through regular and additional contributions made by financial institutions, as provided for in Central Bank Communication A 3068, dated January 28, 2000.
The SSGD covers deposits made by individuals and legal entities in Argentine or foreign currency and maintained in accounts with the participating financial institutions, including checking accounts, savings accounts, and time deposits up to the amount of Ps.30,000.
Effective payment on this guarantee will be made within 30 business days after revocation of the license of the financial institution in which the funds are held; such payment is subsidiary, that is, not cumulative, to the exercise of the depositor’s priority rights.
In view of the circumstances affecting the financial system, Decree No. 214/2002 provided that SEDESA may issue registered securities for the purpose of offering them to depositors in payment of the guarantee in the event it should not have sufficient funds available.
The SSGD does not cover: (i) deposits maintained by financial institutions in other financial institutions, including certificates of deposit bought in the secondary market, (ii) deposits made by persons directly or indirectly affiliated with the institution, (iii) time deposits of securities, acceptances or guarantees, (iv) any transferable time deposits that have been transferred by endorsement, (v) any deposits benefiting from some incentive (e.g., car raffles) in addition to the agreed upon interest rate, and (vi) any deposits in which the agreed-upon interest rate is higher than the reference interest rates periodically released by the Central Bank for time deposits and demand deposit account balances.
Capital markets
Commercial banks are authorized to subscribe and sell debt securities. At present, there are no statutory limitations as to the amount of securities a bank may undertake to subscribe. However, under Central Bank regulations, underwriting of debt securities by a bank would be treated as “financial assistance” and, accordingly, until the securities are sold to third parties, such underwriting would be subject to limitations.
In 1990, the Buenos Aires securities market authorized firms organized as brokerage houses, or sociedades de bolsa, to operate as brokers on the Buenos Aires Stock Exchange in addition to individual stockbrokers. There are currently no restrictions on ownership of a sociedad de bolsa by a commercial bank, and, in fact, most of the principal commercial banks operating in Argentina have established their own sociedad de bolsa. All brokers, whether individuals or firms, are required to own at least one share of the MERVAL to be allowed to operate as a broker on the Buenos Aires Stock Exchange.
An agreement between the Buenos Aires Stock Exchange and representatives of the MAE dealers provides that trading in shares and other equity securities will be conducted exclusively on the Buenos Aires Stock Exchange and that all debt securities listed on the Buenos Aires Stock Exchange may also be traded on the MAE. Trading in Argentine government securities, which are not covered by the agreement, is conducted mainly on the MAE. The agreement does not extend to other Argentine exchanges.
Commercial banks may operate as both managers and custodians of Argentine fondos comunes de inversión or mutual funds; provided, however, that a bank may not act simultaneously as manager and custodian for the same fund.

Argentine banking regulation

Financial institutions in economic difficulties
The Argentine Financial Institutions Law provides that any financial institution, including a commercial bank, operating at less than certain required technical ratios and minimum net worth levels or, in the judgment of the Central Bank, with impaired solvency or liquidity, must prepare a plan de regularización y saneamiento, or a restructuring plan. The plan must be submitted to the Central Bank on a specified date, not later than 30 calendar days from the date on which a request to that effect is made by the Central Bank. The Central Bank can appoint an interventor, or trustee, to the financial institution and restrict the distribution of dividends. In addition, to help ensure the feasibility of the plan, the Central Bank is empowered to grant a temporary exemption from compliance with technical regulations and/or payment of any fines that may arise from such noncompliance. Upon the institution’s failure to submit, secure regulatory approval of, or comply with, a restructuring plan, the Central Bank will be empowered to revoke the institution’s license to operate as such.
Dissolution and liquidation of financial institutions
As provided in the Argentine Financial Institutions Law, the Central Bank must be notified of any decision adopted by a financial institution’s legal or corporate authorities concerning its dissolution. The Central Bank, in turn, must then notify such decision to a competent court, which would then determine who will liquidate the entity: the corporate authorities or an independent liquidator appointed for the purpose. The court’s decision will be based on whether or not there is sufficient assurance that the corporate authorities are capable of carrying out such liquidation properly.
Pursuant to the FIL, the Central Bank no longer acts as liquidator of financial institutions. However, if a restructuring plan has failed or is not deemed feasible, or violations of local laws and regulations have been incurred, or significant changes have occurred in the institution’s condition since the original authorization was granted, then the Central Bank may revoke a bank’s license to operate as a financial institution. In this event, the law allows for judicial or extrajudicial liquidation. During the liquidation process and once the license to operate as a financial institution has been revoked, a court of competent jurisdiction may adjudge the former financial institution in bankruptcy or a petition in bankruptcy may be filed by any creditor of the bank after a period of 60 calendar days has elapsed since the license was revoked.
Money laundering
The concept of money laundering is generally used to denote transactions intended to introduce criminal proceeds into the institutional system and thus to transform profits from illegal activities into assets of a seemingly legitimate origin.
On April 13, 2000, the Argentine congress passed Law No. 25,246, which defines money laundering as a type of crime. In addition, the law, which supersedes several sections of the Argentine criminal code, created the so-called Financial Information Unit, establishing an administrative criminal system.
Money laundering is defined as a crime under the criminal code, which states that a crime will be committed whenever a person converts, transfers, manages, sells, encumbers, or otherwise uses money, or any other assets, stemming from a crime in which that person has not participated, with the possible result that the original or substituted assets may appear to be of a legitimate origin, provided the value of the assets exceeds Ps.50,000 whether such amount results from one or more transactions.
The main purpose of Law 25,246 is to prevent money laundering. In line with internationally accepted practice, it does not attribute responsibility for controlling these criminal transactions only to government agencies, but also assigns certain duties to diverse private sector entities such as banks,

Argentine banking regulation

stockbrokers, brokerage houses and insurance companies. These duties consist basically in information capturing functions. The Central Bank regulation requires banks to take certain minimum precautions to prevent money laundering.
Each institution must appoint a senior management officer as the person responsible for money laundering prevention in charge of centralizing any information the Central Bank may require on its own initiative or at the request of any competent authority. In addition, this officer, or other person reporting to the general manager, the board of directors, or equivalent authority, will be responsible for the implementation, tracking and control of internal procedures to ensure compliance with the regulations.
In addition, financial institutions are required to report to the Superintendency any transaction that looks suspicious or unusual, or lacks economic or legal justification, or is unnecessarily complex, whether performed on isolated occasions or repeatedly. In July 2001, the Central Bank released a list of “non cooperative” jurisdictions so that financial institutions would pay special attention to transactions to and from those areas. Those jurisdictions are Myanmar, Nauru and Nigeria.
We comply with all applicable money laundering regulations as provided for by the Central Bank and the Financial Information Unit; in particular with Resolution N° 2 of the Financial Information Unit, dated October 25, 2002, which regulates Section 21 paragraphs a) and b) of Law 25,246 that provides for the gathering of information regarding suspicious operations and its report to the authorities.
Merger, consolidation and transfer of goodwill
Merger, consolidation and transfer of goodwill may be arranged between entities of the same or different type and will be subject to the prior approval of the Central Bank. The new entity must submit a financial-economic structure profile supporting the project in order to obtain authorization from the Central Bank.
Financial System Restructuring Unit
The Financial System Restructuring Unit was created to oversee the implementation of a strategic approach for those banks benefiting from assistance provided by the Central Bank. This unit is in charge of rescheduling maturities, determining restructuring strategies and action plans, approving transformation plans, and accelerating repayment of the facilities granted by the Central Bank.

Management and corporate governance
GENERAL
We are managed by our board of directors, which is currently comprised of nine members and nine alternate members. For a description of the process for electing directors see “Description of Capital Stock — Election of directors.”
DUTIES AND LIABILITIES OF DIRECTORS
Under Argentine corporations law, directors have the obligation to perform their duties with the loyalty and the diligence of a prudent business person. Directors are jointly and severally liable to a corporation, the shareholders and third parties for the improper performance of their duties, for violating the law, the corporation’s bylaws or regulations, if any, and for any damage caused by fraud, abuse of authority or gross negligence. The following are considered integral to a director’s duty of loyalty: (i) the prohibition on using corporate assets and confidential information for private purposes; (ii) the prohibition on taking advantage, or to allow another to take advantage, by action or omission, of the business opportunities of the company; (iii) the obligation to exercise board powers only for the purposes for which the law, the corporation’s bylaws or the shareholders’ or the board of directors resolution have intended; and (iv) the obligation to take strict care so that acts of the board do not go, directly or indirectly, against the company’s interests. A director must inform the board of directors and the supervisory committee of any conflicting interest he may have in a proposed transaction and must abstain from voting thereon.
Under Argentine law, the board of directors is in charge of the management and administration of the Bank and, therefore, makes any and all decisions in connection therewith, as well as those decisions expressly provided for in the Argentine corporations law, the Bank’s bylaws and other applicable regulations. Furthermore, the board is generally responsible for the execution of the resolutions passed by shareholders meetings and for the performance of any particular task expressly delegated by the shareholders. In general, our board of directors is more involved in operating decision-making than might be customary in other jurisdictions.
BOARD OF DIRECTORS
The following table sets forth information about the members and alternate members of our board of directors, each of whom have terms that expire in April 2006:

			Year of
Name	Position	Age	Appointment

Jorge Horacio Brito	Chairman	53	2005
Delfín Jorge Ezequiel Carballo	Vice Chairman	52	2005
Fernando Andrés Sansuste	Director	53	2005
Juan Pablo Brito Devoto	Director	45	2005
Jorge Pablo Brito	Director	26	2005
Luis Carlos Cerolini	Director	51	2005
Roberto Julio Eilbaum	Director	60	2005
Alejandro Macfarlane	Director	40	2005

Management and corporate governance

			Year of
Name	Position	Age	Appointment

Carlos Enrique Videla	Director	60	2005
Mario Eduardo Bartolomé	Alternate director	60	2005
Julia Inés Carreras	Alternate director	54	2005
Alejandro Guillermo Henke	Alternate director	44	2005
A. M. Magdalena Marcet	Alternate director	44	2005
Ernesto Eduardo Medina	Alternate director	38	2005
Sergio B. Patrón Costas Uriburu	Alternate director	29	2005
María Begoña Pérez de Solay	Alternate director	34	2005
Santiago Mario Portais	Alternate director	44	2005
Daniel Hugo Violatti	Alternate director	43	2005
The following family relationships exist within the board of directors: (i) Chairman Jorge Horacio Brito and Vice Chairman D. J. Ezequiel Carballo are brothers-in-law; (ii) Director Jorge Pablo Brito is the son of Chairman Jorge Horacio Brito and the nephew of vice chairman D. J. Ezequiel Carballo; and (iii) Chairman Jorge Horacio Brito and Director Juan Pablo Brito are cousins.
SENIOR MANAGEMENT
Our senior management oversees our day-to-day operations to ensure that our overall strategic objectives are being implemented and reports to our chief executive officer and our chief financial officer. In addition, we have the following committees comprised of different directors and senior management: internal audit committee; senior credit committee and operations and systems.
The following table sets forth certain relevant information of our current executive officers and our senior management.

			Year of
Name	Position	Age	Appointment

Jorge Horacio Brito	Chief Executive Officer	53	2005
Delfín Jorge Ezequiel Carballo	Chief Financial Officer	52	2005
Fernando Andrés Sansuste	Chief comptroller	53	2005
Juan Pablo Brito Devoto	Chief accounting officer	45	2005
Guillermo Goldberg	Commercial general manager	48	2005
Julia Inés Carreras	Operations and technology general manager	54	2005
Alejandro Becka	Credit risk manager		2005
Mario Eduardo Bartolomé	Human resources manager	60	2005
Cármen Estévez	Internal audit manager	48	2005
Ana M. M. Marcet	Credit portfolio manager	44	2005
Ernesto Eduardo Medina	Finance manager	38	2005
Milagro Medrano	Planning and management control manager/ Institutional relations manager	28	2005
María Begoña Pérez de Solay	Retail banking manager	34	2005
Francisco Martín Sguera	Legal manager	33	2005
César Pablo Rossi	Tax and subsidiaries manager	39	2005
Daniel Hugo Violatti	Accountancy manager	43	2005
Set forth below are brief biographical descriptions of the members of our board of directors and our senior management. The business address of each of our current directors and management is Sarmiento 447, Buenos Aires, Republic of Argentina.

Management and corporate governance

Jorge Horacio Brito was born on July 23, 1952. He is the chairman of our board of directors and the senior member of our credit committee. He has been with our bank since June 1988. Mr. Brito is the chairman of Asociación de Bancos Argentinos, or Argentine Bank Association, or ADEBA, and he was the vice-chairman of Asociación de Bancos Públicos y Privados de la Argentina, or Public and Private Banks Argentine Association, or ABAPPRA. He also serves as chairman of the board of directors of Nuevo Banco Suquía, Sud Inversiones y Análisis S.A. and of Macro Securities S.A. Sociedad de Bolsa, and Inversora Juramento S.A. and director of Repsol Y.P.F.
Delfín Jorge Ezequiel Carballo was born on November 21, 1952. He is the vice-chairman of our board of directors and a member of our service credit committee. Mr. Carballo holds a law degree from the Law School of the Catholic University in Argentina. He has been with our bank since June 1988. Mr. Carballo also serves as vice-chairman of the board of directors of Nuevo Banco Suquía, Inversora Juramento S.A., Sud Inversiones y Análisis S.A., Macro Securities S.A. Sociedad de Bolsa and as chairman of the board of directors of Agropecuaria Macume S.A.
Fernando Andrés Sansuste was born on July 5, 1952. He is a member of our board of directors and a non-independent member of our audit committee and our internal audit committee. He has been with our bank since December 1988. Mr. Sansuste holds a public accountant degree from the School of Economics of the University of Buenos Aires in Argentina. Mr. Sansuste also serves as chairman of the board of directors of Macro Valores S.A., and director of Nuevo Banco Suquía, Sud Inversiones y Análisis S.A. and of Macro Securities S.A. Sociedad de Bolsa.
Juan Pablo Brito Devoto was born on March 25, 1960. He is a member of our board of directors, our internal audit committee and our operations and systems committee. He has been with our bank since December 1992. Mr. Brito Devoto holds a public accountant degree from the School of Economics of the University of Buenos Aires in Argentina. Mr. Brito Devoto also serves as director of Nuevo Banco Suquía, Macro Valores S.A., Macro Securities S.A. Sociedad de Bolsa and Sud Inversiones y Análisis S.A.
Jorge Pablo Brito was born on June 29, 1979. He is a member of our board of directors, our senior credit committee and our operations and systems committee. He has been a member of the board since June 2002. Mr. Brito also serves as director of Nuevo Banco Suquía and Inversora Juramento S.A., Macro Valores S.A. and as chairman of Macro Warrants S.A.
Luis Carlos Cerolini was born on January 27, 1954. He is a member of our board of directors and has been a member of the board since April 2000. Mr. Cerolini holds a law degree and a master in legal foreign affairs from the Law School of the National University of Córdoba in Argentina. Mr. Cerolini also serves as director of Nuevo Banco Suquía, Macro Warrants S.A. and Sud Inversiones y Análisis S.A. and as alternate director of Macro Securities S.A. Sociedad de Bolsa.
Roberto Julio Eilbaum was born on December 23, 1944. He is a member of our board of directors, and has been a member of the board since June 2002. Mr. Eilbaum holds a law degree from the Law School of the University of Buenos Aires in Argentina. Mr. Eilbaum also serves as director of Nuevo Banco Suquía.
Alejandro Macfarlane was born on August 16, 1965. He is a director and an independent member of our audit committee. Mr. Macfarlane has been on the board of directors since April 2005.
Carlos Enrique Videla was born on March 21, 1945. He is a member of our board of directors and an independent member of our audit committee and our internal audit committee. He has been a member of the board since December 1999. Mr. Videla holds a law degree from the Law School of the Catholic University of Argentina. Mr. Videla also serves as director of Sud Inversiones y Análisis S.A. and alternate director of Nuevo Banco Suquía.

Management and corporate governance

Mario Eduardo Bartolomé was born on August 12, 1945. He is an alternate member of our board of directors and our human resources manager. Mr. Bartolomé has served on the board of directors since July 2004.
Julia Inés Carreras was born on January 28, 1951. She is an alternate member of our board of directors and our operations and systems manager. She has been a member of our staff since September 2004. Ms. Carreras holds a scientific information technology engineering degree from the School of Science of the University of Buenos Aires in Argentina.
Alejandro Guillermo Henke was born on May 31, 1961. He is an alternate member of our board of directors, an alternate non-independent member of our audit committee. He has served on the board of directors since 2004. Mr. Henke holds an electronic engineering degree from the School of Science of the University of Buenos Aires in Argentina, a masters in finance, a business management masters and a PhD in economics (thesis pending) from the University of CEMA in Argentina.
Ana María Magdalena Marcet was born on February 24, 1961. She is an alternate member of our board of directors and is our credit manager, as well as the relations manager with the Central Bank. She has been a member of our staff since December 1996. Ms. Marcet holds a public accountant, economics and business administration degree from the School of Economics of the University of Buenos Aires and a master’s in banking management from the University of CEMA, both located in Argentina.
Ernesto Eduardo Medina was born on January 9, 1967. He is an alternate member of our board of directors, a member of our operations and systems committee and our finance manager. He has been a member of our staff since February 1989. Mr. Medina holds a public accountant and business administration degree from the School of Economics of the University of Buenos Aires in Argentina. In addition, Mr. Medina holds a degree in systems analysis from the University of Buenos Aires in Argentina. Mr. Medina also serves as director of Macro Securities S.A. Sociedad de Bolsa, MAE and as chairman of Sud Valores Sociedad Gerente de Fondos Comunes de Inversión S.A.
Sergio Benito Patrón Costas Uriburu was born on December 31, 1975. He is an alternate member of our board of directors and an alternate non-independent auditor of our audit committee. He has served on the board of directors since April 2004. Mr. Patrón Costas Uriburu holds a law degree from the School of Law of the University of Buenos Aires in Argentina.
María Begoña Pérez de Solay was born on March 28, 1971. She is an alternate member of our board of directors, a member of our operations and systems committee and our retail banking manager. She has served on the board of directors since July 2000. Ms. Pérez de Solay holds an architecture degree from the University of Belgrano in Argentina and a masters in business administration from the University of CEMA in Argentina.
Santiago Mario Portais was born on May 16, 1961. He is an alternate member of our board of directors and our financial entities manager. Mr. Portais has been a member of our staff since June 2002.
Daniel Hugo Violatti was born on May 27, 1962. He is an alternate member of our board of directors and our controller. He has been a member of our staff since December 1997. Mr. Violatti holds a public accountant degree from the School of Economics of the University of Buenos Aires in Argentina.
Cármen Esther Estévez was born on April 28, 1957. She is our internal audit manager and a member of our internal audit committee. Ms. Estévez holds a public accountant degree and a masters degree in system audits from the School of Economics of the University of Buenos Aires in Argentina. She has served on the board of directors since October 1997.

Management and corporate governance

Milagro Medrano was born on October 27, 1976. She is our planning and management control manager, our institutional relations manager and a member of our operations and systems committee. Ms. Medrano holds a business management degree from the Catholic University of Salta in Argentina. She has served on the board of directors since April 1997.
César Pablo Rossi was born in November 29, 1966. He is our tax and subsidiaries manager. Mr. Rossi holds a public accountant degree from the School of Economics of the University of Buenos Aires in Argentina. He has served on the board of directors since January 2005.
Francisco Martín Sguera was born on July 14, 1972. He is our legal manager. Mr. Sguera holds a law degree from the School of Law of the University of Buenos Aires, as well as a masters in trusts and a masters in banking law from Austral University in Argentina. Mr. Sguera has been with us since December 1996.
Guillermo Goldberg was born on January 30, 1957. Mr. Goldberg holds an economics degree from the School of Economics of the University of Buenos Aires in Argentina. Mr. Goldberg has been with us since July 2005.
Alejandro Becka was born on April 23, 1970 in Baltimore, U.S.A. He is our credit risk manager and a member of our credit committee. Mr. Becka holds a public accounting degree from the School of Economics of the University of Buenos Aires in Argentina. In addition, he holds a post-graduate degree in finance from the Torcuato Di Tella University also in Argentina. Mr. Becka has been with us since September 2004.
Independence of the members of the board of directors and the supervisory committee
The members of the board of directors and the supervisory committee of a public company such as us must inform the CNV within ten days from the date of their appointment whether such members of the board of directors or the supervisory committee are “independent.” A director shall not be considered independent in certain situations, including where a director (i) owns a 35% equity interest in a company, or a lesser interest if such director has the right to appoint one or more directors of a company (hereinafter “significant participation”) or has a significant participation in a corporation having a significant participation in the company or a significant influence in the company, (ii) depends on shareholders, or is otherwise related to shareholders, having a significant participation in the company or of other corporations in which these shareholders have directly or indirectly a significant participation or significant influence, (iii) is or has been in the previous three years an employee of the company; (iv) has a professional relationship or is a member of a corporation that maintains professional relationships with, or receives remuneration (other than the one received in consideration of his performance as a director) from, a company or its shareholders having a direct or indirect significant participation or significant influence on the same, or with corporations in which the shareholders also have a direct or indirect significant participation or a significance influence; (v) directly or indirectly sells or provides goods or services to the company or to the shareholders of the same who have a direct or indirect significant participation or significant influence, for higher amounts than his remuneration as a member of the administrative body; or (vi) is the spouse or parent (up to second grade of affinity or up to fourth grade of consanguinity) of persons who, if they were members of the administrative body, would not be independent, according to the above listed rules.
Carlos Enrique Videla and Alejandro Macfarlane qualify as independent members of the board of directors under these criteria.

Management and corporate governance

Supervisory committee
Our bylaws provide for a supervisory committee, which consists of three syndics and three alternate syndics that serve for a term of one fiscal year. Pursuant to the Argentine corporate law, only lawyers and accountants admitted to practice in Argentina or civil partnerships composed of such persons may serve as syndics of an Argentine sociedad anónima, or limited liability corporation.
The primary responsibilities of the supervisory committee are to monitor the management’s compliance with Argentine corporate law, the bylaws, its regulations, if any, and the shareholders’ resolutions, and to perform other functions, including, but not limited to: (i) attending meetings of the board of directors, management committee and shareholders, (ii) calling extraordinary shareholders’ meetings when deemed necessary and ordinary and special shareholders’ meetings when not called by the board of directors and (iii) investigating written complaints of shareholders. In performing these functions, the supervisory committee does not control our operations or assess the merits of the decisions made by the directors.
The following table sets forth certain relevant information of the members of our supervisory committee, each who have terms that expire in April 2006.

			Year of	Current
Name	Position	Age	Appointment	Term Ends

Hernán Fernando Aner	Syndic	51	2005	April 2006
Santiago Marcelo Maidana	Syndic	75	2005	April 2006
Ladislao Szekely	Syndic	52	2005	April 2006
Alejandro Almarza	Alternate syndic	47	2005	April 2006
Horacio Della Rocca	Alternate syndic	52	2005	April 2006
Carlos Marcelo Szpunar	Alternate syndic	39	2005	April 2006
Set forth below are brief biographical descriptions of the members of our supervisory committee.
Hernán Fernando Aner is a syndic on our supervisory committee. Mr. Aner holds a public accountant degree from the School of Economics of the University of Buenos Aires in Argentina. Mr. Aner also serves as syndic of Nuevo Banco Suquía, Macro Securities S.A. Sociedad de Bolsa and Sud Inversiones y Análisis S.A. Mr. Aner was admitted to the Accountants Professional Association of the City of Buenos Aires in 1981.
Santiago Marcelo Maidana is a syndic on our supervisory committee. Mr. Maidana holds a law degree from the University of Buenos Aires in Argentina. Mr. Maidana was admitted to the Bar of the City of Buenos Aires in 1957.
Ladislao Szekely is a syndic on our supervisory committee. Mr. Szekely holds a public accountant degree from the School of Economics of the University of Buenos Aires in Argentina. Mr. Szekely also serves as syndic of Nuevo Banco Suquía, Macro Securities S.A. Sociedad de Bolsa and Sud Inversiones y Análisis S.A. Mr. Szekely was admitted to the Accountants Professional Association of the City of Buenos Aires in 1979.
Alejandro Almarza is an alternate syndic on our supervisory committee. Mr. Almarza holds a public accountant degree from the University of Buenos Aires in Argentina. Mr. Almarza was admitted to the Accountants Professional Association of the City of Buenos Aires in 1983.
Horacio Della Rocca is an alternate syndic on our supervisory committee. Mr. Della Rocca holds a public accountant degree from the School of Economics of the University of Buenos Aires in Argentina. Mr. Della Rocca was admitted to the Accountants Professional Association of the City of Buenos Aires in 1977.

Management and corporate governance

Carlos Marcelo Szpunar is an alternate syndic on our supervisory committee. Mr. Szpunar holds a public accountant degree from the School of Economics of the University of Buenos Aires in Argentina. Mr. Szpunar was admitted to the Accountants Professional Association of the City of Buenos Aires in 1989.
Audit committee
Our audit committee is comprised of three directors, two of whom have independent status according to CNV rules, and two alternate directors, both of whom are independent. The Argentine independence standards under CNV rules differ in many ways from the NYSE, NASDAQ or the U.S. federal securities law standards.
All of the members of our audit committee who were most recently appointed through a resolution of the board of directors dated May 2, 2005 were elected for one-fiscal year renewable terms.
The audit committee is responsible for the fulfillment of the duties within its powers, as set forth under the Argentine Decree No. 677/2001, including, among others, the following: (i) delivering an opinion regarding the board of director’s proposal of appointment of our external auditors and controlling their independent status, (ii) supervising the correct performance of our internal control and accounting systems, (iii) supervising the observance of the policies regarding information about our risk management, and (iv) delivering an opinion regarding transactions with related parties or transactions that may threaten any conflicts of interest. Furthermore, the audit committee has unlimited access to our books and registers and a right to request as much information as necessary for the performance of its duties.
The following table sets forth certain relevant information of the members of the audit committee, each of whom their current term ends in May 2006:

			Year of
Name	Position	Age	Appointment	Status

Fernando Andrés Sansuste	Chairman	53	2005	Non-independent
Carlos Enrique Videla	Vice-chairman	60	2005	Independent
Alejandro Macfarlane	Member	40	2005	Independent
Alejandro Guillermo Henke	Alternate member	44	2005	Non-independent
Sergio B. Patrón Costas Uriburu	Alternate member	29	2005	Independent

Committees reporting to the board of directors and to the CEO and the CFO
The following committees are under the supervision of our board of directors: the internal audit committee, the operations and the systems committee and the senior credit committee.
Internal audit committee. The internal audit committee is responsible for supervising the correct functioning of our internal control systems and procedures. Furthermore, this committee reviews our annual and quarterly financial statements, the external auditor’s reports, the relevant financial information and the audit committee’s reports.

Management and corporate governance

The following table sets forth certain relevant information of the members of the internal audit committee.

Name	Position

Juan Pablo Brito Devoto	Director
Fernando Andrés Sansuste	Director
Carlos Enrique Videla	Director (Independent)
Carmen Estévez	Internal audit manager
Operations and systems committee. The operations and systems committee is responsible for the issuance of the operations and systems management policies. Furthermore, this committee verifies that the several management plans are in accordance with our business strategy and oversees the implementation of our strategic projects.
The following table sets forth certain relevant information of the members of the operations and systems committee.

Name	Position

Jorge Pablo Brito	Director
Juan Pablo Brito Devoto	Director
Julia Inés Carreras	Operations and systems manager
Ernesto Eduardo Medina	Finance manager
Milagro Medrano	Planning and management control manager
María Begoña Pérez de Solay	Retail banking manager
Daniel Hugo Violatti	Accountancy manager
Senior credit committee. The senior credit committee is responsible for the issuance of our credit policy and credit analysis guidelines. Furthermore, this committee reviews and approves credit transactions in excess of Ps.1,000,000 and examines periodic reports related to our loan portfolio.
The following table sets forth certain relevant information of the members of the senior credit committee.

Name	Position

Jorge Horacio Brito	Chairman
Delfín Jorge Ezequiel Carballo	Vice chairman
Jorge Pablo Brito	Director
Compensation
Argentine law provides that the compensation paid to all directors and syndics (including those directors who are also members of senior management) in a fiscal year may not exceed 5.0% of net income for such year, if the company is not paying dividends in respect of such net income. Argentine law increases the annual limitation on director compensation to up to 25.0% of net income based on the amount of such dividends, if any are paid. The board of directors determines the compensation of directors who are also members of senior management, with the affected directors abstaining. In the case of directors that perform duties at special commissions or perform administrative or technical tasks, the aforesaid limits may be exceeded if a shareholders’ meeting so approves and such issue is included in the agenda and is in accordance with the regulations of the CNV. In any case, the compensation of all directors and members of the supervisory committee requires shareholders’ ratification at an ordinary meeting.

Management and corporate governance

The aggregate amount of compensation paid by us to all of our directors, alternate directors and senior management during fiscal year 2004 was Ps.7,073,486.
Neither we nor any of our subsidiaries have entered into any agreement that provides for any benefit or compensation to any director after the expiration of his term.
Share Ownership
The persons who are currently members of our board of directors, our supervisory committee or are our senior management held as a group 366,691,729 shares of our capital stock as of November 30, 2005, the most recent date for which this information is available. This represented approximately 60% of our outstanding capital stock as of November 30, 2005. Other than Jorge Horacio Brito, Delfín Jorge Ezequiel Carballo, Fernando Andrés Sansuste, Juan Pablo Brito Devoto, Carlos Enrique Videla, Alejandro Guillermo Henke and Santiago Mario Portais, no member of our board of directors, the supervisory committee or any member of senior management beneficially owned shares as of November 30, 2005.
The following table sets forth the beneficial ownership of our shares by the members of our board of directors, our supervisory committee and members of senior management:

		Percentage of
	Number of	capital stock on a
Shareholder Name	shares owned	fully-diluted basis (%)

Jorge Horacio Brito	155,941,440	25.61%
Delfín Jorge Ezequiel Carballo	137,158,680	22.52%
Fernando Andrés Sansuste	62,546,031	10.27%
Juan Pablo Brito Devoto	10,982,279	1.80%
Carlos Enrique Videla	43,241	0.01%
Alejandro Guillermo Henke	17,860	0.00%
Julia Carreras	2,198	0.00%

Principal and selling shareholders
As of November 30, 2005, we had 608,943,437 outstanding shares of common stock, consisting of 11,235,670 Class A shares and 597,707,767 Class B shares, all with a par value of Ps.1.00 per share. Following the global offering, we will have 683,943,437 outstanding shares of common stock, of which 11,235,670 will be Class A shares and 672,707,767 will be Class B shares. Each share of our common stock represents the same economic interests, except that holders of our Class A shares are entitled to five votes per share and holders of our Class B shares are entitled to one vote per share. As of November 30, 2005, we had 4,086 holders of record of our shares.
The table below sets forth information concerning the ownership of our Class A and Class B shares as of September 30, 2005, and after giving effect to the global offering, for each of our shareholders that beneficially own 5% or more of our common stock.

							Percentage of
			Percentage of		Percentage of
							Maximum	Maximum
			Voting	Capital	Minimum	Minimum	potential	potential
	Number of shares prior to		power	stock	potential	potential	voting	capital
	the offering		prior	prior	voting power	capital stock	power	stock
			to the	to the	after the	after the	after the	after the
	Class A	Class B	offering	offering	offering(1)	offering(1)	offering(1)	offering(1)

Jorge Horacio Brito(2)(3)	4,110,747	151,830,693	26.36	25.61
Delfín Jorge Ezequiel Carballo(2)	3,795,903	133,362,777	23.30	22.52
Fernando Andrés Sansuste	2,015,826	60,530,205	10.80	10.27
Juan Pablo Brito Devoto(3)	281,590	10,700,689	1.86	1.80
Other Shareholders	1,031,604	241,283,403	37.68	39.80
Total	11,235,670	597,707,767	100.00	100.00

(1)	Potential holdings after the global offering will depend upon the amount of shares sold in the preferential subscription or purchased pursuant to the standby agreement, as the case may be, and the exercise of the overallotment option. Amounts shown in this table exclude the exercise of the overallotment option.

(2)	Mssrs. Brito and Carballo are brothers-in-law.

(3)	Mssrs. Brito and Brito Devoto are cousins.

Principal and selling shareholders

The table below sets forth information concerning our selling shareholders.

	Number of	Number of		Minimum potential		Maximum potential
	shares being	shares subject	Number of	holdings after global		holdings after global
	sold in	to the	shares subject to	offering(1)		offering(1)
	global	overallotment	standby
Selling Shareholder(2)	offering	option	purchase	Class A %	Class B %	Class A %	Class B %

Jorge Horacio Brito
Delfín Jorge Ezequiel Carballo
Fernando Andrés Sansuste
Juan Pablo Brito Devoto

(1)	Potential holdings after the global offering will depend upon the amount of shares sold in the preferential subscription or purchased pursuant to the standby agreement, as the case may be, and the exercise of the overallotment option. Amounts shown in this table exclude the exercise of the overallotment option.

(2)	The address of each selling shareholder is Sarmiento 447, 1041 Buenos Aires, Argentina.
The table below represents the evolution of our capital stock and the material changes in equity participation of the controlling shareholders, in both cases, since June 30, 2002.

Date	Capital Stock (Ps.)	Event	Controlling Shareholders

June 30, 2002	64,410,357	Capital increase	Banco Macro S.A. 59.58%
January 31, 2003	455,242,646	Capitalization of irrevocable capital contributions	Banco Macro S.A. 81.23%
December 31, 2003	608,943,437	Merger with Banco Macro S.A.	Jorge H. Brito 30.93% Delfín Jorge Ezequiel Carballo 25.73% Fernando Andrés Sansuste 11.75% Juan Pablo Brito Devoto 2.12%

Related party transactions
We are not party to any transactions with, and have not made any loans to, any of our directors, key management personnel or other related persons, nor are there any proposed transactions with such persons, except for those permitted by applicable law. Some of our directors have been involved in certain credit transactions with us. The Argentine Corporations’ Law and Central Bank regulations allow directors of a corporation to enter into a transaction with such corporation if the transaction is in line with prevailing market practice. Additionally, lending to persons or entities affiliated with us is subject to the regulations of the Central Bank. These regulations set limits on the amount of credit that can be extended to affiliates based on, among other things, a percentage of our adjusted shareholders’ equity.
We are required by the Central Bank to present, on a monthly basis, a list of the outstanding amount of credit advanced to directors, controlling shareholders, officers and other related entities that is recorded in the minute book of the Board of Directors. Central Bank Rules establish that loans to directors, controlling shareholders, officers and other related entities must be granted on an equal basis with respect to rates, tenor and guarantees as loans granted to the general public.
As of September 30, 2005 and for each of December 31, 2004, 2003 and 2002, an aggregate of Ps. 55.69 million, Ps. 66.8 million, Ps. 26.2 million and Ps. 17.0 million, respectfully in financial assistance granted by us (credit, including guarantees granted) was outstanding to related parties. “Related parties” is defined as our directors, our senior officers, our syndics, our controlling shareholders as well as individuals related to them and any entities directly or indirectly affiliated with any of these parties that are not required to be consolidated. The single largest amount of financial assistance outstanding as of September 30, 2005, was Ps. 42.62 million to Inversores Juramento S.A., a company owned by our controlling shareholders.

Description of capital stock
Set forth below is certain information relating to our capital stock, including brief summaries of certain provisions of our bylaws, the Argentine corporate law and certain related laws and regulations of Argentina, all as in effect as at the date hereof. The following summary description of our capital stock does not purport to be complete and is qualified in its entirety by reference to our bylaws, the Argentine corporate law and the provisions of other applicable Argentine laws and regulations, including the CNV and the Buenos Aires Stock Exchange rules.
GENERAL
We are a financial institution incorporated on November 21, 1966 as a sociedad anónima, a stock corporation, duly incorporated under the laws of Argentina for a 99-year period and registered on March 8, 1967 with the Public Registry of Commerce of the City of Buenos Aires under Nr. 1154 of Book 2, Volume 75 of Sociedades Anónimas.
Our capital stock prior to this offering consists of Ps.608,943,437, represented by 11,235,670 common, book-entry Class A shares, with a par value of one peso each and the right to five votes per share, and 597,707,767 common, book-entry Class B shares, with a par value of one peso each and the right to one vote per share. Under our bylaws, we may issue different classes of shares of common stock entitled with one to five votes per share. However, as long as we remain public we cannot issue additional shares of any class of capital stock that could entitle the holder thereof to more than one vote per share. All outstanding shares are fully paid and our shareholders have authorized a capital increase of 75,000,000 Class B shares. Our Class B shares have been listed on the Buenos Aires Stock Exchange since 1993. Holders of Class A shares are permitted to convert their shares into Class B shares on a one-for-one basis.
CORPORATE PURPOSE
Our bylaws sets forth that our corporate purpose is to engage within or outside of Argentina in any banking transaction contemplated and authorized under the FIL, and other laws, rules and regulations governing banking activities in the place of performance, under the guidelines and with prior authorization, if appropriate, of the Central Bank. In addition, we are capable of acting as an agent in connection with securities in the open market, and in any exchange transactions contemplated under the legal provisions in effect governing the activity, under the guidelines and with the prior authorization, if appropriate, of the CNV. To that effect, we have full legal capacity to develop rights, incur obligations, and execute any kind of act and transaction related thereto. Furthermore, we are capable of having interests in other domestic or foreign financial institutions with the prior authorization of the Central Bank.
SHAREHOLDERS’ LIABILITY
Shareholders’ liability for losses of a company is limited to the value of their shareholdings in the company. Under Argentine corporate law, however, shareholders who voted in favor of a resolution that is subsequently declared void by a court as contrary to Argentine laws or a company’s bylaws (or regulations, if any) may be held jointly and severally liable for damages to such company, other shareholders or third parties resulting from such resolution. See also “Risk Factors— Our shareholders may be subject to liability for certain votes of their securities”.

Description of capital stock

REDEMPTION AND RIGHTS OF WITHDRAWAL
Our shares are subject to redemption in connection with a reduction in capital by the vote of a majority of shareholders at an extraordinary shareholders’ meeting. Any shares so redeemed must be cancelled by us.
Whenever our shareholders approve a spin-off or merger in which we are not the surviving corporation, the change of our corporate legal status, a fundamental change in our corporate purpose, change of our domicile outside of Argentina, voluntary withdrawal from public offering or delisting, our continuation in the case of mandatory delisting or cancellation of the public offering authorization, or a total or partial recapitalization following a mandatory reduction of our capital or liquidation, any shareholder that voted against such action was approved or did not attend at the meeting in which the decision was taken, may withdraw and receive the book value of its shares, determined on the basis of our latest balance sheet prepared or that should have been prepared in accordance with Argentine laws and regulations, provided that such shareholder exercises its appraisal rights within a determined period. However, because of the absence of legal precedent directly on point, there is doubt as to whether holders of ADSs will be able to exercise appraisal rights either directly or through the depositary with respect to Class B shares represented by ADSs. Appraisal rights must be exercised within the five days following the adjournment of the meeting at which the resolution was adopted, in the event that the dissenting shareholder voted against such resolution, or within 15 days following such adjournment if the dissenting shareholder did not attend such meeting and can prove that he was a shareholder on the date of such meeting. In the case of merger or spin-off, appraisal rights may not be exercised if the shares to be received as a result of such transaction are authorized for public offering or listed. Appraisal rights are extinguished if the resolution giving rise to such rights is revoked at another shareholders’ meeting held within 75 days of the meeting at which the resolution was adopted.
Payment on the appraisal rights must be made within one year of the date of the shareholders’ meeting at which the resolution was adopted, except when the resolution was to delist our stock or to continue following a mandatory delisting, in which case the payment period is reduced to 60 days from the resolution date.
PREEMPTIVE AND ACCRETION RIGHTS
In the event of a capital increase, a holder of existing common shares of a given class has a preemptive right to subscribe for a number of shares of the same class sufficient to maintain the holder’s existing proportionate holdings of shares of that class.
In addition, shareholders are entitled to the right to subscribe on pro-rata basis for the unsubscribed shares remaining at the end of a preemptive rights offering, known as accretion rights.
Holders of ADSs may be restricted in their ability to exercise preemptive rights if a prospectus under the Securities Act relating thereto has not been filed or is not effective or an exemption is not available. Preemptive rights are exercisable during the 30 days following the last publication of notice to the shareholders in the Official Bulletin of the Republic of Argentina, or the Official Gazette and an Argentine newspaper of wide circulation. Pursuant to Argentine corporate law, in the case of public companies, such 30-day period may be reduced to a minimum of ten days if so approved by the company’s shareholders at an extraordinary shareholder’s meeting.
Shares not subscribed by the shareholders by virtue of their exercise of preemptive rights or accretion rights may be offered to third parties.

Description of capital stock

VOTING RIGHTS
Under our bylaws, each Class A share entitles the holder thereof to five votes at any meeting of our shareholders and Class B shares entitle the holders thereof to one vote per share. However, according to Argentine corporate law, shares entitle the holder to only one vote per share to vote the approval of: an early dissolution, a merger or spin-off when we are not the surviving entity, a reduction of capital stock and redemption of shares, a transformation from one type of entity to another, a limitation of shareholders’ preemptive rights, a transfer of our domicile outside Argentina, and a fundamental change of our corporate purpose set forth in our bylaws. In such cases Class A shares will grant only one vote per share and Class B shares will grant only one vote per share. In addition, pursuant to Argentine applicable law, as long as we remain public we cannot issue additional shares of any class of capital stock that could entitle the holder thereof to more than one vote per share.
REGISTRATION REQUIREMENTS OF FOREIGN COMPANIES THAT HOLD CLASS B SHARES DIRECTLY
Under Argentine regulations, foreign companies that hold shares directly (and not as ADSs) in an Argentine company must register with the IGJ to exercise certain shareholder rights, including voting rights. The registration requires the filing of corporate and accounting documents in order to demonstrate that the foreign shareholder’s main activity is conducted outside of Argentina.
LIQUIDATION RIGHTS
In the case of our liquidation or dissolution we are requested to communicate such event to the Central Bank, and our assets will be applied to satisfy our outstanding liabilities and proportionally distributed first among our holders of preferred stock as per the terms of the preferred stock, if any. If any surplus remains, it will be proportionally distributed among holders of our common stock.
ORDINARY AND EXTRAORDINARY MEETINGS
Shareholders’ meetings may be ordinary meetings or extraordinary meetings. We are required to convene and hold an ordinary meeting of shareholders within four months of the close of each fiscal year to consider the matters specified in the first two paragraphs of Section 234 of the Argentine corporate law, such as the approval of our financial statements, allocation of net income for such fiscal year, approval of the reports of the board of directors and the statutory audit committee and election and remuneration of directors and members of the statutory audit committee. In addition, pursuant to Decree 677/2001, at an ordinary shareholders’ meetings, our shareholders must consider (i) the disposition of, or creation of any lien over, our assets as long as such decision has not been performed under the ordinary course of business; (ii) the execution of administration or management agreements; and (iii) whether to approve the payment of any agreement providing assets or services to us as long as such payment is material when measured against the volume of the ordinary course of business and our shareholders’ equity. Other matters which may be considered at an ordinary meeting convened and held at any time include the responsibility of directors and members of the statutory audit committee, capital increases and the issuance of certain corporate bonds. Extraordinary shareholders’ meetings may be called at any time to consider matters beyond the authority of an ordinary meeting, including amendment of the bylaws, issuance of debentures, early dissolution, merger, spin off, reduction of capital stock and redemption of shares, transformation from one type of entity to another and limitation of shareholders’ preemptive rights.

Description of capital stock

NOTICES OF MEETINGS
Notices of shareholders’ meetings are governed by the provisions of Argentine Corporations Law. Furthermore, notice of shareholders’ meetings must be published for five days in the Official Gazette, in an Argentine newspaper of wide circulation and in the publications of Argentine exchanges or securities markets in which our shares are traded, at least twenty (20) but not more than forty five (45) days prior to the date on which the meeting is to be held. Such notice must include information regarding the type of meeting to be held, the date, time and place of such meeting and the agenda. If a quorum is not available at such meeting, a notice for a second meeting, which must be held within 30 days of the date on which the first meeting was called, must be published for three days, at least eight days before the date of the second meeting. The above-described notices of shareholders’ meetings may be effected simultaneously for the second meeting to be held on the same day as the first meeting, only in the case of ordinary meetings. Shareholders’ meetings may be validly held without notice if all shares of our outstanding capital stock are present and resolutions are adopted by unanimous vote of such shares.
QUORUM AND VOTING REQUIREMENTS
The quorum for ordinary meetings of shareholders on first call is a majority of the shares entitled to vote, and action may be taken by the affirmative vote of an absolute majority of the shares present that are entitled to vote on such action. If a quorum is not available at the first meeting a second meeting may be held at which action may be taken by the holders of an absolute majority of the shares present, regardless of the number of such shares. The quorum for an extraordinary shareholders’ meeting on first call is 60% of the shares entitled to vote, and if such quorum is not available, a second meeting may be held, for which the quorum is 20% of the shares entitled to vote.
Action may be taken at extraordinary shareholders’ meetings by the affirmative vote of an absolute majority of shares present that are entitled to vote on such action, except that: the approval of a majority of shares with voting rights (for these purposes non-voting preferred shares shall have voting rights), without application of multiple votes, is required at both the first and second meeting for: (i) the transfer of our domicile outside Argentina, (ii) a fundamental change of the corporate purpose set forth in our bylaws, (iii) our anticipated dissolution, (iv) the total or partial redemption of shares, (v) our merger or spin-off, if we are not the surviving entity, or (vi) the transformation of our corporate legal status, in which cases resolutions shall be adopted by the affirmative vote of the majority of shares with the right to vote. Preferred shares will be entitled to one vote in this circumstances.
Shareholders’ meetings may be called by the board of directors or the members of the statutory audit committee whenever required by law or whenever they deem it necessary. Also, the board or the members of the statutory audit committee are required to call shareholders’ meetings upon the request of shareholders representing an aggregate of at least five percent of our outstanding capital stock. If the board or the statutory audit committee fails to call a meeting following such a request, a meeting may be ordered by the CNV or by the courts. In order to attend a meeting, a shareholder must also deposit with us a certificate of book-entry shares registered in its name and issued by Caja de Valores S.A. at least three business days prior to the date on which the meeting is to be held. If so entitled to attend a meeting, a shareholder may be represented by proxy. Proxies may not be granted to our board, members of the statutory audit committee, officers or employees.
See also “Risk Factors— Our controlling shareholders have the ability to direct our business and their interests could conflict with yours”.

Description of capital stock

ELECTION OF DIRECTORS
Currently, the shareholders present at any annual ordinary meeting may determine the size of the board of directors, provided that there shall be no less than three and no more than twelve. Any director so appointed will serve for one fiscal year. At the shareholders’ meeting on September 26, 2005, our director so appointed will serve for one fiscal year. At the shareholders’ meeting on September 26, 2005, our shareholders adopted an amendment to our bylaws that modifies the term for service and the process of election of directors. The amendment is currently pending approval from the CNV and further registration with the IGJ. According to the amendment, each director’s term will be three fiscal years. If the shareholders elect more than eight board members, each director will be re-elected as a staggered board. At the time of the first annual meeting after the approval of the amendment in which the shareholders decide to elect more than eight board members, the shareholders will designate approximately one-third of the directors to be reelected one year later, one-third to be reelected two years later, and one-third to be reelected three years later. Each group must contain at least three directors. After the first term, directors shall be elected for three-year terms.
ANTI-TAKEOVER PROVISIONS
Our bylaws do not contain any provision that would (i) oblige us to disclose information regarding our shareholders; (ii) have the effect of delaying, deferring or preventing a change in control, the last of which may happen only in the event of a merger, acquisition or public offering for acquisition.
FORM AND TRANSFER
Our current capital stock is represented by book-entry shares. Our shareholders are required to hold their shares through book-entries directly made by Caja de Valores in the stock registry of the company carried by Caja de Valores or through book-entries with brokers, banks and other entities approved by the CNV that have accounts with Caja de Valores, or with the participants of the Caja de Valores. Caja de Valores is in charge of maintaining a stock registry on our behalf based on information received from shareholders that chose to hold their shares directly by registration on the stock registry of the company and from participants of the Caja de Valores, and in accordance with Argentine law only those holders listed in the stock registry either directly or through participants of the Caja de Valores will be recognized as shareholders. Shares held by participants of the Caja de Valores have the same rights as shares recorded in our shareholders’ register.

Description of American depositary shares
AMERICAN DEPOSITARY RECEIPTS
The Bank of New York, as depositary, will execute and deliver the ADRs. Each ADR is a certificate evidencing a specific number of American Depositary Shares, also referred to as ADSs. Each ADS will represent ten Class B shares (or a right to receive ten Class B shares) deposited with the principal Buenos Aires office of Banco Rio De La Plata S.A., as custodian for the depositary in Argentina. Each ADS will also represent any other securities, cash or other property which may be held by the depositary. The depositary’s office at which the ADRs will be administered is located at 101 Barclay Street, New York, New York 10286.
You may hold ADSs either directly (by having an ADR registered in your name) or indirectly through your broker or other financial institution. If you hold ADSs directly, you are an ADR holder. This description assumes you hold your ADSs directly. If you hold the ADSs indirectly, you must rely on the procedures of your broker or other financial institution to assert the rights of ADR holders described in this section. You should consult with your broker or financial institution to find out what those procedures are.
As an ADR holder, we will not treat you as one of our shareholders and you will not have shareholder rights. Argentine law governs shareholder rights. The depositary will be the holder of the Class B shares underlying your ADSs. As a holder of ADRs, you will have ADR holder rights. A deposit agreement among us, the depositary and you, as an ADR holder, and the beneficial owners of ADRs sets out ADR holder rights as well as the rights and obligations of the depositary. New York law governs the deposit agreement and the ADRs.
The following is a summary of the material provisions of the deposit agreement. For more complete information, you should read the entire deposit agreement and the form of ADR. See “Where You Can Find More Information” for directions on how to obtain copies of those documents.
HOW WILL YOU RECEIVE DIVIDENDS AND OTHER DISTRIBUTIONS ON THE SHARES?
The depositary has agreed to pay to you the cash dividends or other distributions it or the custodian receives on Class B shares or other deposited securities, after deducting its fees and expenses described below. You will receive these distributions in proportion to the number of Class B shares your ADSs represent.
Cash. The depositary will convert, as promptly as practicable, any cash dividend or other cash distribution we pay on the Class B shares into U.S. dollars, if it can do so on a reasonable basis and can transfer the U.S. dollars to the United States. If that is not possible or if any government approval is needed and cannot be obtained, the deposit agreement allows the depositary to distribute the foreign currency only to those ADR holders to whom it is possible to do so. It will hold the foreign currency it cannot convert for the account of the ADR holders who have not been paid. It will not invest the foreign currency and it will not be liable for any interest.
Before making a distribution, any withholding taxes that must be paid will be deducted. See “Taxation.” It will distribute only whole U.S. dollars and cents and will round fractional cents to the nearest whole cent. If the exchange rates fluctuate during a time when the depositary cannot convert the foreign currency, you may lose some or all of the value of the distribution.
Shares. The depositary may distribute additional ADSs representing any Class B shares we distribute as a dividend or free distribution. The depositary will only distribute whole ADSs. It will sell Class B shares, which would require it to deliver a fractional ADS, and distribute the net proceeds in the same

Description of American depositary shares

way as it does with cash. If the depositary does not distribute additional ADSs, the outstanding ADSs will also represent the new Class B shares.
Rights to purchase additional Class B shares. If we offer holders of our securities any rights to subscribe for additional Class B shares or any other rights, the depositary may make these rights available to you. If the depositary decides it is not legal and practical to make the rights available but that it is practical to sell the rights, the depositary will use reasonable efforts to sell the rights and distribute the proceeds in the same way as it does with cash. The depositary will allow rights that are not distributed or sold to lapse. In that case, you will receive no value for them.
If the depositary makes rights to purchase Class B shares available to you, it will exercise the rights and purchase the shares on your behalf. The depositary will then deposit the shares and deliver ADSs to you. It will only exercise rights if you pay it the exercise price and any other charges the rights require you to pay.
U.S. securities laws may restrict transfers and cancellation of the ADSs representing Class B shares purchased upon exercise of rights. For example, you may not be able to trade these ADSs freely in the United States. In this case, the depositary may deliver restricted depositary shares that have the same terms as the ADRs described in this section except for changes needed to put the necessary restrictions in place.
Other Distributions. The depositary will send to you anything else we distribute on deposited securities by any means it thinks is legal, fair and practical. If it cannot make the distribution in that way, the depositary has a choice. It may decide to sell what we distributed and distribute the net proceeds, in the same way as it does with cash. Or, it may decide to hold what we distributed, in which case ADSs will also represent the newly distributed property. However, the depositary is not required to distribute any securities (other than ADSs) to you unless it receives satisfactory evidence from us that it is legal to make that distribution.
The depositary is not responsible if it decides that it is unlawful or impractical to make a distribution available to any ADR holders. We have no obligation to register ADSs, Class B shares, rights or other securities under the Securities Act. We also have no obligation to take any other action to permit the distribution of ADRs, Class B shares, rights or anything else to ADR holders. (See “Risk Factors— Risks Relating to our Class B shares and the ADSs”). This means that you may not receive the distributions we make on our Class B shares or any value for them if it is illegal or impractical for us to make them available to you.
DEPOSIT, WITHDRAWAL AND CANCELLATION
How are ADSs issued?
The depositary will deliver ADSs if you or your broker deposits Class B shares or evidence of rights to receive Class B shares with the custodian. Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, the depositary will register the appropriate number of ADSs in the names you request and will deliver the ADRs at its office to the persons you request.
How do ADS holders cancel ADSs and obtain shares?
If you surrender ADSs to the depositary, upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, the depositary will deliver the Class B shares and any other deposited securities underlying the surrendered ADSs to you or a person you designate at the office of the custodian. At your request, risk and expense, the depositary will deliver the deposited securities at its office, if feasible.

Description of American depositary shares

VOTING RIGHTS
How do you vote?
You may instruct the depositary to vote the shares underlying your ADRs. If we ask for your instructions, the depositary will notify you of the upcoming vote and arrange to deliver our voting materials to you. Otherwise, you will not be able to exercise your right to vote unless you withdraw the shares. However, you may not know about the meeting far enough in advance to withdraw the shares. We will use our best efforts to request that the depositary notify you of upcoming votes and ask for your instructions. The voting materials will describe the matters to be voted on and explain how you may instruct the depositary to vote the shares or other deposited securities underlying your ADRs as you direct by a specified date. For instructions to be valid, the depositary must receive them on or before the date specified. The depositary will try, as far as practical, subject to Argentine law and the provisions of our bylaws, to vote or to have its agents vote the shares or other deposited securities as you instruct. If the depositary does not receive voting instructions from you by the specified date, it will consider you to have authorized it to give a discretionary proxy to a person designated by us. The depositary will give a discretionary proxy in those circumstances to vote on all questions to be voted upon provided, however, that if the depositary is advised that it is not permitted pursuant to Argentine law or regulations to issue more than one proxy, then the depositary shall vote or cause to be voted the deposited securities for which no instructions shall have been received in accordance with the written instructions of a person designated by us, unless we notify the depositary that:

†	we do not wish such proxy given,

†	we think there is substantial shareholder opposition to the particular question; or

†	we think the particular question would have an adverse impact on our shareholders.
The depositary will only vote or attempt to vote as you instruct or as described in the preceding sentence.

Description of American depositary shares

FEES AND EXPENSES
Persons depositing Class B shares or ADR holders will be required to pay certain fees as detailed in the following table:

Amount of Fees	Purpose of Fees

$5.00 (or less) per 100 ADSs (or portion of 100 ADSs)	† Issuance of ADSs, including issuances resulting from a distribution of Class B shares, rights or other property
† Cancellation of ADSs for the purpose of withdrawal, including if the deposit agreement terminates

$.02 (or less) per ADS (to the extent not prohibited by the rules of any stock exchange on which the ADSs are listed for trading)	† Any cash distribution to you

A fee equivalent to the fee that would be payable if securities distributed to you had been Class B shares and the shares had been deposited for issuance of ADSs	† Distribution of securities distributed to holders of deposited securities which are distributed by the depositary to ADR holders

Registration or transfer fees	† Transfer and registration of Class B shares on our share register to or from the name of the depositary or its agent when you deposit or withdraw Class B shares.
In addition, persons depositing Class B shares or ADR holders are required to pay the following expenses:

†	Expenses of the depositary including converting foreign currency to U.S. dollars, and cable, telex and facsimile transmissions (when expressly provided in the deposit agreement);

†	Taxes and other governmental charges the depositary or the custodian have to pay on any ADR or share of common stock underlying an ADR, for example, stock transfer taxes, stamp duty or withholding taxes; and

†	Any charges incurred by the depositary or its agents for servicing the deposited securities; however, no charges of this type are currently made in the Argentine market.
PAYMENT OF TAXES
The depositary may deduct the amount of any taxes owed from any payments to you. It may also sell deposited securities, by public or private sale, to pay any taxes owed. You will remain liable if the proceeds of the sale are not enough to pay the taxes. If the depositary sells deposited securities, it will, if appropriate, reduce the number of ADSs to reflect the sale and pay to you any proceeds, or send to you any property, remaining after it has paid the taxes.

Description of American depositary shares

RECLASSIFICATIONS, RECAPITALIZATIONS AND MERGERS

If we:	Then:
†  Change the nominal or par value of our Class B shares;

†   Reclassify, split up or consolidate any of the deposited securities;

†   Distribute securities on the Class B shares that are not distributed to you; or

†   Recapitalize, reorganize, merge, liquidate, sell all or substantially
all of our assets, or take any similar action.	(1) The cash, shares or other securities received by the depositary will become deposited securities. Each ADS will automatically represent its equal share of the new deposited securities; and

(2) The depositary may distribute some or all of the cash, shares or other securities it received. It may also deliver new ADRs or ask you to surrender your outstanding ADRs in exchange for new ADRs identifying the new deposited securities.
AMENDMENT AND TERMINATION
How may the deposit agreement be amended?
We may agree with the depositary to amend the deposit agreement and the ADRs without your consent for any reason. If an amendment adds or increases fees or charges, except for taxes and other governmental charges or expenses of the depositary for registration fees, facsimile costs, delivery charges or similar items, or prejudices a substantial right of ADR holders, it will not become effective for outstanding ADRs until 30 days after the depositary notifies ADR holders of the amendment. At the time an amendment becomes effective, you are considered, by continuing to hold your ADRs, to agree to the amendment and to be bound by the ADRs and the deposit agreement as amended.
How may the deposit agreement be terminated?
The depositary will terminate the deposit agreement if we ask it to do so. The depositary may also terminate the deposit agreement if the depositary has told us that it would like to resign and we have not appointed a new depositary bank within 30 days. In either case, the depositary must notify you at least 30 days before termination.
After termination, the depositary and its agents will do the following under the deposit agreement but nothing else: (a) collect distributions on the deposited securities, (b) sell rights and other property, and (c) deliver Class B shares and other deposited securities upon cancellation of ADRs. Four months after termination, the depositary may sell any remaining deposited securities by public or private sale. After that, the depositary will hold the money it received on the sale, as well as any other cash it is holding under the deposit agreement for the pro rata benefit of the ADR holders that have not surrendered their ADRs. It will not invest the money and has no liability for interest. The depositary’s only obligations will be to account for the money and other cash. After termination, our only obligations will be to indemnify the depositary and to pay fees and expenses of the depositary that we agreed to pay.

Description of American depositary shares

LIMITS ON OUR OBLIGATIONS AND THE OBLIGATIONS OF THE DEPOSITARY; LIMITS ON LIABILITY TO HOLDERS OF ADRS
The deposit agreement expressly limits our obligations and the obligations of the depositary. It also limits our liability and the liability of the depositary. We and the depositary:

†	are only obligated to take the actions specifically set forth in the deposit agreement without negligence or bad faith;

†	are not liable if either of us is prevented or delayed by law or circumstances beyond our control from performing our obligations under the deposit agreement;

†	are not liable if either of us exercises discretion permitted under the deposit agreement;

†	have no obligation to become involved in a lawsuit or other proceeding related to the ADRs or the deposit agreement on your behalf or on behalf of any other party; and

†	may rely upon any documents we believe in good faith to be genuine and to have been signed or presented by the proper party.
In the deposit agreement, we agree to indemnify the depositary for acting as depositary, except for losses caused by the depositary’s own negligence or bad faith, and the depositary agrees to indemnify us for losses resulting from its negligence or bad faith.
REQUIREMENTS FOR DEPOSITARY ACTIONS
Before the depositary will deliver or register a transfer of an ADR, make a distribution on an ADR, or permit withdrawal of Class B shares, the depositary may require:

†	payment of stock transfer or other taxes or other governmental charges and transfer or registration fees charged by third parties for the transfer of any Class B shares or other deposited securities;

†	satisfactory proof of the identity and genuineness of any signature or other information it deems necessary; and

†	compliance with regulations it may establish, from time to time, consistent with the deposit agreement, including presentation of transfer documents.
The depositary may refuse to deliver ADSs or register transfers of ADSs generally when the transfer books of the depositary or our transfer books are closed or at any time if the depositary or we think it advisable to do so.
YOUR RIGHT TO RECEIVE THE CLASS B SHARES UNDERLYING YOUR ADRS
You have the right to surrender your ADSs and withdraw the underlying Class B shares at any time except:

†	When temporary delays arise because: (i) the depositary has closed its transfer books or we have closed our transfer books; (ii) the transfer of Class B shares is blocked to permit voting at a shareholders’ meeting; or (iii) we are paying a dividend on our Class B shares.

†	When you owe money to pay fees, taxes and similar charges.

†	When it is necessary to prohibit withdrawals in order to comply with any laws or governmental regulations that apply to ADRs or to the withdrawal of Class B shares or other deposited securities.
This right of withdrawal may not be limited by any other provision of the deposit agreement.

Description of American depositary shares

PRE-RELEASE OF ADRS
The deposit agreement permits the depositary to deliver ADSs before deposit of the underlying Class B shares. This is called a pre-release of the ADSs. The depositary may also deliver Class B shares upon cancellation of pre-released ADSs (even if the ADSs are surrendered before the pre-release transaction has been closed out). A pre-release is closed out as soon as the underlying Class B shares are delivered to the depositary. The depositary may receive ADSs instead of Class B shares to close out a pre-release. The depositary may pre-release ADSs only under the following conditions: (a) before or at the time of the pre-release, the person to whom the pre-release is being made represents to the depositary in writing that it or its customer (i) owns the Class B shares or ADSs to be deposited, (ii) assigns all beneficial right, title and interest in such and for the benefit of the owners, and (iii) will not take any action with respect to such Class B shares or ADSs, as the case may be, that is inconsistent with the transfer of beneficial ownership (including, without the consent of the depositary, disposing of such Class B shares or ADSs, as the case may be, other than in satisfaction of such pre-release); (b) the pre-release is fully collateralized with cash or other collateral that the depositary considers appropriate; and (c) the depositary must be able to close out the pre-release on not more than five business days’ notice. In addition, the depositary will limit the number of ADSs that may be outstanding at any time as a result of a pre-release, although the depositary may disregard the limit from time to time, if it thinks it is appropriate to do so.

Taxation
The following discussion addresses the material Argentine and United States federal income tax consequences of acquiring, holding and disposing of our Class B shares or ADSs.
This discussion is not a comprehensive discussion of all the tax considerations that may be relevant to a decision to purchase our Class B shares or ADSs and is not applicable to all categories of investors, some of which may be subject to special rules, and does not specifically address all of the Argentine and United States federal income tax considerations applicable to any particular holder. It is based upon the tax laws of Argentina and the United States as in effect on the date of this prospectus, which are subject to change, possibly with retroactive effect, and to differing interpretations. Each prospective purchaser is urged to consult its own tax advisor about the particular Argentine and United States federal income tax consequences to it of an investment in our Class B shares or ADSs. This discussion is also based upon the representations of the depositary and on the assumption that each obligation in the deposit agreement among us, The Bank of New York, as depositary, and the registered holders and beneficial owners of our ADSs, and any related documents, will be performed in accordance with its terms.
Although there presently is no income tax treaty between Argentina and the United States, the tax authorities of the two countries have had discussions that may culminate in such a treaty. We cannot assure you, however, as to whether or when a treaty will enter into force or how it will affect holders of our Class B shares or ADSs.
MATERIAL ARGENTINE TAX CONSIDERATIONS
Dividends tax
Dividends paid on our Class B shares or ADSs, whether in cash, property or other equity securities, are not subject to income tax withholding, except for dividends paid in excess of our taxable accumulated income at the previous fiscal period which are subject to withholding at the rate of 35% applicable on such excess and regarding both local and foreign shareholders.
Capital gains tax
Due to the amendments made to the Argentine Income Tax Law by Law 25,414, Decree 493/2001 (the “AITL”) and the abrogation of Law 25,414 by 25,556, it is not clear whether certain amendments are in effect. Although opinion No. 351 of the National Treasury General Attorney Office solved the most important matters related to capital gains, certain issues still remain unclear.
Resident individuals. Pursuant to a reasonable construction of the AITL: (i) income obtained from the sale, exchange or other disposition of our Class B shares or ADSs by resident individuals who do not sell or dispose of Argentine shares on a regular basis would not be subject to Argentine income tax; and (ii) although there still exists uncertainty regarding this issue, income obtained from the sale, exchange or other disposition of our Class B shares or ADSs by resident individuals who sell or dispose of Argentine shares on a regular basis should be exempt from Argentine income tax.
Foreign beneficiaries. Capital gains obtained by non-residents or foreign entities from the sale, exchange or other disposition of our shares are exempt from income tax. Pursuant to a reasonable construction of the AITL, and although the matter is not completely free from doubt, such treatment should also apply to those foreign beneficiaries that qualify as offshore entities.
Local entities. Capital gains obtained by Argentine entities (in general, entities organized or incorporated under Argentine law, certain traders and intermediaries, local branches of non-Argentine entities, sole proprietorships and individuals carrying on certain commercial activities in Argentina) derived from the sale, exchange or other disposition of our Class B shares or ADSs are subject to

Taxation

income tax at the rate of 35%. Losses arising from the sale of our Class B shares or ADSs can be offset against the same type of income.
Personal assets tax
Argentine entities, such as us, have to pay the personal assets tax corresponding to Argentine and foreign individuals and foreign entities for the holding of our shares at December 31 of each year. The applicable tax rate is 0.5% and is levied on the valor patrimonial proporcional, or the book value, of the shares arising from the last balance sheet. Pursuant to the Personal Assets Tax Law, the Argentine company is entitled to seek reimbursement of such paid tax from the applicable Argentine individuals and/or foreign shareholders.
Value added tax
The sale, exchange or other disposition of our Class B shares or ADSs and the distribution of dividends are exempted from the value added tax.
Transfer taxes
The sale, exchange or other disposition of our Class B shares or ADSs is not subject to transfer taxes.
Stamp taxes
Argentine residents may be subject to stamp tax in certain Argentine provinces in case transfer of our Class B shares or ADSs is performed or executed in such jurisdiction by means of written agreements. No stamp taxes are levied in the City of Buenos Aires.
Other taxes
There are no Argentine inheritance or succession taxes applicable to the ownership, transfer or disposition of our Class B shares or ADSs. In addition, neither the minimum presumed income tax nor any local gross turnover tax is applicable to the ownership, transfer or disposition of our Class B shares or ADSs.
Tax treaties
Argentina has signed tax treaties for the avoidance of double taxation with Australia, Austria, Belgium, Bolivia, Brazil, Canada, Chile, Denmark, Finland, France, Germany, Italy, the Netherlands, Norway, Spain, Sweden, Switzerland and the United Kingdom. There is currently no tax treaty or convention in effect between Argentina and the United States. It is not clear when, if ever, a treaty will be ratified or entered into effect. As a result, the Argentine tax consequences described in this section will apply, without modification, to a holder of our Class B shares or ADSs that is a U.S. resident. Foreign shareholders located in certain jurisdictions with a tax treaty in force with Argentina may be exempted from the payment of the personal asset tax.
MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS
The following discussion is a summary of the material U.S. federal income tax considerations relating to the purchase, ownership and disposition of our Class B shares or ADSs. This discussion applies only to beneficial owners of Class B shares or ADSs that are “U.S. holders” (as defined below) that hold Class B shares or ADSs as “capital assets” (generally, property held for investment). This discussion is based on the U.S. Internal Revenue Code of 1986, as amended, or the Code, final, temporary and proposed Treasury regulations, administrative pronouncements and judicial decisions, all as currently in effect and all of which are subject to change (possibly on a retroactive basis) and to different interpretations.

Taxation

This discussion does not purport to address all U.S. federal income tax considerations that may be relevant to a particular holder, and you are urged to consult your own tax advisor regarding your specific tax situation. The discussion does not address the tax considerations that may be relevant to U.S. holders in special tax situations, such as:

†	dealers in securities or currencies;

†	insurance companies;

†	tax-exempt organizations;

†	traders in securities that elect to mark to market;

†	certain financial institutions;

†	partnerships or other pass-through entities;

†	holders whose functional currency for U.S. federal income tax purposes is not the U.S. dollar;

†	U.S. expatriates;

†	holders that hold Class B shares or ADSs as part of a hedge, straddle or conversion transaction; or

†	holders that own, directly, indirectly, or constructively, 10% or more of the total combined voting power of our shares.
This discussion does not address the alternative minimum tax consequences of holding Class B shares or ADSs or the indirect consequences to holders of equity interests in partnerships or other entities that own our Class B shares or ADSs, nor does this discussion does not address the state, local and foreign tax consequences of holding our Class B shares or ADSs.
You should consult your own tax advisor regarding the U.S. federal, state, local and foreign income and other tax consequences of purchasing, owning, and disposing of our Class B shares or ADSs in your particular circumstances.
You are a “U.S. holder” if you are a beneficial owner of Class B shares or ADSs and you are for U.S. federal income tax purposes:

†	an individual who is a citizen or resident of the United States;

†	a corporation, or any other entity taxable as a corporation, created or organized in or under the laws of the United States or any state thereof, including the District of Columbia; or

†	an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.
If a partnership holds our Class B shares or ADSs, the tax treatment of a partner will generally depend upon the status of the partner and upon the activities of the partnership. A prospective investor who is a partner of a partnership holding our shares should consult its own tax advisor.
In general, for U.S. federal income tax purposes, U.S. holders that are beneficial owners of ADSs will be treated as the beneficial owners of the Class B shares represented by those ADSs.
Taxation of Dividends. Distributions with respect to the Class B shares or ADSs (other than distributions in redemption of the Class B shares subject to Section 302(b) of the Code or in a liquidation of the bank) will, to the extent made from our current or accumulated earnings and profits as determined under U.S. federal income tax principles, constitute dividends for U.S. federal income tax purposes. Whether such current or accumulated earnings and profits will be sufficient for all such distributions on the Class B shares or ADSs to qualify as dividends for U.S. federal income tax purposes depends on our future profitability and other factors, many of which are beyond our control. We do not currently maintain calculations of our earnings and profits under U.S. federal income tax

Taxation

principles. Unless and until these calculations are made, distributions should be presumed to be taxable dividends for U.S. federal income tax purposes. As used below, the term “dividend” means a distribution that constitutes a dividend for U.S. federal income tax purposes. Subject to the passive foreign investment company (“PFIC”) rules discussed below, cash dividends (including amounts withheld in respect of Argentine taxes) paid with respect to:

†	the Class B shares generally will be includible in the gross income of a U.S. holder as ordinary income on the day on which the dividends are received by the U.S. holder; or

†	the Class B shares represented by ADSs generally will be includible in the gross income of a U.S. holder as ordinary income on the day on which the dividends are received by the depositary;
and, in either case, these dividends will not be eligible for the dividends received deduction allowed to corporations. To the extent that such a distribution exceeds the amount of our earnings and profits, it will be treated as a non-taxable return of capital to the extent of the U.S. holder’s adjusted tax basis in the Class B shares or ADSs, and thereafter as capital gain (provided that the Class B shares or ADSs are held as capital assets).
Subject to certain exceptions for short-term and hedged positions, the amount of dividends received by certain U.S. holders (including individuals) prior to January 1, 2009 with respect to the ADSs will be subject to taxation at a maximum rate of 15% if the dividends represent “qualified dividend income.” Dividends paid on the ADSs will be treated as qualified dividend income if (i) the ADSs are readily tradable on an established securities market in the United States and (ii) we were not in the year prior to the year in which the dividend was paid, and are not in the year in which the dividend is paid, a PFIC. Under current guidance recently issued by the Internal Revenue Service (“IRS”), the ADSs should qualify as readily tradable on an established securities market in the United States once and so long as they are listed on the New York Stock Exchange, but no assurances can be given that the ADSs will be or remain readily tradable under future guidance. See below for a discussion of our potential PFIC classification.
Based on existing IRS guidance, it is not entirely clear whether dividends received with respect to the Class B shares will be treated as qualified dividends, because the Class B shares are not themselves listed on a United States exchange. In addition, the United States Treasury Department has announced its intention to promulgate additional procedures pursuant to which holders of ADSs or Class B stock and intermediaries through whom such securities are held will be permitted to rely on certifications from issuers to establish that dividends are treated as qualified dividends. Because such procedures have not yet been issued, we are not certain that we will be able to comply with them. You should consult your own tax advisors regarding the availability of the preferential dividend tax rate in the light of your own particular circumstances.
Dividends paid in pesos will be includible in the gross income of a U.S. holder in a U.S. dollar amount calculated by reference to the exchange rate in effect on the day they are received by the U.S. holder, in the case of Class B shares, or the depositary, in the case of Class B shares represented by ADSs, regardless of whether the payment is in fact converted to U.S. dollars. If dividends paid in pesos are converted into U.S. dollars on the day they are received by the U.S. holder or the depositary, as the case may be, U.S. holders should not be required to recognize foreign currency gain or loss in respect of the dividend income. Generally, any gain or loss resulting from currency exchange fluctuations during the period from the date the dividend payment is included in the gross income of a U.S. holder through the date such payment is converted into dollars (or otherwise disposed of) will be treated as U.S. source ordinary income or loss. However, U.S. holders should consult their own tax advisors regarding the treatment of any foreign currency gain or loss if any pesos received by the U.S. holder or the depositary are not converted into U.S. dollars on the date of receipt.

Taxation

Dividends received by most U.S. holders will constitute foreign source “passive income” or, in the case of some U.S. holders such as banks, “financial services income” for U.S. foreign tax credit purposes. U.S holders should note, however, that recently enacted legislation eliminates the “financial services income” category with respect to taxable years beginning after December 31, 2006. Under this legislation, the foreign tax credit limitation categories will be limited to “passive category income” and “general category income.” Subject to limitations under U.S. federal income tax law concerning credits or deductions for foreign taxes and certain exceptions for short-term and hedged positions, an Argentine withholding tax would be treated as a foreign income tax eligible for credit against a U.S. holder’s U.S. federal income tax liability (or at a U.S. holder’s election, may be deducted in computing taxable income if the U.S. holder has elected to deduct all foreign income taxes). The rules with respect to foreign tax credits are complex and U.S. holders are urged to consult their tax advisors regarding the availability of the foreign tax credit under their particular circumstances. The IRS has expressed concern that intermediaries in connection with depositary arrangements may be taking actions that are inconsistent with the claiming of foreign tax credits by U.S. persons who are holders of depositary shares. Accordingly, investors should be aware that the discussion above regarding the availability of foreign tax credits for Argentine withholding tax on dividends paid with respect to Class B shares represented by ADSs could be affected by future action taken by the IRS.
Taxation of Capital Gains. Deposits and withdrawals of Class B shares by U.S. holders in exchange for ADSs will not result in the realization of gain or loss for U.S. federal income tax purposes.
Subject to the discussion below under “—Passive Foreign Investment Companies,” gain or loss realized by a U.S. holder on the sale, redemption or other taxable disposition of Class B shares or ADSs will be subject to U.S. federal income taxation as capital gain or loss in an amount equal to the difference between the amount realized (including the gross amount of the proceeds of the sale or other taxable disposition before the deduction of any Argentine tax) on the taxable disposition and such U.S. holder’s adjusted basis in the Class B shares or the ADSs. Capital gains of certain non-corporate U.S. holders, including individuals, derived with respect to capital assets held for more than one year may be eligible for various reduced rates of taxation. For example, for capital assets held for over one year and sold or exchanged in taxable years beginning before January 1, 2009, the maximum rate of tax generally will be 15% (rather than the higher rates of tax generally applicable to items of ordinary income). The deductibility of capital losses is subject to limitations. Any gain or loss realized by a U.S. holder will generally be treated as a U.S. source gain or loss for U.S. foreign tax credit purposes.
If Argentine withholding tax is imposed on the sale or disposition of Class B shares or ADSs, the amount realized by a U.S. holder will include the gross amount of the proceeds of such sale or disposition before deduction of the Argentine withholding tax. The availability of U.S. foreign tax credits for these Argentine taxes and any Argentine taxes imposed on distributions that do not constitute dividends for U.S. tax purposes is subject to various limitations and involves the application of rules that depend on a U.S. holder’s particular circumstances. U.S. holders are urged to consult their own tax advisors regarding the application of the U.S. foreign tax credit rules to their investment in, and disposition of, Class B shares or ADSs.
Passive Foreign Investment Companies. U.S. holders should carefully consider the discussion below regarding our potential treatment as a PFIC for U.S. federal income tax purposes.
In general, if during any taxable year of a non-U.S. corporation, 75% or more of the corporation’s gross income consists of certain types of “passive” income, or the average value during a taxable year of the “passive assets” of the corporation (generally assets that generate passive income) is 50% or more of the average value of all the corporation’s assets, the corporation will be treated as a PFIC under U.S. federal income tax law. Passive income for this purpose generally includes interest, dividends, royalties, rents and gains from commodities and securities transactions. Certain exceptions are provided, however, for passive income derived in the conduct of an active business.

Taxation

We are unable to determine if we are a PFIC because the application of the PFIC rules to banks is unclear under present U.S. federal income tax law. Banks generally derive a substantial part of their income from assets that are interest bearing or that otherwise could be considered passive under the PFIC rules. The IRS has issued a notice and has proposed regulations that exclude from passive income any income derived in the active conduct of a banking business by a qualifying foreign bank (the “active bank exception”). The IRS notice and proposed regulations have different requirements for qualifying as a foreign bank, and for determining the banking income that may be excluded from passive income under the active bank exception. Moreover, the proposed regulations have been outstanding since 1994 and will not be effective unless finalized.
Because final regulations have not been issued and because the notice and the proposed regulations are inconsistent, our status under the PFIC rules is subject to considerable uncertainty. While we conduct, and intend to continue to conduct, a significant banking business, there can be no assurance that we will satisfy the specific requirements for the active bank exception under either the IRS notice or the proposed regulations. In this regard, we presently derive significant income from securities that may not constitute banking income for purposes of the active bank exception. Accordingly, U.S. holders could be subject to U.S. federal income tax under the rules described below. U.S. holders should consult their tax advisors regarding this issue.
If we are treated as a PFIC for any taxable year, a U.S. holder would be subject to special rules (and may be subject to increased tax liability and form filing requirements) with respect to (a) any gain realized on the sale or other disposition of Class B shares or ADSs, and (b) any “excess distribution” made by us to the U.S. holder (generally, any distribution during a taxable year in which distributions to the U.S. holder on the Class B shares or ADSs exceed 125% of the average annual distributions the U.S. holder received on the Class B shares or ADSs during the preceding three taxable years or, if shorter, the U.S. holder’s holding period for the Class B shares or ADSs). Under those rules, (a) the gain or excess distribution would be allocated ratably over the U.S. holder’s holding period for the Class B shares or ADSs, (b) the amount allocated to the taxable year in which the gain or excess distribution is realized and to taxable years before the first day on which we became a PFIC would be taxable as ordinary income, (c) the amount allocated to each prior year in which we were a PFIC would be subject to U.S. federal income tax at the highest tax rate in effect for that year and (d) the interest charge generally applicable to underpayments of U.S. federal income tax would be imposed in respect of the tax attributable to each prior year in which we were a PFIC. In addition, as discussed above, a U.S. holder would not be entitled to (if otherwise eligible for) the preferential reduced rate of tax payable on certain dividend income.
These effects may be mitigated if such U.S. holder makes an election to be taxed currently on its pro rata portion of the corporation’s income, whether or not such income is distributed in the form of dividends (a “QEF election”), or otherwise makes a “mark-to-market” election with respect to the corporation’s stock as permitted by the Code. A QEF election will probably not be available, however, because the information necessary to make this election will probably not be provided.
A U.S. holder may also mitigate these effects by electing mark-to-market treatment for its ADSs or Class B shares, provided the relevant shares constitute “marketable stock” as defined in Treasury regulations. Our ADSs and our Class B shares will be “marketable stock” if they are “regularly traded” on a “qualified exchange or other market”. The term “qualified exchange or other market” includes the New York Stock Exchange. Our ADSs will be “regularly traded” if they are traded on at least 15 days during each calendar quarter, other than in de minimis quantities. For the calendar year of our initial public offering, our ADSs will be regularly traded if they are regularly traded, other than in de minimis amounts, in 1/6 of the days remaining in the quarter in which the offering occurs, and on at least 15 days during each remaining quarter of the calendar year. No assurance can be provided that our ADSs will be characterized as regularly traded on a qualified exchange or other market for

Taxation

this purpose. Our Class B shares will be treated as listed on a “qualified exchange or other market” for purposes of the relevant Treasury regulations if the exchange on which they are listed has sufficient trading volume, listing, financial disclosure and surveillance, is regulated or supervised by a governmental authority of the country in which the market is located, and meets certain other characteristics. It is unclear whether the Buenos Aires Stock Exchange would meet these requirements and whether there would be sufficient trading of the Class B shares for the Class B shares to be characterized as “regularly traded.” It is therefore unclear whether a U.S. holder would be able to elect mark-to-market treatment for the Class B shares.
A U.S. holder electing the mark-to-market regime generally would compute gain or loss at the end of each taxable year as if the Class B shares or ADSs had been sold at fair market value. Any gain recognized by the U.S. holder under mark-to-market treatment, or on an actual sale, would be treated as ordinary income, and the U.S. holder would be allowed an ordinary deduction for any decrease in the value of Class B shares or ADSs as of the end of any taxable year, and for any loss recognized on an actual sale, but only to the extent, in each case, of previously included market-to-market income not offset by previously deducted decreases in value. Any loss on an actual sale of Class B shares or ADSs would be a capital loss to the extent in excess of previously included mark-to-market income not offset by previously deducted decreases in value. A U.S. holder’s tax basis in Class B shares or ADSs would increase or decrease by gain or loss taken into account under the mark-to-market regime.
A mark-to-market election under the PFIC rules applies to all future years of an electing U.S. holder during which the Class B shares or ADSs are regularly traded on a qualifying exchange, unless revoked with the IRS’s consent.
If we are characterized as a PFIC and, at any time, we have non-U.S. subsidiaries that are classified as PFICs, U.S. holders generally will be deemed to own, and also would be subject to the PFIC rules with respect to, their indirect ownership interests in that lower-tier PFIC. If we are characterized as a PFIC, the U.S. holder could incur liability for the deferred tax and interest charge described above if either (1) we receive a distribution from, or dispose of all or part of our interest in, the lower-tier PFIC or (2) the U.S. holder disposes of all or part of its Class B shares or ADSs. A mark-to-market election under the PFIC rules with respect to shares would not apply to a lower-tier PFIC, and a U.S. holder would not be able to make such a mark-to-market election in respect of its indirect ownership interest in that lower-tier PFIC. Consequently, U.S. holders of shares could be subject to the PFIC rules with respect to income of the lower-tier PFIC the value of which already had been taken into account indirectly via mark-to-market adjustments.
Information Reporting and Backup Withholding. Information reporting requirements will apply to dividends in respect of the Class B shares or ADSs or the proceeds from the sale, exchange, or redemption of the Class B shares or ADSs paid within the United States (and, in some cases, outside of the United States) to U.S. holders, unless, in either case, the U.S. holder is an exempt recipient (such as a corporation). A 28% backup withholding tax may apply to such amounts if the U.S. holder fails to provide an accurate taxpayer identification number or to report interest and dividends required to be shown on its federal income tax returns. The amount of any backup withholding from a payment to a U.S. holder will be allowed as a credit against the U.S. holder’s U.S. federal income tax liability, provided that the required information is timely furnished to the IRS.

Underwriting
The global offering described in this prospectus consists of (i) an international offering of        ●       Class B shares, in the form of        ●       ADSs, in the United States and other jurisdictions outside Argentina, (ii) an underwritten offering in Argentina of        ●       Class B shares and (iii) a preferential subscription to minority shareholders, and any standby purchase, in Argentina of        ●       Class B shares.
We and the selling shareholders have entered into an international underwriting agreement with UBS Securities LLC and Raymond James & Associates, Inc., the representatives of the international underwriters and the joint book-running managers of the international offering. Subject to the terms and conditions of the international underwriting agreement, each of the international underwriters has severally agreed to purchase from us and the selling shareholders the number of the Class B shares (in the form of ADSs) listed next to its name in the following table:

Number of
International underwriters	Class B shares

UBS Securities LLC
Raymond James & Associates, Inc.

Total

We have entered into an Argentine underwriting agreement with Raymond James Argentina Sociedad de Bolsa S.A. providing for the concurrent offer and sale of our Class B shares in Argentina. The closings of this international offering and the Argentine underwritten offering are conditioned upon each other.
Under Argentine law, our existing shareholders have preemptive rights and accretion rights in connection with any capital increase by us. Accordingly, we will grant our existing shareholders the opportunity to subscribe for        ●       Class B shares at the peso equivalent of the public offering price per Class B share of the international and Argentine offerings. The subscription period will begin on                     , 2006 and close on                     , 2006. In order to facilitate the international and Argentine offerings, the selling shareholders will, pursuant to an assignment of rights agreement, assign their preemptive rights to subscribe for        ●       Class B shares with respect to the capital increase to the international and Argentine underwriters, and the international and Argentine underwriters, subject to closing conditions set forth in the international and Argentine underwriting agreements, respectively, will exercise such rights in order to acquire        ●       Class B shares, to be offered in the international offering (in the form of ADSs) and the Argentine offering. Additionally, in order to ensure that we obtain the estimated net proceeds expected from the global offering, the selling shareholders, pursuant to a standby purchase agreement, have agreed subject to closing conditions set forth in such agreement, to purchase from us at the public offering price per Class B share any of the        ●       Class B shares not purchased by minority shareholders pursuant to their preferential subscription rights.
We intend to settle any preferential rights exercised prior to the announcement of the offer price and allocations of the ADSs and Class B shares in the international and Argentine underwritten offerings on or about the closing of those offerings. We intend to settle any other preferential rights exercised after such announcement on or about one business day following the expiration of the preferential subscription period. We intend to settle any accretion rights exercised in the preferential subscription on or about three business days following the expiration of the preferential subscription period. We

Underwriting

intend to settle any standby purchase on or about the fifth business day following the expiration of the preferential subscription period.
The international and Argentine underwriters have entered into an inter-syndicate agreement which governs matters relating to the global offering. Under this agreement, each international underwriter has agreed that, as part of its distribution of ADSs and subject to permitted exceptions, it has not offered or sold, and will not offer to sell, directly or indirectly, any Class B shares or ADSs or distribute any prospectus relating to the Class B shares or ADSs to any person in Argentina or to any other dealer who does not so agree. Each Argentine underwriter similarly has agreed that, as part of its distribution of our Class B shares and subject to permitted exceptions, it has not offered or sold, and will not offer to sell, directly or indirectly, any Class B shares or distribute any prospectus relating to our Class B shares to any person outside of Argentina or to any other dealer who does not so agree. These limitations do not apply to stabilization transactions or to transactions between the international and Argentine underwriters, who have agreed that they may sell Class B shares or ADSs, as the case may be, between respective underwriting syndicates. The number of Class B shares or ADSs, as the case may be, actually allocated to each offering may differ from the amount offered due to reallocation between the international and Argentine underwritten offerings.
CONDITIONS OF THE OFFERING
The international underwriting agreement provides that the international underwriters must buy all of the ADSs if they buy any of them. However, the international underwriters are not required to take or pay for the ADSs covered by the international underwriters’ over-allotment option described below.
The ADSs are offered subject to a number of conditions, including:

†	receipt and acceptance of the ADSs by the international underwriters; and

†	the international underwriters’ right to reject orders in whole or in part.
We have been advised by the representatives that the international underwriters intend to make a market in our ADSs but that they are not obligated to do so and may discontinue making a market at any time without notice.
In connection with this international offering, certain of the international underwriters or securities dealers may distribute prospectuses electronically.
OVER-ALLOTMENT OPTION
The selling shareholders have granted the international underwriters an option to buy up to an aggregate of        ●       additional ADSs, representing        ●       Class B shares. The international underwriters may exercise this option solely for the purpose of covering over-allotments, if any, made in connection with this international offering. The international underwriters have 30 days from the date of this prospectus to exercise this option. If the international underwriters exercise this option, they will each purchase additional ADSs approximately in proportion to the amounts specified in the table above.
COMMISSION AND DISCOUNTS
ADSs purchased in this international offering will be initially offered at the offering price for ADSs set forth on the cover of this prospectus. Any ADSs sold by the international underwriters to securities dealers may be sold at a discount of up to US$               per ADS from the public offering price. Any of these securities dealers may resell any ADSs purchased from the international underwriters to other brokers or dealers at a discount of up to US$               per ADS from the public offering price. Sales of

Underwriting

ADSs made outside the United States may be made by affiliates of the international underwriters. If all ADSs are not sold at the public offering price, the representatives may change the offering price and the other selling terms. Upon execution of the international underwriting agreement, the international underwriters will be obligated to purchase the ADSs at the prices and upon the terms stated therein and, as a result, will thereafter bear any risk associated with changing the offering price to the public or other selling terms. The representatives of the international underwriters has informed us that they do not expect to sell more than an aggregate        ●        ADSs to accounts over which it exercises discretionary authority.
The following tables show the per ADS and total underwriting discounts and commissions we and the selling shareholders will pay to the international underwriters assuming both no exercise and full exercise of the international underwriters’ option to purchase up to an additional        ●        ADSs.

Paid by Us	No Exercise

Per ADS	US$
Total	US$

Paid by the Selling Shareholders	No Exercise	Full Exercise

Per ADS	US$	US$
Total	US$	US$
In the event that a payment made by us or the selling shareholders to the underwriters under the international underwriting agreement is subject to withholding or deduction for or on account of any Argentine taxes, duties or governmental charges, we and the selling shareholders have agreed to pay to the underwriters, on an after-tax basis, such additional amounts as may be necessary in order that the net amounts received after such withholding or deduction will equal the amounts that would have been received if no withholding or deduction had been made. Such additional amounts received by the underwriters will not in the aggregate exceed 9% of the amount of the global offering.
We estimate that the total expenses of this global offering, not including the underwriting discounts and commissions, will be approximately US$              .
NO SALES OF SIMILAR SECURITIES
We, our directors, including the selling shareholders, and certain members of senior management, have entered into lock-up agreements with the international underwriters. Under these agreements, subject to certain exceptions, we and each of these persons may not, without the prior written approval of UBS Securities LLC and Raymond James & Associates, Inc., offer, sell, contract to sell or otherwise dispose of or hedge shares of our capital stock or ADSs or securities convertible into or exercisable or exchangeable for shares of our capital stock or ADSs. These restrictions do not apply to the Class B shares to be sold in the concurrent Argentine offering. These restrictions will be in effect for a period of 180 days after the date of this prospectus. At any time and without public notice, UBS Securities LLC and Raymond James & Associates, Inc. may in their sole discretion release all or some of the securities from these lock-up arrangements.
INDEMNIFICATION AND CONTRIBUTION
We and the selling shareholders have agreed to indemnify the international underwriters and their controlling persons against certain liabilities, including liabilities under the Securities Act, or to contribute to payments which the international underwriters and their controlling persons may be required to make in respect of those liabilities.

Underwriting

LISTING
Our Class B common stock is listed on the Buenos Aires Stock Exchange under the symbol “BSUD”. We intend to apply to list the ADSs for trading on the NYSE under the trading symbol “BMA”.
PRICE STABILIZATION, SHORT POSITIONS
In connection with this international offering, the international underwriters may engage in activities that stabilize, maintain or otherwise affect the price of our Class B shares and ADSs, including:

†	stabilizing transactions;

†	short sales;

†	purchases to cover positions created by short sales;

†	imposition of penalty bids; and

†	syndicate covering transactions.
Stabilizing transactions consist of bids or purchases made for the purpose of preventing or retarding a decline in the market price of our ADSs while this international offering is in progress. These transactions may also include making short sales of our ADSs, which involve the sale by the international underwriters of a greater number of ADSs than they are required to purchase in this international offering. Short sales may be “covered short sales,” which are short positions in an amount not greater than the international underwriters’ over-allotment option referred to above, or may be “naked short sales,” which are short positions in excess of that amount.
The international underwriters may close out any covered short position either by exercising their over-allotment option, in whole or in part, or by purchasing ADSs in the open market. In making this determination, the international underwriters will consider, among other things, the price of ADSs available for purchase in the open market compared to the price at which they may purchase ADSs through the over-allotment option.
Naked short sales are in excess of the over-allotment option. The international underwriters must close out any naked short position by purchasing ADSs in the open market. A naked short position is more likely to be created if the international underwriters are concerned that there may be downward pressure on the price of the ADSs in the open market that could adversely affect investors who purchased in this international offering.
The international underwriters also may impose a penalty bid. This occurs when a particular international underwriter repays to the international underwriters a portion of the underwriting discount received by it because the representatives have repurchased ADSs sold by or for the account of that underwriter in stabilizing or short covering transactions.
As a result of these activities, the price of our Class B shares and ADSs may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the international underwriters at any time. The international underwriters may carry out these transactions on the New York Stock Exchange, in the over-the-counter market or otherwise.
AFFILIATIONS
The international underwriters and their affiliates may from time to time in the future engage in transactions with us and perform services for us in the ordinary course of their business.
One of our subsidiaries, Macro Securities Sociedad de Bolsa S.A., is expected to be a dealer in the Argentine underwritten offering.

Expenses of the global offering
We estimate that our expenses in connection with the global offering, other than underwriting discounts and commissions, will be as follows:

Percentage of Net
	Amount	Proceeds of This
Expenses	(in US$)	Offering (%)

Securities and Exchange Commission registration fee	30,643
NYSE listing fees
National Association of Securities Dealers filing fee
Argentine fees relating to the CNV and Buenos Aires Stock Exchange
Printing and engraving expenses
Legal fees and expenses
Accountant fees and expenses
Miscellaneous costs

Total	US$

All amounts in the table are estimated except the Securities and Exchange Commission registration fee, the NYSE listing fee, the NASD filing fee and the Argentine CNV and Buenos Aires Stock Exchange fees. The depositary has agreed to pay some of these expenses on our behalf, subject to the closing of the global offering.
The total underwriting discounts and commissions that we are required to pay will be US$           million or     % of the gross proceeds of the global offering.

Validity of the securities
The validity of the ADSs and certain matters of U.S. law will be passed upon for us by Shearman & Sterling LLP, New York, New York. The validity of the Class B shares and other matters governed by Argentine law will be passed upon for us by Bruchou, Fernández Madero, Lombardi & Mitrani Abogados, Buenos Aires, Argentina. The underwriters have been represented by Simpson Thacher & Bartlett LLP, New York, New York and Cabanellas, Etchebarne, Kelly & Dell’Oro Maini, Buenos Aires, Argentina.

Experts
The consolidated financial statements of Banco Macro Bansud S.A. at December 31, 2003 and 2004 and for each of the three years ended December 31, 2004 and the financial statements of Nuevo Banco Suquía S.A. at December 31, 2003 and 2004 and for the two years ended December 31, 2004, appearing in this prospectus and registration statement, have been audited by Pistrelli, Henry Martin y Asociados S.R.L., member firm of Ernst & Young Global, independent registered public accounting firm, as set forth in their reports thereon appearing elsewhere in this prospectus, and are included in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

Enforcement of judgments against foreign persons
We are incorporated under the laws of Argentina. Substantially all of our assets are located outside the United States. The majority of our directors and all our officers and certain advisors named herein reside in Argentina or elsewhere outside the United States. As a result, it may not be possible for investors to effect service of process within the United States upon such persons.
Enforcement of foreign judgments would be recognized and enforced by the courts in Argentina provided that the requirements of Article 517 of the Federal Civil and Commercial Procedure Code (if enforcement is sought before federal courts) are met, such as (i) the judgment, which must be final in the jurisdiction where rendered, was issued by a court competent in accordance with the Argentine principles regarding international jurisdiction and resulted from a personal action, or an in rem action with respect to personal property if such was transferred to Argentine territory during or after the prosecution of the foreign action, (ii) the defendant against whom enforcement of the judgment is sought was personally served with the summons and, in accordance with due process of law, was given an opportunity to defend against the foreign action, (iii) the judgment must be valid in the jurisdiction where rendered and its authenticity must be established in accordance with the requirements of Argentine law, (iv) the judgment does not violate the principles of public policy of Argentine law, and (v) the judgment is not contrary to a prior or simultaneous judgment of an Argentine court.
We have been advised by our Argentine counsel, Bruchou, Fernández Madero, Lombardi & Mitrani Abogados, that judgments of United States courts for civil liabilities based upon the federal securities laws of the United States may be, subject to the requirements described above, enforced in Argentina. A judgment against us obtained outside Argentina would be enforceable in Argentina without reconsideration of the merits.

Where you can find more information
We have filed with the Commission a registration statement (including amendments and exhibits to the registration statement) on Form F-1 under the Securities Act. This prospectus, which is part of the registration statement, does not contain all of the information set forth in the registration statement and the exhibits and schedules to the registration statement. For further information, we refer you to the registration statement and the exhibits and schedules filed as part of the registration statement. If a document has been filed as an exhibit to the registration statement, we refer you to the copy of the document that has been filed.
Upon completion of this offering, we will become subject to the informational requirements of the U.S. Securities Exchange Act of 1934, or the Exchange Act. Accordingly, we will be required to file reports and other information with the Commission, including annual reports on Form 20-F and reports on Form 6-K. You may inspect and copy reports and other information to be filed with the Commission at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Commission’s regional offices at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and 233 Broadway, New York, New York 10279. Copies of the materials may be obtained from the Public Reference Room of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. The public may obtain information on the operation of the Commission’s Public Reference Room by calling the Commission in the United States at 1-800-SEC-0330. In addition, the Commission maintains an Internet website at http://www.sec.gov, from which you can electronically access the registration statement and its materials.
As a foreign private issuer, we are not subject to the same disclosure requirements as a domestic U.S. registrant under the Exchange Act. For example, we are not required to prepare and issue quarterly reports. However, we intend to furnish our shareholders with annual reports containing financial statements audited by our independent auditors and to make available to our shareholders quarterly reports containing unaudited financial data for the first three quarters of each fiscal year. We plan to file quarterly financial statements with the Commission within two months of the end of the first three quarters of our fiscal year, and we will file annual reports on Form 20-F within the time period required by the Commission, which is currently six months from December 31, the end of our fiscal year.
We will send the depositary a copy of all notices that we give relating to meetings of our shareholders or to distributions to shareholders or the offering of rights and a copy of any other report or communication that we make generally available to our shareholders. The depositary will make all these notices, reports and communications that it receives from us available for inspection by registered holders of ADSs at its office. The depositary will mail copies of those notices, reports and communications to you if we ask the depositary to do so and furnish sufficient copies of materials for that purpose.
We also file financial statements and other periodic reports with the CNV and the MERVAL in Argentina.

Banco Macro Bansud S.A.

BANCO MACRO BANSUD S.A.
Consolidated financial statements as of and for the three years ended December 31, 2004, together with the report of independent registered public accounting firm

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Directors of
BANCO MACRO BANSUD S.A.
Sarmiento 447
City of Buenos Aires
We have audited the accompanying consolidated balance sheets of BANCO MACRO BANSUD S.A. (a bank organized under Argentine legislation) and its subsidiaries as of December 31, 2004 and 2003, and the related consolidated statements of income, changes in shareholders’ equity and cash flows for each of the three years in the period ended December 31, 2004. These financial statements are the responsibility of the Bank’s Management. Our responsibility is to express an opinion on these financial statements based on our audits.
We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States of America). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Bank’s internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Bank’s internal control over financial reporting. Accordingly we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Banco Macro Bansud S.A. and its subsidiaries as of December 31, 2004 and 2003, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2004, in accordance with the accounting principles prescribed by the Central Bank of Argentine Republic applicable to the consolidated financials statements, which differ in certain respects from the accounting principles generally accepted in the United States of America (see Note 35 to the consolidated financial statements).
City of Buenos Aires,
September 9, 2005

PISTRELLI, HENRY MARTIN Y ASOCIADOS S.R.L.

Member of Ernst & Young Global

NORBERTO M. NACUZZI
Partner

Banco Macro Bansud and Subsidiaries

Consolidated balance sheets
As of December 31, 2004 and 2003

	2004	2003(1)

	(stated in thousands of pesos)
ASSETS

CASH
Cash on hand	327,959	179,695
Due from banks and correspondents	1,044,194	494,605
Other	105	—

	1,372,258	674,300

GOVERNMENT AND PRIVATE SECURITIES
Holdings in investment accounts	53,856	143,976
Holdings for trading or financial intermediation	88,940	203,431
Unlisted government securities	839,183	696,975
Instruments issued by the Central Bank of Argentina	1,097,580	1,097,022
Investments in listed private securities	29,649	17,499
Less: Allowances	(2,471)	(3,137)

	2,106,737	2,155,766

LOANS
To the non-financial government sector	809,577	365,549
To the financial sector	81,812	17,835
To the non-financial private sector and foreign residents
Overdrafts	513,390	196,300
Documents	429,654	148,745
Mortgage loans	231,603	49,853
Pledged loans	180,831	25,500
Personal loans	255,553	107,305
Credit cards	105,117	61,052
Other	412,079	120,041
Accrued interest, adjustments and foreign exchange differences receivable	87,528	20,892
Less: Unearned discount	(6,759)	(6,069)
Less: Allowances	(225,340)	(56,279)

	2,875,045	1,050,724

OTHER RECEIVABLES FROM FINANCIAL INTERMEDIATION
Central Bank of Argentina	123,291	69,398
Amounts receivable from spot and forward sales pending settlement	733,995	39,663
Securities and foreign currency receivable from spot and forward purchases pending settlement	206,561	13,011
Premiums on options taken	421	—
Unlisted corporate bonds	928	445
Other receivables not covered by debtors classification regulations	756,968	533,532
Receivables from forward transactions without delivery of underlying asset	931	—
Other receivables covered by debtors classification regulations	83,002	15,953
Accrued interest receivable not covered by debtors classification regulations	657	—
Less: Allowances	(107,530)	(134,145)

	1,799,224	537,857

Banco Macro Bansud and Subsidiaries

	2004	2003(1)

	(stated in thousands of pesos)

ASSETS SUBJECT TO FINANCIAL LEASES
Assets subject to financial leases	60,922	—
Less: Allowances	(609)	—

	60,313	—

INVESTMENTS IN OTHER COMPANIES
In financial institutions	416	275
Other	15,047	12,634
Less: Allowances	(719)	(2)

	14,744	12,907

OTHER RECEIVABLES
Receivables from sale of assets	1,822	767
Other	139,704	230,192
Accrued interest and adjustments receivable from sale of assets	176	21
Other accrued interest and adjustments receivable	48	27
Less: Allowances	(6,201)	(3,630)

	135,549	227,377

BANK PREMISES AND EQUIPMENT, NET	193,697	157,680

OTHER ASSETS	158,142	124,154

INTANGIBLE ASSETS
Goodwill	2,485	3,324
Organization and development costs, including amparos	79,046	78,861

	81,531	82,185

ITEMS PENDING ALLOCATION	515	2,077

TOTAL ASSETS	8,797,755	5,025,027

Banco Macro Bansud and Subsidiaries

	2004	2003(1)

	(stated in thousands of pesos)
LIABILITIES
DEPOSITS
From the non-financial government sector	809,764	382,195
From the financial sector	4,445	11,909
From the non-financial private sector and foreign residents
Checking accounts	844,969	332,318
Savings accounts	729,234	326,618
Time deposits	2,588,546	1,583,920
Investment accounts	48,598	51,627
Other	225,891	233,810
Accrued interest, adjustments and foreign exchange differences payable	67,550	104,847

	5,318,997	3,027,244

OTHER LIABILITIES FROM FINANCIAL INTERMEDIATION
Central Bank of Argentina—Other	485,267	2,353
Banks and international institutions	14,668	54,873
Amounts payable for spot and forward purchases pending settlement	153,661	21,150
Securities and foreign currency to be delivered under spot and forward sales pending settlement	754,172	37,878
Premiums on options sold	—	301
Financing received from Argentine financial institutions	56,835	52,097
Payables for forward transactions without delivery of underlying asset	676	—
Other	343,665	275,592
Accrued interest, adjustments and foreign exchange differences payable	111,778	78,721

	1,920,722	522,965

OTHER LIABILITIES
Dividends payable	—	231
Other	53,984	36,254
Accrued interest, adjustments and foreign exchange differences payable	78	—

	54,062	36,485

PROVISIONS	225,699	285,128

SUBORDINATED CORPORATE BONDS	16,416	24,200

ITEMS PENDING ALLOCATION	4,554	3,783

MINORITY INTEREST IN SUBSIDIARIES	3	3

TOTAL LIABILITIES	7,540,453	3,899,808

SHAREHOLDERS’ EQUITY	1,257,302	1,125,219

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	8,797,755	5,025,027

The accompanying notes 1 through 35 to the consolidated financial statements are an integral part of these statements.

Banco Macro Bansud and Subsidiaries

Consolidated balance sheets
As of December 31, 2004 and 2003
Memorandum accounts

	2004	2003(1)

	(stated in thousands of pesos)
DEBIT-BALANCE ACCOUNTS
Contingent
—Loans borrowed (unused amounts)	12,693	11,625
—Guarantees received	1,572,284	419,493
—Contingent debit-balance contra accounts	154,361	120,253

	1,739,338	551,371

Control
—Receivables classified as irrecoverable	824,501	471,476
—Other	2,911,113	2,959,706
—Control debit-balance contra accounts	92,873	34,259

	3,828,487	3,465,441

Derivatives
—Notional value of put options taken	10,453	—
—Notional value of forward transactions without delivery of underlying asset	22,304	—
—Derivative debit-balance contra accounts	144,359	125,009

	177,116	125,009

Trust Activity
—Trust funds	16,782	15,993

	16,782	15,993

TOTAL	5,761,723	4,157,814

CREDIT-BALANCE ACCOUNTS

Contingent
—Unused portion of loans granted covered by debtors classification regulations	(22,702)	—
—Guarantees provided to the Central Bank of Argentina	(422)	(1,430)
—Other guarantees provided covered by debtors classification regulations	(90,285)	(84,904)
—Other guarantees provided not covered by debtors classification regulations	(2,335)	(4,073)
—Other covered by debtors classification regulations	(38,617)	(29,846)
—Contingent credit-balance contra accounts	(1,584,977)	(431,118)

	(1,739,338)	(551,371)

Control
—Checks to be credited	(92,873)	(34,259)
—Control credit-balance contra accounts	(3,735,614)	(3,431,182)

	(3,828,487)	(3,465,441)

Banco Macro Bansud and Subsidiaries

	2004	2003(1)

	(stated in thousands of pesos)

Derivatives
—Notional value of put options sold	(122,055)	(125,009)
—Notional value of forward transactions without delivery of underlying asset	(22,304)	—
—Derivatives credit-balance contra accounts	(32,757)	—

	(177,116)	(125,009)

Trust activity
—Trust activity credit-balance contra accounts	(16,782)	(15,993)

	(16,782)	(15,993)

TOTAL	(5,761,723)	(4,157,814)

(1)	See note 4.2.
The accompanying notes 1 through 35 to the consolidated financial statements are an integral part of these statements.

Banco Macro Bansud and Subsidiaries

Consolidated statements of income
For the years ended December 31, 2004, 2003 and 2002

	2004	2003(1)	2002(1)

	(stated in thousands of pesos)
FINANCIAL INCOME
Interest on cash and due from banks	1,570	1,892	3,658
Interest on loans to the financial sector	3,327	1,819	15,927
Interest on overdrafts	25,970	21,731	75,767
Interest on documents	11,523	9,804	10,007
Interest on mortgage loans	6,887	6,794	14,001
Interest on pledged loans	1,641	1,727	3,501
Interest on credit card loans	6,011	7,832	22,425
Interest on other loans	61,763	29,383	32,638
Interest on other receivables from financial intermediation	5,611	1,971	8,804
Income from government and private securities, net	156,794	303,500	298,347
Income from guaranteed loans—Presidential Decree No. 1,387/01	14,600	4,183	24,820
C.E.R. (Benchmark Stabilization Coefficient) adjustment	91,435	19,118	254,718
C.V.S. (Salary Variation Coefficient) adjustment	508	24	—
Other	40,260	10,122	858,736

	427,900	419,900	1,623,349

FINANCIAL EXPENSE
Interest on checking accounts	2,335	2,759	3,524
Interest on savings accounts	3,161	3,269	6,214
Interest on time deposits	49,253	84,979	62,796
Interest on financing from the financial sector	79	3,342	4,258
Interest on other liabilities from financial intermediation	9,959	2,528	18,022
Other interest	9,646	20,598	34,819
Net loss from options	5	803	—
C.E.R. adjustment	25,336	41,551	355,898
Other	33,430	81,323	29,653

	133,204	241,152	515,184

GROSS INTERMEDIATION MARGIN— GAIN	294,696	178,748	1,108,165

PROVISION FOR LOAN LOSSES	36,467	35,009	117,767

SERVICE-CHARGE INCOME
Related to lending transactions	7,867	3,978	933
Related to deposits	99,537	82,529	97,960
Other fees	7,414	6,308	8,165
Other	39,607	32,907	30,698

	154,425	125,722	137,756

SERVICE-CHARGE EXPENSE
Fees	4,989	3,651	9,043
Other	19,974	16,354	21,606

	24,963	20,005	30,649

MONETARY LOSS ON FINANCIAL INTERMEDIATION	—	(3,899)	(317,530)

ADMINISTRATIVE EXPENSES
Personnel expenses	132,910	112,493	144,116

Banco Macro Bansud and Subsidiaries

	2004	2003(1)	2002(1)

	(stated in thousands of pesos)
Director’s and statutory auditor’s fees	5,861	5,608	7,126
Other professional fees	16,729	15,560	14,257
Advertising and publicity	12,048	5,991	2,891
Taxes	3,353	3,175	3,480
Other operating expenses	74,256	71,388	77,563
Other	9,823	7,581	10,742

	254,980	221,796	260,175

MONETARY LOSS ON OPERATING EXPENSES	—	(107)	(9,468)

NET INCOME FROM FINANCIAL INTERMEDIATION	132,711	23,654	510,332

OTHER INCOME
Income from long-term investments	27	678	16,071
Penalty interest	1,339	1,717	3,013
Recovered loans and allowances reversed	88,398	157,296	130,932
C.E.R. adjustment	—	8	115
Other	19,825	80,923	16,411

	109,589	240,622	166,542

OTHER EXPENSES
Penalty interest and charges payable to the Central Bank of Argentina	146	174	173
Charge for other-receivables uncollectibility and other allowances	3,920	21,730	80,678
Amortization of differences from amparos	11,665	6,258	—
Other	32,920	35,095	56,070

	48,651	63,257	136,921

MINORITY INTEREST	—	—	2

MONETARY LOSS ON OTHER OPERATIONS	—	(337)	35,760

INCOME BEFORE INCOME TAX	193,649	200,682	575,715

INCOME TAX	672	833	3,601

NET INCOME FOR THE FISCAL YEAR	192,977	199,849	572,114

NET INCOME PER SHARE(2)— stated in pesos	0.32	0.33	1.78

(1)	See note 4.2.

(2)	See note 10.
The accompanying notes 1 through 35 to the consolidated financial statements are an integral part of these statements.

Banco Macro Bansud and Subsidiaries

Statements of changes in shareholders’ equity
For the fiscal years ended December 31, 2004, 2003 and 2002

		Non-capitalized contributions

				Irrevocable
				contributions
				on account	Adjustments
		Share		of future	to	Earnings reserved
	Capital	issuance	Merger	capital	shareholders’			Unappropriated
Changes	stock(1)	premium	premium	increases	equity	Legal	Voluntary	earnings(4)	Total

	(stated in thousands of pesos)
Balances as of December 31, 2001
—Banco Macro S.A.	35,500	—	657		43,325	54,836	211	117,846	252,375
—Banco Bansud S.A.	64,410	96,017	—		233,157	—	—	(248,107)	145,477
Irrevocable contributions on account of future capital increases				391,132	414,350				805,482
Capital stock increase approved by the shareholders’ meeting of Banco Bansud S.A. held on May 29, 2002
—Capitalization of irrevocable contributions’	333,242	—	—	(333,242)	—	—	—	—	—
—Minority shareholders’ contributions	57,590	—	—	—	426	—	—	—	58,016
Merger effects(2)	118,201	(96,017)	(657)	(57,890)	(686,747)	—	—	(184,984)	(908,094)
Distribution of unappropriated retained earnings approved by the Shareholders’ meeting of Banco Macro S.A, held on June 10, 2002:
—Legal reserve						3,513		(3,513)	—
Net income for the year								572,114	572,114

Balances as of December 31, 2002(4)	608,943	—	—	—	4,511	58,349	211	253,356	925,370

Distribution of unappropriated retained earnings approved by the Shareholders’ Meeting of Banco Macro held on July 2, 2003:
—Legal reserve						116,280		(116,280)	—
Net income for the year								199,849	199,849

Balances as of December 31, 2003(4)	608,943	—	—	—	4,511	174,629	211	336,925	1,125,219

Distribution of unappropriated retained earnings approved by the Shareholders’ Meeting held on April, 30 and July 21, 2004:
—Legal reserve						47,480		(47,480)	—
—Cash dividends(3)								(60,894)	(60,894)
Net income for the year								192,977	192,977

Balances as of December 31, 2004	608,943	—	—	—	4,511	222,109	211	421,528	1,257,302

(1)	See note 10.

(2)	See note 3.1.

(3)	Through resolution of July 20, 2004, the Central Bank authorized the above mentioned cash dividends distribution.

(4)	Modified from its original version to apply the adjustments to prior years income to these consolidated financial statements (See notes 4.2. and 7.).
The accompanying notes 1 through 35 to the consolidated financial statements are an integral part of these statements.

Banco Macro Bansud and Subsidiaries

Consolidated statements of cash flows
For the fiscal years ended December 31, 2004, 2003 and 2002

	2004	2003(1)	2002(1)

	(stated in thousands of pesos)
Cash provided by (used in) operating activities
Financial income collected	412,864	419,026	1,634,931
Service-charge income collected	159,501	124,294	139,635
Other sources of cash(2)	370,215	92,208	76,164
Less:
Financial expenses paid	(188,416)	(156,782)	(318,237)
Services-charge expenses paid	(24,895)	(19,849)	(32,171)
Administrative expenses paid	(220,498)	(177,658)	(230,508)
Other uses of cash	(33,685)	(43,184)	(53,554)

Net cash provided by operating activities	475,086	238,055	1,216,260

Plus:
Cash provided by (used in) investing activities
Decrease/ (increase) in government and private securities	474,860	(1,287,874)	(539,823)
(Increase)/ decrease in loans	(904,902)	(168,144)	776,951
(Increase )/ decrease in other receivables from financial intermediation	(838,470)	604,231	257,632
(Increase)/ decrease in other assets	(25,323)	(47,245)	(539,486)

Net cash used in investing activities	(1,293,835)	(899,032)	(44,726)

Plus:
Cash provided by (used in) financing activities
Capital increase	—	—	805,482
Increase/ (decrease) in deposits	807,032	1,190,515	(1,239,772)
(Decrease)/ increase in other liabilities	(9,039)	(49,061)	60,054
Increase/ (decrease) in other liabilities from financial intermediation	779,608	(127,787)	(419,398)
Cash dividends paid	(60,894)	—	—

Net cash provided by/ (used in) financing activities	1,516,707	1,013,667	(793,634)

Monetary loss generated on cash and due from banks	—	(4,343)	(291,238)

Increase in cash and cash equivalents	697,958	348,347	86,662

Cash and cash equivalents at the beginning of fiscal year (restated)	674,300	325,953	239,291
Increase in cash and cash equivalents	697,958	348,347	86,662

Cash and cash equivalents at the end of the fiscal year	1,372,258	674,300	325,953

(1)	See Note 4.2.

(2)	Includes 336,266 related to cash of Nuevo Banco Suquía S.A., as of December 21, 2004 (for further details see note 2.).
The accompanying notes 1 through 35 to the consolidated financial statements are an integral part of these statements.

Banco Macro Bansud and Subsidiaries

Notes to the consolidated financial statements
As of December 2004 and 2003
(Stated in thousands of pesos, except otherwise indicated)

1.	THE BANK, THE ARGENTINE MACROECONOMIC ENVIRONMENT AND FINANCIAL SYSTEM
1.1.    Overview of the Bank
Macro Compañía Financiera S.A. was created in 1977 as a non banking financial institution. On May 30, 1988, it was granted the authorization to operate as a commercial bank, and was incorporated, under the name of Banco Macro S.A. Banco Macro S.A.’s shares have been traded in the Buenos Aires Stock Exchange since November 1994.
After 1994, Banco Macro S.A.’s target market was primarily focused on regional areas outside the city of Buenos Aires. Following this strategy, in 1996, Banco Macro S.A. began the process of acquiring the assets and liabilities of privatized provincial and other banks.
On December 19, 2001 Banco Macro agreed to acquire 59.58% of the capital stock and 76.17% of the voting rights of Banco Bansud. The acquisition was effective January 4, 2002 upon approval of the Central Bank of Argentina.
During 2003, the shareholders decided to merge both financial institutions with the strategic objective of creating a financial institution with a presence throughout Argentina. In December 2003 the merger of Banco Macro S.A. with and into Banco Bansud S.A. was authorized by the Central Bank of Argentina (the Central Bank) and the name was changed to Banco Macro Bansud S.A. (the Bank or Banco Macro Bansud S.A.).
The Bank offers traditional commercial banking products and services to small and medium sized companies and companies operating in regional economies, and to low and middle income individuals.
Banco Macro Bansud conducts certain operations through subsidiaries, including Nuevo Banco Suquía S.A. (a bank acquired in December 2004— for further information see note 2.), Sud Bank & Trust Corporate Limited, Sud Valores Sociedad de Bolsa S.A., Sud Inversiones & Análisis S.A., Sud Valores S.G.F.C.I. S.A. The chart showing the organizational structure as of December 31, 2004, 2003, and 2002 is disclosed in note 4.1., with the percentages indicating the ownership interests and voting rights in each subsidiary.
1.2.    The Argentine macroeconomic environment and the financial system
The Argentine economic and financial situation worsened in 2001, when the Argentine Government (the Federal Government) suspended payments on the sovereign debt and imposed severe restrictions on cash withdrawals from financial institutions.
In early 2002, the Argentine Congress enacted Public Emergency and Foreign Exchange System Reform Law No. 25,561. This law introduced significant changes to the economic model implemented until that date and amended the Convertibility Law (the currency board that pegged the Argentine peso at parity with the US dollar). In addition, different mechanisms were implemented to convert foreign-currency payables and deposits into pesos (known as pesification) and severe foreign exchange restrictions.
Subsequently, the Federal Government has instituted a significant amount of other measures such as compensation for the asymmetrical pesification and application of C.E.R./ C.V.S. (Coeficiente de

Banco Macro Bansud and Subsidiaries

Estabilización de Referencia/ Coeficiente de Variación Salarial) adjustments (consumer price coefficients based on inflation and salary levels), the government debt restructuring, signing of the Letter of Intent with the International Monetary Fund, relaxation of foreign-exchange controls, final exchange phase of provincial debt instruments, restructuring of private-sector debts and lifting of restrictions on bank deposits.
On January 14, 2005, the Federal Government started the restructuring process for a substantial part of Argentina’s sovereign debt, in default since late 2001. The process included a significant reduction in the principal owed as well as reduction in interest rates and extension of payment terms. For this purpose, the Federal Government offered three types of bonds in exchange for the defaulted securities, as established by Presidential Decree No. 1,753/04. Additionally, the Government announced that it was not planning to make any payments on the debt not submitted to the restructuring process. The exchange period came to an end on February 25, 2005. The acceptance level by the sovereign debt holders received by the exchange offer was significant. On March 3, 2005, the Federal Government announced the outcome of the exchange, the degree of acceptance of which amounted to 76%. This implied that Argentina was no longer in default on its sovereign debt.
The presentation of the financial statements requires Management to make estimates and assumptions that affect the reported figures of assets, liabilities income, expenses and contingencies. The actual amounts and results could differ from these estimates.
These consolidated financial statements should be read in the light of the events explained above.
The following are the measures implemented by the Argentine Government since the late 2001 economic crisis. Certain measures are still prevailing as of the date of these financial statements. Additionally, below are descriptions of the actions implemented by the Bank to address such effects.
a)     Financial compensation to financial institutions
1)     As to devaluation and compulsory conversion into pesos (“pesification”)
Under Law No. 25,561 and the Presidential Decrees No. 214/02, No. 494/02, No. 905/02 and No. 2,167/02, the Federal Government established a compensation mechanism for financial institutions, because of:

•	The losses caused by the conversion into pesos of a significant portion of their liabilities at the Ps. (Argentine pesos or ARS) 1.40 per U.S. dollar, greater than the exchange rate of Ps.1 per U.S. dollar established for the conversion into pesos of a significant portion of its dollar-denominated assets. The compensation mechanism would be achieved through the issuance and delivery of a peso-denominated Compensatory Bond maturing in 2007 (Boden 2007).

•	The currency mismatch generated by the compulsory pesification of different portions of financial institutions’ assets and liabilities. This would be achieved through the conversion of the originally peso-denominated Compensatory Bond into a dollar-denominated Compensatory Bond and, if necessary, through the subscription of a dollar-denominated Coverage Bond (which entailed obtaining a loan from the Central Bank). To achieve this the government established the issuance of dollar-denominated bonds maturing in 2012 (Boden 2012).
During 2002, the Central Bank established the compensation procedure through Communications “A” 3,650 and “A” 3,716 and complementary regulations.
In this respect, the Bank requested “Federal Government Bonds in Argentine pesos at 2%, maturing in 2007”, “Federal Government Compensation Bonds in U.S. dollars at LIBOR, maturing in 2012” and “Argentine Government Coverage Bonds in U.S. dollars at LIBOR, maturing in 2012” which were partially credited to Banco Macro and Banco Bansud by the Central Bank in 2002, pending final review and calculation by the Central Bank.

Banco Macro Bansud and Subsidiaries

Such final calculation and reviews were issued, through Communiqué “A” 4,165, as supplemented, in August 2004, and the compensation requested by the Bank did not differ significantly from the Central Bank’s calculation.
Subsequently, as mentioned in notes 7. and 11., as of December 31, 2004, the Bank made an additional adjustment to the compensation requested.
The amounts recorded in the consolidated financial statements related to such compensation mechanisms are as follows:

	Amounts as of	Amounts as of
	December 31,	December 31,
Recorded in	2004	2003	Description

Government securities—Holdings in investment accounts	53,856	141,001	Portion of the compensation received
• Boden 2012—Compensation	53,856	141,001
Other receivables from financial intermediation—Securities and foreign currency receivable from spot and forward purchases pending settlement	91,454	—	Portion of the compensation received
• Boden 2012—Compensation	91,454	—
Other receivables from financial intermediation— Other receivables not covered by debtor classification regulations	609,791	255,977	Compensation and Coverage bonds to be issued to the Bank.
• Boden 2012— Coverage	280,088	255,977
• Boden 2007— Compensation	184,691	—
• Boden 2012— Compensation	145,012	—

Total assets	755,101	396,978

Banco Macro Bansud and Subsidiaries

	Amounts as of	Amounts as of
	December 31,	December 31,
Recorded in	2004	2003	Description

Other liabilities from financial intermediation— Other and Accrued interest, adjustments and foreign exchange and quoted price differences payable	38,162	36,889	Obligation to repay to the Central Bank (recorded offsetting the amounts mentioned above).
• Boden 2012— Compensation	30,928	30,013
• Boden 2007— Compensation	7,234	6,876
Other liabilities from financial intermediation— Other and Accrued interest, adjustments and foreign exchange and quoted price differences payable	204,634	190,320	Liability with the Central Bank for the future subscription of Boden 2012 (Coverage Bond)
• Boden 2012— Coverage	204,634	190,320

Total liabilities	242,796	227,209

In the opinion of the Bank’s Management, the amounts recorded for such compensation included the events and situations known as of the date of issuance of these financial statements. These financial statements include the effects of the compensation finally agreed with the Central Bank as of each balance sheet date.

2)	Foreign currency accounts with the Central Bank and minimum liquidity requirements accounts with Deutsche Bank N.Y.

To meet the minimum liquidity requirements established by the Central Bank, the Bank had funds deposited in an account with Deutsche Bank N.Y. Under Central Bank rules, minimum cash reserve requirements are applicable to demand and time deposits and other brokerage liabilities denominated in pesos, foreign currency, or government and corporate securities, and any unused balances of advances in checking accounts under formal agreements not containing any clauses that permit the bank to discretionally and unilaterally revoke the possibility of using such balances. At December 31, 2004 such reserve requirements amounted to $732,205 and USD110,576. At December 31, 2003 such requirements amounted to $406,955 and USD63,161. At both year-ends, they were included in “Due from banks and correspondents”.

Presidential Decree No. 214/02, Presidential Decree No. 1,267/02 and the Central Bank, through Communiqué “A” 4,043, as supplemented, established a method to compute the amount to be reimbursed by the Central Bank itself or by financial institutions for converting into pesos the foreign currency accounts with the Central Bank and the minimum liquidity requirement accounts with Deutsche Bank N.Y.

The final computation reported to the Central Bank on January 5, 2004, was that the Bank should pay 5,685. On March 1, 2004, the amount paid to the Central Bank was 5,825 (including accrued interest). This amount was recorded as a liability as of December 31, 2003.

Banco Macro Bansud and Subsidiaries

b)     Financial exposure to the Government sector
1)     Guaranteed Loans— Presidential Decree No. 1,387/01
In late 2001, Presidential Decrees No. 1,387/01 and 1,646/01 established the basic terms and characteristics of the exchange of Argentine public-sector debt securities and Loans for new loans called Guaranteed Loans. Subsequently, Presidential Decree No. 471/02 established, among other things, the pesification of all federal, provincial and municipal government obligations denominated in foreign currency under Argentine law, at the Ps.1.40 to USD1 exchange rate, or its equivalent in any other currency, the adjustments by C.E.R. (Coeficiente de Estabilización de Referencia— Benchmark Stabilization Coefficient) and the interest rate applicable to each type of government security and guaranteed loan, on the basis of its average life and original currency. “CER” is an inflation adjustment coefficient based on changes in the consumer price index, which became effective as from February 3, 2002 and it is published by I.N.D.E.C. (Instituto Nacional de Estadística y Censos— Argentine Institute of Statistics and Census).
The guaranteed loans were not subject to Ministry of Economy Resolution No. 73/02, which established the deferral of payments of the Federal Government debt.
As of December 31, 2004, and 2003, the guaranteed loans were presented in the consolidated financial statements in “Loans— To the non-financial government sector” account in an aggregate amount of 720,146 and 337,639, net of discounts, respectively. (See note 4.4.d)).
2)     Provincial debt exchange— Law No. 25,570
On August 27, 2002, through Decree No. 1579, the Federal Executive instructed the Provincial Development Trust Fund to voluntarily convert provincial debts in the form of Government Securities, Bonds, Treasury Bills, or Loans into Secured Bonds.
Later, on October 25, 2002, the Ministry of Economy issued Resolution No. 539/02 describing the mechanism to exchange eligible provincial debt provided in sections 1 and 12, Presidential Decree No. 1,579/02.
During the year ended December 31, 2003, the Bank received the bonds requested amounting to 722.931.
During the year ended December 31, 2004, the Bank applied a portion of its holdings of Secured Bonds to acquire the bonds to be given to its depositors in exchange for rescheduled deposits. (See note 1. c)).
As of December 31, 2004 and 2003, Secured Bonds were recorded in the consolidated financial statements in the “Unlisted government securities” account for 819,498 and 685,314, respectively (See Note 4.4.b)1)).
3)     Exchange of Federal government debt
Presidential Decrees Nos. 1,733/04 and 1,735/04 were issued on December 10, 2004. They established for the restructuring of the Argentine Government bonds; the payment of such bonds was deferred as provided for in Section 59, Law No. 25,827 through a domestic and international exchange transaction. Such transaction should be carried out within the scope and terms and conditions detailed in such decrees and in the offer prospectus.
The restructuring comprised a global exchange offer with holders in the United States, Argentina and several countries in Europe and Asia. The government securities eligible for restructuring include all securities issued before December 31, 2001. Three new debt securities would be issued with a separable unit linked to GDP.

Banco Macro Bansud and Subsidiaries

In January 2005, the exchange was launched in Argentina and the terms and conditions of the offer were presented to the bondholders. The terms for such offer were to last 5 weeks and the final date was February 25, 2005.
As of December 31, 2004, and 2003, the government securities subject to the abovementioned debt restructuring amount to 17,146 and 17,209, respectively, and are further described in note 21.
The following table condenses the main impacts of the above mentioned exchange transactions as of the date that each exchange occurred:

					Other Receivables
	Government				from Financial		Total
	Securities		Loans		Intermediation		cumulative
							effect
	Increase	Decrease	Increase	Decrease	Increase	Decrease	Gain/(loss)

Guaranteed Loans— Presidential Decree N° 1,387/01 (includes inflation adjustment)(note 1.2.b).1)	—	342,753	498,469	11,458	—	144,930	(672)
Provincial Debt Exchange— Presidential Decree 1,579 (note 1.2.b).2)	708,413	36,655	—	119,220	—	552,538	—
Exchange of Federal Government Debt— Presidential Decree 1,733/04 and 1,735/04 (note 1.2.b)3)	12,616	12,306	—	—	—	—	310

	721,029	391,714	498,469	130,678	—	697,468	(362)

c)     Deposits— Rescheduling of Amounts— Exchange for Federal Government bonds (Exchanges I and II)
As a result of the economic crisis, the Federal Executive issued Decree No. 1,570/01 establishing severe restrictions on cash withdrawal from financial institutions. Subsequently, a number of regulations were issued to reschedule the maturity of certain deposits existing in the financial system. These rescheduled deposits are known as CEDROS.
During 2002, as part of the process related to lifting restrictions on bank deposits, the Federal Executive Branch established Exchanges I and II for financial system deposits. Through those exchanges, holders of deposits could opt to receive government securities in consideration for their rescheduled deposits.
By Decree No. 739/03 of April 1, 2003, the Federal Executive granted depositors the option to secure the release of their rescheduled dollar denominated deposits pesified at the Ps.1.40 = USD1 exchange rate and adjusted by C.E.R. As of May 23, 2003, (deadline for exercising the option), the amount of deposits redeemed by the Bank was 122,427.
In relation to Exchanges I and II, the total of CEDROS settled by the Bank amounted to 353,389. As of December 31, 2004, practically all exchanges were settled.
As of December 31, 2004 and 2003, the Bank had 69,791 and 64,278 as other deposits, respectively, for rescheduled deposits which have not been exchanged (CEDROS plus adjustments by C.E.R. plus accrued interest).

Banco Macro Bansud and Subsidiaries

d)     Legal actions
The measures adopted by the Federal Executive in 2002 with respect to the situation of public emergency in political, economic, financial and foreign exchange matters triggered a number of legal actions brought by individuals and companies against the Federal Government, the Central Bank and financial institutions. The legal actions claimed that some of those measures infringed upon their constitutional rights. These actions are known as amparos.
In the particular case of deposits denominated in foreign currency, the trial courts ordered, in some cases, the partial or total reimbursement of such deposits, either in foreign currency or at the free-exchange rate at the time of reimbursement, until a final pronouncement was made as to the constitutionality of the pesification of foreign-currency deposits, as previously established.
Some of such claims were filed with the Argentine Supreme Court, which determined whether the judgments granted by the lower courts were constitutional or not, depending on each particular case. The last judgment by the Supreme Court established the constitutionality of the process but some aspects remained undefined. It should be noted that the effects of the Supreme Court’s judgment were limited to the parties to each case, which may change in the future. Nevertheless, lower courts usually follow and apply Supreme Court precedents.
If the courts make a final favorable decision on the constitutionality of pesification of foreign-currency deposits, the Bank would be entitled to require the reimbursement of the amounts paid in excess of the amount required by effective regulations. Conversely, if the courts decide that deposits should be settled in foreign currency at the higher rates, there may be further claims against the Bank. However, the Bank’s management believes that these additional payments should be eventually included in the compensation mechanisms implemented to compensate financial institutions for the effects of the asymmetrical pesification of their assets and liabilities.
As of the date of the respective reports, there still is uncertainty as to the final court decisions and their potential effects on: (i) the recoverability of the capitalized amounts— see below; (ii) court’s decisions which required the Bank to pay to certain depositors a portion of the original amount in US dollars; and (iii) the contingent risk of potential additional unasserted legal claims.
In light of the complexity of the issue, and considering that those situations may result in gain or loss contingencies, whose likelihood of occurrence is considered to be more than remote but less than probable, the related amount or range of the amount involved cannot be estimated.
According to Communiqué “A” 3,916 dated April 3, 2003, the Bank carried a net capitalized amount of 50,037 and 44,730 as of December 31, 2004, and 2003, respectively, as “Intangible assets”. These amounts represent the difference between the amount of the original foreign currency deposits converted at the higher exchange rate dictated by the courts and the amount converted at the lower exchange rate pursuant to the regulations (pesification at Ps.1.4 to USD1 exchange rate, or its equivalent in another currency, plus C.E.R.).

2.	ACQUISITION OF NUEVO BANCO SUQUIA S.A.
On April 27, 2004, the Bank decided to participate in the bidding process for the purchase of Nuevo Banco Suquía S.A. to increase its market share, under the framework of a competitive bidding process in which three other bidders participated. The Evaluation Committee for the bidding process carried out by Banco de la Nación Argentina (B.N.A.) for the sale of 100% of the shares (15,000,000 shares of common stock entitled to one vote per share) of Nuevo Banco Suquía S.A. preliminarily awarded the winning bid to the Bank. The stock purchase agreement was signed on September 30, 2004.

Banco Macro Bansud and Subsidiaries

On December 9, 2004, Central Bank’s Board of Governors issued Resolution No. 361, whereby it approved the transfer of shares representing 100% of the capital stock of Nuevo Banco Suquía S.A. in favor of the Bank.
On December 22, 2004, the shares of Nuevo Banco Suquía S.A. were transferred to the Bank, in consideration of which the latter paid 16,407 in cash. Because Nuevo Banco Suquía S.A.’s shareholders’ equity (book value) amounted to 16,890, the Bank recorded a negative goodwill of 483.
Upon the transfer, pursuant to Central Bank’s rules, the value of Nuevo Banco Suquía S.A.’s assets and liabilities was as follows:

Cash	336,266
Government and private securities	475,029
Loans	862,769
Other receivables from financial intermediation	428,163
Investments in other companies	1,893
Other receivables	21,872
Bank premises and equipment	47,678
Other assets	25,845

Total assets	2,199,515

Deposits	1,548,049
Other liabilities from financial intermediation	599,635
Other liabilities	11,949
Provisions	17,778
Items pending allocation	5,214

Total liabilities	2,182,625

Total shareholders’ equity	16,890

Total liabilities and shareholders’ equity	2,199,515

On the same date, the Bank made an irrevocable capital contribution for future capital increases in the amount of 288,750, as agreed in the bid, and increased Nuevo Banco Suquía S.A.’s shareholders’ equity by the same amount. Additionally, on the same date, at the Regular and Special Shareholders’ Meeting of Nuevo Banco Suquía S.A. the former shareholders approved a motion to capitalize those irrevocable capital contributions, and, therefore, the capital stock increased to 303,750 (303,750,000 shares of common stock entitled to one vote per share).
The results of operations of Nuevo Banco Suquía S.A. were included in these consolidated financial statements as from December 22, 2004. As of December 31, 2004, the shareholders’ equity of Nuevo Banco Suquía S.A. amounted to 307,298.
The following pro forma information is presented to show the results of operations for the year ended December 31, 2004, if both banks had operated on a consolidated basis as from January 1, 2004. The balances for the year ended December 31, 2004 were considered and intercompany transactions were eliminated. These pro forma results are not necessarily indicative of the results of the consolidated entity may have in the future or would have had if merged as from January 1, 2004.

Banco Macro Bansud and Subsidiaries

	Banco Macro
	Bansud S.A.—	Nuevo Banco	Pro Forma Central
	Consolidated	Suquía S.A. (*)	Bank’s Rules

Financial income	427,900	181,191	609,091
Financial expense	(133,204)	(105,315)	(238,519)

Gross intermediation margin— Gain	294,696	75,876	370,572
Provision for loan losses	(36,467)	(124,644)	(161,111)
Service charge income	154,425	90,924	245,349
Service charge expense	(24,963)	(24,182)	(49,145)
Administrative expenses	(254,980)	(109,648)	(364,628)

Net income/(loss) from financial intermediation	132,711	(91,674)	41,037
Other income	109,589	46,937	156,526
Other expenses	(48,651)	(19,742)	(68,393)

Net income/ (loss) before income tax	193,649	(64,479)	129,170
Income Tax	(672)	—	(672)

Net income/ (loss) for the year	192,977	(64,479)	128,498

(*)	Including income (loss) from January 1, 2004, through December 21, 2004 (prior to the acquisition date).
As of December 31, 2004, Nuevo Banco Suquía S.A. reported a payable to the Central Bank (resulting from the credit assistance for illiquidity) of 260,500. As of such date, these liabilities were recorded in the “Other liabilities from financial intermediation— Central Bank of Argentina” account. On February 2, 2005, in accordance with Central Bank Communiqué “A” 4,268, the Bank paid in cash to settle such debt.
On March 14, 2005, as established in Central Bank’s Board of Governors point 7 of Resolution No. 361. Banco Macro Bansud S.A. sold 50,000 shares of Nuevo Banco Suquía S.A. to three shareholders for 50; no gain or loss was recognized. Therefore, as from that date, Banco Macro Bansud S.A. holds 99.984% of the capital stock and votes of Nuevo Banco Suquía S.A.
Also, on April 8, 2005, in accordance with the ruling issued by Argentine anti-trust authorities dated March 7, 2005, the Department of Technical Coordination of the Ministry of Economy and Production authorized Banco Macro Bansud S.A. to acquire the capital stock of Nuevo Banco Suquía S.A.
3.     BANK OPERATIONS
3.1.    Acquisition of Banco Bansud S.A. and merger into Banco Macro S.A.
On December 19, 2001, the former Banco Macro S.A. and Banco Nacional de México S.A. (Banamex) executed a stock purchase agreement for 38,377,021 issued and outstanding shares, representing 59.58% of capital stock and 76.17% of voting rights in the former Banco Bansud S.A. (“Bansud”). The acquisition was effective January 4, 2002. The price for such purchase was set at 65,000 payable to Banamex on December 31, 2003. However, this price could be adjusted taking into account the final recovered value obtained by the Bank for the Subordinated Saneo Certificates. As of December 31, 2003, the liability originally recorded for 65,000 was reversed and credited to income for the year then ended because such contingent purchase price was not paid. On August 12, 2004, Banamex assigned the collection rights to third parties. The new creditor notified the Bank that there were no price adjustments to be made and no amount was due.

Banco Macro Bansud and Subsidiaries

Pursuant to the agreement mentioned above, all Banamex’s rights over the irrevocable contributions for future capital increases were assigned to former Banco Macro S.A.; therefore, considering such transaction, former Banco Macro S.A. acquired 81,225% of former Banco Bansud S.A.
On March 28, 2003, Banco Macro S.A. and Banco Bansud S.A. agreed to and announced the terms of their Merger. The Central Bank’s Board of Governors and the C.N.V. (Comisión Nacional de Valores— Argentine Securities and Exchange Commissions) authorized the merger of Banco Macro S.A. (absorbed company) with and into Banco Bansud S.A. (surviving company). The latter changed its name to Banco Macro Bansud S.A. In addition, the C.N.V. authorized the public offering of shares to be delivered in exchange as a result of the merger.
On December 17, 2003, the name change, the merger, the amendments to the bylaws of Banco Macro Bansud S.A. and the capital increase (see Note 10) were registered with the Public Registry of Commerce of the City of Buenos Aires.
In addition, through Communiqué “B” 8,085 dated December 19, 2003, the Central Bank reported that, as previously authorized effective December 17, 2003, Banco Macro S.A. merged with and into Banco Bansud S.A. and changed its name to Banco Macro Bansud S.A.
3.2.    Agreement with the Misiones Provincial Government
In 1997, due to the merger of Banco de Misiones S.A. with and into the former Banco Macro S.A., Banco Macro Bansud S.A., as surviving company, was appointed the Provincial Government’s exclusive financial agent, as well as revenue collection and obligation payment agent, for a term of five-year term as from January 1, 1996.
On November 25, 1999, the Bank and the Misiones Provincial Government executed a special-relationship extension agreement. The term agreement mentioned in the preceding paragraph was thereby through December 31, 2007, and the prices of the services to be rendered over such period were set. In addition, the Bank was given the option to extend the agreement a further two years, i.e. through December 31, 2009.
As of December 31, 2004 and 2003, the amounts of deposits held by the Misiones Provincial Government in the Bank are 257,465 (includes 21,816 of deposits subject to court proceedings) and 109,808 (includes 21,828 of deposits subject to court proceedings), respectively.
3.3.    Agreement with the Salta Provincial Government
Due to the merger of Banco de Salta S.A. with and into the former Banco Macro S.A., for a ten-year term as from March 1, 1996, Banco Macro Bansud S.A., as surviving company, became the Provincial Government’s exclusive financial agent and the mandatory channel for all the Province’s payments, deposits and collections.
In addition, on February 22, 2005, the Ministry of the Treasury and Publics Works of the Province of Salta approved the addendum to the special relationship agreement, which extended this agreement term, and its supplementary, extension and additional agreements for a ten-year term as 2005.
As of December 31, 2004 and 2003, the amounts of deposits held by the Salta Provincial Government in the Bank are 255,794 (includes 38,614 of deposits subject to court proceedings) and 140,097 (includes 32,899 of deposits subject to court proceedings), respectively.
3.4.    Agreement with the Jujuy Provincial Government
Due to the merger of Banco de Jujuy S.A. with and into the former Banco Macro S.A., for a term of ten years as from January 12, 1998, Banco Macro Bansud S.A., as surviving company, shall be the

Banco Macro Bansud and Subsidiaries

Provincial Government’s exclusive financial agent and the mandatory channel for all the Province’s payments, deposits and collections.
As of December 31, 2004 and 2003, the amounts of deposits held by the Jujuy Provincial Government in the Bank are 286,696 (includes 29,406 of deposits subject to court proceedings) and 126,067 (includes 20,800 of deposits subject to court proceedings), respectively.
3.5.    Acquisition of assets and liabilities of the former Scotiabank Quilmes S.A.
Through Resolution No. 523 of August 20, 2002, the Central Bank’s Board of Governors approved the formation of Laverc Trust and the transfer of certain assets of Scotiabank Quilmes S.A. (SBQ) into this trust. The trust issued Class “A”, “B” and “C” certificates of participation. In such resolution, the Central Bank also approved to the transfer of 35% of Class “A” and “B” certificates to the former Banco Bansud S.A., in compensation for the deposits assumed by the Bank. In addition, the abovementioned Resolution authorized the former Banco Bansud S.A. to incorporate 36 branches of SBQ.
The Bank incorporated Class “A” and “B” certificates of participation and the liabilities assumed at the values calculated according to Central Bank’s rules and the abovementioned resolutions, which were similar to the fair values thereof as of the transaction date. As a result, this transaction had no material effects on the Bank’s shareholders’ equity because assets acquired and liabilities assumed had the same value.
Related to this transaction, on August 31, 2002, Seguro de Depósitos S.A. (SEDESA) and the former Banco Bansud S.A. entered into a loan agreement, the latter thereby received 66,500 for a ten-year term. Such loan was guaranteed by government securities. In March 2003 and as established by the abovementioned agreement, the former Banco Bansud S.A. exercised its right to prepay the loan, assigning such securities to SEDESA. Upon assignment of the securities, they were recorded at their market value in the amount of 18,335. The difference between the book values of the liabilities paid and the securities assigned 48,165 was recorded under “Net income (loss) on government and private securities” in the statement of income for the year ended December 31, 2003.
As a result of the reconciliations made, and as evidence by the minutes of the meeting held at the Central Bank on January 4, 2005, the adjusted nominal value of Class “A” certificates of participation and the proportional interest held by Banco Macro Bansud S.A. over the total amount of certificates of participation were determined. Such meeting was attended by the court-appointed administrators of SBQ, Banco Macro Bansud S.A. and the trustee of the LAVERC Trust, among others.
As of December 31, 2004, the Bank recorded an amount of 6,774 determined as a result of the reconciliations mentioned above under “Other receivables from financial intermediation— Other not included in debtors classification standards”. This receivable was paid by the LAVERC trust after such year-end.
3.6.    Agreement and and purchase of certain assets of Sociedad Anónima del Atlántico Compañía Financiera (SADELA)
As a result of the effects of the economic and financial crisis undergone by Argentina since late 2001, which are further described in note 1.2., SADELA’s results of operations decreased, which caused it to lose almost all its equity by late 2003.
Accordingly, on October 9, 2003, the Central Bank, through Resolution No. 401, approved SADELA’s reorganization under the provisions of section 35 bis of Financial Institutions Law (reorganization of financial institutions) for the benefit of its depositors.

Banco Macro Bansud and Subsidiaries

On February 13, 2004, the Central Bank’s Board of Governors issued Resolution No. 46 regarding the transfer of secured assets and liabilities from SADELA under the framework of Financial Institutions Law section 35 bis, Title II (Exclusion Resolution).
The Exclusion Resolution, recital 36, recognized that the obligations undertaken by Banco Macro Bansud S.A. regarding the SADELA deposits shall be exclusively limited to the recorded balances thereof, and that the Bank shall not become successor to SADELA with respect to such deposits.
On March 18, 2004, Banco Macro Bansud S.A., SEDESA and SADELA executed the Agreement for the Sale and Assignment of certain assets of SADELA pursuant to Central Bank Resolution No. 46. In addition, on the same date, Banco Macro Bansud S.A. and SADELA executed the “Memorandum of Compliance with section 35 bis, Financial Institutions Law by SADELA”, for the purpose of setting rules, rights, obligations and conditions under which SADELA transferred and Banco Macro Bansud S.A. received the ownership of assets in the amount of 33,058, free from any encumbrance or title restriction. Such transaction did not bring about any significant effects on the Bank’s shareholders’ equity.
The Bank incorporated the assets and liabilities assumed at the values calculated according to Central Bank’s rules and the abovementioned resolutions, which were similar to the fair values thereof as of the transaction date. This transaction had no material effects on the Bank’s shareholders’ equity because assets and liabilities were assumed in the same amount.
3.7.    Uniones Transitorias de Empresas (JOINT VENTURES)
a)     Banco Macro—Siemens Itron
The Bank participates in the “Banco Macro— Siemens Itron— Unión Transitoria de Empresas” (a joint venture jointly controlled having an interest of 50%), under the agreement entered into by the former Banco Macro S.A. and Siemens Itron Business Services S.A. on April 7, 1998. The current subject-matter of the Unión Transitoria de Empresas (joint venture) agreement is to provide a provincial data processing center to manage tax-related assets, to modernize tax collection systems and procedures in the province of Salta, and to manage and recover the tax and municipal assessment debt.
As of December 31, 2004 and 2003, the net assets amounted to 3,930 and 2,957, respectively, and net income of the joint venture amounted to 3,738 and 2,272, respectively. Under Central Bank rules, this interest is consolidated through the proportionate consolidation method (both net assets and income).
b)     BMB M&A
On October 22, 2004, the Bank entered into a joint venture agreement named “BMB M&A— Unión Transitoria de Empresas” (jointly controlled having an interest of 50%) with Montamat & Asociados S.R.L. The subject-matter of such agreement will be to render audit services related to oil & gas royalties and tax easements in the province of Salta to optimize the collection thereof.
As of December 31, 2004, the joint venture had not yet begun operations.

4.	SIGNIFICANT ACCOUNTING POLICIES
The preparation of the Bank’s financial statements requires Management to make, in certain cases, estimates and assumptions to determine the book amounts of assets and liabilities, as well as the disclosure of contingent assets or liabilities as of each of the dates of presentation of the accounting information included in these financial statements.
Management records entries based on the best estimates according to the likelihood of occurrence of different future events and the final amounts may differ from such estimates, which may have a positive or negative impact on future periods.

Banco Macro Bansud and Subsidiaries

4.1.    Consolidation and basis of presentation
The Consolidated Financial Statements have been prepared under accounting principles issued by the Central Bank (Central Bank’s rules).
Certain disclosures related to formal legal requirements for reporting in Argentina have been omitted for purposes of these Consolidated Financial Statements, since they are not required for the United States Securities and Exchange Commission (“SEC”) reporting purposes.
In accordance with Central Bank’s rules, the presentation of the parent company’s unconsolidated financial statements is mandatory. Consolidated financial statements are to be included as supplementary information to the unconsolidated financial statements. For the purpose of these financial statements, certain unconsolidated financial statements have been included in note 35.
Under Central Bank’s rules and F.A.C.P.C.E. (Federación Argentina de Consejos Profesionales de Ciencias Económicas— Argentine Federation of Professional Council in Economic Sciences) Technical Resolution No. 4, Banco Macro Bansud S.A. has consolidated the following subsidiaries:

			Percentage held of		Equity
					investment
	Shares				amounts as of
			Capital		December 31,
Company	Class	Number	stock	Votes	2004

Nuevo Banco Suquía S.A.(1)	Common	303,750,000	100.000%	100.000%	306,815
Sud Bank & Trust(4)	Common	9,816,899	99.999%	99.999%	91,354
Sud Valores S.A. Sociedad de Bolsa (2)(4)	Common	940,500	99.000%	99.000%	8,853
Sud Inversiones & Análisis S.A.(4)	Common	199,998	99.999%	99.999%	2,756
Sud Valores S.G.F.C.I.S.A.(3)(4)	Common	47,750	19.100%	19.100%	249
Macro Valores S.A.(4)	Common	1,349,290	99.95%	99.95%	5,514

(1)	From December 22, 2004.

(2)	Banco Macro Bansud S.A. has an indirect equity interest in Sud Valores S.A. Sociedad de Bolsa of 1% (through its subsidiary Sud Inversiones & Análisis S.A.— S.I.A.S.A.), in addition to the direct equity interest of 99% in such company.

(3)	Consolidated through S.I.A.S.A., its parent company (percentage held of capital stock and votes: 80.90%).

(4)	Consolidated as of December 31, 2002, 2003 and 2004.
The intercompany transactions have been eliminated.
As of December 31, 2004, 2003, and 2002, prior to consolidation, the financial statements of Sud Bank & Trust were conformed to accounting principles generally accepted in the City of Buenos Aires, Argentina (Argentine GAAP) and Central Bank’s rules. As they were originally stated in United States Dollars, they were translated into pesos following the procedures indicated below:

a) Assets and liabilities were translated at Central Bank’s benchmark US dollar exchange rate as of the closing date on the last business day of the year.

b) Capital stock, additional paid-in capital and irrevocable contributions were translated at the effective exchange rate as of the date on which such contributions were made.

c) Retained earnings were estimated by the difference between assets, liabilities and owners’ contributions as indicated above.

Banco Macro Bansud and Subsidiaries

d) The amounts of income statement accounts were translated into pesos, as described in a) above. The difference between the addition of amounts and the lump-sum income (loss) for each period (difference between retained earnings at beginning of year and retained earnings as of period-end) was recorded in the consolidated statements of income in the “Financial income— Other” or “Financial expense— Other” accounts, as the case may be.
4.2.    Comparative information
The Bank’s consolidated financial statements as of December 31, 2003, and 2002, were retroactively restated to include prior period adjustments for the items included in note 7.
Additionally, the preparation of the Bank’s stand-alone financial statements as of December 31, 2002, was changed for comparative purposes, since the merger with and into former Banco Bansud S.A. was given retroactive effect to January 1, 2002.
4.3.    Restatement in constant pesos
Argentine GAAP requires financial statements to be stated in constant pesos. In a monetary stability context, the nominal currency is used as constant currency, but, in an inflationary or deflationary context, the financial statements should be stated in pesos reflecting the purchasing power as of their closing date by recognizing the changes in the domestic WPI (Wholesale Price Index) published by the I.N.D.E.C. under F.A.C.P.C.E. Technical Resolution No. 6 restatement method.
The Bank’s consolidated financial statements as of December 31, 2003, and 2002, recognize the changes in the peso purchasing power until February 28, 2003, under Presidential Decree No. 664/03, I.G.J. General Resolution No. 4/03, C.N.V. General Resolution No. 441, and Central Bank Communiqué “A” 3,921. Professional accounting standards provide that the restatement method established by Technical Resolution No. 6 should have been discontinued as from October 1, 2003. See note 6.a) 1).
The accounting information is restated in constant currency on a monthly basis, using INDEC’s domestic WPI measurements.
The restatement coefficient for a given month will result from dividing the index value at the end of the month by the value at the beginning.
The procedure is as follows:

i) Assets and liabilities are classified into monetary and non-monetary. Monetary assets and liabilities are those that are not adjusted for inflation, but generate a monetary gain (loss). The effect of inflation is broken down depending on its origin, i.e., monetary gain (loss) on financial intermediation, monetary gain (loss) on other transactions and monetary gain (loss) on other operating expenses.

ii) Non-monetary assets and liabilities, shareholders’ equity and statement-of-income accounts are restated.
4.4.    Valuation methods
Main valuation methods used to prepare the consolidated financial statements under Central Bank’s rules are the following:
a)     Assets and liabilities denominated in foreign currency:
The assets and liabilities denominated in US dollars were valued at Central Bank benchmark US dollar exchange rate effective as of the closing date of transactions on the last business day of each year-end. Additionally, assets and liabilities denominated in other foreign currencies were converted at Central

Banco Macro Bansud and Subsidiaries

Bank’s benchmark exchange rate. Foreign exchange differences were recorded in the income statement for each year-end as foreign exchange, net.
b)     Government and private securities:
b.1)     Government securities:

•	Listed:

i) Holdings in investment accounts— compensation received from the Federal government: They were stated at face values, plus interest accrued under the issuance terms. Under Central Bank Communiqué “A” 3,785, they were translated into pesos, as described in Note 4.4.a),

ii) Holdings in investment accounts— bonds received from customers as loan settlements: As of December 31, 2003, they were valued under Central Bank Communiqué “A” 3,671, as supplemented, at the settlement value, calculated as instructed by Central Bank Communiqué “A” 3,828 and updated by C.E.R. value accrued as of such date. These bonds were recorded at the same book value as the loans settled.

iii) Other holdings for trading or intermediation transactions: they were stated at the effective quoted price for each security as of each year-end. Differences in quoted market values were recorded in the income statement.

•	Unlisted:

i) Secured bonds under Presidential Decree No. 1,579/02: as of December 31, 2004, and 2003, they were valued as established by Central Bank Communiqué “A” 3,911, as supplemented, as explained in note 4.4.c) In addition, as of December 31, 2003, this includes secured bonds to be submitted for the subscription for the direct exchange of federal government bonds to be delivered to depositors, which were stated at the settlement value of liabilities.

ii) Argentine External Bills Coupons 2004 series 74, Tax Credit Certificates, other expired and unpaid government securities and other holdings: as of December 31, 2004, they were valued under Central Bank Communiqué “A” 4,084, as supplemented. As of December 31, 2003, they were valued under Central Bank Communiqué “A” 3,911, as supplemented, as explained in note 4.4.c).

•	Instruments issued by the Central Bank:

i) Listed— LEBAC (Letras del Banco Central— Central Bank bills): they were valued at the effective quoted price as of December 31, 2004. Market value differences were recorded in the income statement.

ii) Unlisted— LEBAC: they were valued at their face value, adjusted by C.E.R., plus interest accrued until each year-end, applying the rates stipulated in their issuance conditions.

iii) Listed— NOBAC (Notas del Banco Central— Central Bank notes): they were valued at their effective quoted price of the respective note as of December 31, 2004. Market value differences were recorded in the income statement.

iv) Unlisted— NOBAC (Notas del Banco Central— Central Bank notes, adjusted by C.E.R.): as of December 31, 2004, they were valued at their face value, adjusted by C.E.R., plus interest accrued until year end, applying the rates stipulated in their issuance conditions.

Banco Macro Bansud and Subsidiaries

b.2)     Investments in listed private securities:

•	Corporate bonds: As of December 31, 2004, they were valued at the effective quoted price at year-end. Market value differences were recorded in the income statement.

•	Debt securities of financial trusts: They were valued at the effective quoted price at year-end. Market value differences were recorded in the income statement.

•	Certificates of participation in financial trusts: As of December 31, 2004, they were valued at the effective quoted price at year-end. As of December 31, 2003, they were valued at acquisition cost, plus income accrued as of year-end. As of December 31, 2003, the necessary allowances were recorded, pursuant to Central Bank Communiqué “A” 2,729, as supplemented. Such net value does not exceed the value arising from the shareholders’ equities of the respective trusts’ financial statements as of December 31, 2003, considering the Bank’s percentage of holdings.

•	Shares: they were valued at their closing market price. Market value differences were recorded in the income statement.

•	Mutual funds: valued at the value of the shares as of each year-end. Value differences were recorded in the income statement.
The Bank uses the specific identification method in determining the cost of investments sold (not classified as trading).
c)     Assets included in Central Bank Communiqué “A” 3,911, as supplemented:
As of December 31, 2004, such assets include: (i) secured bonds under Presidential Decree No. 1,579/02, (ii) unlisted government securities— other holdings, (iii) guaranteed loans under Presidential Decree No. 1,387/01; (iv) assistance granted to the non-financial provincial government sector and (v) other assistance granted to the non-financial government sector.
As of December 31, 2003, such assets include: (i) secured bonds under Presidential Decree No. 1,579/02 (except for secured bonds to be submitted for the subscription of federal government bonds to be delivered to depositors); (ii) unlisted government securities— other holdings; and (iii) assets for the debt exchange provided in Presidential Decree No. 1,387/01 (guaranteed loans), financial assistance granted to the non-financial provincial governments sector submitted for the provincial debt exchange and other financial assistance granted to the non-financial government sector.
The assets valued under Central Bank Communiqué “A” 3,911 were valued at the lower of their present values or notional values. If the present value is greater than the notional value (as defined in point 4 of Central Bank Communiqué “A” 3,911), the amount is debited to asset account and the credit is recorded in an asset offset account. If the present value is less than the notional value, the difference is recorded as a loss in the income statement and the offsetting credit is recorded in the asset account. The amounts recorded in the asset offset account are adjusted each month based on the values calculated in accordance with the communiqué.
In the case of peso-denominated instruments which include indexation clauses, the present value was calculated based on cash flows according to the contractual conditions (taking into account, if applicable, the accumulated C.E.R. accrual by month-end), discounted at the interest rates established in point 2 of such Communiqué (for the year ended December 31, 2004: 3.50% and for the year ended December 31, 2003: 3%). Such calculations were made following specific guidelines established in such Communiqué (present value rate, certain effects determined for the aggregation of securities and guaranteed loans, among others).

Banco Macro Bansud and Subsidiaries

In the case of peso-denominated instruments which do not include indexation clauses, Central Bank Communiqué “A” 4,163 established the methodology to calculate their present values. Thus, the interest rate used to discount the cash flows for the fiscal year ended December 31, 2004, was 3.71%.
d)     Loans and Other Assets from the Non-Financial Government Sector:
d.1)     Guaranteed Loans (established by Presidential Decree No. 1,387/01)
Such Guaranteed Loans were valued, as explained in note 4.4.c) under Central Bank Communiqué “A” 3,911, as supplemented. As of December 31, 2004 and 2003 the technical value, carrying amount and discount of such loans were as follows:

	Technical value	Carrying amount	Discount

2004	754,933	720,146	34,787
2003	337,639	337,639	—
d.2)     Loans to the non-financial government sector and Other financial exposure to the non-financial government sector:
They were valued, as explained in note 4.4.c) under Central Bank Communiqué “A” 3,911, as supplemented.
e)     Interest accrual:
Interest has been accrued based on the compound interest method when earned or incurred. Interest on foreign currency and instruments whose maturity does not exceed 92 days is accrued based on a simple interest formula.
The Bank suspends the accrual of interest generally when the related loan is non-performing and the collection of interest and principal is in doubt, generally after 90 days. Accrued interest remains on the Bank’s books and is considered a part of the loan balance when determining the allowances for loan losses. Interest is then recognized on a cash basis after reducing the receivable of accrued interest, if applicable.
f)     C.E.R. accrual:
As of December 31, 2004, and 2003, receivables and payables were adjusted by C.E.R. as follows:

•	Guaranteed loans: as explained in note 4.4.d)1).

•	Other loans and receivables from sale of assets: Under Central Bank Communiqué “A” 3,507, as supplemented, the payments through September 30, 2002, were made under the original terms of each transaction and were recorded as prepayments. From February 3, 2002, the principal was adjusted by C.E.R. prevailing on December 31, 2004, and 2003, as the case may be.

•	Deposits and other assets and liabilities: C.E.R. adjustment was applied as of December 31, 2004, and 2003, respectively.
g)     Allowance for loan losses and provision for contingent commitments:
These provisions have been calculated based on the estimated uncollectibility risk of the Bank’s credit portfolio. This results from evaluating the degree of debtor’s compliance with payment terms and the guarantees and collateral supporting the respective transactions under Central Bank Communiqué “A” 2,950, as supplemented.
In cases where loans with specifically allocated provisions are settled and the specific provisions that had been established in previous years are greater than what is deemed necessary, the excess is reversed and recorded in current year profit.

Banco Macro Bansud and Subsidiaries

Recoveries on charged off loans are recorded directly to income.
The Bank also assesses the credit risk associated with off-balance sheet contingent commitments and determines the appropriate amount of credit loss liability that should be recorded. The liability for off-balance sheet credit exposure related to contingent commitments is included in the “Provision for contingent commitments” account.
h)     Loans and deposits of government securities:
They were valued at the quoted price of each type of security, plus accrued interest. Market value differences were recorded in the income statement.
i)     Other receivables from financial intermediation and Other liabilities from financial intermediation:
i.1)     “Amounts receivable from spot and forward sales pending settlement” and “Amounts payable for spot and forward purchases pending settlement”:
They were valued based on the prices agreed upon for each transaction, plus related premiums accrued as of each year-end.
i.2)     “Securities and foreign currency receivable from spot and forward purchases pending settlement” and “Securities and Foreign currency to be delivered under spot and forward sales pending settlement”:
They were valued at the quoted prices of the respective securities and foreign currency as of such dates. Market value differences were recorded in the income statement.
i.3)     Compensation and Federal Government Coverage Bonds (BODEN 2012) to be received (Presidential Decree No. 905/02):
The Compensation and Federal Government Coverage Bonds to be received by the Bank were recorded under “Other receivables from financial intermediation— Other receivables not covered by debtors classification regulations”. They were stated at their nominal value, plus interest accrued according to the issuance conditions, translated into pesos as described in note 4.4.a), and net of adjustments proposed by the Central Bank in calculating the compensation (see note 1.2.a)). The related liabilities of Federal Government Compensation Bonds payable in Argentine pesos maturing in 2007 (BODEN 2007) are presented in “Other liabilities from financial intermediation”.
i.4)     Debt securities and certificates of participation in financial trusts:

•	Laverc: the Bank carried receivables from the Laverc Financial Trust amounting to 6,774 (collected after year-end) and 20,172, as of December 31, 2004 and 2003, respectively. In addition, as of December 31, 2003, the Bank carried Class “A” and “B” certificates of participation, amounting to 46,669. Such assets have been valued at their cost amount plus the related indexation and interest, less payments and redemptions made by the trust.

•	Lujan: Certificates of participation were valued at the face value of the certificates transferred to the Bank, plus interest accrued as of each year-end amounting to 20,588 and 41,979, as of December 31, 2004 and 2003, respectively.

•	San Isidro A, B and C: Class “A” and “B” certificates of participation were valued at the face value of the certificates transferred to the Bank. They were increased by accrued interest plus C.E.R. adjustment through each year-end and thus amounting to 13,101 and 12,312, respectively. Class “C” certificates of participation were valued at the face value of the certificates transferred to the Bank. They were increased by the interest accrued through each year-end, thus amounted to 3,681 as of such dates. This value does not exceed the one included in the financial statements of the trust.

Banco Macro Bansud and Subsidiaries

•	Saneo Series 01 Commercial Portfolio: as of December 31, 2003, they were valued based on their acquisition cost, considering the accrued income receivable as of each year-end, net of collections and the allowances for impairment in value set by the trust. They were recorded as of December 31, 2003 in the net amount of 12,041.

•	Other: they were valued on the basis of their cost, considering the income accrued as of each year-end, net of collections and allowances recorded.
i.5)     Other Unlisted Corporate Bonds:
They were valued at acquisition cost plus income accrued as of each year-end.
j)     Assets subject to financial leases:
As of December 31, 2004, they were valued at the net investment in the lease less unearned income and calculated in accordance with the conditions agreed upon in the respective agreements, by applying the interest rate imputed therein.
k)     Investments in other companies:
k.1)     Non-controlled financial institutions (less than 50% ownership interest), supplementary and authorized activities:
In Argentine pesos: they were valued at acquisition cost, plus the nominal value of dividends received, restated as explained in note 4.3.
In foreign currency: they were valued at the acquisition cost in foreign currency, plus the nominal value of dividends received, converted into pesos in accordance with the criterion stated in note 4.4.a).
k.2)     In other non-controlled companies (less than 50% ownership interest): they were valued at acquisition cost, plus the nominal value of dividends received, restated as described in note 4.3., net of allowances for impairment in value. Such net values do not exceed the values calculated by the equity method on the basis of the latest financial statements published by the companies.
l)     Other receivables— Federal Government Bonds receivable:
As of December 31, 2004, the Bank acquired from its depositors subscription rights over Federal Government Bonds in US dollars at LIBOR maturing in 2005, 2012 and 2013, and in Argentine Pesos maturing in 2007, for an amount of 19,706. In addition, as of December 31, 2003, it had acquired subscription rights over Federal Government Bonds in US dollars at LIBOR maturing in 2006 and 2013, for an amount of 124,704.
As of December 31, 2004, the subscription rights over Federal Government Bonds in US dollars at LIBOR maturing in 2005, 2012 and 2013 and in Argentine Pesos maturing in 2007 were valued at their respective quoted prices at year-end. As of December 31, 2003 the subscription rights over Federal Government Bonds in US dollars at LIBOR maturing in 2006 and 2013 were valued taking into consideration the quoted prices at year-end.
m)     Bank premises and equipment and other assets:
They were valued at acquisition cost, restated as explained in note 4.3., less the related accumulated depreciation calculated under the straight line method and based on the estimated months of their useful life.
The cost of maintenance and repairs is charged to expense as incurred. The cost of significant renewals and improvements is added to the carrying amount of the respective fixed assets.

Banco Macro Bansud and Subsidiaries

n)     Intangible assets:
n.1)     Goodwill and organization and development costs (except differences due to court orders (amparos)— Non-deductible for the determination of the computable equity): valued at their acquisition cost restated as explained in note 4.3., less the related accumulated amortization based on the estimated months of useful life.
n.2)     Differences due to court orders (amparos)— Non-deductible for the determination of the computable equity: as of December 31, 2004, and 2003, the “Intangible Assets— Organization and development costs” account includes 50,037 (net of amortization for 17,916) and 44,730 (net of amortization for 6,258), respectively. These amounts resulted from the difference between the amount of the original foreign currency converted at the exchange rate (higher) applied upon payment of the constitutional right protection actions (known as amparos) and the amount recorded under regulations effective upon the payment date (pesification at Ps.1.4 to USD1 exchange rate, or its equivalent in other currency, plus C.E.R.). Additionally, and as disclosed in Communiqué “A” 3,916, as from April 2003, the amount recorded is amortized straight line over 60 months.
o)     Valuation of options
o.1)     Put options taken: As of December 31, 2004, they were valued at the agreed-upon strike price (accrual method). In addition, as of December 31, 2004, the premiums accrued were recorded under “Other receivables from financial intermediation”.
o.2)     Put options sold: Such options were stated at the values of the exchange of the bonds, plus interest and C.E.R. adjustment accrued as of those dates (accrual method). Their notional value relates to amounts representing contingent obligations assumed by the Bank under put options sold on the Federal Government Bond coupons established in Presidential Decrees Nos. 905/02 and 1,836/02, as supplemented, whose holders have requested such option Management has estimated that such guarantees have a fair value of zero. Under Central Bank rules, these are recorded in memorandum accounts.
o.3)     Forward transactions offset: As of December 31, 2004, they were valued at their quoted prices, effective at year-end (accrual method). Any quoted price-differences were charged to income for the year.
p)     Severance payments:
The Bank charges these payments directly to income when incurred.
q)     Provisions for liabilities:
As mentioned in note 3.1., the acquisition of Banco Bansud S.A. by Banco Macro S.A. gave rise to an original recording of negative goodwill of 365,560, which is the difference between the purchase price and the book value of the net equity acquired.
On July 24, 2003, the Central Bank issued Communiqué “A” 3,984, which established the methods for disclosure and amortization of negative goodwill, as well as the treatment thereof in the merger process. Such amortization methods depend on the reasons that originated such negative goodwill and are summarized below:

•	For differences between book and fair values of government securities and guaranteed loans over the period of convergence of these values.

•	For differences between book and carrying values of the loan portfolio during the effective period thereof.

•	For expected future losses, upon occurrence thereof.

Banco Macro Bansud and Subsidiaries

•	For differences between book and fair values of non-monetary assets, during the amortization term of these assets.
The amount reversed for the fiscal year may not exceed the amount, which would have been amortized on a straight-line basis over 60 months.
Therefore, if these conditions are met, such goodwill will continue to be amortized.
As of December 31, 2004, and 2003, the referred goodwill is disclosed under “Provisions” in liabilities in the aggregate amounts of 146,224 and 219,336, respectively, net of accumulated amortization. Therefore, as of December 31, 2004, 2003 and 2002, the Bank amortized such goodwill and credited 73,112 to “Other Income— Recovered loans and allowances reversed”, using the proportion of the cap of 20% per year established in such Communiqué.
As mentioned in note 2, the acquisition of Nuevo Banco Suquía S.A. by Banco Macro Bansud S.A. gave rise to an original recording of negative goodwill of 483, which is the difference between the purchase price of the net assets acquired and the book value to those assets
Additionally, the Bank has certain contingent liabilities with respect to existing or potential claims, lawsuits and other proceedings, including those involving labor and other matters. The Bank accrues liabilities when it is probable that future costs will be incurred and such costs can be reasonably estimated.
r)     Shareholders’ equity accounts:
They are restated as explained in note 4.3., except for the “Capital Stock” account which is presented at its original value. The adjustment resulting from its restatement as explained in note 4.3. is included in the “Adjustments to Shareholders’ Equity” account.
s)     Consolidated Statement of Income Accounts:
Accounts reflecting monetary transactions (financial income and expenses, service-charge income and service-charge expenses, administrative expenses, loan losses, etc.) occurred during the fiscal year ended December 31, 2004, were computed at their historical cost; whereas for the fiscal years ended December 31, 2003, and 2002, they were restated as explained in note 4.3.
Accounts reflecting the effects of the sale, retirement or consumption of non-monetary assets were computed on the basis of the restated amounts of such assets, restated as mentioned in note 4.3.
The effect of inflation on monetary assets and liabilities through February 28, 2003, has been recognized in three accounts called “Monetary loss on financial intermediation”, “Monetary loss on operating expenses” and “Monetary loss on other operations”. These accounts include monetary transactions which were restated by applying the adjustment coefficient to the historical amounts on a monthly basis.
t)     Consolidated statement of cash flows:
For the purpose of reporting cash flows, cash and cash equivalents include amounts set forth under “Cash” (“Cash on hand”, “Due from banks Correspondents” and “Others”). The consolidated statements of cash flows were prepared using the measurement methods prescribed by the Central Bank. Cash and cash equivalents represent instruments which are readily convertible to known amounts of cash and have original maturities of 90 days or less.
The Bank paid income tax of 429, 701 and 31 for the years ended December 31, 2004, 2003 and 2002 respectively. Additionally, for such periods, the Bank paid minimum presumed income tax of 10,218 and 6,543 respectively.

Banco Macro Bansud and Subsidiaries

The Bank paid interest expense of 61,424, 120,989 and 113,545 as of December 31, 2004, 2003 and 2002 respectively.

5.	INCOME TAX AND MINIMUM PRESUMED INCOME TAX (TOMPI)
a)     As required by Central Bank’s rules, the Bank calculates the income tax charge by applying the 35% rate to taxable income for the year, without giving effect to temporary differences between book and taxable income.
In fiscal year 1998, Law No. 25,063 established minimum presumed income tax for a ten-year term. This tax is supplementary to income tax; while the latter is levied on the taxable income for the year, minimum presumed income tax is a minimum levy assessment by applying the current 0.2% rate to the book value of certain assets. Therefore, the Bank’s tax obligation for each year will be equal to the higher of these taxes. However, if minimum presumed income tax exceeds income tax in a given year, the excess may be credited as a payment towards any income tax in excess of minimum presumed income tax that may occur in any of the following ten years, once accumulated tax loss carry forwards (NOLs) have been used.
The Bank calculated accumulated income tax NOLs. Minimum presumed income tax of 20,658 and 12,271, for 2004 and 2003 respectively, was capitalized under “Other receivables.”
As of December 31, 2004, the minimum presumed income tax credit is considered to be recoverable in light of the tax projections prepared by the Bank and under the provisions of the Central Bank Communiqué “A” 4,295, as amended.
The consolidated amounts of minimum presumed income tax credit and NOLs accumulated as of December 31, 2004 will mature as follows:

Minimum presumed income tax credit

Amount	Expiration year

8,108	2009
5,859	2010
3,804	2011
8,613	2012
12,271	2013
20,658	2014

59,313

NOLs

Amount	Expiration year

80,854	2006
284,589	2007
243,155	2008
83,225	2009

691,823

Banco Macro Bansud and Subsidiaries

b) A.F.I.P. (Administración Federal de Ingresos Públicos— Argentine Tax Authorities) and other agencies’ administrative proceedings have had different interpretations regarding the tax treatment of the effect of the pesification and C.E.R. adjustment of guaranteed loans. The Bank believes that the income related to such items is not subject to income tax and therefore has no provided for such effect in the financial statements.

6.	DIFFERENCES BETWEEN CENTRAL BANK’S RULES AND PROFESSIONAL ACCOUNTING STANDARDS EFFECTIVE IN THE CITY OF BUENOS AIRES, ARGENTINA
Through Resolution C.D. No. 87/03 of June 18, 2003, the C.P.C.E.C.A.B.A. (Consejo Profesional de Ciencias Económicas de la Ciudad Autónoma de Buenos Aires— Professional Council in Economic Sciences of the City of Buenos Aires) approved the revised professional accounting standards mandatory in the City of Buenos Aires (Technical Resolutions Nos. 6, 8, 9, 16, 17, 18, 20, and 21). In particular, with respect to the financial institutions governed by the Central Bank, the C.P.C.E.C.A.B.A. kept in force Resolution C. No. 98/93, which does not require the net present value (discounting) of beginning and end-of-year balances of monetary receivables and payables generated by financial transactions and refinancing, and of other monetary receivables and payables not generated by trading of goods or services.
As of the date of these consolidated financial statements, the Central Bank has not adopted the valuation and disclosure changes provided by these professional accounting standards, and their application in the financial statements of financial institutions is, therefore, not required. For this reason, the Bank did not quantify the net effects on shareholders’ equity or income (loss) caused by all the differences between such accounting standards and Central Bank’s rules.
Below are the main differences between professional accounting standards and Central Bank’s rules as of December 31, 2004, 2003 and 2002:
a)     Valuation aspects
1)     The Bank has not recognized the effects of changes in the peso purchasing power from March 1, 2003 through October 1, 2003. Such recognition is required by Argentine G.A.A.P.
Had the effects of changes in the peso purchasing power, as mentioned above, been recognized, the shareholders’ equity as of December 31, 2004, would have decreased by 7,858, whereas income for the year ended December 31, 2004, would not have been affected significantly and income for the year ended December 31, 2003, would have increased by 14,547. The accounts as of December 31, 2002, presented for comparative purposes, would have been restated to recognize the effects of the changes in the peso purchasing power through September 30, 2003.
2)     The Bank assesses income tax by applying the effective rate to the estimated taxable income without considering the effect of temporary differences between book and taxable income. Under professional accounting standards, income tax should be recognized through the deferred tax method.
3)     As of December 31, 2004, and 2003, the Bank kept an amount of 50,037 (net of amortization for 17,916) and 44,730 (net of amortization for 6,258), respectively, capitalized in the “Intangible assets— Organization and development costs” account. This amount is related to the compliance with legal decisions on amparos. In accordance with professional accounting standards, if the amounts are realizable they should have been recorded in “Other receivables”, should not have been amortized and should have been stated at market value. If the amounts are not realizable, they should be recorded as losses.
4)     Holdings of government securities and loans to the non-financial government sector are valued in accordance with rules and regulations issued by the Federal Government and the Central Bank In particular, Central Bank Communiqué “A” 3,911, as supplemented, establishes a present-value criteria,

Banco Macro Bansud and Subsidiaries

applying regulated discount rates, for the valuation of unlisted government securities and certain receivables from the non-financial government sector. Furthermore, the Central Bank’s rules for recognition of allowance for loan losses provide that receivables from the non-financial government sector are not subject to provisions for loan losses.
In accordance with the professional accounting standards, the assets indicated in (i) through (vi) above should have been stated at their market values.
The Bank’s particular situation in this regard was as follows:

i) As of December 31, 2004, 2003, and 2002, the Bank recorded in “Government securities— Holdings in investment accounts” and “Other receivables from financial intermediation— Securities and foreign currency receivable from spot and forward purchases pending settlement” the securities received for the compensation established by Presidential Decree No. 905/02 in the aggregate amounts of 145,310, 141,001 and 165,157, respectively. The quoted market prices of such securities amounted to 122,414, 89,430 and 75,972 as of December 31, 2004, 2003, and 2002, respectively.

ii) As of December 31, 2003 and 2002, the Bank classified a portion of its holdings of government securities as “Holdings in investment accounts” in the aggregate amount of 2,975 and 5,211. The quoted prices of such securities amounted to 2,726 and 2,397 as of December 31, 2003, and 2002, respectively.

iii) As of December 31, 2002, the Bank valued a portion of its government securities portfolio according to Central Bank Communiqué “A” 3,398, totaling 30,948. The quoted price of such securities amounted to 8,424 as of December 31, 2002.

iv) As of December 31, 2002, the Bank classified Consolidation Bonds Series 1 in pesos at their face value, plus income accrued as of that date totaling 1,191. The quoted price of such bonds amounted to 619 as of December 31, 2002.

v) As disclosed in note 1.2.b) 2), as of December 31, 2004, the Bank recorded in “Unlisted government securities” secured bonds under Presidential Decree No. 1,579/02, under Central Bank Communiqué “A” 3,911, as supplemented and other unlisted government securities held that were valued under Central Bank Communiqué “A” 3,911 as supplemented and Central Bank’s Communiqué “A” 4,084, as the case may be, for an amount of 839,183. As of December 31, 2003, the securities and bonds mentioned above were recorded in “Government Securities” and “Loans” (considering that the provincial debt exchange was still pending) for an amount of 528,932, net of secured bonds to be submitted for subscription for the direct exchange to be delivered to depositors. As of December 31, 2002, such securities and bonds were recorded in the “Government Securities”, “Loans” and “Other receivables from financial intermediation” accounts (because the provincial-government debt exchange was pending implementation) in the amount of 696,375.

vi) As disclosed in note 1.2.b)1), as of December 31, 2004, the Federal Government Guaranteed Loans from the exchange established by Presidential Decree No. 1,387/01, and Other loans to the non-financial government sector are recorded in the “Loans— To the non-financial government sector” account in the net aggregate amount of 809,577. As of December 31, 2003, such loans were recorded under “Loans— To the non-financial government sector” for 362,901. As of December 31, 2002, the Federal Government secured loans derived from the exchange established by Presidential Decree No. 1,387/01 were recorded in the “Loans— To the non-financial government sector” account in the amount of 299,821.

Banco Macro Bansud and Subsidiaries

vii) As of December 31, 2004, 2003, and 2002, the Bank recorded in “Other receivables from financial intermediation”, other assistance to the non-financial government sector in the aggregate amounts of 435, 1,453, and 871, respectively.

viii) As disclosed in note 1.2.a)1), as of December 31, 2004, the Bank recorded in “Other receivables from financial intermediation— Other receivables not covered by debtors classification regulations” the remaining right to receive securities as compensation established by Presidential Decree No. 905/02 in the amount of 609,791. Additionally, the Bank recorded in “Other liabilities from financial intermediation— Other” account a liability reflecting the reimbursement to the Central Bank, for 38,162. As of December 31, 2003, such right was recorded in “Other receivables from financial intermediation— Other receivables not covered by debtors classification regulations” for 255,977. Additionally, the liability for the reimbursement to the Central Bank for 36,889 (see note 1.2.a)1)) was recorded in “Other Liabilities from financial intermediation— Other”. As of December 31, 2002, such right was recorded in “Other receivables from financial intermediation— Other receivables not covered by debtors classification regulations” for 292,802.
The bank recorded adjustments to prior years income. In accordance with the professional accounting standards, such adjustments should have being recorded as income (loss) as of the date of determination.
5)     As mentioned in Note 4.4.q), the acquisition of Banco Bansud S.A. by Banco Macro S.A. gave rise originally to the recording of negative goodwill of 365,560. This resulted from the difference between the purchase price and the book value of the net equity acquired according to Central Bank’s rules. Subsequently, as mentioned in the referred note, under Central Bank Communiqué “A” 3,984, the Bank retroactively applied the valuation and disclosure regulations established in such Communiqué and amortized, as of December 31, 2004, 60% of the aggregate amount of such goodwill (the maximum amortization allowed per annum is 20%). This negative goodwill generated gains on inflation through February 28, 2003.
In addition, as mentioned in note 4.4.q), the acquisition of Nuevo Banco Suquía S.A. by Banco Macro Bansud S.A. generated negative goodwill of 483, resulting from the difference between the purchase price and the value of the net assets acquired applying Central Bank’s rules.
Under professional accounting standards effective in the City of Buenos Aires, Argentina, when the cost of an investment is lower than fair value of the related identifiable assets, such difference shall be either deferred (as negative goodwill) and amortized subsequently as appropriate, on the basis of the specific circumstances of the transaction that originated such difference, or be considered a gain for the year.
b)     Disclosure aspects
There are certain disclosure differences between the criteria established by Central Bank and Argentine professional accounting standards.
The Bank has not presented the adjustment for changes in the Argentine peso purchasing power in each respective account in the statements of income.

7.	PRIOR PERIOD ADJUSTMENTS
The consolidated financial statements include adjustments to prior-year income related to: (i) the reversal of 20% of the negative goodwill under Central Bank Communiqué “A” No. 3,984; (ii) the reallocation, of the unrealized valuation difference, which had been originated by the adjustments to the compensation received under sections 28 and 29, Presidential Decree No. 905/02, equivalent to

Banco Macro Bansud and Subsidiaries

40% of the net position in foreign currency as of December 31, 2001; and (iii) the additional adjustments arising from the effects of the asymmetrical pesification and the compensation mentioned in notes 1.2.a)1) and 11.
The amounts of such adjustments were a net (decrease) to net assets of (91,170) and (53,625) as of December 31, 2003 and 2002, respectively.

8.	RESTRICTED AND PLEDGED ASSETS
Some of the Bank’s assets are restricted as follows:
a)     As of December 31, 2004 and 2003, the “Government Securities” account includes:

1. Federal Government Bonds in US dollars at LIBOR maturing in 2012 received in compensation (see note 1.2.a)1)) for 1,746 and 4,686, respectively, as security for the subscription of bonds belonging to depositors who opted for the exchange (see note 1.2.c)).

2. Government Bonds in US dollars at LIBOR maturing in 2012 received as compensation (see note 1.2.a)1)) for 40,597 and 30,110, respectively.

3. Consolidation Bonds in Pesos— First Series amounting to 1,775 and 3,754, respectively, assigned to settle payables to the Central Bank and safety-net financing originated in the acquisition of assets and liabilities from the former Banco Federal Argentino (B.F.A.).

4. Secured Bonds for 34,282 and 35,970 (face value of Ps. 24,400,000), respectively, as collateral for the loan granted by Banco de Inversión y Comercio Exterior S.A. (B.I.C.E.) to finance the public work “Paso San Francisco”.
b)     As of December 31, 2004, and 2003, the “Loans” account includes:

1. Loans secured by mortgages in the amount of 422 and loans secured by pledges in the amount of 1,430, respectively, in turn provided as security in favor of the Federal Treasury Department under the Global Credit Program for Small-sized and Micro-enterprises.

2. Federal Government Guaranteed Loans in the amount of 16,940 and 16,140, respectively, provided by the former Banco Macro S.A. as security to the Central Bank for the exchange of compensation received in Federal Government Bonds in Pesos at a 2% rate per year, maturing in 2007, for BODEN requested by depositors, under Central Bank Communiqué “B” 7,594.
c)     Additionally, as of December 31, 2004, the “Loans” account includes Federal Government Guaranteed Loans in the amount of 3,931 as security in favor of the Central Bank for the loan mentioned in note 3.6.
d)     The “Other receivables from financial intermediation” account includes Central Bank restricted deposits for 552 as of both years, as set forth by Communiqué “A” 1,190. The Bank has recorded allowances for 100% of this receivable.
e)     Additionally, as of December 31, 2004, the Bank had recorded under “Other receivables from financial intermediation— Central Bank,” 121,317 related to the amounts in the special guarantee accounts with the Central Bank for transactions related to electronic clearing houses and other similar transactions.
f)     As of December 31, 2004, the “Other Receivables” account includes a seizure of 1,292 of blocked assets.

Banco Macro Bansud and Subsidiaries

g)     As of December 31, 2004, Nuevo Banco Suquía S.A. carried 5,313 related to credit card transactions and 1,636 related to other guarantee deposits as guarantees, which were booked as “Guarantee deposits” under the “Miscellaneous receivables” account.
h)     As of December 31, 2004, Nuevo Banco Suquía S.A. had used the class “A” certificate of participation in the Suquía trust as guarantee for the loan granted by the Central Bank to the Bank to purchase Government bonds maturing in 2005, 2007 and 2012. Those bonds would be used for the deposit exchange option exercised by the holders of depositors with Nuevo Banco Suquía S.A. This guarantee covers principal, adjustments and interest up to the maximum amount of 178,056. The original value of the loan was 161,869, and the book-value as of December 31, 2004, was 233,464.
i)     As of December 31, 2004, and 2003, the “Investments in other companies” account includes:

1. Irrevocable contributions to Tunas del Chaco S.A., Emporio del Chaco S.A. and Prosopis S.A. in the amount of 450 (150 in each company), under the federal taxes deferment, subscribed according to the Law No. 22,021, as amended by Law No. 22,702, which provides that the investment must be kept in assets for a term not shorter than five years commencing on January 1 of the year subsequent to that when the investment was made (investment year: 2003).

2. Irrevocable contributions to El Taura S.A. for 61 and 90, respectively, which are exempt from provincial taxes according to the standards regulating the tourism promotion system of the Province of Salta pursuant to Provincial Law No. 6,064 (ratified by Provincial Decree No. 1,465/97 issued by the Executive of the Province of Salta), which establishes that the investment should be maintained in assets for a term of at least one year as from the payment date.

3. Two shares in Mercado de Valores de Buenos Aires S.A., in the amount of 1,452 (owned by Sud Valores S.A. Sociedad de Bolsa) were pledged in favor of “La Buenos Aires Cía. Argentina de Seguros S.A.” to cover the security granted in connection with the Sud Valores S.A. Sociedad de Bolsa’s failure to comply with its obligations.
j)     On March 9, 2004, Nuevo Banco Suquía S.A. gave secured bonds and guaranteed loans to the Central Bank as collateral for the loan for temporary illiquidity, granted through Resolution No. 315/02, dated March 21, 2002. As of December 31, 2004, the value of secured bonds and guaranteed loans amounted to 154,709 and 197,270, respectively.

Banco Macro Bansud and Subsidiaries

9.	TRANSACTIONS WITH RELATED PARTIES
As of December 31, 2004, 2003, and 2002, the amounts and income (loss) of the transactions performed with subsidiaries and related companies according to the provisions of Law No. 19,550 are as follows:

			Sud
	Nuevo		Valores		Sud
	Banco		S.A.		Valores	Macro
	Suquía		Sociedad	Sud Bank	S.G.F.C.I.	Valores	Total	Total	Total
	S.A.	S.I.A.S.A.	de Bolsa	& Trust	S.A.	SA.	2004	2003	2002

ASSETS
Cash and due from banks and correspondents	—	—	—	2,131	—	—	2,131	2,756	170
Loans	—	—	—	—	—	—		1,566	1,584
Other receivables from financial intermediation	—	—	14,503	—	—	—	14,503	7,352	—
Other Receivables	4,670	—	—	—	—	—	4,670	—	—

Total Assets	4,670	—	14,503	2,131	—	—	21,304	11,674	1,754

LIABILITIES
Deposits	3	931	2,639	101	1,272	730	5,676	3,627	4,242
Other liabilities from financial intermediation	—	—	1,478	1,654	—	—	3,132	4,762	4,368

Total Liabilities	3	931	4,117	1,755	1,272	730	8,808	8,389	8,610

MEMORANDUM ACCOUNTS
Control debit accounts	—	—	—	6,382	—	—	6,382	1,038	80

Total Memorandum Accounts	—	—	—	6,382	—	—	6,382	1,038	80

INCOME/EXPENSE
Financial income	4	—	54	21	—	—	79	501	1,514
Financial expense	(7)	—	—	(5,437)	(37)	—	(5,481)	(8,471)	(646)
Service-charge income	—	1	27	1	1	3	33	10	120
Service-charge expense	—	—	(45)	(13)	—	—	(58)	(112)	(2)
Other income	—	—	—	—	—	—	—	—	8

	(3)	1	36	(5,428)	(36)	3	(5,427)	(8,072)	994

During 2004 and 2003, the Bank granted loans to certain companies related to executive officers and directors of the Bank and its subsidiaries. Loans granted to those related parties as of December 31, 2004 and 2003 totaled 55,908 and 23,485, respectively. It is the Bank’s policy that such loans are granted in the ordinary course of business at normal credit terms, including interest rate and collateral requirements.
As of December 31, 2004 and 2003, the outstanding deposits of related parties were 36,713 and 7,111, respectively.

Banco Macro Bansud and Subsidiaries

10.	CAPITAL STOCK
As of December 31, 2004, and 2003, the capital structure is as follows:

Shares			Capital stock

		Votes
		per	Issued and
Class	Number	share	outstanding(1)	Paid-in(1)

Registered Class A shares of common stock	11,235,670	5	11,236	11,236
Registered Class B shares of common stock	597,707,767	1	597,707	597,707

Total 2004	608,943,437		608,943	608,943

Total 2003	608,943,437		608,943	608,943

(1)	Related to Ps.608,943,437
Net income per common share for the fiscal years ended December 31, 2004, 2003, 2002, was computed by dividing net income by the weighted average number of outstanding common shares for each year, considering the retroactive effect of the merger mentioned in notes 3.1. and 4.2.

11.	CORPORATE BONDS ISSUANCE
The amounts recorded in the consolidated financial statements related to corporate bonds are as follows:

Corporate bonds			As of December, 31

	Original
Class	face value	Ref.	2004	2003

Subordinated corporate bonds	USD60,000,000	11.a)	—	—
Subordinated corporate bonds	USD23,000,000	11.a)	12,665	20,052
Subordinated corporate bonds	USD4,000,000	11.b)	3,751	4,148

Total			16,416	24,200

Maturities of the corporate bonds as of December 31, 2004, are as follows:

Fiscal year	2004

2005	7,810
2006	6,147
2007	615
2008	615
2009	615
2010	614

Total	16,416

a)     On February 19, 1996, the Regular and Special Stockholders’ Meeting of the former Banco Bansud S.A. authorized issuing Subordinated Corporate Bonds for up to a face value of USD 60,000,000.
After various negotiations between the parties, on April 16, 2003, the former Banco Bansud S.A. paid off at the due date, at the USD1 = ARS1 exchange rate, the last installment of the Subordinated Corporate Bond.

Banco Macro Bansud and Subsidiaries

In addition, on April 12, 1995, the Regular Shareholders’ Meeting of the former Banco Macro S.A. approved creating a global program for the issuance of simple corporate bonds, subordinated or not, non-convertible into shares for up to an aggregate of USD50,000,000, and it entrusted the Board of Directors the responsibility of setting the terms of the referenced bonds (price, form, payment and placement conditions, among others).
On July 20, 1998, the former Banco Macro S.A. received the funds related to a loan that it had requested from the F.F.C.B., now Assistance Trust Fund for Financial Institutions and Insurance (F.F.A.E.F. y S.), in the amount of USD5,000,000, and Banco Macro Bansud S.A. issued Subordinated Corporate Bonds in order to finance the acquisition of Banco de Jujuy S.A.
Pursuant to the request made by the Bank to the F.F.C.B.’s Managing Committee on July 26, 1999, to restructure the financing previously granted, a loan agreement was executed on December 29, 1999 by B.N.A., as F.F.C.B.’s trustee, and the former Banco Macro S.A. Under such agreement, the F.F.C.B. granted the Bank a subordinated loan of USD18,000,000, which was used by the Bank to strengthen computable equity.
The former Banco Macro S.A. undertook to repay in full the new loan convertible into subordinated corporate bonds in five annual, equal and successive instalments, the first instalment falling due on December 29, 2002. In addition, the loan will accrue compensatory interest at 180 days LIBOR plus 3% per year on balances, payable in arrears on an annual basis starting a year after the disbursement date.
On March 17, 2000, the former Banco Macro S.A. requested the C.N.V.’s authorization to issue the fifth series of subordinated corporate bonds in the amount of USD18,000,000, under the Corporate Bonds issuance global program for an aggregate amount of USD50,000,000 as mentioned in point b), in order to repay the loan granted by the FFCB on December 29, 1999.
As of December 31, 2004, the Bank had paid the equivalent of USD14,800,000.
The Managing Committee of the trust fund objected to the pesification of 50% of its loans, therefore requesting re-assessment of all payments made. The former Banco Macro S.A. has submitted all necessary information to the trust fund and rejected the request of such entity.
On March 8, 2004, the Managing Committee of the F.F.R.E. (Fondo Fiduciario para Reconstrucción de Empresas— Enterprise Reconstruction Trust Fund), through B.N.A. in its capacity as trustee for such fund, notified the former Banco Macro S.A. that it had rejected the appeals that such bank had filed against such Committee’s decision of May 28, 2003 (Records of Proceedings No. 88) and thus confirmed the original decision. On May 12, 2004, the Bank amplified the refutation grounds presented to the Managing Committee of the trust fund.
The Ministry of Economy and Production, by Resolution No. 25 of January 17, 2005, rejected the administrative appeal that the Bank had brought against the abovementioned Record of Proceedings No. 88 of May 28, 2003, and stated that such resolution exhausted all administrative proceedings and opened the possibility of recourse to the courts.
The Bank believes that there are ample grounds to consider inappropriate and inapplicable the decision adopted by the Trust Fund’s Managing Committee and supported by the resolution of the Ministry of Economy and Production. However, pursuant to such resolution, the Bank has recorded provisions that reflect the probable increase in the amount payable by the Bank.
In the opinion of the Bank’s Management and under Law No. 25,561 these obligations were pesified at the USD1 = Ps.1 exchange rate and accrue C.E.R. adjustment as from February 3, 2002. Consequently, as of December 31, 2004, the Bank carried these payables in the “Subordinated Corporate Bonds” account for 8,200 in principal plus 4,465 in interest and C.E.R. adjustment accrued

Banco Macro Bansud and Subsidiaries

through year-end. In addition, the Bank carries 41,905 in Liabilities, in the “Provisions— Other Contingencies” account, to recognize the adjustment mentioned above. The recognition of this liability generated an adjustment to prior year income (see note 7).
b)     The Special Shareholders’ Meeting of Banco de Salta S.A. (bank merged with and into the former Banco Macro S.A.) held on January 20, 1997, approved issuing subordinated corporate bonds in the amount of USD 4,000,000 to exercise the power granted to it by the second clause of the loan agreement executed with Banco Provincial de Salta (in liquidation) on June 28, 1996. As required by the bank, through Resolution No. 1006, dated December 19, 1997, the C.N.V. authorized the entry of Banco de Salta S.A. into the public offering regime for the issuance of corporate bonds, and it also approved the public offering of such bonds.
In addition, on October 19, 1999, through Resolution No. 13,043, the C.N.V. authorized the transfer in favor of Banco Macro Misiones S.A. (bank merged with and into the former Banco Macro S.A.), of the authorization granted to Banco de Salta S.A., to issue the referred corporate bonds, since the latter merged with and into the former. Furthermore, it cancelled the authorization granted to Banco de Salta S.A. for the public offering of its corporate bonds.
As of December 31, 2004, the former Banco Macro S.A. had paid the equivalent of USD 1,600,000.

12.	ITEMS IN CUSTODY
12.1.    Portfolio management
a)     On March 1, 1996, Banco de Salta S.A. (bank merged with and into the former Banco Macro S.A.) and the Government of the Province of Salta executed an “Agreement to Manage the Loan Portfolio of Banco Provincial de Salta (in liquidation)” related to the non-financial private sector. Former Banco Macro S.A. thereby undertook to perform all the necessary acts to manage such portfolio. In consideration, the Province of Salta assigned the former Banco Macro S.A. a percentage of the amounts effectively recovered.
As of December 31, 2004, and 2003, the loan portfolio managed amounted to 460,702 and 462,741, respectively.
b)     By virtue of the agreement executed on August 11, 1998 between Banco de Jujuy S.A. (merged with and into the former Banco Macro S.A.) and the Province of Jujuy, the former Banco Macro S.A. undertook to perform all necessary acts to manage the loan portfolio of the former Banco de la Provincia de Jujuy and to provide the province of Jujuy with a monthly report on the tasks performed. In consideration thereof, the Province of Jujuy assigned to the former Banco Macro S.A., for all accounts and as a one-time and total consideration, a variable fee determined as a percentage of the amounts actually recovered.
As of December 31, 2004, and 2003, the loan portfolio managed amounted to 49,382 and 50,260, respectively.
c)     In order to securitize personal signature (unsecured) loans in Argentine Pesos granted to individuals through the “Cuenta sueldo” (loan system whereby the instalment payment is automatically debited from the same account into which the Bank credits the salary), the former Banco Macro S.A. created several trusts. These trusts issued debt securities and/or certificates of participation of different classes, which were authorized by the C.N.V., for public offering. The detail is as follows:

i) On December 20, 1999, a trust agreement was executed with MBA Banco de Inversiones S.A., as trustee. A trust labeled “Fideicomisos Financieros MBA Asset Backed Securities Serie Banco Macro Créditos I” was set up. To such end, debt securities and certificates of participation were issued for a face value of Ps.35,000,000. As of December 31, 2003, the

Banco Macro Bansud and Subsidiaries

loan portfolio managed amounted to 420. As of December 31, 2004 there are no remaining balances related to this loan portfolio.

ii) On February 21, 2000, a trust agreement was executed with Banco Sudameris Argentina S.A., as trustee. A trust labeled “Macro Personal I” was thereby set up. To such end, class “A” and “B” certificates of participation were issued for a face value of Ps.59,134,000 and Ps.14,783,000, respectively. As of December 31, 2003, the loan portfolio managed amounted to 1,081. As of December 31, 2004 there are no remaining balances related to this loan portfolio.

iii) On November 1, 2000, a trust agreement was executed with Banco Sudameris Argentina S.A., as trustee. A trust labeled “Macro Personal II” was thereby set up. To such end, class “A” and “B” certificates of participation were issued for a face value of Ps.49,019,000 and Ps.12,255,000, respectively. As of December 31, 2003, the loan portfolio managed amounted to 2,291. As of December 31, 2004 there are no remaining balances related to this loan portfolio.

iv) On April 30, 2001, a trust agreement was executed with Banco Sudameris Argentina S.A., as trustee. A trust labeled “Macro Personal III” was thereby set up. To such end, class “A”, “B” and “C” certificates of participation were issued for a face value of Ps.35,667,000, Ps.4,458,000 and Ps.4,458,000, respectively. As of December 31, 2003, the loan portfolio managed by the Bank amounted to 2,319. As of December 31, 2004 there are no remaining balances related to this loan portfolio.

v) On November 1, 2001, a trust agreement was executed with Banco Sudameris Argentina S.A., as trustee. A trust labeled “Macro Personal IV” was thereby set. To such end, class “A”, “B” and “C” certificates of participation were issued for a face value of Ps.20,957,000, Ps.2,620,000 and Ps.2,620,000, respectively. As of December 31, 2003, the loan portfolio managed by the Bank amounted to 2,133. As of December 31, 2004 there are no remaining balances related to this loan portfolio.
Considering the managed portfolio of the trust funds mentioned at c) i) to v), the Bank requested from the trustee the settlement in advance of the portfolio which took place through the refund by the trustee to the holders of certificates of participation of the residual value of the trust funds portfolio.
d)     On April 6, 2001, through Decree No. 806, the Ministry of the Treasury of the Province of Salta approved an extension to the “Contract for the service of collecting, processing and arranging information, managing the loan portfolio and performing collection procedures related to the receivables of I.P.D.U.V. (Instituto Provincial de Desarrollo Urbano y Vivienda— Provincial Institute of Urban and Housing Development) executed on March 27, 2001, between such agency and the former Banco Macro S.A. Through that extension, the Bank will provide to I.P.D.U.V., among others, the service of collecting the instalments payable by successful bidders for housing and a service of performing collection procedures related to such Institute’s receivables. In consideration thereof, the I.P.D.U.V. recognizes a percentage of the amounts effectively recovered to the former Banco Macro S.A.
The loan portfolio managed as of December 31, 2004 and 2003, amounted to 85,916 and 87,339, respectively.
e)     On August 19, 2002, ABN AMRO Bank N.V. Sucursal Argentina, as trustee, the former Scotiabank Quilmes S.A., as trustor, Banco Comafi S.A., as collecting agent and manager and the former Banco Bansud S.A. executed an agreement for the financial trust LAVERC collection administration and management, whereby the management of the assets related to branches transferred to former Banco Bansud S.A. will be carried out by the former Banco Bansud S.A. (for further information see note 3.5.)

Banco Macro Bansud and Subsidiaries

As of December 31, 2004 and 2003, the portfolio managed by the Bank amounted to 222,574 and 150,767, respectively.
In addition, as of December 31, 2004 and 2003, there are other portfolios managed by the Bank in the aggregate amount of 39,752 and 33,824, respectively.
12.2.    Mutual Funds
As of December 31, 2004, the Bank, in its capacity as depository institution, held in custody the shares of interest subscribed by third parties and securities from the following mutual funds:

	Shares of	Shareholders
	interest	equity	Investments(1)

PIONERO CRECIMIENTO	1,396,633	2,601	2,551
PIONERO RENTA	7,943,689	11,960	8,820
PIONERO FINANCIERO DÓLARES	17,635	55	42
PIONERO PESOS	158,612,002	161,546	79,675
PUENTE HNOS.	12,545,833	15,202	11,980
COPERNICO	14,267,094	49,934	40,843

(1)	These amounts reflect the funds’ investment portfolios and are recorded under “Debit-balance accounts— Control— Other— Assets in custody”.

13.	BANK DEPOSITS GUARANTEE INSURANCE SYSTEM
Law No. 24,485 and Presidential Decree No. 540/95, provided for the organization of a Bank Deposit Guarantee Insurance System. This system is characterized as being limited, mandatory and for valuable consideration. It is designed to provide protection for risks inherent in bank deposits, subsidiary and supplementary to the one offered by the system of bank deposit priorities and protection established by Financial Institutions Law. Law 24,485 provided for the organization of SEDESA to manage the FGD (Fondo de Garantía de los Depósitos— Deposit Guarantee Fund). In August 1995, SEDESA was organized. The Bank holds a 3.6630% equity interest therein, according to the percentages set forth in Central Bank communiqué “B” 8,192 published on April 30, 2004.
This system covers deposits in Argentine pesos and foreign currency made in participating institutions as checking accounts, savings accounts, time deposits or any other modes determined by the Central Bank, as long as they fulfill the requirements of Presidential Decree No. 540/95 and any others established by the enforcement agency. Additionally, the Central Bank issued regulations excluding from the deposits guarantee system those deposits made by other financial institutions, those made by entities related to the Bank, deposits of securities, among others.

14.	TRUST ACTIVITIES
Banco Macro Bansud S.A., either directly or through its subsidiary Sud Inversiones & Análisis S.A., acts as trustee. In no case, will the trustee be liable with its own assets or for any obligations undertaken in the performance of the trust. These obligations do not constitute any debt for the trustee and will be satisfied only with the corpus assets. Additionally, the trustee may not levy any encumbrance on the corpus assets or dispose of them beyond the limits set forth in the abovementioned trust agreements. The fees earned by the Bank in its capacity as trustee are calculated under the terms of the respective trust agreements.
As of December 31, 2004, 2003 and 2002, fees earned by the Bank and its subsidiary were not material.

Banco Macro Bansud and Subsidiaries

The following are certain characteristics of the main trusts where the Bank or its subsidiary acts as trustee:
14.1.     Trust Fund for the Economic Development of the Province of Jujuy
The purpose of the formation of the trust was to provide financial assistance to the productive sectors in the Province of Jujuy. In consequence, on May 11, 2000, the Economy Department of the Province of Jujuy (as trustor) and former Banco de Jujuy S.A. (as trustee) entered into a trust agreement (which was later amended on June 6, 2000). The trustor thereby transferred in trust the following:

(i) the right to be assigned by the Provincial Government to the proceeds from the Federal Tax Revenue Sharing System to guarantee the settlement of the consolidated debt that flows into the Trust Fund for the Economic Development of the Province of Jujuy (up to a face value of 10,000) or the debt provided in exchange, and

(ii) the profits arising from Trust activities.
The Bank only acts as trustee (managing the trust’s assets) and, therefore, no assets or liabilities were recorded in the consolidated financial statements. In addition, as of December 31, 2004 and 2003, the Trust managed assets amounting to 6,547 and 6,003, respectively.
Due to the characteristics of the transaction, the Trust did not issue certificates of participation or debt certificates.
14.2.     Transporte Automotor Plaza S.A. Trust
The purpose of formation of the Trust was to secure the guarantee provided by the former Banco Bansud S.A. to Transporte Automotor Plaza S.A. on certain bills of exchange issued for acquiring passenger transportation buses from Scania Latinoamérica Ltda.
In consequence, on May 7, 1998, S.I.A.S.A., Transporte Automotor Plaza S.A. and the former Banco Bansud S.A., in their capacities as trustee, trustor and beneficiary, respectively, signed a trust agreement. The trustor thereby transferred in trust the following:

(i) The rights to 15% of daily revenues from the exploitation of the public passenger transportation service, and

(ii) a daily amount equivalent to the value of the bills to fall due in the six-month period divided by the number of working days of such period.
The trustee deposits the funds collected as mentioned in (ii) above in a trust account. The funds mentioned in (i) above are immediately reimbursed to the trustor provided there are no events of default or delay in the fulfillment of any obligation assumed towards the beneficiary.
The Bank records as loan payments the disbursements made by such trust. This trust has not operated since September 2003 and has no assets and liabilities since that time. Due to the characteristics of the transaction (to secure the payment of the financing granted by the Bank to Transporte Automotor Plaza S.A.), the Trust did not issue certificates of participation or debt certificates.
14.3.     San Isidro Trust
The purpose of the San Isidro Trust is the sale of the real property received to pay for the equity certificates issued by the trust. This means that the main cash flow for the repayment of the certificates of equity participation will come from the sale of the property mentioned above. In consequence, on June 4, 2001, the former Banco Macro S.A., as trustee (today Sud Inversiones & Análisis S.A. is the trustee), and República S.A. de Finanzas, as trustor, executed a trust agreement. The “San Isidro” financial trust was thereby set up. Under such agreement, the trustor assigned in trust to the trustee

Banco Macro Bansud and Subsidiaries

the real property and plot of land located in the San Isidro district to realize them and use the proceeds therefrom to redeem the certificates of participation issued by the trust.
The certificates of participation were delivered to Banco Macro Bansud S.A. (the Bank holds 100% of the certificates issued by the Trust) for the repayment of loans previously granted to República S.A. de Finanzas. This represents effectively a foreclosure since the former owner of the assets relinquished all rights to the assets to the trust and the Bank holds 100% of the trust certificates.
The Bank recorded its holdings of San Isidro Trust certificates of participation in the account “Other receivables not covered by debtors classification standards”, as explained in note 4.4.i.4). In addition, as of December 31, 2004 and 2003, the assets managed by the Trust amounted to 16,782 and 15,993, respectively.
The Trust issued classes “A”, “B” and “C” certificates of participation which represent the legal instrument whereby Banco Macro Bansud S.A. is entitled to receive the cash flow established in the Trust Agreement.
14.4.     Municipal Finance Reorganization Trust Fund
The purpose of the formation of the trust was to provide financial assistance to municipalities and municipal commissions in the Province of Jujuy. Consequently, on December 29, 2004, the Finance Minister of the Province of Jujuy, representing the trustor, i.e. the Provincial Government, and Banco Macro Bansud S.A., as trustee, executed a trust agreement. The trustor thereby transferred in trust the following:

(i) Contributions from the Provincial Treasury in cash, in real property and the proceeds from the sale of real property belonging to the Provincial Government.

(ii) One half, i.e. 50%, of property tax collections up to the annual amount of six million pesos.

(iii) Amounts recovered from loans granted to municipalities and municipal commissions.

(iv) Other resources assigned to the Provincial Government from its own resources, the federal government, or financing from abroad.

(v) Proceeds from the investment of the trust fund assets.

(vi) Whatever assets the municipalities and municipal commissions may transfer in trust, under the scope of Provincial Law No. 5,435.
The Bank only acts as trustee (managing the trust’s assets) and, therefore, no assets or liabilities were recorded in the consolidated financial statements.
Additionally, due to the characteristics of the transaction, the Trust did not issue certificates of participation or debt certificates.
14.5.     Lujan Trust
The Luján Trust was created for the purpose of reducing the customer’s uncollectibility risk of the loan granted to Federalia S.A. de Finanzas. Consequently, on May 20, 2003, the former Banco Bansud S.A. signed a trust agreement with Federalia S.A. de Finanzas, in its capacity as trustor, and Sud Inversiones & Análisis S.A., in its capacity as trustee, whereby a financial trust named “Luján” was created to sell the corpus assets transferred to the trust by the trustor, in accordance with the terms of

Banco Macro Bansud and Subsidiaries

the agreement. The proceeds, net of trust expenses, were to be used to pay off the certificates of participation equity issued by the Trust, subject to their order of preference. The corpus assets are made up of different real property and plots of land located in the Province of Buenos Aires, Argentina.
The Bank recorded its holdings of Lujan Trust certificates of participation in the account “Other receivables not covered by debtors classification standards”, as explained in note 4.4.i.4).
The Trust originally issued classes “Nuevo A”, “A Prima” and “B” certificates of participation. The “A Prima” and “B” certificates are subordinated to the other certificates and are held by Federalia and the Bank has “Nuevo A” certificates.
14.6.     Trusts with depositors of former Banco Bansud S.A.
The purpose of the formation of these trusts was to acquire the rights to subscribe federal government bonds from depositors of former Banco Bansud S.A., who opted for participating in the exchange of deposits described in note 1.2.c).
Consecuently, during 2002 and 2003, certain trust agreements were executed between Sud Inversiones & Análisis S.A. (in its capacity as trustee), the former Banco Bansud S.A. (in its capacity as beneficiary) and depositors of the former Banco Bansud S.A. (in their capacity as Trustors). Such agreement provided that:

a) The Bank acquired from the depositors the rights to subscribe Federal government bonds.

b) The trustee undertook to accept such financial instrument and/or any other type of credit, obligation or security that the Federal Government may issue to exchange such deposits, which would be then transferred to the beneficiary.
As of December 31, 2004, two agreements (rights to subscribe Federal government bonds) were outstanding for a total amount of USD 112,303 and were recorded as “other receivables” on the Bank’s balance sheet.
Additionally, due to the characteristics of the transaction, the Trust did not issue certificates of participation or debt certificates.
14.7.     Mypes II (a) Trust
The purpose of the trust is to provide financial assistance to small-and medium-size enterprises (Mypes) (SMEs).
Consequently, on May 28, 2004, a trust agreement was executed between the Ministry of Economy, in its capacity as trustor and beneficiary, the Ministry of Production, Department of SMEs and Regional Development, in its capacity as executor and organizer and Sud Inversiones & Análisis S.A., in its capacity as trustee. An ordinary trust called “Mypes II (a)” was thereby created according to the Loan Agreement BID 1,192/OC. By virtue of this trust, the trustor and beneficiary assigned in trust the following assets:

1) The funds contributed by the trustor and beneficiary;

Banco Macro Bansud and Subsidiaries

2) The loans made by the intermediary financial institutions.
The Bank only records as “Loans” the loans directly made to the SME’s according to the Loan Agreement mentioned above.
Additionally, due to the characteristics of the transaction, the Trust did not issue certificates of participation or debt certificates.
14.8.     Northia Trust
The purpose of the trust is to secure the repayment of the loan granted by Banco Macro Bansud S.A. to Laboratorios Northia S.A.C.I.F.I.A.
On December 31, 2004, Sud Inversiones & Análisis S.A., in its capacity as trustee, Laboratorios Northia S.A.C.I.F.I.A., in its capacity as trustor and/or debtor and Banco Macro Bansud S.A., in its capacity as beneficiary, executed a guarantee trust agreement called “Northia Trust”, the purpose of which was: (i) to ensure punctual compliance with the obligations assumed by the trustor under the terms of the loan agreement; and (ii) to establish a mechanism that would allow settling the trustor’s payment obligations under the loan agreement, according to the payment schedule and the corpus assets distribution system provided for in the trust agreement. The trustor assigned and transferred in trust the following:

(i) The collection rights derived from the sales of products made (but not yet paid) and those to be made by the trustor in the future;

(ii) The amounts the trustor was entitled to collect under the manufacturing and/or medicine provision agreements;

(iii) The trustor’s collection of its present and future billing;

(iv) The amounts that the trustor was entitled to collect for any reason and for whatever items related to and/or directly or indirectly resulting from the trustor’s products or business activities;

(v) The amounts that the trustor was entitled to collect for any reason whatsoever, either past and/or present and/or future (collectively referred to with the preceding items as the “Collection Rights”) related to the production and sale of its products.
As of December 31, 2004, the Bank recorded in “Loans” the loan granted to Laboratorios Northia S.A.C.I.F.I.A. At December 31, 2004 the Trust had no assets and liabilities.
In addition, due to the characteristics of the transaction (the purpose of which is to secure the repayment of the loan granted by the Bank to Laboratorios Northia S.A.C.I.F.I.A.), the Trust did not issue certificates of participation or debt certificates.
14.9.     Fenoglio trust and Desarrollo PI trust
The purpose of the Fenoglio Trust is to secure the payment to an individual of the shares in Fenoglio S.A. acquired by Desarrollo PI S.A.
In this respect, on December 30, 2004, Sud Inversiones & Análisis S.A., in its capacity as trustee, the individual, in her capacity as trustor, and the individual and Desarrollo PI S.A. in their capacity as beneficiaries A and B, respectively, executed a guarantee trust agreement called “Fenoglio Trust”.

Banco Macro Bansud and Subsidiaries

In turn, the purpose of the Desarrollo PI S.A. Trust is to secure the repayment of the loan granted by Banco Macro Bansud S.A. to Desarrollo PI S.A. to purchase the shares in Fenoglio S.A.
Consequently, on December 30, 2004, Sud Inversiones & Análisis S.A., in its capacity as trustee, Desarrollo PI S.A., in its capacity as trustor and Banco Macro Bansud S.A., in its capacity as beneficiary, executed a guarantee trust agreement called “Desarrollo PI trust”. The trustor assigned and transferred in trust the following:

(i) All rights related to the trustor in its capacity as beneficiary B of the Fenoglio trust.

(ii) Shares.
As of December 31, 2004, the Bank recorded in “Loans” the credit assistance granted to Desarrollo PI S.A. to purchase the shares in Fenoglio S.A.
Additionally, due to the trusts’ operating characteristics, no certificates of participation or debt certificates were issued.
14.10.     Pulte Trust
The purpose of the trust is to secure the repayment of the loan granted by Banco Macro Bansud S.A. to Pulte S.R.L.
On January 6, 2005, Sud Inversiones & Análisis S.A., in its capacity as trustee, Pulte S.R.L., in its capacity as trustor and/or residual beneficiary and Banco Macro Bansud S.A., in its capacity as beneficiary, executed a guarantee trust agreement called “Pulte Trust”, the purpose of which was: (i) to ensure punctual compliance with the guaranteed obligations; and (ii) to establish a mechanism that would allow settling the trustor’s payment obligations under the loan agreement, according to the payment schedule and the corpus assets distribution system provided for in the trust agreement. The trustor assigned and transferred in trust the following:

(i) Real property, including: (a) the receivables and proceeds from the real property insurance; (b) the right to obtain and use the authorizations and any type of permissions in connection with the real property; (c) the prospective sale price and/or any other way of legal divestiture of real property.

(ii) Certain Shares.
The Bank recorded in “Loans” the loans provided to Pulte S.R.L.
In addition, due to the operating characteristics of the trust (the purpose of which is to secure the repayment of the loan granted by the Bank to Pulte S.R.L.), no certificates of participation or debt certificates were issued.

Banco Macro Bansud and Subsidiaries

15.	COMPLIANCE WITH REGULATIONS TO ACT AS OVER-THE-COUNTER MARKET AGENT
The Bank’s shareholders’s equity exceeds the minimum amount required by C.N.V. Resolution No. 368/01, to act as over-the-counter market agent.
16. RESTRICTION ON EARNINGS DISTRIBUTION
16.1 Through Communiqué “A” 4,152, the Central Bank provided that those institutions that wish to distribute earnings must request Argentine Superintendency of Financial and Foreign Exchange Institutions (S.E.F. y C’s) prior authorization and meet the requirements set forth in such Communiqué.
16.2.     As established by the Central Bank, as of December 31, 2004:

a) 20% of income for the year, plus/less adjustment to prior-year income (loss), shall be appropriated to the legal reserve. Consequently, at the Shareholders’ Meeting held on April 28, 2005 shareholders of Banco Macro Bansud approved the transfer of 23,193 from unappropriated retained earnings to increase the legal reserve.

b) Banco Macro Bansud may only pay dividends after making the appropriations required by the law and the Bank’s by laws. Additionally, Banco Macro Bansud may not pay dividends related to the difference between the book value and quoted price of the Federal Government Bonds in US dollars at LIBOR maturing in 2012 (Boden 2012) received under Presidential Decree No. 905/02, Title VI, sections 28 and 29, which was 22,896 at December 31, 2004.

c) As established in Central Bank Communiqué “A” 4,295, to determine the amounts to be distributed it will be necessary to deduct the assets recorded by Banco Macro Bansud for minimum presumed income tax from unappropriated retained earnings. Such balance amounted to 38,137.

Accordingly, the Bank’s unappropriated retained earnings as of December 31, 2004, are restricted by 84,226.
16.3.     As stated in note 11, under the agreements executed with the Trust Fund for Assistance to Financial Institutions and Insurance Companies (F.F.A.E.F.y S.), Banco Macro Bansud may not distribute as cash dividends (i) an amount exceeding 50% of liquid and realized income or (ii) an amount exceeding 25% up to 50% of liquid and realized income (as defined in regulations), unless it redeems in advance subordinated corporate bonds for an amount equivalent to 50% of the total cash dividends distributed.
16.4.     According to Law No. 25,063, the dividends distributed in cash or in kind will be subject to a 35% income tax withholding as a single and final payment. Dividend payments are subject to such withholding if they exceed the sum of: (i) the accumulated taxable earnings accumulated as of the year-end immediately prior to the payment or distribution date and (ii) certain tax-exempt income (such as dividend payments from other corporations). This is applicable for tax years ended as from December 31, 1998.

17.	BANK CHECKING-ACCOUNT REGULATIONS
Under Law No. 24,760 and Central Bank Communiqué “A” 2,514, as supplemented, regulating bank checking accounts, a system of penalties was established for those financial institutions that, at any time after January 13, 1997, maintained checking accounts open when they should have been closed or opened checking accounts for disqualified holders.

Banco Macro Bansud and Subsidiaries

Enforcing Communiqué “A” 2,909 and under Presidential Decree No. 347/99, the Central Bank required financial institutions that, through error or omission, had maintained open checking accounts of disqualified individuals or legal persons, from January 13, 1997, through April 16, 1999, and that had not been previously reported, file a brief reporting the total amount payable on account of the cases detected, with a 15floor and a 2,000cap, taking into account the amounts already paid in such respect. The Bank duly complied with this requirement.
Due to an injunction ordered in a legal action to which the former Banco Bansud S.A. is not a party and which put a stay on the effects of the abovementioned decree, the Central Bank demanded payment of the amount previously reported by the former Banco Bansud S.A., as mentioned in the preceding paragraph. In view of this situation, on October 21, 1999, the Bank paid the amount of 344 (not restated) assessed on the basis established by the Presidential Decree No. 347/99. Additionally the Bank addressed a letter to the oversight agency requesting that the latter reconsider the decision to claim the full amount reported by the Bank, until a definitive judgment had given legal certainty that the decree was valid and effective.
Subsequently, the former Banco Bansud S.A. filed with different courts requesting them to issue an injunction to maintain the status quo against the Central Bank in connection with the collection of such fines.
Management believes that it is not probable that these issues will result in additional losses and therefore no additional amounts have been accrued.

18.	CLAIMS FROM THE A.F.I.P—D.G.I (FEDERAL PUBLIC REVENUE ADMINISTRATION—FEDERAL TAX BUREAU)
On January 21, 2002, the former Banco Bansud S.A. requested from the above agency that it be included in the debt consolidation, interest and fines exemption and payment in instalment plan system provided by Presidential Decree No. 1,384/01 to settle the taxes payable assessed by the authorities ex-officio according to a resolution of December 19, 2001. The abovementioned claim related to income tax differences of the former Banco del Sud for the 1993 and 1994 tax years, and it was based on having challenged certain methods applied that, in the former Banco Bansud S.A.’s opinion, were consistent with the guidelines set by the relevant regulations.
The amount the Bank has requested to settle is 10,780 in 120 monthly instalments. The amount in question was charged to expense in year ended December 31, 2001. As of December 31, 2004, the unpaid instalments of such settlement were recorded in the “Other liabilities” account.
Between 2002 and 2004, the former Banco Bansud S.A. and Banco Macro Bansud S.A. filed appeals and administrative remedies with the Federal Administrative Tax Court against A.F.I.P.—D.G.I. against resolutions which, in accordance with the position mentioned in the preceding paragraphs, had questioned the tax calculation for fiscal years 1995 through 1998.
The issue under discussion and on which the A.F.I.P. bases its position, that is, the requirement that court-enforced collection proceedings before a court must have been started for unpaid loans to be deducted from income tax, has been recently addressed by the Federal Administrative Tax Court, which ruled that this is not the only condition that would permit such deduction.
Management believes that it is not probable that these issues will result in additional losses and therefore no additional amounts have been accrued.

Banco Macro Bansud and Subsidiaries

19.	BALANCES IN FOREIGN CURRENCY
The balances of assets and liabilities denominated in foreign currency are as follows:

	As of December 31,

	2004	2003

ASSETS
Cash and due from banks	715,907	370,655
Government and private securities	116,347	221,821
Loans	361,549	160,828
Other receivables from financial intermediation	763,920	275,150
Investments in other companies	99,893	104,541
Other receivables	25,439	136,739
Items pending allocation	—	63

Total	2,083,055	1,269,797

LIABILITIES
Deposits	1,008,586	588,893
Other liabilities from financial intermediations	404,543	168,690
Other liabilities	930	1,281
Items pending allocation	48	—
Other subsidiaries’ liabilities	—	181

Total	1,414,107	759,045

20.	INTEREST-BEARING DEPOSITS WITH OTHER BANKS
20.1.     Included in “Cash and Due from Banks” there are: (a) interest-bearing deposits with the B.C.R.A. totaling 625,906 and 304,741 as of December 31, 2004 and 2003, respectively and (b) interest-bearing deposits in foreign banks totaling 360,206 and 167,539 as of December 31, 2004 and 2003, respectively.
The interest-bearing deposits with the B.C.R.A. yielded a nominal annual interest rate of 2,05% and 0,80% as of December 31, 2004 and 2003, respectively, and the interest-bearing deposits in foreign banks yielded a nominal annual interest rate of approximately 0,625% and 2,00% as of December 31, 2004 and 2003, respectively.
20.2.     Included in “Other Receivables from Financial Transactions” there are other interest-bearing deposits with B.C.R.A. totaling 98,339 and 69,370 as of December 31, 2004 and 2003, respectively.

Banco Macro Bansud and Subsidiaries

21.	GOVERNMENT AND PRIVATE SECURITIES

	As of December 31,

	2004	2003

GOVERNMENT SECURITIES
Holdings in investment accounts
In foreign currency:
Federal government bonds in USD at LIBOR, maturity 2012—Compensation (BODEN 2012)	53,856	143,976

Subtotal holdings in investment accounts	53,856	143,976

Holdings for trading or intermediation
In pesos:
Province of Salta consolidation bonds in pesos	17	13,261
Consolidation bonds of social security payables in pesos	11,557	6,407
Federal government bonds (maturity 2007 and 2008) (BODEN 2007 and BODEN 2008)	1,277	98,218
Consolidation bonds in pesos	5,649	4,020
Argentine Republic external bills(1)	—	2,089
Secured bonds Decree 1,579/02	18,351	3,348
Tax credit certificates Decree 2217/02(1)	—	2,003
Other	852	1,471

Subtotal holdings for trading or intermediation—In pesos	37,703	130,817

In foreign currency:
Argentine Republic external bonds	1,271	162
Argentine Republic external bills(1)	—	5,312
Federal government bonds—(maturity 2005, 2006, 2012 and 2013)	47,415	64,756
Consolidation bonds	1,298	—
Argentine Republic external bills coupons—Series 74(1)	—	416
Other	1,253	1,968

Subtotal holding for trading or intermediation—In foreign currency	51,237	72,614

Subtotal holding for trading or intermediation	88,940	203,431

(footnotes on following page)

Banco Macro Bansud and Subsidiaries

	As of December 31,

	2004	2003

Unlisted government securities
In pesos:
Tax credit certificates under Decree 2,217/02AM, maturity 04/09/02(1)	11,441	3,077
Argentine Republic external bills coupons(1)	2,089	—
Federal government bonds—survey rate—3rd Series(1)	19	—
Secured bonds Decree 1,579/02(2)	819,498	685,314
Bonds issued by the Municipality of Bahía Blanca at 13.75%	2,257	3,636
Federal government bonds in pesos at 9%, maturity 2002 (1)(3)	—	4,312
Misiones Provincial T-Bills (CEMIS) in USD(3)	—	39
Other	282	597

Subtotal unlisted government securities—In pesos	835,586	696,975
In foreign currency:
Argentine Republic external bills coupons(1)	3,597	—
Federal government bonds in USD at Libor, maturity 2013	—	—

Subtotal unlisted government securities—In foreign currency	3,597	—
Subtotal unlisted government securities	839,183	696,975

Instruments issued by Central Bank
In pesos:
Listed Central Bank external bills (LEBAC)	994,944	—
Unlisted Central Bank external bills (NOBAC)	102,636	1,097,022

Subtotal instruments issued by Central Bank	1,097,580	1,097,022

Total government securities	2,079,559	2,141,404

PRIVATE SECURITIES
Investments in listed private securities
Shares	3,951	8,285
Corporate bonds	14,872	—
Debt securities in financial trusts	10,069	—
Certificates of participation in financial trusts	757	9,214

Total private securities	29,649	17,499

Total government and private securities, before allowances	2,109,208	2,158,903

Allowances	(2,471)	(3,137)

Total government and private securities	2,106,737	2,155,766

(1)	Relate to the holdings submitted for the Argentine government debt restructuring process mentioned in note 1.2.b)3).

(2)	As of December 31, 2004, these securities were disclosed as “Unlisted government securities” albeit listed, because they are valued under Central Bank Communiqué “A” 3911 as supplemented.

(3)	Related to government securities originally denominated in US dollars and converted into pesos under Federal Executive Decree No. 471/02.

Banco Macro Bansud and Subsidiaries

	Maturing

		After 1 year	After 5 years
	Within 1	but within	but within 10	After 10
	year	5 years	years	years	Total

	Book value
	(in thousands of pesos)
Government securities
in pesos:
Holding for trading or intermediation	839	16,850	10,205	9,809	37,703
Consolidation bonds of social security payables in pesos	—	11,283	259	15	11,557
Federal government bonds (maturity 2007 and 2008)	—	335	942	—	1,277
Consolidation bonds in pesos	86	1,662	1,770	2,131	5,649
Secured bonds Decree 1,579/02	734	3,524	7,231	6,862	18,351
Other debt bonds	19	46	3	801	869
Unlisted government securities	35,277	158,006	322,528	319,775	835,586
Secured bonds Decree 1,579/02	33,644	157,171	322,528	306,155	819,498
Tax credit certificates under Decree 2,217/02AM, maturity 04/09/02	—	—	—	11,411	11,411
Argentine Republic external bills	—	—	—	2,089	2,089
Bonds issued by the Municipality of Bahía Blanca at 13.75%	1,509	748	—	—	2,257
Other debt bonds	124	87	—	120	331
Instruments issued by Central Bank	795,875	301,705	—	—	1,097,580
Listed Central Bank external bills	722,695	272,249	—	—	994,944
Unlisted Central Bank external bills	73,180	29,456	—	—	102,636

Total government securities in pesos	831,991	476,561	332,733	329,584	1,970,869

In foreign currency:
Investment account	8,712	25,796	19,348	—	53,856
Federal government bonds in USD at LIBOR, maturity 2012—Compensation (BODEN 2012)	8,712	25,796	19,348	—	53,856
Holding for trading or intermediation	15,933	25,175	6,346	3,783	51,237
Argentine Republic external bonds	—	—	—	1,271	1,271
Federal government bonds—(maturity 2005, 2006, 2012 and 2013)	15,915	25,154	6,346	—	47,415
Consolidation bonds	—	—	—	1,298	1,298
Other debt bonds	18	21	—	1,214	1,253
Unlisted government securities	—	—	—	3,597	3,597
Argentine Republic external bills coupons	—	—	—	3,597	3,597

Total government securities in foreign currency	24,645	50,971	25,694	7,380	108,690

Total government securities	856,636	527,532	358,427	336,964	2,079,559

Banco Macro Bansud and Subsidiaries

	Maturing

		After 1 year	After 5 years
	Within 1	but within	but within 10	After 10
	year	5 years	years	years	Total

	Book value
	(in thousands of pesos)
Corporate bonds	—	4,891	95	9,886	14,872
Debt securities in financial trusts	9,667	402	—	—	10,069
Certificates of participation in financial trusts	757	—	—	—	757
Shares	3,951	—	—	—	3,951

Total private securities	14,375	5,293	95	9,886	29,649

Total government and private securities, before allowances	871,011	532,825	358,522	346,850	2,109,208

Allowances					(2,471)

Total government and private securities					2,106,737

22.	LOANS
Description of certain categories of loans in the accompanying Balance Sheets include:

a. Non-financial government sector: loans to the government sector, excluding government owned financial institutions;

b. Financial sector: short-term loans to other banks and short-term loans from foreign branches to banks outside Argentina.

c. Non financial private sector and foreign residents: loans given to the private sector (excluding financial institutions) and residents outside Argentina.
The classification of the loan portfolio in this regard was as follows:

	As of December 31,

	2004	2003

Non-financial government sector	809,577	365,549
Financial sector	81,812	17,835
Non-financial private sector and foreign residents
Commercial
—With Senior “A” guarantees	13,707	9,762
—With Senior “B” guarantees	214,308	33,455
—Without Senior guarantees	1,139,969	438,031
Consumer
—With Senior “A” guarantees	8,622	945
—With Senior “B” guarantees	347,982	56,464
—Without Senior guarantees	484,408	184,962
Less: Allowance	(225,340)	(56,279)

Total loans, net of allowance	2,875,045	1,050,724

Banco Macro Bansud and Subsidiaries

Senior “A” guarantees consist mainly of cash guarantees, gold guarantees, warrants over primary products and other forms of self-liquidating collateral.
Senior “B” guarantees generally consist of mortgages and other forms of collateral pledged to secure the loan amount.
“Without senior guarantees” consist, in general, of unsecured third-party guarantees.
A breakdown of total loans by geographical location of borrowers is as follows:

	2004	2003

Argentina	3,087,000	1,103,796
Chile	7	—
Ecuador	4	—
Thailand	2,651	—
Taiwan	637	—
United States of America	1,054	—
Brazil	207	2,417
Uruguay	8,825	696
France	—	58
United Kingdom	—	36
Less: Provision for loan losses	(225,340)	(56,279)

Total loans, net of allowances	2,875,045	1,050,724

A breakdown of total loans by sector activity classified according to the principal business of the borrowers is as follows:

Economic Activity	2004	2003

Agricultural livestock—Forestry—Fishing—Minery—Hunting	261,078	106,296
Foodstuff and beverages	190,586	71,591
Mass productions of products	119,193	18,023
Chemicals	100,356	28,239
Other	759,110	359,630
Electricity, oil, water	16,746	5,479
Construction	90,236	16,685
Retail and consumer products	282,367	50,413
Governmental services	860,039	368,442
Financial sector	326,924	68,209
Real estate, business and leases	93,750	13,996

Total loans	3,100,385	1,107,003
Less: Allowance	(225,340)	(56,279)

Total loans, net of Allowance	2,875,045	1,050,724

Banco Macro Bansud and Subsidiaries

23.	ALLOWANCES FOR LOAN LOSSES
The activity in the allowance for loan losses for the fiscal years presented is as follows:

	As of December 31,

	2004	2003	2002

—Balance at the beginning of the fiscal year	56,279	116,125	40,312
—Provision for loan losses(1)	36,467	35,009	117,767
—Allowances for loan losses from acquisition of Banco Bansud S.A.	—	—	52,796
—Allowances for loan losses from acquisition of Nuevo Banco Suquía S.A.	143,457	—	—
—Allowances for loan losses for purchased loans	21,329	495	(53,807)
—Applications	(32,164)	(64,887)	(11,025)
—Reversals(1)	(28)	(29,608)	—
—Monetary gain generated on allowances	—	(855)	(29,918)

—Balance at the end of the fiscal year(2)	225,340	56,279	116,125

(1)	As disclosed in note 31, under US SEC requirements, the amount of loan loss provision includes above amounts less recovered loans of 11,332.

(2)	As disclosed in note 31, under US SEC requirements, the amount of allowance for loan losses includes the allowance for assets subject to financial lease (See note 27).

24.	OTHER RECEIVABLES FROM FINANCIAL INTERMEDIATION
The breakdown of other banking receivables by guarantee type is as follows:

	As of December 31,

Description	2004	2003

With preferred guarantees	521,013	—
Without preferred guarantees	1,385,741	672,002
Allowances	(107,530)	(134,145)

	1,799,224	537,857

The breakdown of private securities recorded in Other receivables by financial intermediation is as follows:

	As of December 31,

Description	2004	2003

Corporate bonds— Unlisted	928	445
Debt securities in financial trusts— Unlisted	33,106	—
Certificates of participation in financial trusts— Unlisted	88,907	277,555

Total investments in unlisted private securities	122,941	278,000

Banco Macro Bansud and Subsidiaries

As of December 31, 2004, maturities for the private securities disclosed above are as follows:

	Maturing

		After 1 year	After 5 years
	Within 1	but within 5	but within 10	After 10
	year	years	years	years	Total

Corporate bonds—Unlisted	113	570	245	—	928
Debt securities in financial trusts—Unlisted	23,106	10,000	—	—	33,106
Certificates of participation in financial trusts—Unlisted	12,275	—	—	76,632	88,907

Total investments in unlisted private securities	35,494	10,570	245	76,632	122,941

The Bank enters into forward transactions related to government securities and foreign currencies. The Bank recognizes cash, security or currency amount to be exchanged in the future as a receivable and payable at the original transaction date.
The assets and liabilities related to such transactions are as follows:

	As of December 31,

Description	2004	2003

Amounts receivable from spot and forward sales pending settlement
Receivables from repurchase agreements of government securities	637,782	3,346
Receivable from spot sales of government and private securities pending settlement	40,378	19,640
Receivables from other repurchase agreements	1,151	7,270
Receivables from forward sales of government securities	54,684	9,407

	733,995	39,663

Securities and foreign currency receivable from spot and forward purchases pending settlement
Forward purchases of securities under repurchase agreements	202,334	3,434
Spot purchases of government and private securities pending settlement	4,227	9,554
Other forward purchases	—	23

	206,561	13,011

Amounts payable for spot and forward purchases pending settlement
Payables for spot purchases of foreign currency pending settlement and forward purchases of foreign currency	1	—
Payables for forward purchases of securities under repurchase agreements	126,762	3,446
Payables for spot purchases of government securities pending settlement	3,631	6,417
Payables under repo transactions	22,678	11,287
Payable for spot purchases of government and private securities awaiting settlement	589	—

	153,661	21,150

Banco Macro Bansud and Subsidiaries

	As of December 31,

Description	2004	2003

Securities and foreign currency to be delivered under spot and forward sales pending settlement
Forward sales of government securities under repurchase agreements	690,539	11,588
Forward sales of government securities	58,870	13,432
Forward sales of government securities under other repurchase agreements	1,551	7,822
Spot sales of government and private securities pending settlement	3,212	5,013
Other forward Sales	—	23

	754,172	37,878

These instruments consist of foreign currency forward purchase and sale contracts and securities repurchase agreements, whose valuation method is disclosed in note 4.4.i).
The fair value of these instruments held during the years ended December 31, 2004, and 2003, was:

	End-of-year fair
	value

	2004	2003

Assets	206,560	12,988
Liabilities	453,432	29,400
Premiums on these instruments have been included in the “Financial income” and “Financial expense” captions of the consolidated statement of income of each year.

25.	PREMISES AND EQUIPMENT AND OTHER ASSETS
25.1.    Premises and equipment
The major categories of the Bank’s premises and equipment, and related accumulated depreciation are presented in the following table:

	As of December, 31,

	Estimated
	useful life
Description	(years)	2004	2003

Buildings	50	198,284	152,649
Furniture and facilities	10	59,017	45,429
Machinery and equipment	5	219,068	177,161
Vehicles	5	19,024	16,127
Other	—	514	—
Accumulated depreciation		(302,210)	(233,686)

Total		193,697	157,680

Depreciation expense was 16,570, 16,638 and 21,126 as of December 31, 2004, 2003 and 2002, respectively.

Banco Macro Bansud and Subsidiaries

25.2.    Other assets
Other assets consisted of the following as of December 31, 2004 and 2003:

	As of December, 31,

	Estimated
	useful life
Description	(years)	2004	2003

Works in progress	—	3,832	181
Works of art	—	962	837
Prepayments for the purchase of assets	—	693	186
Assets acquired by attachment in aide of execution	—	20,864	1,318
Leased buildings	50	8,236	19,523
Stationery and office supplies	—	1,193	738
Other assets(1)	50	147,033	125,297
Accumulated depreciation	—	(24,671)	(23,926)

Total		158,142	124,154

(1)	Mainly includes buildings acquired by attachment in aide of execution, which under Central Bank rules are included in this line after a period of 6 months from the acquisition.
Depreciation expense was 2,311, 2,473, and 2,492 at December 31, 2004, 2003 and 2002, respectively.
25.3.    Operating leases
As of December 31, 2004, the Bank’s branch network includes certain branches that were located in properties leased to the Bank (some of which are renewable for periods between 2 and 6 years).
The estimated future lease payments in connection with these properties are as follows:

In thousands
Fiscal year end	of Ps.

2005	6,328
2006	4,724
2007	3,555
2008	1,913
2009	1,122
2010 and after	324

Total	17,966

As of December 31, 2004, 2003 and 2002, rental expenses amounted to 4,338, 3,575 and 4,611, respectively. As of such dates, there are no contractual obligations with separate amounts of minimum rentals, contingent rentals, and sublease rental income.

Banco Macro Bansud and Subsidiaries

26.	INTANGIBLE ASSETS
26.1.    Goodwill:
As of December 31, 2004 and 2003 goodwill breakdown is as follows:

	As of December 31,

	Estimated
	useful life
Description	(years)	2004	2003

Goodwill for the purchase of Banco de Jujuy S.A., net of accumulated amortization of 5,828 as of December 31, 2004	7	2,485	3,324
Amortization expense on goodwill was 839 both as of December 31, 2004 and 2003 and 995 as of December 31, 2002.
On January 12, 1998, Banco Macro acquired 80% of the capital stock of Banco de Jujuy in the amount of Ps.5.1 million. The assets transferred amounted to Ps.30 million and the liabilities assumed amounted to Ps.28 million (historical values).
Under Central Bank Rules, this transaction resulted in Banco Macro’s positive goodwill amounting to Ps.3.5 million, which is amortized in seven years and no impairment is required.
Under U.S. G.A.A.P., as a result of the economic crisis undergone by Argentina since 2001, the Bank concluded that such goodwill was fully impaired and wrote off the total amount of that goodwill and the amortization expenses recognized under Central Bank rules were reversed for U.S. G.A.A.P. purposes. Such adjustment is included in note 35.7.d).
26.2.    Organization and development costs:
As of December 31, 2004 and 2003, of organization and development costs breakdown as follows:

	As of December 31,

	Estimated
	useful life
Description	(years)	2004	2003

Differences due to courts orders— no deductible for the determination of computable equity	5	50,037	44,730
Cost from information technology projects	5	24,941	27,624
Organizational cost	5	2,698	5,575
Other capitalized cost	5	1,370	932

Total		79,046	78,861

Amortization expense was 25,267, 21,511 and 15,921 as of December 31, 2004, 2003 and 2002, respectively.

Banco Macro Bansud and Subsidiaries

Intangible assets changed as follows during fiscal years ended December 31, 2004, 2003 and 2002:

	Fiscal year ended December 31,

	2004	2003	2002

Balance at the beginning of the fiscal year	82,185	37,809	33,103
Additions	25,445	74,187	15,199
Decreases	—	(7,583)	—
Amortization expense	(26,099)	(22,228)	(10,493)

Balance at the end of the fiscal year	81,531	82,185	37,809

27.	OTHER ALLOWANCES AND PROVISIONS
The activity of the following allowances deducted from assets or included in liabilities, in accordance with Central Bank rules, are as follows:
Government and private securities
Recorded to cover possible impairment risk arising out of government securities.

	As of December 31,

	2004	2003	2002

Balance at the beginning of the fiscal year	3,137	3,844	6,718
Allowances for government and private securities losses from acquisition of Banco Bansud S.A.	—	—	1,839
Allowances for government and private securities losses from acquisition of Nuevo Banco Suquía S.A.	2,471	—	—
Write off	(2,997)	—	(1,059)
Reversals	(140)	(679)	—
Monetary gain generated on allowances	—	(28)	(3,654)

Balance at the end of the fiscal year	2,471	3,137	3,844

Other receivables from financial intermediation
Recorded in compliance with the provision of Communication “A” 2950, as supplemented, of the Central Bank, taking into account note 4.4.g).

	As of December 31,

	2004	2003	2002

Balance at the beginning of the fiscal year	134,145	118,532	785
Provision for other receivables for financial intermediation losses	716	18,215	378
Provision for other receivables for financial intermediation losses from acquisition of Banco Bansud S.A.	—	—	117,907
Provision for other receivables for financial intermediation losses from acquisition of Nuevo Banco Suquía S.A.	102,767	—	—
Write off	(130,098)	(43)	(30)
Reversals	—	(1,687)	—
Monetary gain generated on allowances	—	(872)	(508)

Balance at the end of the fiscal year	107,530	134,145	118,532

Banco Macro Bansud and Subsidiaries

Assets subject to financial lease
Recorded in compliance with the provision of Communication “A” 2950, as supplemented, of the Central Bank, taking into account note 4.4.g)

	As of December 31,

	2004	2003	2002

Balance at the beginning of the fiscal year	—	—	—
Provision for assets subject to financial lease	609	—	—

Balance at the end of the fiscal year(1)	609	—	—

(1)	Under U.S. S.E.C. requirements, they were included in “Assets— Allowance for loan losses”.
Investment in other companies
Recorded to cover possible impairment risk arising out of investments in other companies.

	As of December 31,

	2004	2003	2002

Balance at the beginning of the fiscal year	2	6	—
Provision for investment in other companies losses	3,003	—	—
Allowances for investment in other companies losses from acquisition of Banco Bansud S.A.	—	—	6
Allowances for investment in other companies losses from acquisition of Nuevo Banco Suquía S.A.	321	—	—
Write off	(2,607)	(4)	—

Balance at the end of the fiscal year	719	2	6

Other receivables
Following is a summary of amounts recorded to cover uncollectability risk of other receivables. Amounts include allowances on the receivables recovered from Suquía Trust.

	As of December 31,

	2004	2003	2002

Balance at the beginning of the fiscal year	3,630	3,256	738
Provision for other receivables losses	1,223	583	227
Allowances for other receivables losses from acquisition of Banco Bansud S.A	—	—	2,726
Allowances for other receivables losses from acquisition of Nuevo Banco Suquía S.A.	1,689	—	—
Applications	(341)	(185)	(43)
Monetary gain generated on allowances	—	(24)	(392)

Balance at the end of the fiscal year	6,201	3,630	3,256

Banco Macro Bansud and Subsidiaries

Provisions—Contingencies and Commitments
Following is a rollforward of the allowance recoded under Central Bank’s rules to cover contingent losses related to loan commitments. These amounts have been accrued in accordance with Central Bank’s rules, which are similar to SFAS No. 5.

	As of December 31,

	2004	2003	2002

Balance at the beginning of the fiscal year	5,342	25,562	971
Provision for contingent commitments losses	843	2,139	1,165
Allowances for contingent commitments losses from acquisition of Banco Bansud S.A	—	—	24,216
Allowances for contingent commitments losses from acquisition of Nuevo Banco Suquía S.A.	48	—	—
Applications	—	(293)	—
Reversals	(3,113)	(21,879)	—
Monetary gain generated on allowances	—	(187)	(790)

Balance at the end of the fiscal year	3,120	5,342	25,562

Provisions—Negative Goodwill
Following is the rollforward of the amounts recorded to cover the difference between the purchase price and the book value of the net equity acquired of Banco Bansud:

	As of December 31,

	2004	2003	2002

Balance at the beginning of the fiscal year	219,336	295,156	—
Allowances	483	—	672,595
Amortization	(73,112)	(73,112)	(73,654)
Monetary gain generated on allowances	—	(2,708)	(303,785)

Balance at the end of the fiscal year	146,707	219,336	295,156

Provisions—Other loss contingencies
Principally includes labor litigation and customer and other third-parties claims. The amounts have been accrued in accordance with Central Bank’s rules, which are similar to SFAS No. 5.

	As of December 31,

	2004	2003	2002

Balance at the beginning of the fiscal year	60,450	70,860	—
Provision for other contingent losses	3,211	3,445	—
Provision for other contingent losses from acquisition of Banco Bansud S.A	—	—	70,860
Provision for other contingent losses from acquisition of Nuevo Banco Suquía S.A.	16,948	—	—
Applications	(1,492)	(2,627)	—
Reversals	(3,245)	(11,084)	—
Monetary gain generated on allowances	—	(144)	—

Balance at the end of the fiscal year	75,872	60,450	70,860

Total of provisions	225,699	285,128	391,578

Banco Macro Bansud and Subsidiaries

28.	DEPOSITS AND OTHER LIABILITIES FROM FINANCIAL INTERMEDIATION
28.1.    Deposits
The aggregate amount of time deposits and investment accounts exceeding Ps.100 or more as of December 31, 2004 is 1,920,000.
28.2.    Central Bank of Argentina
The Bank borrowed funds under various credit facilities from the Central Bank for specific purposes, as follows:

	As of December 31,

	2004			2003

	Principal	Interest	Rate	Principal	Interest	Rate

Short-term liabilities	72,162	13,514	4,11%	2,088	9	4,83%
Long-term liabilities	329,561	70,030	4,18%	256	—	0,90%

Total	401,723	83,544		2,344	9

Accrued interest and adjustments on the above liabilities amounts to 83,544 and 9 as of December 31, 2004, and 2003, respectively, and is included in “Accrued interest, adjustments and foreign exchange differences payable” under the “Other liabilities from financial intermediation” in the accompanying consolidated balance sheets.
Maturities of the long-term liabilities in the table above for each of the following fiscal years are as follows:

	As of December 31,

Fiscal year	2004	2003

2006	71,614	118
2007	52,107	138
2008	80,880	—
2009	71,527	—
2010	17,811	—
As from 2010	35,622	—

Total	329,561	256

28.3.    Banks and international institutions

	As of December 31,

	2004			2003

	Principal	Interest	Rate	Principal	Interest	Rate

Short-term liabilities	13,017	230	3,42%	53,245	129	2,97%
Long-term liabilities	1,651	—	2,98%	1,628	—	2,97%

Total	14,668	230		54,873	129

Accrued interest and adjustments are included in the “Accrued interest, adjustments and foreign exchange differences payable” account. Amounts are unsecured.
Long-term liabilities expire in 2007.

Banco Macro Bansud and Subsidiaries

In January, 2005 the Bank obtained a USD 50 million loan from Credit Suisse First Boston with an 18-month term at the LIBOR rate plus 2.7%.
28.4.    Financing received from Argentine financial institutions
The Bank borrowed funds under various credit facilities from the Central Bank for specific purposes, as follows:

	As of December, 31

	2004			2003

	Principal	Interest	Rate	Principal	Interest	Rate

Short-term liabilities	32,021	673	2,49%	24,292	599	1,50%
Long-term liabilities	24,814	14,945	2,05%	27,805	11,731	4,64%

Total	56,835	15,618		52,097	12,330

Accrued interest and adjustments are included in “Accrued interest, adjustments and foreign exchange differences payable” under the “Other liabilities from financial intermediation” in the accompanying consolidated balance sheets. Amounts are unsecured.
Maturities of the long-term liabilities in the table above for each of the following fiscal years are as follows:

	As of December 31,

Fiscal year	2004	2003

2005	—	2,671
2006	2,775	2,764
2007	4,210	1,952
2008	1,821	1,786
2009	1,821	1,786
2010	2,579	2,530
2011	2,731	2,679
2012	2,731	2,679
2013	2,731	2,679
2014	4,173	4,093
2015	4,461	4,376
2016	4,461	4,376
2017	4,461	4,376
2018	804	789

Total	39,759	39,536

29.	EMPLOYEE BENEFIT PLANS
The Bank does not maintain pension plans for its personnel. The Bank is required to pay employer contributions, determined on the basis of total monthly payroll.
These expenses aggregated 17,988, 14,826 and 16,671 for the fiscal years ended December 31, 2004, 2003 and 2002, respectively, and are included in the “Operating Expenses—Payroll expenses” account in the Consolidated Statements of Income.

Banco Macro Bansud and Subsidiaries

30.	MINIMUM CAPITAL REQUIREMENTS
Under Central Bank’s rules, the Bank is required to maintain individual and consolidated minimum levels of equity capital (“minimum capital”). As of December 31, 2004 and 2003, the consolidated minimum capital is based upon risk-weighted assets and also considers interest rate risk and market risk. The required consolidated minimum capital and the consolidated Bank’s capital calculated under the Central Bank’s rules are as follows:

			Excess of actual
			minimum
			capital over
	Required		required
	minimum	Computable	minimum
	capital	capital	capital

December 31, 2004	250,780	1,361,237	1,110,457
December 31, 2003	209,988	1,333,785	1,123,797

31.	CONSOLIDATED INCOME STATEMENTS AND BALANCE SHEET
The presentation of consolidated financial statements under Central Bank’s rules differs significantly from the format required by the U.S. Securities and Exchange Commission (SEC) under Rules 9-03 and 9-04 of Regulation S-X (“Article 9”). The following consolidated financial statements were restated into constant pesos, as explained in note 4.3. These consolidated financial statements were prepared using the measurement methods provided by Central Bank, but under US SEC requirements:

Consolidated statements of income	2004	2003	2002

Interest and fees on loans	144,833	111,024	392,835
Interest on interest-bearing deposits with other banks	1,570	1,892	3,658
Interest on other receivables from financial intermediation	18,953	34,045	208,512
Interest on securities and foreign exchange purchased under resale agreements	3,539	780	2,933
Government securities and other trading gains, net	216,937	275,988	171,317
Foreign exchange, net	27,954	(65,498)	835,003
Other interest income	6,139	2,951	5,341

Total interest income	419,925	361,182	1,619,599

Interest on deposits	73,899	124,854	379,446
Interest on short-term borrowings	4,602	4,245	7,996
Interest on long-term debt	11,394	6,368	24,248
Other interest expense	34,659	45,462	100,902
Monetary loss on financial intermediation	—	3,899	317,530

Total interest expense	124,554	184,828	830,122

Net interest income	295,371	176,354	789,477

Provision for loan losses, net	(25,107)	7,497	(67,306)

Net interest income after provision for loan losses	270,264	183,851	722,171

Service charges on deposit accounts	81,503	82,529	97,960
Credit-card service charges and fees	41,310	18,653	15,672
Other commissions	4,362	4,047	3,451
Foreign currency exchange trading income	5,928	4,926	6,326
Income from equity in other companies	3,765	2,950	18,548
Negative Goodwill	73,112	73,112	73,112

Banco Macro Bansud and Subsidiaries

Consolidated statements of income	2004	2003	2002

Other	29,649	128,010	30,954
Monetary loss on other operations	—	—	35,760

Total non-interest income	239,629	314,227	281,783

Commissions	4,989	3,651	9,043
Salaries and payroll taxes	132,910	112,493	144,116
Outside consultants and services	16,729	15,560	14,257
Depreciation of bank premises and equipment	18,881	19,111	23,619
Rent	4,898	4,501	5,344
Stationery and supplies	3,902	3,807	4,712
Electric power and communications	9,366	9,391	11,164
Advertising and publicity	12,048	5,991	2,891
Taxes	3,353	3,175	3,480
Management Fee	5,861	5,608	7,126
Insurance	4,096	4,195	3,146
Security services	10,184	8,473	8,077
Maintenance, conservation and repair expenses	11,638	9,130	8,072
Amortization of organization and development expenses	26,106	22,351	16,916
Provision for losses on other receivables and other allowances	3,920	21,730	80,678
Other	47,363	47,785	76,132
Monetary loss on operating expense	—	107	9,468
Monetary loss on other operations	—	337	—

Total non-interest expense	316,244	297,396	428,241

Minority interest of subsidiaries	—	—	2

Income before income tax expense	193,649	200,682	575,715

Income tax expense	672	833	3,601

Income from continuing operations	192,977	199,849	572,114

Net income	192,977	199,849	572,114

Earnings per common share	0.32	0.33	1.78

Banco Macro Bansud and Subsidiaries

Central Bank’s rules also require certain classifications of assets and liabilities, which are different from those required by Article 9. The following table discloses the Bank’s consolidated balance sheets as of December 31, 2004, and 2003, as if the Bank followed the balance sheet disclosure requirements under Article 9:

	2004	2003

ASSETS
Cash and due from banks	385,004	201,455
Interest-bearing deposits in other banks	1,084,451	541,650
Securities purchased under resale agreements of similar arrangements	853,992	14,050
Other short-term investments	928	445
Trading account assets	116,118	220,768
Investment securities available for sale	1,990,619	1,928,920
Loans	3,181,895	1,152,507
Allowance for loan losses	(225,949)	(56,279)
Premises and equipment	351,506	283,757
Due from customers on acceptances	38,617	29,846
Other assets	689,637	362,694

Total assets	8,466,818	4,679,813

LIABILITIES AND SHAREHOLDERS’ EQUITY
Interest-bearing deposits	3,942,971	2,358,654
Non interest-bearing deposits	1,376,026	668,590
Securities sold under repurchase agreements	841,530	34,143
Other short-term borrowings	167,053	87,432
Long-term borrowings	610,200	224,737
Contingent liabilities	79,475	65,792
Other liabilities	137,225	61,197
Bank acceptances outstanding	38,617	29,846
Subordinated corporate bonds	16,416	24,200
Minority interest in consolidated subsidiaries	3	3

Total liabilities	7,209,516	3,554,594

Common shares	608,943	608,943
Retained appropriated earnings	222,320	174,840
Retained unappropriated earnings	421,528	336,925
Other shareholders’ equity	4,511	4,511

Total shareholders’ equity	1,257,302	1,125,219

Total liabilities and shareholders’ equity	8,466,818	4,679,813

Banco Macro Bansud and Subsidiaries

32.	OPERATIONS BY GEOGRAPHICAL SEGMENT
The principal financial information, classified by country of office where transactions originate, is shown below:

	As of December 31,

	2004	2003	2002

Total revenues	691,914	786,244	1,927,647
Argentina	678,380	774,920	1,922,694
Bahamas	13,534	11,324	4,953

Net income	192,977	199,849	572,114
Argentina	195,920	207,070	600,990
Bahamas	(2,943)	(7,221)	(28,876)

Total assets	8,797,755	5,025,027	3,818,074
Argentina	8,353,264	4,814,982	3,665,791
Bahamas	444,491	210,045	152,283

33.	FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK
The Bank enters into various transactions involving off-balance-sheet financial instruments. These instruments could be used to meet the risk management, trading and financing needs of customers or for the Bank’s proprietary trading and asset and liability management purposes, and could be subject to varying degrees of credit and market risk. Credit risk and market risk associated with on- and off-balance-sheet financial instruments are monitored on an aggregate basis.
The Bank uses the same credit policies in determining whether to enter or extend call and put option contracts, commitments, conditional obligations and guarantees as it does for granting loans.
Derivatives
In the normal course of business, the Bank enters into a variety of transactions principally in the foreign exchange and stock markets. Most counterparts in the derivative transactions are banks and other financial institutions.
These instruments include:

†	Options: they confer the right to the buyer, but no obligation, to receive or pay a specific quantity of an asset or financial instrument for a specified price at or before a specified date. Options may be traded on a stock exchange or under Over-the-Counter (OTC) agreements.

†	Forwards: they are agreements to deliver or take delivery at a specified rate, price or index applied against the underlying asset or financial instrument, at a specific date. Forwards are traded on stock exchange at standardized amounts of the underlying asset or financial instrument.
Pursuant to Central Bank’s rules, forward transactions must be recorded under “Other receivables from financial intermediations” and “Other liabilities from financial intermediations” in the accompanying consolidated balance sheets and they were valued as mentioned in note 4.4.i) (accrual method).
The notional contractual amount of these instruments represents the volume of outstanding transactions and do not represent the potential gain or loss associated with the market or credit risk of such transactions. The market risk of derivatives arises from the potential for changes in value due to fluctuations in market prices.

Banco Macro Bansud and Subsidiaries

The credit risk of derivatives arises from the potential of the counterparty to default on its contractual obligations. The effect of such a default varies as the market value of derivative contracts changes. Credit exposure exists at a particular point in time when a derivative has a positive market value. The Bank attempts to limit its credit risk by dealing with creditworthy counterparts and obtaining collateral, where appropriate. The following table shows, the notional value of outstanding forward contracts as of December 31, 2004, and 2003:

	As of December 31,

	2004		2003

Put options taken	10,453	(a)	—
Forward sales of foreign exchange	22,304	(b)	—
Forward purchases of foreign exchange	22,304	(b)	—
Put options sold	122,055	(c)	125,009

(a)	The Company acquired from another financial institution the rights to receive government bonds - Boden 2013. In order to mitigate the risk generated by the possible delay of delivery of the underlying bonds, the Bank acquired a put option for the same face value. Under Central Bank rules, they were valued at their strike price (accrual method). This is the only transaction of this type that the Bank entered during 2004.

(b)	Such transactions are matched both in terms of amounts and maturity. The Bank enters into these transactions to take advantage of price differentials. The volume of these transactions is very low (less than 40 in 2004). Under Central Bank rules, they were valued at accrual method as of December 31, 2004. They expired in January 2005.

(c)	Such options were imposed by the Federal Government to all financial institutions.

As mentioned on in Note 4.4.o, the Bank recorded in memorandum accounts the amounts representing obligations of the Bank under put options sold related to the Federal Government Bond coupons established in Presidential Decrees Nos. 905/02 and 1,836/02.

During the Argentine crisis and pursuant to such decrees, the deposits which were denominated in US Dollars were exchanged for peso denominated government bonds using a Ps.1.4 to the U.S.$1.00 exchange rate. The bonds received by the depositors carried an interest rate plus CER (an inflation index) adjustment.

In order to enhance the public’s trust in the system and the exchange mechanisms, the Central Bank of Argentina effectively required the banks to issue a put option to the depositors who so requested. Such put options will entitle the bondholders to receive 1.4 exchange rate, plus accrued interest plus CER. This was intended to effectively provide a floor for the yield of such government bonds for the holders, therefore, if the value of these bonds were to decrease below the terms of the put options (ie, Ps.1.4 exchange rate plus interest plus CER), the holders would then be able to present the put options to the Bank and receive such value. These options expire 30 days after the expiration of each coupon received by the depositors, in varying dates through 2013. As it is a put option established by the Federal Government to the detriment of the Bank, the holders of such options did not pay any type of premium to the Bank and thus the Bank has never recognized any income from these options, and has never established an initial liability since it received no up-front premium.

Since the exchange, these government bonds have increased in value significantly given the improvement of the Argentina’s economy and therefore of the government’s creditworthiness. Therefore the options have never had any intrinsic value. It should be noted that the interest rate and terms of the options are the same as the bonds and therefore the options will only be

Banco Macro Bansud and Subsidiaries

exercised in case of government default. The Bank understands that such options have only a di minimus value. Under Central Bank rules, they were valued at their strike price and recorded only in memo accounts.
Credit-related financial instruments
The Bank’s exposure to credit loss in the event of the counterparts’ failure to fulfill the commitments to extending credit, guarantees granted and foreign trade acceptances is represented by the contractual notional amount of those investments.
A summary of credit exposure related to these items is shown below (*):

	As of December 31,

	2004	2003

Unused portion of loans granted per debtors classification regulations	22,702	—
Other guarantees provided covered by debtors classification regulations	90,285	84,904

(*)	A significant portion of the Bank’s guarantees as of December 31, 2004, and 2003, have a remaining maturity of less than one year.
The Bank accounts for checks drawn thereon and on other banks, as well as other items in process of collection, such as notes, bills and miscellaneous items, in memorandum accounts until the related item clears or is accepted. In Management’s opinion, no significant risk of loss exists on these clearing transactions. The amounts of clearing items in collection process are as follows:

	As of December 31,

	2004	2003

Checks drawn on the Bank pending clearing	261,096	180,558
Checks drawn on other Banks	92,873	34,259

34.	BUSINESS SEGMENT CONSOLIDATED INFORMATION
SFAS No. 131 requires that a public business enterprise report financial and descriptive information about its reportable operating segments. Operating segments are components of an enterprise about which separate financial information is available that is regularly by the chief operating decision maker in deciding how to allocate resources and in assessing performance. Generally, financial information is required to be reported on the basis that it is used internally for evaluating segment performance and deciding how to allocate resources to segments. Management has determined that the Bank has one reportable segment related to banking activities.

35.	SUMMARY OF SIGNIFICANT DIFFERENCES BETWEEN CENTRAL BANK’S RULES AND UNITED STATES ACCOUNTING PRINCIPLES
The following is a description of the significant differences between Central Bank’s rules followed in the preparation of the Bank’s financial statements and those applicable in the United States under generally accepted accounting principles (“U.S. G.A.A.P.”). “SFAS” shall refer to Statements of Financial Accounting Standards.

35.1.	Income taxes
a)     As explained in note 5, Central Bank’s rules do not require the recognition of deferred tax assets and liabilities and, therefore, income tax is recognized on the basis of amounts due in accordance with Argentine tax regulations and no deferred tax and liabilities are recognized.

Banco Macro Bansud and Subsidiaries

For purposes of U.S. G.A.A.P. reporting, the Bank applies SFAS No. 109 “Accounting for income taxes”. Under this method, income tax is recognized based on the liability method whereby deferred tax assets and liabilities are recorded for temporary differences between the financial reporting and tax basis of assets and liabilities at each reporting date. SFAS No. 109 requires that an allowance for deferred tax assets be provided to the extent that it is more likely than not that they will not be realized, based on the weight of available evidence.
Deferred tax assets and liabilities are summarized as follows:

	As of December 31,

Description	2004	2003

Deferred tax assets:
Governments and private securities valuation	—	28,946
Loans	28,361	33,270
Intangible assets	14,477	15,084
Other liabilities	—	2,859
Allowance for loss contingencies	30,566	26,252
Net tax loss carry forwards	242,138	92,317

Total deferred assets	315,542	198,728

Deferred tax liabilities:
Governments and private securities valuation	(3,788)	—
Property, equipment and other assets	(58,770)	(47,319)
Other liabilities	(9,988)	—
Foreign exchange difference	(4,562)	(1,159)
Other	(29)	(384)

Total deferred liabilities	(77,137)	(48,862)

Deferred tax asset	238,405	149,866

Allowance for deferred tax assets	(109,931)	(102,621)

Net deferred tax assets under U.S. G.A.A.P	128,474	47,245

As of December 31, 2004, the consolidated tax loss carry forwards of 691,823 are as follows:

Expiration year	Amount

2006	80,854
2007	284,589
2008	243,155
2009	83,225

691,823

The evolution of the net deferred tax assets/ liabilities during 2004 fiscal year is summarized as follows:

	2004	2003

Net deferred tax assets at the beginning of the year	47,245	(20,249)
Net deferred tax assets acquired on business combinations	135,123	(2,496)
Amount recorded in comprehensive income	(47,893)	(28,095)
Deferred tax expense for the year	(6,001)	98,085

Net deferred tax assets as of December 31, 2004	128,474	47,245

Banco Macro Bansud and Subsidiaries

The following table accounts for the difference between the actual tax provision and the amounts obtained by applying the statutory income tax rate in Argentina to income before income tax in accordance with U.S. G.A.A.P.:

	Year ended
	December 31,

Description	2004	2003

Pre-tax income in accordance with U.S. G.A.A.P.	100,902	216,119
Statutory income tax rate	35.00%	35.00%

Tax on net income at statutory rate	35,316	75,642
Permanent differences at the statutory rate:
—Variation of allowances	(63,533)	(65,926)
—Income not subject to income tax	9,386	(103,496)
—Others	25,504	(3,472)

Income tax in accordance with U.S. G.A.A.P.	6,673	(97,252)

The following table accounts for the difference between the actual tax provision under Central Bank regulations and the total income tax expense in accordance with U.S. G.A.A.P.:

	Year ended
	December 31,

Description	2004	2003

Income tax in accordance with Central Bank regulations	672	833
Deferred tax charges/ (benefit)	6,001	(98,085)

Total income tax expense in accordance with U.S. G.A.A.P.	6,673	(97,252)

b) In addition, as of December 31, 2004 and 2003 the Bank records an asset of 59,313 and 38,655, respectively for the credit for Tax on minimum presume income. As of December 31, 2004 and 2003, in accordance with U.S. G.A.A.P., a valuation allowance was recorded to reserve for the Bank’s tax credit. A portion of such credit is more likely than not that it would not be recovered in a reasonably short period based on the tax projections that were made.
The effects of adjustments required to state such amounts in accordance with U.S. G.A.A.P. would decrease assets by 8,662 as of December 31, 2004 and 2003, each year.
35.2.    Exposure to the Argentine Public Sector and Private Securities
a) Loans—Non-financial federal governmental sector
As mentioned in note 1.2.b.1) during the fiscal year ended December 31, 2001, and as a consequence of Presidential Decree No. 1,387/01, the Bank exchanged a portion of federal government securities effective as of November 6, 2001, and received so-called guaranteed loans in consideration thereof.
As provided for by Central Bank Communiqués “A” 3,366 and “A” 3,385, the exchange was made at the carryover book value of the securities as of the date of the exchange with no impact on the income statement.
According to Central Bank’s rules, such loans were valued by using the criteria described in note 4.4.
At the time of the exchange, under U.S. G.A.A.P., the government securities were classified as available for sale and thus subject to the provisions of SFAS No. 115 “Accounting for certain investments in debt securities”. SFAS 115 requires that if an impairment is deemed to be other than temporary, the cost basis should be written down to fair value and the impact recognized in the income statement.

Banco Macro Bansud and Subsidiaries

Subsequently, for such loans, the expected cash flows and revised risk adjusted rate used in determining the fair value, which established the new cost basis resulting in the impairment charge on the securities, were used to determine the accrued interest income to be recognized in connection with the guaranteed loans received in the exchange. If additional cash is received in the future beyond what was estimated at the time of the exchange, such cash and the related gain will be recorded upon its receipt.
Additionally, the Bank acquired additional guaranteed loans in the market and also through business combinations described elsewhere in this footnote. The difference between the cost of each acquired loan and its expected future cash flows is accounted for in accordance with PB 6— Amortization of Discounts on Acquired Loans. In 2005, the Bank will implement SOP 03-3— “Accounting for Certain Loans and Debt Securities Acquired in a Transfer”.
The effects of adjustments required to state such amounts in accordance with U.S. G.A.A.P. would decrease assets by 168,219 and 171,431 as of December 31, 2004 and 2003, respectively.
On the other hand, income would increase by 3,212 and decrease by 30,412 for the year ended December 31, 2004 and 2003.
b)     Loans/Bonds—Non-financial provincial government sector
Presidential Decree No. 1,387/01 instructed the Argentine Ministry of Economy to offer the possibility of converting provincial government debt into secured loans.
As mentioned in note 1.2.b)2), through Decree No. 1,579/02, the Federal Executive instructed the Provincial Development Trust Fund to assume provincial debts that were in the form of Government Securities, Bonds, Treasury Bills, or Loans and to voluntarily convert them into Secured Bonds. The Federal Government was entrusted by provincial governments with the duty to renegotiate provincial government debts, which could be restructured under the same terms and conditions as the federal government debt and government securities.
The Bank presented before Banco de la Nación Argentina, in its capacity as fiduciary agent of the Fiduciary Fund for Provincial Development, the eligible assets (primarily loans) receivable from the Provincial Government Sector under the abovementioned decrees, for the exchange established by Presidential Decree No. 1,387/01.
Under U.S. G.A.A.P., as mentioned above, and in light of the characteristics of the transaction, the Bank considered this transaction to be in line with SFAS 15 “Accounting by Debtors and Creditors for Troubled Debt Restructurings”. As the debtor was actually experiencing financial difficulties and the creditor granted concessions.
At the time of the exchange, in accordance with SFAS No. 114 “Accounting by Creditors for Impairment of a Loan”, as of December 31, 2001, and 2002, the Bank measured impairment based on the present value of expected future cash flows discounted at the asset’s effective interest rate, with a corresponding charge to bad-debt expense.
In 2003, the loans were exchanged for government securities known as Secured Bonds (BOGAR) which were accounted for in accordance with SFAS 115.
As of December 31, 2004, and 2003, these BOGAR are classified for U.S. G.A.A.P. purposes as available for sale securities and carried at fair value with the unrealized gain or loss, net of income taxes, recognized as a charge or credit to equity through other comprehensive income. In connection with estimating the fair value of the BOGAR, the Bank used quoted market values.
The effects of adjustments required to state such amounts in accordance with U.S. G.A.A.P. would increase assets by 30,509 and decrease by 71,985 as of December 31, 2004 and 2003, respectively.

Banco Macro Bansud and Subsidiaries

On the other hand, income would increase by 12,407 and 175,923 for the years ended December 31, 2004, and 2003, respectively.
The breakdown of unrealized gains within the shareholders’ equity accounts as of December 31, 2004, and 2003, is disclosed in note 35.16.
c)     Other Loans—Non-financial provincial government sector
As of December 31, 2004 and 2003, the Bank had other loans granted to the non-financial provincial government sector (excluding the assets presented for the debt exchange mentioned in point b) above, which were valued according to the criterion described in note 4.4.
In accordance with SFAS No. 114, as of December 31, 2004 and 2003, the Bank deemed these loans to be impaired and measured impairment based on the present value of expected future cash flows discounted at the loan’s effective interest rate, with a corresponding adjustment to bad-debt expense.
The effects of adjustments required to state such amounts in accordance with U.S. G.A.A.P. would decrease assets by 5,945 and 18,792 as of December 31, 2004 and 2003, respectively.
On the other hand, income would increase by 12,847 and 18,016 for the years ended December 31, 2004, and 2003, respectively.
d)     Compensatory Bonds received and to be received in connection with the compensation for the “asymmetric pesification” and Coverage Bonds to be received in connection with the compensation for foreign currency position
As mentioned in note 1.2.a), under Law No. 25,561 and Presidential Decrees No. 494/ 02, No. 905/ 02 and No. 2,167/ 02, the Federal Government established a compensation mechanism for financial institutions because of the negative financial effects resulting from the pesification of foreign currency-denominated loans and deposits into pesos at different exchange rates. In this regard, as further explained in such note, the Central Bank, through Communiqués “A” 3,650, “A” 3,716, as supplemented, regulated the compensation mechanism mentioned above.
As of December 31, 2004 and 2003, according to Central Bank’s rules the compensation received and to be received and the Coverage bond to be received were valued according to the criterion described in note 4.4.
Under U.S. G.A.A.P., these assets (including those used for forward purchases under repurchase agreements) should be considered as “available for sale” and carried at fair value, with unrealized gains and losses reported net of income tax within the shareholders’ equity accounts.
Additionally, SFAS No. 115 requires that if the decline in fair value is judged to be other than temporary, the cost of the security shall be written down to fair value, and the amount of the write-down shall be included in earnings. The new cost basis shall not be changed for subsequent recoveries in fair value. Subsequent increases in the fair value of available-for-sale securities shall be included in other comprehensive income.
As of December 31, 2002, the Bank considered that the decline in fair value was other than temporary and recognized such loss.
The effects of adjustments required to state such amounts in accordance with U.S. G.A.A.P. would decrease assets by 69,936 and 147,146 as of December 31, 2004 and 2003, respectively.
On the other hand, income would increase by 29,194 and 86,576 for the years ended December 31, 2004 and 2003, respectively.

Banco Macro Bansud and Subsidiaries

The breakdown of unrealized gains within the shareholders’ equity accounts as of December 31, 2004 and 2003, is disclosed in note 35.16.
e)     Other unlisted government securities
As of December 31, 2004, 2003, and 2002, the Bank had other unlisted government securities (excluding those unlisted government securities mentioned above). In accordance with Central Bank’s rules, these unlisted government securities were valued according to the criterion described in note 4.4.
According to U.S. G.A.A.P., these securities should be considered as “available for sale” and carried at fair value, with unrealized gains and losses reported as net of income tax within the shareholders’ equity accounts. However, SFAS No. 115 requires that if the decline in fair value is judged to be other than temporary, the cost of the security shall be written down to fair value, and the write down amount shall be included in earnings.
The effects of adjustments required to state such amounts in accordance with U.S. G.A.A.P. would increase assets by 14,351 and 4,874 as of December 31, 2004 and 2003, respectively.
On the other hand, income would increase by 9,477 and 37,621 for the years ended December 31, 2004 and 2003, respectively.
The amortized cost and fair value of Government Securities available for sale as of December 31, 2004 and 2003, are as follows:

		Net unrealized gains
	Amortized cost	before income taxes	Fair value

2004	2,221,116	204,708	2,425,824
2003	1,752,887	66,605	1,819,492
The proceeds from sales of available for sale securities and the gross realized gains and gross realized losses that have been included in earnings as a result of those sales, for the periods ended December 31, 2004 and 2003 are as follows:

	Proceeds from sales
	as of December 31,
Available for sale securities (*)	2004	2003

Debt Securities Issued by Argentinian Government	570,800	447,897
(*)There have been no realized gains or losses as a result of those sales, therefore there were no gains and losses reclassified out of accumulated other comprehensive income into earnings for the periods ended December 31, 2004 and 2003 (very short term securities).
The amount of the net unrealized holding gain or loss on available for sale securities that have been included in accumulated other comprehensive income is as follows:

	Other Comprehensive Income

Securities	2003	Increase	Decrease	2004

Compensatory Bonds	11,580	18,215	76	29,719
Secured Bonds Decree 1579/02	38,109	90,087	—	128,196
Compensatory Bonds to be Received	16,916	31,874	1,997	46,793

Total Government Securities	66,605	140,176	2,073	204,708

Banco Macro Bansud and Subsidiaries

The portion of trading gains and losses for the period that relates to trading securities still held as of December 31, 2004 and 2003 are as follows:

	Gains as of
	December 31,

Trading Securities	2004	2003

Debt Securities Issued by Argentinian Government	1,470	4,651
Shares	264	491
Corporate Bonds	173	—
Other Debt Securities	3	—

	1,910	5,142

35.3.    Loan origination fees
The Bank recognizes fees on consumer loans, such as credit cards, mortgage, pledged and personal loans stand by letters of credit and guarantees issued, when collected and charges direct origination costs when incurred. In accordance with U.S. G.A.A.P. under SFAS No. 91, loan origination fees and certain direct loan origination costs should be recognized over the life of the related loan as an adjustment of yield or by straight-line method, as appropriate.
The effects of adjustments required to state such amounts in accordance with U.S. G.A.A.P. would decrease assets by 7,313 and 3,247 as of December 31, 2004 and 2003, respectively. Income for the year ended December 31, 2004 would decrease by 4,066 and income for the year ended December 31, 2003 would increase 348.

35.4.	Allowance for loan losses
The loan loss reserve represents the estimate of probable losses in the loan portfolio. Determining the loan loss reserve requires significant management judgments and estimates including, among others, identifying impaired loans, determining customers’ ability to pay and estimating the fair value of underlying collateral or the expected future cash flows to be received. Actual events will likely differ from the estimates and assumptions used in determining the loan loss reserve. Additional loan loss reserve could be required in the future.
The loan loss reserve is maintained in accordance with Central Bank’s rules. This results from evaluating the degree of debtors’ compliance and the guarantees and collateral supporting the respective transactions.
Increases in the reserve are based on the deterioration of the quality of existing loans, while decreases in the reserve are based on regulations requiring the write-off of non-performing loans classified as “non-recoverable” after a certain period of time and on management’s decisions to write off non-performing loans evidencing a very low probability of recovery.
In addition, under Central Bank’s rules, the Bank records recoveries on previously charged-off loans directly to income and records the amount of charged-off loans in excess of amounts specifically allocated as a direct charge to the consolidated income of statement. The Bank does not partially charge off troubled loans until final disposition of the loan, rather, the allowance is maintained on a loan-by-loan basis for its estimated settlement value.
Under Central Bank rules, a minimum loan loss reserve is calculated primarily based upon the classification of commercial loan borrowers and upon delinquency aging (or the number of days the loan is past due) for consumer and housing loan borrowers. Although the Bank is required to follow

Banco Macro Bansud and Subsidiaries

the methodology and guidelines for determining the minimum loan loss reserve, as set forth by the Central Bank, the Bank is allowed to establish additional loan loss reserve.
For commercial loans, the Bank is required to classify all commercial loan borrowers. In order to classify them, the Bank must consider different parameters related to each of those customers. In addition, based on the overall risk of the portfolio, the Bank considers whether or not additional loan loss reserves in excess of the minimum required are warranted.
For consumer loan portfolio, the Bank classifies loans based upon delinquency aging, consistent with the requirements of the Central Bank. Minimum loss percentages required by the Central Bank are also applied to the totals in each loan classification.
Under U.S. G.A.A.P., a portion of the total allowance typically consists of general amounts that are used, for example, to cover loans that are analyzed on a “pool” basis and to supplement specific allowances in recognition of the uncertainties inherent in point estimates.
The Bank’s accounting for its loan loss reserve under Central Bank’s rules differs in some respects with practices of U.S.-based banks, as discussed below.

a)	Recoveries and charge-offs
Under Central Bank rules, recoveries are recorded in a separate income line item under other income. Charge-offs are recorded directly as loan loss provision in the income statement. Under U.S. G.A.A.P., recoveries and charge-offs would be recorded in the allowance for loan losses in the balance sheet; however there would be no impact on net income or shareholders’ equity.

b)	Credit card loans
The Bank establishes its reserve for credit card loans based on the past due status of the loan. All loans without preferred guaranties greater than 180 days have been reserved at 50% in accordance with the Central Bank’s rules.
Under U.S. G.A.A.P., the bank adopted a policy to charge off loans which are 180 days past due should be charged off.
Had U.S. G.A.A.P. been applied, the Bank’s assets would have decreased by 419 and 260 as of December 31, 2004 and 2003, respectively. In addition, income would decrease by 159 and increase by 1,256 for the periods ended December 31, 2004 and 2003, respectively.

c)	Impaired loans—Non Financial Private Sector and residents abroad
SFAS No. 114, “Accounting by Creditors for Impairment of a Loan” and SFAS No. 118, “Accounting by Creditors for Impairment of a Loan—Income Recognition and Disclosures” for computing U.S. G.A.A.P. adjustments. SFAS No. 114, as amended by SFAS No. 118, require a creditor to measure impairment of a loan based on the present value of expected future cash flows discounted at the loan’s effective interest rate, or at the loan’s observable market price or the fair value of the collateral if the loan is collateral dependent. This Statement is applicable to all loans (including those restructured in a troubled debt restructuring involving amendment of terms), except large groups of smaller-balance homogenous loans that are collectively evaluated for impairment. Loans are considered impaired when, based on Management’s evaluation, a borrower will not be able to fulfill its obligation under the original loan terms.

Banco Macro Bansud and Subsidiaries

The following table discloses the amounts required by SFAS 114, as of December 31, 2004 and 2003:

	Fiscal year ended
	December 31,

	2004	2003

—Total amount of loans considered as impaired	366,445	158,139
Amount of loans considered as impaired for which there is a related allowance for credit losses	201,650	98,617
Amount of loans considered as impaired for which there is no related allowance for credit losses	164,795	59,522
—Reserves allocated to impaired loans	137,655	75,026
—Average balance of impaired loans during the fiscal year	262,292	184,660
—Interest income recognized on impaired loans	575	332
The Bank recognizes interest income on impaired loans on a cash basis method.
Had U.S. G.A.A.P. been applied, the Bank’s assets would have decreased by 809 and 1,550 as of December 31, 2004 and 2003, respectively. In addition, income would be increased by 741 and decreased by 1,550 for the periods ended December 31, 2004 and 2003, respectively.
Under U.S. G.A.A.P., the activity in the allowance for loan losses for the fiscal years presented is as follows:

	Fiscal year ended
	December 31,

	2004	2003

Balance at the beginning of the fiscal year	58,089	117,641
Provision for loan losses	36,467	36,559
Allowance for loan losses from Nuevo Banco Suquía S.A. (See note 35.7.)	143,457
Charge-offs	(11,445)	(95,256)
Monetary gain generated on allowances	—	(855)

Balance at the end of the fiscal year	226,568	58,089

d)     Interest recognition—non-accrual loans
The method applied to recognize income on loans is described in Note 4.4.e). Additionally, the accrual of interest is discontinued generally when the related loan is non performing and the collection of interest and principal is in doubt generally after 90 days of being past due. Accrued interest remains on the Banks books and is considered a part of the loan balance when determining the reserve for credit losses.
Under U.S. G.A.A.P. the accrual of interest is discontinued when the contractual payment of principal or interest has become 90 days past due or Management has serious doubts about further collectibility of principal or interest, even though the loan currently is performing. When a loan is placed on non-accrual status, unpaid interest credited to income in the current year is reversed and unpaid interest accrued in prior years is charged against the allowance for credit losses.
Had U.S. G.A.A.P. been applied, the Bank’s assets would have decreased by 3,945 and 2,462 as of December 31, 2004 and 2003, respectively. In addition, income would have decreased by 1,483 and increased by 667 for the years ended December 31, 2004 and 2003, respectively.

Banco Macro Bansud and Subsidiaries

35.5.    Intangible assets

a)	Judgments due to court decisions related to foreign currency-denominated deposits
As stated in notes 4.4.n)2) and 26.2), the Bank capitalized exchange differences related to constitutional protection and court judgments resulting from court decisions (amparos) as intangible assets.
These differences resulted from the difference between the amount of the original foreign currency converted at the higher exchange rate determined by the courts and the lower exchange rates pursuant to the Central Bank’s rules (pesification at Ps.1.4 to USD1 exchange rate, or its equivalent in other currency, plus C.E.R.).
These intangible assets are being amortized under the straight-line method over 60 months under Central Bank’s rules.
Financial institutions have asked the government to compensate them for the losses generated from the payment of deposits pursuant to judicial orders at the free market exchange rate, which was greater than that established by the government for pesification of the financial institutions’ assets and liabilities. As of the date of preparation of these financial statements, the Supreme Court has not issued any decision regarding compensation to banks for making payments under amparos. However, the Bank’s management believes that these additional payments should be eventually included in the compensation mechanisms implemented to compensate financial institutions for the effects of the asymmetrical pesification of their assets and liabilities.
Under U.S. G.A.A.P., the right to obtain this compensation is deemed a contingent gain which can not be recognized until realized, pursuant to SFAS 5—Accounting for Contingencies.
The effects of adjustments required to state such amounts in accordance with U.S. G.A.A.P. would be to decrease assets by 50,037 and 44,730 as of December 31, 2004 and 2003, respectively. In addition income would decrease by 5,307 and 9,980 for the years then ended, respectively.
b)     Software costs
Under U.S. G.A.A.P. SOP 98-1, defines three stages for the costs of computer software developed or obtained for internal use: the preliminary project stage, the application development stage and the post-implementation operation stage. Only certain costs in the second stage should be capitalized. Under Central Bank’s rules, the Bank capitalized costs relating to all three of the stages of software development and amortized these costs on straight-line basis.
Under SOP 98-1, the Bank properly capitalized only certain costs of computer software developed or obtained for internal use (mainly, services provided to develop the software during the application development stage, costs incurred to obtain computer software from third parties, and travel expenses incurred by employees in their duties directly associated with developing software).
The effects of adjustments required to state such assets in accordance with U.S. G.A.A.P. would be to decrease assets by 7,033 and 10,413 as of December 31, 2004 and 2003, respectively. In addition income would increase by 3,380 and 6,563 for the fiscal years ended December 31, 2004 and 2003, respectively.
c)     Organizational costs
Applying U.S. G.A.A.P. also resulted in other adjustments relative to capitalized organizational costs resulting in a decrease to the Bank’s assets of 2,698 and 5,575 as of December 31, 2004 and 2003, respectively. In addition, income would have increased by 2,877 and 3,431 for the fiscal years ended December 31, 2004 and 2003, respectively.

Banco Macro Bansud and Subsidiaries

35.6.    Vacation accrual
The cost of vacations earned by employees is generally recorded by the Bank when paid. U.S. G.A.A.P. requires that this expense be recorded on an accrual basis as the vacations are earned.
Had U.S. G.A.A.P. been applied, the Bank’s shareholders’ equity would be decreased by 3,295 and 3,186 as of December 31, 2004 and 2003, respectively. In addition, the income for the years ended December 31, 2004 and 2003 would decrease by 109 and 1,811, respectively.
35.7.    Business Combinations

a)	Acquisition of controlling interest in former Banco Bansud S.A.
As stated in note 3.1., in January 2002, the Bank acquired the controlling interest in former Banco Bansud S.A., at a contingent purchase price of 65,000 (subsequently deemed not to be payable).
Under Central Bank rules, business combinations are recorded at the carryover book value of the acquired company and goodwill is recognized based on the difference of the book value of the net assets acquired and the purchase price (including contingent consideration). The Bank recognized a negative goodwill resulting from the difference between the net equity book value, as computed under such standards, at the acquisition date and the contingent purchase price. The negative goodwill is considered as a monetary liability for purposes of inflation accounting and is being amortized under the straight line method over 5 years. As explained in note 3.1., the contingent purchase price was recorded as a liability at the date of the acquisition and was reversed into income as a gain in 2003 when it was determined that such contingent consideration was not payable.
Under US G.A.A.P., SFAS 141 “Business combination” requires this acquisition to be accounted for under the purchase method. The contingent purchase price was not considered since it never materialized and thus the purchase price was deemed to be zero. The assets acquired and liabilities assumed were recognized at their fair values at the date of acquisition. The difference between the purchase price and the fair value of the net assets acquired resulted in a negative goodwill.
The following table summarizes the estimated fair values of the assets acquired and liabilities assumed at the date of acquisition (taking into account the percentage of acquisition):

Cash	144,385
Government Securities	74,352
Loans	1,431,727
Other assets	691,443
Tangible non-current assets	145,257

Total assets acquired	2,487,164

Deposits	2,582,768
Other liabilities	1,050,536

Total liabilities assumed	3,633,304

Net assets	(1,146,140)

% acquired	81.225%
Net assets acquired	(930,952)
Irrevocable capital contribution transferred	970,668 (**	)
Total net assets acquired	39,716
Purchase price	—
Negative Goodwill	(39,716	) (*)

Banco Macro Bansud and Subsidiaries

(*)	The negative goodwill has been applied to reduce on a pro rata basis the amounts assigned to the non-current assets acquired. Given the circumstances described in note 1.2. no identifiable intangible assets were recognized.

(**)	The irrevocable capital contributions were made by Banamex in its capacity as Banco Bansud S.A.’s shareholder pursuant to the acquisition by Banco Macro S.A. Banco Macro obtained the rights over these irrevocable contributions as the new shareholders of Banco Bansud.
The reconciliation of shareholders’ equity to U.S. G.A.A.P. below includes the effects of the purchase accounting adjustments, related deferred tax effects, the reversal of the negative goodwill and related amortization and inflation effects calculated under Central Bank’s rules, and the reversal of the gain related to the de-recognition of the contingent purchase price.
Had U.S. G.A.A.P. been applied, the Bank’s assets would be increased by 15,738 and 82,489 as of December 31, 2004 and 2003, respectively. In addition, the income for the years ended December 31, 2004 and 2003 would decrease by 66,751 and 195,364, respectively.

b)	Merger with and into former Banco Bansud S.A.—a downstream merger
As disclosed in note 3.1., in March 2003 the Bank and its subsidiary former Banco Bansud S.A., entered into a merger agreement (the “Merger Agreement”). The Merger Agreement provided that, former Banco Macro S.A. was merged with and into former Banco Bansud S.A., with former Banco Bansud S.A. continuing as the surviving corporation, renamed Banco Macro Bansud S.A. The result of this transaction was a single stockholder group, including the former minority interest of former Banco Bansud S.A., owning the consolidated net assets. The terms of the merger were agreed to and announced on March 28, 2003. Before the merger, the former Banco Bansud was a public company in the Argentine stock market with a readily available tradable market value of its shares.
The acquisition date was December 2003, upon the appropriate shareholders and regulatory approvals. At that date, Banco Bansud issued the common shares and exchanged for all the outstanding common stock of Banco Macro.
Banco Macro S.A. shareholders received 14.75 shares of former Banco Bansud S.A. for each common share of Banco Macro S.A.
Under Central Bank rules, the merger was accounted for based on the carryover value of assets and liabilities as of January 1, 2002 since the merger was given retroactive effect to that date. Additionally, therefore, the minority interest was not recognized in 2003.
Under U.S. G.A.A.P., this transaction was accounted for as a downstream merger and an acquisition of minority interest. SFAS 141 requires the acquisition of the minority interest of former Banco Bansud S.A. to be accounted for under the purchase method. As the consideration given to the minority interest was not in the form of cash, the cost of the interest acquired was determined based on the fair value of the net assets given. The quoted market price of the former Banco Bansud shares traded was used to determine such cost. The terms of the acquisition were agreed to and announced on March 28, 2003. On that date the share price of former Banco Bansud was Ps.1.490. The average share price between two days before and end two days after that date was Ps.1.494, which is the price used to determine the acquisition cost. This is in accordance with EITF 99-12 which requires that the quoted market price to be used must consider the market price during a reasonable short period of time, such as just a few days before and after the acquisition is agreed to and announced.
The cost of the acquired minority interest (“purchase price”) has been allocated to the identifiable tangible and intangible assets with finite lives acquired and liabilities assumed based upon their fair value as of the acquisition date, and the excess of the fair value over the cost resulting in a negative goodwill. Merged results were recognized after acquisition date.

Banco Macro Bansud and Subsidiaries

The following table summarizes the estimated fair values of the assets acquired and liabilities assumed at the date of acquisition corresponding to the minority interest acquired (December 2003):

Cash	296,626
Government securities	1,333,992
Loans	520,751
Other assets	667,643
Tangible non-current assets	106,988
Intangible assets subject to amortization—Customer related assets (5-year weighted average useful life)	45,365

Total assets acquired	2,971,365

Deposits	1,793,742
Other liabilities	449,806

Total liabilities assumed	2,243,548

Net assets	727,817
% acquired	18.775%
Net assets acquired	136,648
Purchase price	127,694
Negative Goodwill	(8,954	) (*)

(*)	The negative goodwill has been applied to reduce on a pro rata bases the amount assigned to the non-current intangible and tangible assets acquired.
Therefore, the U.S. G.A.A.P. reconciliation of shareholders’ equity and net income reflects the effects of the purchase accounting adjustments, and the related effects on the deferred income tax, and the minority interest from January 1, 2003 through the merger date in December 2003, as well as the effects of the amortization of identified intangible assets, and comprehensive income.
Had U.S. G.A.A.P. been applied, the Bank’s assets would decrease by 118,735 and 118,208 as of December 31, 2004 and 2003, respectively. In addition, the income for the years ended December 31, 2004 and 2003 would decrease by 527 and 52,423, respectively.

c)	Acquisition of Nuevo Banco Suquía S.A.
As mentioned in note 2, in December 2004, the Bank acquired 100% of Nuevo Banco Suquía S.A., at a cash purchase price of 16,407.
Under Central Bank Rules, business combinations are accounted for at carryover value. The Bank recognized the difference between the net equity book value at the acquisition date and the purchase price as a negative goodwill, the negative goodwill is being amortized under the straight line method over 5 years.
Under U.S. G.A.A.P., SFAS 141 requires the acquisition of the controlling interest of Nuevo Banco Suquía S.A. to be accounted for as a business combination applying purchase accounting. The purchase price has been allocated to the identifiable tangible and intangible assets with finite lives acquired and liabilities assumed based upon their fair value as of the acquisition date, and the excess of the fair value over the cost resulting in a negative goodwill.

Banco Macro Bansud and Subsidiaries

The following table summarizes the estimated fair values of the assets acquired and liabilities assumed at the acquisition date corresponding to the 100% interest acquired.

Cash	336,266
Government securities	411,815
Loans	837,164
Other assets(1)	553,759
Tangible non-current assets	72,445
Intangible assets subject to amortization—Customer related assets (5-year weighted average useful life)	46,783

Total assets acquired	2,258,232

Deposits	1,548,049
Other liabilities	599,701

Total liabilities assumed	2,147,750

Net assets	110,482
% acquired	100%
Purchase price	16,407
Negative Goodwill	(94,075	) (2)

(1)	Includes 135,123 of deferred tax assets, net of allowances.

(2)	The negative goodwill has been applied to reduce on a pro rata basis the amounts assigned to the non-current intangible and tangible assets acquired.
Therefore, the U.S. G.A.A.P. reconciliation of shareholders# equity and net income reflects the purchase accounting adjustments and related deferred income tax effects and reversal of negative goodwill calculated under Central Bank’s rules, effects of amortization of intangible assets acquired.
Had U.S. G.A.A.P. been applied, the Bank’s assets would increase by 453 as of December 31, 2004. In addition, the income for the year ended December 31, 2004 would increase by 453.
d)     Other
Applying U.S. G.A.A.P. also resulted in other adjustments relative to business combination resulting in a decrease to the Bank’s assets by 9,488 and 10,460 as of December 31, 2004 and 2003, respectively. In addition, income would increase by 972 and decrease by 47,303 for the fiscal years ended December 31, 2004 and 2003, respectively.
35.8.    Earnings Per Share
The Bank holds, and has held, a capital structure with only common stock outstanding.
Central Bank’s rules do not require the disclosure of earnings per share nor dividend per share.
Under U.S. G.A.A.P., SFAS 128, “Earnings per share”, it is required to present basic per-share amounts (Basic EPS) which is computed by dividing income available to common shareholders by the weighted-average number of common shares outstanding during the period.
Diluted earnings per share (Diluted EPS) measure the performance if the potential common shares that were dilutive had been issued. Potential common shares are securities that do not have a current right to participate fully in earnings but could do so in the future. No potential common shares exist, and therefore basic and diluted EPS are the same.

Banco Macro Bansud and Subsidiaries

The following table sets forth the computation of Basic EPS:

	2004	2003

Numerator:
Net income under U.S. G.A.A.P	94,229	313,371
Denominator:
Common stock outstanding during the year(1)	608,943,437	523,471,785
Common stock issued on merger with and into former Banco Bansud S.A.(2)	—	85,471,652
Weighted-average common shares outstanding for the year	608,943,437	526,750,150
Basic EPS under U.S. G.A.A.P. (stated in Ps.)	0.15	0.59

(1)	Common stock of the Bank prior to the merger described in note 3.1 was retroactively restated for the equivalent number of shares received in the merger after giving effect to the exchange ratio of 14.75 shares to 1.

(2)	See note 35.7.
During 2004 the Bank paid 60,894 in cash dividends. Dividend per share amounted to Ps. 0.10.
35.9.    Reporting on Comprehensive Income (loss)
SFAS No. 130 “Reporting on Comprehensive Income” requires entities to report a measure of all changes in equity of an enterprise that result from transactions and other economic events of the period other than transactions with owners (“comprehensive income”). Comprehensive income (loss) is the total of net income (loss) and all other non-owner changes in equity.
This statement requires that comprehensive income (loss) be reported in a financial statement that is displayed with the same prominence as other financial statements with an aggregate amount of comprehensive income (loss) reported in that same financial statement. The adoption of this accounting disclosure is shown in notes 35.15. In the Bank’s case, comprehensive income is affected by SFAS 52 cumulative translation adjustments related to the foreign subsidiary and unrealized gains and losses of available for sale securities, net of income taxes.
35.10.    Restatement of financial statements in constant pesos
Pursuant to Central Bank’s rules, the Bank’s financial statements recognize the effects of inflation as described in note 4.3.
As allowed by the SEC, as the Banking financial statements are restated applying a methodology that comprehensively addresses the accounting for inflation, the effects of general price-level changes recognized in the Bank’s financial statements do not need to be eliminated in reconciling to U.S. G.A.A.P.
35.11.    Accounting for derivative instruments and hedging activities
SFAS No. 133 “Accounting for derivatives instruments and hedging activities” establishes accounting and reporting standards for derivative instruments, including certain ones embedded in other contracts (collectively referred to as derivatives) and for hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. If certain conditions are met, a derivative may be specifically designated as (a) a hedge of the exposure to changes in the fair value of a recognized asset or liability or an unrecognized firm commitment, (b) a hedge of the exposure to variable cash flows of a forecasted transaction, or (c) a hedge of the foreign currency exposure of a net investment in a foreign operation,

Banco Macro Bansud and Subsidiaries

an unrecognized firm commitment, an available for sale security, or a foreign currency denominated forecasted transaction.
Among other provisions, SFAS No. 133 requires that for a transaction to qualify for special hedge accounting treatment the transaction must meet specific test of effectiveness that will reduce the volatility in the income statement to the extent that the hedge is effective and all hedge ineffectiveness is required to be reported currently in computing of net income. SFAS No. 133 further requires the identification of assets, liabilities or anticipated transactions being hedged and periodic revaluation of such hedged positions to reflect the changes in market value of risk being hedged. SFAS No. 133 further expands the definition of derivatives to include certain contacts or provisions commonly embedded in contracts or financial instruments and requires that such derivatives be reported at fair value. The Bank had no such embedded derivatives.
Considering the derivatives used by the Bank (described in note 33 and according to the valuation standards described in notes 4.4.i) and 4.4.o), Management believes that the effect of the application of this accounting requirement does not have a material impact on the Bank’s consolidated financial condition or results of operations.
35.12    Adjustment to Prior-Year Income
As described in note 7 as required by Central Bank rules, the consolidated financial statements include several adjustments to prior-year income generated by changes in accounting estimates and accounting principles.
Under U.S. G.A.A.P., APB 20 generally prohibits retroactive restatement of prior year financial statements to reflect such changes, because the events should be recorded in the year they took place.
The following table discloses the effect for each item that caused an adjustment to prior period income:

	2004	2003

Effect of the changes in accounting estimates generated by the asymmetrical pesification and the compensation mentioned in note 1.2.a)1) — (Lower) assets	(50,144)	(45,872)
Effect of the changes in accounting estimates generated by the pesification of corporate bonds mentioned in note 11. (Greater)/Lower liabilities	(41,026)	10,306
Effect of the changes in accounting principles generated by the reversal of 20% of the negative goodwill under Central Bank Communiqué “A” No. 3,984 mentioned in note 4.4.q). — Lower liabilities	—	73,112

Net income effect	(91,170)	37,546

Had U.S. G.A.A.P. been applied, the Bank’s net assets would have increased by 91,170 as of December 31, 2003. In addition, income would have decreased by 91,170 as of December 31, 2004 and would have increased by 37,545 as of December 31, 2003.
35.13    Foreign currency translation
Financial statements of the subsidiary Sud Bank & Trust were translated under Central Bank rules as described in note 4.1. U.S. G.A.A.P. foreign currency translation requirements are covered by SFAS No. 52 “Foreign Currency Translation” and differs with Central Bank rules in the translation of the income statement accounts, which under U.S. G.A.A.P. should have been translated at the exchange rate other than at the year-end exchange rate, and resulting differences in translation adjustments between assets and liabilities and components of shareholders’ equity are recognized as an other comprehensive income.

Banco Macro Bansud and Subsidiaries

Had U.S. G.A.A.P. been applied, the Bank’s net income for fiscal years ended December 31, 2004 and 2003 should have been increased by 1,265 and decreased by 13,666, respectively, and these resulting differences recognized as other comprehensive income
35.14    Accounting for guarantees
The Bank issues financial guarantees, which are obligations to pay to a third party when a customer fails to repay its obligation.
The Bank charges a fee for issuance of these guarantees, which is which is deferred and recognized as income over the period of the guarantee.
Under Central Bank rules, guarantees issued are recognized as liabilities when it is probable that the obligation undertaken by the guarantor will be performed.
Under US G.A.A.P., SFAS interpretation No. 45 “Guarantor’s accounting and disclosure requirements for guarantees, including indirect guarantees of indebtedness or others” requires that at inception of a guarantee, a guarantor recognize a liability for the fair value of the obligation undertaken in issuing the guarantee. Such liability at inception is deemed to be the fee received by the Bank with and offsetting entry equal to the consideration received. Subsequent reduction of liability is based on an amortization method as the Bank is decreasing its risk.
Had U.S. G.A.A.P. applied, no differences would have existed in the Bank records. Additionally, the Bank recognizes the maximum potential amount of future payments in Memorandum accounts.

Banco Macro Bansud and Subsidiaries

35.15.	Set forth below are the significant adjustments to consolidated net income and shareholders’ equity which would be required if U.S. G.A.A.P. instead of Central Bank’s rules had been applied:

	Increase/ (decrease)

	Consolidated net income
	years ended December 31,

	Ref.		2004	2003

Net income in accordance with Central Bank’s rules			192,977	199,849
Income Taxes
Deferred taxes, net of allowances	35.1.a	)	(6,001)	98,085
Exposure to the Argentine public sector and private securities
Loans—Non-financial federal governmental sector	35.2.a	)	3,212	(30,412)
Loans/Bonds—Non-financial government sector	35.2.b	)	12,407	175,923
Other loans—Non-financial provincial government sector	35.2.c	)	12,847	18,016
Compensatory Bonds	35.2.d	)	29,194	86,576
Other unlisted government securities	35.2.e	)	9,477	37,621
Loan origination fees	35.3		(4,066)	348
Allowance for loan losses
Credit Card Loans	35.4.b	)	(159)	1,256
Impaired Loans—Non Financial Private Sector and residents abroad	35.4.c	)	741	(1,550)
Interest recognition—non accrual loans	35.4.d	)	(1,483)	667
Intangible assets
Judgments due to court decisions related to foreign currency- denominated deposits	35.5.a	)	(5,307)	(9,980)
Software costs	35.5.b	)	3,380	6,563
Organizational cost	35.5.c	)	2,877	3,431
Vacation accrual	35.6		(109)	(1,811)
Business combination
Acquisition of controlling interest in former Banco Bansud S.A.	35.7.a	)	(66,751)	(195,364)
Merger with and into former Banco Bansud S.A.—a downstream merger	35.7.b	)	(527)	(52,423)
Acquisition of Nuevo Banco Suquia S.A.	35.7.c	)	453	—
Other	35.7.d	)	972	(47,303)
Adjustment to prior-year income	35.12		(91,170)	37,545
Foreign currency translation	35.13		1,265	(13,666)

Net income in accordance with U.S. G.A.A.P.			94,229	313,371

Comprehensive income
Net income in accordance with U.S. G.A.A.P.			94,229	313,371
Other comprehensive income, net of tax:			88,945	53,191

Total comprehensive income, net in accordance with U.S. G.A.A.P.			183,174	366,562

Net income per share in accordance with U.S. G.A.A.P.			0.15	0.59

Weighted average number of shares Outstanding (in thousands)			608,943	526,750

Banco Macro Bansud and Subsidiaries

	Increase/ (decrease)

	Consolidated shareholders’ equity
	at December 31,

	Ref.		2004	2003

Shareholders’s equity in accordance with Central
Bank’s rules			1,257,302	1,125,219
Income Taxes
Deferred taxes	35.1.a	)	(4,153)	49,741
Allowance for tax on minimum presume income	35.1.b	)	(8,662)	(8,662)
Exposure to the Argentine public sector and private securities
Loans—Non-financial federal governmental sector	35.2.a	)	(168,219)	(171,431)
Loans/Bonds—Non-financial government sector	35.2.b	)	30,509	(71,985)
Other loans—Non-financial provincial government sector	35.2.c	)	(5,945)	(18,792)
Compensatory Bonds	35.2.d	)	(69,936)	(147,146)
Other unlisted government securities	35.2.e	)	14,351	4,874
Loan origination fees	35.3		(7,313)	(3,247)
Allowance for loan losses
Credit Card Loans	35.4.b	)	(419)	(260)
Impaired Loans—Non Financial Private Sector and residents abroad	35.4.c	)	(809)	(1,550)
Interest recognition—non accrual loans	35.4.d	)	(3,945)	(2,462)
Intangible assets
Judgments due to court decisions related to foreign currency-denominated deposits	35.5.a	)	(50,037)	(44,730)
Software costs	35.5.b	)	(7,033)	(10,413)
Organizational cost	35.5.c	)	(2,698)	(5,575)
Vacation accrual	35.6		(3,295)	(3,186)
Business combination
Acquisition of controlling interest in former Banco Bansud S.A.	35.7.a	)	15,738	82,489
Merger with and into former Banco Bansud S.A.—a downstream merger	35.7.b	)	(118,735)	(118,208)
Acquisition of Nuevo Banco Suquia S.A.	35.7.c	)	453	—
Other	35.7.d	)	(9,488)	(10,460)
Adjustment to prior-year income	35.12		—	91,170

Shareholders’ equity in accordance with U.S. G.A.A.P.(*)			857,666	735,386

(*)	Includes the effects of other comprehensive income.

Banco Macro Bansud and Subsidiaries

35.16.	Set forth below are the accumulated other comprehensive income (loss) balances, as of December 31, 2004 and 2003— net of related income tax effects:

	Year ended December 31, 2004			Year ended December 31, 2003(1)

		Unrealized			Unrealized
	Foreign	gains/	Accumulated	Foreign	gains/	Accumulated
	currency	(losses) on	other	currency	(losses) on	other
	items	securities	comprehensive	items	securities	comprehensive

Beginning Balance	14,287	43,293	57,580	4,389	—	4,389
Current-fiscal year change	(1,265)	138,103	136,838	14,681	66,605	81,286
Tax effects	443	(48,336)	(47,893)	(4,783)	(23,312)	(28,095)

Ending balance	13,465	133,060	146,525	14,287	43,293	57,580

(1)	The available for sale securities as of December 31, 2002 were deemed to have an other than temporary impairment.
35.17.    Statement of Cash flows
According to SFAS 95 “Statement of Cash Flows”, a statement of cash flows for a period shall report net cash provided or used by operating, investing, and financing activities and the net effect of those flows on cash and cash equivalents during the period in a manner that reconciles beginning and ending cash and cash equivalents. Central Bank’s rules classify cash flows as operating activities and other.
The statement of cash flows under Central Bank’s rules differs from the statement of cash flows under U.S. G.A.A.P. in the following aspects:
The Bank’s transactions that did not provide an actual movement of funds in each year (non cash transactions) were eliminated from the respective cash changes. The following are the main non cash transactions, based on their book values under Central Bank’s rules:

†	At December 31, 2003 the Bank exchanged provincial public debt into Secured Bond due in 2018. The loans and securities exchanged had a net book value of 722,931 (See note 1).

†	At December 31, 2004 and 2003 the Bank entered into forward, unsettled spot and repurchase contracts to buy or sell foreign currencies, listed Government and other securities at future dates, exchanging non cash assets or liabilities for other non cash assets or liabilities with a book value of 522,744 and 25,945, respectively.

†	At December 31, 2002, the Bank received Government Securities in compensation according to the Federal Executive Decree 905/ 02. At December 31, 2004 and 2003 the bank recorded that compensation in investment accounts. Additionally, the compensation pending to be received was recorded in “Other receivables from financial transactions” account (See note 1).

†	The financial statements as of December 31, 2004 and 2003, include a liability of 204,634 and 160,927, respectively, for the future subscription of the Federal Government Coverage Bond in US dollars at LIBOR, maturing in 2012, through a prepayment to be made by the Central Bank under the terms of Presidential Decree No. 905/ 02 (See note 1).

†	In 2003, the former Banco Bansud S.A. settled a payable to SEDESA related to the transaction mentioned in note 3.5. in the amount of 66,500 by delivering certain government securities with a book value of 18,335.

†	In 2004, the Bank incorporated the assets and liabilities of SADELA and acquired Nuevo Banco Suquía (See note 3.6.).

Banco Macro Bansud and Subsidiaries

†	In 2004 and 2003, the Bank received loan portfolio and other assets in redemption of the LAVERC trust for 23,782 and 18,845, respectively.

†	In 2004 and 2003, the Bank settled subordinate corporate bonds by delivering government securities for 7,371 and 19,590, respectively.

†	In 2004, the Bank settled rescheduled deposits by delivering Federal Government Bonds acquired by the Bank through the delivery of its own bonds for 161,672.

†	In 2004 and 2003, the Bank received Federal Government Bonds in US dollars at LIBOR, maturing in 2012, in redemption of certain loans for 4,396 and 14,131, respectively.

Banco Macro Bansud and Subsidiaries

The statement of cash flow under U.S. G.A.A.P. is shown below:

	Year ended December 31,

	2004	2003

Cash provided by (used in) operating activities
Interest received on loans, leases and investments	386,284	435,095
Fees and commissions received	159,501	124,294
Other sources of cash	33,949	92,208
Less:
Interest Paid	(188,416)	(156,782)
Fees and commissions paid	(24,895)	(19,849)
Cash paid to suppliers and employees	(220,498)	(177,658)
(Increase) from intangible assets	(24,837)	(66,604)
(Increase) in other receivables and other assets	(456,789)	(164,891)
Other uses of cash	(33,685)	(43,184)
Net cash (used in) provided by operating activities	(369,386)	22,629
Plus:
Cash provided by (used in) investing activities
Proceeds from sales of trading and investment securities	3,524,971	3,312,523
Purchases of trading and investment securities	(2,549,912)	(2,960,202)
(Increase) in other trading and investment securities, net	(133,458)	(939,383)
(Increase) in loans and leases, net	(977,662)	(163,430)
Proceeds from Bank premises and equipment	20,098	46,571
Purchases of Bank premises and equipment	(29,861)	(16,303)
Cash provided by incorporated of net asset of SADELA	628	—
Purchase of Nuevo Banco Suquia S.A., net of cash acquired	319,859	—

Net cash provided by (used in) investing activities	174,663	(720,224)
Plus:
Cash provided by (used in) financing activities
Increase in deposits, net	968,299	1,190,515
Increase in long term borrowings	66,841	41,471
(Decrease) in long term borrowings	(61,315)	(7,665)
(Decrease) in forward purchases of securities under repurchase agreements	(566)	—
(Decrease) in other short term liabilities, net	(19,684)	(174,036)
Cash dividends paid	(60,894)	—

Net cash provided by financing activities	892,681	1,050,285
Monetary loss generated on cash and due from banks	—	(4,343)
Increase in cash and cash equivalents	697,958	348,347
Cash at the beginning of fiscal year (restated)	674,300	325,953

Cash at the end of the fiscal year	1,372,258	674,300

Banco Macro Bansud and Subsidiaries

Set forth below is the reconciliation of net income as per Central Bank’s rules to net cash flows from operating activities, as required by SFAS 95 “Statement of Cash Flows”:

	Year ended
	December 31,

	2004	2003

Net (loss)/gain for the fiscal year	192,977	199,849
Adjustments to reconcile net income to net cash from operating activities:
Amortization and depreciation	44,960	44,334
Provision for loan losses and special reserves, net of reversals	(36,679)	(87,659)
Net income from government and private securities	(32,601)	(229,306)
Foreign exchange differences	(27,954)	(65,498)
Equity (loss)/gain of unconsolidated subsidiaries	(27)	678
Monetary loss generated on cash and due from banks		4,343
(Increase) from intangible assets	(24,837)	(66,604)
Net (increase)/ decrease in other sources or uses of cash	(456,789)	(164,891)
Net (increase) in interest receivable and payable and other accrued income and expenses	(1,856)	371,314
Net (increase)/ decrease in other sources or uses of cash	(26,580)	16,069

Net cash (used in) provided by operating activities	(369,386)	22,629

35.18.	Forward transactions pending settlement
The Bank enters into forward pending settlement for trading purposes.
Under Central Bank’s rules for such forward transactions, the Bank recognizes both a receivable and a payable upon the agreement, which reflect the amount of cash, currency or securities to be exchanged at the closing date. The receivable or payable representing the receipt or delivery of securities or currency is stated at market value.
Under U.S. G.A.A.P., accounting for forward contracts are governed by SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities”. This standard requires that such derivatives be accounted for at fair value. The Bank does not apply hedge accounting. The instruments outstanding at each balance sheet are short term and are recorded at their fair value.
Had U.S. G.A.A.P. been applied, the Bank’s assets and liabilities would be decreased by approximately 54,684 and 10,014 as of December 31, 2004 and 2003, respectively.

35.19.	Fair value of financial instruments
A significant portion of the Bank’s assets and liabilities are in short-term financial instruments, with a remaining maturity of less than one year, and/or with variable rates. These short-term and variable-rate financial instruments are considered to have a fair value equivalent to their carrying value at the balance sheet date.
SFAS 107 “Disclosures about Fair Value of Financial Instruments” requires disclosure of fair value information about financial instruments, whether or not recognized on the balance sheet, for which it is practicable to estimate fair value.
For financial instruments with remaining maturity over one year and with fixed-rates, and therefore not included above, the following methods and assumptions were used to estimate their fair value.

Banco Macro Bansud and Subsidiaries

Government and private securities

•	Listed—Investment accounts: fair value for these securities is based upon market prices (if available) as of December 31, 2004 and 2003; if market prices are not available, the Bank uses values of securities with similar terms and conditions,

•	Unlisted government securities: fair value for these securities was taken to be equal to the present value of future cash flows discounted at the year-end market interest rates for securities of similar interest rate, credit risk and duration.
Loans and assets subject to financial leases
Fair value is estimated by discounting future cash flows using the current rates at which loans would be made to borrowers with similar credit ratings and for the same remaining maturities, considering the contractual terms in effect as of December 31, 2004 and 2003.
Other receivables from financial intermediation

•	Forward purchases of Government securities under repurchase agreements with holdings in investment accounts: fair value for these receivables were based upon market prices or discounted cash flows as of December 31, 2004 and 2003 of the securities to be received after the fiscal year-end.

•	Compensation to financial institutions for the effects of devaluation and pesification to be received: fair value for these receivables were based upon market prices (if available) as of December 31, 2004 and 2003.
Deposits
The Bank’s deposits as of December 31, 2004 and 2003, that have a remaining maturity of under one year were considered to have a fair value equivalent to their carrying value at the balance sheet date while for those that have a remaining maturity of over one year (investments accounts, rescheduled deposits and time deposits), the fair value was taken to be equal to the present value of future cash flows discounted at the average year-end market interest rates for similar deposits.
Loans received from BCRA and other banks and international institutions
Fair value for long-term loans is estimated by discounting future cash flows using current rates at which liabilities were received while fair value for short-term loans was considered to be equivalent to their carrying value at the balance sheet.
Subordinated corporate bonds
As of December 31, 2004 and 2003, fair value was taken to be equal to the present value of future cash flows discounted at the average year end market interest rates for securities of similar interest rate, credit risk and duration.
Off-Balance sheet
Commitments to extending credit, standby letters of credit, guarantees granted and foreign trade acceptances: it is estimated that there is no difference between the fee charged to the Bank for these transactions and their fair value.

Banco Macro Bansud and Subsidiaries

The following is a summary of carrying amounts under Central Bank’s rules and estimated fair values of financial instruments as of December 31, 2004 and 2003:

	As of December 31,

	2004		2003

	Carrying	Estimated	Carrying	Estimated
	amount	fair value	amount	fair value

FINANCIAL ASSETS
Cash	1,372,258	1,372,258	674,300	674,300
Government and private securities	2,106,737	1,931,589	2,155,766	1,889,838
Loans	2,875,045	2,653,671	1,050,724	925,159
Other receivables from financial intermediation	1,799,224	1,843,347	537,857	524,328
Assets subject to financial leases	60,313	60,313	—	—
Other receivables	135,549	127,475	227,377	226,837

	8,349,126	7,988,653	4,646,024	4,240,462

FINANCIAL LIABILITIES
Deposits	5,318,997	5,321,735	3,027,244	3,060,471
Other liabilities from financial intermediation	1,920,722	1,833,663	522,965	524,402
Other Liabilities	54,062	55,634	36,485	37,545
Subordinated Corporate Bonds	16,416	16,235	24,200	24,006

	7,310,197	7,227,267	3,610,894	3,646,424

35.20.	Transfers of financial assets
In order to securitize personal loans in Argentine Pesos granted to individuals, between December 1999 and November 2001, the former Banco Macro S.A. created the trusts “Asset Backed Securities Serie Banco Macro Créditos I” and “Macro personal I, II, III and IV”.
In addition, the trusts “Multiactivos—Series Prendas I and II” was created in November 1999 and March 2000, respectively, in connection with securitization of chattel mortgage by the former Banco Bansud S.A.
These trusts issued debt securities and/or different participation certificates classes, which were authorized by the C.N.V. for public offering.
For Central Bank rules, the debt securities and certificates retained by the Bank are accounted for at cost plus accrued interest for the debt securities, and the equity method is used to account for the residual interest in the trusts.
These transactions did not qualify for sales treatment under U.S. G.A.A.P because they did not meet the criteria in paragraph 9(c) of SFAS 140 “Accounting for transfers and servicing of financial assets and extinguishment of liabilities”. Therefore, the Bank accounted for these transactions as financing transactions.
In August 2003 “Multiactivos—Series Prendas I and II”, and in August 2004 “Asset Backed Securities Series Banco Macro Créditos I” and “Macro Personal I, II, III and IV” were terminated, and the residual loan portfolio of those trusts had been properly reflected into the Bank’s loan portfolio under Central Bank rules.
Therefore, the effect of applying SFAS 140 was to decrease “Trading account assets” and “Other assets” and increase Loans by 6,078, as of December 31, 2003, with no impact in the income statement. There was no adjustment needed at December 31, 2004 because all such trusts had been

Banco Macro Bansud and Subsidiaries

terminated and the residual loan portfolio properly reflected into the Bank’s loan portfolio under Central Bank rules.

35.21.	Joint venture
As explained in note 3.7.a), the Bank participates in the “Banco Macro—Siemens Itron—Unión Transitoria de Empresas” (a joint venture jointly controlled having an interest of 50%). Under Central Bank rules this interest is consolidated through the proportional consolidation method.
Since under U.S. G.A.A.P., that method of consolidation is not appropriate for such investments and they are accounted for using equity method.
Therefore, had U.S. G.A.A.P. been applied as of December 31, 2004 and 2003, Other assets should have been increased by 3,930 and 2,957, respectively, with an offsetting decrease in various assets and liabilities accounts. Additionally, as of December 31, 2004 and 2003, Income from equity in other companies should have been increased by 3,738 and 2,272, respectively, with an offsetting decrease in various income and expense accounts.

35.22.	Items in process of collection
The Bank does not give accounting recognition to checks drawn against the Bank or other Banks or other items to be collected, until such time as the related item clears or is accepted. Such items are recorded by the Bank in Memorandum accounts. U.S. banks, however, account for such items through balance sheet clearing accounts at the time the items are presented for collection.
Had U.S. G.A.A.P. been applied, the Bank’s assets and liabilities would decrease by approximately 168,223 and 146,299 as of December 31, 2004 and 2003, respectively.

35.23.	Acceptances
Foreign trade acceptances are not recorded on the balance sheet by the Bank. In accordance with Regulation S-X, acceptances and related customer liabilities should be recorded on the balance sheet. Adjustment required to state balance sheets in accordance with Regulation S-X would be to increase assets (due from customers on acceptances) and increase liabilities (bank acceptances outstanding) by 38,617 and 29,846 as of December 31, 2004 and 2003, respectively.

35.24.	Variable Interest Entities
Banco Macro Bansud S.A., either directly or through its subsidiary Sud Inversiones & Análisis S.A., acts as trustee, in certain trusts.
Under Central Bank Rules, the Bank is not required to consolidate these trusts.
Under U.S. G.A.A.P., FASB Interpretation No. 46(R), “Consolidation of Variable Interest Entities” addresses consolidation of variable interest entities, as defined in the rules, which have certain characteristics.
The Bank has certain trust activities. In all cases, except for Lujan Trust as described below, such trusts are not variable interest entities. Therefore, the Bank did not consolidate these trusts.
Under FASB Interpretation No. 46(R), Luján Trust, as described in note 14, is considered a variable interest entity. In accordance with paragraph 14 of such Interpretation, the Bank is not the primary beneficiary and, therefore, consolidation of the trust is not appropriate.
In addition, San Isidro Trust, as explained in note 14, represents effectively a foreclosed asset since the former owner of the assets relinquished all rights to the assets to the trust and the Bank holds 100% of the trust certificates.

Banco Macro Bansud and Subsidiaries

Under Central Bank Rules, as of December 2003 and 2004, these certificates amounted to 16,782 and 15,993, respectively, and were recorded as “Other receivables not covered by debtors classification standards”. However, under US GAAP theses certificates represents a foreclosed asset (not financial assets) and should be reclassified. This reclassification does not have effect the net income and equity. This foreclosed asset is accounted at the lower carrying amount or fair value less cost to sell.

35.25.	Parent only financial statements
Following is the parent company-only financial information as required by regulation S-X 9-06. This information is prepared in accordance with Central Bank rules. The investment in Nuevo Banco Suquía S.A. and the other subsidiaries are accounted for under the equity method.
Total net restricted assets as of December 31, 2004 amounted to approximately 31,541. Restrictions are related to the fact that Nuevo Banco Suquía S.A. can not pay dividends without prior approval from the Central Bank of Argentina and due to legal lending limits.

Banco Macro Bansud and Subsidiaries

Balance sheet (parent company only)

	2004	2003

ASSETS
CASH
Cash on hand	218,213	176,667
Banks and correspondents	481,496	329,681

	699,709	506,348

GOVERNMENT AND PRIVATE SECURITIES
Holdings in investment accounts	53,856	143,976
Holdings for trading or financial intermediation	82,670	186,493
Unlisted Government securities	540,230	696,608
Instruments issued by the Central Bank of Argentine	737,964	1,097,022
Investments in listed private securities	14,291	17,043
Less: Allowances		(3,137)

	1,429,011	2,138,005

LOANS
To the non-financial government sector	505,466	365,481
To the financial sector	27,357	10,974
To the non-financial private sector and residents abroad
Overdrafts	349,034	197,866
Documents	319,930	148,745
Mortgage loans	61,935	49,853
Pledged loans	29,673	25,500
Personal loans	223,886	107,305
Credit cards	81,390	61,052
Other	325,316	119,454
Interest, adjustments and foreign exchange differences receivable	40,472	20,872
Less: Interest documented	(5,019)	(6,069)
Less: Allowances	(81,691)	(56,279)

	1,877,749	1,044,754

OTHER RECEIVABLES FROM FINANCIAL INTERMEDIATION
Central Bank of the Argentina	99,820	69,398
Amounts receivable for spot and forward sales pending settlement	423,484	18,552
Instruments to be received for spot and forward purchases pending settlement	206,561	12,988
Premiums for options taken	421	—
Unlisted Corporate Bonds	928	445
Other receivables not covered by debtor classification regulations	362,083	533,532
Other receivables covered by debtor classification regulations	10,232	15,953
Less: Allowances	(4,763)	(134,145)

	1,098,766	516,723

ASSETS SUBJECT TO FINANCIAL LEASES
Assets subject to financial leases	60,922	—
Less: Allowances	(609)	—

	60,313	—

Banco Macro Bansud and Subsidiaries

	2004	2003

INVESTMENTS IN OTHER COMPANIES
In financial institutions	398,886	94,573
Other	25,999	23,430
Less: Negative Goodwill	(483)	—
Less: Allowances	(398)	(2)

	424,004	118,001

OTHER RECEIVABLES
Receivables from sale of assets	1,107	767
Other	122,664	228,185
Accrued interest and adjustments receivable from sale of assets	20	21
Other accrued interest and adjustments receivable	48	27
Less: Allowances	(4,512)	(3,630)

	119,327	225,370

BANK PREMISES AND EQUIPMENT	146,470	157,556

OTHER ASSETS	125,322	114,301

INTANGIBLE ASSETS
Goodwill	2,485	3,324
Organization and development costs, including amparos	78,431	78,854

	80,916	82,178

ITEMS PENDING COLLECTION	335	2,077

TOTAL ASSETS	6,061,922	4,905,313

Banco Macro Bansud and Subsidiaries

	2004	2003

LIABILITIES
DEPOSITS
From the non-financial government sector	808,317	382,195
From the financial sector	3,843	11,909
From the non-financial private sector and residents abroad
Checking accounts	433,467	307,666
Savings accounts	431,753	326,618
Time deposits	1,620,795	1,518,553
Investment accounts	34,789	51,627
Other	118,980	233,811
Interest, adjustments and foreign exchange differences payable	43,237	104,428

	3,495,181	2,936,807

OTHER LIABILITIES FROM FINANCIAL INTERMEDIATION
Central Bank of the Argentina — Other	1,581	2,353
Banks and International institutions	14,668	54,873
Amounts payable for spot and forward purchases pending settlement	132,460	12,971
Instruments to be delivered for spot and forward sales pending settlement	462,194	19,993
Financing received from Argentine financial institutions	56,631	52,097
Other	285,350	275,497
Accrued interest, adjustments and foreign exchange differences payable	94,682	78,721

	1,047,566	496,505

OTHER LIABILITIES
Dividends payable	—	231
Other	37,014	33,444

	37,014	33,675

PROVISIONS	208,220	285,128

SUBORDINATED CORPORATE BONDS	16,416	24,200

SUSPENSE ITEMS	223	3,779

TOTAL LIABILITIES	4,804,620	3,780,094

STOCKHOLDERS’ EQUITY	1,257,302	1,125,219

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	6,061,922	4,905,313

Banco Macro Bansud and Subsidiaries

Memorandum accounts (parent company only)

	2004	2003

DEBIT-BALANCE ACCOUNTS
Contingent
—Loans obtained (unused amounts)	12,693	11,625
—Guaranties received	573,700	419,493
—Contra contingent debit accounts	117,837	119,666

	704,230	550,784

Control
—Receivables classified as irrecoverable	479,754	471,476
—Other	2,052,608	1,272,940
—Contra control debit accounts	57,196	34,259

	2,589,558	1,778,675

Derivatives
—Notional value of put options taken	10,453	—
—Notional value of forward transactions without delivery of underlying asset	7,435	—
—Contra debit accounts for derivatives	129,490	125,009

	147,378	125,009

Trust Activity
—Funds received in trust	16,782	15,993

	16,782	15,993

TOTAL	3,457,948	2,470,461

CREDIT ACCOUNTS
Contingent
—Unused portion of loans granted, covered by debtor classification regulations	(84)	—
—Guarantees provided to the Central Bank of Argentina	(422)	(1,430)
—Other guaranties provided covered by debtor classification regulations	(82,845)	(84,904)
—Other guaranties provided not covered by debtor classification regulations	(2,335)	(3,486)
—Other covered by debtor classification regulations	(32,151)	(29,846)
—Contingent credit-balance contra accounts	(586,393)	(431,118)

	(704,230)	(550,784)

Control
—Items to be credited	(57,196)	(34,259)
—Contra control credit accounts	(2,532,362)	(1,744,416)

	(2,589,558)	(1,778,675)

Banco Macro Bansud and Subsidiaries

	2004	2003

For Derivatives
—Notional value of put options sold	(122,055)	(125,009)
—Notional value of forward transactions without delivery of underlying asset	(7,435)	—
—Contra credit account for derivatives	(17,888)	—

	(147,378)	(125,009)

For Trustee Activities
—Contra credit accounts for trustee activities	(16,782)	(15,993)

	(16,782)	(15,993)

TOTAL	(3,457,948)	(2,470,461)

Banco Macro Bansud and Subsidiaries

Statements of income (parent only)

	2004	2003

FINANCIAL INCOME
Interest on cash and due from banks	2	1,588
Interest on loans to the financial sector	1,954	1,788
Interest on overdrafts	25,403	21,932
Interest on documents	11,196	9,804
Interest on mortgage loans	6,449	6,794
Interest on pledged loans	1,118	1,727
Interest on credit card loans	5,858	7,832
Interest on other loans	60,952	29,063
Interest on other receivables from financial intermediation	5,611	1,867
Income from government and private securities, net	162,748	300,360
Income from guaranteed loans — Decree 1,387/01	14,355	4,183
C.E.R. (benchmark stabilization coefficient) adjustment	91,022	19,118
C.V.S. (salary variation coefficient) adjustment	475	24
Other	34,717	9,973

	421,860	416,053

FINANCIAL EXPENSE
Interest on checking accounts	2,201	2,725
Interest on savings accounts	3,115	3,269
Interest on certificates of deposit	43,256	82,852
Interest on financing from the financial sector	78	3,340
Interest on other liabilities from financial intermediation	15,394	10,808
Other interest	9,230	20,598
C.E.R. adjustment	24,865	41,551
Other	33,158	67,142

	131,297	232,285

GROSS INTERMEDIATION MARGIN — GAIN	290,563	183,768

PROVISION FOR LOAN LOSSES	36,156	35,009

SERVICE-CHARGE INCOME
Related to assets	7,718	4,006
Related to liabilities	97,458	82,539
Other commissions	7,252	6,308
Other	36,585	32,005

	149,013	124,858

SERVICE-CHARGE EXPENSE
Commissions	4,014	3,473
Other	19,903	16,438

	23,917	19,911

MONETARY LOSS ON FINANCIAL INTERMEDIATION	—	(3,899)

Banco Macro Bansud and Subsidiaries

	2004	2003

ADMINISTRATION EXPENSE
Payroll expenses	128,296	110,779
Fees to Bank Directors and Statutory Auditors	5,601	4,908
Other professional fees	16,106	15,018
Advertising and publicity	11,921	5,985
Taxes	2,955	2,865
Other operating expense	73,263	70,991
Other	9,012	7,092

	247,154	217,638

MONETARY LOSS ON OPERATING EXPENSE	—	(107)

NET INCOME FROM FINANCIAL INTERMEDIATION	132,349	32,062

OTHER INCOME
Penalty interest	1,295	1,717
Penalty recovered loans and allowances reversed	88,398	157,296
C.E.R. adjustment	—	8
Other	19,308	78,790

	109,001	237,811

OTHER EXPENSE
Loss from long-term investments	81	6,537
Punitive interest and charges paid to Central Bank of the Argentina	146	174
Charge for other-receivables uncollectibility and other allowances	3,850	21,730
Amortization of differences from amparos	11,665	6,258
Other	32,631	35,095

	48,373	69,794

MONETARY LOSS ON OTHER OPERATIONS	—	(230)

INCOME BEFORE INCOME TAX	192,977	199,849

INCOME TAX	—	—

NET INCOME FOR THE FISCAL YEAR	192,977	199,849

Banco Macro Bansud and Subsidiaries

Statements of cash flows (parent only)

	2004(2)	2003

Changes in Cash
Cash at beginning of fiscal year (restated)	506,348	206,498
Increase in funds	193,361	299,850

Cash at end of the fiscal year	699,709	506,348

Reasons for changes in cash in constant currency
Cash provided by ordinary operations
Financial income collected	398,660	415,147
Services-charge income collected	154,089	123,430
Financial expense paid	(179,139)	(148,175)
Services-charge expense paid	(23,849)	(19,755)
Administration expense paid	(212,672)	(173,500)

Subtotal	137,089	197,147

Other sources of cash:
Net decrease in government and private securities	659,796	—
Net decrease in other receivables from financial intermediation	—	621,466
Net increase in deposits	619,395	1,136,320
Net increase in other liabilities from financial intermediation	535,028	—
Other sources of cash	30,319	90,095

Subtotal	1,844,538	1,847,881

Total of sources of cash	1,981,627	2,045,028

Uses of cash:
Net increase in government and private securities	—	(1,286,777)
Net increase in loans	(782,022)	(170,491)
Net increase in other receivables from financial intermediation	(586,692)	—
Net increase in other assets	(319,205)	(41,252)
Net decrease in other liabilities from financial intermediation	—	(150,177)
Net decrease in other liabilities	(9,432)	(49,061)
Cash dividends paid	(60,894)	—
Other uses of cash	(30,021)	(43,184)

Total of cash used	(1,788,266)	(1,740,942)

Monetary loss generated on cash and due from banks(1)	—	(4,236)

Increase in funds	193,361	299,850

(1)	Relates to the monetary income from financial intermediation, from operating expenses, and from other operations.

(2)	Includes the changes produced by the incorporation of certain assets and liabilities of SADELA.

Banco Macro Bansud and Subsidiaries

35.26.    New accounting pronouncements (U.S. G.A.A.P.)
Exchanges of non-monetary assets:
In December 2004, the FASB issued Statement 153 Exchanges of non-monetary assets that replaces the exception from fair value measurement in APB Opinion No. 29 Accounting for Non-monetary Transactions, for non-monetary exchanges of similar productive assets with a general exception from fair value measurement for exchanges of non-monetary assets that do not have commercial substance. A non-monetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. SFAS 153 is effective for nonmonetary exchanges occurring in fiscal periods beginning after June 15, 2005. In the opinion of the Bank’s Management the adoption of this rule does not have an impact on net income and shareholders’ equity. The Bank does not expect this statement to have a material effect on its financial statements.
Accounting for certain loans or debt securities acquired in a transfer
In 2003, the AICPA issued Statement of Position 03-3 “Accounting for Certain Loans or Debt Securities Acquired in a Transfer” that addresses accounting for differences between contractual cash flows and cash flows expected to be collected from an investor’s initial investment in loans or debt securities acquired in a transfer if those differences are attributable, at least in part, to credit quality. Includes loans acquired in purchase business combinations, but does not apply to loans originated by the entity. It limits the yield that may be accreted to the excess of the investor’s estimate of undiscounted expected principal, interest, and other cash flows over the investor’s initial investment in the loan and requires that the non-accretable difference not be recognized as an adjustment of yield, loss accrual, or valuation allowance. Displaying accretable yield and non-accretable difference in the balance sheet is prohibited. Subsequent increases in cash flows expected to be collected generally should be recognized prospectively through adjustment of the loan’s yield over its remaining life and decreases should be recognized as impairment.
This Statement of Position prohibits “carrying over” or creation of valuation allowances in the initial accounting of all loans acquired in the purchase of an individual loan, a pool of loans, a group of loans, and loans acquired in a purchase business combination.
SOP 03-3 is effective for loans acquired in fiscal years beginning after December 15, 2004. The implementation of this SOP had not a material effect on the Bank’s financial statements.
Accounting changes and error corrections
On May 2005, the FASB issued Statement 154 that replaces APB Opinion No. 20, Accounting Changes, and FASB Statement No. 3, Reporting Accounting Changes in Interim Financial Statements, and changes the requirements for the accounting for and reporting of a change in accounting principle. SFAS 154 applies to all voluntary changes in accounting principle and to changes required by an accounting pronouncement. When a pronouncement includes specific transition provisions, those provisions should be followed. The changes require retrospective application to prior periods’ financial statements of changes in accounting principle, unless it is impracticable to determine either the period-specific effects or the cumulative effect of the change. When it is impracticable to determine the period specific effects of an accounting change on one or more individual prior periods presented, this Statement requires that the new accounting principle be applied to the balances of assets and liabilities as of the beginning of the earliest period for which retrospective application is practicable and that a corresponding adjustment be made to the opening balance of retained earnings (or other appropriate components of equity or net assets in the statement of financial position) for that period rather than being reported in an income statement. When it is impracticable to determine the cumulative effect of applying a change in accounting principle to all prior periods, this Statement requires that the new accounting principle be applied as if it were adopted prospectively from the earliest date practicable.

Banco Macro Bansud and Subsidiaries

The retrospective application of a change in accounting principle should be limited to the direct effects of the change. Indirect effects of a change should be recognized in the period of the accounting change. SFAS 154 also requires that a change in depreciation, amortization, or depletion method for long-lived, non-financial assets be accounted for as a change in accounting estimate affected by a change in accounting principles. The Board decided that the provisions of this Statement should be effective for accounting changes made in fiscal years beginning after December 15, 2005. The Bank does not expect this statement to have a material effect on its financial statements.

BANCO MACRO BANSUD S.A.
Condensed interim consolidated financial statements as of June 30, 2005

Banco Macro Bansud and Subsidiaries

Consolidated balance sheets
As of June 30, 2005 and December 31, 2004
(Information as of June 30, 2005 is unaudited)

	06/30/2005	12/31/2004

	(stated in thousands
	of pesos)
ASSETS

CASH
Cash on hand	327,417	327,959
Due from banks and correspondents	816,069	1,044,194
Other	102	105

	1,143,588	1,372,258

GOVERNMENT AND PRIVATE SECURITIES
Holdings in investment accounts	53,018	53,856
Holdings for trading or financial intermediation	118,200	88,940
Unlisted government securities	881,247	839,183
Instruments issued by the Central Bank of Argentina	1,694,378	1,097,580
Investments in listed private securities	64,386	29,649
Less: Allowances	(1,199)	(2,471)

	2,810,030	2,106,737

LOANS
To the non-financial government sector	701,957	809,577
To the financial sector	158,644	81,812
To the non financial private sector and foreign residents
Overdrafts	545,527	513,390
Documents	405,809	429,654
Mortgage loans	223,357	231,603
Pledged loans	183,865	180,831
Personal loans	279,462	255,553
Credit cards	163,492	105,117
Other	578,061	412,079
Accrued interest, adjustments, foreign exchange and quoted price differences receivable	79,257	87,528
Less: Unearned discount	(7,612)	(6,759)
Less: Allowances	(173,676)	(225,340)

	3,138,143	2,875,045

OTHER RECEIVABLES FROM FINANCIAL INTERMEDIATION
Central Bank of Argentina	109,994	123,291
Amounts receivable from spot and forward sales pending settlement	487,234	733,995
Securities and foreign currency receivable from spot and forward purchases pending settlement	308,128	206,561
Premiums on options taken	240	421
Unlisted corporate bonds	916	928
Other receivables not covered by debtors classification regulations	758,175	756,968
Receivables from forward transactions without delivery of underlying asset	—	931

Banco Macro Bansud and Subsidiaries

	06/30/2005	12/31/2004

	(stated in thousands
	of pesos)
Other receivables covered by debtors classification regulations	37,968	83,002
Accrued interest receivable not covered by debtors classification regulations	657	657
Less: Allowances	(35,390)	(107,530)

	1,667,922	1,799,224

ASSETS SUBJECT TO FINANCIAL LEASES
Assets subject to financial leases	81,874	60,922
Less: Allowances	(820)	(609)

	81,054	60,313

INVESTMENTS IN OTHER COMPANIES
In financial institutions	404	416
Other	13,664	15,047
Less: Allowances	(688)	(719)

	13,380	14,744

OTHER RECEIVABLES
Receivables from sale of assets	7,838	1,822
Minimum presumed income tax— Tax Credit	56,191	53,933
Other	87,256	85,771
Accrued interest and adjustments receivable from sale of assets	192	176
Other accrued interest and adjustments receivable	48	48
Less: Allowances	(7,341)	(6,201)

	144,184	135,549

BANK PREMISES AND EQUIPMENT, NET	194,901	193,697

OTHER ASSETS	160,014	158,142

INTANGIBLE ASSETS
Goodwill	2,066	2,485
Organization and development costs, including amparos	73,585	79,046

	75,651	81,531

ITEMS PENDING ALLOCATION	359	515

TOTAL ASSETS	9,429,226	8,797,755

Banco Macro Bansud and Subsidiaries

	06/30/2005	12/31/2004

	(stated in thousands
	of pesos)

LIABILITIES
DEPOSITS
From the non financial government sector	956,319	809,764
From the financial sector	5,815	4,445
From the non-financial private sector and foreign residents
Checking accounts	894,155	844,969
Savings accounts	878,739	729,234
Time deposit	3,130,617	2,588,546
Investment accounts	51,538	48,598
Other	200,589	225,891
Accrued interest, adjustments, foreign exchange and quoted price differences payable	62,349	67,550

	6,180,121	5,318,997

OTHER LIABILITIES FROM FINANCIAL INTERMEDIATION
Central Bank of Argentina— Other	224,847	485,267
Banks and International institutions	144,936	14,668
Amounts payable for spot and forward purchases pending settlement	216,473	153,661
Securities and foreign currency to be delivered under spot and forward sales pending settlement	532,942	754,172
Premiums on options sold	85	—
Financing received from Argentine financial institutions	52,296	56,835
Payables for forward transactions without delivery of underlying asset	—	676
Other	333,026	343,665
Accrued interest, adjustments, foreign exchange and quoted price differences payable	120,339	111,778

	1,624,944	1,920,722

OTHER LIABILITIES
Other	47,210	53,984
Accrued interest and adjustments payable	—	78

	47,210	54,062

PROVISIONS	199,900	225,699

SUBORDINATED CORPORATE BONDS	17,589	16,416

ITEMS PENDING ALLOCATION	10,661	4,554

MINORITY INTEREST IN SUBSIDIARIES	60	3

TOTAL LIABILITIES	8,080,485	7,540,453

SHAREHOLDERS’ EQUITY	1,348,741	1,257,302

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	9,429,226	8,797,755

The accompanying notes 1 through 25 to the interim consolidated financial statements are an integral part of these statements.

Banco Macro Bansud and Subsidiaries

Consolidated balance sheets
As of June 30, 2005 and December 31, 2004
Memorandum accounts
(Information as of June 30, 2005 is unaudited)

	06/30/2005	12/31/2004

	(stated in thousands of
	pesos)
DEBIT-BALANCE ACCOUNTS

Contingent
—Loans borrowed (unused amounts)	164,709	12,693
—Guarantees received	1,652,575	1,572,284
—Contingent debit-balance contra accounts	182,060	154,361

	1,999,344	1,739,338

Control
—Receivables classified as irrecoverable	843,516	824,501
—Other	2,902,758	2,911,113
—Control debit-balance contra accounts	115,736	92,873

	3,862,010	3,828,487

Derivatives
—Notional value of put options taken	10,278	10,453
—Notional value of forward transactions without delivery of underlying asset	—	22,304
—Derivative debit-balance contra accounts	131,442	144,359

	141,720	177,116

Trust Activity
—Trust funds	—	16,782

	—	16,782

TOTAL	6,003,074	5,761,723

CREDIT-BALANCE ACCOUNTS
Contingent
—Unused portion of loans granted covered by debtors classification regulations	(25,756)	(22,702)
—Guarantees provided to the Central Bank of Argentina	(137)	(422)
—Other guarantees provided covered by debtors classification regulations	(95,612)	(90,285)
—Other guarantees provided not covered by debtors classification regulations	(1,948)	(2,335)
—Other covered by debtors classification regulations	(58,607)	(38,617)
—Contingent credit-balance contra accounts	(1,817,284)	(1,584,977)

	(1,999,344)	(1,739,338)

Control
—Checks to be credited	(115,736)	(92,873)
—Control credit-balance contra accounts	(3,746,274)	(3,735,614)

	(3,862,010)	(3,828,487)

Banco Macro Bansud and Subsidiaries

	06/30/2005	12/31/2004

	(stated in thousands of
	pesos)

Derivatives
—Notional value of call options sold	(12,825)	—
—Notional value of put options sold	(118,617)	(122,055)
—Notional value of forward transactions without delivery of underlying asset	—	(22,304)
—Derivatives credit-balance contra accounts	(10,278)	(32,757)

	(141,720)	(177,116)

Trust activity
—Trust activity credit-balance contra accounts	—	(16,782)

	—	(16,782)

TOTAL	(6,003,074)	(5,761,723)

The accompanying notes 1 through 25 to the interim consolidated financial statements are an integral part of these statements.

Banco Macro Bansud and Subsidiaries

Consolidated statements of income
For the six-month periods ended June 30, 2005 and 2004 (unaudited)

	06/30/2005	06/30/2004

	(stated in thousands of
	pesos)
FINANCIAL INCOME
Interest on cash and due from banks	3,356	246
Interest on loans to the financial sector	2,767	499
Interest on overdrafts	25,023	11,625
Interest on documents	14,412	5,041
Interest on mortgage loans	12,544	2,827
Interest on pledged loans	11,789	306
Interest on credit card loans	8,204	2,565
Interest on other loans	55,068	24,384
Interest on other receivables from financial intermediation	6,955	1,981
Income from government and private securities, net	49,123	113,727
Income from guaranteed loans— Presidential Decree No. 1,387/01	15,612	6,313
Net income from options	—	23
CER (benchmark stabilization coefficient) adjustment	106,043	48,932
CVS (Salary Variation Coefficient) adjustment	590	141
Other	26,735	17,240

	338,221	235,850

FINANCIAL EXPENSE
Interest on checking-accounts	1,284	1,013
Interest on savings-accounts	1,949	1,527
Interest on time deposits	44,428	25,816
Interest on financing from the financial sector	273	29
Interest on other liabilities from financial intermediation	8,265	4,901
Other interest	6,586	4,828
Net loss from options	374	—
CER adjustment	67,044	15,915
Other	25,774	17,740

	155,977	71,769

GROSS INTERMEDIATION MARGIN— GAIN	182,244	164,081

PROVISION FOR LOAN LOSSES	34,479	13,236

SERVICE-CHARGE INCOME
Related to lending transactions	8,218	3,328
Related to deposits	93,484	46,713
Other fees	6,340	3,185
Other	32,494	18,807

	140,536	72,033

Banco Macro Bansud and Subsidiaries

	06/30/2005	06/30/2004

	(stated in thousands of
	pesos)

SERVICE-CHARGE EXPENSE
Fees	14,553	1,968
Other	13,321	9,231

	27,874	11,199

ADMINISTRATIVE EXPENSES
Personnel expenses	116,750	65,058
Director’s and statutory auditor’s fees	10,627	3,977
Other professional fees	10,028	8,062
Advertising and publicity	6,852	3,451
Taxes	3,705	1,663
Other operating expenses	50,637	36,781
Other	6,463	4,723

	205,062	123,715

NET INCOME FROM FINANCIAL INTERMEDIATION	55,365	87,964

OTHER INCOME
Income from long-term investments	254	239
Penalty interest	1,460	442
Recovered loans and allowances reversed	84,208	41,690
Other	27,556	6,216

	113,478	48,587

OTHER EXPENSES
Penalty interest and charges payable to the Central Bank	20	127
Charge for other receivables uncollectibility and other allowances	15,958	2,706
C.E.R. adjustment	3	—
Amortization of differences from amparos	6,855	5,547
Other	23,483	18,764

	46,319	27,144

MINORITY INTEREST	(8)	—

INCOME BEFORE INCOME TAX	122,516	109,407

INCOME TAX	630	367

NET INCOME FOR THE PERIOD	121,886	109,040

NET INCOME PER SHARE(1)— stated in pesos	0.20	0.18

(1)	See note 8
The accompanying notes 1 through 25 to the interim consolidated financial statements are an integral part of these statements.

Banco Macro Bansud and Subsidiaries

Statements of changes in shareholders’ equity
For the six-month periods ended June 30, 2005, and 2004 (unaudited)

		Adjustments to	Unrealized	Earnings reserved
	Capital	shareholders’	valuation			Unappropriated
Changes	stock(1)	equity	difference	Legal	Voluntary	earnings	Total

	(stated in thousands of pesos
Balances as of December 31, 2003	608,943	4,511	14,164	174,629	211	413,935	1,216,393
Adjustment to prior year income (Note 6)						(78,297)	(78,297)

Balance as of December 31, 2003, adjusted	608,943	4,511	14,164	174,629	211	335,638	1,138,096
Distribution of unappropriated retained earnings approved by the Shareholders’ Meeting held on April 30, 2004:
—Legal reserve				47,480		(47,480)
Net income for the period						109,040	109,040

Balances as of June 30, 2004	608,943	4,511	14,164	222,109	211	397,198	1,247,136

Banco Macro Bansud and Subsidiaries

Statements of changes in shareholders’ equity
For the six-month periods ended June 30, 2005, and 2004 (unaudited)

		Adjustments to	Earnings reserved
	Capital	shareholders’			Unappropriated
Changes	stock(1)	equity	Legal	Voluntary	earnings	Total

	(stated in thousands of pesos
Balances as of December 31, 2004	608,943	4,511	222,109	211	421,528	1,257,302
Distribution of unappropriated retained earnings approved by the Shareholders’ Meeting held on April 28, 2005:
—Legal reserve			23,193		(23,193)
—Cash dividends(2)					(30,447)	(30,447)
Net income for the period					121,886	121,886

Balances as of June 30, 2005	608,943	4,511	245,302	211	489,774	1,348,741

(1)	See note 8.

(2)	Through resolution of July 20, 2004, the Central Bank authorized the above mentioned cash dividends distribution.
The accompanying notes 1 through 25 to the interim consolidated financial statements are an integral part of these statements.

Banco Macro Bansud and Subsidiaries

Consolidated statements of cash flows
For the six-month periods ended June 30, 2005 and 2004 (unaudited)

	06/30/2005	06/30/2004

	(stated in thousands of pesos
Cash provided by (used in) operating activities
Financial income collected	342,012	218,563
Service-charge income collected	140,129	71,656
Other sources of cash	87,752	11,309
Less:
Financial expenses paid	(132,655)	(80,341)
Services-charge expenses paid	(27,034)	(11,135)
Administrative expenses paid	(199,160)	(110,413)
Other uses of cash	(18,896)	(19,123)

Net cash provided by operating activities	192,148	80,516
Plus:
Cash provided by (used in) investing activities
(Increase)/ decrease in government and private securities	(684,936)	473,783
(Increase) in loans	(319,975)	(716,195)
Decrease/ (increase) in other receivables from financial intermediation	121,759	(213,044)
(Increase) in other assets	(60,726)	(79,414)

Net cash used in investing activities	(943,878)	(534,870)
Plus:
Cash provided by (used in) financing activities
Increase in deposits	861,357	385,486
(Decrease)/ increase in other liabilities from financial intermediation	(297,333)	110,627
(Decrease) in other liabilities	(10,517)	(1,616)
Cash dividends paid	(30,447)	—

Net cash provided by financing activities	523,060	494,497

(Decrease)/ increase in cash and cash equivalents	(228,670)	40,143

Cash and cash equivalents at the beginning of fiscal year	1,372,258	674,300
(Decrease)/increase in cash and cash equivalents	(228,670)	40,143

Cash and cash equivalents at the end of the period	1,143,588	714,443

The accompanying notes 1 through 25 to the consolidated financial statements are an integral part of these statements.

Banco Macro Bansud and Subsidiaries

Notes to the interim consolidated financial statements
As of June 2005
(Information as of June 30, 2005 and 2004 is unaudited)
(Stated in thousands of pesos, except otherwise indicated)

1.	THE BANK, THE ARGENTINE MACROECONOMIC ENVIRONMENT AND FINANCIAL SYSTEM
1.1.    Overview of the Bank
Macro Compañía Financiera S.A. was created in 1977 as a non banking financial institution. On May 30, 1988, it was granted the authorization to operate as a commercial bank, and was incorporated, under the name of Banco Macro S.A. Banco Macro S.A.’s shares have been traded in the Buenos Aires Stock Exchange since November 1994.
After 1994, Banco Macro S.A.’s target market was primarily focused on regional areas outside the city of Buenos Aires. Following this strategy, in 1996, Banco Macro S.A. began the process of acquiring the assets and liabilities of privatized provincial and other banks.
On December 19, 2001 Banco Macro agreed to acquire 59.58% of the capital stock and 76.17% of the voting rights of Banco Bansud. The acquisition was effective January 4, 2002 upon approval of the Central Bank of Argentina.
During 2003, the shareholders decided to merge both financial institutions with the strategic objective of creating a financial institution with a presence throughout Argentina. In December 2003 the merger of Banco Macro S.A. with and into Banco Bansud S.A. was authorized by the Central Bank of Argentina (the Central Bank) and the name was changed to Banco Macro Bansud S.A (the Bank or Banco Macro Bansud).
The Bank offers traditional commercial banking products and services to small and medium sized companies and companies operating in regional economies, and to low and middle income individuals.
Banco Macro Bansud S.A. conducts certain operations through subsidiaries, including Nuevo Banco Suquía S.A. (a bank acquired in December 2004— for further information see note 2.), Sud Bank & Trust Corporate Limited, Sud Valores Sociedad de Bolsa S.A., Sud Inversiones & Análisis S.A., Sud Valores S.G.F.C.I. S.A. The chart showing the organizational structure as of June 30, 2005 is disclosed in note 3, with the percentages indicating the ownership interests and voting rights in each subsidiary.

Banco Macro Bansud and Subsidiaries

1.2.    The Argentine macroeconomic environment and the financial system
a)     Financial compensation to financial institutions
As to devaluation and compulsory conversion into pesos (“pesification”)
The amounts recorded in the interim consolidated financial statements related to such compensation mechanisms are as follows:

	Amounts as of	Amounts as of
Recorded in	June 30, 2005	December 31, 2004	Description

Government securities— Holdings in investment accounts	53,018	53,856	Portion of the compensation received
• Boden 2012— Compensation	53,018	53,856
Other receivables from financial intermediation—Securities and foreign currency receivable from spot and forward purchases pending settlement	89,245	91,454	Portion of the compensation received
• Boden 2012— Compensation	89,245	91,454
Other receivables from financial intermediation—Other receivables not covered by debtors classification regulations(i)	577,738	609,791	Compensation and Coverage bonds to be issued to the Bank.
• Boden 2012— Coverage	261,548	280,088
• Boden 2007— Compensation	190,143	184,691
• Boden 2012— Compensation	126,047	145,012

Total of assets	720,001	755,101

Other liabilities from financial intermediation—Other and Accrued interest, adjustments and foreign exchange and quoted prices differences payable(ii)	22,898	38,162	Obligation to repay to the Central Bank (recorded offsetting the amounts mentioned above).
• Boden 2012— Compensation	15,416	30,928
• Boden 2007— Compensation	7,482	7,234
Other liabilities from financial intermediation— Other and Accrued interest, adjustments and foreign exchange and quoted prices differences payable(i)	206,823	204,634	Liability with Central Bank for the future subscription BODEN 2012(Coverage Bond)
• Boden 2012— Coverage	206,823	204,634

Total of liabilities	229,721	242,796

Banco Macro Bansud and Subsidiaries

In the opinion of the Bank’s Management, the amounts recorded for such compensation included the events and situations known as of the date of issuance of these financial statements. These financial statements include the effects of the compensation finally agreed with the Central Bank as of each balance sheet date.

(i) Additionally, all the Compensation and Coverage Bonds (Federal Government Bonds in US dollars at LIBOR 2012) of the former Banco Bansud S.A. which were pending settlement were received in September 2005. Consequently, the only Federal Government Bonds remaining outstanding are those related to Nuevo Banco Suquia S.A., which comprise of Federal Government Bonds in Argentine pesos at 2% maturing in 2007 with a face value of 8,799 and Federal Government Bonds in US dollars at LIBOR 2012 with a face value of 127,777.

(ii) In August 2005, the Bank’s payable to the Central Bank of Argentina in Federal Government Compensation Bonds in Argentine pesos at 2% maturing in 2007 was settled.
b)     Deposits— Rescheduling of Amounts.
As of June 30, 2005 and December 31, 2004, the Bank had 39,535 and 69,791 as “Other deposits”, respectively, for rescheduled deposits (CEDROS plus adjustments by C.E.R. plus accrued interest).
As of August 22, 2005 these rescheduled deposits (CEDROS plus adjustments by C.E.R. plus accrued interest) were redeemed in their totality.
c)     Legal actions
The measures adopted by the Federal Executive in 2002 with respect to the situation of public emergency in political, economic, financial and foreign exchange matters triggered a number of legal actions brought by individuals and companies against the Federal Government, the Central Bank and financial institutions. The legal actions claimed that some of those measures infringed upon their constitutional rights. These actions are known as amparos.
In the particular case of deposits denominated in foreign currency, the trial courts ordered, in some cases, the partial or total reimbursement of such deposits, either in foreign currency or at the free-exchange rate at the time of reimbursement, until a final pronouncement was made as to the constitutionality of the pesification of foreign-currency deposits, as previously established.
Some of such claims were filed with the Argentine Supreme Court, which determined whether the judgments granted by the lower courts were constitutional or not, depending on each particular case. The last judgment by the Supreme Court established the constitutionality of the process but some aspects remained undefined. It should be noted that the effects of the Supreme Court’s judgment were limited to the parties to each case, which may change in the future. Nevertheless, lower courts usually follow and apply Supreme Court precedents.
If the courts make a final favorable decision on the constitutionality of pesification of foreign-currency deposits, the Bank would be entitled to require the reimbursement of the amounts paid in excess of the amount required by effective regulations. Conversely, if the courts decide that deposits should be settled in foreign currency at the higher rates, there may be further claims against the Bank. However, the Bank’s management believes that these additional payments should be eventually included in the compensation mechanisms implemented to compensate financial institutions for the effects of the asymmetric pesification of their assets and liabilities.
As of the date of the respective reports, there still is uncertainty as to the final court decisions and their potential effects on: (i) the recoverability of the capitalized amounts— see below; (ii) court’s

Banco Macro Bansud and Subsidiaries

decisions which required the Bank to pay to certain depositors a portion of the original amount in US dollars; and (iii) the contingent risk of potential additional unasserted legal claims.
In light of the complexity of the issue, and considering that those situations may result in gain or loss contingencies, whose likelihood of occurrence is considered to be more than remote but less than probable, the related amount or range of the amount involved cannot be estimated.
According to Communiqué “A” 3,916 dated April 3, 2003, the Bank carried a net capitalized amount of 46,774 and 50,037 as of June 30, 2005 and December 31, 2004, respectively, as “Intangible assets”. These amounts represent the difference between the amount of the original foreign currency deposits converted at the higher exchange rate dictated by the courts and the amount converted at the lower exchange rate pursuant to the regulations (pesification at Ps. 1.4 to USD 1 exchange rate, or its equivalent in another currency, plus C.E.R).

2.	ACQUISITION OF NUEVO BANCO SUQUIA S.A.
On April 27, 2004, the Bank decided to participate in the bidding process for the purchase of Nuevo Banco Suquía S.A. to increase its market share, under the framework of a competitive bidding process in which three other bidders participated. The Evaluation Committee for the bidding process carried out by Banco de la Nación Argentina (B.N.A.) for the sale of 100% of the shares (15,000,000 shares of common stock entitled to one vote per share) of Nuevo Banco Suquía S.A. preliminarily awarded the winning bid to the Bank. The stock purchase agreement was signed on September 30, 2004.
On December 9, 2004, Central Bank’s Board of Governors issued Resolution No. 361, whereby it approved the transfer of shares representing 100% of the capital stock of Nuevo Banco Suquía S.A. in favor of the Bank.
On December 22, 2004, the shares of Nuevo Banco Suquía S.A. were transferred to the Bank, in consideration of which the latter paid 16,407 in cash. Because Nuevo Banco Suquía S.A.’s shareholders’ equity (book value) amounted to 16,890, the Bank recorded a negative goodwill of 483.
Upon the transfer, pursuant to Central Bank’s rules, the value of Nuevo Banco Suquía S.A.’s assets and liabilities was as follows:

Cash	336,266
Government and private securities	475,029
Loans	862,769
Other receivables from financial intermediation	428,163
Investments in other companies	1,893
Other receivables	21,872
Bank premises and equipment	47,678
Other assets	25,845

Total assets	2,199,515

Deposits	1,548,049
Other liabilities from financial intermediation	599,635
Other liabilities	11,949
Provisions	17,778
Items pending allocation	5,214

Total liabilities	2,182,625

Total shareholders’ equity	16,890

Total liabilities and shareholders’ equity	2,199,515

Banco Macro Bansud and Subsidiaries

On the same date, the Bank made an irrevocable capital contribution for future capital increases in the amount of 288,750, as agreed in the bid, and increased Nuevo Banco Suquía S.A.’s shareholders’ equity by the same amount. Additionally, on the same date, at the Regular and Special Shareholders’ Meeting of Nuevo Banco Suquía S.A. the former shareholders approved a motion to capitalize those irrevocable capital contributions, and, therefore, the capital stock increased to 303,750 (303,750,000 shares of common stock entitled to one vote per share).
The results of operations of Nuevo Banco Suquía S.A. were included in these consolidated financial statements as from December 22, 2004. As of June 30, 2005 and December 31, 2004, the shareholders’ equity of Nuevo Banco Suquía S.A. amounted to 354,049 and 307,298, respectively.
As of December 31, 2004, Nuevo Banco Suquía S.A. reported a payable to the Central Bank (resulting from the credit assistance for illiquidity) of 260,500. As of such date, these liabilities were recorded in the “Other liabilities from financial intermediation— Central Bank of Argentina” account. On February 2, 2005, in accordance with Central Bank Communiqué “A” 4,268, the Bank paid cash to settle such debt.
On March 14, 2005, as established in Central Bank’s Board of Governors point 7 of Resolution No. 361. Banco Macro Bansud S.A. sold 50,000 shares of Nuevo Banco Suquía S.A. to three shareholders for 50; no gain or loss was recognized. Therefore, as from that date, Banco Macro Bansud S.A. holds 99.984% of the capital stock and votes of Nuevo Banco Suquía S.A.
Also, on April 8, 2005, in accordance with the ruling issued by Argentine anti-trust authorities dated March 7, 2005, the Department of Technical Coordination of the Ministry of Economy and Production authorized Banco Macro Bansud S.A. to acquire the capital stock of Nuevo Banco Suquía S.A.

3.	SIGNIFICANT ACCOUNTING POLICIES
The preparation of the Bank’s financial statements requires Management to make, in certain cases, estimates and assumptions to determine the book amounts of assets and liabilities, as well as the disclosure of contingent assets or liabilities as of each of the dates of presentation of the accounting information included in these financial statements.
Management records entries based on the best estimates according to the likelihood of occurrence of different future events and the final amounts may differ from such estimates, which may have a positive or negative impact on future periods.
The accompanying unaudited interim consolidated financial statements as of June 30, 2005 have been prepared in accordance with Central Bank’s rules for interim financial information. The consolidated balance sheet at December 31, 2004 has been derived from the audited financial statement at that date. The unaudited interim consolidated financial statements and the consolidated balance sheet do not include all of the information and footnotes required by Central Banks rules for complete financial statements and therefore should be read in conjunction with the complete consolidated financial statements as of and for the year ended December 31, 2004. All adjustments which, in the opinion of management, are considered necessary for a fair presentation of the results of operations for the periods shown are of a normal, recurring nature and have been reflected in the unaudited consolidated financial statements. The results of operations for the periods presented are not necessarily indicative of the results expected for the full fiscal year or for any future period.
The interim consolidated financial statements include the accounts of the Bank and its subsidiaries, both majority and wholly owned. Significant intercompany accounts and transactions have been eliminated in this consolidation. Investments in 50% or less owned affiliates, in which the Company exercises significant influence, are accounted for by the equity method.

Banco Macro Bansud and Subsidiaries

Under Central Bank’s rules and F.A.C.P.C.E. (Federación Argentina de Consejos Profesionales de Ciencias Económicas— Argentine Federation of Professional Council in Economic Sciences) Technical Resolution No. 4, Banco Macro Bansud S.A. has consolidated the following subsidiaries, as of June 30, 2005 and December 31, 2004 except Nuevo Banco Suquia S.A., which was consolidated from the date of the acquisition (December 22, 2004):

			Percentage held of
					Equity
	Shares				investment
Company			Capital		amounts as of
	Class	Number	stock	Votes	June 30, 2005

Nuevo Banco Suquía S.A.(1)	Common	303,750,000	99.984%	99.984%	354,049
Sud Bank & Trust(4)	Common	9,816,899	99.999%	99.999%	95,742
Sud Valores S.A. Sociedad de Bolsa(2)(4)	Common	940,500	99.000%	99.000%	9,632
Sud Inversiones & Análisis S.A.(4)	Common	199,998	99.999%	99.999%	3,097
Sud Valores S.G.F.C.I.S.A.(3)(4)	Common	47,750	19.100%	19.100%	325
Macro Valores S.A.(4)	Common	1,349,290	99.95%	99.95%	3,699

(1)	Net of negative goodwill for 483.

(2)	Banco Macro Bansud S.A. has an indirect equity interest in Sud Valores S.A. Sociedad de Bolsa of 1% (through its subsidiary Sud Inversiones & Análisis S.A.— S.I.A.S.A.), in addition to the direct equity interest of 99% in such company.

(3)	Consolidated through S.I.A.S.A., its parent company (percentage held of capital stock and votes: 80.90%).

(4)	Consolidated as of June 30, 2005 and December 31, 2004.

4.	INCOME TAX AND MINIMUM PRESUMED INCOME TAX (TOMPI)
a)     As required by Central Bank’s rules, the Bank calculates the income tax charge by applying the 35% rate to taxable income for the year, without giving effect to temporary differences between book and taxable income.
In fiscal year 1998, Law No. 25,063 established minimum presumed income tax for a ten-year term. This tax is supplementary to income tax; while the latter is levied on the taxable income for the year, minimum presumed income tax is a minimum levy assessment by applying the current 0.2% rate to the book value of certain assets. Therefore, the Bank’s tax obligation for each year will be equal to the higher of these taxes. However, if minimum presumed income tax exceeds income tax in a given year, the excess may be credited as a payment towards any income tax in excess of minimum presumed income tax that may occur in any of the following ten years, once accumulated tax loss carry forwards (NOLs) have been used.
As of June 30, 2005 and 2004, the Bank estimated the existence of accumulated income tax NOLs and assessed a minimum presumed income tax charge that was capitalized under “Other receivables.”
Consequently, as of June 30, 2005, the Bank capitalized a total amount of Ps. 56,191 in connection with the minimum presumed income tax credit, which is considered to be recoverable based on the tax projections prepared by the Bank and under the considerations set forth in Central Bank Communiqué “A” No. 4295, as supplemented.

Banco Macro Bansud and Subsidiaries

The consolidated amounts of minimum presumed income tax credit and NOLs accumulated as of June 30, 2005 will mature as follows:

Minimum presumed income tax credit

Expiration
Amount	Year

8,108	2009
5,859	2010
3,804	2011
8,613	2012
12,271	2013
14,913	2014
2,623	2015

56,191

NOLs

Expiration
Amount	Year

80,853	2006
284,589	2007
243,154	2008
83,121	2009

691,717

b)     A.F.I.P. (Administración Federal de Ingresos Públicos— Argentine Tax Authorities) and other agencies’ administrative proceedings have had different interpretations regarding the tax treatment of the effect of the pesification and C.E.R. adjustment of guaranteed loans. The Bank believes that the income related to such items is not subject to income tax and therefore has no provided for such effect in the financial statements.

5.	DIFFERENCES BETWEEN CENTRAL BANK’S RULES AND PROFESSIONAL ACCOUNTING STANDARDS EFFECTIVE IN THE CITY OF BUENOS AIRES, ARGENTINA
Through Resolution C.D. No. 87/03 of June 18, 2003, the C.P.C.E.C.A.B.A. (Consejo Profesional de Ciencias Económicas de la Ciudad Autónoma de Buenos Aires— Professional Council in Economic Sciences of the City of Buenos Aires) approved the revised professional accounting standards mandatory in the City of Buenos Aires (Technical Resolutions Nos. 6, 8, 9, 16, 17, 18, 20, and 21). In particular, with respect to the financial institutions governed by the Central Bank, the C.P.C.E.C.A.B.A. kept in force Resolution C. No. 98/93, which does not require the net present value (discounting) of beginning and end-of-year balances of monetary receivables and payables generated by financial transactions and refinancing, and of other monetary receivables and payables not generated by trading of goods or services.
As of the date of these interim consolidated financial statements, the Central Bank has not adopted the valuation and disclosure changes provided by these professional accounting standards, and their application in the financial statements of financial institutions is, therefore, not required. For this reason, the Bank did not quantify the net effects on shareholders’ equity or income (loss) caused by all the differences between such accounting standards and Central Bank’s rules.

Banco Macro Bansud and Subsidiaries

Below are the main differences between professional accounting standards and Central Bank’s rules as of June 30, 2005 and as of December 31, 2004:
a)     Valuation aspects
1)     The Bank has not recognized the effects of changes in the peso purchasing power from March 1, 2003 through October 1, 2003. Such recognition is required by Argentine G.A.A.P.
Had the effect of the changes in the peso purchasing power been recognized, the shareholders’ equity as of June 30, 2005, and as of December 31, 2004, would have decreased by about 7,858, while results of operations for the six-month period ended June 30, 2005, and for the fiscal year ended December 31, 2004, would not have varied significantly.
2)     The Bank assesses income tax by applying the effective rate to the estimated taxable income without considering the effect of temporary differences between book and taxable income. Under professional accounting standards, income tax should be recognized through the deferred tax method.
3)     As of June 30, 2005 and as of December 31, 2004, the Bank kept an amount of 46.774 (net of amortization for 24,770) and 50,037 (net of amortization for 17,916), respectively, capitalized in the “Intangible assets— Organization and development costs” account. This amount is related to the compliance with legal decisions on amparos. In accordance with professional accounting standards, if the amounts are realizable they should have been recorded in “Other receivables”, should not have been amortized and should have been stated at market value. If the amounts are not realizable, they should be recorded as losses.
4)     Holdings of government securities and loans to the non-financial government sector are valued in accordance with rules and regulations issued by the Federal Government and the Central Bank. Central Bank Communiqué “A” 3,911, as supplemented, establishes present-value criteria, applying regulated discount rates, for the valuation of unlisted government securities and certain receivables from the non-financial government sector.
Furthermore, the Central Bank’s rules for recognition of allowance for loan losses provide that receivables from the non-financial government sector are not subject to provisions for loan losses, whereas professional accounting standards require receivables to be compared with their recoverable value every time financial statements are prepared.
The Bank’s particular situation in this regard was as follows:

i) As of June 30, 2005 and December 31, 2004, the Bank recorded in “Government securities— Holdings in investment accounts” and “Other receivables from financial intermediation— Securities and foreign currency to be received for spot and forward purchases pending settlement” the securities received for the compensation established by Presidential Decree No. 905/02 in the aggregate consolidated amounts of 142,263 and 145,310, respectively. Under professional accounting standards, these assets should be stated at their market values. As of June 30, 2005 and December 31, 2004, the quoted price of such compensation amounted to 124,568 and 122,414, respectively.

ii) As of June 30, 2005 and December 31, 2004, Federal Government secured bonds deriving from the exchange established by Presidential Decree No. 539/02 and other holdings of unlisted government securities were recorded in “Unlisted government securities” for a total net amount of 881,160 and 839,183. In accordance with professional accounting standards, these assets should be stated at their market values. As of June 30, 2005 and December 31, 2004, the quoted price of such bonds and/or securities amounted to 780,647 and 672,337, respectively.

Banco Macro Bansud and Subsidiaries

iii) As of June 30, 2005 and December 31, 2004, Government guaranteed loans deriving from the exchange established by Presidential Decree No. 1,387/01 are recorded in “Loans— To the nonfinancial government sector” for a total net amount of 641,444 and 720,026, respectively. In accordance with professional accounting standards, these assets should be stated at their market values. As of June 30, 2005 and December 31, 2004, the estimated carrying value of such loans amounted to 598,783 and 649,662, respectively.

iv) As of June 30, 2005 and December 31, 2004, the Bank booked in “Other receivables from financial intermediation— Other not covered by debtor classification regulations” the remaining rights for securities to be received for the compensation established by Presidential Decree No. 905/02 totaling 577,738 and 609,791, respectively. In accordance with professional accounting standards, these assets should be stated at their market values. As of June 30, 2005 and December 31, 2004 the quoted price of such compensation amounted to 546,837 and 533,494, respectively.
In addition, the Bank allocated the adjustments referred to in note 6 as prior-year adjustment, whereas, under professional accounting standards, such adjustments should have been charged to income for the six-month period ended June 30, 2004.
5)     The acquisition of Banco Bansud S.A. by Banco Macro S.A. gave rise originally to the recording of negative goodwill of 365,560. This resulted from the difference between the purchase price and the book value of the net equity acquired according to Central Bank’s rules. Subsequently, under Central Bank Communiqué “A” 3,984, the Bank retroactively applied the valuation and disclosure regulations established in such Communiqué and amortized, as of June 30, 2005, 70% of the aggregate amount of such goodwill (the maximum amortization allowed per annum is 20%). This negative goodwill generated gains on inflation through February 28, 2003.
In addition, the acquisition of Nuevo Banco Suquía S.A. by Banco Macro Bansud S.A. generated negative goodwill of 483, resulting from the difference between the purchase price and the value of the net assets acquired applying Central Bank’s rules.
Under professional accounting standards effective in the City of Buenos Aires, Argentina, when the cost of an investment is lower than fair value of the related identifiable assets, such difference shall be either deferred (as negative goodwill) and amortized subsequently as appropriate, on the basis of the specific circumstances of the transaction that originated such difference, or be considered a gain for the year.
b)     Disclosure aspects
There are certain disclosure differences between the criteria established by Central Bank and Argentine professional accounting standards.

6.	PRIOR PERIOD ADJUSTMENTS
The statement of changes in shareholders’ equity includes adjustments to prior-year income (loss) for the additional adjustments arising from the effects of asymmetric pesification and compensations amounting to 78,297 prior to December 31, 2003.

Banco Macro Bansud and Subsidiaries

7.	TRANSACTIONS WITH RELATED PARTIES
The receivables/ payables and income (loss) from transactions performed with subsidiaries and related companies according to the provisions of Law No. 19,550 are as follows:

			Sud	Sud
	Nuevo		Valores	Bank &	Sud
	Banco	Sud	S.A.	Trust	Valores	Macro	Total	Total
	Suquía	Inversiones &	Sociedad	Company	S.G.F.C.I.	Valores	June	December
	S.A.	Análisis S.A.	de Bolsa	Limited	S.A.	S.A.	2005	2004

ASSETS
Cash	—	—	—	2,072	—	—	2,072	2,131
Loans	231	—	—	—	—	—	231	—
Other receivables from financial intermediation	7,335	—	66,721	87	—	—	74,143	14,503
Other Receivables	4,810	—	—	—	—	—	4,810	4,670

Total Assets	12,376	—	66,721	2,159	—	—	81,256	21,304

			Sud	Sud
	Nuevo		Valores	Bank &	Sud
	Banco	Sud	S.A.	Trust	Valores	Macro	Total	Total
	Suquía	Inversiones &	Sociedad	Company	S.G.F.C.I.	Valores	June	December
	S.A.	Análisis S.A.	de Bolsa	Limited	S.A.	S.A.	2005	2004

LIABILITIES
Deposits	1,637	970	2,032	652	32	140	5,463	5,676
Other liabilities from financial intermediation	7,308	—	39,447	87,092	—	—	133,847	3,132

Total Liabilities	8,945	970	41,479	87,744	32	140	139,310	8,808

			Sud	Sud
	Nuevo		Valores	Bank &	Sud
	Banco	Sud	S.A.	Trust	Valores	Macro	Total	Total
	Suquía	Inversiones &	Sociedad	Company	S.G.F.C.I.	Valores	June	December
	S.A.	Análisis S.A.	de Bolsa	Limited	S.A.	S.A.	2005	2004

MEMORANDUM ACCOUNTS
Control debit accounts	—	—	—	109,425	—	—	109,425	6,382
Contingent credit accounts	1,000	—	—	—	—	—	1,000	—

Total Memorandum Accounts	1,000	—	—	109,425	—	—	110,425	6,382

			Sud	Sud
	Nuevo		Valores	Bank &	Sud
	Banco	Sud	S.A.	Trust	Valores	Macro	Total	Total
	Suquía	Inversiones &	Sociedad	Company	S.G.F.C.I.	Valores	June	June
	S.A.	Análisis S.A.	de Bolsa	Limited	S.A.	S.A.	2005	2004

INCOME/ EXPENSE
Financial income	147	—	6		—		153	52
Financial expense	(12)	—	—	(1,601)	(10)		(1,623)	(2,448)
Service-charge income	10		44		1	1	56	3
Service-charge expense	—	—	(24)				(24)	(18)

Total income (expense)	145		26	(1,601)	(9)	1	(1,438)	(2,411)

During the six month period ended June 30, 2005 and the fiscal year ended December 31, 2004, the Bank granted loans to certain companies related to executive officers and directors of the Bank and its

Banco Macro Bansud and Subsidiaries

subsidiaries. Loans granted to those related parties as of June 30, 2005 and December 31, 2004 totaled 57,952 and 55,908, respectively. It is the Bank’s policy that such loans are granted in the ordinary course of business at normal credit terms, including interest rate and collateral requirements.
As of June 30, 2005 and December 31, 2004, the outstanding deposits of related parties were 64,316 and 36,713, respectively.

8.	CAPITAL STOCK
As of June 30, 2005 and December 31, 2004, the capital structure is as follows:

Shares			Capital stock

		Votes
Class		per	Issued and
	Number	share	outstanding(1)	Paid-in(1)

Registered Class A shares of common stock	11,235,670	5	11,236	11,236
Registered Class B shares of common stock	597,707,767	1	597,707	597,707

Total June 30, 2005 and December 31, 2004	608,943,437		608,943	608,943

(1)	Related to Ps. 608,943,437.
On September 26, 2005, the Regular and Special Shareholders’ Meetings of BANCO MACRO BANSUD S.A. approved a capital stock increase through the public subscription of shares for a face value of up to ARS 75,000,000 by issuing up to 75,000,000 common, class B and book-entry shares, with ARS 1 face value and entitled to one vote each. The increase would amount to 12.32% of capital stock, which would thus rise from ARS 608,943,437 to ARS 683,943,437. The new Class B shares would have the same rights as the Class B shares that are outstanding upon issuance, including the right to collect dividends. The Class B shares issued for the approved capital stock increase will be offered for public subscription in Argentina and may be offered abroad too.

9.	CORPORATE BONDS
The amounts recorded in the interim consolidated financial statements related to corporate bonds are as follows:

Corporate Bonds

Class	Original face value	Ref.		06/30/2005	12/31/2004

Subordinated corporate bonds	USD 60,000,000	9.a	)	—	—
Subordinated corporate bonds	USD 23,000,000	9.a	)	13,949	12,665
Subordinated corporate bonds	USD 4,000,000	9.b	)	3,640	3,751

Total				17,589	16,416

Banco Macro Bansud and Subsidiaries

Maturities of the corporate bonds as of June 30, 2005, are as follows:

As June 30,
Fiscal Year	2005

2005	8,475
2006	6,510
2007	651
2008	651
2009	651
2010	651

Total	17,589

a) On February 19, 1996, the Regular and Special Stockholders’ Meeting of the former Banco Bansud S.A. authorized issuing Subordinated Corporate Bonds for up to a face value of USD 60,000,000.
After various negotiations between the parties, on April 16, 2003, the former Banco Bansud S.A. paid off at the due date, at the USD 1 = ARS 1 exchange rate, the last installment of the Subordinated Corporate Bond.
In addition, on April 12, 1995, the Regular Shareholders’ Meeting of the former Banco Macro S.A. approved creating a global program for the issuance of simple corporate bonds, subordinated or not, non-convertible into shares for up to an aggregate of USD 50,000,000, and it entrusted the Board of Directors the responsibility of setting the terms of the referenced bonds (price, form, payment and placement conditions, among others).
On July 20, 1998, the former Banco Macro S.A. received the funds related to a loan that it had requested from the F.F.C.B., now Assistance Trust Fund for Financial Institutions and Insurance (F.F.A.E.F. y S.), in the amount of USD 5,000,000, and Banco Macro Bansud S.A. issued Subordinated Corporate Bonds in order to finance the acquisition of Banco de Jujuy S.A.
Pursuant to the request made by the Bank to the F.F.C.B.’s Managing Committee on July 26, 1999, to restructure the financing previously granted, a loan agreement was executed on December 29, 1999 by B.N.A., as F.F.C.B.’s trustee, and the former Banco Macro S.A. Under such agreement, the F.F.C.B. granted the Bank a subordinated loan of USD 18,000,000, which was used by the Bank to strengthen computable equity.
The former Banco Macro S.A. undertook to repay in full the new loan convertible into subordinated corporate bonds in five annual, equal and successive instalments, the first instalment falling due on December 29, 2002. In addition, the loan will accrue compensatory interest at 180 days LIBOR plus 3% per year on balances, payable in arrears on an annual basis starting a year after the disbursement date.
On March 17, 2000, the former Banco Macro S.A. requested the C.N.V.’s authorization to issue the fifth series of subordinated corporate bonds in the amount of USD 18,000,000, under the Corporate Bonds issuance global program for an aggregate amount of USD 50,000,000 as mentioned in point b), in order to repay the loan granted by the FFCB on December 29, 1999.
As of June 30, 2005, the Bank had paid the equivalent of USD 14,800,000.
The Managing Committee of the trust fund objected to the pesification of 50% of its loans, therefore requesting re-assessment of all payments made. The former Banco Macro S.A. has submitted all necessary information to the trust fund and rejected the request of such entity.

Banco Macro Bansud and Subsidiaries

On March 8, 2004, the Managing Committee of the F.F.R.E. (Fondo Fiduciario para Reconstrucción de Empresas— Enterprise Reconstruction Trust Fund), through B.N.A. in its capacity as trustee for such fund, notified the former Banco Macro S.A. that it had rejected the appeals that such bank had filed against such Committee’s decision of May 28, 2003 (Records of Proceedings No. 88) and thus confirmed the original decision. On May 12, 2004, the Bank amplified the refutation grounds presented to the Managing Committee of the trust fund.
The Ministry of Economy and Production, by Resolution No. 25 of January 17, 2005, rejected the administrative appeal that the Bank had brought against the abovementioned Record of Proceedings No. 88 of May 28, 2003, and stated that such resolution exhausted all administrative proceedings and opened the possibility of recourse to the courts.
The Bank believes that there are ample grounds to consider inappropriate and inapplicable the decision adopted by the Trust Fund’s Managing Committee and supported by the resolution of the Ministry of Economy and Production. However, pursuant to such resolution, the Bank has recorded provisions that reflect the probable increase in the amount payable by the Bank.
In the opinion of the Bank’s Management and under Law No. 25,561 these obligations were pesified at the USD1 = Ps.1 exchange rate and accrue C.E.R. adjustment as from February 3, 2002. Consequently, as of June 30, 2005, the Bank carried these payables in the “Subordinated Corporate Bonds” account for 8,200 in principal plus 5,749 in interest and C.E.R. adjustment accrued through year-end. In addition, the Bank carries the above mentioned adjustment in Liabilities, in the “Provisions— Other Contingencies” account.
b) The Special Shareholders’ Meeting of Banco de Salta S.A. (bank merged with and into the former Banco Macro S.A.) held on January 20, 1997, approved issuing subordinated corporate bonds in the amount of USD 4,000,000 to exercise the power granted to it by the second clause of the loan agreement executed with Banco Provincial de Salta (in liquidation) on June 28, 1996. As required by the bank, through Resolution No. 1006, dated December 19, 1997, the C.N.V. authorized the entry of Banco de Salta S.A. into the public offering regime for the issuance of corporate bonds, and it also approved the public offering of such bonds.
In addition, on October 19, 1999, through Resolution No. 13,043, the C.N.V. authorized the transfer in favor of Banco Macro Misiones S.A. (bank merged with and into the former Banco Macro S.A.), of the authorization granted to Banco de Salta S.A., to issue the referred corporate bonds, since the latter merged with and into the former. Furthermore, it cancelled the authorization granted to Banco de Salta S.A. for the public offering of its corporate bonds.
As of June 30, 2005, the former Banco Macro S.A. had paid the equivalent of USD 1,800,000.

10.	ITEMS IN CUSTODY— PORTFOLIO MANAGEMENT
On June 7, 2005, a trust agreement was executed with Banco de Valores S.A., as trustee, whereby “Macro Personal V” trust was set up. To such end, class “A” and “B” certificates of participation were issued for a face value of 59,524 and 10,504, respectively.
As of June 30, 2005, the portfolio managed by the Bank amounts to 59,956.

11.	TRUST ACTIVITIES
Banco Macro Bansud S.A., either directly or through its subsidiary Sud Inversiones & Análisis S.A., acts as trustee. In no case, will the trustee be liable with its own assets or for any obligations undertaken in the performance of the trust. These obligations do not constitute any debt for the trustee and will be satisfied only with the corpus assets. Additionally, the trustee may not levy any

Banco Macro Bansud and Subsidiaries

encumbrance on the corpus assets or dispose of them beyond the limits set forth in the above mentioned trust agreements. The fees earned by the Bank in its capacity as trustee are calculated under the terms of the respective trust agreements.
As of June 30, 2005, the new trust (ONEXT Financial Trust) where the Bank or its subsidiary acts as trustee, is as follows:
The purpose of the trust is to provide enough guarantees for the repayment of the loan granted by the Bank to Dalvian House S.A., Conjunto los Cerros S.A. and Dalvian Constructora S.A.
Consequently, on May 19, 2005, a trust agreement was executed by Banco Macro Bansud S.A., Banco Credicoop Cooperativo Limitado, Dalvian House S.A. and Conjunto los Cerros S.A., in their capacities as trustors, parties of the first part and Sud Inversiones & Análisis S.A., in its capacity as trustee, party of the second part, Dalvian House S.A., in its capacity of Dalvian Constructora, party of the third part and Tecan Austral S.A., party of the fourth part, whereby the “ONEXT Financial Trust” was set up, by virtue of which the trustors conveyed the fiduciary ownership of the following:

(i)	Macro Bansud: the amount of 16,060 to the trust account.

(ii)	Credicoop: the amount of 16,060 to the trust account.

(iii)	Dalvian House: the plots of land owned, including: a) the right to obtain and use the authorizations and any type of permissions in connection with such plots of land; and b) the prospective sale price and/or any other way of legal divestiture thereof.

(iv)	Conjunto los Cerros: the plots of land owned, including: a) the right to obtain and use the authorizations and any type of permissions in connection with such plots of land; and b) the prospective sale price and/or any other way of legal divestiture thereof.
The trust issued debt securities of 32,120 and certificates of participation (the collection of which is subordinated to the payment of the debt securities issued) of 48,947.
The Bank recorded its holding of debt securities issued by the Trust in “Other Receivables from financial intermediation” at acquisition cost, plus interest accrued through period-end of 16,278. These debt securities represent the legal instrument whereby Banco Macro Bansud S.A. (beneficiary) is entitled to the proceeds from the trust’s assets.
12.     RESTRICTION ON EARNINGS DISTRIBUTION
12.1. Through Communiqué “A” 4,152, the Central Bank provided that those institutions that wish to distribute earnings must request Argentine Superintendency of Financial and Foreign Exchange Institutions (S.E.F. y C.’s) prior authorization and meet the requirements set forth in such Communiqué.
12.2. Under the agreements executed with the Trust Fund for Assistance to Financial Institutions and Insurance Companies (F.F.A.E.F.y S.), Banco Macro Bansud may not distribute as cash dividends (i) an amount exceeding 50% of liquid and realized income or (ii) an amount exceeding 25% up to 50% of liquid and realized income (as defined in regulations), unless it redeems in advance subordinated corporate bonds for an amount equivalent to 50% of the total cash dividends distributed.
12.3. According to Law No. 25,063, the dividends distributed in cash or in kind will be subject to a 35% income tax withholding as a single and final payment. Dividend payments are subject to such withholding if they exceed the sum of: (i) the accumulated taxable earnings accumulated as of the year-end immediately prior to the payment or distribution date and (ii) certain tax-exempt income (such as dividend payments from other corporations). This is applicable for tax years ended as from December 31, 1998.

Banco Macro Bansud and Subsidiaries

12.4. Banco Macro Bansud may only pay dividends after making the appropriations required by the law and the Bank’s by laws. Additionally, Banco Macro Bansud may not pay dividends related to the difference between the book value and quoted price of the Federal Government Bonds in US dollars at LIBOR maturing in 2012 (Boden 2012) received under Presidential Decree No. 905/02, Title VI, sections 28 and 29, which was 17,695 at June 30, 2005.
12.5. As established in Central Bank Communiqué “A” 4,295, to determine the amounts to be distributed it will be necessary to deduct the assets recorded by Banco Macro Bansud for minimum presumed income tax from unappropriated retained earnings. Such balance amounted to 43,619.

13.	BANK CHECKING-ACCOUNT REGULATIONS
Under Law No. 24,760 and Central Bank Communiqué “A” 2,514, as supplemented, regulating bank checking accounts, a system of penalties was established for those financial institutions that, at any time after January 13, 1997, maintained checking accounts open when they should have been closed or opened checking accounts for disqualified holders.
Enforcing Communiqué “A” 2,909 and under Presidential Decree No. 347/99, the Central Bank required financial institutions that, through error or omission, had maintained open checking accounts of disqualified individuals or legal persons, from January 13, 1997, through April 16, 1999, and that had not been previously reported, file a brief reporting the total amount payable on account of the cases detected, with a 15 floor and a 2,000 cap, taking into account the amounts already paid in such respect. The Bank duly complied with this requirement.
Due to an injunction ordered in a legal action to which the former Banco Bansud S.A. is not a party and which put a stay on the effects of the above mentioned decree, the Central Bank demanded payment of the amount previously reported by the former Banco Bansud S.A., as mentioned in the preceding paragraph. In view of this situation, on October 21, 1999, the Bank paid the amount of 344 (not restated) assessed on the basis established by the Presidential Decree No. 347/99. Additionally the Bank addressed a letter to the oversight agency requesting that the latter reconsider the decision to claim the full amount reported by the Bank, until a definitive judgment had given legal certainty that the decree was valid and effective.
Subsequently, the former Banco Bansud S.A. filed with different courts requesting them to issue an injunction to maintain the status quo against the Central Bank in connection with the collection of such fines.
Management believes that it is not probable that these issues will result in additional losses and therefore no additional amounts have been accrued.

14.	CLAIMS FROM THE A.F.I.P— D.G.I (FEDERAL PUBLIC REVENUE ADMINISTRATION— FEDERAL TAX BUREAU)
On January 21, 2002, the former Banco Bansud S.A. requested from the above agency that it be included in the debt consolidation, interest and fines exemption and payment in instalment plan system provided by Presidential Decree No. 1,384/01 to settle the taxes payable assessed by the authorities ex-officio according to a resolution of December 19, 2001. The abovementioned claim related to income tax differences of the former Banco del Sud for the 1993 and 1994 tax years, and it was based on having challenged certain methods applied that, in the former Banco Bansud S.A.’s opinion, were consistent with the guidelines set by the relevant regulations.
The amount the Bank has requested to settle is 10,780 in 120 monthly instalments. The amount in question was charged to expense in year ended December 31, 2001. As of June 30, 2005, the unpaid instalments of such settlement were recorded in the “Other liabilities” account.

Banco Macro Bansud and Subsidiaries

Between 2002 and 2004, the former Banco Bansud S.A. and Banco Macro Bansud S.A. filed appeals and administrative remedies with the Federal Administrative Tax Court against A.F.I.P.— D.G.I. against resolutions which, in accordance with the position mentioned in the preceding paragraphs, had questioned the tax calculation for fiscal years 1995 through 1998.
The issue under discussion and on which the A.F.I.P. bases its position, that is, the requirement that court-enforced collection proceedings before a court must have been started for unpaid loans to be deducted from income tax, has been recently addressed by the Federal Administrative Tax Court, which ruled that this is not the only condition that would permit such deduction.
Management believes that it is not probable that these issues will result in additional losses and therefore no additional amounts have been accrued.

15.	BALANCES IN FOREIGN CURRENCY
The balances of assets and liabilities denominated in foreign currency are as follows:

	As of June 30,	As of December 31,
	2005	2004

ASSETS
Cash and due from banks	580,631	715,907
Government and private securities	109,193	116,347
Loans	542,396	361,549
Other receivables from financial intermediation	712,334	763,920
Investments in other companies	96,389	99,893
Other receivables	14,261	25,439

Total	2,055,204	2,083,055

LIABILITIES
Deposits	1,057,942	1,008,586
Other liabilities from financial intermediations	585,329	404,543
Other liabilities	851	930
Items pending allocation	498	48

Total	1,644,620	1,414,107

16.	INTEREST-BEARING DEPOSITS WITH OTHER BANKS
16.1 Included in “Cash and Due from Banks” there are: (a) interest-bearing deposits with the B.C.R.A. totaling 523,213 and 625,906 as of June 30, 2005 and December 31, 2004, respectively and (b) interest-bearing deposits in foreign banks totaling 145,572 and 360,206 as of June 30, 2005 and December 31, 2004, respectively.
The interest-bearing deposits with the B.C.R.A. yielded a nominal annual interest rate of 2.55% and 2.05% as of June 30, 2005 and December 31, 2004, respectively, and the interest-bearing deposits in foreign banks yielded a nominal annual interest rate of approximately 2.89% and 2.00% as of June 30, 2005 and December 31, 2004, respectively.
16.2 Included in “Other Receivables from Financial intermediation” there are other interest-bearing deposits with B.C.R.A. totaling 106,599 and 98,339 as of June 30, 2005 and December 31, 2004, respectively.

Banco Macro Bansud and Subsidiaries

17.	GOVERNMENT AND PRIVATE SECURITIES

	As of June 30,	As of December 31,
	2005	2004

GOVERNMENT SECURITIES
Holdings in investment accounts
In foreign currency:
Federal government bonds in USD at LIBOR, maturity 2012— Compensation (BODEN 2012)	53,018	53,856

Subtotal holdings in investment accounts	53,018	53,856

Holdings for trading or financial intermediation
In pesos:
Province of Salta consolidation bonds in pesos	216	17
Consolidation bonds of social security payables in pesos	8,103	11,557
Federal government bonds (maturity 2007, 2008 and 2014) (BODEN 2007, BODEN 2008 and BODEN 2014)	4,708	1,277
Consolidation bonds in pesos	4,347	5,649
Discount in Pesos	41,611	—
Secured bonds Decree 1,579/02	8,081	18,351
Province of Tucumán	186	—
Par in Pesos	2,168	—
Other	77	852

Subtotal holdings for trading or intermediation— In pesos	69,497	37,703

In foreign currency:
Argentine Republic external bonds	—	1,271
Treasury Bill— Maturity 2005	3,354	—
Federal government bonds— (maturity 2005, 2006, 2012 and 2013)	45,297	47,415
Consolidation bonds	—	1,298
Other	52	1,253

Subtotal holding for trading or intermediation— In foreign currency	48,703	51,237

Subtotal holding for trading or financial intermediation	118,200	88,940

Unlisted government securities
In pesos:
Tax credit certificates under Decree 2,217/02AM, maturity 04/09/02	4,903	11,441
Argentine Republic external bills coupons	—	2,089
Federal government bonds— survey rate— 3rd Series	—	19
Secured bonds Decree 1,579/02	862,679	819,498
Bonds issued by the Municipality of Bahía Blanca at 13.75%	1,435	2,257
Discount in Pesos	12,049	—
Other	181	282

Banco Macro Bansud and Subsidiaries

	As of June 30,	As of December 31,
	2005	2004

Subtotal unlisted government securities— In pesos	881,247	835,586
In foreign currency:
Argentine Republic external bills coupons	—	3,597

Subtotal unlisted government securities— In foreign currency	—	3,597

Subtotal unlisted government securities	881,247	839,183

Instruments issued by the Central Bank of Argentina
In pesos:
Listed Central Bank external bills (LEBAC)	1,481,199	994,944
Unlisted Central Bank external bills (NOBAC)	213,179	102,636

Subtotal instruments issued by the Central Bank of Argentina	1,694,378	1,097,580

Total government securities	2,746,843	2,079,559

PRIVATE SECURITIES
Investments in listed private securities
Shares	8,723	3,951
Corporate bonds	15,260	14,872
Debt securities in financial trusts	2,908	10,069
Certificates of participation in financial trusts	33,407	757
Mutual Funds	4,088	—

Total private securities	64,386	29,649

Total government and private securities, before allowances	2,811,229	2,109,208

Allowances	(1,199)	(2,471)

Total government and private securities	2,810,030	2,106,737

Banco Macro Bansud and Subsidiaries

Following is a table showing maturities for Government and private securities as of June 30, 2005:

	Maturing

			After 5 years
	Within	After 1 year but	but within 10	After 10
	1 year	within 5 years	years	years	Total

Government securities
In pesos:
Holding for trading or financial intermediation	2,012	10,275	10,672	46,538	69,497
Province of Salta Consolidation In pesos	61	154	1	—	216
Consolidation bonds of social security payables in pesos	431	5,151	2,521	—	8,103
Federal government bonds (maturity 2007, 2008 and 2014)	532	591	3,585	—	4,708
Consolidation bonds in pesos	573	2,664	1,029	81	4,347
Secured bonds Decree 1,579/02	392	1,643	3,457	2,589	8,081
Discount in Pesos	—	—	—	41,611	41,611
Par in Pesos	—	—	—	2,168	2,168
Province of Tucuman	10	38	79	59	186
Other debt bonds	13	34	—	30	77
Unlisted government securities	44,006	175,652	368,532	293,057	881,247
Secured bonds Decree 1,579/02	42,942	175,158	368,532	276,047	862,679
Tax credit certificates under Decree 2,217/02AM, maturity 04/09/02	—	—	—	4,903	4,903
Discount in Pesos	—	—	—	12,049	12,049
Bonds issued by the Municipality of Bahía Blanca at 13.75%	960	475	—	—	1,435
Other debt bonds	104	19	—	58	181
Instruments issued by the Central Bank of Argentina	1,312,681	381,697	—	—	1,694,378
Listed Central Bank external bills	1,115,754	365,445	—	—	1,481,199
Unlisted Central Bank external bills	196,927	16,252	—	—	213,179

Total government securities in pesos	1,358,699	567,624	379,204	339,595	2,645,122

Banco Macro Bansud and Subsidiaries

	Maturing

			After 5 years
	Within	After 1 year but	but within 10	After 10
	1 year	within 5 years	years	years	Total

In foreign currency:
Investment account	8,600	25,381	19,037	—	53,018
Federal government bonds in USD at LIBOR, maturity 2012— Compensation (BODEN 2012)	8,600	25,381	19,037	—	53,018
Holding for trading or financial intermediation	23,631	13,212	11,808	52	48,703
Federal government bonds— (maturity 2006, 2012 and 2013)	20,277	13,212	11,808	—	45,297
Treasury Bill (maturity 2005)	3,354	—	—	—	3,354
Other debt bonds	—	—	—	52	52

Total government securities in foreign currency	32,231	38,593	30,845	52	101,721

Total government securities	1,390,930	606,217	410,049	339,647	2,746,843

	Maturing

			After 5 years
	Within	After 1 year but	but within 10	After 10
	1 Year	within 5 Years	Years	Years	Total

Corporate bonds	11,009	3,797	454		15,260
Debt securities in financial trusts	2,787	121	—	—	2,908
Certificates of participation in financial trusts	24,678	8,729	—	—	33,407
Mutual Funds	4,088				4,088
Shares	8,723	—	—	—	8,723

Total private securities	51,285	12,647	454	—	64,386

Total government and private securities, before allowances	1,442,215	618,864	410,503	339,647	2,811,229

Allowances					(1,199)

Total government and private securities					2,810,030

18.	LOANS
Description of certain categories of loans in the accompanying Balance Sheets include:

•	Financial government sector: loans to the government sector, excluding government owned financial institutions;

•	Financial sector: short-term loans to other banks and short-term loans from foreign branches to banks outside Argentina.

•	Non financial private sector and foreign residents: loans given to the private sector (excluding financial institutions) and residents outside Argentina.

Banco Macro Bansud and Subsidiaries

The classification of the loan portfolio in this regard was as follows:

	As of	As of
	June 30,	December 31,
	2005	2004

Non-financial government sector	701,957	809,577
Financial sector	158,644	81,812
Non-financial private sector and foreign residents
Commercial
—With Senior “A” guarantees	37,399	13,707
—With Senior “B” guarantees	148,822	214,308
—Without Senior guarantees	1,245,770	1,139,969
Consumer
—With Senior “A” guarantees	11,154	8,622
—With Senior “B” guarantees	373,548	347,982
—Without Senior guarantees	634,525	484,408
Less: Allowance	(173,676)	(225,340)

Total loans, net of allowance	3,138,143	2,875,045

Senior “A” guarantees consist mainly of cash guarantees, gold guarantees, warrants over primary products and other forms of self-liquidating collateral.
Senior “B” guarantees generally consist of mortgages and other forms of collateral pledged to secure the loan amount.
“Without senior guarantees” consist, in general, of unsecured third-party guarantees.
A breakdown of total loans by geographical location of borrowers is as follows:

	As of	As of
	June 30,	December 31,
	2005	2004

Argentina	3,257,917	3,087,000
Chile	5	7
Ecuador	1	4
Thailand	3,585	2,651
Taiwan	685	637
United States of America	26,043	1,054
Brazil	366	207
Uruguay	8,580	8,825
United Kingdom	14,498	—
Malasya	60	—
Sweden	79	—
Less: Allowances	(173,676)	(225,340)

Total loans, net of allowances	3,138,143	2,875,045

Banco Macro Bansud and Subsidiaries

A breakdown of total loans by sector activity classified according to the principal business of the borrowers is as follows:

	As of	As of
	June 30,	December 31,
Economic Activity	2005	2004

Agricultural livestock— Forestry— Fishing— Minery— Hunting	389,705	261,078
Foodstuff and beverages	209,469	190,586
Mass productions of products	64,595	119,193
Chemicals	94,031	100,356
Other	963,273	759,110
Electricity, oil, water	16,030	16,746
Construction	138,008	90,236
Retail and consumer products	252,359	282,367
Governmental services	757,812	860,039
Financial sector	321,400	326,924
Real estate, business and leases	105,137	93,750

Total loans	3,311,819	3,100,385
Less: Allowances	(173,676)	(225,340)

Total loans, net of Allowances	3,138,143	2,875,045

19.	ALLOWANCES FOR LOAN LOSSES AND OTHER RECEIVABLES FROM FINANCIAL INTERMEDIATION

	As of	As of
	June 30,	December 31,
	2005	2004

Loans:
Balance at the beginning of the fiscal year	225,340	56,279
Allowance for loan losses	28,804	36,467
Allowances for loan losses for purchased loans	—	21,329
Allowances for loan losses from acquisition of Nuevo Banco Suquia S.A.	—	143,457
Write offs	(53,402)	(32,164)
Recoveries	(27,066)	(28)

Balance at the end of the Period/ Fiscal Year	173,676	225,340

	As of	As of
	June 30,	December 31,
	2005	2004

Other receivables from financial intermediation:
Balance at the beginning of the fiscal year	107,530	134,145
Provision for other receivables for financial intermediation losses	6,667	716
Provision for other receivables for financial intermediation losses from acquisition of Nuevo Banco Suquía S.A.	—	102,767
Write offs	(71,209)	(130,098)
Recoveries	(7,598)	—

Balance at the end of the Period/ Fiscal Year	35,390	107,530

Banco Macro Bansud and Subsidiaries

20.	OTHER RECEIVABLES FROM FINANCIAL INTERMEDIATION
The breakdown of other banking receivables by guarantee type is as follows:

	As of	As of
	June 30,	December 31,
Description	2005	2004

With preferred guarantees	83,522	521,013
Without preferred guarantees	1,619,790	1,385,741
Allowances	(35,390)	(107,530)

	1,667,922	1,799,224

The breakdown of private securities recorded in Other receivables by financial intermediation is as follows:

	As of	As of
	June 30,	December 31,
Description	2005	2004

Corporate bonds— Unlisted	916	928
Debt securities in financial trusts— Unlisted	53,136	33,106
Certificates of participation in financial trusts— Unlisted	108,049	88,907

Total investments in unlisted private securities	162,101	122,941

As of June 30, 2005, maturities for the private securities disclosed above are as follows:

	Maturing

		After 1 year	After 5 years
	Within	but within 5	but within 10	After 10
	1 Year	Years	Years	Years	Total

Corporate bonds— Unlisted	11	534	371	—	916
Debt securities in financial trusts— Unlisted	30,499	20,856	1,781	—	53,136
Certificates of participation in financial trusts— Unlisted	22,288	—	—	85,761	108,049

Total investments in unlisted private securities	52,798	21,390	2,152	85,761	162,101

The Bank enters into forward transactions related to government securities and foreign currencies. The Bank recognizes cash, security or currency amount to be exchanged in the future as a receivable and payable at the original transaction date.

Banco Macro Bansud and Subsidiaries

The assets and liabilities related to such transactions are as follows:

	As of	As of
	June 30,	December 31,
Description	2005	2004

Amounts receivable from spot and forward sales pending settlement
Receivables from repurchase agreements of government securities	322,408	637,782
Receivable from spot sales of government and private securities pending settlement	117,761	40,378
Receivables from other repurchase agreements	—	1,151
Receivables from forward sales of government securities	2,690	54,684
Receivables from spot sales of foreign currency	4,334	—
Receivables from other forward sales	40,041	—

	487,234	733,995

Securities and foreign currency receivable from spot and forward purchases pending settlement
Forward purchases of securities under repurchase agreements	202,105	202,334
Spot purchases of government and private securities pending settlement	74,565	3,638
Spot purchases of foreign currency	14,454
Other spot purchases	17,004	589

	308,128	206,561

Amounts payable for spot and forward purchases pending settlement
Payables for forward purchases of securities under repurchase agreements	123,434	126,762
Payables for spot purchases of government securities pending settlement	34,727	3,631
Payables for spot purchases of foreign currency pending settlement and forward purchases of foreign currency	14,450	1
Payables under repo transactions	24,954	22,678
Payable for spot purchases of government and private securities awaiting settlement	18,908	589

	216,473	153,661

Securities and foreign currency to be delivered under spot and forward sales pending settlement
Forward sales of government securities under repurchase agreements	359,280	690,539
Spot sales of government and private securities pending settlement	121,504	3,212
Forward sales of government securities under other repurchase agreements	6,095	1,551
Forward sales of government securities	5,817	58,870
Spot sales of foreign currency	4,336	—
Other forward Sales	35,910	—

	532,942	754,172

21.	DEPOSITS AND OTHER LIABILITIES FROM FINANCIAL INTERMEDIATION

21.1	Deposits
The aggregate amount of time deposits and investment accounts exceeding Ps.100 or more as of June 30, 2005 is 2,522,000.

Banco Macro Bansud and Subsidiaries

21.2	Central Bank of Argentina
The Bank borrowed funds under various credit facilities from the Central Bank for specific purposes, as follows:

	As of June 30, 2005				As of December 31, 2004

	Principal	Interest		Rate	Principal	Interest	Rate

Short- term liabilities	8,261	24,449		3.55%	72,162	13,514	4.11%
Long- term liabilities	125,331	77,945		3.62%	329,561	70,030	4.18%

Total	133,592	102,394	(1)		401,723	83,544

(1)	As of June 30, 2005, “Interest” includes 11,139 related to accrued interest and adjustments on the above mentioned liabilities, booked in “Accrued interest, adjustments, foreign exchange and quoted price differences payable” account.
Maturities of the long-term liabilities in the table above for each of the following Periods are as follows:

As of
June 30,
Periods	2005

2006	—
2007	29,876
2008	28,900
2009	28,900
2010	28,900
As from 2010	86,700

Total	203,276

21.3    Banks and international institutions

	As of June 30, 2005			As of December 31, 2004

	Principal	Interest	Rate	Principal	Interest	Rate

Short- term liabilities	396	3,627	0.81%	13,017	230	3.42%
Long- term liabilities(1)	144,540	—	5.61%	1,651	—	2.98%

Total	144,936	3,627		14,668	230

(1)	In January, 2005 the Bank obtained a USD 50 million loan from Credit Suisse First Boston with an 18-month term at the LIBOR rate plus 2.7%. The loan agreement includes restrictions, principally related to the compliance of the payments established. Likewise, the loan agreement contains other restrictions connected to the fulfillment of financial ratios. As of June 30, 2005 the Bank had duly complied with the obligations assumed with the loan.
Accrued interest and adjustments are included in the “Accrued interest, adjustments, foreign exchange and quoted price differences payable” account. Amounts are unsecured.

Banco Macro Bansud and Subsidiaries

21.4    Financing received from Argentine financial institutions
The Bank borrowed funds under various credit facilities from the Central Bank for specific purposes, as follows:

	As of June 30, 2005			As of December 31, 2004

	Principal	Interest	Rate	Principal	Interest	Rate

Short- term liabilities	28,553	3,251	3.82%	32,021	673	2.49%
Long- term liabilities	23,743	14,478	3.00%	24,814	14,945	2.05%

Total	52,296	17,729		56,835	15,618

Accrued interest and adjustments are included in “Accrued interest, adjustments,, foreign exchange and quoted price differences payable” under the “Other liabilities from financial intermediation” in the accompanying consolidated balance sheets. Amounts are unsecured.
Maturities of the long-term liabilities in the table above for each of the following Periods are as follows:

As of
June 30,
Periods	2005

2006	—
2007	2,567
2008	1,927
2009	1,927
2010	2,248
2011	2,891
2012	2,891
2013	2,891
2014	3,501
2015	4,722
2016	4,722
2017	4,722
2018	3,212

38,221

Banco Macro Bansud and Subsidiaries

22.	PROVISION
Provisions— Contingencies and Commitments
Following is a rollforward of the allowance recoded under Central Bank’s rules to cover contingent losses related to loan commitments. These amounts have been accrued in accordance with Central Bank’s rules, which are similar to SFAS No. 5.

	As of	As of
	June 30,	December 31,
	2005	2004

Balance at the beginning of the fiscal year	3,120	5,342
Provision for contingent commitments losses	405	843
Allowances for contingent commitments losses from acquisition of Nuevo Banco Suquía S.A.	—	48
Reversals	(301)	(3,113)
Monetary gain generated on allowances	—	—

Balance at the end of the Period	3,224	3,120

Provisions— Negative Goodwill
Following is the rollforward of the amounts recorded to cover the difference between the purchase price and the book value of the net equity acquired of Banco Bansud and Nuevo Banco Suquía S.A. (from December 22, 2004):

	As of	As of
	June 30,	December 31,
	2005	2004

Balance at the beginning of the fiscal year	146,707	219,336
Allowances— Nuevo Banco Suquía S.A.	—	483
Amortization— ex Banco Bansud S.A.	(36,556)	(73,112)

Balance at the end of the Period/ Fiscal Year	110,151	146,707

Provisions— Other loss contingencies
Principally includes labor litigation and customer and other third-parties claims. The amounts have been accrued in accordance with Central Bank’s rules, which are similar to SFAS No. 5.

	As of	As of
	June 30,	December 31,
	2005	2004

Balance at the beginning of the fiscal year	75,872	60,450
Provision for other contingent losses	14,064	3,211
Provision for other contingent losses from acquisition of Nuevo Banco Suquía S.A.		16,948
Write off	(1,455)	(1,492)
Reversals	(1.956)	(3,245)

Balance at the end of the Period/ Fiscal Year	86,525	75,872

Total of provisions	199,900	225,699

Banco Macro Bansud and Subsidiaries

23.	MINIMUM CAPITAL REQUIREMENTS
Under Central Bank’s rules, the Bank is required to maintain individual and consolidated minimum levels of equity capital (“minimum capital”). As of June 30, 2005 and December 31, 2004, the consolidated minimum capital is based upon risk-weighted assets and also considers interest rate risk and market risk. The required consolidated minimum capital and the consolidated Bank’s capital calculated under the Central Bank’s rules are as follows:

			Excess of actual
	Required		minimum capital
	minimum	Computable	over required
	capital	capital	minimum capital

June 30, 2005	369,565	1,368,780	999,215
December 31, 2004	250,780	1,361,237	1,110,457

24.	FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK
The Bank enters into various transactions involving off-balance-sheet financial instruments. These instruments could be used to meet the risk management, trading and financing needs of customers or for the Bank’s proprietary trading and asset and liability management purposes, and could be subject to varying degrees of credit and market risk. Credit risk and market risk associated with on- and off-balance-sheet financial instruments are monitored on an aggregate basis.
The Bank uses the same credit policies in determining whether to enter or extend call and put option contracts, commitments, conditional obligations and guarantees as it does for granting loans.
Derivatives
In the normal course of business, the Bank enters into a variety of transactions principally in the foreign exchange and stock markets. Most counterparts in the derivative transactions are banks and other financial institutions.
These instruments include:

•	Options: they confer the right to the buyer, but no obligation, to receive or pay a specific quantity of an asset or financial instrument for a specified price at or before a specified date. Options may be traded on a stock exchange or under Over-the-Counter (OTC) agreements.

•	Forwards: they are agreements to deliver or take delivery at a specified rate, price or index applied against the underlying asset or financial instrument, at a specific date. Forwards are traded on stock exchange at standardized amounts of the underlying asset or financial instrument.
Pursuant to Central Bank’s rules, forward transactions must be recorded under “Other receivables from financial intermediations” and “Other liabilities from financial intermediations” in the accompanying consolidated balance sheets and they were valued as mentioned in note 5.4.i) (accrual method).
The notional contractual amount of these instruments represents the volume of outstanding transactions and do not represent the potential gain or loss associated with the market or credit risk of such transactions. The market risk of derivatives arises from the potential for changes in value due to fluctuations in market prices.
The credit risk of derivatives arises from the potential of the counterparty to default on its contractual obligations. The effect of such a default varies as the market value of derivative contracts changes. Credit exposure exists at a particular point in time when a derivative has a positive market value. The Bank attempts to limit its credit risk by dealing with creditworthy counterparts and obtaining

Banco Macro Bansud and Subsidiaries

collateral, where appropriate. The following table shows, the notional value of outstanding forward contracts as of June 30, 2005 and December 31, 2004:

	As of	As of
	June 30,	December 31,
	2005	2004

Put options taken	10,278	10,453
Forward sales of foreign exchange	—	22,304
Forward purchases of foreign exchange	—	22,304
Put options sold	118,617	122,055
Credit-related financial instruments
The Bank’s exposure to credit loss in the event of the counterparts’ failure to fulfill the commitments to extending credit, guarantees granted and foreign trade acceptances is represented by the contractual notional amount of those investments.
A summary of credit exposure related to these items is shown below(*):

	As of	As of
	June 30,	December 31,
	2005	2004

Unused portion of loans granted per debtors classification regulations	25,756	22,702
Other guarantees provided covered by debtors classification regulations	95,612	90,285

(*)	A significant portion of the Bank’s guarantees as of June 30, 2005 and December 31, 2004 have a remaining maturity of less than one year.
The Bank accounts for checks drawn thereon and on other banks, as well as other items in process of collection, such as notes, bills and miscellaneous items, in memorandum accounts until the related item clears or is accepted. In Management’s opinion, no significant risk of loss exists on these clearing transactions. The amounts of clearing items in collection process are as follows:

	As of	As of
	June 30,	December 31,
	2005	2004

Checks drawn on the Bank pending clearing	211,905	261,096
Checks drawn on other Banks	115,736	92,873

25.	SUMMARY OF SIGNIFICANT DIFFERENCES BETWEEN CENTRAL BANK’S RULES AND UNITED STATES ACCOUNTING PRINCIPLES
The following is a description of the significant differences between Central Bank’s rules followed in the preparation of the Bank’s financial statements and those applicable in the United States under generally accepted accounting principles (“U.S. G.A.A.P.”). “SFAS” shall refer to Statements of Financial Accounting Standards.

25.1	Income taxes
a)     As explained in note 4, Central Bank’s rules do not require the recognition of deferred tax assets and liabilities and, therefore, income tax is recognized on the basis of amounts due in accordance with Argentine tax regulations and no deferred tax and liabilities are recognized.
For purposes of U.S. G.A.A.P. reporting, the Bank applies SFAS No. 109 “Accounting for income taxes”. Under this method, income tax is recognized based on the liability method whereby deferred

Banco Macro Bansud and Subsidiaries

tax assets and liabilities are recorded for temporary differences between the financial reporting and tax basis of assets and liabilities at each reporting date. SFAS No. 109 requires that an allowance for deferred tax assets be provided to the extent that it is more likely than not that they will not be realized, based on the weight of available evidence.
Deferred tax assets and liabilities are summarized as follows:

	As of June 30,

Description	2005	2004

Deferred tax assets:
Governments and private securities valuation	—	38,430
Loans	64,302	23,294
Intangible assets	13,015	14,720
Allowance for loss contingencies	33,590	11,765
Net tax loss carry forwards	168,842	81,636
Other	4,192	1,181

Total deferred assets	283,941	171,026

Deferred tax liabilities:
Governments and private securities valuation	(7,071)	—
Property, equipment and other assets	(42,619)	(45,447)
Foreign exchange difference	(4,540)	—
Other	—	(325)

Total deferred liabilities	(54,230)	(45,772)

Deferred tax asset	229,711	125,254

Allowance for deferred tax assets	(111,736)	(71,486)

Net deferred tax assets under U.S. G.A.A.P	117,975	53,768

As of June 30, 2005, the consolidated tax loss carry forwards of 482,406 are as follows:

Expiration Year	Amount

2006	650
2007	211,327
2008	187,309
2009	83,120

482,406

The evolution of the net deferred tax assets as of June 30, 2005 and 2004 is summarized as follows:

	2005	2004

Net deferred tax assets at the beginning of the year	128,474	47,245
Net deferred tax assets acquired on business combinations	—	—
Amount recorded in comprehensive income	(10,996)	(701)
Deferred tax benefit for the period	497	7,224

Net deferred tax assets as of June 30, 2005 and 2004	117,975	53,768

Banco Macro Bansud and Subsidiaries

The following table accounts for the difference between the actual tax provision and the amounts obtained by applying the statutory income tax rate in Argentina to income before income tax in accordance with U.S. G.A.A.P.:

	As of June 30,

Description	2005	2004

Pre-tax income in accordance with U.S. G.A.A.P	102,456	58,839
Statutory income tax rate	35.00%	35.00%

Tax on net income at statutory rate	35,860	20,594
Permanent differences at the statutory rate:
—Variation of allowances	1,805	(31,135)
—Income not subject to income tax	(21,037)	(4,374)
—Others	(16,495)	8,058

Income tax in accordance with U.S. G.A.A.P	133	(6,857)

The following table accounts for the difference between the actual tax provision under Central Bank regulations and the total income tax expense in accordance with U.S. G.A.A.P.:

	As of June 30,

Description	2005	2004

Income tax in accordance with Central Bank regulations	630	367
Deferred tax (benefit)	(497)	(7,224)

Total income tax benefit in accordance with U.S. G.A.A.P	133	(6,857)

b)     In addition, as of June 30, 2005 and 2004 the Bank records an asset of 56,191 and 42,723 respectively for the credit for Tax on minimum presume income. As of June 30, 2005 and 2004, in accordance with U.S. G.A.A.P., a valuation allowance was recorded to reserve for the Bank’s tax credit. A portion of such credit is more likely than not that it would not be recovered in a reasonably short period based on the tax projections that were made.
The effects of adjustments required to state such amounts in accordance with U.S. G.A.A.P. would decrease assets by 11,432 and 8,662 as of June 30, 2005 and 2004, each period. In addition, income for the period ended June 30, 2005 would decrease by 2,770.
25.2    Exposure to the Argentine Public Sector and Private Securities

a)	Loans— Non-financial federal governmental sector
During the fiscal year ended December 31, 2001, and as a consequence of Presidential Decree No. 1,387/01, the Bank exchanged a portion of federal government securities effective as of November 6, 2001, and received so-called guaranteed loans in consideration thereof.
As provided for by Central Bank Communiqués “A” 3,366 and “A” 3,385, the exchange was made at the carryover book value of the securities as of the date of the exchange with no impact on the income statement.
Such loans were valued according to Central Bank Communiqué “A” 3,911, as supplemented.
At the time of the exchange, under U.S. G.A.A.P., the government securities were classified as available for sale and thus subject to the provisions of SFAS No. 115 “Accounting for certain investments in debt securities”. SFAS 115 requires that if an impairment is deemed to be other than temporary, the cost basis should be written down to fair value and the impact recognized in the income statement.

Banco Macro Bansud and Subsidiaries

Subsequently, for such loans, the expected cash flows and revised risk adjusted rate used in determining the fair value, which established the new cost basis resulting in the impairment charge on the securities, were used to determine the accrued interest income to be recognized in connection with the guaranteed loans received in the exchange. If additional cash is received in the future beyond what was estimated at the time of the exchange, such cash and the related gain will be recorded upon its receipt.
Additionally, the Bank acquired additional guaranteed loans in the market and also through business combinations described elsewhere in this footnote. The difference between the cost of each acquired loan and its expected future cash flows is accounted for in accordance with PB 6— Amortization of Discounts on Acquired Loans. In 2005, the Bank implemented SOP 03-3— “Accounting for Certain Loans and Debt Securities Acquired in a Transfer” for loans acquired.
The effects of adjustments require to state amounts in accordance with U.S. G.A.A.P. would decrease assets by 189,592 and 174,887 as of June 30, 2005 and 2004, respectively.
On the other hand, income would decrease by 21,373 and 3,456 for the periods ended June 30, 2005 and 2004.

b)	Loans/ Bonds— Non-financial provincial government sector
Presidential Decree No. 1,387/01 instructed the Argentine Ministry of Economy to offer the possibility of converting provincial government debt into secured loans.
Through Decree No. 1,579/02, the Federal Executive instructed the Provincial Development Trust Fund to assume provincial debts that were in the form of Government Securities, Bonds, Treasury Bills, or Loans and to voluntarily convert them into Secured Bonds. The Federal Government was entrusted by provincial governments with the duty to renegotiate provincial government debts, which could be restructured under the same terms and conditions as the federal government debt and government securities.
The Bank presented before Banco de la Nación Argentina, in its capacity as fiduciary agent of the Fiduciary Fund for Provincial Development, the eligible assets (primarily loans) receivable from the Provincial Government Sector under the abovementioned decrees, for the exchange established by Presidential Decree No. 1,387/01.
Under U.S. G.A.A.P., as mentioned above, and in light of the characteristics of the transaction, the Bank considered this transaction to be in line with SFAS 15 “Accounting by Debtors and Creditors for Troubled Debt Restructurings”. As the debtor was actually experiencing financial difficulties and the creditor granted concessions.
At the time of the exchange, in accordance with SFAS No. 114 “Accounting by Creditors for Impairment of a Loan”, as of December 31, 2001 and 2002, the Bank measured impairment based on the present value of expected future cash flows discounted at the asset’s effective interest rate, with a corresponding charge to bad-debt expense.
In 2003, the loans were exchanged for government securities known as Secured Bonds (BOGAR) which were accounted for in accordance with SFAS 115.
As of June 30, 2005 and 2004, these BOGAR are classified for U.S. G.A.A.P. purposes as available for sale securities and carried at fair value with the unrealized gain or loss, net of income taxes, recognized as a charge or credit to equity through other comprehensive income. In connection with estimating the fair value of the BOGAR, the Bank used quoted market values.
The effects of adjustments required to state such amounts in accordance with U.S. G.A.A.P. would increase assets by 85,527 and decrease 59,711 as of June 30, 2005 and 2004, respectively.

Banco Macro Bansud and Subsidiaries

On the other hand, income would increase by 1,741 and 8,373 for the periods ended June 30, 2005 and 2004, respectively.
The breakdown of unrealized gains within the shareholders’ equity accounts as of June 30, 2005 and 2004, is disclosed in note 25.15.

c)	Other Loans— Non-financial provincial government sector
As of June 30, 2005 and 2004, the Bank had other loans granted to the non-financial provincial government sector (excluding the assets presented for the debt exchange mentioned in point b) above, which were valued according to Central Bank Communiqué “A” 3,911, as supplemented.
In accordance with SFAS No. 114, as of December 31, 2004 and 2003, the Bank deemed these loans to be impaired and measured impairment based on the present value of expected future cash flows discounted at the loan’s effective interest rate, with a corresponding adjustment to bad-debt expense.
The effects of adjustments required to state such amounts in accordance with U.S. G.A.A.P. would decrease assets by 5,360 and 3,590 as of June 30, 2005 and 2004, respectively.
On the other hand, income would increase by 585 and 15,202 for the periods ended June 30, 2005 and 2004, respectively.

d)	Compensatory Bonds received and to be received in connection with the compensation for the “asymmetric pesification” and Coverage Bonds to be received in connection with the compensation for foreign currency position
Under Law No. 25,561 and Presidential Decrees No. 494/02, No. 905/02 and No. 2,167/02, the Federal Government established a compensation mechanism for financial institutions because of the negative financial effects resulting from the pesification of foreign currency-denominated loans and deposits into pesos at different exchange rates. In this regard, as further explained in such note, the Central Bank, through Communiqués “A” 3,650, “A” 3,716, as supplemented, regulated the compensation mechanism mentioned above.
As of June 30, 2005 and 2004, according to Central Bank’s rules the compensation received and to be received and the Coverage bond to be received were valued according to Central Bank Communiqué “A” 3,911, as supplemented.
Under U.S. G.A.A.P., these assets (including those used for forward purchases under repurchase agreements) should be considered as “available for sale” and carried at fair value, with unrealized gains and losses reported net of income tax within the shareholders’ equity accounts.
Additionally, SFAS No. 115 requires that if the decline in fair value is judged to be other than temporary, the cost of the security shall be written down to fair value, and the amount of the write-down shall be included in earnings. The new cost basis shall not be changed for subsequent recoveries in fair value. Subsequent increases in the fair value of available-for-sale securities shall be included in other comprehensive income.
As of December 31, 2002, the Bank considered that the decline in fair value was other than temporary and recognized such loss.
The effects of adjustments required to state such amounts in accordance with U.S. G.A.A.P. would decrease assets by 34,897 and 119,348 as of June 30, 2005 and 2004, respectively.
On the other hand, income would increase by 54,529 and 28,740 for the periods ended June 30, 2005 and 2004, respectively.

Banco Macro Bansud and Subsidiaries

The breakdown of unrealized gains within the shareholders’ equity accounts as of June 30, 2005 and 2004, is disclosed in note 25.15.

e)	Other unlisted government securities
As of June 30, 2005 and 2004, the Bank had other unlisted government securities (excluding those unlisted government securities mentioned above). These unlisted government securities were valued according to Central Bank Communiqué “A” 3,911, as supplemented.
According to U.S. G.A.A.P., these securities should be considered as “available for sale” and carried at fair value, with unrealized gains and losses reported as net of income tax within the shareholders’ equity accounts. However, SFAS No. 115 requires that if the decline in fair value is judged to be other than temporary, the cost of the security shall be written down to fair value, and the write down amount shall be included in earnings.
The effects of adjustments required to state such amounts in accordance with U.S. G.A.A.P. would increase assets by 22,433 and 10,046 as of June 30, 2005 and 2004, respectively.
On the other hand, income would increase by 13,048 and 5,172 for the periods ended June 30, 2005 and 2004, respectively.
The amortized cost and fair value of Government Securities available for sale as of June 30, 2005 and 2004, are as follows:

		Net unrealized
	Amortized	gains before
	cost	income taxes	Fair value

2005	2,897,761	233,528	3,131,289
2004	1,462,057	69,564	1,531,621
The proceeds from sales of available for sale securities and the gross realized gains and gross realized losses that have been included in earnings as a result of those sales, for the periods ended June 30, 2005 and 2004 are as follows:

	Proceeds from sales
	as of June 30,

Available for sale securities (*)	2005	2004

Debt Securities Issued by Argentinian Government	190,844	525,037

(*)	There have been no realized gains or losses as a result of those sales, therefore there were no gains and losses reclassified out of accumulated other comprehensive income into earnings for the periods ended June 30, 2005 and 2004 (very short term securities)
The amount of the net unrealized holding gain or loss on available for sale securities that have been included in accumulated other comprehensive income is as follows:

	Other Comprehensive Income

Securities	Dec-03	Increase	Decrease	Jun-04

Compensatory Bonds	11,580	—	76	11,504
Secured Bonds Decree 1579/02	38,109	3,901	—	42,010
Compensatory Bonds to be Received	16,916	—	866	16,050

Total Government Securities	66,605	3,901	942	69,564

Banco Macro Bansud and Subsidiaries

	Other Comprehensive Income

Securities	Dec-04	Increase	Decrease	Jun-05

Compensatory Bonds	29,719	—	6,735	22,984
Secured Bonds Decree 1579/02	128,196	47,079	314	174,961
Discount in Pesos	—	1,545	—	1,545
Compensatory Bonds to be Received	46,793	2,926	15,681	34,038

Total Government Securities	204,708	51,550	22,730	233,528

The portion of trading gains and losses for the period that relates to trading securities still held as of June 30, 2005 and 2004 are as follows:

	Gains/ Losses
	as of June 30,

Trading Securities	2004	2003

Debt Securities Issued by Argentinian Government	1,206	5,238
Shares	(33)	98
Corporate Bonds	334	—
Other Debt Securities	331	172

	1,838	5,508

25.3    Loan origination fees
The Bank recognizes fees on consumer loans, such as credit cards, mortgage, pledged and personal loans stand by letters of credit and guarantees issued, when collected and charges direct origination costs when incurred. In accordance with U.S. G.A.A.P. under SFAS No. 91, loan origination fees and certain direct loan origination costs should be recognized over the life of the related loan as an adjustment of yield or by straight-line method, as appropriate.
The effects of adjustments required to state such amounts in accordance with U.S. G.A.A.P. would decrease assets by 8,475 and 3,825 as of June 30, 2005 and 2004, respectively. Income for the periods ended June 30, 2005 and 2004 would decrease by 1,162 and 578, respectively.
25.4    Allowance for loan losses
The loan loss reserve represents the estimate of probable losses in the loan portfolio. Determining the loan loss reserve requires significant management judgments and estimates including, among others, identifying impaired loans, determining customers’ ability to pay and estimating the fair value of underlying collateral or the expected future cash flows to be received. Actual events will likely differ from the estimates and assumptions used in determining the loan loss reserve. Additional loan loss reserve could be required in the future.
The loan loss reserve is maintained in accordance with Central Bank’s rules. This results from evaluating the degree of debtors’ compliance and the guarantees and collateral supporting the respective transactions.
Increases in the reserve are based on the deterioration of the quality of existing loans, while decreases in the reserve are based on regulations requiring the write-off of non-performing loans classified as “non-recoverable” after a certain period of time and on management’s decisions to write off non-performing loans evidencing a very low probability of recovery.

Banco Macro Bansud and Subsidiaries

In addition, under Central Bank’s rules, the Bank records recoveries on previously charged-off loans directly to income and records the amount of charged-off loans in excess of amounts specifically allocated as a direct charge to the consolidated income of statement. The Bank does not partially charge off troubled loans until final disposition of the loan, rather, the allowance is maintained on a loan-by-loan basis for its estimated settlement value.
Under Central Bank rules, a minimum loan loss reserve is calculated primarily based upon the classification of commercial loan borrowers and upon delinquency aging (or the number of days the loan is past due) for consumer and housing loan borrowers. Although the Bank is required to follow the methodology and guidelines for determining the minimum loan loss reserve, as set forth by the Central Bank, the Bank is allowed to establish additional loan loss reserve.
For commercial loans, the Bank is required to classify all commercial loan borrowers. In order to classify them, the Bank must consider different parameters related to each of those customers. In addition, based on the overall risk of the portfolio, the Bank considers whether or not additional loan loss reserves in excess of the minimum required are warranted.
For consumer loan portfolio, the Bank classifies loans based upon delinquency aging, consistent with the requirements of the Central Bank. Minimum loss percentages required by the Central Bank are also applied to the totals in each loan classification.
Under U.S. G.A.A.P., a portion of the total allowance typically consists of general amounts that are used, for example, to cover loans that are analyzed on a “pool” basis and to supplement specific allowances in recognition of the uncertainties inherent in point estimates.
The Bank’s accounting for its loan loss reserve under Central Bank’s rules differs in some respects with practices of U.S.-based banks, as discussed below.
a)     Recoveries and charge-offs
Under Central Bank rules, recoveries are recorded in a separate income line item under other income. Charge-offs are recorded directly as loan loss provision in the income statement. Under US GAAP, recoveries and charge-offs would be recorded in the allowance for loan losses in the balance sheet; however there would be no net impact on net income or shareholders’ equity.
b)     Credit Card Loans
The Bank establishes its reserve for credit card loans based on the past due status of the loan. All loans without preferred guaranties greater than 180 days have been reserved at 50% in accordance with the Central Bank’s rules.
Under U.S. G.A.A.P., the bank adopted a policy to charge off loans which are 180 days past due should be charged off.
Had U.S. G.A.A.P. been applied, the Bank’s assets would have decreased by 328 and 173 as of June 30, 2005 and 2004, respectively. In addition, income would increase by 91 and 87 for the periods ended June 30, 2005 and 2004, respectively.
c)     Impaired loans— Non Financial Private Sector and residents abroad
SFAS No. 114, “Accounting by Creditors for Impairment of a Loan” and SFAS No. 118, “Accounting by Creditors for Impairment of a Loan— Income Recognition and Disclosures” for computing U.S. G.A.A.P. adjustments. SFAS No. 114, as amended by SFAS No. 118, require a creditor to measure impairment of a loan based on the present value of expected future cash flows discounted at the loan’s effective interest rate, or at the loan’s observable market price or the fair value of the collateral if the loan is collateral dependent. This Statement is applicable to all loans (including those restructured in a

Banco Macro Bansud and Subsidiaries

troubled debt restructuring involving amendment of terms), except large groups of smaller-balance homogenous loans that are collectively evaluated for impairment. Loans are considered impaired when, based on Management’s evaluation, a borrower will not be able to fulfill its obligation under the original loan terms.
The following table discloses the amounts required by SFAS 114, as of June 30, 2005 and 2004:

	As of June 30,

	2005	2004

—Total amount of loans considered as impaired	164,233	124,330
Amount of loans considered as impaired for which there is a related allowance for credit losses	106,936	121,951
Amount of loans considered as impaired for which there is no related allowance for credit losses	57,297	2,379
—Reserves allocated to impaired loans	59,079	37,151
—Average balance of impaired loans during the fiscal year	265,339	141,235
—Interest income recognized on impaired loans	1,744	331
The Bank recognizes interest income on impaired loans on a cash basis method.
Had U.S. G.A.A.P. been applied, the Bank’s assets would have decreased by 2,418 and 237 as of June 30, 2005 and 2004, respectively. In addition, income would be decreased by 1,609 and increased by 1,313 for the periods ended June 30, 2005 and 2004, respectively.
Under U.S. G.A.A.P., the activity in the allowance for loan losses for the periods presented is as follows:

	As of June 30,

	2005	2004

Balance at the beginning of the fiscal year	226,568	58,089
Provision for loan losses	30,322	25,742
Charge-offs	(80,468)	(5,058)
Monetary gain generated on allowances	—	—

Balance at the end of the period fiscal year	176,422	78,773

d)     Interest recognition— non-accrual loans
Under Central Bank rules, the accrual of interest is discontinued generally when the related loan is non-performing and the collection of interest and principal is in doubt generally after 90 days of being past due. Accrued interest remains on the Banks books and is considered a part of the loan balance when determining the reserve for credit losses.
Under U.S. G.A.A.P. the accrual of interest is discontinued when the contractual payment of principal or interest has become 90 days past due or Management has serious doubts about further collectibility of principal or interest, even though the loan currently is performing. When a loan is placed on non-accrual status, unpaid interest credited to income in the current year is reversed and unpaid interest accrued in prior years is charged against the allowance for credit losses.
Had U.S. G.A.A.P. been applied, the Bank’s assets would have decreased by 4,043 and 2,621 as of June 30, 2005 and 2004, respectively. In addition, income would have decreased by 98 and 159 for the periods ended June 30, 2005 and 2004, respectively.

Banco Macro Bansud and Subsidiaries

25.5    Intangible assets
a)     Judgments due to court decisions related to foreign currency-denominated deposits
The Bank capitalized exchange differences related to constitutional protection and court judgments resulting from court decisions (amparos) as intangible assets.
These differences resulted from the difference between the amount of the original foreign currency converted at the higher exchange rate determined by the courts and the lower exchange rates pursuant to the Central Bank’s rules (pesification at Ps.1.4 to USD1 exchange rate, or its equivalent in other currency, plus C.E.R.).
These intangible assets are being amortized under the straight-line method over 60 months under Central Bank’s rules.
Financial institutions have asked the government to compensate them for the losses generated from the payment of deposits pursuant to judicial orders at the free market exchange rate, which was greater than that established by the government for pesification of the financial institutions’ assets and liabilities. As of the date of preparation of these financial statements, the Supreme Court has not issued any decision regarding compensation to banks for making payments under amparos. However, the Bank’s management believes that these additional payments should be eventually included in the compensation mechanisms implemented to compensate financial institutions for the effects of the asymmetrical pesification of their assets and liabilities.
Under U.S. G.A.A.P., the right to obtain this compensation is deemed a contingent gain which can not be recognized until realized, pursuant to SFAS 5— Accounting for Contingencies.
The effects of adjustments required to state such amounts in accordance with U.S. G.A.A.P. would be to decrease assets by 46,774 and 48,440 as June 30, 2005 and 2004, respectively. In addition income would increase by 3,263 and decrease by 3,710 for the periods ended, respectively.
b)     Software costs
Under U.S. G.A.A.P. SOP 98-1, defines three stages for the costs of computer software developed or obtained for internal use: the preliminary project stage, the application development stage and the post-implementation operation stage. Only certain costs in the second stage should be capitalized. Under Central Bank’s rules, the Bank capitalized costs relating to all three of the stages of software development and amortized these costs on straight-line basis.
Under SOP 98-1, the Bank properly capitalized only certain costs of computer software developed or obtained for internal use (mainly, services provided to develop the software during the application development stage, costs incurred to obtain computer software from third parties, and travel expenses incurred by employees in their duties directly associated with developing software).
The effects of adjustments required to state such amounts in accordance with U.S. G.A.A.P. would decrease assets by 6,215 and 8,513 as of June 30, 2005 and 2004, respectively. In addition income would increase by 818 and 1,900 for the periods ended June 30, 2005 and 2004, respectively.
c)     Organizational costs
Applying U.S. G.A.A.P. also resulted in other adjustments relative to capitalized organizational costs resulting in a decrease to the Bank’s assets of 2,279 and 3,209 as of June 30, 2005 and 2004, respectively. In addition income would have increased by 419 and 2,366, for the periods ended June 30, 2005 and 2004, respectively.

Banco Macro Bansud and Subsidiaries

25.6    Vacation accrual
The cost of vacations earned by employees is generally recorded by the Bank when paid. U.S. G.A.A.P. requires that this expense be recorded on an accrual basis as the vacations are earned.
Had U.S. G.A.A.P. been applied, the Bank’s shareholder’s equity would be increased by 3,361 and 618 as of June 30, 2005 and 2004, respectively. In addition, the income for the periods ended June 30, 2005 and 2004 would increase by 6,656 and 3,804, respectively.
25.7    Business Combinations
a)     Acquisition of controlling interest in former Banco Bansud S.A.
In January 2002, the Bank acquired the controlling interest in former Banco Bansud S.A., at a contingent purchase price of 65,000 (subsequently deemed not to be payable).
Under Central Bank rules, business combinations are recorded at the carryover book value of the acquired company and goodwill is recognized based on the difference of the book value of the net assets acquired and the purchase price (including contingent consideration). The Bank recognized a negative goodwill resulting from the difference between the net equity book value, as computed under such standards, at the acquisition date and the contingent purchase price. The negative goodwill is considered as a monetary liability for purposes of inflation accounting and is being amortized under the straight line method over 5 years. In addition, the contingent purchase price was recorded as a liability at the date of the acquisition and was reversed into income as a gain in 2003 when it was determined that such contingent consideration was not payable.
Under US G.A.A.P., SFAS 141 “Business combination” requires this acquisition to be accounted for under the purchase method. The contingent purchase price was not considered since it never materialized and thus the purchase price was deemed to be zero. The assets acquired and liabilities assumed were recognized at their fair values at the date of acquisition. The difference between the purchase price and the fair value of the net assets acquired resulted in a negative goodwill.

Banco Macro Bansud and Subsidiaries

The following table summarizes the estimated fair values of the assets acquired and liabilities assumed at the date of acquisition (taking into account the percentage of acquisition):

Cash	144,385
Government Securities	74,352
Loans	1,431,727
Other assets	691,443
Tangible non-current assets	145,257

Total assets acquired	2,487,164

Deposits	2,582,768
Other liabilities	1,050,536

Total liabilities assumed	3,633,304

Net assets	(1,146,140)

% acquired	81.225%
Net assets acquired	(930,952)
Irrevocable capital contribution transferred	970,668 (**	)
Total net assets acquired	39,716
Purchase price	—
Negative Goodwill	(39,716	) (*)

(*)	The negative goodwill has been applied to reduce on a pro rata basis the amounts assigned to the non-current assets acquired. Given the Argentine economic environment and the Banks’ situation at the time of the acquisition, no identifiable intangible assets were recognized.

(**)	The irrevocable capital contributions were made by Banamex in its capacity as Banco Bansud S.A.’s shareholder pursuant to the acquisition by Banco Macro S.A. Banco Macro obtained the rights over these irrevocable contributions as the new shareholders of Banco Bansud.
The reconciliation of shareholders’ equity to U.S. G.A.A.P. below includes the effects of the purchase accounting adjustments, related deferred tax effects, the reversal of the negative goodwill and related amortization and inflation effects calculated under Central Bank’s rules, and the reversal of the gain related to the de-recognition of the contingent purchase price.
Had U.S. G.A.A.P. been applied, the Bank’s assets would be decreased by 18,503 and increased by 49,979 as of June 30, 2005 and June 30, 2004, respectively. In addition, the income for the periods ended June 30, 2005 and 2004 would decrease 34,241 and 32,511 respectively.
b)     Merger with and into former Banco Bansud S.A.— a downstream merger
In March 2003 the Bank and its subsidiary former Banco Bansud S.A., entered into a merger agreement (the “Merger Agreement”). The Merger Agreement provided that, former Banco Macro S.A. was merged with and into former Banco Bansud S.A., with former Banco Bansud S.A. continuing as the surviving corporation, renamed Banco Macro Bansud S.A. The result of this transaction was a single stockholder group, including the former minority interest of former Banco Bansud S.A., owning the consolidated net assets. The terms of the merger were agreed to and announced on March 28, 2003. Before the merger, the former Banco Bansud was a public company in the Argentine stock market with a readily available tradable market value of its shares.
The acquisition date was December 2003, upon the appropriate shareholders and regulatory approvals. At that date, Banco Bansud issued the common shares and exchanged for all the outstanding common stock of Banco Macro.

Banco Macro Bansud and Subsidiaries

Banco Macro S.A. shareholders received 14.75 shares of former Banco Bansud S.A. for each common share of Banco Macro S.A.
Under Central Bank rules, the merger was accounted for based on the carryover value of assets and liabilities as of January 1, 2002 since the merger was given retroactive effect to that date. Additionally, therefore, the minority interest was not recognized in 2003.
Under U.S. G.A.A.P., this transaction was accounted for as a downstream merger and an acquisition of minority interest. SFAS 141 requires the acquisition of the minority interest of former Banco Bansud S.A. to be accounted for under the purchase method. As the consideration given to the minority interest was not in the form of cash, the cost of the interest acquired was determined based on the fair value of the net assets given. The quoted market price of the former Banco Bansud shares traded was used to determine such cost. The terms of the acquisition were agreed to and announced on March 28, 2003. On that date the share price of former Banco Bansud was Ps.1.490. The average share price between two days before and end two days after that date was Ps.1.494, which is the price used to determine the acquisition cost. This is in accordance with EITF 99-12 which requires that the quoted market price to be used must consider the market price during a reasonable short period of time, such as just a few days before and after the acquisition is agreed to and announced.
The cost of the acquired minority interest (“purchase price”) has been allocated to the identifiable tangible and intangible assets with finite lives acquired and liabilities assumed based upon their fair value as of the acquisition date, and the excess of the fair value over the cost resulting in a negative goodwill. Merged results were recognized after acquisition date.
The following table summarizes the estimated fair values of the assets acquired and liabilities assumed at the date of acquisition corresponding to the minority interest acquired (December 2003):

Cash	296,626
Government securities	1,333,992
Loans	520,751
Other assets	667,643
Tangible non-current assets	106,988
Intangible assets subject to amortization— Customer related assets (5-year weighted average useful life)	45,365

Total assets acquired	2,971,365

Deposits	1,793,742
Other liabilities	449,806

Total liabilities assumed	2,243,548

Net assets	727,817
% acquired	18.775%
Net assets acquired	136,648
Purchase price	127,694
Negative Goodwill	(8,954	) (*)

(*)	The negative goodwill has been applied to reduce on a pro rata bases the amount assigned to the non-current intangible and tangible assets acquired.
Therefore, the U.S. G.A.A.P. reconciliation of shareholders’ equity and net income reflects the effects of the purchase accounting adjustments, and the related effects on the deferred income tax, and the minority interest from January 1, 2003 through the merger date in December 2003, as well as the effects of the amortization of identified intangible assets, and comprehensive income.

Banco Macro Bansud and Subsidiaries

Had U.S. G.A.A.P. been applied, the Bank’s assets would decrease by 118,999 and 118,471 as of June 30, 2005 and 2004, respectively. In addition, the income for the periods ended June 30, 2005 and 2004 would decrease 264 and 263, respectively
c)     Acquisition of Nuevo Banco Suquía S.A.
As mentioned in note 2, in December 2004, the Bank acquired 100% of Nuevo Banco Suquía S.A., at a cash purchase price of 16,407.
Under Central Bank Rules, business combinations are accounted for at carryover value. The Bank recognized the difference between the net equity book value at the acquisition date and the purchase price as a negative goodwill. The negative goodwill is being amortized under the straight line method over 5 years.
Under U.S. G.A.A.P., SFAS 141 requires the acquisition of the controlling interest of Nuevo Banco Suquía S.A. to be accounted for as a business combination applying purchase accounting. The purchase price has been allocated to the identifiable tangible and intangible assets with finite lives acquired and liabilities assumed based upon their fair value as of the acquisition date, and the excess of the fair value over the cost resulting in a negative goodwill.
The following table summarizes the estimated fair values of the assets acquired and liabilities assumed at the acquisition date corresponding to the 100% interest acquired.

Cash	336,266
Government securities	411,815
Loans	837,164
Other assets(1)	553,759
Tangible non-current assets	72,445
Intangible assets subject to amortization— Customer related assets (5-year weighted average useful life)	46,783

Total assets acquired	2,258,232

Deposits	1,548,049
Other liabilities	599,701

Total liabilities assumed	2,147,750

Net assets	110,482
% acquired	100%
Purchase price	16,407
Negative Goodwill	(94,075	) (2)

(1)	Includes 135,123 of deferred tax assets, net of allowances.

(2)	The negative goodwill has been applied to reduce on a pro rata basis the amounts assigned to the non-current intangible and tangible assets acquired.
Therefore, the U.S. G.A.A.P. reconciliation of shareholders’ equity and net income reflects the purchase accounting adjustments and related deferred income tax effects and reversal of negative goodwill calculated under Central Bank’s rules, effects of amortization of intangible assets acquired.
Had U.S. G.A.A.P. been applied, the Bank’s assets would decrease by 39,973 as of June 30, 2005. In addition, the income for the period ended June 30, 2005 would decrease by 40,426.

Banco Macro Bansud and Subsidiaries

d)     Other
Had U.S. G.A.A.P. been applied, other adjustments relative to business combination would decrease the Bank’s assets by 8,928 and 9,974 as of June 30, 2005 and 2004, respectively. In addition, income would increase by 560 and 486 for the periods ended, respectively.
25.8    Reporting on Comprehensive Income (loss)
SFAS No. 130 “Reporting on Comprehensive Income” requires entities to report a measure of all changes in equity of an enterprise that result from transactions and other economic events of the period other than transactions with owners (“comprehensive income”). Comprehensive income (loss) is the total of net income (loss) and all other non-owner changes in equity.
This statement requires that comprehensive income (loss) be reported in a financial statement that is displayed with the same prominence as other financial statements with an aggregate amount of comprehensive income (loss) reported in that same financial statement. The adoption of this accounting disclosure is shown in notes 25.15. In the Bank’s case, comprehensive income is affected by SFAS 52 cumulative translation adjustments related to the foreign subsidiary and unrealized gains and losses of available for sale securities, net of income taxes.
25.9    Restatement of financial statements in constant pesos
Pursuant to Central Bank’s rules, the Bank’s financial statements recognize the effects of inflation.
As allowed by the SEC, as the Banking financial statements are restated applying a methodology that comprehensively addresses the accounting for inflation, the effects of general price-level changes recognized in the Bank’s financial statements do not need to be eliminated in reconciling to U.S. G.A.A.P.
25.10    Accounting for derivative instruments and hedging activities
SFAS No. 133 “Accounting for derivatives instruments and hedging activities” establishes accounting and reporting standards for derivative instruments, including certain ones embedded in other contracts (collectively referred to as derivatives) and for hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. If certain conditions are met, a derivative may be specifically designated as (a) a hedge of the exposure to changes in the fair value of a recognized asset or liability or an unrecognized firm commitment, (b) a hedge of the exposure to variable cash flows of a forecasted transaction, or (c) a hedge of the foreign currency exposure of a net investment in a foreign operation, an unrecognized firm commitment, an available for sale security, or a foreign currency denominated forecasted transaction.
Among other provisions, SFAS No. 133 requires that for a transaction to qualify for special hedge accounting treatment the transaction must meet specific test of effectiveness that will reduce the volatility in the income statement to the extent that the hedge is effective and all hedge ineffectiveness is required to be reported currently in computing of net income. SFAS No. 133 further requires the identification of assets, liabilities or anticipated transactions being hedged and periodic revaluation of such hedged positions to reflect the changes in market value of risk being hedged. SFAS No. 133 further expands the definition of derivatives to include certain contacts or provisions commonly embedded in contracts or financial instruments and requires that such derivatives be reported at fair value. The Bank had no such embedded derivatives.
Management believes that the effect of the application of this accounting requirement does not have a material impact on the Bank’s consolidated financial condition or results of operations.

Banco Macro Bansud and Subsidiaries

25.11    Adjustment to Prior-Year Income
As described in note 6 as required by Central Bank rules, the interim consolidated financial statements include several adjustments to prior-year income generated by changes in accounting estimates. These changes were generated by the asymmetrical pesification and compensation.
Under U.S. G.A.A.P., APB 20 generally prohibits retroactive restatement of prior year financial statements to reflect such changes, because the events should be recorded in the year they took place.
Had U.S. G.A.A.P. been applied, net income for the period ended June 30, 2004 would have decreased by 78,292.
25.12    Foreign currency translation
Financial statements of the subsidiary Sud Bank & Trust were translated under Central Bank rules. U.S. G.A.A.P. foreign currency translation requirements are covered by SFAS No. 52 “Foreign Currency Translation” and differs with Central Bank rules in the translation of the income statement accounts, which under U.S. G.A.A.P. should have been translated at the exchange rate other than at the year-end exchange rate, and resulting differences in translation adjustments between assets and liabilities and components of shareholders’ equity are recognized as an other comprehensive income.
Had U.S. G.A.A.P. been applied, the Bank’s net income for periods ended June 30, 2005 and 2004 should have decreased by 2,597 and increased by 957, respectively, and these resulting differences recognized as other comprehensive income.
25.13    Accounting for guarantees
The Bank issues financial guarantees, which are obligations to pay to a third party when a customer fails to repay its obligation.
The Bank charges a fee for issuance of these guarantees, which is which is deferred and recognized as income over the period of the guarantee.
Under Central Bank rules, guarantees issued are recognized as liabilities when it is probable that the obligation undertaken by the guarantor will be performed.
Under US G.A.A.P., SFAS interpretation No 45 “Guarantor’s accounting and disclosure requirements for guarantees, including indirect guarantees of indebtedness or others” requires that at inception of a guarantee, a guarantor recognize a liability for the fair value of the obligation undertaken in issuing the guarantee. Such liability at inception is deemed to be the fee received by the Bank with and offsetting entry equal to the consideration received. Subsequent reduction of liability is based on an amortization method as the Bank is decreasing its risk.
Had U.S. G.A.A.P. been applied, no differences would have existed in the Bank records. Additionally, the Bank recognizes the maximum potential amount of future payments in Memorandum accounts.

Banco Macro Bansud and Subsidiaries

25.14	Set forth below are the significant adjustments to consolidated net income and shareholders’ equity which would be required if U.S. G.A.A.P. instead of Central Bank’s rules had been applied:

	Increase/ (decrease)

	Consolidated net income
	periods ended June 30,

	Ref.		2005	2004

Net income in accordance with Central Bank’s rules			121,886	109,040
Income taxes
Deferred taxes, net of allowances	25.1.a	)	497	7,224
Allowance for tax on minimum presume income	25.1.b	)	(2,770)	—
Exposure to the Argentine public sector and private securities
Loans— Non-financial federal governmental sector	25.2.a	)	(21,373)	(3,456)
Loans/ Bonds— Non-financial government sector	25.2.b	)	1,741	8,373
Other loans— Non-financial provincial government sector	25.2.c	)	585	15,202
Compensatory Bonds	25.2.d	)	54,529	28,740
Other unlisted government securities	25.2.e	)	13,048	5,172
Loan origination fees	25.3		(1,162)	(578)
Allowance for loan losses
Credit Card Loans	25.4.b	)	91	87
Impaired Loans— Non Financial Private Sector and residents abroad	25.4.c	)	(1,609)	1,313
Interest recognition— non accrual loans	25.4.d	)	(98)	(159)
Intangible assets
Judgments due to court decisions related to foreign currency— denominated deposits	25.5.a	)	3,263	(3,710)
Software costs	25.5.b	)	818	1,900
Organizational costs	25.5.c	)	419	2,366
Vacation accrual	25.6		6,656	3,804
Business combination
Acquisition of controlling interest in former Banco Bansud S.A.	25.7.a	)	(34,241)	(32,511)
Merger with and into former Banco Bansud S.A.— a downstream merger	25.7.b	)	(264)	(263)
Acquisition of Nuevo Banco Suquia S.A.	25.7.c	)	(40,426)	—
Other	25.7.d	)	560	486
Adjustment to prior-year income	25.11		—	(78,292)
Foreign currency translation	25.12		(2,597)	957

Net income in accordance with U.S. G.A.A.P.			99,553	65,695

Comprehensive income
Net income in accordance with U.S. G.A.A.P.			99,553	65,695
Other comprehensive income, net of tax:			20,422	1,301

Total comprehensive income, net in accordance with U.S. G.A.A.P.			119,975	66,996

Net income per share in accordance with U.S. G.A.A.P.			0.20	0.11

Weighted average number of shares Outstanding (in thousands)			608,943	608,943

Banco Macro Bansud and Subsidiaries

	Increase/ (decrease)

	Consolidated shareholders’ equity
	at June 30,

	Ref.		2005	2004

Shareholders’s equity in accordance with Central Bank’s rules			1,348,741	1,247,136
Income taxes
Deferred taxes, net of allowances	25.1.a	)	(14,652)	56,264
Allowance for tax on minimum presume income	25.1.b	)	(11,432)	(8,662)
Exposure to the Argentine public sector and private securities
Loans— Non-financial federal governmental sector	25.2.a	)	(189,592)	(174,887)
Loans/ Bonds— Non-financial government sector	25.2.b	)	85,527	(59,711)
Other loans— Non-financial provincial government sector	25.2.c	)	(5,360)	(3,590)
Compensatory Bonds	25.2.d	)	(34,897)	(119,348)
Other unlisted government securities	25.2.e	)	22,433	10,046
Loan origination fees	25.3		(8,475)	(3,825)
Allowance for loan losses
Credit Card Loans	25.4.b	)	(328)	(173)
Impaired Loans— Non Financial Private Sector and residents abroad	25.4.c	)	(2,418)	(237)
Interest recognition— non accrual loans	25.4.d	)	(4,043)	(2,621)
Intangible assets
Judgments due to court decisions related to foreign currency— denominated deposits	25.5.a	)	(46,774)	(48,440)
Software costs	25.5.b	)	(6,215)	(8,513)
Organizational costs	25.5.c	)	(2,279)	(3,209)
Vacation accrual	25.6		3,361	618
Business combination
Acquisition of controlling interest in former Banco Bansud S.A.	25.7.a	)	(18,503)	49,979
Merger with and into former Banco Bansud S.A.— a downstream merger	25.7.b	)	(118,999)	(118,471)
Acquisition of Nuevo Banco Suquia S.A.	25.7.c	)	(39,973)	—
Other	25.7.d	)	(8,928)	(9,974)

Shareholders’ equity in accordance with U.S. G.A.A.P. (*)			947,194	802,382

(*)     Includes the effects of other comprehensive income.

Banco Macro Bansud and Subsidiaries

25.15	Set forth below are the accumulated other comprehensive income (loss) balances, as of June 30, 2005 and 2004— net of related income tax effects:

	Period ended June 30, 2005			Period ended June 30, 2004

		Unrealized			Unrealized
	Foreign	gains/	Accumulated	Foreign	gains/	Accumulated
	currency	(losses) on	other	currency	(losses) on	other
	items	securities	comprehensive	items	securities	comprehensive

Beginning Balance	13,465	133,060	146,525	14,287	43,293	57,580
Current-fiscal year change	2,597	28,821	31,418	(957)	2,959	2,002
Tax effects	(909)	(10,087)	(10,996)	335	(1,036)	(701)

Ending balance	15,153	151,794	166,947	13,665	45,216	58,881

25.16	Statement of Cash flows
According to SFAS 95 “Statement of Cash Flows”, a statement of cash flows for a period shall report net cash provided or used by operating, investing, and financing activities and the net effect of those flows on cash and cash equivalents during the period in a manner that reconciles beginning and ending cash and cash equivalents. Central Bank’s rules classify cash flows as operating activities and other.
The statement of cash flows under Central Bank’s rules differs from the statement of cash flows under U.S. G.A.A.P. in the following aspects:
The Bank’s transactions that did not provide an actual movement of funds in each year (non cash transactions) were eliminated from the respective cash changes. The following are the main non cash transactions, based on their book values under Central Bank’s rules:

•	At June 30, 2005 and 2004 the Bank entered into forward, unsettled spot and repurchase contracts to buy or sell foreign currencies, listed Government and other securities at future dates, exchanging non cash assets or liabilities for other non cash assets or liabilities with a book value of 322,797 and (30,044), respectively.

•	At December 31, 2002, the Bank received Government Securities in compensation according to the Federal Executive Decree 905/02. At June 30, 2005 and June 30, 2004 the bank recorded that compensation in investment accounts. Additionally, the compensation pending to be received was recorded in “Other receivables from financial transactions” account (see note 1.2.a)).

•	At June 30, 2005 and 2004, were 2,189 and 16,857, respectively, for the future subscription of the Federal Government Coverage Bond in US dollars at LIBOR, maturing in 2012, through a prepayment to be made by the Central Bank under the terms of Presidential Decree No. 905/02.

•	In 2004, the Bank incorporated the assets and liabilities of SADELA.

•	During the six-month period ended June 30, 2005 and 2004 the Bank received loan portfolio and other assets in redemption of the LAVERC trust for 9,530.

•	During the six-month period ended June 30, 2004, the Bank settled subordinate corporate bonds by delivering government securities for 2,190.

•	During the six-month period ended June 30, 2004, the Bank received Federal Government Bonds in US dollars at LIBOR, maturing in 2012, in redemption of certain loans for 2,462.

•	During the six-month period ended June 30, 2005, was created the “Macro Personal V” financial trust, transfering assets (consumer loans) for 70,029. The Trust issued Class “A” and “B”

Banco Macro Bansud and Subsidiaries

certificate of participation. As of June 30, 2005, the Bank held Class “A” and “B” certificate of participation for 32,506.

•	During the six-month period ended June 30, 2005, the Bank exchanged City of Cordoba’s provincial debt into Secured Bonds.
The statement of cash flow under U.S. G.A.A.P. is shown below:

	As of June 30,

	2005	2004

Causes of changes in cash and cash equivalents
Cash provided by (used in) operating activities
Interest received on loans, leases and investments	377,112	225,765
Fees and commissions received	140,129	71,656
Increase in other receivables and other assets	198,753	—
Other sources of cash	87,752	11,309
Less:
Interest paid	(132,655)	(80,341)
Fees and commissions paid	(27,034)	(11,135)
Cash paid to suppliers and employees	(199,160)	(110,413)
Increase from intangible assets	(7,775)	(13,043)
Decrease in other receivables and other assets	—	(114,448)
Other sources of cash	(18,896)	(19,123)

Net cash provided by (used in) operating activities	418,226	(39,773)
Plus:
Cash provided by (used in) investing activities
Proceeds from sales of trading and investment securities	3,824,091	1,822,798
Purchases of trading and investment securities	(4,760,410)	(1,416,263)
(Increase)/ decrease in other trading and investment securities	(22,277)	43,203
(Increase) in loans and leases, net	(407,884)	(730,823)
Proceeds from Bank premises and equipment	3,998	5,012
Decrease/ (increase) in other receivables and other assets, net	198,753	(114,448)
Cash provided by the incorporation of net assets of SADELA	—	628

Net cash used in investing activities	(1,388,997)	(298,407)
Plus:
Cash provided by (used in) financing activities
Increase in deposits, net	861,357	385,081
Increase in long term borrowings	174,171	28,866
(Decrease) in long term borrowings	(14,640)	(6,856)
(Decrease) in other short term liabilities, net	(248,340)	(28,768)
Cash dividends paid	(30,447)	—

Net cash provided by financing activities	742,101	378,323
(Decrease)/ increase in cash and cash equivalents	(228,670)	40,143
Cash at the beginning of fiscal year	1,372,258	674,300

Cash at the end of period	1,143,588	714,443

Banco Macro Bansud and Subsidiaries

Set forth below is the reconciliation of net income as per Central Bank’s rules to net cash flows from operating activities, as required by SFAS 95 “Statement of Cash Flows”:

	As of June 30,

	2005	2004

Net (loss)/gain for the period	121,886	109,040
Adjustments to reconcile net income to net cash from operating activities:
Amortization and depreciation	24,003	16,966
Provision for loan losses and special reserves, net of reversals	(7,753)	(21,121)
Net income from government and private securities	(33,783)	(33,803)
Foreign exchange differences	(4,318)	(6,942)
Equity (loss) of unconsolidated subsidiaries	(254)	(239)
Net decrease in interest receivable and payable and other accrued income and expenses	92,367	16,615
Increase from intangible assets	(7,775)	(13,043)
Increase/(decrease) in other receivables and other assets, net	198,753	(114,448)
Net decrease in other sources or uses of cash	35,100	7,202

Net cash provided by operating activities	418,226	(39,773)

25.17	Forward transactions pending settlement
The Bank enters into forward pending settlement for trading purposes.
Under Central Bank’s rules for such forward transactions, the Bank recognizes both a receivable and a payable upon the agreement, which reflect the amount of cash, currency or securities to be exchanged at the closing date. The receivable or payable representing the receipt or delivery of securities or currency is stated at market value.
Under U.S. G.A.A.P., accounting for forward contracts are governed by SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities”. This standard requires that such derivatives be accounted for at fair value. The Bank does not apply hedge accounting. The instruments outstanding at each balance sheet are short term and are recorded at their fair value.
Had U.S. G.A.A.P. been applied, the Bank’s assets and liabilities would be decreased by approximately 41,727 and 54,684 as of June 30, 2005 and December 31, 2004, respectively.

25.18	Transfers of financial assets
In order to securitize personal loans in Argentine Pesos granted to individuals, between December 1999 and November 2001, the former Banco Macro S.A. created the trusts “Asset Backed Securities Serie Banco Macro Créditos I” and “Macro personal I, II, III and IV”. In addition, on June 7, 2005, the Bank created the trust “Macro Personal V”.
These trusts issued debt securities and/or different participation certificates classes, which were authorized by the C.N.V. for public offering.
For Central Bank rules, the debt securities and certificates retained by the Bank are accounted for at cost plus accrued interest for the debt securities, and the equity method is used to account for the residual interest in the trusts.
These transactions did not qualify for sales treatment under U.S. G.A.A.P. because they did not meet the criteria in paragraph 9(c) of SFAS 140 “Accounting for transfers and servicing of financial assets and extinguishment of liabilities”. Therefore, the Bank accounted for these transactions as financing transactions.

Banco Macro Bansud and Subsidiaries

Finally, in August 2004 “Asset Backed Securities Serie Banco Macro Créditos I” and “Macro Personal I, II, III and IV” were terminated, and the residual loan portfolio of those trusts had been reflected into the Bank’s loan portfolio.
Therefore, the effect of applying SFAS 140 was to decrease “Trading account assets” and “Other assets” and increase Loans by 59,956 as of June 30, 2005, with no impact in the income statement.

25.19	Joint venture
The Bank participates in the “Banco Macro— Siemens Itron— Unión Transitoria de Empresas” and BMB M & A (joint ventures jointly controlled having an interest of 50%). Under Central Bank rules this interest is consolidated through the proportional consolidation method.
Since under U.S. G.A.A.P., that method of consolidation is not appropriate for such investments and they are accounted for using equity method.
Therefore, had U.S. G.A.A.P. been applied as of June 30, 2005 and December 31, 2004, Other assets should have been increased by 4,767 and 3,930, respectively, with an offsetting decrease in various assets and liabilities accounts. Additionally, as of June 30, 2005 and 2004, Income from equity in other companies should have been increased by 2,028 and 2,081, respectively, with an offsetting decrease in various income and expense accounts.

25.20	Items in process of collection
The Bank does not give accounting recognition to checks drawn against the Bank or other Banks or other items to be collected, until such time as the related item clears or is accepted. Such items are recorded by the Bank in Memorandum accounts. U.S. banks, however, account for such items through balance sheet clearing accounts at the time the items are presented for collection.
Had U.S. G.A.A.P. been applied, the Bank’s assets and liabilities would decrease by approximately 96,169 and 168,223 as of June 30, 2005 and December 31, 2004, respectively.

25.21	Acceptances
Foreign trade acceptances are not recorded on the balance sheet by the Bank. In accordance with Regulation S-X, acceptances and related customer liabilities should be recorded on the balance sheet. Adjustment required to state balance sheets in accordance with Regulation S-X would be to increase assets (due from customers on acceptances) and increase liabilities (bank acceptances outstanding) by 58,607 and 38,617 as of June 30, 2005 and December 31, 2004, respectively.

25.22	Variable Interest Entities
Banco Macro Bansud S.A., either directly or through its subsidiary Sud Inversiones & Análisis S.A., acts as trustee, in certain trusts.
Under Central Bank Rules, the Bank is not required to consolidate these trusts.
Under U.S. G.A.A.P., FASB Interpretation No. 46 (R), “Consolidation of Variable Interest Entities” addresses consolidation of variable interest entities, as defined in the rules, which have certain characteristics.
The Bank has certain trust activities. In all cases, except for Lujan Trust as described below, such trusts are not variable interest entities. Therefore, the Bank did not consolidate these trusts.
Under FASB Interpretation No. 46 (R), Luján Trust, is considered a variable interest entity. In accordance with paragraph 14 of such Interpretation, the Bank is not the primary beneficiary and, therefore, consolidation of the trust is not appropriate.

Banco Macro Bansud and Subsidiaries

In addition, San Isidro Trust, represents effectively a foreclosed asset since the former owner of the assets relinquished all rights to the assets to the trust and the Bank holds 100% of the trust certificates.
Under Central Bank Rules, as of June 30, 2005 and December 31, 2004, these certificates amounted to 16,782 and were recorded as “Other receivables not covered by debtors classification standards”. However, under U.S. G.A.A.P. these certificates represents a foreclosed asset (not financial assets) and should be reclassified. This reclassification does not have effect the net income and equity. This foreclosed asset is accounted at the lower of its carrying amount or fair value (less cost to sell).

25.23	New accounting pronouncements (U.S. G.A.A.P.)
Exchanges of non-monetary assets
In December 2004, the FASB issued Statement 153 Exchanges of non-monetary assets that replaces the exception from fair value measurement in APB Opinion No. 29 Accounting for Non-monetary Transactions, for non-monetary exchanges of similar productive assets with a general exception from fair value measurement for exchanges of non-monetary assets that do not have commercial substance. A non-monetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. SFAS 153 is effective for nonmonetary exchanges occurring in fiscal periods beginning after June 15, 2005. In the opinion of the Bank’s Management the adoption of this rule does not have an impact on net income and shareholders’ equity. The Bank does not expect this statement to have a material effect on its financial statements.
Accounting Changes and Error Corrections
On May 2005, the FASB issued Statement 154 that replaces APB Opinion No. 20, Accounting Changes, and FASB Statement No. 3, Reporting Accounting Changes in Interim Financial Statements, and changes the requirements for the accounting for and reporting of a change in accounting principle. SFAS 154 applies to all voluntary changes in accounting principle and to changes required by an accounting pronouncement. When a pronouncement includes specific transition provisions, those provisions should be followed. The changes require retrospective application to prior periods’ financial statements of changes in accounting principle, unless it is impracticable to determine either the period-specific effects or the cumulative effect of the change. When it is impracticable to determine the period specific effects of an accounting change on one or more individual prior periods presented, this Statement requires that the new accounting principle be applied to the balances of assets and liabilities as of the beginning of the earliest period for which retrospective application is practicable and that a corresponding adjustment be made to the opening balance of retained earnings (or other appropriate components of equity or net assets in the statement of financial position) for that period rather than being reported in an income statement. When it is impracticable to determine the cumulative effect of applying a change in accounting principle to all prior periods, this Statement requires that the new accounting principle be applied as if it were adopted prospectively from the earliest date practicable. The retrospective application of a change in accounting principle should be limited to the direct effects of the change. Indirect effects of a change should be recognized in the period of the accounting change. SFAS 154 also requires that a change in depreciation, amortization, or depletion method for long-lived, non-financial assets be accounted for as a change in accounting estimate affected by a change in accounting principles. The Board decided that the provisions of this Statement should be effective for accounting changes made in fiscal years beginning after December 15, 2005. The Bank does not expect this statement to have a material effect on its financial statements.

BANCO MACRO BANSUD S.A.
Condensed interim consolidated financial statements as of September 30, 2005

Banco Macro Bansud and Subsidiaries

Consolidated balance sheets
As of September 30, 2005 and December 31, 2004
(Information as of September 30, 2005 is unaudited)

	09/30/2005	12/31/2004

	(stated in thousands of pesos)
ASSETS

CASH
Cash on hand	349,671	327,959
Due from banks and correspondents	1,015,082	1,044,194
Other	102	105

	1,364,855	1,372,258

GOVERNMENT AND PRIVATE SECURITIES
Holdings in investment accounts	8,269	53,856
Holdings for trading or financial intermediation	301,956	88,940
Unlisted government securities	391,738	839,183
Instruments issued by the Central Bank of Argentina	2,388,935	1,097,580
Investments in listed private securities	67,818	29,649
Less: Allowances	(926)	(2,471)

	3,157,790	2,106,737

LOANS
To the non-financial government sector	606,676	809,577
To the financial sector	97,178	81,812
To the non-financial private sector and foreign residents
Overdrafts	450,536	513,390
Documents	310,934	429,654
Mortgage loans	244,751	231,603
Pledged loans	196,037	180,831
Personal loans	367,963	255,553
Credit cards	177,974	105,117
Other	578,068	412,079
Accrued interest, adjustments, foreign exchange and quoted price differences receivable	63,009	87,528
Less: Unearned discount	(9,372)	(6,759)
Less: Allowances	(186,350)	(225,340)

	2,897,404	2,875,045

Banco Macro Bansud and Subsidiaries

	09/30/2005	12/31/2004

	(stated in thousands of pesos)

OTHER RECEIVABLES FROM FINANCIAL INTERMEDIATION
Central Bank of Argentina	92,893	123,291
Amounts receivable from spot and forward sales pending settlement	354,611	733,995
Securities and foreign currency receivable from spot and forward purchases pending settlement	241,151	206,561
Premiums on options taken	338	421
Unlisted corporate bonds	929	928
Other receivables not covered by debtor classification regulations	420,050	756,968
Receivables from forward transactions without delivery of underlying asset		931
Other receivables covered by debtor classification regulations	22,065	83,002
Accrued interest receivable not covered by debtors classification regulations		657
Less: Allowances	(27,826)	(107,530)

	1,104,211	1,799,224

ASSETS SUBJECT TO FINANCIAL LEASES
Assets subject to financial leases	102,661	60,922
Less: Allowances	(1,065)	(609)

	101,596	60,313

INVESTMENTS IN OTHER COMPANIES
In financial institutions	408	416
Other	13,720	15,047
Less: Allowances	(684)	(719)

	13,444	14,744

OTHER RECEIVABLES
Receivables from sale of assets	9,866	1,822
Minimum presumed income tax—Tax Credit	57,524	53,933
Other	99,142	85,771
Accrued interest and adjustments receivable from sale of assets	186	176
Other accrued interest and adjustments receivable	48	48
Less: Allowances	(6,518)	(6,201)

	160,248	135,549

BANK PREMISES AND EQUIPMENT, NET	204,826	193,697

OTHER ASSETS	147,449	158,142

INTANGIBLE ASSETS
Goodwill	1,856	2,485
Organization and development costs, including amparos	70,990	79,046

	72,846	81,531

ITEMS PENDING ALLOCATION	1,385	515

TOTAL ASSETS	9,226,054	8,797,755

Banco Macro Bansud and Subsidiaries

	09/30/2005	12/31/2004

	(stated in thousands of pesos)
LIABILITIES
DEPOSITS
From the non-financial government sector	928,884	809,764
From the financial sector	5,261	4,445
From the non-financial private sector and foreign residents
Checking accounts	1,004,833	844,969
Savings accounts	933,734	729,234
Time deposits	3,184,837	2,588,546
Investment accounts	34,239	48,598
Other	268,712	225,891
Accrued interest, adjustments, foreign exchange and quoted price differences payable	60,286	67,550

	6,420,786	5,318,997

OTHER LIABILITIES FROM FINANCIAL INTERMEDIATION
Central Bank of Argentina—Other	199,750	485,267
Banks and International institutions	147,121	14,668
Amounts payable for spot and forward purchases pending settlement	185,085	153,661
Securities and foreign currency to be delivered under spot and forward sales pending settlement	363,053	754,172
Financing received from Argentine financial institutions	55,451	56,835
Payables for forward transactions without delivery of underlying asset	—	676
Other	153,113	343,665
Accrued interest, adjustments, foreign exchange and quoted price differences payable	31,666	111,778

	1,135,239	1,920,722

OTHER LIABILITIES
Other	65,275	53,984
Accrued interest and adjustments payable	—	78

	65,275	54,062

PROVISIONS	173,495	225,699

SUBORDINATED CORPORATE BONDS	16,093	16,416

ITEMS PENDING ALLOCATION	938	4,554

MINORITY INTEREST IN SUBSIDIARIES	68	3

TOTAL LIABILITIES	7,811,894	7,540,453

SHAREHOLDERS’ EQUITY (as per related statement)	1,414,160	1,257,302

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	9,226,054	8,797,755

The accompanying notes 1 through 25 to the interim consolidated financial statements are an integral part of these statements.

Banco Macro Bansud and Subsidiaries

Consolidated balance sheets
As of September 30, 2005 and December 31, 2004
Memorandum accounts
(Information as of September 30, 2005 is unaudited)

	09/30/2005	12/31/2004

	(stated in thousands of pesos)
DEBIT-BALANCE ACCOUNTS	6,044,664	5,761,723

Contingent	1,942,259	1,739,338
Loans borrowed (unused amounts)	164,709	12,693
Guarantees received	1,598,122	1,572,284
Contingent debit-balance contra accounts	179,428	154,361

Control	3,939,484	3,828,487
Receivables classified as irrecoverable	823,221	824,501
Other	3,022,722	2,911,113
Control debit-balance contra accounts	93,541	92,873

Derivatives	162,921	177,116
Notional value of put options taken	10,278	10,453
Notional value of forward transactions without delivery of underlying asset	8,738	22,304
Derivative debit-balance contra accounts	143,905	144,359

Trust activity	—	16,782
Trust funds	—	16,782

CREDIT-BALANCE ACCOUNTS	6,044,664	5,761,723

Contingent	1,942,259	1,739,338
Unused portion of loans granted covered by debtors classification regulations	22,558	22,702
Guarantees provided to the Central Bank of Argentina	45	422
Other guarantees provided covered by debtors classification regulations	97,440	90,285
Other guarantees provided not covered by debtors classification regulations	1,948	2,335
Other covered by debtors classification regulations	57,437	38,617
Contingent credit-balance contra accounts	1,762,831	1,584,977

Control	3,939,484	3,828,487
Checks to be credited	93,541	92,873
Control credit-balance contra accounts	3,845,943	3,735,614

Derivatives	162,921	177,116
Notional value of put options sold	108,955	122,055
Notional value of forward transactions without delivery of underlying asset	34,950	22,304
Derivatives credit-balance contra accounts	19,016	32,757

Trust activity	—	16,782
Trust activity credit-balance contra accounts	—	16,782
The accompanying notes 1 through 25 to the interim consolidated financial statements are an integral part of these statements.

Banco Macro Bansud and Subsidiaries

Consolidated statements of income
For the nine-month periods ended September 30, 2005 and 2004 (unaudited)

	09/30/2005	09/30/2004

	(stated in thousands of
	pesos)
FINANCIAL INCOME
Interest on cash and due from banks	5,481	800
Interest on loans to the financial sector	4,305	1,513
Interest on overdrafts	39,015	18,519
Interest on documents	22,136	7,948
Interest on mortgage loans	20,013	4,604
Interest on pledged loans	18,499	614
Interest on credit card loans	13,520	3,943
Interest on other loans	85,283	41,003
Interest on other receivables from financial intermediation	11,026	3,404
Income from government and private securities, net	92,515	136,080
Income from guaranteed loans—Presidential Decree No. 1,387/01	21,933	10,143
Net income from options	—	40
CER (benchmark stabilization coefficient) adjustment	155,582	75,026
CVS (salary variation coefficient) adjustment	968	270
Other	41,726	29,324

	532,002	333,231

FINANCIAL EXPENSE
Interest on checking-accounts	1,964	1,662
Interest on savings-accounts	3,080	2,302
Interest on time deposits	73,017	36,671
Interest on financing from the financial sector	593	40
Interest on other liabilities from financial intermediation	11,088	8,041
Other interest	9,562	7,530
Net loss from options	659	—
CER adjustment	92,837	18,742
Other	34,726	24,986

	227,526	99,974

GROSS INTERMEDIATION MARGIN—GAIN	304,476	233,257

PROVISION FOR LOAN LOSSES	57,040	19,898

SERVICE-CHARGE INCOME
Related to lending transactions	13,660	5,178
Related to deposits	144,101	71,211
Other fees	9,572	5,232
Other	50,299	28,919

	217,632	110,540

SERVICE-CHARGE EXPENSE
Fees	22,064	3,156
Other	20,312	14,408

	42,376	17,564

Banco Macro Bansud and Subsidiaries

	09/30/2005	09/30/2004

	(stated in thousands of
	pesos)

ADMINISTRATIVE EXPENSES
Personnel expenses	179,834	97,154
Director’s and statutory auditor’s fees	12,249	4,921
Other professional fees	16,933	12,646
Advertising and publicity	14,054	7,835
Taxes	4,595	2,695
Other operating expenses	76,968	54,617
Other	10,549	7,248

	315,182	187,116

NET INCOME FROM FINANCIAL INTERMEDIATION	107,510	119,219

OTHER INCOME
Income from long-term investments	580
Penalty interest	2,451	731
Recovered loans and allowances reversed	109,914	63,330
Other	31,894	10,077

	144,839	74,138

OTHER EXPENSE
Expense from long-term investments		53
Penalty interest and charges payable to the Central Bank	24	142
Charge for other receivables uncollectibility and other allowances	9,450	10,226
CER adjustment	3
Amortization of differences from amparos	10,449	8,122
Other	33,704	26,059

	53,630	44,602

MINORITY INTEREST	(15)	—

NET INCOME BEFORE INCOME TAX	198,704	148,755

INCOME TAX	11,399	647

NET INCOME FOR THE PERIOD	187,305	148,108

NET INCOME PER SHARE(1)—stated in Pesos	0.31	0.24

(1)	See note 9.
The accompanying notes 1 through 25 to the interim consolidated financial statements are an integral part of these statements.

Banco Macro Bansud and Subsidiaries

Statements of changes in shareholders’ equity
For the nine-month periods ended September 30, 2005 and 2004 (unaudited)

		Adjustments to	Unrealized	Earnings reserved
	Capital	shareholders’	valuation			Unappropriated
Changes	stock(1)	equity	difference	Legal	Voluntary	earnings	Total

	(stated in thousands of pesos)
Balances as of December 31, 2003	608,943	4,511	14,164	174,629	211	413,935	1,216,393
Adjustment to prior year income (see note 7)						(75,864)	(75,864)

Balances as of December 31, 2003, adjusted	608,943	4,511	14,164	174,629	211	338,071	1,140,529
Distribution of unappropriated retained earnings approved by the Shareholders’ Meeting held on April 30, 2004 and July 21, 2004:
—Legal reserve				47,480		(47,480)
—Cash dividends(2)						(60,894)	(60,894)
Net income for the period						148,108	148,108

Balances as of September 30, 2004	608,943	4,511	14,164	222,109	211	377,805	1,227,743

Banco Macro Bansud and Subsidiaries

		Adjustments to	Earnings reserved
	Capital	shareholders’			Unappropriated
Changes	stock(1)	equity	Legal	Voluntary	earnings	Total

	(stated in thousands of pesos)
Balances as of December 31, 2004	608,943	4,511	222,109	211	421,528	1,257,302
Distribution of unappropriated retained earnings, as approved by the Shareholders’ Meeting held on April 28, 2005:
—Legal reserve			23,193		(23,193)
—Cash dividends(2)					(30,447)	(30,447)
Net income for the period					187,305	187,305

Balances as of September 30, 2005	608,943	4,511	245,302	211	555,193	1,414,160

(1)	See note 9.

(2)	Through resolution of July 20, 2004 and April 18, 2005, the Central Bank authorized the above mentioned cash dividends distribution.
The accompanying notes 1 through 25 to the interim consolidated financial statements are an integral part of these statements.

Banco Macro Bansud and Subsidiaries

Consolidated statements of cash flows
For the nine-month periods ended September 30, 2005 and 2004 (unaudited)

	09/30/2005	09/30/2004

	(stated in
	thousands of pesos)
Cash provided by (used in) operating activities
Financial income collected	592,511	372,023
Service-charge income collected	217,647	112,446
Other sources of cash	48,666	11,982
Less:
Financial expenses paid	(208,452)	(158,865)
Services-charge expenses paid	(40,004)	(17,509)
Administrative expenses paid	(289,588)	(161,917)
Other uses of cash	(37,454)	(23,406)

Net cash provided by operating activities	283,326	134,754
Plus:
Cash provided by (used in) investing activities
(Increase)/ decrease in government and private securities	(861,134)	548,546
(Increase) in loans	(108,766)	(622,049)
Decrease/ (increase) in other receivables from financial intermediation	497,864	(212,738)
(Increase)/ decrease in other assets	(113,472)	21,043

Net cash used in investing activities	(585,508)	(265,198)
Plus:
Cash provided by (used in) financing activities
Increase in deposits	1,103,223	364,227
(Decrease)/ increase in other liabilities from financial intermediation	(775,332)	271,583
(Decrease) in other liabilities	(2,665)	(4,586)
Cash dividends paid	(30,447)	(60,694)

Net cash provided by financing activities	294,779	570,530

(Decrease)/ increase in cash and cash equivalents	(7,403)	440,086

Cash and cash equivalents at the beginning of fiscal year	1,372,258	674,300
(Decrease)/increase in cash and cash equivalents	(7,403)	440,086

Cash and cash equivalents at the end of the period	1,364,855	1,114,386

The accompanying notes 1 through 25 to the interim consolidated financial statements are an integral part of these statements.

Banco Macro Bansud and Subsidiaries

Notes to the interim consolidated financial statements
As of September 30, 2005
(Information as of September 30, 2005 and 2004 is unaudited)
(Stated in thousands of pesos, except otherwise indicated)

1.	THE BANK, THE ARGENTINE MACROECONOMIC ENVIRONMENT AND FINANCIAL SYSTEM
1.1.    Overview of the Bank
Macro Compañía Financiera S.A. was created in 1977 as a non banking financial institution. On May 30, 1988, it was granted the authorization to operate as a commercial bank, and was incorporated, under the name of Banco Macro S.A. Banco Macro S.A.’s shares have been traded in the Buenos Aires Stock Exchange since November 1994.
After 1994, Banco Macro S.A.’s target market was primarily focused on regional areas outside the city of Buenos Aires. Following this strategy, in 1996, Banco Macro S.A. began the process of acquiring the assets and liabilities of privatized provincial and other banks.
On December 19, 2001 Banco Macro agreed to acquire 59.58% of the capital stock and 76.17% of the voting rights of Banco Bansud. The acquisition was effective January 4, 2002 upon approval of the Central Bank of Argentina.
During 2003, the shareholders decided to merge both financial institutions with the strategic objective of creating a financial institution with a presence throughout Argentina. In December 2003 the merger of Banco Macro S.A. with and into Banco Bansud S.A. was authorized by the Central Bank of Argentina (the Central Bank) and the name was changed to Banco Macro Bansud S.A (the Bank or Banco Macro Bansud).
The Bank offers traditional commercial banking products and services to small and medium sized companies and companies operating in regional economies, and to low and middle income individuals.
Banco Macro Bansud conducts certain operations through subsidiaries, including Nuevo Banco Suquía S.A. (a bank acquired in December 2004), Sud Bank & Trust Corporate Limited, Macro Securities Sociedad de Bolsa S.A., Sud Inversiones & Análisis S.A., Sud Valores S.G.F.C.I. S.A. The chart showing the organizational structure as of September 30, 2005, is disclosed in note 4. with the percentages indicating the ownership interests and voting rights in each subsidiary.

Banco Macro Bansud and Subsidiaries

1.2.    The Argentine macroeconomic environment and the financial system
a)     Financial compensation to financial institutions
As to devaluation and compulsory conversion into pesos (“pesification”)
The amounts recorded in the interim consolidated financial statements related to such compensation mechanisms are as follows:

	Amounts as of	Amounts as of
	September 30,	December 31,
Recorded in	2005	2004	Description

Government securities—Holdings in investment accounts	8,269	53,856	Portion of the compensation received
• Boden 2012—Compensation	8,269	53,856
Government securities—Holdings for trading or financial intermediation	143,507	—	Portion of the compensation received
• Boden 2012—Compensation	143,507	—
Other receivables from financial intermediation—Securities and foreign currency receivable from spot and forward purchases pending settlement	160,058	91,454	Portion of the compensation received
• Boden 2012—Compensation	160,058	91,454
Other receivables from financial intermediation—Other receivables not covered by debtors classification regulations(i)	147,416	609,791	Compensation and Coverage bonds to be issued to the Bank.
• Boden 2012—Coverage		280,088
• Boden 2007—Compensation	14,577	184,691
• Boden 2012—Compensation	132,839	145,012

Total of assets	315,743	755,101

Other liabilities from financial intermediation—Other and Accrued interest, adjustments and foreign exchange and quoted prices differences payable(ii)	—	38,162	Obligation to repay to the Central Bank (recorded offsetting the amounts mentioned above).
• Boden 2012—Compensation	—	30,928
• Boden 2007—Compensation	—	7,234
Other liabilities from financial intermediation—Other and Accrued interest, adjustments and foreign exchange and quoted prices differences payable(ii)	—	204,634	Liability with Central Bank for the future subscription BODEN 2012 (Coverage Bond)
• Boden 2012—Coverage	—	204,634

Total of liabilities	—	242,796

Banco Macro Bansud and Subsidiaries

•	In the opinion of the Bank’s Management, the amounts recorded for such compensation included the events and situations known as of the date of issuance of these financial statements. These financial statements include the effects of the compensation finally agreed with the Central Bank as of each balance sheet date.

(i)	All the Compensation and Coverage Bonds (Federal Government Bonds in US dollars at LIBOR 2012) were received in September 2005 and October 2005.

(ii)	In August 2005, the Bank’s payable to the Central Bank of Argentina in Federal Government Compensation Bonds in Argentine pesos at 2% maturing in 2007 was settled.
b)     Deposits—Rescheduling of Amounts.
As of December 31, 2004, the Bank had 69,791 as “Other deposits” for rescheduled deposits (CEDROS plus adjustments by C.E.R. plus accrued interest).
As of August 22, 2005 these rescheduled deposits (CEDROS plus adjustments by C.E.R. plus accrued interest) were redeemed in their totality.
c)     Legal actions
The measures adopted by the Federal Executive in 2002 with respect to the situation of public emergency in political, economic, financial and foreign exchange matters triggered a number of legal actions brought by individuals and companies against the Federal Government, the Central Bank and financial institutions. The legal actions claimed that some of those measures infringed upon their constitutional rights. These actions are known as amparos.
In the particular case of deposits denominated in foreign currency, the trial courts ordered, in some cases, the partial or total reimbursement of such deposits, either in foreign currency or at the free-exchange rate at the time of reimbursement, until a final pronouncement was made as to the constitutionality of the pesification of foreign-currency deposits, as previously established.
Some of such claims were filed with the Argentine Supreme Court, which determined whether the judgments granted by the lower courts were constitutional or not, depending on each particular case. The last judgment by the Supreme Court established the constitutionality of the process but some aspects remained undefined. It should be noted that the effects of the Supreme Court’s judgment were limited to the parties to each case, which may change in the future. Nevertheless, lower courts usually follow and apply Supreme Court precedents.
If the courts make a final favorable decision on the constitutionality of pesification of foreign-currency deposits, the Bank would be entitled to require the reimbursement of the amounts paid in excess of the amount required by effective regulations. Conversely, if the courts decide that deposits should be settled in foreign currency at the higher rates, there may be further claims against the Bank. However, the Bank’s management believes that these additional payments should be eventually included in the compensation mechanisms implemented to compensate financial institutions for the effects of the asymmetrical pesification of their assets and liabilities.
As of the date of the respective reports, there still is uncertainty as to the final court decisions and their potential effects on: (i) the recoverability of the capitalized amounts—see below; (ii) court’s decisions which required the Bank to pay to certain depositors a portion of the original amount in US dollars; and (iii) the contingent risk of potential additional unasserted legal claims.
In light of the complexity of the issue, and considering that those situations may result in gain or loss contingencies, whose likelihood of occurrence is considered to be more than remote but less than probable, the related amount or range of the amount involved cannot be estimated.

Banco Macro Bansud and Subsidiaries

According to Communiqué “A” 3,916 dated April 3, 2003, the Bank carried a net capitalized amount of 44,543 and 50,037 as of September 30, 2005 and December 31, 2004 respectively, as “Intangible assets”. These amounts represent the difference between the amount of the original foreign currency deposits converted at the higher exchange rate dictated by the courts and the amount converted at the lower exchange rate pursuant to the regulations (pesification at Ps. 1.4 to USD 1 exchange rate, or its equivalent in another currency, plus C.E.R).
2.     ACQUISITION OF NUEVO BANCO SUQUIA S.A.
On April 27, 2004, the Bank decided to participate in the bidding process for the purchase of Nuevo Banco Suquía S.A. to increase its market share, under the framework of a competitive bidding process in which three other bidders participated. The Evaluation Committee for the bidding process carried out by Banco de la Nación Argentina (B.N.A.) for the sale of 100% of the shares (15,000,000 shares of common stock entitled to one vote per share) of Nuevo Banco Suquía S.A. preliminarily awarded the winning bid to the Bank. The stock purchase agreement was signed on September 30, 2004.
On December 9, 2004, Central Bank’s Board of Governors issued Resolution No. 361, whereby it approved the transfer of shares representing 100% of the capital stock of Nuevo Banco Suquía S.A. in favor of the Bank.
On December 22, 2004, the shares of Nuevo Banco Suquía S.A. were transferred to the Bank, in consideration of which the latter paid 16,407 in cash. Because Nuevo Banco Suquía S.A.’s shareholders’ equity (book value) amounted to 16,890, the Bank recorded a negative goodwill of 483.
Upon the transfer, pursuant to Central Bank’s rules, the value of Nuevo Banco Suquía S.A.’s assets and liabilities was as follows:

Cash	336,266
Government and private securities	475,029
Loans	862,769
Other receivables from financial intermediation	428,163
Investments in other companies	1,893
Other receivables	21,872
Bank premises and equipment	47,678
Other assets	25,845

Total assets	2,199,515

Deposits	1,548,049
Other liabilities from financial intermediation	599,635
Other liabilities	11,949
Provisions	17,778
Items pending allocation	5,214

Total liabilities	2,182,625

Total shareholders’ equity	16,890

Total liabilities and shareholders’ equity	2,199,515

On the same date, the Bank made an irrevocable capital contribution for future capital increases in the amount of 288,750, as agreed in the bid, and increased Nuevo Banco Suquía S.A.’s shareholders’ equity by the same amount. Additionally, on the same date, at the Regular and Special Shareholders’ Meeting of Nuevo Banco Suquía S.A. the former shareholders approved a motion to capitalize those irrevocable capital contributions, and, therefore, the capital stock increased to 303,750 (303,750,000 shares of common stock entitled to one vote per share).

Banco Macro Bansud and Subsidiaries

The results of operations of Nuevo Banco Suquía S.A. were included in these consolidated financial statements as from December 22, 2004. As of September 30, 2005 and December 31, 2004, the shareholders’ equity of Nuevo Banco Suquía S.A. amounted to 400,959 and 307,298, respectively.
As of December 31, 2004, Nuevo Banco Suquía S.A. reported a payable to the Central Bank (resulting from the credit assistance for illiquidity) of 260,500. As of such date, these liabilities were recorded in the “Other liabilities from financial intermediation—Central Bank of Argentina” account. On February 2, 2005, in accordance with Central Bank Communiqué “A” 4,268, the Bank paid cash to settle such debt.
On March 14, 2005, as established in Central Bank’s Board of Governors point 7 of Resolution No. 361. Banco Macro Bansud S.A. sold 50,000 shares of Nuevo Banco Suquía S.A. to three shareholders for 50; no gain or loss was recognized. Therefore, as from that date, Banco Macro Bansud S.A. holds 99.984% of the capital stock and votes of Nuevo Banco Suquía S.A.
Also, on April 8, 2005, in accordance with the ruling issued by Argentine anti-trust authorities dated March 7, 2005, the Department of Technical Coordination of the Ministry of Economy and Production authorized Banco Macro Bansud S.A. to acquire the capital stock of Nuevo Banco Suquía S.A.
3.     BANK OPERATIONS
On November 11, 2005, the Central Bank of Argentina notified the Bank, through Resolution No. 345, of the authorization of the transfer of Banco Empresario de Tucumán Coop. Ltdo.’s excluded assets and liabilities to Banco Macro Bansud S.A.
In addition, a stock sale agreement was signed, whereby Banco Macro Bansud S.A. acquired from Banco Comafi S.A. 75% of the capital stock and voting rights in Banco del Tucumán S.A. The price of that transaction amounts to USD 17,323 in thousands, plus 75% of the amount to be recovered for the realization of certain assets in excess over their book value at Banco del Tucumán S.A. Such transaction is subject to the approval of the Central Bank of Argentina , Comisión Nacional de Defensa de la Competencia (Antitrust authorities) and the Province of Tucumán. Based on the financial statements of Banco del Tucumán as of September 30, 2005, prepared under Central Bank’s accounting standards, assets amount to 834,658, and liabilities amount to 784,808; therefore, its shareholders’ equity amounts to 49,850.
4.     SIGNIFICANT ACCOUNTING POLICIES
The preparation of the Bank’s financial statements requires Management to make, in certain cases, estimates and assumptions to determine the book amounts of assets and liabilities, as well as the disclosure of contingent assets or liabilities as of each of the dates of presentation of the accounting information included in these financial statements.
Management records entries based on the best estimates according to the likelihood of occurrence of different future events and the final amounts may differ from such estimates, which may have a positive or negative impact on future periods.
The accompanying unaudited interim consolidated financial statements have been prepared in accordance with Central Bank’s rules for interim financial information. The consolidated balance sheet at December 31, 2004 has been derived from the audited financial statement at that date. The unaudited interim consolidated financial statements and the consolidated balance sheet do not include all of the information and footnotes required by Central Bank’s rules for complete financial statements and therefore should be read in conjunction with the complete consolidated financial statements as of and for the year ended December 31, 2004. All adjustments which, in the opinion of management, are

Banco Macro Bansud and Subsidiaries

considered necessary for a fair presentation of the results of operations for the periods shown are of a normal, recurring nature and have been reflected in the unaudited interim consolidated financial statements. The results of operations for the periods presented are not necessarily indicative of the results expected for the full fiscal year or for any future period.
The interim consolidated financial statements include the accounts of the Bank and its subsidiaries, both majority and wholly owned. Significant intercompany accounts and transactions have been eliminated in this consolidation. Investments in 50% or less owned affiliates, in which the Company exercises significant influence, are accounted for by the equity method.
Under Central Bank’s rules and F.A.C.P.C.E. (Federación Argentina de Consejos Profesionales de Ciencias Económicas—Argentine Federation of Professional Council in Economic Sciences) Technical Resolution No. 4, Banco Macro Bansud S.A. has consolidated the following subsidiaries, as of September 30, 2005 and December 31, 2004, except Nuevo Banco Suquía S.A., which was consolidated from the date of the acquisition (December 22, 2004):

			Percentage held of		Equity
					Investment
	Shares				amounts as of
			Capital		September 30,
Related company	Class	Number	Stock	Votes	2005

Nuevo Banco Suquía S.A.(1)	Common	303,700,000	99.984%	99.984%	400,410
Sud Bank & Trust Company Limited (5)	Common	9,816,899	99.999%	99.999%	96,443
Macro Securities S.A. Sociedad de Bolsa(2)(5)	Common	940,500	96.999%	96.999%	10,431
Sud Inversiones & Análisis S.A. (3)(5)	Common	2,344,134	99.999%	99.999%	3,320
Sud Valores S.G.F.C.I. S.A.(4)(5)	Common	47,750	19.100%	19.100%	366
Macro Valores S.A.(5)	Common	1,349,290	99.950%	99.950%	3,753

(1)	Net of goodwill for 483.

(2)	Banco Macro Bansud S.A. has an indirect equity interest in Macro Securities S.A. Sociedad de Bolsa of 1% (through its subsidiary Sud Inversiones & Análisis S.A.), in addition to the direct equity interest of 99% in such company.

(3)	Includes 2,144,136 shares to be received as a result of the capital stock increase approved on July 5, 2005.

(4)	Consolidated through Sud Inversiones & Análisis S.A. (S.I.A.S.A.), its Parent Company (percentage of votes: 80.90%).

(5)	Consolidated as of September 30, 2005 and December 31, 2004.

5.	INCOME TAX AND MINIMUM PRESUMED INCOME TAX (TOMPI)
a)     As required by Central Bank ’s rules, the Bank calculates the income tax charge by applying the 35% rate to taxable income for the year, without giving effect to temporary differences between book and taxable income.
In fiscal year 1998, Law No. 25,063 established minimum presumed income tax for a ten-year term. This tax is supplementary to income tax; while the latter is levied on the taxable income for the year, minimum presumed income tax is a minimum levy assessment by applying the current 0.2% rate to the book value of certain assets. Therefore, the Bank’s tax obligation for each year will be equal to the higher of these taxes. However, if minimum presumed income tax exceeds income tax in a given year, the excess may be credited as a payment towards any income tax in excess of minimum presumed

Banco Macro Bansud and Subsidiaries

income tax that may occur in any of the following ten years, once accumulated tax loss carry forwards (NOLs) have been used.
As of September 30, 2004, the Bank estimated the existence of accumulated income tax NOLs. The minimum presumed income tax charge was capitalized under “Other receivables.” As of September 30, 2005, the Bank estimated accrued income tax in the amount of 10,000 and, hence, no minimum presumed income tax should be assessed.
Consequently, as of September 30, 2005, the Bank capitalized a total amount of Ps 57,524 in connection with the minimum presumed income tax credit, which is considered to be recoverable based on the tax projections prepared by the Bank and under the considerations set forth in Central Bank Communiqué “A” No. 4295, as supplemented.
The consolidated amounts of minimum presumed income tax credit and NOLs accumulated as of September 30, 2005 will mature as follows:

Minimum presumed income tax credit

Amount	Expiration year

8,108	2009
5,859	2010
3,804	2011
8,613	2012
12,271	2013
14,913	2014
3,956	2015

57,524

NOLs

Amount	Expiration year

80,853	2006
284,589	2007
243,154	2008
83,121	2009

691,717

b)     A.F.I.P. (Administración Federal de Ingresos Públicos— Argentine Tax Authorities) and other agencies’ administrative proceedings have had different interpretations regarding the tax treatment of the effect of the pesification and C.E.R. adjustment of guaranteed loans. The Bank believes that the income related to such items is not subject to income tax and therefore has no provided for such effect in the financial statements.

6.	DIFFERENCES BETWEEN CENTRAL BANK’s ACCOUNTING STANDARDS AND THE
APPLICABLE PROFESSIONAL ACCOUNTING STANDARDS
Through Resolution C.D. No. 87/03 of June 18, 2003, the C.P.C.E.C.A.B.A. (Consejo Profesional de Ciencias Económicas de la Ciudad Autónoma de Buenos Aires— Professional Council in Economic Sciences of the City of Buenos Aires) approved the revised professional accounting standards mandatory in the City of Buenos Aires (Technical Resolutions Nos. 6, 8, 9, 16, 17, 18, 20, and 21). In particular, with respect to the financial institutions governed by the Central Bank, the C.P.C.E.C.A.B.A. kept in force Resolution C. No. 98/93, which does not require the net present value (discounting) of beginning and end-of-year balances of monetary receivables and payables generated by

Banco Macro Bansud and Subsidiaries

financial transactions and refinancing, and of other monetary receivables and payables not generated by trading of goods or services.
As of the date of these consolidated financial statements, the Central Bank has not adopted the valuation and disclosure changes provided by these professional accounting standards, and their application in the financial statements of financial institutions is, therefore, not required. For this reason, the Bank did not quantify the net effects on shareholders’ equity or income (loss) caused by all the differences between such accounting standards and Central Bank’s rules.
The following are the main differences between the professional accounting standards and those of the Central Bank, which affect the Bank as of September 30, 2005, and as of December 31, 2004:
a)     Valuation standards:
1) The Bank and its subsidiaries have not recognized in accounts the effects of the changes in the purchasing power of the Argentine peso occurred from March 1 through September 30, 2003; such recognition is required by Argentine professional accounting standards.
Had the effects of the changes in the peso purchasing power been recognized, the shareholders’ equity as of September 30, 2005, and as of December 31, 2004, would have decreased by about 7,858, while results of operations for the nine month period ended September 30, 2005, and for the fiscal year ended December 31, 2004, would not have varied significantly.
2)     The Bank assesses income tax by applying the effective rate on estimated taxable income disregarding the effect of temporary differences between taxable and book income. Under professional accounting standards, income tax should be recognized through the deferred tax method.
3)     As of September 30, 2005, and as of December 31, 2004, the Bank kept an amount of 44,543 (net of amortization for 28,364) and 50,037 (net of amortization for 17,916), respectively, capitalized under “Intangible assets— Organization and development expenses”. This amount is related to the compliance with legal decisions on constitutional rights protection actions (amparos). Under professional accounting standards, and in the understanding that the payments made may be recovered, the related amounts should have been recorded in “Other Receivables”, should not have been amortized and should have been recorded based on the best possible estimate of amounts receivable.
4)     Holdings of government securities and credit assistance to the nonfinancial government sector are valued in accordance with rules and regulations issued by the Federal Government and the Central Bank. Particularly, Central Bank Communiqué “A” 3,911, as supplemented, establishes present value standards using regulated discount rates, notional values and undiscounted cash flows. Additionally, effective loan-loss provisioning regulations issued by the Central Bank establish that receivables from the nonfinancial government sector are not subject to loan-loss provisioning, whereas professional accounting standards require receivables to be compared with their recoverable value every time financial statements are prepared.
The Bank’s particular situation is as follows:

i) As of September 30, 2005 and December 31, 2004, the Bank booked in “Government securities— Holdings in investment accounts” and “Other receivables from financial intermediation— Securities and foreign currency to be received for spot and forward purchases pending settlement” the securities received for the compensation established by Presidential Decree No. 905/02 in the aggregate consolidated amounts of 168,327 and 145,310, respectively. Under professional accounting standards, these assets should be stated at their market values. As of September 30, 2005 and December 31, 2004, the quoted price of such compensation amounted to 151,448 and 122,414, respectively.

Banco Macro Bansud and Subsidiaries

In accordance with professional accounting standards, the difference between the listed price and the book amounts at beginning of year of securities intended to settle net liabilities booked under “Argentine Government bonds in US dollars accruing interest at LIBOR and maturing in 2012” should have been recorded against prior-year adjustment.

ii) As of September 30, 2005 and December 31, 2004, Federal Government secured bonds deriving from the exchange established by Presidential Decree No. 1579/02 and other holdings of unlisted government securities were recorded in “Unlisted government securities” for a total net amount of 391,711 and 839,183. In accordance with professional accounting standards, these assets should be stated at their market values. As of September 30, 2005 and December 31, 2004, the quoted price of such bonds and/or securities amounted to 393,817 and 672,337, respectively.

iii) As of September 30, 2005 and December 31, 2004, Government guaranteed loans deriving from the exchange established by Presidential Decree No. 1,387/01 are recorded in “Loans— To the nonfinancial government sector” for a total net amount of 601,475 and 720,026, respectively. In accordance with professional accounting standards, these assets should be stated at their market values. As of September 30, 2005 and December 31, 2004, the estimated carrying value of such loans amounted to 580,290 and 649,662, respectively.
In addition, the Bank allocated the adjustments referred to in note 7 as prior-year adjustment, whereas, under professional accounting standards, such adjustments should have been charged to income for the nine month period ended September 30, 2004.
5) The acquisition of Banco Bansud S.A. by Banco Macro S.A. gave rise to an original recording of negative goodwill of 365,560, which is the effect of the difference between the investment cost and the interest valued by the equity method in the books of the acquirer (former Banco Macro S.A.), in accordance with Central Bank ’s accounting standards. Later, as a result of the issuance of Central Bank Communiqué “A” 3,984, the Bank retroactively applied the valuation and disclosure standards established in such communiqué and reversed, as of September 30, 2005, 75% of the aggregate amount of such goodwill (the maximum amortization allowed per annum is 20%). The abovementioned goodwill gave rise to gains on inflation exposure through February 28, 2003.
In addition, the acquisition of Nuevo Banco Suquía S.A. by Banco Macro Bansud S.A. resulted in the original booking of negative goodwill amounting to 483, which is the effect of the difference between the investment cost and the value assigned to the net asset under Central Bank’s accounting standards.
Under professional accounting standards effective in the City of Buenos Aires, Argentina, when the investment cost is lower than the measured value of the related identifiable assets, any unallocated differences between the cost and such measured value shall be either considered as a gain for the period or deferred (as negative goodwill) and subsequently reversed, as appropriate on the basis of the specific circumstances of the transaction that originated such differences.
b)     Disclosure methods:
1)     The Bank has not presented a statement of cash flows broken down into operating, investing, and financing activities, or disclosing interest, dividends or taxes for the amounts actually collected or paid.
2)     The Bank has not presented the information by segment, earnings per share or certain information about related parties.

Banco Macro Bansud and Subsidiaries

7.	ADJUSTMENT TO PRIOR-YEAR INCOME (LOSS)
The statement of changes in shareholders’ equity includes adjustments to prior-year income (loss) for the additional adjustments arising from the effects of asymmetric compensations amounting to 75,864 prior to December 31, 2003.

8.	TRANSACTIONS WITH COMPANIES FALLING UNDER ARGENTINE BUSINESS
ASSOCIATIONS LAW No. 19,550, SECTION 33 (SUBSIDIARIES AND AFFILIATES)
The receivables/payables and income (loss) from transactions performed with subsidiaries and affiliates according to the provisions of Law No. 19,550 are as follows:

			Macro	Sud
	Nuevo	Sud	Securities	Bank &	Sud
	Banco	Inversiones	S.A.	Trust	Valores	Macro
	Suquía	& Análisis	Sociedad	Company	S.G.F.C.I.	Valores
	S.A.	S.A.	de Bolsa	Limited	S.A.	S.A.	09/30/2005	12/31/2004

ASSETS
Cash	—	—	—	2,087	—	—	2,087	2,131
Loans	246	—	—	—	—	—	246	—
Other receivables from financial intermediation	85,186	—	54,651	11,814	—	—	151,651	14,503
Other receivables	5,107	—	—	222	—	—	5,329	4,670

Total assets	90,539	—	54,651	14,123	—	—	159,313	21,304

LIABILITIES
Deposits	1,069	972	7,390	411	110	3,523	13,475	5,676
Other liabilities from financial intermediation	84,556	—	11,789	13,398	—	—	109,743	3,132

Total liabilities	85,625	972	19,179	13,809	110	3,523	123,218	8,808

MEMORANDUM ACCOUNTS
Debit-balance accounts— Control	—	—	—	136,695	—	—	136,695	6,382
Credit-balance accounts— Contingent	1,000	—	—	—	—	—	1,000	—

Total memorandum accounts	1,000	—	—	136,695	—	—	137,695	6,382

INCOME (EXPENSE)
Financial income	584	—	7	3	—	—	594	72
Financial expense	(706)	—	—	(1,967)	(10)	—	(2,683)	(5,466)
Service-charge income	10	—	54	—	1	2	67	30
Service-charge expense	—	—	(30)	—	—	—	(30)	(52)

Total income (expense)	(112)	—	31	(1,964)	(9)	2	(2,052)	(5,416)

During the nine-month period ended Sepetember 30, 2005 and the fiscal year ended December 31, 2004, the Bank granted loans to certain companies related to executive officers and directors of the Bank and its subsidiaries. Loans granted to those related parties as of September 30, 2005 and December 31, 2004 totaled 53,281 and 55,908, respectively. It is the Bank’s policy that such loans are granted in the ordinary course of business at normal credit terms, including interest rate and collateral requirements.
As of September 30, 2005 and December 31, 2004, the outstanding deposits of related parties were 111,329 and 36,713, respectively.

Banco Macro Bansud and Subsidiaries

9.	CAPITAL STOCK
As of September 30, 2005 and December 31, 2004, the capital structure is as follows:

Shares			Capital stock

		Votes
		per	Issued and
Class	Number	share	outstanding(1)	Paid-in(1)

Registered Class A shares of common stock	11,235,670	5	11,236	11,236
Registered Class B shares of common stock	597,707,767	1	597,707	597,707

Total September 30, 2005 and December 31, 2004	608,943,437		608,943	608,943

(1)	Related to Ps. 608,943,437.
On September 26, 2005, the Regular and Special Shareholders’ Meetings of BANCO MACRO BANSUD S.A. approved a capital stock increase through the public subscription of shares for a face value of up to ARS 75,000,000 by issuing up to 75,000,000 common, class B and book-entry shares, with ARS 1 face value and entitled to one vote each. The increase would amount to 12.32% of capital stock, which would thus rise from ARS 608,943,437 to ARS 683,943,437. The new Class B shares would have the same rights as the Class B shares that are outstanding upon issuance, including the right to collect dividends. The Class B shares to be issued for the approved capital stock increase will be offered for public subscription in Argentina and may be offered abroad too.

10.	CORPORATE BONDS
The amounts recorded in the interim consolidated financial statements related to corporate bonds are as follows:

Corporate bonds

	Original
Class	face value	Ref.	09/30/2005	12/31/2004

Subordinated corporate bonds	USD 60,000,000	10.a)	—	—
Subordinated corporate bonds	USD 23,000,000	10.a)	12,736	12,665
Subordinated corporate bonds	USD 4,000,000	10.b)	3,357	3,751

Total			16,093	16,416

Banco Macro Bansud and Subsidiaries

Maturities of the corporate bonds as of September 30, 2005, are as follows:

As of
September 30,
Fiscal Year	2005

2005	6,979
2006	6,510
2007	651
2008	651
2009	651
2010	651

Total	16,093

a)     On February 19, 1996, the Regular and Special Stockholders’ Meeting of the former Banco Bansud S.A. authorized issuing Subordinated Corporate Bonds for up to a face value of USD 60,000,000.
After various negotiations between the parties, on April 16, 2003, the former Banco Bansud S.A. paid off at the due date, at the USD 1 = ARS1 exchange rate, the last installment of the Subordinated Corporate Bond.
In addition, on April 12, 1995, the Regular Shareholders’ Meeting of the former Banco Macro S.A. approved creating a global program for the issuance of simple corporate bonds, subordinated or not, non-convertible into shares for up to an aggregate of USD 50,000,000, and it entrusted the Board of Directors the responsibility of setting the terms of the referenced bonds (price, form, payment and placement conditions, among others).
On July 20, 1998, the former Banco Macro S.A. received the funds related to a loan that it had requested from the F.F.C.B., now Assistance Trust Fund for Financial Institutions and Insurance (F.F.A.E.F. y S.), in the amount of USD 5,000,000, and Banco Macro Bansud S.A. issued Subordinated Corporate Bonds in order to finance the acquisition of Banco de Jujuy S.A.
Pursuant to the request made by the Bank to the F.F.C.B.’s Managing Committee on July 26, 1999, to restructure the financing previously granted, a loan agreement was executed on December 29, 1999 by B.N.A., as F.F.C.B.’s trustee, and the former Banco Macro S.A. Under such agreement, the F.F.C.B. granted the Bank a subordinated loan of USD 18,000,000, which was used by the Bank to strengthen computable equity.
The former Banco Macro S.A. undertook to repay in full the new loan convertible into subordinated corporate bonds in five annual, equal and successive installments, the first instalment falling due on December 29, 2002. In addition, the loan will accrue compensatory interest at 180 days LIBOR plus 3% per year on balances, payable in arrears on an annual basis starting a year after the disbursement date.
On March 17, 2000, the former Banco Macro S.A. requested the C.N.V.’s authorization to issue the fifth series of subordinated corporate bonds in the amount of USD 18,000,000, under the Corporate Bonds issuance global program for an aggregate amount of USD 50,000,000 as mentioned in point b), in order to repay the loan granted by the FFCB on December 29, 1999.
As of September 30, 2005, the Bank had paid the equivalent of USD 15,800,000.
The Managing Committee of the trust fund objected to the pesification of 50% of its loans, therefore requesting re-assessment of all payments made. The former Banco Macro S.A. has submitted all necessary information to the trust fund and rejected the request of such entity.

Banco Macro Bansud and Subsidiaries

On March 8, 2004, the Managing Committee of the F.F.R.E. (Fondo Fiduciario para Reconstrucción de Empresas— Enterprise Reconstruction Trust Fund), through B.N.A. in its capacity as trustee for such fund, notified the former Banco Macro S.A. that it had rejected the appeals that such bank had filed against such Committee’s decision of May 28, 2003 (Records of Proceedings No. 88) and thus confirmed the original decision. On May 12, 2004, the Bank amplified the refutation grounds presented to the Managing Committee of the trust fund.
The Ministry of Economy and Production, by Resolution No. 25 of January 17, 2005, rejected the administrative appeal that the Bank had brought against the abovementioned Record of Proceedings No. 88 of May 28, 2003, and stated that such resolution exhausted all administrative proceedings and opened the possibility of recourse to the courts.
The Bank believes that there are ample grounds to consider inappropriate and inapplicable the decision adopted by the Trust Fund’s Managing Committee and supported by the resolution of the Ministry of Economy and Production. However, pursuant to such resolution, the Bank has recorded provisions that reflect the probable increase in the amount payable by the Bank.
In the opinion of the Bank’s Management and under Law No. 25,561 these obligations were pesified at the USD 1 = Ps.1 exchange rate and accrue C.E.R. adjustment as from February 3, 2002. Consequently, as of September 30, 2005, the Bank carried these payables in the “Subordinated Corporate Bonds” account for 7,200 in principal plus 5,536 in interest and C.E.R. adjustment accrued through year-end. In addition, the Bank carries the above mentioned adjustment in Liabilities, in the “Provisions—Other Contingencies” account.
b)     The Special Shareholders’ Meeting of Banco de Salta S.A. (bank merged with and into the former Banco Macro S.A.) held on January 20, 1997, approved issuing subordinated corporate bonds in the amount of USD 4,000,000 to exercise the power granted to it by the second clause of the loan agreement executed with Banco Provincial de Salta (in liquidation) on June 28, 1996. As required by the bank, through Resolution No. 1006, dated December 19, 1997, the C.N.V. authorized the entry of Banco de Salta S.A. into the public offering regime for the issuance of corporate bonds, and it also approved the public offering of such bonds.
In addition, on October 19, 1999, through Resolution No. 13,043, the C.N.V. authorized the transfer in favor of Banco Macro Misiones S.A. (bank merged with and into the former Banco Macro S.A.), of the authorization granted to Banco de Salta S.A., to issue the referred corporate bonds, since the latter merged with and into the former. Furthermore, it cancelled the authorization granted to Banco de Salta S.A. for the public offering of its corporate bonds.
As of September 30, 2005, the former Banco Macro S.A. had paid the equivalent of USD 2,000,000.

11.	ITEMS IN CUSTODY—Portfolio Management
On June 7, 2005, a trust agreement was executed with Banco de Valores S.A., as trustee, whereby “Macro Personal V” trust was set up. To such end, class “A” and “B” certificates of participation were issued for a face value of 59,524 and 10,504, respectively.
As of September 30, 2005, the portfolio managed by the Bank amounts to 39,920.

12.	TRUST ACTIVITIES
Banco Macro Bansud S.A., either directly or through its subsidiary Sud Inversiones & Análisis S.A., acts as trustee. In no case, will the trustee be liable with its own assets or for any obligations undertaken in the performance of the trust. These obligations do not constitute any debt for the trustee and will be satisfied only with the corpus assets. Additionally, the trustee may not levy any

Banco Macro Bansud and Subsidiaries

encumbrance on the corpus assets or dispose of them beyond the limits set forth in the abovementioned trust agreements. The fees earned by the Bank in its capacity as trustee are calculated under the terms of the respective trust agreements.
As of September 30, 2005, the new trusts (formed in 2005) where the Bank or its subsidiary acts as trustee, is as follow:
12.1     On May 19, 2005, a trust agreement was executed by Banco Macro Bansud S.A., Banco Credicoop Cooperativo Limitado, Dalvian House S.A. and Conjunto los Cerros S.A., in their capacities as trustors, parties of the first part and Sud Inversiones & Análisis S.A., in its capacity as trustee, party of the second part, Dalvian S.A., in its capacity of Dalvian Constructora, party of the third part and Tecan Austral S.A., party of the fourth part, whereby the “ONEXT Financial Trust” was set up, by virtue of which the trustors conveyed the fiduciary ownership of the following to the trustee:

(i) Macro Bansud: the amount of 16,060 to the trust account.

(ii) Credicoop: the amount of 16,060 to the trust account.

(iii) Dalvian House: the plots of land owned, including: a) the right to obtain and use the authorizations and any type of permissions in connection with such plots of land; and b) the prospective sale price and/or any other way of legal divestiture thereof.

(iv) Conjunto los Cerros: the plots of land owned, including: a) the right to obtain and use the authorizations and any type of permissions in connection with such plots of land; and b) the prospective sale price and/or any other way of legal divestiture thereof.
The purpose of the trust is to provide enough guarantees for the repayment of the loan granted by the Bank to Dalvian House S.A., Conjunto los Cerros S.A. and Dalvian Contructora S.A.
The trust issue debt securities of 32,120 and certificates of participation (the collection of which is subordinated to the payment of the debt securities issued) of 48,947. The Bank recorded its holdings of debt securities issued by the trust in “Other receivables from financial intermediation” at acquisition cost, plus interest accrued through the end of the period of 16,484.
12.2     On August 31, 2005, Sud Inversiones & Análisis, in its capacity as trustee, Federalia Sociedad Anónima de Finanzas, Maxifarm S.A., Gabrinel S.A., in their capacity as trustors, and the holder of certificates of participation, in their capacity as beneficiaries, executed a trust agreement to create the “Tucumán” financial trust, whereby the trustors assign to the trust the fiduciary ownership of the following debt certificates issued by the República trust:
The purpose of such trust is to guarantee the payment of certificates of participation issued by the trustee, namely: “A” certificate of participation, with a total face value of 61,000 and “B” certificate of participation.
12.3     On September 27, 2005, Sud Inversiones & Análisis S.A., in its capacity as trustee, certain Banks’ shareholders and others, in their capacity of trustors and the holders of the certificates of participation, in their capacity as beneficiaries, executed a trust agreement to create the “Puerto Madero Siete” financial trust, the purpose of which is to purchase the real property “Dock 1, Eastern Area” and, potentially, other real property to carry out a business plan in the Puerto Madero area, City of Buenos Aires.

Banco Macro Bansud and Subsidiaries

The trustors assign and transfer to the trust the following corpus assets:

1) Initial contributions (mainly cash).

2) The additional funds in Argentine pesos and/or foreign currency the beneficiaries may potentially contribute to carry out the business plan.

3) The other assets and rights that may be incorporated into the trust during the term thereof.
For the deposit of the initial contribution of USD 2,000,150, the trustee issued Class “A” certificates of participation for the same face value.

13.	RESTRICTION ON EARNINGS DISTRIBUTION
13.1     Through Communiqué “A” 4,152, the Central Bank provided that those institutions that wish to distribute earnings must request Argentine Superintendency of Financial and Foreign Exchange Institutions (S.E.F. y C.’s) prior authorization and meet the requirements set forth in such Communiqué.
13.2     As established by the Central Bank, as of September 30, 2005:

a) Banco Macro Bansud may only pay dividends after making the appropriations required by the law and the Bank’s by laws. Additionally, Banco Macro Bansud may not pay dividends related to the difference between the book value and quoted price of the Federal Government Bonds in US dollars at LIBOR maturing in 2012 received under Presidential Decree No. 905/02, Title VI, sections 28 and 29, which was 16,879 at September 2005.

b) As established in Central Bank Communiqué “A” 4,295, to determine the amounts to be distributed it will be necessary to deduct the assets recorded by Banco Macro Bansud for minimum presumed income tax from unappropriated retained earnings. Such balance amounted to 57,524.
13.3     Under the agreements executed with the Trust Fund for Assistance to Financial Institutions and Insurance Companies (F.F.A.E.F.y S.), Banco Macro Bansud may not distribute as cash dividends (i) an amount exceeding 50% of liquid and realized income or (ii) an amount exceeding 25% up to 50% of liquid and realized income (as defined in regulations), unless it redeems in advance subordinated corporate bonds for an amount equivalent to 50% of the total cash dividends distributed.
13.4     According to Law No. 25,063, the dividends distributed in cash or in kind will be subject to a 35% income tax withholding as a single and final payment. Dividend payments are subject to such withholding if they exceed the sum of: (i) the accumulated taxable earnings accumulated as of the year-end immediately prior to the payment or distribution date and (ii) certain tax-exempt income (such as dividend payments from other corporations). This is applicable for tax years ended as from December 31, 1998.

14.	BANK CHECKING— ACCOUNT REGULATION
Under Law No. 24,760 and Central Bank Communiqué “A” 2,514, as supplemented, regulating bank checking accounts, a system of penalties was established for those financial institutions that, at any time after January 13, 1997, maintained checking accounts open when they should have been closed or opened checking accounts for disqualified holders.

Banco Macro Bansud and Subsidiaries

Enforcing Communiqué “A” 2,909 and under Presidential Decree No. 347/99, the Central Bank required financial institutions that, through error or omission, had maintained open checking accounts of disqualified individuals or legal persons, from January 13, 1997, through April 16, 1999, and that had not been previously reported, file a brief reporting the total amount payable on account of the cases detected, with a 15 floor and a 2,000 cap, taking into account the amounts already paid in such respect. The Bank duly complied with this requirement.
Due to an injunction ordered in a legal action to which the former Banco Bansud S.A. is not a party and which put a stay on the effects of the abovementioned decree, the Central Bank demanded payment of the amount previously reported by the former Banco Bansud S.A., as mentioned in the preceding paragraph. In view of this situation, on October 21, 1999, the Bank paid the amount of 344 (not restated) assessed on the basis established by the Presidential Decree No. 347/99. Additionally the Bank addressed a letter to the oversight agency requesting that the latter reconsider the decision to claim the full amount reported by the Bank, until a definitive judgment had given legal certainty that the decree was valid and effective.
Subsequently, the former Banco Bansud S.A. filed with different courts requesting them to issue an injunction to maintain the status quo against the Central Bank in connection with the collection of such fines.
Management believes that it is not probable that these issues will result in additional losses and therefore no additional amounts have been accrued.

15.	CLAIMS FROM THE A.F.I.P.— D.G.I. (Federal Public Revenue Administration— Federal Tax Bureau)
On January 21, 2002, the former Banco Bansud S.A. requested from the above agency that it be included in the debt consolidation, interest and fines exemption and payment in instalment plan system provided by Presidential Decree No. 1,384/01 to settle the taxes payable assessed by the authorities ex-officio according to a resolution of December 19, 2001. The abovementioned claim related to income tax differences of the former Banco del Sud for the 1993 and 1994 tax years, and it was based on having challenged certain methods applied that, in the former Banco Bansud S.A.’s opinion, were consistent with the guidelines set by the relevant regulations.
The amount the Bank has requested to settle is 10,780 in 120 monthly instalments. The amount in question was charged to expense in year ended December 31, 2001. As of September 30, 2005, the unpaid instalments of such settlement were recorded in the “Other liabilities” account.
Between 2002 and 2004, the former Banco Bansud S.A. and Banco Macro Bansud S.A. filed appeals and administrative remedies with the Federal Administrative Tax Court against A.F.I.P.— D.G.I. against resolutions which, in accordance with the position mentioned in the preceding paragraphs, had questioned the tax calculation for fiscal years 1995 through 1999.
The issue under discussion and on which the A.F.I.P. bases its position, that is, the requirement that court-enforced collection proceedings before a court must have been started for unpaid loans to be deducted from income tax, has been recently addressed by the Federal Administrative Tax Court, which ruled that this is not the only condition that would permit such deduction.
Management believes that it is not probable that these issues will result in additional losses and therefore no additional amounts have been accrued.

Banco Macro Bansud and Subsidiaries

16.	BALANCES IN FOREIGN CURRENCY
The balances of assets and liabilities denominated in foreign currency are as follows:

	As of September 30,	As of December 31,
	2005	2004

ASSETS
Cash and due from banks	725,551	715,907
Government and private securities	278,964	116,347
Loans	381,211	361,549
Other receivables from financial intermediation	495,082	763,920
Investments in other companies	97,095	99,893
Other receivables	13,824	25,439
Items pending allocation	2	—

Total	1,991,729	2,083,055

LIABILITIES
Deposits	1,077,386	1,008,586
Other liabilities from financial intermediation	473,325	404,543
Other liabilities	2,010	930
Items pending allocation	2	48

Total	1,552,723	1,414,107

17.	INTEREST-BEARING DEPOSITS WITH OTHER BANKS
17.1     Included in “Cash and Due from Banks” there are: (a) interest-bearing deposits with the B.C.R.A. totaling 785,454 and 625,906 as of September 30, 2005 and December 31, 2004, respectively and (b) interest-bearing deposits in foreign banks totaling 137,609 and 360,206 as of September 30, 2005 and December 31, 2004, respectively. The interest-bearing deposits with the B.C.R.A. yielded a nominal annual interest rate of 2.55% and 2.05% as of September 30, 2005 and December 31, 2004, respectively, and the interest-bearing deposits in foreign banks yielded a nominal annual interest rate of approximately 3.50% and 2.00% as of September 30, 2005 and December 31, 2004, respectively.
17.2     Included in “Other Receivables from Financial intermediation” there are other interest-bearing deposits with B.C.R.A. totaling 86,273 and 98,339 as of September 30, 2005 and December 31, 2004, respectively.

Banco Macro Bansud and Subsidiaries

18.	GOVERNMENT AND PRIVATE SECURITIES

	As of September 30,	As of December 31,
	2005	2004

GOVERNMENT SECURITIES
Holdings in investment accounts
In foreign currency:
Federal government bonds in USD at LIBOR, maturity 2012—Compensation (BODEN 2012)	8,269	53,856

Subtotal holdings in investment accounts	8,269	53,856

Holdings for trading or financial intermediation
In pesos:
Province of Salta consolidation bonds in pesos	372	17
Consolidation bonds of social security payables in pesos	2,076	11,557
Federal government bonds (maturity 2007, 2008 and 2014) (BODEN 2007, BODEN 2008 and BODEN 2014)	3,173	1,277
Consolidation bonds in pesos	1,593	5,649
Discount in Pesos	13,967	—
Secured bonds Decree 1,579/02	20,554	18,351
Province of Tucumán	33	—
Secured Bonds Rio Negro	224	—
Other	82	852

Subtotal holdings for trading or intermediation— In pesos	42,074	37,703

In foreign currency:
Argentine Republic external bonds	—	1,271
Treasury Bill— Maturity 2005	7,331	—
Federal government bonds— (maturity 2005, 2006, 2012 and 2013)	252,534	47,415
Consolidation bonds	—	1,298
Other	17	1,253

Subtotal holding for trading or intermediation— In foreign currency	259,882	51,237

Subtotal holding for trading or financial intermediation	301,956	88,940

Banco Macro Bansud and Subsidiaries

	As of September 30,	As of December 31,
	2005	2004

Unlisted government securities
In pesos:
Tax credit certificates under Decree 2,217/02AM, maturity 04/09/02	4,942	11,441
Argentine Republic external bills coupons	—	2,089
Federal government bonds— survey rate— 3rd Series	—	19
Secured bonds Decree 1,579/02	385,733	819,498
Bonds issued by the Municipality of Bahía Blanca at 13.75%	979	2,257
Discount in Pesos	—	—
Other	84	282

Subtotal unlisted government securities— In pesos	391,738	835,586
In foreign currency:
Argentine Republic external bills coupons	—	3,597

Subtotal unlisted government securities— In foreign currency	—	3,597

Subtotal unlisted government securities	391,738	839,183

Instruments issued by the Central Bank of Argentina
In pesos:
Listed Central Bank external bills (LEBAC)	2,290,718	994,944
Unlisted Central Bank external bills (NOBAC)	98,217	102,636

Subtotal instruments issued by the Central Bank of Argentina	2,388,935	1,097,580

Total government securities	3,090,898	2,079,559

PRIVATE SECURITIES
Investments in listed private securities
Shares	14,922	3,951
Corporate bonds	18,346	14,872
Debt securities in financial trusts	4,981	10,069
Certificates of participation in financial trusts	25,480	757
Mutual Funds	4,089	—

Total private securities	67,818	29,649

Total government and private securities, before allowances	3,158,716	2,109,208

Allowances	(926)	(2,471)

Total government and private securities	3,157,790	2,106,737

Banco Macro Bansud and Subsidiaries

Following is a table showing maturities for Government and private securities as of September 30, 2005:

	Maturing

		After 1 year	After 5 years
	Within	but within	but within	After
	1 Year	5 Years	10 Years	10 Years	Total

Government securities
in pesos:
Holding for trading or financial intermediation	2,415	9,253	10,250	20,156	42,074
Province of Salta Consolidation in pesos	113	257	2	0	372
Consolidation bonds of social security payables in pesos	342	1,721	13	—	2,076
Federal government bonds (maturity 2007, 2008 and 2014)	803	2,192	178	—	3,173
Consolidation bonds in pesos	107	642	803	41	1,593
Secured bonds Decree 1,579/02	1,015	4,357	9,139	6,043	20,554
Discount in Pesos	—	—	—	13,967	13,967
Par in Pesos	—	—	—	—	—
Province of Tucuman	1	7	15	10	33
Secured Bonds Rio Negro	11	47	100	66	224
Other debt bonds	23	30	—	29	82
Unlisted government securities	19,685	82,225	171,452	118,376	391,738
Secured bonds Decree 1,579/02	19,185	81,720	171,452	113,376	385,733
Tax credit certificates under Decree 2,217/02AM, maturity 04/09/02	—	—	—	4,942	4,942
Discount in Pesos	—	—	—	—	—
Bonds issued by the Municipality of Bahía Blanca at 13.75%	492	487	—	—	979
Other debt bonds	8	18	—	58	84
Instruments issued by the Central Bank of Argentina	1,925,295	463,640	—	—	2,388,935
Listed Central Bank external bills	1,827,078	463,640	—	—	2,290,718
Unlisted Central Bank external bills	98,217	—	—	—	98,217

Total government securities in pesos	1,947,395	555,118	181,702	138,532	2,822,747

Banco Macro Bansud and Subsidiaries

	Maturing

		After 1 year	After 5 years
	Within	but within	but within	After
	1 Year	5 Years	10 Years	10 Years	Total

In foreign currency:
Investment account	1,181	4,725	2,363	—	8,269
Federal government bonds in USD at LIBOR, maturity 2012— Compensation (BODEN 2012)	1,181	4,725	2,363	—	8,269
Holding for trading or financial intermediation	57,008	133,986	68,871	17	259,882
Federal government bonds—(maturity 2006, 2012 and 2013)	49,677	133,986	68,871	—	252,534
Treasury Bill (maturity 2005)	7,331	—	—	—	7,331
Other debt bonds	—	—	—	17	17
Total government securities in foreign currency	58,189	138,711	71,234	17	268,151

Total government securities	2,005,584	693,829	252,936	138,549	3,090,898

	Maturing

		After 1 year	After 5 years
	Within	but within	but within	After
	1 Year	5 Years	10 Years	10 Years	Total

Corporate bonds	16,140	2,087	119		18,346
Debt securities in financial trusts	3,848	1,133	—	—	4,981
Certificates of participation in financial trusts	24,509	971	—	—	25,480
Mutual Funds	4,089				4,089
Shares	14,922	—	—	—	14,922

Total private securities	63,508	4,191	119	—	67,818

Total government and private securities, before allowances	2,069,092	698,020	253,055	138,549	3,158,716

Allowances					(926)

Total government and private securities					3,157,790

19.	LOANS
Description of certain categories of loans in the accompanying Balance Sheets include:

•	Financial government sector: loans to the government sector, excluding government owned financial institutions;

•	Financial sector: short-term loans to other banks and short-term loans from foreign branches to banks outside Argentina.

•	Non financial private sector and foreign residents: loans given to the private sector (excluding financial institutions) and residents outside Argentina.

Banco Macro Bansud and Subsidiaries

The classification of the loan portfolio in this regard was as follows:

	As of	As of
	September 30,	December 31,
	2005	2004

Non-financial government sector	606,676	809,577
Financial sector	97,178	81,812
Non-financial private sector and foreign residents
Commercial
—With Senior “A” guarantees	20,813	13,707
—With Senior “B” guarantees	166,958	214,308
—Without Senior guarantees	1,030,516	1,139,969
Consumer
—With Senior “A” guarantees	11,616	8,622
—With Senior “B” guarantees	388,803	347,982
—Without Senior guarantees	761,194	484,408
Less: Allowance	(186,350)	(225,340)

Total loans, net of allowance	2,897,404	2,875,045

Senior “A” guarantees consist mainly of cash guarantees, gold guarantees, warrants over primary products and other forms of self-liquidating collateral.
Senior “B” guarantees generally consist of mortgages and other forms of collateral pledged to secure the loan amount.
“Without senior guarantees” consist, in general, of unsecured third-party guarantees.
A breakdown of total loans by geographical location of borrowers is as follows:

	As of	As of
	September 30,	December 31,
	2005	2004

Argentina	3,012,592	3,087,000
Chile	3	7
Ecuador	—	4
Thailand	1,504	2,651
Taiwan	1,095	637
United States of America	44,741	1,054
Brazil	112	207
Uruguay	8,972	8,825
United Kingdom	14,735	—
Malasya	—	—
Sweden	—	—
Less: Allowances	(186,350)	(225,340)

Total loans, net of allowances	2,897,404	2,875,045

Banco Macro Bansud and Subsidiaries

A breakdown of total loans by sector activity classified according to the principal business of the borrowers is as follows:

	As of	As of
	September 30,	December 31,
Economic Activity	2005	2004

Agricultural livestock— Forestry— Fishing— Minery— Hunting	309,859	261,078
Foodstuff and beverages	196,646	190,586
Mass productions of products	66,395	119,193
Chemicals	77,430	100,356
Other	1,114,567	759,110
Electricity, oil, water	16,261	16,746
Construction	99,434	90,236
Retail and consumer products	225,551	282,367
Governmental services	668,138	860,039
Financial sector	264,741	326,924
Real estate, business and leases	44,732	93,750

Total loans	3,083,754	3,100,385
Less: Allowances	(186,350)	(225,340)

Total loans, net of Allowances	2,897,404	2,875,045

20.	ALLOWANCES FOR LOAN LOSSES AND OTHER RECEIVABLES FROM FINANCIAL INTERMEDIATION
Loans:

	As of	As of
	September 30,	December 31,
	2005	2004

Balance at the beginning of the fiscal year	225,340	56,279
Allowance for loan losses	54,948	36,467
Allowances for loan losses for purchased loans	—	21,329
Allowances for loan losses from acquisition of Nuevo Banco Suquia S.A.	—	143,457
Write offs	(66,807)	(32,164)
Recoveries	(27,131)	(28)

Balance at the end of the Period/ Fiscal Year	186,350	225,340

Other receivables from financial intermediation:

	As of	As of
	September 30,	December 31,
	2005	2004

Balance at the beginning of the fiscal year	107,530	134,145
Provision for other receivables for financial intermediation losses	7,900	716
Provision for other receivables for financial intermediation losses from acquisition of Nuevo Banco Suquía S.A.	—	102,767
Write offs	(78,697)	(130,098)
Recoveries	(8,907)	—

Balance at the end of the Period/ Fiscal Year	27,826	107,530

Banco Macro Bansud and Subsidiaries

21.	OTHER RECEIVABLES FROM FINANCIAL INTERMEDIATION
The breakdown of other banking receivables by guarantee type is as follows:

	As of	As of
	September 30,	December 31,
Description	2005	2004

With preferred guarantees	—	521,013
Without preferred guarantees	1,132,037	1,385,741
Allowances	(27,826)	(107,530)

	1,104,211	1,799,224

The breakdown of private securities recorded in Other receivables by financial intermediation is as follows:

	As of	As of
	September 30,	December 31,
Description	2005	2004

Corporate bonds— Unlisted	929	928
Debt securities in financial trusts— Unlisted	65,602	33,106
Certificates of participation in financial trusts— Unlisted	178,782	88,907

Total investments in unlisted private securities	245,313	122,941

As of September 30, 2005, maturities for the private securities disclosed above are as follows:

	Maturing

		After 1 year	After 5 years
	Within	but within	but within	After
	1 year	5 years	10 years	10 Years	Total

Corporate bonds— Unlisted	38	581	310	—	929
Debt securities in financial trusts—Unlisted	51,399	13,001	1,202	—	65,602
Certificates of participation in financial trusts—Unlisted	16,334	—	—	162,448	178,782

Total investments in unlisted private securities	67,771	13,582	1,512	162,448	245,313

The Bank enters into forward transactions related to government securities and foreign currencies. The Bank recognizes cash, security or currency amount to be exchanged in the future as a receivable and payable at the original transaction date.

Banco Macro Bansud and Subsidiaries

The assets and liabilities related to such transactions are as follows:

	As of	As of
	September 30,	December 31,
Description	2005	2004

Amounts receivable from spot and forward sales pending settlement
Receivables from repurchase agreements of government securities	96,068	637,782
Receivable from spot sales of government and private securities pending settlement	159,375	40,378
Receivables from other repurchase agreements	—	1,151
Receivables from forward sales of government securities	2,710	54,684
Receivables from spot sales of foreign currency	517	—
Receivables from other forward sales	95,941	—

	354,611	733,995

Securities and foreign currency receivable from spot and forward purchases pending settlement
Forward purchases of securities under repurchase agreements	156,676	202,334
Spot purchases of government and private securities pending settlement	81,928	3,638
Spot purchases of foreign currency	514
Other spot purchases	2,033	589

	241,151	206,561

Amounts payable for spot and forward purchases pending settlement
Payables for forward purchases of securities under repurchase agreements	89,241	126,762
Payables for spot purchases of government securities pending settlement	70,020	3,631
Payables for spot purchases of foreign currency pending settlement and forward purchases of foreign currency	516	1
Payables under repo transactions	23,286	22,678
Payable for spot purchases of government and private securities awaiting settlement	2,022	589

	185,085	153,661

	As of	As of
	September 30,	December 31,
Description	2005	2004

Securities and foreign currency to be delivered under spot and forward sales pending settlement
Forward sales of government securities under repurchase agreements	106,191	690,539
Spot sales of government and private securities pending settlement	158,451	3,212
Forward sales of government securities under other repurchase agreements	5,716	1,551
Forward sales of government securities	4,304	58,870
Spot sales of foreign currency	516	—
Other forward Sales	87,875	—

	363,053	754,172

Banco Macro Bansud and Subsidiaries

22.	DEPOSITS AND OTHER LIABILITIES FROM FINANCIAL INTERMEDIATION
22.1    Deposits
The aggregate amount of time deposits and investment accounts exceeding Ps.100 (thousands) or more as of September 30, 2005 is 2,473,170.
22.2    Central Bank of Argentina
The Bank borrowed funds under various credit facilities from the Central Bank for specific purposes, as follows:

	As of September 30, 2005				As of December 31, 2004

	Principal	Interest		Rate	Principal	Interest	Rate

Short-term liabilities	8,540	23,996		3.94%	72,162	13,514	4.11%
Long-term liabilities	107,226	71,130		4.21%	329,561	70,030	4.18%

Total	115,766	95,126	(1)		401,723	83,544

(1)	As of September 30, 2005, “Interest” includes 11,142 related to accrued interest and adjustments on the above mentioned liabilities, booked in “Accrued interest, adjustments, foreign exchange and quoted price differences payable” account.
Maturities of the long-term liabilities in the table above for each of the following Periods are as follows:

As of
September 30,
Periods	2005

2006	—
2007	30,172
2008	29,639
2009	29,639
2010	29,639
As from 2010	59,267

Total	178,356

22.3    Banks and international institutions

	As of September 30, 2005			As of December 31, 2004

	Principal	Interest	Rate	Principal	Interest	Rate

Short- term liabilities(1)	147,121	1,914	5.58%	13,017	230	3.42%
Long- term liabilities				1,651	—	2.98%

Total	147,121	1,914		14,668	230

Accrued interest and adjustments are included in the “Accrued interest, adjustments, foreign exchange and quoted price differences payable” account. Amounts are unsecured.

(1)	In January, 2005 the Bank obtained a USD 50 million loan from Credit Suisse First Boston with an 18-month term at the LIBOR rate plus 2.7%. The loan agreement includes restrictions, principally related to the compliance of the payments established. Likewise, the loan agreement contains other restrictions connected to the fulfillment of financial ratios. As of September 30, 2005 the Bank had duly complied with the obligations assumed with the loan.

Banco Macro Bansud and Subsidiaries

22.4    Financing received from Argentine financial institutions
The Bank borrowed funds under various credit facilities from the Central Bank for specific purposes, as follows:

	As of September 30, 2005			As of December 31, 2004

	Principal	Interest	Rate	Principal	Interest	Rate

Short- term liabilities	32,243	3,420	3.93%	32,021	673	2.49%
Long- term liabilities	23,208	15,191	3.92%	24,814	14,945	2.05%

Total	55,451	18,611		56,835	15,618

Accrued interest and adjustments are included in “Accrued interest, adjustments, foreign exchange and quoted price differences payable” under the “Other liabilities from financial intermediation” in the accompanying consolidated balance sheets. Amounts are unsecured.
Maturities of the long-term liabilities in the table above for each of the following Periods are as follows:

As of
September 30,
Periods	2005

2006	—
2007	2,375
2008	1,974
2009	1,974
2010	2,550
2011	2,961
2012	2,961
2013	2,961
2014	4,055
2015	4,836
2016	4,836
2017	4,836
2018	2,080

38,399

Banco Macro Bansud and Subsidiaries

23.	PROVISION
Provisions— Contingencies and Commitments
Following is a rollforward of the allowance recoded under Central Bank’s rules to cover contingent losses related to loan commitments. These amounts have been accrued in accordance with Central Bank’s rules, which are similar to SFAS No. 5.

	As of	As of
	September 30,	December 31,
	2005	2004

Balance at the beginning of the fiscal year	3,120	5,342
Provision for contingent commitments losses	405	843
Allowances for contingent commitments losses from acquisition of Nuevo Banco Suquía S.A.	—	48
Write offs	(1,043)	—
Reversals	(369)	(3,113)

Balance at the end of the Period/ Fiscal year	2,113	3,120

Provisions— Negative Goodwill
Following is the rollforward of the amounts recorded to cover the difference between the purchase price and the book value of the net equity acquired of Banco Bansud and Nuevo Banco Suquía S.A. (from December 22, 2004):

	As of	As of
	September 30,	December 31,
	2005	2004

Balance at the beginning of the fiscal year	146,707	219,336
Allowances— Nuevo Banco Suquía S.A.	—	483
Amortization— ex Banco Bansud S.A.	(54,834)	(73,112)

Balance at the end of the Period/ Fiscal Year	91,873	146,707

Provisions—Other loss contingencies
Principally includes labor litigation and customer and other third-parties claims. The amounts have been accrued in accordance with Central Bank’s rules, which are similar to SFAS No. 5.

	As of	As of
	September 30,	December 31,
	2005	2004

Balance at the beginning of the fiscal year	75,872	60,450
Provision for other contingent losses	8,620	3,211
Provision for other contingent losses from acquisition of Nuevo Banco Suquía S.A.		16,948
Write offs	(2,547)	(1,492)
Reversals	(2,436)	(3,245)

Balance at the end of the Period/ Fiscal Year	79,509	75,872

Total of provisions	173,495	225,699

Banco Macro Bansud and Subsidiaries

24.	MINIMUM CAPITAL REQUIREMENTS
Under Central Bank’s rules, the Bank is required to maintain individual and consolidated minimum levels of equity capital (“minimum capital”). As of September 30, 2005 and December 31, 2004, the consolidated minimum capital is based upon risk-weighted assets and also considers interest rate risk and market risk. The required consolidated minimum capital and the consolidated Bank’s capital calculated under the Central Bank’s rules are as follows:

			Excess of actual
	Required		minimum capital
	minimum	Computable	over required
	capital	capital	minimum capital

September 30, 2005	400,288	1,440,814	1,040,526
December 31, 2004	250,780	1,361,237	1,110,457

25.	FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK
The Bank enters into various transactions involving off-balance-sheet financial instruments. These instruments could be used to meet the risk management, trading and financing needs of customers or for the Bank’s proprietary trading and asset and liability management purposes, and could be subject to varying degrees of credit and market risk. Credit risk and market risk associated with on- and off-balance-sheet financial instruments are monitored on an aggregate basis.
The Bank uses the same credit policies in determining whether to enter or extend call and put option contracts, commitments, conditional obligations and guarantees as it does for granting loans.
Derivatives
In the normal course of business, the Bank enters into a variety of transactions principally in the foreign exchange and stock markets. Most counterparts in the derivative transactions are banks and other financial institutions.
These instruments include:

†	Options: they confer the right to the buyer, but no obligation, to receive or pay a specific quantity of an asset or financial instrument for a specified price at or before a specified date. Options may be traded on a stock exchange or under Over-the-Counter (OTC) agreements.

†	Forwards: they are agreements to deliver or take delivery at a specified rate, price or index applied against the underlying asset or financial instrument, at a specific date. Forwards are traded on stock exchange at standardized amounts of the underlying asset or financial instrument.
Pursuant to Central Bank’s rules, forward transactions must be recorded under “Other receivables from financial intermediations” and “Other liabilities from financial intermediations” in the accompanying consolidated balance sheets and they were valued under the accrual method.
The notional contractual amount of these instruments represents the volume of outstanding transactions and do not represent the potential gain or loss associated with the market or credit risk of such transactions. The market risk of derivatives arises from the potential for changes in value due to fluctuations in market prices.
The credit risk of derivatives arises from the potential of the counterparty to default on its contractual obligations. The effect of such a default varies as the market value of derivative contracts changes. Credit exposure exists at a particular point in time when a derivative has a positive market value. The Bank attempts to limit its credit risk by dealing with creditworthy counterparts and obtaining

Banco Macro Bansud and Subsidiaries

collateral, where appropriate. The following table shows, the notional value of outstanding forward contracts as of September 30, 2005 and December 31, 2004:

	As of	As of
	September 30,	December 31,
	2005	2004

Put options taken	10,278	10,453
Forward sales of foreign exchange	8,738	22,304
Forward purchases of foreign exchange	34,950	22,304
Put options sold	108,995	122,055
Credit-related financial instruments
The Bank’s exposure to credit loss in the event of the counterparts# failure to fulfill the commitments to extending credit, guarantees granted and foreign trade acceptances is represented by the contractual notional amount of those investments.
A summary of credit exposure related to these items is shown below(*):

	As of	As of
	September 30,	December 31,
	2005	2004

Unused portion of loans granted per debtors classification regulations	22,558	22,702
Other guarantees provided covered by debtors classification regulations	97,440	90,285

(*)	A significant portion of the Bank’s guarantees as of September 30, 2005 and December 31, 2004 have a remaining maturity of less than one year.
The Bank accounts for checks drawn thereon and on other banks, as well as other items in process of collection, such as notes, bills and miscellaneous items, in memorandum accounts until the related item clears or is accepted. In Management’s opinion, no significant risk of loss exists on these clearing transactions. The amounts of clearing items in collection process are as follows:

	As of	As of
	September 30,	December 31,
	2005	2004

Checks drawn on the Bank pending clearing	215,745	261,096
Checks drawn on other Banks	93,541	92,873

NUEVO BANCO SUQUíA S.A.
Financial statements as of and for the two years ended December 31, 2004, together with the report of independent registered public accounting firm

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Directors of
NUEVO BANCO SUQUÍA S.A.
25 de Mayo 160
City of Córdoba
We have audited the accompanying balance sheets of NUEVO BANCO SUQUÍA S.A. (a bank organized under Argentine legislation) as of December 31, 2004 and 2003, and the related statements of income, changes in shareholders’ equity and cash flows for each of the two years in the period ended December 31, 2004. These financial statements are the responsibility of the Bank’s Management. Our responsibility is to express an opinion on these financial statements based on our audits.
We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States of America). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Bank’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Bank’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Nuevo Banco Suquía S.A. as of December 31, 2004 and 2003, and the results of its operations and its cash flows for the years then ended, in accordance with the accounting principles prescribed by the Central Bank of Argentine Republic, which differ in certain respects from the accounting principles generally accepted in the United States of America (see Note 20 to the financial statements).
City of Buenos Aires, Republic of Argentina
September 30, 2005

PISTRELLI, HENRY MARTIN Y ASOCIADOS S.R.L.
Member of Ernst & Young Global

Norberto M. Nacuzzi
Partner

Nuevo Banco Suquía S.A.

Balance sheets
As of December 31, 2004 and 2003

	2004	2003

	(stated in thousands of pesos)
ASSETS
CASH
Cash on hand	105,875	111,050
Due from banks and correspondents	204,521	240,228
Other	105	103

	310,501	351,381

GOVERNMENT AND PRIVATE SECURITIES
Holdings for trading or intermediation	3,519	8,322
Unlisted Government securities	298,732	270,254
Instruments issued by the Central Bank of Argentine Republic	359,616	137,272
Investments in listed private securities	13,386	4,819
Less: Allowances	(2,471)	—

	672,782	420,667

LOANS
To the non-financial government sector	303,990	280,044
To the financial sector	47,504	—
To the non-financial private sector and foreign residents	773,553	365,771
Overdrafts	164,356	67,880
Documents	109,724	49,548
Mortgage loans	169,668	78,619
Collaterals loans	151,158	39,864
Personal loans	31,667	9,533
Credit cards	23,727	60,379
Other	78,288	32,231
Accrued Interest, adjustments and foreign exchange differences receivable	46,705	29,120
Less: Unearned discount	(1,740)	(1,403)
Less: Allowances	(143,495)	(31,606)

	981,552	614,209

OTHER RECEIVABLES FROM FINANCIAL INTERMEDIATION
Central Bank of Argentine Republic	23,471	4,989
Amounts receivable from spot and forward sales pending settlement	233,159	—
Other receivables not covered by debtor classification regulations	393,212	512,920
Other receivables covered by debtor classification regulations	72,770	39,183
Accrued interest receivable not covered by debtors classification regulations	657	—
Less: Allowances	(102,767)	(18,300)

	620,502	538,792

Nuevo Banco Suquía S.A.

	2004	2003

	(stated in thousands of pesos)
INVESTMENTS IN OTHER COMPANIES
In financial institutions	182	—
Other	2,032	847
Less: Allowances	(321)	—

	1,893	847

OTHER RECEIVABLES
Receivables from sale of assets	715	342
Shareholders	—	11,250
Other	20,477	24,504
Accrued interest and adjustments receivable from sale of assets	156	91
Other accrued interest and adjustments receivable	—	11
Less: Allowances	(1,689)	(574)

	19,659	35,624

BANK PREMISES AND EQUIPMENT, NET	47,116	50,199

OTHER ASSETS	24,947	20,316

INTANGIBLE ASSETS
Organization and development costs	608	632

	608	632

ITEMS PENDING ALLOCATION	180	359

TOTAL ASSETS	2,679,740	2,033,026

Nuevo Banco Suquía S.A.

Balance sheets
As of December 31, 2004 and 2003

	2004	2003

	(stated in thousands of pesos)
LIABILITIES
DEPOSITS
From the non-financial government sector	1,447	419
From the financial sector	605	636
From the non-financial private sector and foreign residents	1,541,658	1,340,702
Checking accounts	364,301	304,958
Savings accounts	297,481	170,712
Certificates of deposit	731,370	690,483
Investment accounts	13,809	—
Other	111,581	137,886
Accrued Interest, adjustments and foreign exchange differences payable	23,116	36,663

	1,543,710	1,341,757

OTHER LIABILITIES FROM FINANCIAL INTERMEDIATION
Central Bank of Argentina— Other	483,686	506,664
Amounts payable for spot and forward purchases pending settlement	1	—
Securities and foreign currency to be delivered under spot and forward sales pending settlement	233,108	—
Financing received from Argentine financial institutions	204	268
Other	59,767	36,787
Accrued Interest, adjustments and foreign exchange differences payable	17,100	3,302

	793,866	547,021

OTHER LIABILITIES
Fees	—	268
Other	13,461	16,642
Accrued Interest, adjustments and foreign exchange differences payable	78	231

	13,539	17,141

PROVISIONS	16,996	37,902

ITEMS PENDING ALLOCATION	4,331	7,836

TOTAL LIABILITIES	2,372,442	1,951,657

SHAREHOLDERS’ EQUITY	307,298	81,369

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	2,679,740	2,033,026

Nuevo Banco Suquía S.A.

Memorandum accounts

	2004	2003

	(stated in thousands of pesos)
DEBIT ACCOUNTS

Contingent
— Guaranties received	990,109	583,617
— Contingent debit-balance contra accounts	36,524	23,242

	1,026,633	606,859

Control
— Receivables classified as irrecoverable	344,747	—
— Other	550,514	594,910
— Control debit-balance contra accounts	35,677	29,199

	930,938	624,109

TOTAL	1,957,571	1,230,968

CREDIT ACCOUNTS

Contingent
— Unused portion of loans granted and covered by debtor classification regulations	22,618	7,203
— Other guarantees provided covered by debtor classification regulations	7,440	6,091
— Other covered by debtor classification regulations	6,466	9,948
— Contingent credit-balance contra accounts	990,109	583,617

	1,026,633	606,859

Control
— Checks to be credited	35,677	29,199
— Control credit-balance contra accounts	895,261	594,910

	930,938	624,109

TOTAL	1,957,571	1,230,968

The accompanying notes 1 through 20 to the financial statements are an integral part of these statements.

Nuevo Banco Suquía S.A.

Statements of income for fiscal years
Ended December 31, 2004 and 2003

	2004	2003

	(stated in thousands of pesos)
FINANCIAL INCOME

Interest on cash and due from banks	1,931	2,824
Interest on loans to the financial sector	302	149
Interest on overdrafts	16,377	13,165
Interest on documents	8,739	10,361
Interest on mortgage loans	13,081	5,095
Interest on collateral loans	13,140	3,234
Interest on credit card loans	4,131	9,374
Interest on other loans	13,352	4,731
Interest on other receivables from financial intermediation	—	3
Income from government and private securities, net	39,716	100,429
Income from guaranteed loans— Presidential Decree 1,387/01	8,459	7,723
C.E.R. (Benchmark Stabilization Coefficient) adjustment	42,418	46,953
C.V.S. (Salary Variation Coefficient) adjustment	4,583	6,200
Other	20,132	13,858

	186,361	224,099

FINANCIAL EXPENSE

Interest on checking accounts	1,170	1,222
Interest on savings accounts	1,576	1,873
Interest on certificates of deposit	26,677	81,416
Other Interest	15,617	23,551
C.E.R. adjustment	54,166	19,725
Other	7,992	10,145

	107,198	137,932

GROSS INTERMEDIATION MARGIN— GAIN	79,163	86,167

PROVISION FOR LOAN LOSSES	124,682	800

SERVICE-CHARGE INCOME

Related to lending transactions	3,104	741
Related to deposits	71,355	53,477
Other fees	5,912	4,307
Other	13,361	9,877

	93,732	68,402

SERVICE-CHARGE EXPENSE

Fees	19,596	16,443
Other	5,252	3,528

	24,848	19,971

MONETARY LOSS ON FINANCIAL INTERMEDIATION	—	(508)

Nuevo Banco Suquía S.A.

	2004	2003

	(stated in thousands of pesos)
ADMINISTRATION EXPENSE

Personnel expenses	76,803	70,614
Director’s and statutory auditor’s fees	669	268
Other professional fees	1,474	1,068
Advertising and publicity	1,712	1,780
Taxes	3,770	3,580
Other operating expenses	25,581	23,725
Other	3,203	2,209

	113,212	103,244

MONETARY INCOME ON OPERATING EXPENSE	—	15

NET (LOSS)/ INCOME FROM FINANCIAL INTERMEDIATION	(89,847)	30,061

OTHER INCOME

Income from long-term investments	—	147
Penalty interest	1,157	3,311
Recovered loans and allowances reversed	39,117	1,048
Other	6,853	6,061

	47,127	10,567

OTHER EXPENSE

Loss from long-term investments	74	—
Charge for other-receivables uncollectibility and other allowances	17,217	37,950
C.E.R. adjustment	26	17
Other	2,784	1,724

	20,101	39,691

MONETARY INCOME ON OTHER OPERATIONS	—	14

NET (LOSS)/ INCOME BEFORE INCOME TAX	(62,821)	951

INCOME TAX	—	—

NET (LOSS)/ INCOME FOR THE FISCAL YEAR	(62,821)	951

The accompanying notes 1 through 20 to the financial statements are an integral part of these statements.

Nuevo Banco Suquía S.A.

Statements of changes in shareholders’ equity
For fiscal years ended December 31, 2004 and 2003

		Irrevocable
		contributions
		on account of	Adjustments to	Earnings reserved
	Capital	future capital	shareholders’			Unappropriated
Movements	stock(1)	increases	equity	Legal	Voluntary	earnings	Total

	(stated in thousands of pesos)
Balances as of December 31, 2002	15,000	—	60	—	—	65,441	80,501
Distribution of unappropriated earnings approved by the Shareholders’ Meeting of April 24, 2003:
Legal reserve	—	—	—	13,078	—	(13,078)	—
Other movements	—	—	(83)	—	—	—	(83)
Net income for the fiscal year	—	—	—	—	—	951	951

Balances as of December 31, 2003	15,000	—	(23)	13,078	—	53,314	81,369

Distribution of unappropriated earnings approved by the Shareholders’ Meeting of April 30, 2004:
Legal reserve	—	—	—	186	—	(186)	—
Irrevocable contributions on account of future capital increases received on December 22, 2004(2)	—	288,750	—	—	—	—	288,750
Capital stock increase approved by the
Shareholders’ Meeting of December 22, 2004(2)	288,750	(288,750)	—	—	—	—	—
Net (loss) for the fiscal year	—	—	—	—	—	(62,821)	(62,821)

Balance as of December 31, 2004	303,750	—	(23)	13,264	—	(9,693)	307,298

(1)	Integrated by 303,750,000 and 15,000,000 ordinary shares of face value Ps.1 each and one vote per share, as of December 31, 2004 and 2003, respectively. As of the date of these financial statements, the capital is subscribed and paid-in.

(2)	See note 1.b).
The accompanying notes 1 through 20 to the financial statements are an integral part of these statements.

Nuevo Banco Suquía S.A.

Statements of cash flows for the fiscal years
Ended December 31, 2004 and 2003

	2004	2003

	(stated in thousands of pesos)
Cash provided by (used in) operating activities
Financial income collected	152,835	193,642
Service-charge income collected	93,732	68,402
Other sources of cash	7,961	10,542

Less:
Financial expenses paid	(97,277)	(217,721)
Services-charge expenses paid	(28,160)	(16,175)
Administrative expenses paid	(110,306)	(113,115)

Net cash provided by/ (used in) operating activities	18,785	(74,425)

Plus:
Cash provided by (used in) investing activities
(Increase) in government and private securities	(253,157)	(415,172)
(Increase) in loans	(414,733)	(478,091)
(Increase )/ decrease in other receivables from financial intermediation	(124,267)	755,442
(Increase) in other assets	(3,249)	(75,819)

Net cash used in investing activities	(795,406)	(213,640)

Plus:
Cash provided by (used in) financing activities
Capital increase	300,000	—
Increase in deposits	215,500	387,983
(Decrease)/ increase in other liabilities	(2,969)	1,024
Increase/ (decrease) in other liabilities from financial intermediation	223,210	(6,530)

Net cash provided by financing activities	735,741	382,477

Monetary loss generated on cash	—	(2,065)

(Decrease)/ Increase in cash and cash equivalents	(40,880)	92,347

Cash and cash equivalents at the beginning of fiscal year (restated)	351,381	259,034

(Decrease)/ Increase in cash and cash equivalents	(40,880)	92,347

Cash and cash equivalents at the end of the fiscal year	310,501	351,381

The accompanying notes 1 through 20 to the financial statements are an integral part of these statements.

Nuevo Banco Suquía S.A.

Notes to the Financial Statements
As of December 31, 2004 and 2003
(Stated in thousands of pesos)

1.	COMPANY ORGANIZATION AND SALE OF CAPITAL STOCK
a)     Company organization
As a result of the illiquidity situation resulting from the permanent cash withdrawals made by the depositors of the former Banco Suquía S.A., on May 17, 2002, the former Banco Bisel S.A., acting on its own account and in its capacity as parent of the former Banco Suquía S.A., requested that the Central Bank of Argentine Republic (the Central Bank) consider the possibility of implementing the procedure provided for in section 35 bis of the Financial Institutions Law. The grounds for such request were that the controlling shareholder of the group, Crédit Agricole S.A., had resolved not to make new capital contributions to its subsidiaries and that the Central Bank had refused to continue to provide liquidity.
Consequently, Central Bank Resolution No. 95 dated May 19, 2002, established the discontinuance of operations of the former Banco Suquía S.A. under section 49 of Central Bank charter and its reorganization under section 35 bis of Financial Institutions Law, in defense of the depositors’ interests.
According to such resolution, the Central Bank resolved to:

†	Suspend the activities of Banco Suquía S.A. for a 120-day term. This term expired on September 16, 2002.

†	Approve the establishment of the Suquía trust, designating Banco de la Nación Argentina as trustee, which received certain (“excluded”) assets from the former Banco Suquía S.A.

†	Authorize Nuevo Banco Suquía S.A. to operate as a retail commercial bank, assuming the secured liabilities of the former Banco Suquía S.A. and Central Bank rediscounts.

†	Authorize Banco de la Nación Argentina to be the majority shareholder of the new bank, establishing that the former should take the necessary actions to manage, stabilize and sell its ownership interest in the latter as soon as possible, according to the relevant effective regulations.
Simultaneously, the former Banco Suquía S.A., in its capacity as trustor, Banco de la Nación Argentina, in its capacity as trustee, and Nuevo Banco Suquía S.A., in its capacity as beneficiary, signed the Suquía trust agreement. The purpose of the Suquía trust was to transfer the fiduciary ownership of certain assets from the former Banco Suquía to Banco de la Nación Argentina for their management and realization in favor of the trust’s beneficiaries. In this respect, the trust, issued privileged Class “A” and subordinated Class “B” certificates of participation, the beneficiaries of which were Nuevo Banco Suquía S.A. and the former Banco Suquía, respectively.
The Class “A” certificate of participation was issued for a value equal to the nominal value of the liabilities assumed by the new bank, plus those arising subsequently from legal decisions resulting in an increase to the deposits transferred plus accrued interest (at the rate applied by the Central Bank for rediscounts or the rate equal to C.E.R. (Coeficiente de Estabilización de Referencia— Benchmark Stabilization Coefficient) for that month, plus a nominal 5% rate p.a., whichever higher). The Class “A” certificate of participation was entirely held by Nuevo Banco Suquía S.A., which amounted to 25,551 and 512,920 as of December 31, 2004, and 2003, respectively. As explained in note 2.c), full allowances were set up for these amounts as of December 31, 2004.

Nuevo Banco Suquía S.A.

The Class “B” certificate of participation is subordinated to the Class “A” certificate of participation and was issued for an amount equal to that of the remaining corpus assets.
As a result, Nuevo Banco Suquía S.A. began operations on May 22, 2002. Its bylaws were approved by Resolution No. 56 of the Argentine Ministry of Economy on June 4, 2002. Its registered office was established in the City of Buenos Aires to act as a commercial bank. Banco de la Nación Argentina subscribed for 99% of the capital stock and Fundación Banco de la Nación Argentina subscribed for the remaining 1%.
b)     Sale of capital stock
On April 30, 2004, once the bidding process had been completed, Banco de la Nación Argentina and Banco Macro Bansud executed a preliminary sale agreement for 100% of the shares of Nuevo Banco Suquía S.A., subject to the Central Bank’s approval.
On December 9, 2004, through Resolution No. 361/04, the Central Bank’s Board of Governors resolved not to make any findings on the transfer of shares from Nuevo Banco Suquía S.A. to Banco Macro Bansud S.A., thus effectively approving the transaction. This transfer took place on December 22, 2004, the date on which the new shareholder also made the capital contribution amounting to 288,750 pursuant to the abovementioned bidding process.
A Special Shareholders’ Meeting was held on January 19, 2005, where the shareholders approved, among other issues, the change of the Bank’s registered office to the City of Córdoba. The new registered office was registered with Inspección de Personas Jurídicas de la Provincia de Córdoba (Business Associations Regulatory Agency of the Province of Córdoba).
Finally, on March 14, 2005, Banco Macro Bansud S.A. transferred 0.01646% of the Bank’s capital stock to certain shareholders. Therefore, as of December 31, 2004, its ownership interest was 99.98354%.

2.	THE BANK, THE ARGENTINE MACROECONOMIC ENVIRONMENT AND FINANCIAL SYSTEM
The Argentine economic and financial situation worsened in 2001, when the government suspended payments on the sovereign debt and imposed severe restrictions on cash withdrawals from financial institutions.
In early 2002, the Argentine Congress enacted Public Emergency and Foreign Exchange System Reform Law No. 25,561. This law introduced significant changes to the economic model implemented until that date and amended Convertibility Law (the currency board that pegged the Argentine peso at parity with the US dollar). In addition, different mechanisms were implemented to convert foreign-currency payables and deposits into pesos (known as pesification) and severe foreign exchange restrictions.
Subsequently, the Federal Government has instituted a significant amount of other measures such as compensation for the asymmetrical pesification and application of C.E.R./ C.V.S. (Coeficiente de Estabilización de Referencia/ Coeficiente de Variación Salarial) adjustments (consumer price coefficients based on inflation and salary levels), the government debt restructuring, signing of the Letter of Intent with the International Monetary Fund, relaxation of foreign-exchange controls, final exchange phase of provincial debt instruments, restructuring of private-sector debts and lifting of restrictions on bank deposits.
On January 14, 2005, the Federal Government started the restructuring process for a substantial part of Argentina’s sovereign debt, in default since late 2001. The process included a significant reduction in the principal owed as well as reduction in interest rates and extension of payment terms. For this purpose, the Federal Government offered three types of bonds in exchange for the defaulted securities,

Nuevo Banco Suquía S.A.

as established by Presidential Decree No. 1,753/04. Additionally, the Government announced that it was not planning to make any payments on the debt not submitted to the restructuring process. The exchange period came to an end on February 25, 2005. The acceptance level by the sovereign debt holders received by the exchange offer was significant. On March 3, 2005, the Federal Government announced the outcome of the exchange, the degree of acceptance of which amounted to 76%. This implied that Argentina was no longer in default on its sovereign debt.
The presentation of the financial statements requires Management to make estimates and assumptions that affect the reported figures of assets, liabilities income, expenses and contingencies. The actual amounts and results could differ from these estimates.
These financial statements should be read in the light of the events explained above.
The following are the measures implemented by the Argentine Government since the late 2001 economic crisis. Certain measures are still prevailing as of the date of these financial statements. Additionally, below are descriptions of the actions implemented by the Bank to address such effects.

a)	Financial institutions compensation

1)	For the effects of the devaluation and compulsory pesification
According to the provisions of Law No. 25,561 and sections 2, 3 and 6 of Presidential Decree No. 214/02, as amended and supplemented, a significant portion of assets and liabilities in foreign currency were converted into pesos in early 2002. The compensation to be provided to financial institutions was established in Sections 28 and 29 of Presidential Decree No. 905/2002 dated June 1, 2002.
Under such sections, the Argentine Ministry of Economy was to provide financial institutions with Argentine Government Bonds (BODEN) denominated in Argentine pesos and/or US dollars as a full and final compensation for the negative equity effects arising from pesification at an asymmetrical exchange rate of receivables and payables denominated in foreign currency, as well as for the net negative position in foreign currency resulting from their pesification.
At the end of 2004, the Central Bank completed reviewing the calculation of the compensation for the asymmetric pesification of the foreign currency position of the former Banco Suquía prior to devaluation. Several changes were made to the regulations and interpretation criteria of the process that, due to its complexity, resulted in several adjustments that the Central Bank required from the Bank and were recorded. Upon completion of Central Bank’s review, the final amounts were determined and only the formal delivery of the bonds is still pending.
Also, as of December 31, 2004, the Bank disclosed in “Other receivables from financial intermediation— Other receivables not covered by debtor classification regulations”, the compensation receivable in federal government bonds (BODEN 2007 and BODEN 2012) for 347,694. As of December 31, 2003, there was no such an amount (these assets were redeemed from the Suquía trust during 2004).

2)	For the effects of the asymmetric indexation
Law No. 25,796 and Presidential Decree No. 117/2004 allowed for compensation to financial institutions of up to 2,800,000 to compensate fully, solely and definitively the effects caused by effective general rules, whereby the CVS (salary variation coefficient) and C.E.R. became applicable to some assets and liabilities of the bank, respectively. The Central Bank set forth the procedural rules to compensate each financial institution, following the criteria established by law.
Thus, as of December 31, 2003, the Bank recorded 18,105 (net of allowances) for the estimated amount of compensation to be received.

Nuevo Banco Suquía S.A.

During the year ended December 31, 2004, the Bank decided not to join the abovementioned compensation system. In consequence, the above mentioned compensation was charged off to income statement.

b)	Financial assistance to the government sector

1)	Guaranteed Loans— Decree No. 1,387/2001
On November 1, 2001, through Presidential Decree No. 1,387/01, the Federal Executive instructed the Ministry of Economy to offer, i.e. on a voluntary basis, to exchange federal and provincial government debts for secured-loan certificates issued and to be paid by the Federal Government or the FFDP (Provincial Development Trust Fund), with the aim of reducing interest rates of the securities to be exchanged and extending amortization terms.
In late 2001, Presidential Decrees No. 1,387/01 and 1,646/01 established the basic terms and characteristics of the exchange of Argentine public-sector debt securities and loans for new loans called Guaranteed Loans and their characteristics. Subsequently, Presidential Decree No. 471/02 established, among other things, the pesification of all federal, provincial and municipal government obligations denominated in foreign currency under Argentine law, at the Ps. 1.40 to USD 1 exchange rate, or its equivalent in any other currency, and adjusted by C.E.R. and the interest rate applicable to each type of government security and guaranteed loan, on the basis of its average life and original currency. “C.E.R.” is an inflation adjustment coefficient based on changes in the consumer price index, which became effective as from February 3, 2002 and it is published by I.N.D.E.C. (Instituto Nacional de Estadística y Censos— Argentine Institute of Statistics and Census).
Subsequently, the Federal Executive issued Presidential Decree No. 644/02 establishing the steps to be followed by institutions to accept the new conditions (pesification at the rate of Ps 1.40 to USD 1.00, application of CER, and change of the interest rate) in order to receive principal and interest payments on guaranteed loans. Should the new exchange conditions not be accepted, the original government securities, i.e. those submitted for exchange for guaranteed loans certificates, would be reverted to.
The Bank redeemed from the Suquía trust certain guaranteed loans, which were recorded in the “Loans to the non-financial government sector” account totaling 229,360 and 217,891 in the financial statements as of December 31, 2004, and 2003, respectively.
Also, the Bank complied with the provisions of Presidential Decree No. 739/03, which allows the Bank to settle the illiquidity rediscount payables to the Central Bank in the same amount of installments, not exceeding 70, as those of assets provided as security. In the case of the Bank, these assets are made up of most of the abovementioned guaranteed loans and bonds.
However, it is noteworthy that the Bank, making use of the option established by Central Bank Communiqués “A” 4,268 and “A” 4,282, fully repaid the remaining amount of rediscount on February 2, 2005.
A.F.I.P. (Administración Federal de Ingresos Públicos— Federal Public Revenue Agency) and other agencies’ administrative proceedings have had different interpretations regarding the exemption of guaranteed loans from the pesification and the C.E.R. adjustment. The Bank has considered the income mentioned in the preceding paragraph to not be subject to income tax; consequently, its effect on the calculations of income tax accrual was not considered.

2)	Provincial debt exchange— Law No. 25,570
On October 25, 2002, the Ministry of Economy issued Resolution No. 539/02 describing the mechanism to exchange eligible provincial debt provided in sections 1 and 12, Presidential Decree

Nuevo Banco Suquía S.A.

No. 1,579/02. As of the date of issuance of these financial statements, such bonds were delivered at different stages, depending on the provincial governments involved.
In prior years, the Bank received from the Suquía trust secured bonds (BOGAR) arising from the pesification of debts of the Provinces of Córdoba, Salta, Entre Ríos and Mendoza.
Finally, on June 6, 2005, the loan granted to the Municipality of the City of Córdoba was restructured through the exchange for secured bonds.
As of December 31, 2004, and 2003, such secured bonds were recorded in the “Unlisted government securities” account totaling 289,430 and 270,254, respectively.

3)	Exchange of government debt
Presidential Decrees Nos. 1,733 and 1,735 were issued on December 10, 2004. They established the restructuring of the Argentine Government bonds; the payment of such bonds was deferred as provided for in Section 59, Law No. 25,827 through a domestic and international exchange transaction. Such transaction should be carried out within the scope and terms and conditions detailed in such decrees and in the offer prospectus.
The restructuring comprised a global exchange offer with holders in the United States, Argentina and several countries in Europe and Asia. The government securities eligible for restructuring include all securities issued before December 31, 2001. Three new debt securities (par, quasi-par and discount) were issued with a separable unit linked to GDP, replacing the government securities eligible for restructuring. All of them mature from 30 to 42 years as from December 31, 2003, at interest rates ranging from 1.33% to 8.28%.
In January 2005, the exchange was launched in Argentina and the terms and conditions of the offer were presented in Europe and the U.S. The final acceptance level was about 76%.
The bonds were finally exchanged in June 2005 by transferring discount bonds that the Bank had selected for the exchange of the government securities eligible for restructuring. As of June 30, 2005, the securities involved in this process amounted to 1,654.
Considering that Central Bank’s rules do not require setting minimum loan loss provisions, they do not require setting any allowance for the credit assistance granted to this sector. Also, in light of the successful closing of the government debt exchange process mentioned above and considering that the Federal Government is complying with the maturities of its liabilities, including those specified above, the Bank does not record any loan loss provisions for such financing.

c)	Outstanding issues related to the payment of the certificate of participation in the Suquía trust
As a result of the former Banco Suquía’s closing process, the establishment of the Suquía trust and the organization of Nuevo Banco Suquía S.A., as mentioned in note 1, the excluded assets of the former Banco Suquía S.A., pursuant to Resolution No. 581 of Central Bank’s Board of Governors, were transferred to the Suquía trust.
Nuevo Banco Suquía S.A. received assets, from the trust in exchange for Class “A” certificate of participation held by Nuevo Banco Suquía S.A.
Although as of the date of issuance of these financial statements, some bank premises and equipment have not yet been appraised and a portion of the loan portfolio received and classified in a situation other than normal, as established in the trust agreement, has not yet been valued, the Bank’s Management has concluded that the effect of these pending appraisals and valuations will not be material to the financial statements taken as a whole.

Nuevo Banco Suquía S.A.

The Class “A” certificate of participation in the Suquía trust amounting to 25,551 and 512,920 as of December 31, 2004, and 2003, respectively was recorded in the “Other receivables from financial intermediation— Other not covered by debtor classification standards” account. Based on estimates the recoverability of the trust’s remaining assets and the potential results of the appraisals and valuations of the assets referred to in the preceding paragraph, 100% allowances were recorded for these amounts as of December 31, 2004.

d)	Deposits. Rescheduling of amounts. Exchange for Argentine government bonds
(Exchange I and II)
As a result of the economic crisis, the Federal Executive has issued Decree No. 1,570/2001 establishing severe restrictions on the withdrawal of funds from financial institutions. Subsequently, a number of rules were issued that established a schedule for rescheduled maturity of deposits existing in the financial system (CEDROS). The Central Bank, through a series of communiqués, established the dates for the reimbursements of deposits based on their currency and amounts.
As part of the process related to lifting restrictions on bank deposits, the Federal Executive Branch established Exchanges I and II for financial system deposits. Through those exchanges, holders of deposits could opt for receiving government securities in consideration for their rescheduled deposits.
In relation to Exchange I, the Bank received requests from its depositors for Argentine government bonds amounting to approximately 231,044. On September 9, 2002, the Bank requested loans in pesos to acquire “Federal Government Bonds in US dollars at LIBOR maturing in 2005”, “Federal Government Bonds in pesos at 2% maturing in 2007” and “Federal Government Bonds in US dollars at LIBOR maturing in 2012”, as established in point 2(4)2 of Central Bank Communiqué “A” 3,717 in the amount of 161,869. In such request, the Bank offered as security a first pledge on Class “A” certificate of participation in the Suquía financial trust (see note 6.4).
In relation to Exchange II, the Bank received requests from its depositors amounting to 13,119 (principal). As of the date of issuance of these financial statements, the subscription and delivery of such bonds is being implemented by the Federal Government.
As of December 31, 2004, and 2003, the Bank carried 52,218 and 104,405, respectively, in rescheduled deposits (CEDROS).

e)	Legal actions
The measures adopted by the Federal Executive in 2002 with respect to the situation of public emergency in political, economic, financial and foreign exchange matters triggered a number of legal actions brought by individuals and companies against the Federal Government, the Central Bank and financial institutions for claiming that some of those measures infringed upon their constitutional rights (“amparos”).
In the particular case of deposits denominated in foreign currency, the trial courts began to order the partial or total reimbursement of such deposits, either in foreign currency or at the free-exchange rate at the time of reimbursement, until a final pronouncement was made as to the constitutionality of the pesification of foreign-currency deposits, as previously established.
Some of such claims were filed with the Argentine Supreme Court, which decided whether the judgments granted by the lower courts were constitutional or not depending on each particular case. The last judgment passed by the Supreme Court established the constitutionality of the process but some aspects remained undefined. It should be noted that the effects of the Supreme Court’s judgment were limited to the parties to each case, which may change in the future. Nevertheless, lower courts usually follow and apply Supreme Court precedents.

Nuevo Banco Suquía S.A.

If the courts make a final favorable decision on the constitutionality of pesification of foreign-currency deposits (e.g. if a decision similar to the abovementioned last judgment is pronounced), the Bank would be entitled to require the reimbursement of the amounts paid in excess of the amount required by effective regulations. Conversely, if the courts decide that deposits should be reimbursed in foreign currency, then there may be further claims against the Bank. However, the Bank’s management believes that these additional payments should be eventually included in the compensation mechanisms implemented to compensate financial institutions for the effects of the asymmetrical pesification of their assets and liabilities.
As of the date of the respective report, there still is uncertainty as to the final court decisions and their potential effects on: (i) the recoverability of the capitalized amounts; (ii) those depositors’ claims sustained, but only as to the delivery of a portion of the original amount in US dollars; and (iii) the contingent risk of potential additional legal claims pending with courts as to which no judgment has yet been issued on the constitutional actions.
As established in the Suquía trust establishment agreement, the amounts that Nuevo Banco Suquía S.A. should pay in excess of the amount of such pesified deposits and adjusted according to effective regulations, mainly resulting from US dollar-exchange differences, shall be compensated by the Suquía trust by increasing the amount of the Class “A” certificate of participation issued by such trust fund.
In the event that the trust’s assets are not enough to cover the higher amounts paid in this respect, they may be recorded in the “Intangible assets” account, in accordance with Central Bank’s rules, and the Bank will analyze the actions to be taken to recover them.
To date, the Bank has been able to compensate the constitutional rights protection actions paid to its depositors with the increase of Class “A” certificate of participation in the Suquía trust.
In light of the complexity of the issue, and considering that those situations may result in gain or loss contingencies, whose likelihood of occurrence is considered to be more than remote but less than probable, the related amount or range of the amount involved cannot be estimated.

3.	SIGNIFICANT ACCOUNTING POLICIES
The preparation of the Bank’s financial statements requires Management to make, in certain cases, estimates and assumptions to determine the book amounts of assets and liabilities, as well as the disclosure of contingent assets or liabilities as of each of the dates of presentation of the accounting information included in these financial statements.
Management records entries based on the best estimates according to the likelihood of occurrence of different future events and the final amounts may differ from such estimates, which may have a positive or negative impact on future periods.
3.1.     Comparative information
The financial statements for the fiscal year ended December 31, 2004 are presented comparatively with the financial statements for the year ended December 31, 2003.
3.2.     Restatement in constant pesos
The accounting standards in Argentina require financial statements to be stated in constant pesos. In a monetary stability context, the nominal currency is used as constant currency, but, in an inflationary or deflationary context, the financial statements should be stated in pesos reflecting the purchasing power as of their closing date by recognizing the changes in the domestic WPI (Wholesale Price Index) published by the I.N.D.E.C, under F.A.C.P.C.E. (Federación Argentina de Consejos Profesionales de

Nuevo Banco Suquía S.A.

Ciencias Económicas— Argentine Federation of Professional Councils in Economic Sciences) Technical Resolution No. 6 restatement method.
The Bank’s financial statements, recognize the changes in the peso purchasing power until February 28, 2003, under Presidential Decree No. 664/2003, C.N.V. (Comisión Nacional de Valores— Argentine Securities and Exchange Commissions) General Resolution No. 441 and Central Bank Communiqué “A” 3,921. Professional accounting standards provide that the restatement method established by Technical Resolution No. 6 should have been discontinued as from October 1, 2003.
The accounting information is restated in constant currency on a monthly basis, using I.N.D.E.C.’s domestic WPI measurements.
3.3.     Valuation methods
These financial statements have been prepared under Central Bank’s rules.
a)     Assets and liabilities denominated in foreign currency
As of December 31, 2004 and 2003, the assets and liabilities denominated in US dollars were valued at Central Bank benchmark US dollar exchange rate effective as of the closing date of transactions on the last business day of each year-end. Additionally, assets and liabilities denominated in other foreign currencies were converted at Central Bank’s benchmark exchange rate. Foreign exchange differences were recorded in the income statement for each year-end as foreign exchange, net.
b)     Government and private securities

1)	Listed government securities
Holdings for trading or intermediation transactions: they were stated at the effective quoted price for each security as of each year-end. Differences in quoted market values were recorded in the income statement for each year-end.

2)	Unlisted government securities
i)     Secured bonds under Presidential Decree No. 1,579/02 and Tax Credit Certificates: as of December 31, 2004 and 2003, they were valued as established by Central Bank Communiqué “A” 3,911 and 4,084, as supplemented, at the lower of net present value or notional value. The difference between the determined value and the notional value, calculated as established in point 3 of Central Bank Communiqué “A” 4,084, was reflected in the income (loss) for each year.
In the case of peso- denominated instruments which include indexation clauses (C.E.R.), the present value was calculated based on cash flows according to the contractual conditions (taking into account, if applicable, the accumulated C.E.R. accrual by month-end), discounted at the interest rates established in point 2 of such Communiqué (for the year ended December 31, 2004: 3.50% and for the year ended December 31, 2003: 3%). Such calculations were made following specific guidelines established in such Communiqué (present value rate, certain effects determined for the aggregation of securities and guaranteed loans, among others).
In the case of peso-denominated instruments which do not include indexation clauses, Central Bank Communiqué “A” 4,163 established the methodology to calculate their present values. Thus, the interest rate used to discount the cash flows for the fiscal year ended December 31, 2004, was 3.71%
ii)     Instruments issued by the Central Bank— LEBAC (Central Bank bills): they were valued at their face value, adjusted by C.E.R., plus interest accrued until each year-end, applying the rates stipulated in their issuance conditions.

Nuevo Banco Suquía S.A.

3)     Investments in listed private securities
As of December 31, 2004 and 2003, they were valued at the effective quoted price at year-end. Market value differences were recorded in the income statement for each year-end.
c)     Loans and Other Assets from the Non-Financial Government Sector
The guaranteed loans certificates issued by the Federal Government under Presidential Decree No. 1,387/01 and other loans to the non-financial government sector were valued as established by Central Bank Communiqué “A” 3,911, as supplemented, at the lower of net present value or notional value. The difference between the determined value and the notional value, calculated as established in point 3 of Central Bank Communiqué “A” 4,084, was reflected in the income (loss) for each year.
In the case of peso- denominated instruments which include indexation clauses, the present value was calculated based on cash flows according to the contractual conditions (taking into account, if applicable, the accumulated C.E.R. accrual by month-end), discounted at the interest rates established in point 2 of such Communiqué (for the year ended December 31, 2004: 3.50% and for the year ended December 31, 2003: 3%). Such calculations were made following specific guidelines established in such Communiqué (present value rate, certain effects determined for the aggregation of securities and guaranteed loans, among others).
In the case of peso-denominated instruments which do not include indexation clauses, Central Bank Communiqué “A” 4,163 established the methodology to calculate their present values. Thus, the interest rate used to discount the cash flows for the fiscal year ended December 31, 2004, was 3.71%.
d)     Interest accrual
Interest has been accrued by a compound interest when earned, except interest on foreign currency and interest whose maturity does not exceed 92 days, on which interest has been accrued by a simple interest formula.
The Bank suspends the accrual of interest generally when the related loan is non-performing and the collection of interest and principal is in doubt, generally after 90 days. Accrued interest remains on the Bank’s books and is considered a part of the loan balance when determining the allowances for loan losses. Interest is then recognized on a cash basis after reducing the receivable of accrued interest, if applicable.
e)     C.E.R. accrual
As of December 31, 2004 and 2003, receivables and payables have been adjusted by the C.E.R. as follows:

†	Guaranteed loans: they were indexed in accordance with Ministry of Economy Resolution No. 50/02, which provided that income and amortization payments related to these loans should be made considering the C.E.R. of ten business days before the due date of such payment.

†	Other loans: under Central Bank Communiqué “A” 3,507, as supplemented, the payments through September 30, 2002, were made under the original terms of each transaction and were recorded as prepayments. From February 3, 2002, the principal was adjusted by C.E.R. prevailing on December 31, 2004, and 2003, as the case may be.

†	Deposits and other assets and liabilities: the C.E.R. was applied as of December 31, 2004 and 2003, respectively.
f)     Allowance for loan losses and provisions for commitments
These provisions have been calculated based on the estimated uncollectibility risk of the Bank’s credit portfolio. This results from evaluating the degree of the debtors’ compliance and the guarantees and

Nuevo Banco Suquía S.A.

collateral supporting the respective transactions under Central Bank Communiqué “A” 2,950, as supplemented.
In cases where loans with specifically allocated provisions are settled and the specific provisions that had been established in previous years are greater than what is deemed necessary, the excess is reversed and recorded in current year profit.
Recoveries on charged off loans are recorded directly to income.
The Bank also assesses the credit risk associated with off-balance sheet commitments and determines the appropriate amount of credit loss liability that should be recorded. The liability for off-balance sheet credit exposure related to commitments is included in “Provisions” in the accompanying Balance Sheet.

g)	Other receivables and Other liabilities from financial intermediation
g.1)     Amounts receivable from spot and forward sales pending settlement:
As of December 31, 2004, and 2003, they were valued based on the prices agreed upon for each transaction, plus related premiums accrued as of each year-end.
g.2)     Securities and foreign currency to be delivered under spot and forward sales pending settlement:
As of December 31, 2004 and 2003, they were valued at the listed prices of the respective instruments as of such dates. Listed-price differences were allocated to the income (loss) for each year-end.
g.3)     Compensation Bonds to be received (Decree No. 905/02):
As of December 31, 2004, the Compensation Bonds to be received by the Bank have been booked under the “Other receivables from financial intermediation— Other receivables not covered by debtor classification regulations” account, and were valued at their nominal value, plus interest accrued according to the issuance conditions, translated into pesos as described in Note 3.3.a), pursuant to Central Bank Communiqué “A” 3,785.

h)	Certificate of participation in the Suquía trust
As of December 31, 2004, and 2003, the certificate of participation in the Suquía trust was stated at (ii) the nominal value, (ii) plus interest accrued at year-end, in accordance with clause 19(1)4 of the Suquía trust agreement, (iii) net of the redemptions made by the Bank in its capacity as beneficiary of the certificate of participation, as established by clause 19(1)5 of the second amendment to the Suquía trust agreement.
As of December 31, 2004, and 2003, such certificate was recorded in the “Other receivables from financial intermediation— Other not covered by debtor classification standards” account since such certificate is not publicly offered. As explained in note 2.c), as of December 31, 2004, the Bank established an allowance for the total amount of the abovementioned asset.

i)	Investments in other companies
They were valued at cost, restated as explained in note 3.2., which does not exceed the value determined by the equity method.

j)	Bank premises and equipment and other assets
They were valued at acquisition cost, restated as explained in note 3.2., less the related accumulated depreciation calculated under the straight line method and based on the estimated months of their useful life.

Nuevo Banco Suquía S.A.

As of December 31, 2004, the Bank’s branch network includes certain branches that were located in properties leased to the Bank (some of which are renewable for periods between 2 and 6 years).
The estimated future lease payments in connection with these properties are as follows:

In thousands
Fiscal year end	of Ps.

2005	2,578
2006	2,027
2007	1,549
2008	771
2009	288
2010 and after	131

Total	7,344

As of December 31, 2004 and 2003 rental expenses amounted to 4,807 and 4,529 respectively.
k)     Intangible assets
They were valued at acquisition cost, restated as explained in note 3.2., less the related accumulated depreciation calculated based on the estimated months of their useful life over five years using the straight line method.
l)     Government securities deposited
They were valued at each security listed price as of each years-end, plus the related accrued interest. Listed-price differences and interest accrued were charged in the income statement for each year-end. They are included in the “Certificates of deposits” account.
m)     Provisions for liabilities
They represent contingencies not booked in other accounts in relation with existing or potential claims, lawsuits and other proceedings, including those involving labor and other matters. The Bank accrues liabilities when it is probable that future costs will be incurred and such costs can be reasonably estimated.
n)     Severance pay
Severance pay is charged to income upon payment.
o)     Shareholders’ equity accounts
They are restated as explained in note 3.2., except for the “Capital Stock” account which has been maintained at original value. The adjustment resulting from its restatement as explained in note 3.2. is included in the “Adjustments to Shareholders’ Equity” account.
p)     Statement of Income Accounts
Accounts reflecting monetary transactions (financial income and expenses, service-charge income and service-charge expenses, administrative expenses, loan losses, etc.) which occurred during the fiscal year ended December 31, 2004, were computed at their historical value considering the monthly accrual; whereas for the fiscal years ended December 31, 2003, was restated as explained in note 3.2.
Accounts reflecting the effects on income of the sale, retirement or consumption of non-monetary assets were computed on the basis of the restated amounts of such assets which were restated as mentioned in note 3.2.

Nuevo Banco Suquía S.A.

The effect of inflation on the maintenance of monetary assets and liabilities through February 28, 2003, has been recognized in three accounts called “Monetary loss on financial intermediation”, “Monetary income on operating expenses” and “Monetary income on other operations”. These account include monetary transactions which were restated by applying adjustment coefficient to the historical amounts accrued on a monthly basis.
q)     Statement of cash flow
For the purpose of reporting cash flows, cash and cash equivalents include amounts set forth under “Cash” (“Cash on hand”, “Due from banks Correspondents” and “Others”). The statements of cash flows were prepared using the measurement methods prescribed by the Central Bank. Cash and cash equivalents represent instruments which are readily convertible to known amounts of cash and have original maturities of 90 days or less.
The Bank paid minimum presumed income tax of 3,440 and 2,056 for the years ended December 31, 2004 and 2003, respectively.
The Bank paid interest expense of 49,006 and 113,911 as of December 31, 2004 and 2003, respectively.

4.	INCOME TAX AND MINIMUM PRESUMED INCOME TAX
The Bank calculates the income tax charge by applying the effective 35% rate to taxable income for the year, without giving effect to temporary differences between book and taxable income.
In fiscal year 1998, Law No. 25,063 established minimum presumed income tax for a ten-year term. This tax is supplementary to income tax; while the latter is levied on the taxable income for the year, minimum presumed income tax is a minimum levy assessment by applying the current 1% rate on the potential income of certain productive assets. Therefore, the Bank’s tax obligation for each year will be equal to the higher of these taxes. In the case of institutions governed by Financial Institutions Law, such law provides that they shall consider as taxable income 20% of their assets subject to tax after deducting those assets defined as non-computable. However, if minimum presumed income tax exceeds income tax in a given year, the excess may be credited as a payment towards any income tax in excess of minimum presumed income tax that may occur in any of the following ten years, once accumulated net operating losses (NOLs) have been used.
As of December 31, 2004 and 2003, the Bank did not accrue income tax because it carried a net operating loss as of those dates.
The accumulated minimum presumed income tax amounting to 10,129 as of December 31, 2004, was capitalized in the “Other receivables— Other” account. Pursuant to Central Bank Communiqué “A” 4,295, tax credits break down as follows:

	Tax credit	Estimated year to
Year of origin	capitalized	use the tax credit

2002	2,075	2009
2003	3,791	2009
2004	4,263	2009

	10,129

The Bank capitalized this amount based on the tax projections made, considering as a basis the projected financial statements prepared pursuant to Central Bank Communiqué “A” 4,111, as amended, and the own estimates of the future evolution of the Bank’s business.

Nuevo Banco Suquía S.A.

5.	DIFFERENCES BETWEEN CENTRAL BANK’s RULES AND PROFESSIONAL ACCOUNTING STANDARDS EFFECTIVE IN THE PROVINCE OF CORDOBA, ARGENTINA
On December 8, 2000, the Board of Governance of the F.A.C.P.C.E. approved Technical Resolutions Nos. 16, 17, 18.19, and 20 incorporating amendments to professional accounting valuation and disclosure standards. On February 28, 2002, the Professional Council in Economic Sciences of the Province of Córdoba approved such standards with certain amendments, which are mandatorily effective for the years beginning January 1, 2003, except for Technical Resolution No. 21, which is effective for the years beginning April 1, 2003.
As of the date of issuance of these financial statements, the Central Bank had not adopted all the valuation and disclosure changes required by professional accounting standards and their application to the financial statements of financial institutions is therefore not required. Therefore, the Bank did not quantify the net effects on the shareholders’ equity or the gain (loss) generated by all the differences between such accounting standards and those of the Central Bank.
Below are the main differences between professional accounting standards and Central Bank’s rules as of December 31, 2004, and 2003:
a.    Valuation aspects
1.     The Bank determines income tax by applying the effective rate to estimated taxable income without considering the effect of temporary differences between book and taxable income. In accordance with the professional accounting standards effective in the Province of Córdoba, income tax should be recognized by the deferred tax method, which consists in recognizing (as receivable or payable) the tax effect of temporary differences between the book and tax valuation of assets and liabilities, and in subsequently charging them to income for the periods in which such differences are reversed, considering the possibility of using net operating losses in the future.
2.     Holdings of Government Securities and credit assistance to the non-financial government sector are valued in accordance with rules and regulations issued by the Federal Government and the Central Bank. In particular, the Central Bank Communiqué “A” 3,911 as supplemented establishes present value criteria, applying regulated discount rates, for the valuation of unlisted government securities and certain receivables from the non-financial government sector, as explained in notes 3.3.b) and 3.3.c). Additionally, effective loan-loss provisioning regulations issued by the Central Bank establish that receivables from the non-financial government sector are not subject to loan-loss provisioning, whereas professional accounting standards require receivables to be compared with their recoverable value every time financial statements are prepared.
The Bank’s particular situation was as follows:

i. As disclosed in Notes 2.b.2), as of December 31, 2004 and 2003, the Bank booked in “Unlisted Government securities”, secured bonds under Decree No. 1,579/02, that were valued according Central Bank Communiqué “A” 3,911 as supplemented, for an amount of 289,430 and 270,254, respectively. In accordance with professional accounting standards, these assets should be stated at their market values.

ii. As disclosed in Notes 2.b.1), as of December 31, 2004 and 2003, the Federal Government Guaranteed Loans from the exchange established by Federal Executive Decree No. 1,387/01, are booked in the account “Loans— To the non-financial government sector” in the net aggregate amount of 229,360 and 217,891, respectively. In accordance with professional accounting standards, these assets should be stated at their market values.

iii. As explained in note 2.a.1), as of December 31, 2004, the Bank recorded in “Other receivables from financial intermediation— Other not covered by debtor classification stan-

Nuevo Banco Suquía S.A.

dards” Federal Government Bonds to be received— BODEN 2007 and 2012— for the compensation established by Presidential Decree No. 905/02, which were stated at their face values in the amount of 347,694. In accordance with professional accounting standards, these assets should be stated at their market values.
b.    Disclosure aspects
1.     The Bank has not presented a statement of cash flows broken down by operating, investment and financing activities, and disclosing interest, dividends, and taxes for the amounts actually collected or paid.
2.     As of December 31, 2004, and 2003, the Bank did not disclose the information by segment in its statement of income.

6.	RESTRICTED ASSETS
6.1.     On March 9, 2004, Nuevo Banco Suquía S.A. transferred secured bonds and guaranteed loans to the Central Bank to guarantee the advance for temporary illiquidity granted by the regulatory agency through Resolution No. 315/02, dated March 21, 2002. This guarantee replaces the one previously granted to the Central Bank by assigning the first pledge on the Class “A” certificate of participation in the Suquía trust, which is part of the Bank’s assets.
This change to the guarantee resulted from the Bank’s compliance with Central Bank Communiqué “A” 3,941 dated April 30, 2003.
As of December 31, 2004, the value of secured bonds and guaranteed loans involved amounted to 351,979. As of December 31, 2003, there was no such an amount.
On February 2, 2005, and under the framework of the call for bids for the early repayment of installments payable to the Central Bank, as provided for in Communiqués “A” 4,268 and “A” 4,282, the Bank made the early repayment of 164,709. On the same date, the Bank made the early repayment of the remaining additional outstanding balance of such loans of 99,755.
Notwithstanding the latter payment, the guarantee proportional thereto has not yet been released, whereas the guarantee for the portion repaid by the bidding process shall be kept over the original term of the loan.
6.2.     As of December 31, 2004 and 2003, the Bank kept the following assets as guarantee, which were recorded in the “Guarantee deposits” account in the “Other receivables—Other” item.

Item	2004	2003

Credit card transactions	5,313	9,721
Other guarantee deposits	1,636	1,394
6.3.     As of December 31, 2004 and 2003, the Bank had booked under account “Other receivables from financial intermediation— Central Bank of Argentine Republic” 22,978 y 3,877, respectively, related to the amounts in the special guarantee accounts with the Central Bank for transactions related to the electronic clearing houses and similar ones.
6.4.     As of December 31, 2004 and 2003, the Bank had used the Class “A” certificate of participation in the Suquía trust as guarantee for the advance granted by the Central Bank to purchase “Government bonds 2005, 2007 and 2012,” which would be used for the deposit exchange option exercised by the holders of deposits at Nuevo Banco Suquía S.A. This guarantee covers principal, adjustments and interest up to the maximum amount of 178,056. The original value of the advance

Nuevo Banco Suquía S.A.

was 161,869, and the book-value as of December 31, 2004 y 2003, was 233,464 y 229,384, respectively.

7.	BANK DEPOSITS GUARANTEE INSURANCE SYSTEM
Law No. 24,485, and Decree No. 540/95, provided for the organization of a Bank Deposit Guarantee Insurance System, characterized as being limited, mandatory and for valuable consideration, designed to provide coverage for risks inherent in bank deposits, as a protection subsidiary and supplementary to the one offered by the system of bank deposit privileges and protection created by Financial Institutions Law. Such Law provided for the organization of the company “Seguro de Depósitos S.A.” (SEDESA) to manage the Deposit Guarantee Fund (F.G.D.). In August 1995, such company was organized.
This system shall cover the deposits in Argentine pesos and foreign currency opened in the participating institutions as checking accounts, savings accounts, certificates of deposit or any other modes determined by the Central Bank, as long as fulfilling the requirements under Presidential Decree No. 540/95 and any others established by the enforcement agency. On the other hand, the Central Bank issued rules excluding from the deposits guarantee system the deposits made by other financial institutions, those made by entities related to the Bank, deposits of securities, etc.

8.	TRANSACTIONS WITH RELATED PARTIES
The amounts as of December 31, 2004, of the transactions with the parent company (Banco Macro Bansud S.A.) are as follows:

Item	2004

Assets
Cash— Due from banks and correspondents	3
Net income (loss)
Financial income— Interest on other receivables from financial intermediation	7
Financial expense— Other interest	(4)

9.	STATUTORY OPERATING RATIOS
As of December 31, 2004, the Bank submitted to the Central Bank its monthly statutory operating ratios required by such regulatory agency. It did not comply with the credit risk diversification and global foreign currency position ratios, while it duly complied with the fixed assets and minimum capital ratios as of that date.
The shortage in the global foreign currency position results from holding BODEN 2012 to be received as compensation for the asymmetrical pesification and redeemed from the Suquía trust, which is a pervasive situation in the entire financial system. If these bonds are excluded from the position, there is no such non-compliance with this ratio. However, the Bank filed a note with the Central Bank regarding this situation. No reply has been received as of the date of these financial statements.
The shortage in the credit risk diversification ratio results from the redemptions of the certificates of participation in the Suquía trust, especially of federal government guaranteed loan certificates. The Bank believes that such requirement is not applicable because these loans are preexisting ones upon the creation of the trust and the organization of Nuevo Banco Suquía.

Nuevo Banco Suquía S.A.

10.	RESTRICTION ON EARNINGS DISTRIBUTION

†	On June 2, 2004, the Central Bank issued Communiqué “A” 4,152, which amended Communiqué “A” 3,574 by allowing financial institutions to distribute earnings subject to prior authorization by the Argentine Regulatory Agency of Financial and Foreign Exchange Institution in compliance with the Communiqué “A” 4,152 abovementioned requirements.

†	The Bank may not distribute cash dividends, except insofar as the amount by which, after the appropriations required by the law and the Bank’s bylaws, earnings exceed the difference between the book value and listed price of the Federal Government Bonds to be received under Presidential Decree No. 905/02, Title VI, sections 28 and 29, which was 23,163 at December 31, 2004.

Finally, as established in Central Bank Communiqué “A” 4,295, to determine the amounts to be distributed it will be necessary to deduct the assets booked for minimum presumed income credits from unappropriated retained earnings. Such balance amounts to 10,129 at December 31, 2004.

†	According to Law No. 25.063, the dividends distributed in cash or in kind exceeding taxable income accumulated as of the year-end immediately prior to the payment or distribution date will be subject to a 35% income tax withholding as a single and final payment. Income to be considered in each tax year will result from deducting the tax paid for the tax period(s) in which allocable income was generated or the related proportional amount from taxable income, and adding dividends or income from other corporations not computed upon determining such income in the same tax period(s).

11.	BALANCES IN FOREIGN CURRENCY
The balances of assets and liabilities denominated in foreign currency are as follows:

	As of December 31,

	2004	2003

ASSETS
Cash	133,254	85,861
Government and private securities	7,770	721
Loans	36,186	11,909
Other receivables from financial intermediation	199,470	4,722
Investments in other companies	182	—
Other receivables	15	18
Items pending allocation	—	26

Total	376,877	103,257

LIABILITIES
Deposits	148,217	89,593
Other liabilities from financial intermediations	1,736	2,402
Other liabilities	70	493
Items pending allocation	48	172

Total	150,071	92,660

12.	INTEREST-BEARING DEPOSITS WITH OTHER BANKS
12.1.     Included in “Cash— Due from Banks and correspondents” there are: (a) interest-bearing deposits with the B.C.R.A. totaling 188,275 and 224,330 as of December 31, 2004 and 2003,

Nuevo Banco Suquía S.A.

respectively, and (b) interest bearing deposits in foreign banks totaling 13,772 and 11,151 as of December 31, 2004 and 2003, respectively.
The interest-bearing deposits with the B.C.R.A. yielded a nominal annual interest rate of 2,05% and 0,80% as of December 31, 2004 and 2003, respectively.
12.2.     Included in “Other Receivables from financial intermediation” there are other interest-bearing deposits with B.C.R.A. totaling 22,978 and 3,877 as of December 31, 2004 and 2003, respectively.

13.	GOVERNMENT AND PRIVATE SECURITIES

	As of December 31,

	2004	2003

GOVERNMENT SECURITIES
Holdings for trading or intermediation
Federal Government Bonds in Pesos at Libor, maturity 2008 (Boden 2008)	1,123	7,088
Federal Government Bonds in USD at LIBOR, maturity 2005 (Boden 2005)	290	478
Other	2,106	756

Subtotal holding for trading or intermediation	3,519	8,322

Unlisted government securities
Secured Bonds(1)	289,430	270,254
Tax Credit Certificates Decree 979/01	9,302	—

Subtotal unlisted government securities	298,732	270,254

Instruments issued by Central Bank
Unlisted Central Bank external bills (LEBAC)	359,616	137,272

Subtotal instruments issued by Central Bank	359,616	137,272

Total government securities	661,867	415,848

PRIVATE SECURITIES
Investments in listed private securities
Shares	613	448
Corporate bonds	9,886	—
Certificates of participation in financial trusts	2,887	4,371

Total private securities	13,386	4,819

Total government and private securities, before allowances	675,253	420,667

Allowances	(2,471)	—

Total government and private securities	672,782	420,667

(1)	As of December 31, 2004, these securities were disclosed as “Unlisted government securities” albeit listed, because they are valued under Central Bank Communiqué “A” 3911 as supplemented.

14.	LOANS
Description of certain categories of loans in the accompanying Balance Sheets include:

a. Non-financial government sector: loans to the government sector, excluding government owned financial institutions;

Nuevo Banco Suquía S.A.

b. Financial sector: short-term loans to other banks and short-term loans from foreign branches to banks outside Argentina.

c. Non financial private sector and foreign residents: loans given to the private sector (excluding financial institutions) and residents outside Argentina.
The classification of the loan portfolio in this regard was as follows:

	As of December 31,

	2004	2003

Non-financial government sector	303,990	280,044
Financial sector	47,504	—
Non-financial private sector and foreign residents
Commercial
—With Senior “A” guarantees	4,613	—
—With Senior “B” guarantees	126,269	37,876
—Without Senior guarantees	207,631	58,793
Consumer
—With Senior “A” guarantees	6,581	—
—With Senior “B” guarantees	282,687	122,253
—Without Senior guarantees	145,772	146,849
Less: Allowance	(143,495)	(31,606)

Total loans, net of allowance	981,552	614,209

Senior “A” guarantees consist mainly of cash guarantees, gold guarantees, warrants over primary products and other forms of self-liquidating collateral.
Senior “B” guarantees generally consist of mortgages and other forms of collateral pledged to secure the loan amount.
“Without senior guarantees” consist, in general, of unsecured third-party guarantees.
A breakdown of total loans by sector activity classified according to the principal business of the borrowers is as follows:

Economic Activity	2004	2003

Agricultural livestock— Forestry— Fishing— Minery— Hunting	148,733	43,710
Foodstuff and beverages	59,987	15,958
Mass productions of products	106,577	36,822
Electricity, oil, water	4,167	3,642
Construction	55,526	27,391
Retail and consumer products	102,705	60,028
Governmental services	343,168	309,163
Financial sector	70,674	13,666
Real estate, business and leases	26,052	20,065
Other services	97,541	35,895
Other	109,917	79,475

Total loans	1,125,047	645,815
Less: allowance	(143,495)	(31,606)

Total loans, net of allowance	981,552	614,209

Nuevo Banco Suquía S.A.

15.	ALLOWANCES FOR LOAN LOSSES AND OTHER RECEIVABLES FROM FINANCIAL INTERMEDIATION
The activity in the allowance for loan losses for the fiscal years presented is as follows under Central Bank rules:

	As of December 31

	2004	2003

—Balance at the beginning of the fiscal year	31,606	30,176
—Provision for loan losses(1)(2)	84,562	360
—Allowances for loan losses redeemed from Suquía Trust	376,605	2,730
—Write offs	(347,228)	(975)
—Recoveries(1)	(2,050)	(463)
—Monetary gain generated on allowances	—	(222)

—Balance at the end of the fiscal year	143,495	31,606

The activity in the allowance for other receivables from financial intermediation for the fiscal years presented is as follows under Central Bank rules:

	As of December 31

	2004	2003

—Balance at the beginning of the fiscal year	18,300	13
—Provision for loan losses(2)	39,831	—
—Allowances for loan losses redeemed from Suquía Trust	64,081	18,356
—Write offs	(18,244)	(20)
—Recoveries	(1,201)	(49)

—Balance at the end of the fiscal year	102,767	18,300

(1)	As of December 31, 2004 and 2003 the amount of provision for loan losses disclosed in note 19, under US SEC Regulation S-X, includes above amounts (i) less recovered loans of 346 and 524, respectively, (ii) plus direct charges off of 289 and 440, respectively, and (iii) less/plus allowances recorded as of December 31, 2003 as contingent liabilities under Central Bank rules, but considered loan loss allowances under US G.A.A.P. of (35,321) and 35,321, respectively, which were reclassified by the bank as loan loss allowances during the fiscal year ended December 31, 2004.

(2)	As of December 31, 2004 and 2003 the amount of provision for loan losses disclosed in the Statements of Income, under Central Bank rules, includes above amounts plus direct charges off of 289 and 440, respectively.

16.	OTHER RECEIVABLES FROM FINANCIAL INTERMEDIATION
The breakdown of other banking receivables by guarantee type is as follows:

	As of December 31,

Description	2004	2003

With preferred guarantees	218,214	—
Without preferred guarantees	505,055	557,092
Allowances	(102,767)	(18,300)

Total	620,502	538,792

Nuevo Banco Suquía S.A.

As of December 31, 2004 and 2003, Other receivables by financial intermediation includes 34,752 and 512,920, respectively, for unlisted certificates of participation in financial trusts.
In addition, the Bank enters into forward transactions related to government securities and foreign currencies. The Bank recognizes cash, security or currency amount to be exchanged in the future as a receivable and payable at the original transaction date. The assets and liabilities related to such transactions are as follows:

	As of
	December 31,

Description	2004	2003

Amounts receivable from spot and forward sales pending settlement
Receivables from repurchase agreements of government securities	233,159	—

	233,159	—

Amounts payable for spot and forward purchases pending settlement
Payables for spot purchases of foreign currency pending settlement and forward purchases of foreign currency	1	—

	1	—

Securities and foreign currency to be delivered under spot and forward sales pending settlement
Forward sales of government securities under repurchase agreements	233,108	—

	233,108	—

These instruments consist of short term foreign currency forward purchase and sale contracts and securities repurchase agreements, whose valuation method is disclosed in note 3.3.g).

17.	OTHER LIABILITIES FROM FINANCIAL INTERMEDIATION
The Bank borrowed funds under various credit facilities from the Central Bank for specific purposes, as follows:

	As of December, 31

	2004		2003

	Amount	Rate	Amount	Rate

Short-term liabilities	84,282	2%-3,5% + CER	47,523	2%-3,5% + CER
Long-term liabilities	399,404	2%-3,5% + CER	459,141	2%-3,5% + CER

Total	483,686		506,664

Accrued interest and adjustments on the above liabilities amounts to 83,535 and 73,756 as of December 31, 2004, and 2003, respectively, and is included in “Central Bank of Argentina— Other” under the “Other liabilities from financial intermediation” in the accompanying balance sheets.

18.	MINIMUM CAPITAL REQUIREMENTS
Under Central Bank’s rules, the Bank is required to maintain minimum levels of equity capital (“minimum capital”). As of December 31, 2004 and 2003, the minimum capital is based upon risk-

Nuevo Banco Suquía S.A.

weighted assets and also considers interest rate risk and market risk. The required minimum capital and the Bank’s capital calculated under the Central Bank’s rules are as follows:

	Required		Excess/(defect) of actual
	minimum	Computable	minimum capital over
	capital	capital	required minimum capital

December 31, 2004	67,498	315,407	247,909
December 31, 2003	84,034	57,668	(26,366)

19.	INCOME STATEMENTS AND BALANCE SHEET
The presentation of financial statements under Central Bank’s rules differs significantly from the format required by the U.S. Securities and Exchange Commission (SEC) under Rules 9-03 and 9-04 of Regulation S-X (“Article 9”). The following financial statements were restated into constant pesos, as

Nuevo Banco Suquía S.A.

explained in note 3.2. These financial statements were prepared using the measurement methods provided by Central Bank, but under US SEC requirements:

Statements of income	2004	2003

Interest and fees on loans	109,049	89,704
Interest on interest-bearing deposits with other banks	1,931	2,824
Interest on other receivables from financial intermediation	21,672	109,697
Interest on securities and foreign exchange purchased under resale agreements	239	—
Government securities and other trading gains, net	37,300	8,964
Foreign exchange, net	19,274	13,651
Other interest income	1,279	3,346

Total interest income	190,744	228,186

Interest on deposits	39,482	102,165
Interest on short-tern borrowings	14,346	17,082
Other interest expense	58,547	22,002
Monetary loss on financial intermediation	—	508

Total interest expense	112,375	141,757

Net interest income	78,369	86,429

Provision for loan losses, net	(47,134)	(35,134)

Net interest income after provision for loan losses	31,235	51,295

Service charges on deposit accounts	71,355	53,477
Other commissions	2,594	2,526
Foreign currency exchange trading income	4,934	3,452
Income from long-term investments	—	147
Other	18,476	14,232

Total non-interest income	97,359	73,834

Commissions	19,596	16,443
Salaries and payroll taxes	76,803	70,614
Outside consultants and services	1,474	1,068
Depreciation of bank premises and equipment	4,168	1,901
Rent	4,807	4,529
Stationery and supplies	1,831	1,878
Electric power and communications	5,567	5,469
Advertising and publicity	1,712	1,780
Taxes	3,770	3,580
Management Fee	669	268
Insurance	644	535
Security services	4,287	4,017
Maintenance, conservation and repair expenses	4,373	3,902
Amortization of organization and development expenses	340	1,643
Provision for losses on other assets and other allowances, net	55,648	2,568
(Loss) from long-term investments	74	—
Other	5,652	4,012
Monetary loss on operating expense	—	(15)
Monetary loss on other operations	—	(14)

Total non-interest expense	191,415	124,178

(Loss)/ Income before income tax expense	(62,821)	951

Nuevo Banco Suquía S.A.

Statements of income	2004	2003

(Loss)/ Income tax expense	—	—

(Loss)/ Income from continuing operations	(62,821)	951

Net (Loss)/ Income	(62,821)	951

Central Bank ’s rules also require certain classifications of assets and liabilities, which are different from those required by Article 9. The following table discloses the Bank’s balance sheets as of December 31, 2004, and 2003, as if the Bank followed the balance sheet disclosure requirements under Article 9:

	2004	2003

ASSETS
Cash and due from banks	108,454	115,900
Interest-bearing deposits in other banks	225,025	239,358
Securities purchased under resale agreements of similar arrangements	233,159	—
Trading account assets	14,434	13,141
Investment securities available for sale	658,348	407,526
Loans	1,125,047	645,815
Allowance for loan losses	(143,495)	(66,927)
Premises and equipment	72,063	70,515
Due from customers on acceptances	6,466	9,948
Compensation to be received for the asymmetric pesification	347,694	—
Certificates of participation in Suquía Trust, net of allowances	—	512,920
Other assets, net of allowances	186,225	202,018

Total assets	2,833,420	2,150,214

LIABILITIES AND SHAREHOLDERS’ EQUITY
Interest-bearing deposits	1,150,192	1,050,816
Non interest-bearing deposits	393,518	290,941
Securities sold under repurchase agreements	233,108	—
Other short-term borrowings	154,517	47,240
Long-term borrowings	329,374	459,141
Contingent liabilities	16,996	2,581
Other liabilities	241,951	208,178
Bank acceptances outstanding	6,466	9,948

Total liabilities	2,526,122	2,068,845

Common shares	303,750	15,951
Retained appropriated earnings	13,264	13,078
Retained unappropriated earnings	(9,693)	52,363
Other shareholders’ equity	(23)	(23)

Total shareholders’ equity	307,298	81,369

Total liabilities and shareholders’ equity	2,833,420	2,150,214

20.	SUMMARY OF SIGNIFICANT DIFFERENCES BETWEEN CENTRAL BANK’S RULES AND UNITED STATES ACCOUNTING PRINCIPLES
The following is a description of the significant differences between Central Bank’s rules followed in the preparation of the Bank’s financial statements and those applicable in the United States under

Nuevo Banco Suquía S.A.

generally accepted accounting principles (“U.S. G.A.A.P.”). “SFAS” shall refer to Statements of Financial Accounting Standards.
20.1.    Income taxes
a)     As explained in note 4, Central Bank’s rules do not require the recognition of deferred tax assets and liabilities and, therefore, income tax is recognized on the basis of amounts due in accordance with Argentine tax regulations and no deferred tax and liabilities are recognized.
For purposes of U.S. G.A.A.P. reporting, the Bank applies SFAS No. 109 “Accounting for income taxes”. Under this method, income tax is recognized based on the liability method whereby deferred tax assets and liabilities are recorded for temporary differences between the financial reporting and tax basis of assets and liabilities at each reporting date. SFAS No. 109 requires that an allowance for deferred tax assets be provided to the extent that it is more likely than not that they will not be realized, based on the weight of available evidence.
Deferred tax assets and liabilities are summarized as follows:

	As of December 31,

Description	2004	2003

Deferred tax assets:
Governments and private securities valuation	6,973	38,512
Loans	50,033	7,616
Other liabilities	2,191	1,810
Allowance for loss contingencies	5,949	13,266
Tax loss carryforwards	180,982	152,192

Total deferred assets	246,128	213,396

Deferred tax liabilities:
Property, equipment and other assets	(478)	(633)
Foreign exchange difference	(978)	(619)
Other	(44)	(164)

Total deferred liabilities	(1,500)	(1,416)

Deferred tax asset	244,628	211,980

Allowance for deferred tax assets	(134,856)	(145,897)

Net deferred tax assets under U.S. G.A.A.P.	109,772	66,083

As of December 31, 2004, the tax loss carryforwards of 517,090 are as follows:

Expiration year	Amount

2007	265,367
2008	169,466
2009	82,257

517,090

Nuevo Banco Suquía S.A.

The evolution of the net deferred tax assets during 2004 fiscal year is summarized as follows:

	2004	2003

Net deferred tax assets (liabilities) at the beginning of the year	66,083	(1,029)
Amount recorded in comprehensive income	(21,446)	(5,018)
Deferred tax benefit for the year	65,135	72,130

Net deferred tax assets at the end of year(1)	109,772	66,083

(1)	This amount does not include the effect of push down adjustments (see note 20.6.).
The following table accounts for the difference between the actual tax provision under Central Bank regulations and the total income tax expense in accordance with U.S. G.A.A.P.:

	Year ended
	December 31,
Description
	2004	2003

Income tax in accordance with Central Bank regulations	—	—
Deferred tax benefit (expense)
—Government and private securities	(10,093)	43,000
—Loans	42,417	6,453
—Allowance for loss contingencies	(7,317)	13,008
—Tax loss carryforwards	28,790	59,314
—Allowance for deferred tax assets	11,041	(49,744)
—Other, net	297	99

Total income tax benefit in accordance with U.S. G.A.A.P.	65,135	72,130

b)     In addition, as explained in note 4, under BCRA’ rules, as of December 31, 2004 and 2003 the Bank has an asset of 10,129 and 6,140, respectively, for the credit for Tax on minimum presume income. As of December 31, 2004 and 2003, in accordance with U.S. G.A.A.P., a 100% valuation allowance was recorded. Such credit is more likely than not that would not be recovered in a reasonably short period based on tax projections that were made.
The effects of adjustments required to state such amounts in accordance with U.S. G.A.A.P. would decrease assets by 10,129 and 6,140 as of December 31, 2004 and 2003, each year.
On the other hand, loss for the year ended December 31, 2004 would increase by 3,989 and income for the year ended December 31, 2003 would decrease by 4,156.
20.2.    Exposure to the Argentine Public Sector and Private Securities
a)     Loans— Non-financial federal governmental sector
As mentioned in note 2.b)1) the Bank redeemed from the Suquía trust certain guaranteed loans, which were recorded in the “Loans— To the non-financial government sector” account totaling 229,360 and 217,891 in the financial statements as of December 31, 2004, and 2003, respectively.
According to Central Bank’s rules, such loans were valued by using the criteria described in note 3.3.c).
Under U.S. G.A.A.P., the difference between the cost of each guaranteed loan and its expected future cash flows is accounted for in accordance with PB 6— Amortization of Discounts on Acquired Loans. In 2005, the Bank will implement SOP 03-3— “Accounting for Certain Loans and Debt Securities Acquired in a Transfer”.

Nuevo Banco Suquía S.A.

The effects of adjustments required to state such amounts in accordance with U.S. G.A.A.P. would decrease assets by 99,945 and 100,125 as of December 31, 2004 and 2003, respectively.
On the other hand, loss for the year ended December 31, 2004 would decrease by 180 and income for the year ended December 31, 2003 would decrease by 100,125.
b)     Bonds— Non-financial provincial government sector
As mentioned in note 2.b)2), on October 25, 2002, the Ministry of Economy issued Resolution No. 539/02 describing the mechanism to exchange eligible provincial debt provided in sections 1 and 12, Presidential Decree No. 1,579/02.
In prior years, the Bank received from the Suquía trust secured bonds (BOGAR) arising from the pesification of debts of the Provinces of Córdoba, Salta, Entre Ríos and Mendoza.
According to Central Bank’s rules, such bonds were valued by using the criteria described in note 3.3.b)2)i).
As of December 31, 2004, and 2003, these BOGAR are classified for U.S. G.A.A.P. purposes as available for sale securities and thus subject to the provisions of SFAS 115, carried at fair value with the unrealized gain or loss, net of income taxes, recognized as a charge or credit to equity through other comprehensive income. In connection with estimating the fair value of the BOGAR, the Bank used quoted market values.
The effects of adjustments required to state such amounts in accordance with U.S. G.A.A.P. would decrease assets by 54,043 and 106,050 as of December 31, 2004 and 2003, respectively.
On the other hand, loss for the year ended December 31, 2004 would decrease by 20,947 and income for the year ended December 31, 2003 would decrease by 120,386.
The breakdown of unrealized gains within the shareholders’ equity accounts as of December 31, 2004, and 2003, is disclosed in note 20.15.
c)     Other Loans— Non-financial provincial government sector
As of December 31, 2004 and 2003, the Bank had other loans granted to the non-financial provincial government sector. In accordance with SFAS No. 114, as of December 31, 2004 and 2003, the Bank deemed these loans to be impaired and measured impairment based on the present value of expected future cash flows discounted at the loan’s effective interest rate, with a corresponding adjustment to bad-debt expense.
According to Central Bank’s rules, such bonds were valued by using the criteria described in note 3.3.c).
The effects of adjustments required to state such amounts in accordance with U.S. G.A.A.P. would decrease assets by 19,580 and 26,390 as of December 31, 2004 and 2003, respectively.
On the other hand, loss for the year ended December 31, 2004 would decrease by 6,810 and income for the year ended December 31, 2003 would decrease by 26,390.
d)     Compensatory Bonds to be received in connection with the compensation for the “asymmetric pesification”
As mentioned in note 2.a)1), under Law No. 25,561 and Presidential Decrees No. 905/02, the Federal Government established a compensation mechanism for financial institutions because of the negative financial effects resulting from the pesification of foreign currency-denominated loans and deposits into pesos at different exchange rates.

Nuevo Banco Suquía S.A.

As of December 31, 2004, according to Central Bank’s rules, the compensations to be received were valued according to the criterion described in note 3.3.g)3).
Under U.S. G.A.A.P., these assets should be considered as “available for sale” and carried at fair value, with unrealized gains and losses reported net of income tax within the shareholders’ equity accounts.
The effects of adjustments required to state such amounts in accordance with U.S. G.A.A.P. would decrease assets by 23,163 as of December 31, 2004. Loss for the year ended December 31, 2004 would increase by 53,377.
The breakdown of unrealized gains within the shareholders’ equity accounts as of December 31, 2004, is disclosed in note 20.15.
e)     CER/ CVS compensation
As mentioned in note 2.a)2), Law No. 25,796 and Presidential Decree No. 117/2004 allowed for compensation to financial institutions of up to 2,800,000 to compensate fully, solely and definitively the effects caused by effective general rules, in cases where the CVS (salary variation coefficient) and C.E.R. became applicable to some assets and liabilities of the bank.. The Central Bank set forth the procedural rules to compensate each financial institution, following the criteria established by law.
Thus, as of December 31, 2003, the Bank recorded 18,105 (net of allowances) for the estimated amount of compensation to be received. During the year ended December 31, 2004, the Bank decided not to join the abovementioned compensation system. In consequence, the above mentioned compensation was charged off to income.
Under U.S. G.A.A.P., the right to obtain this compensation is deemed a contingent gain which can not be recognized until realized, pursuant to SFAS 5— Accounting for Contingencies.
In consequence, the effects of adjustments required to state such amounts in accordance with U.S. G.A.A.P. would decrease assets by 18,105 as of December 31, 2003.
On the other hand, loss for the year ended December 31, 2004 would decrease by 18,105 and income for the year ended December 31, 2003 would decrease by 18,105.
f)     Other unlisted government securities
As of December 31, 2004, the Bank had other unlisted government securities (excluding those unlisted government securities mentioned above). In accordance with Central Bank’s rules, these unlisted government securities were valued according to the criterion described in note 3.3.b)2)i).
According to U.S. G.A.A.P., these securities should be considered as “available for sale” and carried at fair value, with unrealized gains and losses reported as net of income tax within the shareholders’ equity accounts.
The effects of adjustments required to state such amounts in accordance with U.S. G.A.A.P. would decrease assets by 6,511 as of December 31, 2004. Loss for the year ended December 31, 2004 would increase by 6,511.
The amortized cost and fair value of Government Securities available for sale as of December 31, 2004 and 2003, are as follows:

		Gross
	Amortized	unrealized
	cost	gains	Fair value

2004	846,715	75,610	922,325
2003	287,140	14,336	301,476

Nuevo Banco Suquía S.A.

The effects of adjustments required to state the amounts mentioned from a) through f) in accordance with U.S. G.A.A.P. do not include the effect of push down adjustments (see note 20.6.).
20.3.    Loan origination fees
The Bank recognizes fees on consumer loans, such as credit cards, mortgage, pledged and personal loans stand by letters of credit and guarantees issued, when collected and charges direct origination costs when incurred. In accordance with U.S. G.A.A.P. under SFAS No. 91, loan origination fees and certain direct loan origination costs should be recognized over the life of the related loan as an adjustment of yield or by straight-line method, as appropriate.
The effects of adjustments required to state such amounts in accordance with U.S. G.A.A.P. would decrease assets by 2,508 and 501 as of December 31, 2004 and 2003, respectively. Loss for the year ended December 31, 2004 would increase by 2,007 and income for the year ended December 31, 2003 would decrease by 501.
20.4.    Allowance for loan losses
The loan loss reserve represents the estimate of probable losses in the loan portfolio. Determining the loan loss reserve requires significant management judgments and estimates including, among others, identifying impaired loans, determining customers’ ability to pay and estimating the fair value of underlying collateral or the expected future cash flows to be received. Actual events will likely differ from the estimates and assumptions used in determining the loan loss reserve. Additional loan loss reserve could be required in the future.
The loan loss reserve is maintained in accordance with Central Bank’s rules. This results from evaluating the degree of debtors’ compliance and the guarantees and collateral supporting the respective transactions.
Increases in the reserve are based on the deterioration of the quality of existing loans, while decreases in the reserve are based on regulations requiring the write-off of non-performing loans classified as “non-recoverable” after a certain period of time and on management’s decisions to write off non-performing loans evidencing a very low probability of recovery.
In addition, under Central Bank’s rules, the Bank records recoveries on previously charged-off loans directly to income and records the amount of charged-off loans in excess of amounts specifically allocated as a direct charge to the income of statement. The Bank does not partially charge off troubled loans until final disposition of the loan, rather, the allowance is maintained on a loan-by-loan basis for its estimated settlement value.
Under Central Bank rules, a minimum loan loss reserve is calculated primarily based upon the classification of commercial loan borrowers and upon delinquency aging (or the number of days the loan is past due) for consumer and housing loan borrowers. Although the Bank is required to follow the methodology and guidelines for determining the minimum loan loss reserve, as set forth by the Central Bank, the Bank is allowed to establish additional loan loss reserve.
For commercial loans, the Bank is required to classify all commercial loan borrowers. In order to classify them, the Bank must consider different parameters related to each of those customers. In addition, based on the overall risk of the portfolio, the Bank considers whether or not additional loan loss reserves in excess of the minimum required are warranted.
For consumer loan portfolio, the Bank classifies loans based upon delinquency aging, consistent with the requirements of the Central Bank. Minimum loss percentages required by the Central Bank are also applied to the totals in each loan classification.

Nuevo Banco Suquía S.A.

Under U.S. G.A.A.P., a portion of the total allowance typically consists of general amounts that are used, for example, to cover loans that are analyzed on a “pool” basis and to supplement specific allowances in recognition of the uncertainties inherent in point estimates.
The Bank’s accounting for its loan loss reserve under Central Bank rules differs in some respects with practices of U.S.-based banks, as discussed below.
a)     Recoveries and charge-offs
Under Central Bank rules, recoveries are recorded in a separate income line item under other income. Charge-offs are recorded directly as loan loss provision in the income statement. Under US GAAP, recoveries and charge-offs would be recorded in the allowance for loan losses in the balance sheet; however there would not impact on net income or shareholders’ equity.
b)     Credit Card Loans
The Bank establishes its reserve for credit card loans based on the past due status of the loan. All loans without preferred guaranties greater than 180 days have been reserved at 50% in accordance with the Central Bank’s rules.
Under U.S. G.A.A.P., the bank adopted a policy to charge off loans which are 180 days past due should be charged off.
Had U.S. G.A.A.P. been applied, the Bank’s assets would have decrease by 138 and 532 as of December 31, 2004 and 2003, respectively. In addition, loss for the year ended December 31, 2004 would be decrease by 394. Income for the year ended December 31, 2003 would be increase by 3,507.
c)     Impaired loans— Non Financial Private Sector and residents abroad
SFAS No. 114, “Accounting by Creditors for Impairment of a Loan”, and SFAS No. 118, “Accounting by Creditors for Impairment of a Loan— Income Recognition and Disclosures”, are used for computing U.S. G.A.A.P. adjustments. SFAS No. 114, as amended by SFAS No. 118, require a creditor to measure impairment of a loan based on the present value of expected future cash flows discounted at the loan’s effective interest rate, or at the loan’s observable market price or the fair value of the collateral if the loan is collateral dependent. This Statement is applicable to all loans (including those restructured in a troubled debt restructuring involving amendment of terms), except large groups of smaller-balance homogenous loans that are collectively evaluated for impairment. Loans are considered impaired when, based on Management’s evaluation, a borrower will not be able to fulfill its obligation under the original loan terms.
There are no adjustments related to impaired loans as of and for the years ended December 31, 2004 and 2003.
d)     Interest recognition— non-accrual loans
The method applied to recognize income on loans is described in Note 3.3.d). Additionally, the accrual of interest is discontinued generally when the related loan is non performing and the collection of interest and principal is in doubt generally after 90 days of being past due. Accrued interest remains on the Banks books and is considered a part of the loan balance when determining the reserve for credit losses.
Under U.S. G.A.A.P. the accrual of interest is discontinued when the contractual payment of principal or interest has become 90 days past due or Management has serious doubts about further collectibility of principal or interest, even though the loan currently is performing. When a loan is placed on non-accrual status, unpaid interest credited to income in the current year is reversed and unpaid interest accrued in prior years is charged against the allowance for credit losses.

Nuevo Banco Suquía S.A.

Had U.S. G.A.A.P. been applied, the Bank’s assets would have decrease by 2,403 and 789 as of December 31, 2004 and 2003, respectively. In addition, loss for the year ended December 31, 2004 would be increase by 1,614. Income for the year ended December 31, 2003 would be decrease by 789.
20.5.    Certificate of participation in Suquía Trust
As a result of the organization of Nuevo Banco Suquía S.A. as further described in Note 1.a), the new bank, in its capacity as beneficiary, the former Banco Suquía S.A., in its capacity as trustor, and Banco de la Nación Argentina, in its capacity as trustee, signed the Suquía trust agreement, whereby the so called “excluded” assets from the suspended bank were assigned thereto for Banco de la Nación Argentina to have the fiduciary ownership of, manage and realize the respective assets. In consideration thereof, privileged Class “A” and subordinated Class “B” certificates of participation were issued.
The Class “A” certificate of participation was issued for a value equal to the nominal value of the liabilities assumed by the new bank, plus those arising subsequently from legal decisions resulting in an increase to the deposits transferred, plus accrued interest (at the rate applied by the Central Bank for rediscounts or the rate equal to C.E.R. for that month, plus a nominal 5% rate p.a., whichever higher). The Class “A” certificate of participation was entirely held by Nuevo Banco Suquía S.A., which amounted to 25,551 and 512,920 as of December 31, 2004, and 2003, respectively. Full allowances were set up for these amounts as of December 31, 2004.
As explained in note 3.3.h), under Central Bank’s Rules, the certificate of participation in the Suquía trust was stated at (i) the nominal value (ii) plus interest accrued at year-end, in accordance with clause 19(1)4 of the Suquía trust agreement, (iii) net of the redemptions made by the Bank in its capacity as beneficiary of the certificate of participation, as established by clause 19(1)5 of the second amendment to the Suquía trust agreement. As of the date of the organization of Nuevo Banco Suquía S.A., the nominal value of this certificate approximated fair value and was equal to the fair value of liabilities assumed by the new bank.
Under US G.A.A.P., Nuevo Banco Suquía S.A. was deemed to have been acquired by the new shareholder and therefore the transaction was accounted for under SFAS 141, which requires the assets received (certificates A) and liabilities assumed (deposits) to be recognized at their fair values at the date of the incorporation. Redemptions should be recognized at the fair values of the assets received as of the date of each redemption. Certificate A of Suquía Trust is accounted for as a loan and is reviewed for impairment at each balance sheet date.
Under US G.A.A.P., the Suquía Trust is considered a related party.
Under FIN 46(R), “Consolidation of Variable Interest Entities”, Suquía Trust is considered a variable interest entity. In accordance with paragraph 14 of FIN 46(R), Nuevo Banco Suquía S.A. was not the primary beneficiary and, therefore, consolidation of the trust was not appropriate. As of December 31, 2004, Certificate A of Suquía Trust has been fully reserved.
The effect of the adjustments required to state such amounts in accordance with U.S. G.A.A.P., would be to decrease assets by 60,890 as of December 31, 2003, with no effect as of December 31, 2004.
On the other hand, loss for the year ended December 31, 2004 would decrease by 60,890 and income for the year ended December 31, 2003 would decrease by 59,375.
20.6.    Business combination— push down accounting
As a result of the acquisition of Nuevo Banco Suquía S.A. by Banco Macro Bansud S.A. as further described in Note 1.b), in accordance with SAB 54, the Bank has applied push down accounting as of December 22, 2004 and for the period from that date to December 31, 2004.

Nuevo Banco Suquía S.A.

Push down accounting is the basis of accounting which reflects the parent company’s cost in the separate financial statements of the purchased subsidiary and therefore any difference between the purchase price and the net U.S. G.A.A.P. book value of the acquiree is pushed down to the financial statements of the subsidiary. The application of push down accounting results in a new basis of accounting for the “successor” period beginning December 23, 2004. Information related to all “predecessor” periods prior to the acquisition is accounted for using the historical basis of accounting.
The effect of these adjustments is summarized as follows:

Increase in fair value of guaranteed loans	95,742
Deferred income taxes	25,351
Core deposits intangibles	46,783
Write down of non-current assets	(94,075)
Decrease in other liabilities from financial transactions	41,107

Total increase in net assets	114,908

As a result of these adjustments, the equity of Nuevo Banco Suquía S.A. was increased by 114,908 as of December 31, 2004. The effect of push down adjustments in the income statement for the period from December 22 to December 31, 2004 was not material.
20.7.    Intangible assets
Under U.S. G.A.A.P. SOP 98-1, defines three stages for the costs of computer software developed or obtained for internal use: the preliminary project stage, the application development stage and the post-implementation operation stage. Only certain costs in the second stage should be capitalized. Under Central Bank’s rules, the Bank capitalized costs relating to all three of the stages of software development.
The effects of adjustments required to state such amounts in accordance with U.S. G.A.A.P. would be to decrease assets by 608 and 632 as of December 31, 2004 and 2003, respectively. In addition loss for the year ended December 31, 2004 would decrease by 24 and income for the year ended December 31, 2003 would increase by 833. These amounts do not include the effect of push down adjustments (see note 20.6.).
20.8.    Vacation accrual
The cost of vacations earned by employees is generally recorded by the Bank when paid. U.S. G.A.A.P. requires that this expense be recorded on an accrual basis as the vacations are earned.
Had U.S. G.A.A.P. been applied, the Bank’s shareholders’ equity would be decreased by 6,232 and 5,172 as of December 31, 2004 and 2003, respectively. In addition, loss for the year ended December 31, 2004 would increase by 1,060 and income for the year ended December 31, 2003 would decrease by 1,388.
20.9.    Capital Stock
Central Bank Rules allow recognition of capital contributions into financial institutions on condition that:

•	Such contributions have been approved by the Shareholders’ Meeting.

•	At least 25% of the subscribed capital has been paid in, as provided in the Argentine Business Associations Law.
If not all subscribed capital is paid in, the remaining balance is booked in assets in the account “Other receivables— Shareholders”. As of December 31, 2003, the capital contributions to the Bank that

Nuevo Banco Suquía S.A.

remained to be paid in totaled 11,250, which the shareholders paid in full during the fiscal year ended December 31, 2004.
Under US GAAP, only shareholders’ contributions actually paid in can be considered capital.
The effect of the adjustments required to state such amounts in accordance with US GAAP would decrease assets by 11,250 as of December 31, 2003, with no effect on income.
20.10.    Reporting on Comprehensive Income (loss)
SFAS No. 130 “Reporting on Comprehensive Income” requires entities to report a measure of all changes in equity of an enterprise that result from transactions and other economic events of the period other than transactions with owners (“comprehensive income”). Comprehensive income (loss) is the total of net income (loss) and all other non-owner changes in equity.
This statement requires that comprehensive income (loss) be reported in a financial statement that is displayed with the same prominence as other financial statements with an aggregate amount of comprehensive income (loss) reported in that same financial statement. The adoption of this accounting disclosure is shown in notes 20.15. In the Bank’s case, comprehensive income is affected by unrealized gains and losses of available for sale securities, net of income taxes.
20.11.    Restatement of financial statements in constant pesos
Pursuant to Central Bank Rules, the Bank’s financial statements recognize the effects of inflation as described in note 3.2.
As allowed by the SEC, as the Banking financial statements are restated applying a methodology that comprehensively addresses the accounting for inflation, the effects of general price-level changes recognized in the Bank’s financial statements do not need to be eliminated in reconciling to U.S. G.A.A.P.

20.12.	Accounting for derivative instruments and hedging activities
SFAS No. 133 “Accounting for derivatives instruments and hedging activities” establishes accounting and reporting standards for derivative instruments, including certain ones embedded in other contracts (collectively referred to as derivatives) and for hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. If certain conditions are met, a derivative may be specifically designated as (a) a hedge of the exposure to changes in the fair value of a recognized asset or liability or an unrecognized firm commitment, (b) a hedge of the exposure to variable cash flows of a forecasted transaction, or (c) a hedge of the foreign currency exposure of a net investment in a foreign operation, an unrecognized firm commitment, an available for sale security, or a foreign currency denominated forecasted transaction.
Among other provisions, SFAS No. 133 requires that for a transaction to qualify for special hedge accounting treatment the transaction must meet specific test of effectiveness that will reduce the volatility in the income statement to the extent that the hedge is effective and all hedge ineffectiveness is required to be reported currently in computing of net income. SFAS No. 133 further requires the identification of assets, liabilities or anticipated transactions being hedged and periodic revaluation of such hedged positions to reflect the changes in market value of risk being hedged. SFAS No. 133 further expands the definition of derivatives to include certain contacts or provisions commonly embedded in contracts or financial instruments and requires that such derivatives be reported at fair value. The Bank had no such embedded derivatives.
The Bank had no derivative transactions in 2004 and 2003.

Nuevo Banco Suquía S.A.

20.13.	Accounting for guarantees
The Bank issues financial guarantees, which are obligations to pay to a third party when a customer fails to repay its obligation. The Bank charges a fee for issuance of these guarantees, which is which is deferred and recognized as income over the period of the guarantee.
Under Central Bank rules, guarantees issued are recognized as liabilities when it is probable that the obligation undertaken by the guarantor will be performed.
Under U.S. G.A.A.P., SFAS interpretation No 45 “Guarantor’s accounting and disclosure requirements for guarantees, including indirect guarantees of indebtedness or others” requires that at inception of a guarantee, a guarantor recognize a liability for the fair value of the obligation undertaken in issuing the guarantee. Such liability at inception is deemed to be the fee received by the Bank with and offsetting entry equal to the consideration received. Subsequent reduction of liability is based on an amortization method as the Bank is decreasing its risk.
Had U.S. G.A.A.P. applied, no differences would have existed in the Bank records. Additionally, the Bank recognizes the maximum potential amount of future payments in Memorandum accounts.

20.14.	Set forth below are the significant adjustments to net (loss)/ income and shareholders’ equity which would be required if U.S. G.A.A.P. instead of Central Bank’s rules had been applied:

	Increase/(decrease)

	Net (loss)/income
	years ended December 31,

	Ref.	2004	2003

Net (loss)/ income in accordance with Central Bank’s rules		(62,821)	951
Deferred taxes	20.1.a)	65,135	72,130
Tax on minimum presumed income	20.1.b)	(3,989)	(4,156)
Loans— Non financial federal government sector	20.2.a)	180	(100,125)
Bonds— Non financial provincial government sector	20.2.b)	20,947	(120,386)
Other loans— Non financial provincial government sector	20.2.c)	6,810	(26,390)
Compensatory Bonds	20.2.d)	(53,377)	—
CER/ CVS compensation	20.2.e)	18,105	(18,105)
Other unlisted government securities	20.2. f)	(6,511)	—
Loan origination fees	20.3	(2,007)	(501)
Credit card loans	20.4.b)	394	3,507
Interest recognition— non-accrual loans	20.4.d)	(1,614)	(789)
Certificate of participation in Suquía Trust	20.5	60,890	(59,375)
Intangible assets	20.7	24	833
Vacation accrual	20.8	(1,060)	(1,388)

Net income/(loss) in accordance with U.S. G.A.A.P.(1)		41,106	(253,794)

(1)	The breakdown of net income for the year ended December 31, 2004 is as follows (see note 20.6.):

—Income from January 1st to December 22, 2004 (pre acquisition):	42,205
—Loss from December 23 to December 31, 2004 (post acquisition):	(1,099)

Total	41,106

Nuevo Banco Suquía S.A.

	2004	2003

Comprehensive income/(loss)
Net income/ (loss) in accordance with U.S. G.A.A.P.	41,106	(253,794)
Other comprehensive income, net of tax	39,828	9,318

Total comprehensive income/ (loss), net in accordance with U.S. G.A.A.P.(2)	80,934	(244,476)

(2)	The breakdown of comprehensive income for the year ended December 31, 2004 is as follows (see note 20.6.):

—Comprehensive income from January 1st to December 22, 2004 (pre acquisition):	79,373
—Comprehensive income from December 23 to December 31, 2004 (post acquisition):	1,561

Total	80,934

	Increase/ (decrease)

	Shareholders’ equity at
	December 31,

	Ref.	2004	2003

Shareholders’s equity in accordance with Central Bank’s rules		307,298	81,369
Deferred taxes	20.1.a)	109,772	66,083
Tax on minimum presumed income	20.1.b)	(10,129)	(6,140)
Loans— Non financial federal government sector	20.2.a)	(99,945)	(100,125)
Bonds— Non financial provincial government sector	20.2.b)	(54,043)	(106,050)
Other loans— Non financial provincial government sector	20.2. c)	(19,580)	(26,390)
Compensatory Bonds	20.2.d)	(23,163)	—
CER/ CVS compensation	20.2.e)	—	(18,105)
Other unlisted government securities	20.2. f)	(6,511)	—
Loan origination fees	20.3	(2,508)	(501)
Credit card loans	20.4.b)	(138)	(532)
Interest recognition— non-accrual loans	20.4.d)	(2,403)	(789)
Certificate of participation in Suquía Trust	20.5	—	(60,890)
Business combination— push down accounting	20.6	114,908	—
Intangible assets	20.7	(608)	(632)
Vacation accrual	20.8	(6,232)	(5,172)
Capital Stock	20.9	—	(11,250)

Shareholders’ equity in accordance with U.S. G.A.A.P. (*)		306,718	(189,124)

(*)	Includes the effects of other comprehensive income.

Nuevo Banco Suquía S.A.

The following table shows the activity of the Shareholders’ equity for the year ended December 31, 2004, in accordance with U.S. G.A.A.P.:

		Increase/
	Ref.	(decrease)

Shareholders’ equity as of December 31, 2003		(189,124)
Capital stock paid-in	20.9	11,250
Total comprehensive income from January 1st to December 22, 2004 (pre acquisition)		79,373
Push down accounting effect on Shareholders’ equity	20.6	114,908

Shareholders’ equity as of December 22, 2004		16,407

Capital stock paid-in		288,750
Total comprehensive income from December 23 to December 31, 2004 (post acquisition)		1,561

Shareholders’ equity as of December 31, 2004		306,718

20.15.	Set forth below are the accumulated other comprehensive income balances for unrealized gains on securities, as of December 31, 2004 and 2003— net of related income tax effects:

	Year ended	Year ended
	December 31,	December 31,
	2004	2003

Beginning Balance	9,318	—
Current-fiscal year change	61,274	14,336
Tax effects	(21,446)	(5,018)

Ending balance(1)	49,146	9,318

(1)	The breakdown of accumulated other comprehensive income for the year ended December 31, 2004 is as follows (see note 20.6.):

—Other comprehensive income before December 22, 2004 (pre acquisition):	46,486
—Other comprehensive income from December 23 to December 31, 2004 (post acquisition):	2,660

Total	49,146

20.16.	Statement of Cash flows
According to SFAS 95 “Statement of Cash Flows”, a statement of cash flows for a period shall report net cash provided or used by operating, investing, and financing activities and the net effect of those flows on cash and cash equivalents during the period in a manner that reconciles beginning and ending cash and cash equivalents. Central Bank’s rules classify cash flows as operating activities and other.

Nuevo Banco Suquía S.A.

The statement of cash flows under Central Bank’s rules differs from the statement of cash flows under U.S. G.A.A.P. in the following aspects:
The Bank’s transactions that did not provide an actual movement of funds in each year (non cash transactions) were eliminated from the respective cash changes. The following are the main non cash transactions, based on their book values under Central Bank’s rules:

•	During 2004 and 2003, the Bank received securities, loans portfolio, compensation to be received from the asymmetric pesification and other assets in redemption of the certificates of participation in Suquía Trust for 514,505 and 783,745, respectively.

•	At December 31, 2004 the Bank exchanged provincial public debt into Secured Bond due in 2018. The loans and securities exchanged had a net book value of 11,250.

•	At December 31, 2004 the Bank entered into unsettled spot and repurchase contracts to buy or sell foreign currencies, listed Government and other securities at future dates, exchanging non cash assets or liabilities for other non cash assets or liabilities with a net book value of 233,050.
The statement of cash flow under U.S. G.A.A.P. is shown below:

	Year ended
	December 31,

	2004	2003

Cash provided by (used in) operating activities
Interest received on loans and investments	175,612	193,642
Fees and commissions received	93,732	68,402
Other sources of cash	7,961	10,542
Increase in other assets	5,171	—
Less:
Interest paid	(97,277)	(217,721)
Fees and commissions paid	(28,160)	(16,175)
Cash paid to suppliers and employees	(110,306)	(113,115)

Decrease in other assets	—	(3,039)
Net cash provided by (used in) operating activities	46,733	(77,464)

Plus:
Cash used in investing activities
Purchases of trading and investment securities	(243,977)	(153,006)
Proceeds from sales of trading and investment securities	29,833	8,197
Increase in loans, net	(309,876)	(36,305)
Increase in other receivables from financial intermediation, net	(72,881)	(28,303)
Purchases of bank premises and equipment and other assets	(1,785)	(1,404)
Proceeds from sales of bank premises and equipment and other assets	8,382	220

Net cash used in investing activities	(590,304)	(210,601)

Plus:
Cash provided by financing activities
Capital Increase	300,000	—
Increase in deposits, net	215,500	387,983
Repayment of long-term liabilities from financial intermediation	(29,700)	—
Increase/ (decrease) in short-term liabilities, net	16,891	(5,506)

Net cash provided by financing activities	502,691	382,477

Monetary loss generated on cash and due from banks	—	(2,065)

Nuevo Banco Suquía S.A.

	Year ended
	December 31,

	2004	2003

(Decrease) increase in cash and cash equivalents	(40,880)	92,347
Cash at the beginning of fiscal year	351,381	259,034

Cash at the end of the fiscal year	310,501	351,381

Set forth below is the reconciliation of net income as per Central Bank’s rules to net cash flows from operating activities, as required by SFAS 95 “Statement of Cash Flows”:

	Year ended
	December 31,

	2004	2003

Net (loss)/gain for the fiscal year	(62,821)	951
Adjustments to reconcile net income to net cash from operating activities:
Amortization and depreciation	63,385	58,802
Provision for loan losses and special reserves, net of reversals	98,958	38,226
Net income from government and private securities	(16,939)	(100,429)
Foreign exchange differences	(20,111)	(13,651)
Monetary loss generated on cash and due from banks	—	(2,065)
Net (increase) in interest receivable and payable and other accrued income and expenses	(20,984)	(56,112)
Increase/(decrease) in other assets	5,171	(3,039)
Other	74	(147)

Net cash provided by (used in) operating activities	46,733	(77,464)

20.17.	Forward transactions pending settlement
The Bank enters into forward pending settlement for trading purposes.
Under Central Bank’s rules for such forward transactions, the Bank recognizes both a receivable and a payable upon the agreement, which reflect the amount of cash, currency or securities to be exchanged at the closing date. The receivable or payable representing the receipt or delivery of securities or currency is stated at market value.
Under U.S. G.A.A.P., accounting for forward contracts are governed by SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities”. This standard requires that such derivatives be accounted for at fair value. The Bank does not apply hedge accounting.
Had U.S. G.A.A.P. applied, no differences would have existed.

20.18.	Items in process of collection
The Bank does not give accounting recognition to checks drawn against the Bank or other Banks or other items to be collected, until such time as the related item clears or is accepted. Such items are recorded by the Bank in Memorandum accounts. U.S. banks, however, account for such items through balance sheet clearing accounts at the time the items are presented for collection.
Had U.S. G.A.A.P. been applied, the Bank’s assets and liabilities would increase by approximately 147,214 and 142,561 as of December 31, 2004 and 2003, respectively.

Nuevo Banco Suquía S.A.

20.19.	Acceptances
Foreign trade acceptances are not recorded on the balance sheet by the Bank. In accordance with Regulation S-X, acceptances and related customer liabilities should be recorded on the balance sheet. Adjustment required to state balance sheets in accordance with Regulation S-X would be to increase assets (due from customers on acceptances) and increase liabilities (bank acceptances outstanding) by 6,466 and 9,948 as of December 31, 2004 and 2003, respectively.

20.20.	New accounting pronouncements (U.S. G.A.A.P.)
Exchanges of non-monetary assets:
In December 2004, the FASB issued Statement 153 Exchanges of non-monetary assets that replaces the exception from fair value measurement in APB Opinion No. 29 Accounting for Non-monetary Transactions, for non-monetary exchanges of similar productive assets with a general exception from fair value measurement for exchanges of non-monetary assets that do not have commercial substance. A non-monetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. SFAS 153 is effective for nonmonetary exchanges occurring in fiscal periods beginning after June 15, 2005. In the opinion of the Bank’s Management the adoption of this rule does not have an impact on net income and shareholders’ equity. The Bank does not expect this statement to have a material effect on its financial statements.
Accounting for Certain Loans or Debt Securities Acquired in a Transfer
In 2003, the AICPA issued Statement of Position 03-3 “Accounting for Certain Loans or Debt Securities Acquired in a Transfer” that addresses accounting for differences between contractual cash flows and cash flows expected to be collected from an investor’s initial investment in loans or debt securities acquired in a transfer if those differences are attributable, at least in part, to credit quality. Includes loans acquired in purchase business combinations, but does not apply to loans originated by the entity. It limits the yield that may be accreted to the excess of the investor’s estimate of undiscounted expected principal, interest, and other cash flows over the investor’s initial investment in the loan and requires that the non-accretable difference not be recognized as an adjustment of yield, loss accrual, or valuation allowance. Displaying accretable yield and non- accretable difference in the balance sheet is prohibited. Subsequent increases in cash flows expected to be collected generally should be recognized prospectively through adjustment of the loan’s yield over its remaining life and decreases should be recognized as impairment.
This Statement of Position prohibits “carrying over” or creation of valuation allowances in the initial accounting of all loans acquired in the purchase of an individual loan, a pool of loans, a group of loans, and loans acquired in a purchase business combination.
SOP 03-3 is effective for loans acquired in fiscal years beginning after December 15, 2004. The implementation of this SOP had not a material effect on the Bank’s financial statements.
Accounting Changes and Error Corrections
On May 2005, the FASB issued Statement 154 that replaces APB Opinion No. 20, Accounting Changes, and FASB Statement No. 3, Reporting Accounting Changes in Interim Financial Statements, and changes the requirements for the accounting for and reporting of a change in accounting principle. SFAS 154 applies to all voluntary changes in accounting principle and to changes required by an accounting pronouncement. When a pronouncement includes specific transition provisions, those provisions should be followed. The changes require retrospective application to prior periods’ financial statements of changes in accounting principle, unless it is impracticable to determine either the period-specific effects or the cumulative effect of the change. When it is impracticable to determine the period specific effects of an accounting change on one or more individual prior periods presented, this

Nuevo Banco Suquía S.A.

Statement requires that the new accounting principle be applied to the balances of assets and liabilities as of the beginning of the earliest period for which retrospective application is practicable and that a corresponding adjustment be made to the opening balance of retained earnings (or other appropriate components of equity or net assets in the statement of financial position) for that period rather than being reported in an income statement. When it is impracticable to determine the cumulative effect of applying a change in accounting principle to all prior periods, this Statement requires that the new accounting principle be applied as if it were adopted prospectively from the earliest date practicable. The retrospective application of a change in accounting principle should be limited to the direct effects of the change. Indirect effects of a change should be recognized in the period of the accounting change. SFAS 154 also requires that a change in depreciation, amortization, or depletion method for long-lived, non-financial assets be accounted for as a change in accounting estimate affected by a change in accounting principles. The Board decided that the provisions of this Statement should be effective for accounting changes made in fiscal years beginning after December 15, 2005. The Bank does not expect this statement to have a material effect on its financial statements.

      Until             (25 days after the effective date), all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions. Such delivery obligation may be satisfied by filing the prospectus with the Securities and Exchange Commission.

PART II

Information not required in the prospectus
ITEM 6.     INDEMNIFICATION OF DIRECTORS AND OFFICERS
Neither the laws of Argentina nor the Registrant’s bylaws or other constitutive documents provide for indemnification of directors or officers. The Registrant does not maintain liability insurance and has not entered into indemnity agreements which would insure or indemnify its directors or officers in any manner against liability which he or she may incur in his or her capacity as such.
ITEM 7.     RECENT SALES OF UNREGISTERED SECURITIES
None.
ITEM 8.     EXHIBITS
(a) The following documents are filed as part of this Registration Statement:

1.1		Form of International Underwriting Agreement.
3.1		Bylaws of the Registrant, together with an English translation.
4.1		Form of Deposit Agreement among the registrant, The Bank of New York, as depositary, and the holders from time to time of American depositary shares issued thereunder, including the form of American depositary receipts.
4.2		Standby Purchase Agreement.
5.1		Form of Opinion of Bruchou, Fernández Madero, Lombardi & Mitrani Abogados, Argentine legal counsel of the Registrant, as to the validity of the Class B shares.
8.1		Form of Opinion of Shearman & Sterling LLP, as to U.S. tax matters.
8.2		Form of Opinion of Bruchou, Fernández Madero, Lombardi & Mitrani Abogados, as to Argentine tax matters.
21.1		List of subsidiaries.
23.1		Consent of Pistrelli, Henry Martin y Asociados S.R.L.
23.2		Consent of Bruchou, Fernández Madero, Lombardi & Mitrani Abogados, Argentine legal counsel of the Registrant (included in Exhibit 5.1).
24.1		Powers of Attorney (included on signature page to the Registration Statement).
99	.1*	Form of Intersyndicate Agreement.

*     To be filed by amendment.
(b) Financial Statement Schedules
None.

PART II

ITEM 9.     UNDERTAKINGS
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 6 of this Registration Statement, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted against the registrant by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.
The undersigned registrant hereby also undertakes that:

1.	For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement at the time it was declared effective.

2.	For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.	For the purposes of Item 512(F) of Regulation S-K, the undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreements, certificates in such denominations registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

Signatures
Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Buenos Aires, Argentina, on January 6, 2006.

BANCO MACRO BANSUD S.A.

By:	/s/ Jorge Horacio Brito

Name: Jorge Horacio Brito
Title: Chief Executive Officer

By:	/s/ Delfín Jorge Ezequiel Carballo

Name: Delfín Jorge Ezequiel Carballo

Title:	Chief Financial Officer

Power of attorney
KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Jorge Horacio Brito, Delfín Jorge Ezequiel Carballo, Roberto Julio Eilbaum, and each of them, individually, as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead in any and all capacities, in connection with this registration statement, including to sign in the name and on behalf of the undersigned, this registration statement and any and all amendments thereto (including post-effective amendments) and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto such attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitutes, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons on January 6, 2006 in the capacities indicated:

Title
Name

/s/ Jorge Horacio Brito Jorge Horacio Brito		Chairman and Chief Executive Officer

/s/ Delfín Jorge Ezequiel Carballo Delfín Jorge Ezequiel Carballo		Vice Chairman and Chief Financial Officer

Fernando Andrés Sansuste		Director

/s/ Juan Pablo Brito Devoto Juan Pablo Brito Devoto		Director and Chief Accounting Officer

/s/ Jorge Pablo Brito Jorge Pablo Brito		Director

/s/ Luis Carlos Cerolini Luis Carlos Cerolini		Director

/s/ Roberto Julio Eilbaum Roberto Julio Eilbaum		Director

/s/ Alejandro Macfarlane Alejandro Macfarlane		Director

/s/ Carlos Enrique Videla Carlos Enrique Videla		Director

Puglisi & Associates		Authorized Representative in the United States

By:	/s/ Donald J. Puglisi Donald J. Puglisi Authorized Signatory

EXHIBITS INDEX

1.1		Form of International Underwriting Agreement.
3.1		Bylaws of the Registrant, together with an English translation.
4.1		Form of Deposit Agreement among the registrant, The Bank of New York, as depositary, and the holders from time to time of American depositary shares issued thereunder, including the form of American depositary receipts.
4.2		Standby Purchase Agreement.
5.1		Form of Opinion of Bruchou, Fernández Madero, Lombardi & Mitrani Abogados, Argentine legal counsel of the Registrant, as to the validity of the Class B shares.
8.1		Form of Opinion of Shearman & Sterling LLP, as to U.S. tax matters.
8.2		Form of Opinion of Bruchou, Fernández Madero, Lombardi & Mitrani Abogados, as to Argentine tax matters.
21.1		List of subsidiaries.
23.1		Consent of Pistrelli, Henry Martin y Asociados S.R.L.
23.2		Consent of Bruchou, Fernández Madero, Lombardi & Mitrani Abogados, Argentine legal counsel of the Registrant (included in Exhibit 5.1).
24.1		Powers of Attorney (included on signature page to the Registration Statement).
99	.1*	Form of Intersyndicate Agreement.

*     To be filed by amendment.